Exhibit 10.1

Execution Version

TRANSACTION SUPPORT AGREEMENT

IHEART COMMUNICATIONS, INC.

November 6, 2024

This TRANSACTION SUPPORT AGREEMENT (including the exhibits, annexes and schedules hereto, this “Agreement”), dated as of the date written above, is entered into by and among:

(a)	(i) iHeartCommunications, Inc., a Texas corporation (the “Company”);

(ii) iHeartMedia Capital I, LLC, a Delaware limited liability company (“Holdings”);

(iii) each of the other guarantors of:

(1) Existing Term Loans,

(2) Existing 2026 Secured Notes,

(3) Existing 2027 Secured Notes,

(4) Existing 2028 Secured Notes, and

(5) Existing 2027 Unsecured Notes

(each of the above, a “Credit Party” and collectively, the “Credit Parties”);

(b)	IH Media + Entertainment I, LLC, a Delaware limited liability company (“Entertainment I”), and IH Media + Entertainment II, LLC, a Delaware limited liability company (“Entertainment II”);

(c)	iHeartMedia, Inc. (“Parent”, and collectively with the Credit Parties, Entertainment I and Entertainment II, the “Company Group”); and

(d)

the undersigned lenders or holders or entities on behalf of funds and accounts managed, advised or sub-advised by such undersigned entities that hold the Existing Term Loans, Existing 2026 Secured Notes, Existing 2027 Secured Notes, Existing 2028 Secured Notes and/or Existing 2027 Unsecured Notes (together with their respective successors and permitted assigns, each, an “Initial Consenting Holder,” and, collectively with any Subsequent Consenting Holders, the “Consenting Holders”).

This Agreement collectively refers to the Company Group and the Consenting Holders, and each other person that becomes a party to this Agreement in accordance with its terms as the “Parties,” and each, individually, as a “Party.” Unless otherwise specified, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 1, or, if not defined in Section 1, in the Transaction Term Sheet.

WHEREAS

A.

The Company and each of the other Credit Parties are party to the Term Loan Credit Agreement with Bank of America, N.A. as successor administrative agent and collateral agent, and the lenders party thereto from time to time, pursuant to which Existing Term Loans in the aggregate principal amount of $2,265,252,241.72 are outstanding as of the date hereof.

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B.

The Company and each of the other Credit Parties are party to the Existing 2026 Secured Notes Indenture with the Existing 2026 Secured Notes Trustee and the Existing 2026 Secured Notes Collateral Agent, pursuant to which Existing 2026 Secured Notes in the aggregate principal amount of $799,999,940 are outstanding as of the date hereof.

C.

The Company and each of the other Credit Parties are party to the Existing 2027 Secured Notes Indenture with the Existing 2027 Secured Notes Trustee and the Existing 2027 Secured Notes Collateral Agent, pursuant to which Existing 2027 Secured Notes in the aggregate principal amount of $750,000,000 are outstanding as of the date hereof.

D.

The Company and each of the other Credit Parties are party to the Existing 2028 Secured Notes Indenture with the Existing 2028 Secured Notes Trustee and the Existing 2028 Secured Notes Collateral Agent, pursuant to which Existing 2028 Secured Notes in the aggregate principal amount of $500,000,000 are outstanding as of the date hereof.

E.

The Company and each of the other Credit Parties are party to the Existing 2027 Unsecured Notes Indenture with the Existing 2027 Unsecured Notes Trustee, pursuant to which Existing 2027 Unsecured Notes in the aggregate principal amount of $916,356,997 are outstanding as of the date hereof.

F.	The Parties have negotiated the terms of a refinancing of the Existing Debt (the “Refinancing”) in good faith and at arm’s length, each as set forth and as specified in this Agreement.

G.

Subject to the terms and conditions hereof, the Refinancing will be effectuated through either: (i) the “Comprehensive Transaction”, comprising the Comprehensive Exchange Offer and the Comprehensive Consent Solicitation or (ii) the “Alternative Transaction”, comprising the Alternative Exchange Offer and the Alternative Consent Solicitation.

H.

This Agreement sets forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof, to support both the Comprehensive Transaction and the Alternative Transaction, and participate in the Transactions, and the agreement of the Company to implement either the Comprehensive Transaction or the Alternative Transaction, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

Section 1. DEFINITIONS

The following terms used in this Agreement are defined as:

“Ad Hoc Group” means the ad hoc group of Consenting Holders represented by the Ad Hoc Group Advisors.

“Ad Hoc Group Advisors” means, collectively, Davis Polk & Wardwell LLP (“DPW”), as legal counsel, Perella Weinberg Partners (“PWP”), as financial advisor, and Lerman Senter PLLC, as regulatory counsel (“Lerman Senter”).

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“Agreement” has the meaning set forth in the preamble hereof.

“Amended ABL Credit Agreement” means the Amended Alternative ABL Credit Agreement or the Amended Comprehensive ABL Credit Agreement, as applicable.

“Amended Alternative ABL Credit Agreement” means, in the event the Alternative Transaction is consummated, the amended ABL credit agreement which shall be entered into by Holdings, the Company and certain of their direct and indirect subsidiaries in connection with the Alternative Transaction, the form of which is attached hereto as Exhibit 1-K.

“Amended Comprehensive ABL Credit Agreement” means, in the event the Comprehensive Transaction is consummated, the amended ABL credit agreement which shall be entered into by Holdings, the Company and certain of their direct and indirect subsidiaries in connection with the Comprehensive Transaction, the form of which is attached hereto as Exhibit 1-J.

“Alternative Consent Solicitations” means, the solicitations of consent by the Company and the other Credit Parties, as applicable, from (i) holders of each series of Existing Notes to, in connection with the Alternative Exchange Offers, adopt certain proposed amendments to the Existing Indenture governing such series of Existing Notes, as set forth in Exhibit 1-E hereto and (ii) lenders holding the Existing Term Loans to, in connection with the Alternative Exchange Offers, adopt certain proposed amendments to the Existing Term Loan Credit Agreement, as set forth in Exhibit 1-D hereto.

“Alternative Exchange Offers” means the offer conducted by Entertainment I and Entertainment II to (i) eligible holders of the Existing Notes to exchange their Existing Notes for New Entertainment I Notes, New Entertainment II Notes and New Alternative Communications Notes and (ii) lenders holding the Existing Term Loans to exchange their Existing Term Loans for New Entertainment I Term Loans and New Alternative Communications Term Loans, in each case, in connection with the Alternative Transaction.

“Alternative Supplemental Indentures” means supplemental indentures entered into with respect to any or all of the Existing 2026 Secured Notes Indenture, Existing 2027 Secured Notes Indenture, Existing 2028 Secured Notes Indenture and Existing 2027 Unsecured Notes Indenture, as applicable, in connection with the Alternative Consent Solicitations.

“Alternative Transaction” has the meaning set forth in the preamble hereof.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are not open for business.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; provided that, as used herein, “Claim” excludes any claim that a Consenting Holder may hold against any member of the Company Group arising out of a breach of this Agreement.

“Company” has the meaning set forth in the preamble hereof.

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“Competing Transaction” means any sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, refinancing, debt exchange, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination or similar transaction involving the Company Group or any affiliates of the Company Group or the debt, equity, or other interests in any Company Group entity or any affiliates that, in each case, (i) is materially inconsistent with the Transactions or (ii) is an alternative to the Transactions that if consummated would preclude or obviate the need for the consummation of the Transactions.

“Competing Transaction Proposal” means any proposal, offer, bid, term sheet or agreement (in each case, whether oral or written) with respect to a Competing Transaction.

“Comprehensive Consent Solicitations” means, the solicitations of consents by the Company and the other Credit Parties, as applicable, from (i) holders of each series of Existing Notes to, in connection with the Comprehensive Exchange Offers, adopt certain proposed amendments to the Existing Indenture governing such series of Existing Notes as set forth in Exhibit 1-E hereto and (ii) lenders holding the Existing Term Loans to, in connection with the Comprehensive Exchange Offers, adopt certain proposed amendments to the Existing Term Loan Credit Agreement as set forth in Exhibit 1-D.

“Comprehensive Exchange Offers” means the offer conducted by the Company to (i) eligible holders of the Existing Notes to exchange any and all of their Existing Notes for New Communications Notes and (ii) lenders holding the Existing Term Loans to exchange any and all of their Existing Term Loans for New Communications Term Loans, in each case, in connection with the Comprehensive Transaction and as set forth in this Agreement.

“Comprehensive Supplemental Indentures” means supplemental indentures entered into with respect to any or all of the Existing 2026 Secured Notes Indenture, Existing 2027 Secured Notes Indenture, Existing 2028 Secured Notes Indenture and Existing 2027 Unsecured Notes Indenture, as applicable, in connection with the Comprehensive Consent Solicitations.

“Comprehensive Transaction” has the meaning set forth in the preamble hereof.

“Confidentiality Agreement” means an executed confidentiality agreement with a Company Group entity, including with respect to the issuance of a “cleansing letter” or other agreement regarding the public disclosure of material non-public information, in connection with any proposed Transaction.

“Consenting Holders” has the meaning set forth in the preamble hereof.

“Consent Solicitations” means, collectively, the Comprehensive Consent Solicitations and the Alternative Consent Solicitations.

“Credit Parties” has the meaning set forth in the preamble hereof.

“Definitive Documents” means the documents listed or described in Section 3 hereof.

“Effective Date” has the meaning set forth in Section 13 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer and Consent Solicitation Materials” means (i) the offering memoranda, consent solicitation statements or other solicitation materials, including any related notices, ballots, or other election or tender forms used in connection with the Exchange Offers and Consent Solicitations and (ii) any other documentation that the Company Group distributes to lenders and holders of the Existing Term Loans and the Existing Notes for the purpose of conducting and soliciting participation in the Exchange Offers and Consent Solicitations

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“Exchange Offers” means, collectively, the Comprehensive Exchange Offers and the Alternative Exchange Offers.

“Existing 2026 Secured Notes” means the Company’s 6.375% Senior Secured Notes due 2026, issued pursuant to the Existing 2026 Secured Notes Indenture.

“Existing 2026 Secured Notes Collateral Agent” means U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank, National Association), in its capacity as collateral agent under the Existing 2026 Secured Notes Indenture.

“Existing 2026 Secured Notes Indenture” means that certain indenture, dated as of May 1, 2019 (as amended, modified, or otherwise supplemented from time to time prior to the date hereof), by and among the Company, each of the guarantors named therein, the Existing 2026 Secured Notes Trustee and the Existing 2026 Secured Notes Collateral Agent.

“Existing 2026 Secured Notes Trustee” means U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank, National Association, in its capacity as trustee under the Existing 2026 Secured Notes Indenture.

“Existing 2027 Secured Notes” means the Company’s 5.25% Senior Secured Notes due 2027, issued pursuant to the Existing 2027 Secured Notes Indenture.

“Existing 2027 Secured Notes Collateral Agent” means U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank, National Association), in its capacity as collateral agent under the Existing 2027 Secured Notes Indenture.

“Existing 2027 Secured Notes Indenture” means that certain indenture, dated as of August 7, 2019 (as amended, modified, or otherwise supplemented from time to time prior to the date hereof), by and among the Company, each of the guarantors named therein, the Existing 2027 Secured Notes Trustee and the Existing 2027 Secured Notes Collateral Agent.

“Existing 2027 Secured Notes Trustee” means U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank, National Association, in its capacity as trustee under the Existing 2027 Secured Notes Indenture.

“Existing 2027 Unsecured Notes” means the Company’s 8.375% Existing Notes due 2026 issued pursuant to the Existing 2027 Unsecured Notes Indenture.

“Existing 2027 Unsecured Notes Indenture” means that certain indenture, dated as of May 1, 2019 (as amended, modified, or otherwise supplemented from time to time prior to the date hereof), by and among the Company, each of the guarantors named therein, and the Existing 2027 Unsecured Notes Trustee.

“Existing 2027 Unsecured Notes Trustee” means U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank, National Association, in its capacity as trustee under the Existing 2027 Unsecured Notes Indenture.

“Existing 2028 Secured Notes” means the 4.75% Senior Secured Notes due 2028, issued by the Company pursuant to the Existing 2028 Secured Notes Indenture.

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“Existing 2028 Secured Notes Collateral Agent” means U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank, National Association), in its capacity as collateral agent under the Existing 2028 Secured Notes Indenture.

“Existing 2028 Secured Notes Indenture” means that certain indenture, dated as of November 22, 2029 (as amended, modified, or otherwise supplemented from time to time prior to the date hereof), by and among the Company, each of the guarantors named therein, the Existing 2028 Secured Notes Trustee and the Existing 2028 Secured Notes Collateral Agent.

“Existing 2028 Secured Notes Trustee” means U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank, National Association, in its capacity as trustee under the Existing 2028 Secured Notes Indenture.

“Existing ABL Credit Agreement” means that certain ABL credit agreement, dated as of May 17, 2022, by and among Holdings, the Company, Bank of America, N.A., as the administrative agent and collateral agent, the lenders and letter of credit issuers from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time.

“Existing Debt” means, collectively, the Existing Term Loans and the Existing Notes.

“Existing Debt Documents” means the Existing Indentures, the Existing Term Loan Credit Agreement and each other document or instrument governing the terms of Existing Debt as in effect on the date hereof.

“Existing Indentures” means, collectively, the Existing 2026 Secured Notes Indenture, the Existing 2027 Secured Notes Indenture, the Existing 2028 Secured Notes Indenture and the Existing 2027 Unsecured Notes Indenture.

“Existing Notes” means, collectively, the Existing 2026 Secured Notes, the Existing 2027 Secured Notes, the Existing 2028 Secured Notes and the Existing 2027 Unsecured Notes.

“Existing Notes Collateral Agents” means, collectively, the Existing 2026 Secured Notes Collateral Agent, the Existing 2027 Secured Notes Collateral Agent, the Existing 2028 Secured Notes Collateral Agent and the Existing 2027 Unsecured Notes Collateral Agent, in each case in its capacity as such.

“Existing Secured Notes” means, collectively, the Existing 2026 Secured Notes, the Existing 2027 Secured Notes and the Existing 2028 Secured Notes.

“Existing Term Loan Agent” means Bank of America, N.A., in its capacity as successor administrative agent and collateral agent under the Existing Term Loan Credit Agreement.

“Existing Term Loan Credit Agreement” means that certain credit agreement, dated as of May 1, 2019, by and among Holdings, the Company, the Existing Term Loan Agent, the lenders from time to time party thereto, and including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time prior to the date hereof.

“Existing Term Loans” means, collectively, the outstanding Initial Term Loans (as defined in the Existing Term Loan Credit Agreement) and the Second Amendment Incremental Term Loans (as defined in the Existing Term Loan Credit Agreement), in each case, made pursuant to the Existing Term Loan Credit Agreement.

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“Existing Trustees” means, collectively, the Existing 2026 Secured Notes Trustee, the Existing 2027 Secured Notes Trustee, the Existing 2028 Secured Notes Trustee and the Existing 2027 Unsecured Notes Trustee, in each case in its capacity as such.

“Expiration Date” means the date that the Exchange Offers and Consent Solicitations expire pursuant to the terms of the Exchange Offer and Consent Solicitation Materials (including as amended or supplemented).

“Joinder Agreement” means a Transferee Joinder or New Consenting Holder Joinder, as applicable.

“New Alternative Communications Credit Agreement” means the new term loan credit agreement which shall be entered into by the Credit Parties and lenders of the Existing Term Loans that participate in the Alternative Exchange Offer exchanging their Existing Term Loans for their respective New Alternative Communications Term Loans in connection with the Alternative Transaction (if applicable), which shall be consistent in all material respects with the term sheet attached hereto as Exhibit 1-H.

“New Alternative Communications Indenture” means the new indenture which shall be entered into by the Credit Parties, pursuant to which holders of the Existing Secured Notes that participate in the Alternative Exchange Offer shall be issued New Alternative Communications Notes in exchange for their respective Existing Secured Notes in connection with the Alternative Transaction (if applicable), which shall be consistent in all material respects with the applicable term sheet attached hereto as Exhibit 1-G.

“New Alternative Credit Agreements” means the New Alternative Communications Credit Agreement and New Alternative Entertainment I Credit Agreement.

“New Alternative Indentures” means the New Alternative Communications Indenture and the New Alternative Entertainment Indentures.

“New Alternative Entertainment I Credit Agreement” means the new term loan credit agreement which shall be entered into by Entertainment I, certain of its direct and indirect subsidiaries and Parent and lenders of the Existing Term Loans that participate in the Alternative Exchange Offer exchanging their Existing Term Loans for their respective New Entertainment I Term Loans in connection with the Alternative Transaction (if applicable), the form of which is attached hereto as Exhibit 1-F.

“New Alternative Entertainment Indentures” means the new indentures which shall be entered into by Entertainment I and Entertainment II, certain of its direct and indirect subsidiaries and Parent pursuant to which holders of the Existing Notes that participate in the Alternative Exchange Offer shall be issued New Entertainment I Notes or New Entertainment II Notes, as applicable, in exchange for their respective Existing Notes in connection with the Alternative Transaction (if applicable), which shall be consistent in all material respects with the applicable term sheets attached hereto as Exhibits 1-B and 1-G, as applicable.

“New Alternative Communications Term Loans” means the new term loans borrowed by the Company pursuant to the New Alternative Communications Credit Agreement.

“New Alternative Communications Notes” means the notes issued under the New Alternative Communications Indenture.

“New Communications Notes” means notes issued under the New Comprehensive Indenture.

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“New Communications Term Loans” means new term loans borrowed by the Company pursuant to the New Comprehensive Credit Agreement.

“New Comprehensive Credit Agreement” means the new term loan credit agreement which shall be entered into by Holdings, the Company and certain of their direct and indirect subsidiaries and lenders of the Existing Term Loans that participate in the Comprehensive Exchange Offer exchanging their Existing Term Loans for their respective New Comprehensive Term Loans in connection with the Comprehensive Transaction (if applicable), the form of which is attached hereto as Exhibit 1-A.

“New Comprehensive Indentures” means the new indentures which shall be entered into by the Credit Parties pursuant to which holders of the Existing Notes that participate in the Comprehensive Exchange Offer shall be issued New Comprehensive Notes in exchange for their respective Existing Notes in connection with the Comprehensive Transaction (if applicable), which shall be consistent in all material respects with the applicable term sheets attached hereto as Exhibits 1-B and 1-C.

“New Consenting Holder Joinder” means the joinder substantially in the form attached hereto as Exhibit C.

“New Entertainment I Notes” means notes issued by Entertainment I under the applicable New Alternative Entertainment Indentures.

“New Entertainment I Term Loans” means new term loans borrowed by Entertainment I pursuant to the New Alternative Entertainment I Credit Agreement.

“New Entertainment II Notes” means notes issued by Entertainment II under the applicable New Alternative Entertainment Indentures.

“New Indentures” means the New Comprehensive Indentures or the New Alternative Indentures, as applicable.

“New Intercompany Loan Agreement” means the senior secured intercompany loan agreement which shall be entered into by iHeartMedia + Entertainment, Inc., as borrower, IH Media + Entertainment I, LLC, as lender, and all other obligors of the Existing Debt, as guarantors, in connection with the Alternative Transaction (if applicable), which shall be consistent in all material respects with the term sheet attached hereto as Exhibit 1-I.

“New Indenture” means any New Comprehensive Indenture or New Alternative Indenture, as applicable.

“New Term Loan Credit Agreements” means the New Comprehensive Credit Agreement or the New Alternative Credit Agreements, as applicable.

“Outside Settlement Date” means December 31, 2024.

“Parent Interests” means, collectively, (a) shares of Class A common stock, (b) shares of Class B common stock, and (c) special warrants, in each case, of Parent.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.

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“Qualified Market Maker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against, or interests in, the Company Group (including debt securities or other debt) or enter with customers into long and short positions in claims against, or interests in, the Company Group (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against, or interests in, the Company Group, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Required Consenting Holders” means Consenting Holders holding at least 50.1% of the outstanding principal amount of the Existing Debt held by all Consenting Holders; provided that any vote that adversely affects the rights of any specific Series differently than such vote affects other Series of Existing Debt shall additionally require the consent of Consenting Holders holding at least 50.1% of the outstanding principal amount of such adversely affected Series.

“Requisite Alternative Majorities” means at least (a) 92.3% of the aggregate principal amount of the Existing Term Loans, (b) 76.8% of the aggregate principal amount of the Existing 2026 Secured Notes, (c) 82.8% of the aggregate principal amount of the Existing 2027 Unsecured Notes, (d) 80.6% of the aggregate principal amount of the Existing 2027 Secured Notes, and (e) 38.1% of the aggregate principal amount of the Existing 2028 Secured Notes.

“Requisite Comprehensive Majorities” means at least 95% of the aggregate principal amount of each of (a) the Existing Term Loans, (b) the Existing 2026 Secured Notes, (c) the Existing 2027 Unsecured Notes, (d) the Existing 2027 Secured Notes, and (e) the Existing 2028 Secured Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Series”, when used in reference to Existing Debt, refers to such Existing Debt as shall have been issued or incurred pursuant to the same indentures or other agreements.

“Settlement Date” means the date on which the Comprehensive Transaction or the Alternative Transaction, as applicable, are consummated.

“Subsequent Consenting Holders” means any holder of Existing Debt who becomes a party to this Agreement by executing and delivering a Joinder Agreement in accordance with the terms hereof.

“Supplemental Indenture” means any Comprehensive Supplemental Indenture or Alternative Supplemental Indenture, as applicable.

“Term Loan Amendment” means the amendment to the Existing Term Loan Credit Agreement entered into as part of the Transaction which shall be consistent in all material respects with the list of amendments attached hereto as Exhibit 1-D.

“Termination Date” has the meaning set forth in Section 6 hereof.

“Termination Event” has the meaning set forth in Section 6 hereof.

“Transaction” means the Comprehensive Transaction or the Alternative Transaction, as applicable.

“Transaction Term Sheet” means that certain term sheet attached hereto as Exhibit A containing certain terms and provisions of the Comprehensive Transaction and the Alternative Transaction.

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“Transfer” has the meaning set forth in Section 8 hereof.

“Transferee Joinder” has the meaning set forth in Section 8 hereof.

“Transferor” has the meaning set forth in Section 8 hereof.

Section 2. RULES OF INTERPRETATION

For purposes of this Agreement:

(a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include all of the masculine, feminine, and neuter gender;

(b) capitalized terms defined only in the singular or the plural shall nonetheless have their defined meanings when used in both the singular and the plural;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein that are defined with reference to another agreement are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or any amendments to such capitalized terms in any such other agreement following the date of this Agreement;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular provision of this Agreement;

(g) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable corporation, partnership, and limited liability company laws;

(h) references to “subsidiaries” shall include direct and indirect subsidiaries;

(i) the use of “include” or “including” is without limitation, whether stated or not;

(j) unless otherwise specified, time periods shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of such period is not a Business Day, such time period shall be extended to the next Business Day following the day on which such period would have otherwise ended; and

(k) The preamble and the capitalized terms set forth in Section 1 herein shall have the same force and effect as all decretal Sections of this Agreement.

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Section 3. THE DEFINITIVE DOCUMENTS

(a) Each of the exhibits, annexes and schedules attached hereto (including the Transaction Term Sheet) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between (i) this Agreement (exclusive of any exhibits, annexes, or schedules) or the Transaction Term Sheet and (ii) any other Definitive Document executed or attached hereto as of the Effective Date (other than the Transaction Term Sheet), such Definitive Document in its respective form as of the Effective Date shall govern.

(b) The “Definitive Documents” shall include all material documents governing or implementing the Transactions, including this Agreement, the Exchange Offer and Consent Solicitation Materials, the New Indentures, the New Term Loan Credit Agreements, the Amended ABL Credit Agreement, any guaranty, security or collateral documents entered into in connection with the Comprehensive Transaction or the Alternative Transaction, as applicable, any intercreditor agreements or turnover agreements entered into in connection with the Comprehensive Transaction or the Alternative Transaction, as applicable, including those attached hereto as Exhibits, the Supplemental Indentures, the New Intercompany Loan Agreement, the Term Loan Amendment.

(c) Each of the Definitive Documents neither executed nor in a form attached to this Agreement as of the Effective Date remains subject to negotiation and completion. Upon completion, each of the Definitive Documents and every other document, deed, agreement, indenture, filing, notification, form, letter, or instrument related to the Transactions shall contain economic terms that are the same as reflected in the Transaction Term Sheet (as may be amended or modified as permitted herein) or do not adversely affect Consenting Holders, it being understood and agreed that in no event shall any holder of Existing Debt participating in the Exchange Offers receive more favorable economic terms than such terms as set forth in this Agreement and the Transaction Term Sheet as of the Effective Date, and all other terms, conditions, representations, warranties and covenants shall be materially consistent with this Agreement (including the exhibits and any term sheets attached hereto, including the Transaction Term Sheet) and shall otherwise be reasonably acceptable in form and substance to (i) the Company Group and (ii) the Required Consenting Holders. For the avoidance of doubt, the form of any Definitive Documents attached hereto is deemed acceptable to the Consenting Holders and the Company Group.

Section 4. COMMITMENTS OF THE COMPANY GROUP

Subject to the terms and conditions of this Agreement, the Company Group agrees that, so long as no Termination Event has occurred, it shall:

(a) on a timely basis negotiate in good faith the Definitive Documents, and execute and deliver each Definitive Document to which it is a party on or before the Settlement Date;

(b) use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or reasonably advisable under applicable laws and regulations to support, consummate and make effective the Transaction; and use commercially reasonable efforts to obtain all required governmental, regulatory, and/or third party approvals for the Transaction;

(c) following the Expiration Date:

(i) if, as of the Expiration Date, the aggregate principal amount of Existing Debt validly tendered or exchanged, as applicable, (and not validly withdrawn) and consents validly delivered (and not validly revoked) in the Exchange Offer is at least equal to the Requisite Alternative Majorities but less than the Requisite Comprehensive Majorities, cause the Alternative Transaction to be consummated on the Settlement Date; provided, that the Company Group shall not be obligated to consummate the Alternative Transaction if prohibited by applicable law or governmental regulation; and

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(ii) if, as of the Expiration Date, the aggregate principal amount of Existing Debt validly tendered or exchanged, as applicable, (and not validly withdrawn) and consents validly delivered (and not validly revoked) in the Exchange Offer is at least equal to the Requisite Comprehensive Majorities, cause the Comprehensive Transaction to be consummated on the Settlement Date; provided, that the Company Group shall not be obligated to consummate the Comprehensive Transaction if prohibited by applicable law or governmental regulation.

(d) not, directly or indirectly, (i) object to, delay, impede or take any other actions to interfere, directly or indirectly, in any respect with implementation of the Transaction or encourage or facilitate any person or entity to do any of the foregoing; or (ii) take any action inconsistent with this Agreement, including the exhibits hereto, and any other related documents executed by the Parties or the expeditious consummation of the Transaction; provided that engaging in discussions with respect to unsolicited proposals concerning (x) transactions that would result in a “Change of Control” as defined in the Existing Term Loan Credit Agreement and the Existing Indentures with respect to each series of secured Existing Notes or (y) sales or issuances of common equity securities that are not consummated in connection with a debt investment, refinancing, debt exchange or similar debt transaction involving the Company, shall, in each case, be permitted;

(e) to the extent any legal, tax, or structural impediment arises that would prevent, hinder, impede, or delay the consummation of the Transactions contemplated herein, take all commercially reasonable steps necessary to address any such impediment, including negotiating in good faith appropriate additional or alternative provisions to address such impediment, in each case, in consultation with the Ad Hoc Group Advisors, and notifying the Ad Hoc Group Advisors of any material governmental or third party complaints, litigations, investigations, or hearings related to the Transaction;

(f) to the extent permitted by law, notify the Ad Hoc Group Advisors of any material governmental or third party complaints, litigations, investigations, or hearings related to the Transaction;

(g) subject to applicable law, use commercially reasonable efforts to seek additional support for and participation in the Transactions from their other material stakeholders and, upon reasonable request, consult with, or cause the Company’s advisors to consult with, the Consenting Holders (including through the Ad Hoc Group Advisors) regarding the status of such efforts and, subject to any confidentiality obligations, the material terms of any negotiations with any such stakeholders during regular business hours and with reasonable notice;

(h) promptly provide a Consenting Holder with any documentation or information related to the Transactions that is reasonably requested by such Consenting Holder relating to “know your customer” and similar regulatory and compliance processes, which documentation and information shall be subject to any confidentiality restrictions to which the Consenting Holder may be subject;

(i) promptly notify counsel to the Ad Hoc Group in writing, and in any event within three Business Days after obtaining knowledge thereof, of (i) any breach by the Company Group in any respect of any of its obligations, representations, warranties, or covenants set forth in this Agreement or (ii) the occurrence of a Termination Event;

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(j) not seek, solicit, support, formulate, entertain, encourage, engage in any inquiries or discussions concerning, or enter into any agreements relating to, any Competing Transaction, and if the Company receives an unsolicited bona fide proposal or expression of interest in undertaking a Competing Transaction, the Company Group will, within 24 hours of the receipt of such proposal or expression of interests, notify the Ad Hoc Group Advisors of the receipt thereof, with such notice to include the material terms thereof, including the identity of the Person or group of Persons involved in making such proposal; provided that the Company Parties may engage in discussions regarding unsolicited proposals concerning (x) transactions that would result in a “Change of Control” as defined in the Existing Term Loan Credit Agreement and the Existing Indentures with respect to each series of secured Existing Notes or (y) sales or issuances of common equity securities that are not consummated in connection with a debt investment, refinancing, debt exchange or similar debt transaction involving the Company.

(k) except to the extent that the failure to conduct the business in accordance with this subclause (k) would not be reasonably expected to have a material adverse effect on the business, operations, assets, liabilities (actual or contingent), conduct the business of the Company Group in the ordinary course (other than any changes in furtherance of the Transactions), substantially consistent with past practice and in light of then-current market conditions and the announcement or other public disclosure of the Transactions, and use its commercially reasonable efforts to (w) preserve intact its present business organization, (x) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations required to operate its business, (y) preserve relationships with its customers, suppliers and others having material business relationships with it, and (z) maintain its good standing under the laws of the state or other jurisdictions in which they are incorporated or organized. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, each Company Group entity shall not (and shall cause each of its direct and indirect subsidiaries not to):

(i) amend its articles of incorporation, bylaws, or other similar organizational documents (whether by merger, consolidation, or otherwise), except as reasonably necessary to permit the Transactions contemplated by this Agreement and as permitted under the Existing Debt Documents;

(ii) split, combine, or reclassify any shares of capital stock of Parent or declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the capital stock of Parent, or redeem, repurchase, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of Parent (other than (i) pursuant to an agreement in effect as of the date hereof, (ii) pursuant to the Company Group’s executive and director compensation plans, (iii) upon the termination of any employee, director, contractor or consultant’s employment or directorship, (iv) as may be deemed to occur upon the exercise, conversion or exchange of stock options, warrants or other rights in respect thereof if such capital stock represents a portion of the exercise price thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof or payments in lieu of the issuance of fractional capital stock or (v) pursuant to applicable law or to comply with securities regulations and/or stock exchange rules);

(iii) issue, deliver, or sell, or authorize the issuance, delivery, or sale, of the Company Group’s securities, repurchase, redeem, or retire the Company Group’s debt securities, or amend any term of the Company Group’s debt securities (in each case, whether by merger, consolidation, or otherwise) other than in the ordinary course of business, or as reasonably necessary to implement the Transactions, and in each case as permitted under the Existing Debt Documents;

(iv) acquire (by merger, consolidation, acquisition of stock or assets, or otherwise), directly or indirectly, any material assets, securities, properties, interests, or businesses, other than in the ordinary course of business substantially consistent with past practice or in furtherance of the Transactions, in each case in consultation with the Ad Hoc Group Advisors;

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(v) sell, lease, or otherwise transfer, or create or incur any lien on, any of its material assets, securities, properties, interests, or businesses, other than in the ordinary course of business substantially consistent with past practice or in furtherance of the Transactions, in each case in consultation with the Ad Hoc Group Advisors;

(vi) make any material loans, advances, or capital contributions to, or investments in, any other Person, other than in the ordinary course of business substantially consistent with past practice or in furtherance of the Transaction, in each case in consultation with the Ad Hoc Group Advisors;

(vii) create, incur, assume, suffer to exist, or otherwise be liable with respect to any material amount of indebtedness for borrowed money or guarantees thereof (other than under the Existing Term Loan Credit Agreement, the Amended ABL Credit Agreement and the Existing Indentures), other than in the ordinary course of business substantially consistent with past practice; or

(viii) make any material payment in satisfaction of any Existing Debt other than regularly scheduled payments of interest and principal or payments of fees or expenses incurred in connection with the negotiation, implementation and or consummation of the Transactions;

(l) notify counsel to the Ad Hoc Group within three Business Days of the delivery of a validly completed Joinder Agreement to the Company Group; and

(m) on the Settlement Date, pay all reasonable and documented fees of the Ad Hoc Group Advisors.

Section 5. COMMITMENTS OF THE CONSENTING HOLDERS

Subject to the terms and conditions of this Agreement, each Consenting Holder (severally and not jointly) agrees that, so long as no Termination Event has occurred with respect to such Consenting Holder, it shall:

(a) on a timely basis negotiate in good faith the Definitive Documents with the Company Group, and execute and deliver or cause its agent or trustee, as applicable, to execute and deliver each Definitive Document to which it is a party on or before the Settlement Date;

(b) use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or reasonably advisable under applicable laws and regulations to consummate and make effective the Transaction;

(c) use commercially reasonable efforts to support the approval and implementation of the Transaction;

(d) tender or exchange, as applicable, (or cause to be tendered or exchanged, as applicable) into the Exchange Offers and consent (or cause to be consented) in the Consent Solicitations, and take all such other actions reasonably necessary to participate in and consent to the Exchange Offers and Consent Solicitations with respect to all of its Existing Debt, including with respect to all Existing Debt for which such Consenting Holder or an affiliate of such Consenting Holder serves (now or hereafter) as the nominee, investment or fund manager, or advisor for beneficial holders thereof, as applicable, in accordance with the applicable procedures set forth in the Exchange Offers and Consent Solicitation Materials, in any event prior to (x) with respect to the Existing Notes, the earlier of the (i) early tender date of the Exchange Offers and (ii) Expiration Date and (y) with respect to the Existing Term Loans prior to the deadline set forth in the Exchange Offers and Consent Solicitation Materials;

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(e) use commercially reasonable efforts to timely provide, in accordance with the Consent Solicitation Materials, all requisite consents required to approve the Term Loan Amendment;

(f) use commercially reasonable efforts to execute any document and give any notice, order, instruction, or direction necessary to support, facilitate, implement, consummate, or otherwise give effect to the Transaction, including instructing the Existing Trustees, Existing Notes Collateral Agents and the Existing Term Loan Agent to take all necessary actions to consummate and make effective the Transaction; provided, for the avoidance of doubt, that no Consenting Holder shall be required to make any such effort if prohibited by applicable law or governmental regulation;

(g) notify the Company Group of the receipt of any Competing Transaction Proposal by the Ad Hoc Group or any Consenting Holder or an advisor that is engaged by such party in respect of the transactions contemplated hereunder, within two Business Days after such receipt, with such notice to, subject to applicable confidentiality obligations, include the material terms of such Competing Transaction Proposal (Including the identity of the offeror/bidder(s));

(h) notify counsel to the Company in writing as promptly as reasonably practicable (and in any event within three Business Days after obtaining actual knowledge thereof) of (A) any material, uncured breach by such Consenting Holder in any respect of any of its obligations, representations, warranties, or covenants set forth in this Agreement or (B) the occurrence of a Termination Event; and

(i) not (in its capacity as holder of Existing Debt or Parent Interests, to the extent such Parent Interests are subject to the control or direction of such Consenting Holder):

(i) withdraw or revoke its tender, consent, or vote in the Exchange Offers and Consent Solicitations or with respect to the Transaction, including any Exchange Offer or Consent Solicitation;

(ii) initiate any legal proceedings that are inconsistent with, or that would delay, prevent, enjoin, frustrate, seek damages for, or impede the approval, solicitation, or consummation of, the Transaction, the Definitive Documents, or any other transactions outlined therein, or take any other action that is barred by this Agreement;

(iii) directly or indirectly, (A) object to, delay, impede or take any other actions that would reasonably be expected to interfere, directly or indirectly, in any respect with implementation of the Transaction or encourage or facilitate any person or entity to do any of the foregoing; or (B) take any action that is prohibited by this Agreement or any other related documents executed by the Parties in connection with the Transaction or would be materially inconsistent with the implementation or consummation of Transactions contemplated hereunder or thereunder;

(iv) directly or indirectly seek, solicit, entertain, encourage, formulate, vote for, consent to, support, engage in any inquiries or discussions concerning, or enter into any agreements relating to any Competing Transaction;

(v) instruct the Existing Notes Indenture Trustees, the Existing Notes Collateral Agents or the Existing Term Loan Agent to take any action, or to refrain from taking any action, that would be inconsistent with this Agreement or the Transaction;

(vi) initiate or have initiated on its behalf any litigation, arbitration, mediation or proceeding of any kind (including a derivative action), including, without limitation, with respect to this Agreement or the Transactions contemplated hereby against the Company Group and/or its officers and directors, or any other Party, other than solely to enforce this Agreement or the Definitive Documents; or

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(vii) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) through (vi) of this subsection hereof.

Nothing in this Agreement shall (i) prohibit any Consenting Holder from taking any action that is not otherwise prohibited by this Agreement (provided that nothing shall excuse the Consenting Holders from taking any actions required by this Agreement), (ii) prevent any Consenting Holder from enforcing this Agreement or contesting whether any matter, fact or thing is a breach of, or is prohibited by, this Agreement, (iii) prevent any Consenting Holder from taking any action that is required by applicable Law or require any Consenting Holder to take any action that is prohibited by applicable Law, or (iv) other than as expressly provided for in this Agreement as of the Effective Date, require any Consenting Holder to incur any expenses, liabilities, or other obligations, or to agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in any expenses, liabilities, or other obligations, other than expenses that the Company has agreed in writing to reimburse or indemnify on terms satisfactory to such Consenting Holder.

Section 6. TERMINATION

(a) This Agreement may be terminated as to all Parties by the Required Consenting Holders at such time upon three Business Days’ prior written notice thereof to the Company Group, upon the occurrence of any of the following events:

(i) a material breach by the Company Group of any of its representations, warranties, covenants, or obligations set forth in this Agreement or under any Definitive Documents that remains uncured (if susceptible to cure) within five Business Days after the receipt by the Company Group of written notice by the Required Consenting Holders of such breach; provided that the notice and cure period contained in this paragraph 6(a)(i) shall run concurrently with the notice provision contained in Section 6(a) hereof;

(ii) any Definitive Document (after discussion between counsel to the Ad Hoc Group and counsel to the Company Group) does not comply with Section 3(c) hereof;

(iii) any member of the Company Group (x)(1) publicly announces its intention to pursue (2) negotiates a term sheet in respect of (other than in respect of an unsolicited proposal for (a) a transaction that would result in a “Change of Control” as defined in the Existing Term Loan Credit Agreement and the Existing Indentures with respect to each series of secured Existing Notes or (b) a sale or issuance of common equity securities that is not consummated in connection with a debt investment, refinancing, debt exchange or similar debt transaction involving the Company), or (3) consummates, or enters into a binding agreement to consummate, in each case, a Competing Transaction or (y) publicly announces its intention not to support, pursue or consummate the Transaction;

(iv) the occurrence and, to the extent applicable, continuation beyond any grace or cure period of any Event of Default as set forth in, and as defined in the Existing Term Loan Credit Agreement;

(v) the occurrence and, to the extent applicable, continuation beyond any grace or cure period of any Event of Default as set forth in, and as defined in, any of the Existing Indentures;

(vi) there shall have occurred any event or condition (other than relating to the Transaction or as contemplated under this Agreement) that has had or would be reasonably expected to have, a material adverse effect on the business, operations, assets or liabilities (actual or contingent) of the Company Group and their subsidiaries, taken as a whole, in each case as compared to such business, operations, assets or liabilities as of the date hereof;

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(vii) the failure of the Company Group to promptly pay all reasonable and documented fees of the Ad Hoc Group Advisors as and when due in accordance with this Agreement and such failure is not cured within five Business Days after the Company Group’s receipt of written notice thereof in accordance with Section 22; or

(viii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order making illegal or otherwise permanently enjoining, preventing, or prohibiting the consummation of a material portion of the applicable Transaction; provided, that if the Federal Communications Commission declines to approve a proposed director for Entertainment I, then within five Business Days of receipt of notice from the Federal Communications Commission, the Company Group shall select and seek approval of a replacement director reasonably acceptable to the Company Group and the Required Consenting Holders;

(b) This Agreement may be terminated as to all Parties by the Company Group upon three Business Days’ prior written notice thereof to the Required Consenting Holders, upon the occurrence of any of the following events:

(i) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order making illegal or otherwise permanently enjoining, preventing, or prohibiting the consummation of a material portion of the Transaction; provided, that if the Federal Communications Commission declines to approve a proposed director for Entertainment I, then within five Business Days of receipt of notice from the Federal Communications Commission, the Company Group shall select and seek approval of a replacement director reasonably acceptable to the Company Group and the Required Consenting Holders;

(ii) if at any time, the Consenting Holders (including any transferee who has executed and delivered a Transferee Joinder) do not collectively hold the Requisite Alternative Majorities of the Existing Debt; or

(iii) the Company Group, in the exercise of its rights under Section 12, hereof, elects to terminate its obligations under this Agreement.

(c) The Company Group may terminate this Agreement with respect to any particular Consenting Holder (but not as to all of the Consenting Holders) upon one Business Day’s prior written notice given to the Ad Hoc Group Advisors at any time following the occurrence of a breach by such Consenting Holder of any of the representations, warranties, or covenants with respect to such Consenting Holder set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five Business Days after the receipt by the Ad Hoc Group Advisors of written notice of such breach.

(d) This Agreement may be terminated at any time by mutual written consent of the Company Group and the Required Consenting Holders.

(e) This Agreement will automatically terminate with respect to all Parties, without further action required by any Party, immediately upon any of the following:

(i) the occurrence of the Settlement Date;

(ii) the commencement of an involuntary case against any Company Group entity or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, or reorganization in respect of any Company Group entity, or their debts, or of a substantial part of their assets, under any federal, state, or foreign bankruptcy, insolvency, administrative

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receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of forty-five days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding, provided, that, this termination right may not be exercised by any Party that commenced or filed such case or proceeding in contravention of any obligation set out in this Agreement; and

(iii) any Company Group entity (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, receivership, reorganization or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Group entity or for a substantial part of such Company Group entity’s assets, (D) makes a general assignment or arrangement for the benefit of creditors or (E) takes any formal corporate action for the purpose of authorizing any of the foregoing.

(f) This Agreement will automatically terminate if the Settlement Date does not occur on or before the Outside Settlement Date (unless extended by mutual written consent of the Company Group and the Required Consenting Holders).

(g) The occurrence of any event described in clauses (a) through (f) of this Section 6 shall be referred to as a “Termination Event” with respect to the Parties for whom this Agreement has been terminated. The date on which this Agreement is terminated in accordance with this Section 6 shall be referred to as the “Termination Date” and the provisions of this Agreement shall terminate on the Termination Date; provided that, Sections 1, 2, 6, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 23, 24, 25, and 26 hereof shall survive the Termination Date. For the avoidance of doubt, the termination of this Agreement shall not relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the Termination Date with respect to such Party.

Section 7. TSA RETIREMENT CONSIDERATION

Every (x) Initial Consenting Holder and (y) Subsequent Consenting Holder who becomes a Subsequent Consenting Holder on or before the commencement of the Exchange Offers, shall receive additional consideration for the tendering of such Consenting Holder’s Existing Debt pursuant to the Exchange Offers, due and payable on the Settlement Date, equal to 1% of such Consenting Holder’s Existing Debt tendered into the Exchange Offers, which shall be payable in the form of (a) if the Comprehensive Transaction is consummated, additional New Communications Notes and/or New Communications Term Loans, or (b) if the Alternative Transaction is consummated, New Entertainment I Notes, New Entertainment II Notes, and/or New Entertainment I Term Loans, in each case, in the same proportion as such Consenting Holder’s Existing Debt, rounded down to achieve whole numbers (the “TSA Retirement Consideration”). The Parties hereto (and any permitted assign) agree that, for U.S. federal income tax purposes, the TSA Retirement Consideration shall be treated as additional consideration received by a Consenting Holder in respect of such Consenting Holder’s Existing Debt pursuant to the Exchange Offers (the “Intended Tax Treatment”). To the extent applicable, each Party shall file all tax returns consistent with, and shall take no position inconsistent with, such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

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Section 8. TRANSFER OF CLAIMS AND INTERESTS

(a) Each Consenting Holder shall not (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions), its right, title, or interest with respect to any of such Consenting Holder’s Existing Debt, or Parent Interests, as applicable, in whole or in part, or (ii) deposit any of such Consenting Holder’s Existing Debt against any Credit Party or Parent Interests, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Existing Debt or Parent Interests (the actions described in clauses (i) and (ii) of this Section 8(a) are collectively referred to herein as a “Transfer” and the Consenting Holder making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Consenting Holder or any other entity that first agrees, in writing, to be bound by the terms of this Agreement by executing and delivering to the Company Group and counsel to the Consenting Holders a Transferee Joinder substantially in the form attached as Exhibit B hereof (the “Transferee Joinder”) prior to the effectiveness of the relevant Transfer. With respect to Existing Debt, other Claims against the Company Group and Parent Interests held by the relevant transferee upon the consummation of a Transfer in accordance herewith, such transferee shall be deemed to make all of the representations, warranties, and covenants of a Consenting Holder, as applicable, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Holder for all purposes under this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (with respect to any such Existing Debt or Parent Interests that are the subject of a Transfer) under this Agreement and shall be released from its obligations (with respect to any such Existing Debt, other Claims against the Company Group or the Parent Interests that are the subject of a Transfer) hereunder. Any Transfer made in violation of this Section 8 shall be deemed null and void ab initio and of no force or effect.

(b) Except as set forth in Section 8(a) hereof, nothing in this Agreement shall be construed as precluding any Consenting Holder or any of its affiliates from acquiring additional Existing Debt or other Claims against the Company Group or any additional Parent Interests; provided that any such additional Existing Debt, other Claims or Parent Interests (other than from any affiliate of any such Consenting Holder that maintains or establishes an information-blocking device or “ethical wall” between it and such Consenting Holder) shall automatically be subject to the terms and conditions of this Agreement.

(c) Notwithstanding Section 8(a) herein, (i) an entity that is acting in its capacity as a Qualified Market Maker shall not be required to be or to become a Consenting Holder in order to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any Existing Debt, other Claims against the Company Group or Parent Interests by a Consenting Holder to a transferee; provided, however, that such Transfer by a Consenting Holder to a transferee shall be in all other respects in accordance with and subject to Section 8(a) herein; provided, further, that the foregoing exception will only be available in transactions where the Qualified Market Maker is not the ultimate beneficial owner (within the meaning of Rule 13d-3 under the Securities Act) of such Existing Debt, other Claim against the Company Group or Parent Interest as of the date that is ten Business Days after its acquisition of such Existing Debt, other Claim against the Company Group or Parent Interest (in the event such Qualified Market Maker is the ultimate beneficial owner of such Existing Debt, other Claim against the Company Group or Parent Interest as of such date, it shall execute a Transferee Joinder in accordance with Section 8(a)); and (ii) to the extent that a Consenting Holder, acting in its capacity as a Qualified Market Maker, acquires any Existing Debt, other Claim against the Company Group or Parent Interest from a holder of such claim or interest that is not a Consenting Holder, such Consenting Holder may Transfer (by purchase, sale, assignment, participation, or otherwise) such Existing Debt, other Claim against the Company Group or Parent Interest, without the requirement that the transferee be or become a Consenting Holder in accordance with this Section 8.

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(d) Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 9. OWNERSHIP OF CLAIMS AND INTERESTS

Each of the Consenting Holders represents and warrants (severally and not jointly) that:

(a) it either (A) is the sole beneficial owner of the principal amount of Existing Debt and/or the Parent Interests indicated for such Consenting Holder on its signature page hereto or (B) has sole investment or voting discretion with respect to the principal amount of the Existing Debt and/or Parent Interests indicated for such Consenting Holder on its signature page hereto, and has the power and authority to bind the beneficial owner of such Existing Debt and/or Parent Interests to the terms of this Agreement;

(b) each nominee, investment or fund manager, or advisor or sub-advisor acting on behalf of the beneficial holders of its Existing Debt and Parent Interests represents and warrants to the Company Group and the other Consenting Holders that it has the legal authority to so act and to bind the applicable beneficial holders;

(c) other than pursuant to this Agreement, the Existing Debt and Parent Interests held by it are free and clear of any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that might adversely affect in any way such Consenting Holder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(d) other than the Existing Debt and/or Parent Interests indicated on its respective signature page hereto, such Consenting Holder does not, with knowledge having made reasonable inquiry, (A) directly or indirectly own any other Existing Debt and/or Parent Interests or (B) directly or indirectly have investment or voting discretion with respect to any other Existing Debt and/or Parent Interests.

The Parties understand and agree that certain of the Consenting Holders may hold or have control over other Claims against and interests in the Company Group other than the Existing Debt and the Parent Interests. All such claims and interests are subject to Section 5 of this Agreement.

Section 10. REPRESENTATIONS

(a) Each Party (severally and not jointly) represents to each other Party that, as of the date of this Agreement:

(i) such Party is duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the Transaction contemplated herein, and to perform its respective obligations under this Agreement;

(ii) the execution, delivery, and performance of this Agreement by such Party does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party; and

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(iii) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.

(b) Each member of the Company Group (severally and not jointly) represents to each Consenting Holder that, as of the date of this Agreement, other than as disclosed on Schedule A, there are no agreements to split, combine, or reclassify any shares of capital stock of Parent or declare, set aside, or pay any dividend or any other distribution (whether in cash, stock, or property or any combination thereof) in respect of the capital stock of Parent, or redeem, repurchase, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of Parent;

Section 11. ENTIRE AGREEMENT; PRIOR NEGOTIATIONS

This Agreement, including all of the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement as of the date hereof, and supersedes all other prior negotiations, agreements, representations, warranties, term sheets, proposals, and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement; provided, however, that any Confidentiality Agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

Section 12. THE COMPANY GROUP’S FIDUCIARY DUTIES

Notwithstanding anything to the contrary herein, (a) Parent and each of its subsidiaries, and, as applicable, each respective board of directors or similar governing body thereof shall be permitted to take (or permitted to refrain from taking) any action with respect to the Transaction to the extent such board of directors or similar governing body determines, in good faith based on the advice of counsel, that taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with applicable law, including pursuant to its fiduciary duties, and may take such action or refrain from taking such action without incurring any liability to any other Party hereto; and (b) to the extent that such fiduciary obligations require Parent or any of its subsidiaries or its board of directors or similar governing body to terminate such entity’s obligations under this Agreement, the Company may terminate this Agreement without liability. For the avoidance of doubt, nothing in this Section 12 shall impede or abridge any Party’s termination rights under this Agreement.

Section 13. REPRESENTATION BY COUNSEL

Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to be represented by counsel and waived its right to do so) in connection with this Agreement and the Transaction contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon the lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the Parties hereto. None of the Parties hereto shall have any term or provision of this Agreement construed against such Party solely by reason of such Party having drafted the same.

Section 14. EFFECTIVENESS

This Agreement will become effective and binding when counterparts hereof have been duly executed and delivered by the Company Group and the Initial Consenting Holders on the date hereof (the “Effective Date”), and with respect to any Subsequent Consenting Holder upon delivery to the Company Group of a duly and validly executed Joinder Agreement; provided that signature pages executed by Consenting Holders will be delivered to (x) other Consenting Holders in a redacted form that removes such Consenting Holders holdings of the Existing Debt and Parent Interests and (y) the Company Group and its advisors in an unredacted form.

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Section 15. INDEPENDENT DUE DILIGENCE AND DECISION-MAKING

Each of the Parties hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of the documents and information available to it, as it has deemed appropriate.

Section 16. COUNTERPARTS

This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 17. AMENDMENTS

(a) Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, without the prior written consent of the Company Group and the Required Consenting Holders; provided that, one or more provisions of this Agreement may be waived with just the consent of the party hereto that is waiving the obligations of the other party under such provision; provided further, that, at any time following the commencement of the Exchange Offer and prior to the Expiration Date, the Company Parties may propose a modification, amendment or supplement to a Definitive Document (other than an amendment, modification, supplement or waiver addressed in the following proviso) by written notice to all Persons eligible to participate in the Exchange Offer, and the consent of the Required Consenting Holders shall be deemed granted unless Consenting Holders constituting Required Consenting Holders indicate in writing (which may be by email and may be made by counsel to any Consenting Holders) within three (3) Business Days of receipt of such notice that they do not consent to such amendment, modification or supplement; provided further, however, that (i) no amendment, modification or waiver of any term or provision of the Transaction Term Sheet shall be effective to the extent such amendment, modification or waiver materially affects a Consenting Holder (in its capacity as such) in a manner that is disproportionately adverse to such Consenting Holder in relation to other Consenting Holders without the prior written consent of such disproportionately and adversely affected Consenting Holder, (ii) any modification, amendment, or supplement to the last paragraph of Section 5, Section 8(c), or this Section 17 shall require the consent of all Parties, and (iii) any modification or amendment to the definition of “Required Consenting Holders” and any other defined term whose definition affects the population covered by “Required Consenting Holders”, shall require the consent of all Consenting Holders.

(b) Each of the Parties agrees to negotiate in good faith all amendments and modifications to this Agreement as are reasonably necessary and appropriate to consummate the Transaction.

(c) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.

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Section 18. HEADINGS

The headings of the sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.

Section 19. RELATIONSHIP AMONG THE PARTIES

Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Holders under this Agreement shall be several and not joint. No Consenting Holder shall be responsible in any way for the performance of the obligations or any breach of any other Consenting Holder under this Agreement, and nothing contained herein, and no action taken by any Consenting Holder pursuant hereto shall be deemed to constitute the Consenting Holder as a partnership, an association or joint venture of any kind, or create a presumption that the Consenting Holders are in any way acting other than in their individual capacities. None of the Consenting Holders shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company Group or any of the Company Group’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Consenting Holder acknowledges that no other Consenting Holder will be acting as agent of such Consenting Holder in connection with monitoring such Consenting Holder’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transaction. The Consenting Holders are not intended to be, and shall not be deemed to be, a “Group” for purposes of Section 13(d) of the Exchange Act.

Section 20. SPECIFIC PERFORMANCE

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement, including, without limitation, a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations in this Agreement.

Section 21. GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit, or proceeding. By executing and delivering this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court described in this Section 21, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE.

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Section 22. NOTICES

All notices (including, without limitation, any notice of termination as provided for herein) and other communications from any Party given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail if sent during the normal business hours of the recipient, and if not so confirmed, on the next Business Day, (c) three Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, and (d) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery (with an email upon sending to the Party to be notified), with written verification of receipt. All communications shall be sent:

(a)	If to the Company Group:

iHeartCommunications, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

Attn: Executive Vice President, Chief Legal Officer & Secretary

Email: ####

With a copy (which shall not constitute notice) to:

Simpson, Thacher & Bartlett LLP

425 Lexington Ave New York,

New York 10017

Attn:  Patrick Ryan, Esq.

    Sandy Qusba, Esq.

    David Zylberberg, Esq.

    Jonathan Ozner, Esq.

    Marisa Stavenas, Esq.

Email: ####

    ####

    ####

    ####

(b)	If to the Consenting Holders:

At the addresses of the Consenting Holders included on their signature pages hereto or its Joinder Agreement, as applicable.

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Ave New York,

New York 10017

Attn:  Damian S. Schaible, Esq.

    Eli J. Vonnegut, Esq.

    Jon Finelli, Esq.

    Christopher Robertson, Esq.

Email: ####

    ####

    ####

    ####

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Section 23. NO THIRD-PARTY BENEFICIARIES

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third-party beneficiary hereof.

Section 24. PUBLICITY; NON-DISCLOSURE

The Company Group will disclose this Agreement promptly after execution of this Agreement by publicly filing a Form 8-K and a press release that results in prompt public dissemination of such information (the “Public Disclosure”). As promptly as reasonably practicable, but in any event no later than twenty-four (24) hours prior to the Public Disclosure, the Company Group will provide the Ad Hoc Group, through counsel, with a draft of the Public Disclosure for review, and the Company Group will reasonably consider any additions or modifications to the Public Disclosure from the Ad Hoc Group or their professionals. Unless required by applicable law or regulation, the Company Group agrees to keep confidential the names of the Consenting Holders and individual holdings information (including with respect to the Existing Debt) of the Consenting Holders absent the prior written consent of any such Consenting Holder; and if such announcement or disclosure of the individual holdings information of the Consenting Holders is so required by law or regulation, the Company Group shall provide each Consenting Holder with advanced notice of its intent to disclose such holdings information and shall afford each of the Consenting Holders a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such announcement or disclosure prior to the Company Group making such announcement or disclosure, provided, that the Company Group shall not be required to incur any material costs and/or expenses, nor shall it be required to provide any indemnities or the like, in order to comply with the foregoing. When attaching a copy of this Agreement to the Public Disclosure as required by this Section 24, the Company Group will redact the signature pages of the Consenting Holders. The foregoing shall not prohibit the Company Group from disclosing the aggregate Existing Debt (including with respect to each series of Existing Notes or the Existing Term Loans) held by all of the Consenting Holders together.

Section 25. SUCCESSORS AND ASSIGNS; SEVERABILITY; SEVERAL OBLIGATIONS

This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction. The agreements, representations, and obligations of the Consenting Holders under this Agreement are, in all respects, several and not joint.

Section 26. GOOD FAITH COOPERATION; FURTHER ASSURANCES

The Parties shall (and shall cause each of their subsidiaries and affiliates to) cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Transaction. Furthermore, unless prohibited by applicable law or governmental regulation, each of the Parties shall (and shall cause each of their subsidiaries and affiliates to) take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement.

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Section 27. NO SOLICITATION

Each Party acknowledges that this Agreement is not, and is not intended to be, an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act or the Exchange Act. Solicitation for the acceptance of the Transaction will not be solicited from any holder of the Existing Notes until such holder has received the Exchange Offer and Consent Solicitation Materials or otherwise in compliance with applicable law.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

IHEARTMEDIA, INC.,

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

IHEARTMEDIA CAPITAL I, LLC,

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

IHEARTCOMMUNICATIONS, INC.,

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

27

BLOGTALKRADIO, INC.
CHRISTAL RADIO SALES, INC.
CRITICAL MASS MEDIA, INC.
IHEART OPERATIONS, INC.
IHEARTMEDIA + ENTERTAINMENT, INC.
IHEARTMEDIA MANAGEMENT SERVICES, INC.
IHM IDENTITY, INC.
IHM LICENSES LLC
JELLI, LLC
KATZ COMMUNICATIONS, INC.
KATZ MEDIA GROUP, INC.
KATZ MILLENNIUM SALES & MARKETING INC.
KATZ NET RADIO SALES, INC.
M STREET CORPORATION
PREMIERE NETWORKS, INC.
SPREAKER, INC.
TRITON DIGITAL, INC.
UNIFIED ENTERPRISES CORP.
VOXNEST, INC.

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

ANDO MEDIA, LLC
SPACIAL AUDIO SOLUTIONS, LLC

By:	TRITON DIGITAL, INC.
Its:	Sole Member

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

STUFF MEDIA, LLC
By:	IHEARTMEDIA + ENTERTAINMENT, INC.
Its:	Sole Member

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

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TTWN MEDIA NETWORKS, LLC
By:	TTWN NETWORKS, LLC
Its:	Sole Member

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

TTWN NETWORKS, LLC
By:	IHEARTCOMMUNICATIONS, INC.
Its:	Sole Member

By:	/s/ Richard J. Bressler
Name: Richard J. Bressler
Title: President and Chief Financial Officer

IH Media + Entertainment I, LLC

By:	/s/ Jill Frizzley
Name: Jill Frizzley
Title: Authorized Person

IH Media + Entertainment II, LLC
By:	IH Media + Entertainment I, LLC
Its:	Sole Member

By:	/s/ Jill Frizzley
Name: Jill Frizzley
Title: Authorized Person

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[Consenting Holders’ signature pages on file with the Company.]

[Signature Page to Transaction Support Agreement]

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Schedule A

None.

Exhibit A

TRANSACTION TERM SHEET

Exhibit A

TRANSACTION TERM SHEET

iHeart Communications, Inc.

IH Media + Entertainment I, LLC

IH Media + Entertainment II, LLC

November 6, 2024

THIS TRANSACTION TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TENDER OR EXCHANGE, WITH RESPECT TO ANY SECURITIES, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES AND/OR OTHER APPLICABLE LAWS.

THIS TRANSACTION TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, COVENANTS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN (THE “DEFINITIVE DOCUMENTATION”). THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTATION.

Offerors, Issuers and Borrowers	iHeart Communications, Inc. (the “Issuer” or “Borrower”), DDCo (defined below) and DD Holdco (defined below)

Existing Debt

Reference is made to:

•  That certain ABL Credit Agreement, dated as of May 17, 2022, by and among iHeartMedia Capital I, LLC (“Holdings”), the Borrower, Bank of America, N.A., as administrative agent and collateral agent and the other parties thereto from time to time (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement” and the loans and other financial accommodations made from time to time thereunder, the “ABL Loans”);

•  That certain Credit Agreement, dated as of May 1, 2019, by and among Holdings, the Borrower, Bank of America, N.A., as successor administrative agent and collateral agent and the other parties thereto from time to time (as amended, supplemented or otherwise modified from time to time, the “Existing Term Loan Credit Agreement” and the term loans outstanding thereunder, the “Existing Term Loans”);

•  That certain Indenture, dated as of May 1, 2019, by and among the Issuer, U.S. Bank National Association, as trustee and collateral agent, and the other parties thereto from time to time (as amended, supplemented or otherwise modified from time to time, the “2026 Notes Indenture”), relating to the Issuer’s 6.375% senior secured notes due 2026 (the “2026 Secured Notes”);

•  That certain Indenture, dated as of August 7, 2019, by and among the Issuer, U.S. Bank National Association, as trustee and collateral agent, and the other parties thereto from time to time (as amended, supplemented or otherwise modified from time to time, the “2027 Notes Indenture”), relating to the Issuer’s 5.25% senior secured notes due 2027 (the “2027 Secured Notes”);

•  That certain Indenture dated, as of November 22, 2019, by and among the Issuer, U.S. Bank National Association, as trustee and collateral agent, and the other parties thereto from time to time (as amended, supplemented or otherwise modified from time to time, the “2028 Notes Indenture” and, together with the 2026 Notes Indenture and the 2027 Notes Indenture, the “Existing Secured Notes Indentures”), relating to the Issuer’s 4.75% senior secured notes due 2028 (the “2028 Secured Notes” and, together with the 2026 Secured Notes and 2027 Secured Notes, the “Existing Secured Notes”); and

•  That certain Indenture, dated as of May 1, 2019, by and among the Issuer, U.S. Bank National Association, as trustee, and the other parties thereto from time to time (as amended, supplemented or otherwise modified from time to time, the “Unsecured Notes Indenture” and, together with the Secured Notes Indentures, the “Indentures”) relating to the Issuer’s 8.375% senior unsecured notes due 2027 (the “Unsecured Notes” and, together with the Existing Term Loans and the Existing Secured Notes, the “Existing Debt”).

Exchange Offers and Consent Solicitations

The Issuer will conduct exchange offers for any and all Existing Debt in exchange for New Exchange Debt (defined below) (the “Comprehensive Exchange Offer”) and, concurrently with the Comprehensive Exchange Offer, DDCo, DD Holdco and the Issuer will conduct exchange offers for any and all Existing Debt in exchange for DD Debt (defined below) and the DD Communications Debt (defined below) (the “Drop Down Exchange Offer” and, together with the Comprehensive Exchange Offer, the “Exchange Offers”).

In connection and concurrently with the Exchange Offers, the Issuer will conduct related consent solicitations from lenders and holders of Existing Debt to amend the terms of the Existing Debt and provide authorizations to enter into the DDco Remainco Intercreditor Agreement or New Comprehensive Intercreditor Agreement (each as defined and described in the Intercreditor Summary as attached as Annex A hereto (the “Intercreditor Summary”)), as applicable, in respect of such Existing Debt (the “Consent Solicitations”).

Lenders and holders of the Existing Debt who wish to participate in the Exchange Offers and the Consent Solicitations must elect to participate in both the Comprehensive Exchange Offer and the Drop Down Exchange Offer (and the related Consent Solicitations), and shall not be permitted to elect to participate in only the Comprehensive Exchange Offer (and not the Drop Down Exchange Offer) or only the Drop Down Exchange Offer (and not the Comprehensive Exchange Offer).

Each such transaction described above shall be upon the terms and subject to the conditions set forth in this Transaction Term Sheet and related exhibits and in the Definitive Documentation.

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Drop Down Exchange Offer

If lenders and holders, as applicable (a) of at least 92.3% of the principal amount the Existing Term Loans, (b) of at least 76.8% of the principal amount the 2026 Secured Notes, (c) of at least 82.8% of the principal amount the Unsecured Notes (the instruments set forth in clauses (a), (b) and (c), collectively, the “Emergence Debt”), (d) of at least 80.6% of the principal amount the 2027 Secured Notes and (e) of at least 38.1% of the principal amount the 2028 Secured Notes elect to participate in the Exchange Offers and provide Consents (defined below), but less than the Requisite Comprehensive Majorities of the principal amount of each series of Existing Debt elect to participate in the Exchange Offers and provide Consents and, subject to the terms and conditions of the Transaction Support Agreement, the Issuer, DD Holdco and DDCo shall consummate the following transactions (the “Drop Down Exchange Transactions”):

1.  A newly formed wholly owned subsidiary of iHeartMedia + Entertainment, Inc., which, prior to the actions set forth in clause 4 below, will be designated an unrestricted subsidiary under the Existing Debt (“IH Media + Entertainment I, LLC” or “DD Holdco”), shall form a wholly-owned, limited liability company that, prior to the actions set forth in clause 4 below, will be designated an unrestricted subsidiary under the Existing Debt (“IH Media + Entertainment II, LLC” or “DDCo”).

2.  Through the Consent Solicitations, (a) each of the Existing Term Loan Credit Agreement, the 2026 Notes Indenture, the 2027 Notes Indenture, the Unsecured Notes Indenture and if holders of greater than 50.1% of the 2028 Secured Notes participate in the transaction, the 2028 Notes Indenture, shall be amended as set forth on Exhibits 1-D and 1-E, as applicable and (b) the administrative agent for the Existing Term Loan Credit Agreement and the trustees and collateral agents for the 2026 Secured Notes, the 2027 Secured Notes, and if holders of greater than 50.1% of the 2028 Secured Notes participate in the transaction, the 2028 Notes, each shall enter into the New DD Remainco Intercreditor Agreement, which shall be consistent in all material respects with the Intercreditor Summary.

3.  (a) DD Holdco shall issue to participating holders and lenders (as applicable) (w) first lien senior secured term loans due May 2029 on the terms set forth in Exhibit 1-F (the “DD 1L Term Loans”), (x) first lien senior secured notes due May 2029 on the terms set forth in Exhibit 1-G (the “DD 1L 2029 Secured Notes”), (y) first lien senior secured notes due August 2030 on the terms set forth in Exhibit 1-G (the “DD 1L 2030 Secured Notes”) and (z) first lien senior secured notes due January 2031 on the terms set forth in Exhibit 1-G (the “DD 1L 2031 Secured Notes”, and together with the DD 1L 2029 Secured Notes and the DD 1L 2030 Secured Notes, the “DD 1L Secured Notes”) and (b) DDCo shall issue to participating holders of Unsecured Notes second lien senior secured notes due May 2030 on the terms set forth in Exhibit 1-G (the “DD 2L Secured Notes,” and together with the DD 1L Term Loans and DD 1L Secured Notes, the “DD Debt”); it being understood and agreed that the liens securing the DD 1L Term Loans and the DD 1L Secured Notes shall rank equal in priority and which liens, including those granted by DDco as guarantor of the DD 1L Term Loans and DD 1L Secured Notes, collectively, shall rank senior to the liens securing the DD 2L Secured Notes pursuant to the DDCo Intercreditor Agreement. The DD Debt shall be secured by liens on substantially all of the assets of DD Holdco, DDCo and their subsidiaries, including a pledge by DD Holdco of the Intercompany Loan (as defined below).

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4.  Concurrently with the issuance in clause 3, the Issuer shall issue to participating holders and lenders (as applicable) (x) first lien senior secured term loans due May 2029 on the terms set forth in Exhibit 1-H (the “DD Communications Term Loans”) and (y) first lien senior secured notes due January 2030 on the terms set forth in Exhibit 1-G (the “DD Communications Secured Notes”, and together with the DD Communications Term Loans, the “DD Communications Debt”); it being understood and agreed that the liens securing the DD Communications Debt shall rank equal in priority with the liens securing any remaining Existing Term Loans, any remaining Existing Secured Notes and the Intercompany Loan, subject to the Existing ABL Intercreditor Agreement and the New 1L Pari Passu Intercreditor Agreement (each, as defined and described in the Intercreditor Summary).

5.  DDCo, DD Holdco and the Issuer shall exchange for participants who tender prior to the early tender deadline date (as set forth in the Exchange Offer and Consent Solicitation Materials):[1]

a.   $935 principal amount of DD 1L Term Loans, $5 of DD Communications Term Loans and $50 of cash per $1,000 principal amount of Existing Term Loans validly exchanged (which exchanged Existing Term Loans shall be retired substantially concurrently with such exchange);

b.  $935 principal amount of DD 1L 2029 Secured Notes, $5 of DD Communications Secured Notes and $50 of cash per $1,000 principal amount of 2026 Secured Notes, validly tendered and accepted for exchange (which exchanged 2026 Secured Notes shall be retired substantially concurrently with such exchange);

c.   $875 principal amount of DD 1L 2030 Secured Notes and $5 of DD Communications Secured Notes per $1,000 principal amount of 2027 Secured Notes, validly tendered and accepted for exchange (which exchanged 2027 Secured Notes shall be retired substantially concurrently with such exchange);

d.  $785 principal amount of DD 1L 2031 Secured Notes and $5 of DD Communications Secured Notes per $1,000 principal amount of 2028 Secured Notes, validly tendered and accepted for exchange (which exchanged 2028 Secured Notes shall be retired substantially concurrently with such exchange); and

[1]	In addition to such consideration, Consenting Holders will receive TSA Retirement Consideration as contemplated in Section 7 of the Transaction Support Agreement.

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e.   $790 principal amount of DD 2L Secured Notes per $1,000 principal amount of Unsecured Notes validly tendered and accepted for exchange (which exchanged Unsecured Notes shall be retired substantially concurrently with such exchange).

6.  The following transactions shall be deemed to occur substantially concurrently:

a.   All right, title and interest in 100% of the equity of (i) Katz Media Group, Inc. (together with its direct and indirect subsidiaries, “Katz”), (ii) entities comprising the Unified, Voxnest, Triton Digital, Unified and Jelli businesses (“Ad Tech”), and (iii) iHM Licenses LLC (“LicenseCo”), shall be sold, transferred and assigned to DD Holdco and subsequently to DDCo and the guarantees of the Existing Debt provided by such entities, and all pledges of such entities and liens granted by such entities to secure the Existing Debt, shall automatically be released.

b.  The transactions described in Step 5.

c.   DDCo shall distribute the Tendered Existing Debt received by it in exchange for DD Debt to DD Holdco, following which DD Holdco shall transfer all of the Tendered Existing Debt received by DDCo and DD Holdco in exchange for their DD Debt to iHeartMedia + Entertainment, Inc., implemented via letters of direction by the Issuer for the transfers of such Tendered Existing Debt to iHeart Media + Entertainment, Inc. and from iHeartMedia + Entertainment, Inc. to the Issuer (the “Letter of Direction”).

d.  iHeartMedia + Entertainment, Inc. shall issue a secured intercompany loan on the terms set forth in Exhibit 1-I (the “Intercompany Loan”) to DD Holdco.

7.  LicenseCo will enter into a right of use agreement (the “Use Agreement”) with the Borrower and its subsidiaries on market terms with respect to the FCC licenses held by LicenseCo. DDCo and/or DD HoldCo will enter into appropriate intercompany service arrangements with the Borrower and its subsidiaries.

8.  iHeartMedia + Entertainment, Inc. shall transfer the Tendered Existing Debt received from DDCo and DD Holdco in 6(c) above to the Issuer in exchange for a partial retirement of the intercompany note owed by iHeartMedia + Entertainment, Inc. to the Issuer via the Letter of Direction.

9.  The ABL Credit Agreement will be amended to, among other things, permit the foregoing transactions.

10.  Upon the consummation of the Drop Down Exchange Transactions, DDCo shall own, directly or indirectly and free and clear of all liens (other than liens securing the DD Debt and permitted liens): (a) 100% of Katz, (b) 100% of Ad Tech and (c) 100% of LicenseCo, and DD Holdco shall own the Intercompany Loan, each of which shall be pledged to secure the DD Debt.

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Comprehensive Exchange Offer

If lenders and holders of at least 95.0% of the principal amount of each series of Existing Debt elect to participate in the Exchange Offers and provide Consents, subject to the terms and conditions of the Transaction Support Agreement, the Issuer shall consummate the following transactions (the “Comprehensive Exchange Transactions”):

1.  The Issuer shall issue (a) first lien senior secured term loans due May 2029 on the terms set forth in Exhibit 1-A (the “New 1L Term Loans”), (b) first lien senior secured notes due May 2029 on the terms set forth in Exhibit 1-C (the “New 1L 2029 Secured Notes”), (c) first lien senior secured notes due August 2030 on the terms set forth in Exhibit 1-C (the “New 1L 2030 Secured Notes”), (d) first lien senior secured notes due January 2031 on the terms set forth in Exhibit 1-C (the “New 1L 2031 Secured Notes,” and collectively with the New 1L 2029 Secured Notes and the New 1L 2030 Secured Notes, the “New 1L Secured Notes”) and (e) second lien senior secured notes due May 2030 on the terms set forth in Exhibit 1-C (the “New 2L Secured Notes,” and collectively with the New 1L Term Loans and New 1L Secured Notes, the “New Exchange Debt”). The ranking of the liens securing the New Exchange Debt and the Existing Debt shall be governed by the Existing ABL Intercreditor Agreement, New 1L Pari Passu Intercreditor Agreement the New Multi-Lien Intercreditor Agreement (each as defined and described in the Intercreditor Summary), which shall be consistent in all material respects with the Intercreditor Summary and any Existing Secured Notes for which liens have not been released shall be governed by the New Comprehensive Intercreditor Agreement (as defined and described in the Intercreditor Summary), which shall be consistent in all material respects with the Intercreditor Summary. The New Exchange Debt will be secured by liens on substantially all of the assets of the Issuer and its subsidiaries (subject, with respect to the ABL collateral, to the liens securing the obligations under the ABL Credit Agreement).

2.  Upon receiving the requisite level of participation in the Consent Solicitations, (a) each of the Existing Term Loan Agreement, Existing Secured Notes Indentures and Unsecured Notes Indenture shall be amended as set forth on Exhibits 1-D and 1-E, as applicable and (b) the applicable agents for the New Exchange Debt shall enter into the applicable intercreditor agreements.

3.  The Borrower/Issuer shall exchange, for participants who tender prior to the early tender deadline date (as set forth in the Exchange Offer and Consent Solicitation Materials):[2]

a.   $940 principal amount of New 1L Term Loans and $50 of cash per $1,000 principal amount of Existing Term Loans validly exchanged (which exchanged Existing Term Loans shall be retired substantially concurrently with such exchange);

[2]	In addition to such consideration, Consenting Holders will receive TSA Retirement Consideration as contemplated in Section 7 of the Transaction Support Agreement.

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b.  $940 principal amount of New 1L 2029 Secured Notes and $50 of cash per $1,000 principal amount of 2026 Secured Notes validly tendered and accepted for exchange (which exchanged 2026 Secured Notes shall be retired substantially concurrently with such exchange);

c.   $880 principal amount of New 1L 2030 Secured Notes per $1,000 principal amount of 2027 Secured Notes validly tendered and accepted for exchange (which exchanged 2027 Secured Notes shall be retired substantially concurrently with such exchange);

d.  $790 principal amount of New 1L 2031 Secured Notes per $1,000 principal amount of 2028 Secured Notes validly tendered and accepted for exchange (which exchanged 2028 Secured Notes shall be retired substantially concurrently with such exchange); and

e.   $790 principal amount of New 2L Secured Notes per $1,000 principal amount of Unsecured Notes validly tendered and accepted for exchange (which exchanged Unsecured Notes shall be retired substantially concurrently with such exchange).

Eligible Holders	The Issuer, DDCo and DD Holdco will conduct the Exchange Offers and Consent Solicitations for the Existing Secured Notes and the Unsecured Notes in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder. Each holder of Existing Secured Notes and Unsecured Notes wishing to participate in the Exchange Offers and Consent Solicitations must properly submit an eligibility certification certifying as to its status as a “QIB” as defined in Rule 144A under the Securities Act or a person that is not a “U.S. person” within the meaning of Regulation S under the Securities Act.

Consent Solicitation

Lenders and holders who tender and/or exchange Existing Debt pursuant to the Exchange Offers are required to deliver a consent (a “Consent”) to the Consent Solicitations and by tendering and/or exchanging their Existing Debt, eligible lenders and holders will be deemed to have delivered Consents. Eligible holders may not validly tender their Existing Debt without validly delivering a Consent with respect to the Existing Debt tendered and may not validly deliver a Consent without validly tendering the related Existing Debt.

Exchanges of, and Consents with respect to, Existing Term Loans shall be made through exchange agreements between the Borrower and/or DDCo and the applicable lenders and holders, and related documents.

Post-Settlement Roll-Up Rights	The members of the steering committee of the Ad Hoc Group and certain additional Consenting Holders agreed in writing (which may be email) between the advisors to the Company Group and the Ad Hoc Group Advisors shall each have the non-exclusive right to, following the Settlement Date, purchase Existing Debt that remains outstanding following in the Exchange Offers, and exchange such Existing Debt with DDCo, DD Holdco and/or the Issuer for (x) during the Specified Holder Exclusive Period (as defined in the New Alternative Entertainment I Credit Agreement or New Comprehensive Credit Agreement, as applicable), the consideration set forth in this Term Sheet plus the TSA Retirement Consideration (together, the “Exclusive Period Exchange Consideration”) and (y) thereafter, the consideration specified in Sections 7.13(a)(v)-(ix) of the New Alternative Entertainment I Credit Agreement or New Comprehensive Credit Agreement, as applicable, plus 2.5 percentage points (the “Post-Exclusive Period Exchange Consideration”, and together with the Exclusive Period Consideration, the “Exchange Consideration”),; in each case, less the Profit Sharing Discount (defined below); provided that all consideration shall be paid in the form of applicable New Exchange Debt in lieu of cash. The “Profit Sharing Discount”: shall equal the greater of (1) (x) 50% of (a) (i) the applicable Exchange Consideration less 2.5 percentage points, multiplied by (ii) the Current Exchange Price, less (b) the price actually paid for the Existing Debt being exchanged, divided by (y) the Current Exchange Price and (2) zero. The “Current Exchange Price” shall equal the then current market price of the applicable Exchange Consideration (as a percentage of face value).

Use Agreement	Until the obligations under the ABL Credit Agreement are fully repaid in cash and the commitments to extend credit thereunder are irrevocably terminated, any pledge or security agreement granting a security interest in the equity interests of DD Holdco, DDCo and/or LicenseCo executed in connection with or after the consummation of the Drop Down Transactions, will provide that any party exercising remedies thereunder will give the ABL Agent at least 180 days’ prior written notice of the termination of the Use Agreement in connection with any such exercise of remedies.

Conditions to the Exchange Offers and Consent Solicitations	The Exchange Offers and Consent Solicitations will be subject to customary and usual conditions, including the requisite Consents having been received, an amendment to the ABL Credit Agreement having been executed permitting the Drop Down Exchange Transactions or Comprehensive Exchange Transactions, as applicable and the Transaction Support Agreement being in full force and effect.

7

Annex A

INTERCREDITOR SUMMARY

Annex A

Intercreditor Summary1

Dropdown Transaction (Remainco):2

•	Intercreditor arrangements:

•	“New DD Remainco Intercreditor Agreement” entered into among Intercompany Loan Agent[3] and the 1L Stub Agent/Trustees:[4]

•

Pursuant to the New DD Remainco Intercreditor Agreement, after an event of default, all payments and other recoveries to, or on account of, the stub Remainco secured debt to be turned over by 1L Stub Agent/Trustees to the Intercompany Loan Agent for application to satisfy the Intercompany Loan.

•

Existing ABL Intercreditor Agreement and 1L Pari Passu Intercreditor Agreement remain in place, in each case with a joinder thereto by the Intercompany Loan Agent and the agent and/or trustees in respect of the DD Communications Debt, making the DD Communications Debt fully pari passu with all debt currently subject to the 1L Pari Passu Intercreditor Agreement.

•	Structural Priority:

•	Liens and guarantees retained by stub Remainco secured debt, even where majorities participate in exchange, subject to the turnover.

•	Guarantees released by stub Remainco unsecured notes.

•	Liens and guarantees retained by the 2028 Trustee and granted to the agent and/or trustees in respect of the DD Communications Debt.

Dropdown Transaction (DDco):

•	Intercreditor arrangements:

•

“DDCo Collateral Trust Agreement” among the trustees and agents with respect to the DD 1L Term Loans, DD 1L 2029 Secured Notes, DD 1L 2030 Secured Notes and DD 1L 2031 Secured Notes to reflect (x) a single lien on the collateral held by a single Collateral Trustee (the “1L Collateral Trustee”) and (y) the 1L pari passu relationship.

•	“DDCo Intercreditor Agreement” entered into between the 1L Collateral Trustee and the DD 2L collateral agent:

•	DD 2L Notes are lien subordinated to all DD 1L Term Loans and DD 1L Notes.

•	Structural Priority:

•	N/A

[1]	Capitalized terms used but not defined herein shall have the meanings given to them in the Transaction Term Sheet or the Transaction Support Agreement to which this summary is attached, as applicable.
[2]	“Remainco” refers to the Issuer, Holdings and each of their subsidiaries other than DD Holdco, DDCo and their subsidiaries.
[3]	“Intercompany Loan Agent” means the administrative agent with respect to the Intercompany Loan.
[4]

“1L Stub Agent/Trustees” means the Existing Term Loan Agent, Existing 2026 Secured Notes Trustee and the Existing 2027 Secured Notes Trustee (and, solely with respect to the Comprehensive Transaction, the Existing 2028 Secured Notes Trustee), including applicable collateral agents.

Comprehensive Transaction:

•	Intercreditor arrangements:

•

“New 1L Pari Passu Intercreditor Agreement” with respect to the pari passu liens on the collateral entered into among the 1L Exchange Agent/Trustees[5] and each 1L Stub Agent/Trustees whose liens are not released.

•

“New Comprehensive Intercreditor Agreement” entered into among the Paying Agent, the 1L Exchange Agent/Trustees, each 1L Stub Agent/Trustees whose liens are not released and the 2L Trustee/collateral agent:

•

After an event of default, all payments and other recoveries to, or on account of, the stub secured debt to be turned over by 1L Stub Agent/Trustees to a paying agent for distribution to holders of New 1L Term Loans and New 1L Secured Notes and, after payment in full of the New 1L Term Loans and the New 1L Secured Notes, for distribution to holders of the New 2L Secured Notes.

•

“New Multi-Lien Intercreditor Agreement” entered into among the 1L Exchange Agent/Trustees, the 1L Stub Agent/Trustees whose liens are not released, and the trustee/collateral agent for the New 2L Secured Notes:

•	New 2L Secured Notes are lien subordinated to all 1L debt.

•	New 1L Secured Notes and New 2L Secured Notes are structurally senior to stub debt where possible (see below).

•	Existing ABL Intercreditor remains in place; 1L Exchange Agent/Trustees to join.

•	Structural Priority:

•	Guarantees and liens released for 1L stub notes where possible.

•	Guarantees and liens retained by 1L stub TLs, subject to the turnover.

•	Guarantees released by stub unsecured notes.

[5]

“1L Exchange Agent/Trustees” means the administrative agent with respect to the New 1L Term Loans and the trustees for the New 1L 2029 Secured Notes, the New 1L 2030 Secured Notes and the New 1L 2031 Secured Notes, including applicable collateral agents.

2

Exhibit 1-A

FORM OF NEW COMPREHENSIVE CREDIT AGREEMENT

Exhibit 1-A

FORM OF NEW COMPREHENSIVE CREDIT AGREEMENT

CREDIT AGREEMENT

Dated as of [•], 2024,

Among

IHEARTMEDIA CAPITAL I, LLC,

as Holdings,

IHEARTCOMMUNICATIONS, INC.,

as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

[ ],

[ ] and

[ ],

as Joint Lead Arrangers and Joint Bookrunners

i

ii

iii

iv

SCHEDULES

1.01A	Commitments
1.01B	Identified Assets
5.05	Certain Liabilities
5.06	Litigation
5.07	FCC Authorizations
5.08	Ownership of Property
5.09(a)	Environmental Matters
5.10	Taxes
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Covenants
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.02(y)	Existing Joint Ventures
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Term Note[1]
D	[Reserved]
E	Compliance Certificate
F	Assignment and Assumption
G	Security Agreement
H	[Reserved]
I	Intercompany Note
J-1	First Lien Intercreditor Agreement
J-2	Junior Lien Intercreditor Agreement
K-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
K-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
K-3	United States Tax Compliance Certificate (Foreign Partnership Lenders)
K-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
L	Administrative Questionnaire
M-1	Acceptance and Prepayment Notice
M-2	Discount Range Prepayment Notice
M-3	Discount Range Prepayment Offer
M-4	Solicited Discounted Prepayment Notice
M-5	Solicited Discounted Prepayment Offer
M-6	Specified Discount Prepayment Notice
M-7	Specified Discount Prepayment Response

[1]	NTD: To include OID legend.

v

CREDIT AGREEMENT2

This CREDIT AGREEMENT (as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”) is entered into as of [•], 2024, among IHEARTCOMMUNICATIONS, INC., a Texas corporation (the “Borrower”), IHEARTMEDIA CAPITAL I, LLC, a Delaware limited liability company (“Holdings”), the other Guarantors from time to time party hereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, the parties hereto are entering into this Agreement pursuant to the terms of, and in connection with the transactions contemplated by, the Exchange Agreement (as defined below); and

WHEREAS, the Borrower has requested that the Initial Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, and the Lenders are willing to extend such Initial Term Loans to the Borrower on the Closing Date on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of the May 17, 2022, by and among Holdings, the Borrower, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, the ABL Facility Administrative Agent and the entities party from time to time thereto as swing line lender and L/C issuers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time [(including by that certain Amendment No. 1 to ABL Credit Agreement, dated as of [•], 2024)] or refunded, refinanced, replaced, renewed, repaid, increased or extended from time to time pursuant to a Permitted Refinancing (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders, and whether provided under the original ABL Credit Agreement or other credit agreement), to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Facility” means the collective reference to the ABL Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee, security agreement, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, replaced, renewed, repaid, increased or extended from time to time pursuant to a Permitted Refinancing (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders, and whether provided under the original ABL Credit Agreement or other credit agreement), to the extent permitted by this Agreement and the ABL Intercreditor Agreement; provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the ABL Facility (including any Permitted Refinancing thereof) shall (A) not constitute “first in last out” loans, (B) not have any obligor or guarantor that is not a Loan Party (or does not become a Loan Party substantially concurrently with the incurrence) or be secured by any assets that do not constitute Collateral and (C) be subject to the ABL Intercreditor Agreement.

[2]

NTD: Notwithstanding anything to the contrary contained herein, to the extent there is a conflict between the terms set forth in this draft, on the one hand, and the terms set forth in the master term sheet and/or intercreditor principles attached to the TSA, on the other hand, the terms set forth in the master term sheet and/or intercreditor principles shall control.

1

“ABL Facility Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under the ABL Credit Agreement or any successor, new or replacement administrative agent under the ABL Loan Documents.

[“ABL Intercreditor Agreement” means the intercreditor agreement, dated as of the May 1, 2019, among, inter alios, Bank of America, N.A., in its capacity as ABL Collateral Agent, Bank of America, N.A., as Term Loan Collateral Agent and Designated Junior Priority Representative, and U.S. Bank National Association, as Notes Collateral Agent, as amended by that certain Amendment No. 1 to ABL Intercreditor Agreement dated as of May 17, 2022, and as the same may be further amended, restated, modified, supplemented, replaced or refinanced from time to time.]3

“ABL Lenders” means the “Lenders” under and as defined in the ABL Credit Agreement.

“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Credit Agreement.

“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M-1.

“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Holdings and the Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” has the meaning set forth in Section 2.15(a).

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit L or such other form as may be supplied from time to time by the Administrative Agent.

[3]	NTD: To be updated to reflect any additional amendments or supplements in connection with the transactions.

2

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding anything to the contrary contained herein, in no event shall any Lender or Agent be deemed an Affiliate of a Loan Party solely by virtue of its capacity as a Lender or Agent hereunder.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“All-In Cash Yield” means, as to any Indebtedness, the portion of the All-In Yield that is required to be paid in cash.

“All-In Yield” means, as to any Indebtedness, the yield thereof incurred or payable by the applicable borrower generally to all Lenders of such Indebtedness in an amount equal to the sum of (a) the applicable margin plus any credit spread or other similar adjustment; (b) OID and upfront fees; provided that (i) OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and (ii) “All-In Yield” shall not include bona fide arrangement fees, structuring fees, commitment fees, underwriting fees and any similar fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness, reasonable (as determined by the Borrower) consent or amendment fees paid to consenting Lenders, ticking fees on undrawn commitments and any other fees not paid or payable generally to all Lenders of such Indebtedness and (c) the interest rate (exclusive of margin) after giving effect to any Term SOFR or Base Rate floor.

“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“Applicable Consolidated Total Net Leverage Ratio” means, for each applicable Test Period, the following Consolidated Total Net Leverage Ratio:

Test Period	Consolidated Total Net Leverage Ratio[4]
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00

[4]	NTD: To be set at a 10% EBITDA cushion to management’s projections.

3

“Applicable Existing Secured Notes (4.750%) Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	75.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	72.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	70.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	67.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	65.0%

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing Secured Notes (4.750%) Exchange Price at such time shall be 80.0% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing Secured Notes (4.750%) Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Existing Secured Notes (5.250%) Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	84.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	81.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	79.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	76.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	74.0%

4

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing Secured Notes (5.250%) Exchange Price at such time shall be 89.0% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing Secured Notes (5.250%) Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Existing Secured Notes (6.375%) Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	95.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	92.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	90.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	87.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	85.0%

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing Secured Notes (6.375%) Exchange Price at such time shall be 100% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing Secured Notes (6.375%) Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Existing Term Loan Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	95.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	92.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	90.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	87.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	85.0%

5

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing Term Loan Exchange Price at such time shall be 100% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing Term Loan Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Existing Unsecured Notes Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	75.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	72.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	70.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	67.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	65.0%

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing Unsecured Notes Exchange Price at such time shall be 80.0% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing Unsecured Notes Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Period” has the meaning set forth in Section 10.21.

“Applicable Proceeds” has the meaning set forth in Section 2.05(b)(ii).

“Applicable Rate” means with respect to any Term SOFR Loan and Base Rate Loan, as the case may be, the percentage per annum set forth below under the caption “Term SOFR Loans” and “Base Rate Loans”, as the case may be, based upon the Index Debt Rating by Moody’s and/or S&P, respectively, applicable on such date:

Applicable Rate
Level	Index Debt Rating (Moody’s/S&P)	Term SOFR Loans	Base Rate Loans
1	If the Index Debt Rating from both Moody’s and S&P is below Level 2	5.775%	4.775%
2	If the Index Debt Rating from both Moody’s and S&P is B2/B Rating	5.275%	4.275%
3	If the Index Debt Rating from either Moody’s or S&P is Ba3/BB- Rating	5.025%	4.025%

6

For purposes of each of the foregoing pricing grids, (i) if at any time the Borrower does not have an Index Debt Rating from any of S&P or Moody’s, the Applicable Rate shall be based on Level 1 status and (ii) if the Index Debt Rating established by a rating agency shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates (other than an Initial Lender) may act as the Auction Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings as of December 31, 2023 and related consolidated statements of income, stockholders’ equity and cash flows of Holdings for the fiscal year ended December 31, 2023.

“Available Equity Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the cumulative amount of cash and Cash Equivalent proceeds from the sale of Equity Interests (other than any Disqualified Equity Interests) of Holdings or any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower; plus

(b) 100% of the aggregate amount of contributions to the common capital (other than from a Subsidiary) of the Borrower received in cash and Cash Equivalents after the Closing Date, in each case, not previously applied for a purpose other than use in the Available Equity Amount; minus

(c) any amount of the Available Equity Amount used to make Investments pursuant to Section 7.02(n)(III) after the Closing Date and prior to such time; minus

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(d) any amount of the Available Equity Amount used to make prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing pursuant to Section 7.13(a)(x)(III) after the Closing Date and prior to such time; minus

(e) the cumulative amount of Investments and Restricted Payments made to Holdings or any indirect parent thereof by the Borrower or any of its Subsidiaries and contributed to the Borrower for the purpose of increasing the Available Equity Amount.

“Available Incremental Amount” means, as of any date of determination, the sum of (x) the aggregate principal amount of Existing Term Loans, Existing Secured Notes and Existing Unsecured Notes outstanding on such date plus (y) the amount of accrued and unpaid interest on the principal amount of such Existing Term Loans, Existing Secured Notes and Existing Unsecured Notes on such date (it being understood that the Available Incremental Amount shall be permanently reduced by the principal amount of Existing Term Loans, Existing Secured Notes and Existing Unsecured Notes prepaid, refinanced, repurchased, redeemed, satisfied or discharged with any Term Loan Increase or New Term Loan Facility or other Indebtedness or prepayment permitted by the terms of this Agreement).

“Available Non-Loan Party Investment Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) $100,000,000; minus

(b) or any amount of the Available Non-Loan Party Investment Amount used to make Investments pursuant to Section 7.02(c) or Section 7.02(z) after the Closing Date and prior to such time;

provided that the Available Non-Loan Party Investment Amount may be replenished up to an amount not to exceed the original cost of such Investment (but in no event in excess of $100,000,000) by 100% of the aggregate amount actually received by the Borrower or any other Loan Party in cash and Cash Equivalents (other than (A) in respect of any Investment made in connection with or in contemplation of or with the intent to facilitate or enable the making of such Investment or (B) cash and Cash Equivalents received substantially concurrently with an Investment) from:

(i) the sale (other than to the Borrower or any Subsidiary or any of their respective Affiliates) of the Equity Interests of any Person that is not a Loan Party (including any minority investment or joint venture), or

(ii) any dividend or other distribution received in respect of any Person that is not a Loan Party (including any minority investment or joint venture), or

(iii) any interest, returns of principal payments and similar payments received in respect of any Person that is not a Loan Party (including any minority investments or joint venture).

“Available Restricted Payments Amount” means, at any time, (a) the amount of Restricted Payments that may be made at the time of determination pursuant to Section 7.06(h) minus (b) the amount of the Available Restricted Payments Amount utilized by the Borrower or any Subsidiary to make Investments pursuant to Section 7.02(n)(II).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means, Bank of America, N.A.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, and the rules and regulations promulgated thereunder.

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“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) Term SOFR plus 1.00%. The Base Rate shall be deemed to be 1.00% per annum if the Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Term Borrowing of a particular Class, as the context may require.

“Broadcast Licenses” means the main station licenses issued by the FCC or any foreign Governmental Authority and held by the Borrower or any of its Subsidiaries for the Broadcast Stations operated by the Borrower or any of its Subsidiaries.

“Broadcast Stations” means each full-service AM or FM radio broadcast station or full-service television broadcast station now or hereafter owned and operated by the Borrower or any of its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Subsidiaries.

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“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of the Borrower or its Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of Holdings as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that, unless otherwise elected by the Borrower in a written notice to the Administrative Agent, for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under generally accepted accounting principles as of January 1, 2015, notwithstanding any modifications or interpretive changes thereto that may have occurred thereafter. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Subsidiaries.

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Subsidiary:

(1) Dollars;

(2) such local currencies held by Holdings or any Subsidiary from time to time in the ordinary course of business (including without limitation Sterling, euro, AUD or any national currency of any participating member state of the Economic and Monetary Union);

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

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(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and

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Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall be deemed to occur if:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall have acquired beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 50% or more on a fully diluted basis of the voting interest in Parent’s Equity Interests;

(b) a “change of control” (or similar event) shall occur under the ABL Facility, the First Lien Notes Indentures, the Second Lien Notes Indenture, the Existing Credit Agreement, the Existing Secured Notes Indenture, the Existing Unsecured Notes Indenture, any other Junior Financing Document or any Permitted Refinancing, as applicable, in respect of any of the foregoing in a principal amount in excess of the Threshold Amount; or

(c) Holdings shall cease to own directly or indirectly 100% of the Equity Interests of the Borrower.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of Equity Interests will not cause a party to be a beneficial owner.

“City Code” has the meaning set forth in Section 1.03(c).

“Claimant Assignee” has the meaning set forth in Section 10.07(b).

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term Commitments, Incremental Term Commitments, Refinancing Term Commitments of a given Refinancing Series or Extended Term Loans of a given Extension Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Initial Term Commitments, Incremental Term Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means [•], 2024, the first date on which all conditions precedent in Section [•] of the Exchange Agreement are satisfied or waived in accordance with the terms thereof.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” or similar term as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted or purported to be granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

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“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section [•] of the Exchange Agreement or from time to time pursuant to Section 6.11 or Section 6.13 hereof, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed pursuant to the Guaranty by (i) Holdings, (ii) any Electing Guarantor and (iii) each direct and indirect Subsidiary of the Borrower (other than any Excluded Subsidiary);

(c) the Obligations and the Guaranty shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Borrower and each Guarantor, and (ii) all Equity Interests of each other Subsidiary (other than any Equity Interests that constitute “Excluded Assets” (as defined in the Security Agreement)), in each case, subject to exceptions and limitations otherwise set forth in this Agreement, the Collateral Documents (to the extent appropriate in the applicable jurisdiction) and the Intercreditor Agreements;

(d) the Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, (i) in the case of Holdings, the Borrower and each Guarantor, substantially all now owned or, in the case of real property, fee owned, or at any time hereafter acquired tangible and intangible assets of each such Loan Party thereof (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property in the United States of America, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) and (ii) in the case of each other Loan Party, a pledge of (x) the applicable Equity Interests referred to in clause (c) above and (y) each intercompany promissory note or similar debt instrument representing intercompany Indebtedness owed from a Subsidiary of Holdings to the applicable Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the Collateral Documents and the Intercreditor Agreements;

(e) subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (d) above or under Section 6.11 or Section 6.13 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall, to the extent permitted pursuant to applicable law, be limited to 100% of the fair market value of the property (as reasonably determined by the Borrower in consultation with the Administrative Agent) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid American Land Title Association Lender’s policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B)

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contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (iii) opinions of local counsel to the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent and (iv) no later than three Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Agreement, a completed “life of the loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance as and to the extent required under Section 6.07 hereof. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Loan Party after the Closing Date until (1) the date that occurs 45 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a Special Flood Hazard Area, (A) a notification to the Borrower (or applicable Loan Party) of that fact and (if applicable) notification to the Borrower (or applicable Loan Party) that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower (or applicable Loan Party) of such notice; and (iii) if such notice is required to be provided to the Borrower (or applicable Loan Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Lenders the that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed);

(f) after the Closing Date, each Subsidiary of Holdings that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 or Section 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of Holdings that Guarantees (or is the borrower or issuer with respect to) (i) the ABL Facility, the First Lien Notes, the Second Lien Notes, the Existing Term Loans, the Existing Secured Notes or the Existing Unsecured Notes (or any Permitted Refinancing of any of the foregoing ) or (ii) any Junior Financing shall, in each case, be a Guarantor hereunder for so long as it Guarantees such Indebtedness;

(g) (i) with respect to all Deposit Accounts and Securities Accounts that are held by Holdings, the Borrower and each other Loan Party that are not Excluded Accounts and that are in existence on the Closing Date, within the time periods set forth in Section 6.16, the Collateral Agent (or its counsel) shall have received Deposit Account Control Agreements and Security Account Control Agreements, as applicable, and (ii) with respect to any Deposit Account or Securities Account that is held by Holdings, the Borrower and each other Loan Party which is not an Excluded Account that is established after the Closing Date and, within 180 days of such Deposit Account or Security Account being established, the Collateral Agent (or its counsel) shall have received a Deposit Account Control Agreement or Security Account Control Agreement, as applicable, for such Deposit Account or Security Account; provided that, notwithstanding the foregoing (1) to the extent the ABL Intercreditor Agreement is in effect, each Loan Party’s obligation under this clause (g) shall be deemed to be satisfied by having appointed the ABL Facility Administrative Agent as agent for the purpose of perfecting the security interests granted under the Credit Documents with resect to all ABL Controlled Accounts (as defined in the pursuant to the ABL Intercreditor Agreement) pursuant to the ABL Intercreditor Agreement or by adding the Collateral Agent as a secured party to any existing Deposit Control Agreement or Security Account Control Agreement and (2) to the extent the ABL Intercreditor Agreement is no longer in effect (and the Collateral Agent was not previously added as a secured party to each applicable existing Deposit Account Control Agreement or Security Account Control Agreement), Holdings, the Borrower and each other Loan Party shall, within 180 days of such date, deliver to the Collateral Agent (or its counsel) Deposit Account Control Agreements and Security Account Control Agreements with respect to any Deposit Account or Securities Account that is held by Holdings, the Borrower and each other Loan Party which is not an Excluded Account; and

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(h) except as otherwise contemplated by this Agreement or any Collateral Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office, the United States Patent and Trademark Office and all other actions reasonably requested by the Required Lenders (including those required by applicable Laws) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to the following: (i) other than in the case of any Electing Guarantors, any property or assets owned by any Excluded Subsidiary, (ii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iii) any interest in fee-owned real property other than Material Real Properties, (iv) Excluded Contracts, Excluded Equipment and any interest in leased real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to leases, including any requirement to obtain or deliver landlord waivers, estoppels or collateral access letters), (v) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code, (vi) (A) Margin Stock if any such pledge thereof violates applicable Law and (B) Equity Interests of any Person other than (x) wholly-owned Subsidiaries and (y) other Subsidiaries of the Borrower except, in the case of this clause (B)(y), to the extent and for so long as (I) the pledge thereof in favor of the Collateral Agent is not permitted by the terms of the agreement of such Person relating to a bona fide joint venture or other applicable organization documents and after giving effect to the anti-assignment provisions set forth in the Uniform Commercial Code or any other applicable Law, (II) the terms of the agreement of such Person relating to a bona fide joint venture or other applicable organization documents prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is an Affiliate of the Borrower or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) or (III) a pledge thereof would give any other party (other than an Affiliate of the Borrower) to any contract, agreement, instrument, or indenture governing such Equity Interests the right to terminate its obligations thereunder, (vii) any trademark application filed in the United States Patent and Trademark Office on the basis of the Borrower’s or any Guarantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to Holdings and any Subsidiaries of Holdings, as determined in the reasonable judgment of the Borrower in good faith in consultation with the Administrative Agent (acting at the direction of the Required Lenders), (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provisions of the Uniform Commercial Code and other applicable Law, (x) pledges and security interests prohibited or restricted by applicable Law whether on the Closing Date or thereafter (including any requirement to obtain the consent of any Governmental Authority) after giving effect to the anti-assignment provisions of the Uniform Commercial Code and other applicable Law, (xi) all commercial tort claims in an amount less than $2,500,000 in the aggregate, (xii) letter of credit rights in an amount less than $2,500,000, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions

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shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xiii) any particular assets if, in the reasonable judgment of the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents, (xiv) voting Equity Interests in excess of 65% of any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or FSHCO if current tax Law relating to pledges of stock of such Subsidiaries is similar to the law as in effect prior to the finalization of Treasury Regulations Section 1.956-1 pursuant to TD 9859, 84 Fed. Reg. 23716 (May 23, 2019), as reasonably determined by the Borrower in consultation with the Administrative Agent, (xv) any segregated funds held in escrow for the benefit of an unaffiliated third party (including such funds in Escrow), (xvi) any FCC Authorizations to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to applicable Communications Laws, but the Collateral shall include, to the maximum extent permitted by law, all rights incident or appurtenant to the FCC Authorizations (except to the extent requiring approval of the FCC, unless such approval has first been secured consistent with Section 10.24), the economic value of the FCC Authorizations, and the right to receive all proceeds derived from or in connection with the direct or indirect sale, assignment or transfer of the FCC Authorizations, (xvii) [reserved], (xviii) [reserved] and (xix) proceeds from any and all of the foregoing assets described in the clauses above to the extent such proceeds would otherwise be excluded pursuant the clauses above;

(B) (i) except as expressly provided in the foregoing clause (g), the foregoing definition shall not require control agreements with respect to any cash, deposit accounts or securities accounts or any other assets requiring perfection through control agreements and (ii) other than with respect to an Electing Guarantor organized in a jurisdiction other than the U.S., no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements, or share charge (or mortgage) agreements governed under the laws of any non-U.S. jurisdiction, other than, with respect to an Electing Guarantor organized in a jurisdiction other than the U.S., a security agreement, pledge agreement or share charge governed by the laws of such jurisdiction in which such Subsidiary is organized);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents;

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents; and

(E) general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Foreign Subsidiary to provide a Guaranty or Collateral or may require that the Guaranty or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Borrower, in consultation with the Administrative Agent.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, each of the Mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section [•] of the Exchange Agreement, Section 6.11 or Section 6.13 hereof, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

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“Commitment” means an Initial Term Commitment, Incremental Term Commitment or Refinancing Term Commitment of a given Refinancing Series as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of Holdings.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications Laws” means the Communications Act of 1934, as amended, and the FCC’s rules, regulations, published orders and published and promulgated policy statements, all as may be amended from time to time.

“Company Parties” means the collective reference to Holdings and its Subsidiaries, including the Borrower, and “Company Party” means any one of them.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any proposed Successor Rate, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with the Borrower, determines that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(1) increased (without duplication) by the following, in each case (other than with respect to clauses (h), (k) and (p)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income, profits or capital gains of Holdings and the Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(i) through (viii) in the definition thereof); plus

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(c) the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of Holdings and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(d) the amount of any actual and identifiable restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), costs and expenses for tax restructurings, start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any non-cash write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) Holdings may elect not to add back such non-cash charge in the current period and (B) to the extent Holdings elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(g) the amount of any fees, compensation and indemnities and expenses paid to the members of the board of directors (or the equivalent thereof) of the Borrower or any of its parent entities; plus

(h) the amount of pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives generated from actions that have been taken or with respect to which substantial steps have been taken (in each case, including prior to the Closing Date) or are expected to be taken (in the good faith determination of Holdings) within 12 months after a merger or other business combination, acquisition, investment, disposition or divestiture is consummated or generated by actions (including restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives) that have been taken or with respect to which substantial steps have been taken (in the good faith determination of Holdings), in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of such period, as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of Holdings and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (h) to the extent duplicative of any synergies, expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period or any period and including amounts in compliance with Regulation S-X of the Exchange Act); plus

(i) [reserved]; plus

(j) any costs or expense incurred by Holdings or a Subsidiary or a parent entity of Holdings to the extent paid by Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Equity Interest); plus

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(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of Holdings or a Subsidiary, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Holdings; plus

(m) 100% of the increase in Deferred Revenue as of the end of such period from Deferred Revenue as of the beginning of such period (or minus 100% of any such decrease); plus

(n) amortization of development advance payments which were made with the objective of increasing the number of clients or customers; plus;

(o) [reserved]; plus

(p) the amount of net cost savings and net cash flow effect of revenue enhancements related to New Contracts projected by Holdings in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or revenue enhancements shall be subject only to certification by management of Holdings and shall be calculated on a Pro Forma Basis as though such cost savings or revenue enhancements had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or revenue enhancements are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or revenue enhancements shall be added pursuant to this clause (p) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (d) above with respect to such period; provided that the aggregate amount of add backs made relating to New Contracts in respect of which no revenues have been received during such period pursuant to this clause (p) shall not exceed an amount equal to 5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (p)), provided, that the aggregate amount of add backs made pursuant to clause (d) and (h) (excluding any add backs made pursuant to clause (d) in connection with restructuring charges arising prior to the Closing Date) shall not exceed an amount equal to 20% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (calculated before giving effect to any adjustments);

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(q) non-cash gains increasing Consolidated Net Income of Holdings for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(r) any net income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Holdings.

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There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of, or closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by Holdings or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition” and the calculation of the Consolidated Total Net Leverage Ratio, but without limiting the adjustments included in the definition of Consolidated EBITDA, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, or closed or classified as discontinued operations by Holdings or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition).

“Consolidated Interest Expense” means, for any period:

(1) the sum, without duplication, of consolidated interest expense of Holdings and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of OID resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness and (f) cash interest expense of Indebtedness for which the proceeds are held in Escrow (except, excluding the interest expense in respect thereof that is covered by such proceeds held in Escrow), and excluding (i) costs associated with obtaining Swap Obligations, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (iii) penalties and interest relating to taxes, (iv) any “additional interest” or “liquidated damages” with respect to the Senior Secured Notes or the Existing Notes or other securities for failure to timely comply with registration rights obligations, (v) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (vi) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date including annual agency fees paid pursuant to the administrative agents and collateral agents under this Agreement or other credit facilities, (vii) [reserved] and (viii) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus

(2) consolidated capitalized interest of Holdings and its Subsidiaries for such period, whether paid or accrued; less

(3) interest income of Holdings and its Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that, without duplication,

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(1) any (x) after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans and (y) restructuring costs and costs and expenses for tax restructurings, in each case, shall be excluded; provided that amounts excluded pursuant to this clause (1) shall not exceed 15% of Consolidated Net Income for any such period;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber contract sales) or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(5) the net income for such period of any Person that is not a Subsidiary of Holdings or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Holdings or a Subsidiary thereof in respect of such period;

(6) the net income for such period of any Subsidiary (other than the Borrower or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of Holdings and its Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Holdings or a Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) [reserved];

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans, roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of Holdings or any of its direct or indirect parent companies, shall be excluded;

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(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Secured Notes and other securities, the incurrence of loans under the ABL Facility and the syndication and incurrence of any Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Secured Notes, the ABL Facility, the Existing Term Loans, the Existing Secured Notes, the Existing Unsecured Notes and other securities and any Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;

(12) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twenty four months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded; provided that amounts paid in respect of such accruals and reserves shall be deducted from Consolidated Net Income when paid in cash;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gains or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments,

(16) [reserved]; and

(17) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

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In addition, to the extent not already included in the Consolidated Net Income of Holdings and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement to the extent such expenses and charges reduced Consolidated Net Income.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of (i) Indebtedness of Holdings and its Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money plus (ii) Disqualified Equity Interests, purchase money indebtedness, Attributable Indebtedness and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, minus (b) the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of Holdings and its Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn, (ii) [reserved] and (iii) incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent and for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the relevant Person (it being understood that in any event, any such proceeds subject to such Escrow shall be deemed to constitute “restricted cash” for purposes of cash netting) (provided that such Escrow is secured only by proceeds of such Indebtedness and the proceeds thereof shall be promptly applied to satisfy and discharge such Indebtedness if the definitive agreement for such transaction is terminated prior to the consummation thereof); it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” means, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent. For purposes of calculating Excess Cash Flow, any changes to Consolidated Working Capital due to non-cash adjustments of Current Assets and/or Current Liabilities shall be ignored.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Credit Agreement Refinancing Indebtedness” means Indebtedness in the form of term loans issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness, in each case the primary purpose of which is not to influence voting thresholds hereunder in order to obtain consent to any transaction that would not otherwise be permitted prior to the incurrence of any such Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the covenants and events of default and other

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terms and condition are, in the good faith determination of the Borrower, not materially less favorable (when taken as a whole) to the Borrower than the covenants and events of default and other terms and conditions applicable to the Refinanced Debt being refinanced or replaced (except for (x) pricing, premiums, fees, rate floors and prepayment and redemption terms (except as otherwise provided in this Agreement) and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants and events of default satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees) unless the Lenders of the Term Loans receive the benefit of such more restrictive terms (it being understood that to the extent any more restrictive terms are added for the benefit of any such Credit Agreement Refinancing Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such more restrictive terms are also added for the benefit of any corresponding existing Facility, (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (v) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral, (vi) such Indebtedness is not at any time guaranteed by any Persons other than Loan Parties, (vii) such Indebtedness does not mature prior to the Latest Maturity Date at the time such Indebtedness is incurred or issued, (viii) such Indebtedness does not have a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loan at the time of incurrence of such Indebtedness, (ix) such Indebtedness may not be repaid or prepaid other than on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments with the Term Loans hereunder and (x) such Indebtedness shall be subject to the MFN Protection in respect of the existing Term Loans (as if such Credit Agreement Refinancing Indebtedness were Incremental Term Loans).

“Credit Extension” means a Borrowing.

“Current Assets” means, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) of Holdings and the Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, assets held for sale or of discontinued operations, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.

“Current Liabilities” means, with respect to Holdings and the Subsidiaries on a consolidated basis at any date of determination, all liabilities of Holdings and the Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals for liabilities of discontinued operations, loans (permitted) from third parties, pension liabilities, and derivative financial instruments, and (e) accruals of any costs or expenses related to restructuring reserves.

“Daily Simple SOFR” means, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Fund Affiliate” means any Affiliate of Holdings that is a bona fide debt fund, financial institution or an investment vehicle or managed account that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which Holdings does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including in case of the Borrower (a) a winding-up, administration or dissolution including, without limitation, bankruptcy, insolvency, voluntary or involuntary liquidation, composition with creditors, moratorium or reprieve from payment, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and/or (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer being appointed.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the overdue principal or interest in respect of a Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deferred Revenue” means the amount of long or short term deferred revenue of Holdings and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

“Deposit Account” has the meaning specified in Article 9 of the UCC.

“Deposit Account Control Agreement” means an effective account control agreement or blocked account agreement for a Deposit Account, reasonably acceptable to the Administrative Agent.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit M-2.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M-3, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), Section 2.05(a)(v)(C)(1) or Section 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

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“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings and the Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries) as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that (x) “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person and (y) no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 2.05(b)(ii) or Section 7.05 unless the Net Proceeds resulting from such transaction or series of transactions shall exceed $2,500,000.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) such Persons that have been specified in writing to the Administrative Agent prior to the Closing Date, as being “Disqualified Lenders” and made available to any Lender upon request and (b) any Person who is a bona fide competitor identified in writing to the Administrative Agent prior to the Closing Date, as such list of bona fide competitors may be updated by the Borrower (by furnishing such updates to the Administrative Agent in writing) from time to time thereafter, and (c) any Affiliate of each such Person referred to in clause (a) or (b) that is identified in writing to the Administrative Agent from time to time and in each case, any Affiliate of each such Person that is clearly identifiable on the basis of such Affiliate’s name (in each case, other than bona fide fixed income investors or debt funds that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business). No updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any Person that has previously validly acquired an assignment or participation in respect of any Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders; provided that any such Person will deemed to become a Disqualified Lender as soon as such Person ceases to hold any such Loans hereunder.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Double-Dip Provision” has the meaning set forth in Section 7.03(d).

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantor” means any Excluded Subsidiary that at the option, and in the sole discretion, of Holdings has been designated as a Guarantor (solely during the time of such designation); provided that such Excluded Subsidiary shall not become a Guarantor until the Administrative Agent shall have received and be satisfied with all documentation and other information reasonably requested by it under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan

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Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a written determination that a Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302, 303 or 304 of ERISA, whether or not waived; (h) any Foreign Benefit Event; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate.

“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital and long-term accounts receivable of Holdings and its Subsidiaries for such period, and (iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and its Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (1) through (17) of the definition of “Consolidated Net Income”, (ii) the aggregate amount of (x) all principal payments of Indebtedness of Holdings or its Subsidiaries during such period and (y) any premium, make-whole or penalty payments paid (or committed to be paid) in cash by the Borrower and its respective Subsidiaries during such period or, at the option of the Borrower, paid after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such premium, make-whole or penalty payments are not actually paid as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) that are required to be made in connection with any prepayment of Indebtedness (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, the Existing Term Loans pursuant to the Existing Credit Agreement, the First Lien Notes pursuant to the First Lien Notes Indentures, the Second Lien Notes pursuant to the Second Lien Notes Indenture (solely to the extent permitted to be made hereunder) and the Existing Notes pursuant to the Existing Notes Indentures (solely to the extent permitted to be made hereunder) and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii), First Lien Notes pursuant to the First Lien Notes Indentures or Second Lien Notes pursuant to the Second Lien Notes Indenture (solely to the extent permitted to be made hereunder), in each case, to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) [reserved] and (Z) all prepayments in respect of any other loans under a revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder), in each case, except to the extent financed with the proceeds of an incurrence or issuance of other Indebtedness of Holdings or its Subsidiaries (other than revolving loans unless such revolving loans refinance such revolving loans being repaid), (iii) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and its Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (iv) increases in Consolidated Working Capital and long-term accounts receivable of Holdings and its Subsidiaries for such period, (vi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings and its Subsidiaries pursuant to binding contracts

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(the “Contract Consideration”) entered into prior to or during such period relating to acquisitions that constitute Investments permitted under this Agreement or Capital Expenditures or acquisitions of intellectual property to the extent expected to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of Holdings following the end of such period; provided that to the extent the aggregate amount of proceeds utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (vii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period (provided that any such taxes were not deducted in determining Consolidated Net Income in a prior period), (viii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, except to the extent financed with the proceeds of an incurrence or issuance of other Indebtedness of Holdings or its Subsidiaries (other than revolving loans), (ix) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset, except to the extent financed with the proceeds of an incurrence or issuance of other Indebtedness of Holdings or its Subsidiaries (other than revolving loans) (it being understood that the amortization or expense of such payment shall not reduce Excess Cash Flow in any future period), (x) the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made (or committed to be made) in cash during such period or, at the option of the Borrower, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such Capital Expenditures or acquisitions are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period, to the extent financed with internally generated cash or borrowings under the ABL Facility) and (xi) the amount of Investments and acquisitions made (other than Investments and acquisitions made with respect to Indebtedness) (or committed to be made) by the Borrower and its respective Subsidiaries during such period or, at the option of the Borrower, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such Investments and acquisitions are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) and paid (or committed to be paid) in cash pursuant to Section 7.02(i) or (n), to the extent financed with internally generated cash or borrowings under the ABL Facility. Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for Holdings and its Subsidiaries on a consolidated basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Term Loan Exchange Agreement, dated as of the date hereof, among Holdings, the Borrower, the other Guarantors party thereto, Bank of America, N.A., as the administrative agent and collateral agent under the Existing Credit Agreement, the Administrative Agent, the Collateral Agent, the lenders under the Existing Credit Agreement party thereto and the Lenders party thereto.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Account” means (i) any deposit account, securities account, commodities account or other account of any Loan Party (and all cash, Cash Equivalents and other securities or investments held therein) exclusively used for all or any of the following purposes: payroll, employee benefits or customs, (ii) accounts used exclusively for the purposes of compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon, (iii) cash accounts of any Loan Party, the deposits in which shall not at any time aggregate to more than $20,000,000 (or such greater amount to which the Administrative Agent may agree) for all such cash accounts,

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(iv) accounts the balance of which is swept at the end of each Business Day into a Deposit Account subject to a Deposit Account Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such Deposit Account is swept into another Deposit Account subject to a Deposit Account Control Agreement) without the consent of the Collateral Agent, (v) (i) prior to the termination of the ABL Intercreditor Agreement, tax accounts, including, without limitation, sales tax accounts, and any tax benefits and (ii) upon and after the termination of the ABL Intercreditor Agreement, accounts consisting solely of amounts of tax collected on behalf of a Governmental Authority, including, without limitation, sales tax accounts, (vi) accounts into which governmental receivables are deposited, (vii) fiduciary or trust accounts, (viii) any deposit accounts designated by the Borrower by written notice to the Administrative Agent and containing solely of the proceeds of the Fixed Asset Collateral (as defined in the ABL Credit Agreement), (ix) escrow accounts permitted under this Agreement (including in connection with any letter of intent or purchase agreement with respect to any Investment or other acquisition of assets or Disposition) and (x) in the case of clauses (i) through (ix), the funds or other property held in or maintained in any such account.

“Excluded Contract” means, at any date, any rights or interest of the Borrower or any Guarantor under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not the Borrower or any Guarantor or other Affiliate thereof, or any requirement of law, then prohibits, or requires any consent, unless it is first secured, or establishes any other condition, unless it is first secured, for or would terminate because of an assignment thereof or a grant of a security interest therein by the Borrower or a Guarantor; provided that (i) rights under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Equipment” means, at any date, any equipment or other similar assets of the Borrower or any Guarantor which is subject to, or secured by, a Capitalized Lease Obligation or a purchase money obligation if and to the extent that (i) a restriction in favor of a Person who is not Holdings or any Subsidiary of Holdings or any Affiliate thereof contained in the agreements or documents granting or governing such Capitalized Lease Obligation or purchase money obligation prohibits, or requires any consent or establishes any other conditions for or would result in the termination of such agreement or document because of an assignment thereof, or a grant of a security interest therein, by the Borrower or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Borrower or any Guarantor with the proceeds of such Capitalized Lease Obligation or purchase money obligation and attachments thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capitalized Lease Obligations or purchase money obligations secured by such assets.

“Excluded Subsidiary” means (a) any Subsidiary of Holdings that is not, directly or indirectly, a wholly-owned Subsidiary of Holdings, in each case, solely to the extent that such non-wholly owned Subsidiary (i) is a bona fide joint venture that is created or formed for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) and (ii) the counterparty to such joint venture is not an Affiliate of a Loan Party, (b) any Subsidiary of Holdings or the Borrower that does not have total assets in excess of 2.5% of Total Assets or 2.5% of revenues for Holdings and its Subsidiaries in each case, individually or in the aggregate with all other Subsidiaries excluded via this clause (b) (such Subsidiary, an “Immaterial Subsidiary”), (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations (other than any Contractual Obligation in favor of Holdings or any of its Subsidiaries) existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (acting at the direction of the Required Lenders), in consultation with the Borrower, the burden or cost or other consequences (including any adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) [reserved], (f) any not-for-profit Subsidiaries, (g) [reserved], (h)(A) any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (B) any FSHCO and (C) any

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Subsidiary of an entity described in (A) or (B), (i) [reserved], (j) [reserved], (k) any captive insurance subsidiaries, and (l) [reserved]; provided that, notwithstanding the foregoing, “Excluded Subsidiary” shall not include (i) the Borrower, (ii) any Electing Guarantor for so long as such Electing Guarantor constitutes an Electing Guarantor in accordance with the terms of this Agreement, (iii) any Subsidiary of Holdings that constitutes a guarantor under (x) the ABL Facility, the First Lien Notes, the Second Lien Notes, the Existing Term Loans, the Existing Secured Notes or the Existing Unsecured Notes (or any Permitted Refinancing of any of the foregoing) or (y) any Junior Financing or (iv) any Guarantor referenced in the proviso of clause (f) of the definition of “Collateral and Guarantee Requirements”.

“Excluded Taxes” means with respect to any Agent, Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such recipient being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (B) as a result of any present or former connection between such recipient and the jurisdiction imposing such Tax (other than any connections arising from executing, delivering, becoming a party to, engaging in any transaction pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing, any Loan Document, or selling or assigning an interest in any Loan or Loan Document), (ii) Taxes attributable to the failure by any Agent, Lender or any other recipient to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender that is in effect on the date such Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such Tax pursuant to Section 3.01 and (iv) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 1, 2019, by and among Holdings, the Borrower, the other guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative and collateral agent, as in effect as of the Closing Date after giving effect to the Transactions and as such document may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Existing Credit Agreement Documents” means the “Loan Documents” as defined in the Existing Credit Agreement.

“Existing Notes” means, individually or collectively, as the context may require, the Existing Secured Notes and the Existing Unsecured Notes.

“Existing Notes Documents” means, individually or collectively, as the context may require, the Existing Secured Notes Documents and the Existing Unsecured Notes Documents.

“Existing Notes Indentures” means, individually or collectively, as the context may require, the Existing Secured Notes Indentures and the Existing Unsecured Notes Indenture.

“Existing Secured Notes” means, individually or collectively, as the context may require, the Existing Secured Notes (4.750%), the Existing Secured Notes (5.250%) and the Existing Secured Notes (6.375%).

“Existing Secured Notes (4.750%)” means the 4.750% Senior Notes due 2028 in an aggregate principal amount outstanding of $[__].

“Existing Secured Notes (5.250%)” means the 5.250% Senior Notes due 2027 in an aggregate principal amount outstanding of $[___].

“Existing Secured Notes (6.375%)” means the 6.375% Senior Notes due 2026 in an aggregate principal amount outstanding of $[___].

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“Existing Secured Notes Documents” means the Existing Secured Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“Existing Secured Notes Indenture (4.750%)” means the indenture, dated as of November 22, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing Secured Notes (4.750%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Existing Secured Notes Indenture (5.250%)” means the indenture, dated as of August 7, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing Secured Notes (5.250%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Existing Secured Notes Indenture (6.375%)” means the indenture, dated as of May 1, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing Secured Notes (6.375%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Existing Secured Notes Indentures” means, individually or collectively, as the context may require, the Existing Secured Notes Indenture (4.750%), the Existing Secured Notes Indenture (5.250%) and the Existing Secured Notes Indenture (6.375%).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).

“Existing Term Loans” means the “Term Loans” under and as defined in the Existing Credit Agreement.

“Existing Unsecured Notes” means the 8.375% Senior Notes due 2027 in an aggregate principal amount outstanding of $[___].

“Existing Unsecured Notes Documents” means the Existing Unsecured Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“Existing Unsecured Notes Indenture” means the indenture, dated as of May 1, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing Unsecured Notes are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extending Term Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of a Term Loan Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

“Facility” means the Initial Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans, or a given Term Loan Extension Series of Extended Term Loans, as the context may require.

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“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version thereof that is to the extent substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any current or future fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaties, or conventions among Governmental Authorities entered into in connection with the implementation thereof.

“FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.

“FCC Authorizations” means all Broadcast Licenses and other licenses, permits and other authorizations issued by the FCC and held by Holdings, the Borrower or any of the Subsidiaries.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

[“First Lien Intercreditor Agreement” means the pari passu intercreditor agreement, dated as of the Closing Date and substantially in the form of Exhibit J-1, among the Borrower and the Guarantors from time to time party thereto, the Administrative Agent, the Collateral Agent, [U.S. Bank, National Association], as trustee under the First Lien Notes and the other parties thereto (including, one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Liens securing the Obligations), as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.]5

“First Lien Notes” means, individually or collectively, as the contexts may require, the First Lien Notes (9.125%), the First Lien Notes (7.750%) and the First Lien Notes (7.000%).

“First Lien Notes (7.000%)” means the 7.000% Senior Secured Notes due 2031 issued on the Closing Date in the aggregate principal amount of $[___];

“First Lien Notes (7.750%)” means the 7.750%% Senior Secured Notes due 2030 issued on the Closing Date in the aggregate principal amount of $[___];

“First Lien Notes (9.125%)” means the 9.125%% Senior Secured Notes due 2029 issued on the Closing Date in the aggregate principal amount of $[___];

“First Lien Notes Documents” means the First Lien Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“First Lien Notes Indenture (7.000%)” means the indenture, dated as of the Closing Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the First Lien Notes (7.000%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

[5]	NTD: To be updated for agreed collateral and intercreditor arrangements.

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“First Lien Notes Indenture (7.750%)” means the indenture, dated as of the Closing Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the First Lien Notes (7.750%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“First Lien Notes Indenture (9.125%)” means the indenture, dated as of the Closing Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the First Lien Notes (9.125%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“First Lien Notes Indentures” means, individually or collectively, as the contexts may require, the First Lien Notes Indenture (9.125%), the First Lien Notes Indenture (7.750%) and the First Lien Notes Indenture (7.000%).

“Fixed Amounts” has the meaning set forth in Section 1.11.

“Fixed Charges” means, with respect to Holdings and its Subsidiaries for any period, the sum of, without duplication:

(1) Consolidated Interest Expense for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.

“Foreign Disposition” has the meaning set forth in Section 2.05(b).

“Foreign Pension Plan” means any benefit plan established or maintained outside of the United States that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Holdings that is not a US Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Subsidiary substantially all of the assets of which consist of equity or equity and debt that is treated as equity for U.S. federal income tax purposes of (i) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) a Person described in this sentence.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

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“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) Holdings, (ii) the direct and indirect wholly owned Subsidiaries of Holdings (other than any Excluded Subsidiary), (iii) any Electing Guarantors and (iv) those Subsidiaries of Holdings that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 6.11 or otherwise, at the option of the Borrower, issues a Guaranty of the Obligations after the Closing Date.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

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“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Identified Assets” mean the assets specified on Schedule 1.01B.6

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Immaterial Subsidiary” has the meaning set forth in the definition of “Excluded Subsidiary.”

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Loan Request” has the meaning set forth in Section 2.14(a).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of Holdings appearing upon the balance sheet of Holdings solely by reason of push-down accounting under GAAP shall be excluded; and

[6]	NTD: Schedule to be reasonably satisfactory to the Steerco (it being understood and agreed that the schedule provided to counsel to the Steerco on 10/30/24 is reasonably satisfactory to the Steerco).

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(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of Holdings and its Subsidiaries, exclude (i) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms), (ii) intercompany transfer pricing and marketing re-charge fees and (iii) intercompany royalty and/or licensing agreements (including, cash collection arrangements in respect of airline revenue), in each case made in the ordinary course of business or for ordinary course cash management purposes, (C) exclude obligations under or in respect of operating leases or sale lease-back transactions (except any resulting Capitalized Lease Obligations) and (D) include outstanding amounts under any receivables, factoring or similar facilities or securitizations whether or not the same would constitute indebtedness or a liability on the balance sheet of such Person in accordance with GAAP. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Index Debt Rating” means (i) for Moody’s, its public corporate family rating of the Borrower (or, if not available for the Borrower, of Holdings or Parent) and (ii) for S&P, its public corporate rating of the Borrower (or, if not available for the Borrower, of Holdings or Parent).

“Information” has the meaning set forth in Section 10.08.

“Initial Lenders” means the financial institutions named on Schedule 1.01A. Each Initial Lender is deemed to be a party to this Agreement on the Closing Date pursuant to the Exchange Agreement and the terms and provisions of this Agreement.

“Initial Term Commitment” means, as to each Initial Lender, its obligation to make (or be deemed to make) Initial Term Loans in an aggregate amount set forth opposite such Term Lender’s name in Schedule 1.01A under the caption “Initial Term Commitment”. The aggregate amount of the Initial Term Commitments is $[___].

“Initial Term Loans” means the term loans deemed made by the Initial Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

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“Intercreditor Agreements” means the ABL Intercreditor Agreement, First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter or, to the extent agreed by each Lender of such Term SOFR Loan and the Administrative Agent, twelve months or less than one month thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to Term SOFR that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan (including by way of a listed Eurobond), advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of Holdings and its Subsidiaries, (i) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms), (ii) intercompany transfer pricing and marketing re-charge fees and (iii) intercompany non-exclusive royalty and/or licensing agreements (including, cash collection arrangements in respect of airline revenue), in each case made in the ordinary course of business or for ordinary course cash management purposes or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

[“Junior Lien Intercreditor Agreement” means the multi-lien intercreditor agreement, dated as of the Closing Date and substantially in the form of Exhibit J-2, by and among the Borrower and the Guarantors from time to time party thereto, the Administrative Agent, the Collateral Agent, [U.S. Bank, National Association], as trustee under the First Lien Notes, [U.S. Bank, National Association] as trustee under the Second Lien Notes and the other parties thereto (including one or more collateral agents or representatives for the holders of permitted Indebtedness

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issued or incurred pursuant to Section 7.03 that is intended to be secured on a basis junior to the Obligations), as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms thereof.]7

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, constitutions, guidelines, regulations, ordinances, codes, common law and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning set forth in Section 1.03(c).

“LCA Test Date” has the meaning set forth in Section 1.03(c).

“Lender” has the meaning set forth in the introductory paragraph to this Agreement, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” Each Initial Lender is a Lender on the Closing Date.

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans hereunder or reimbursement obligations required to be made by it hereunder, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless subject to a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations under agreements generally in which it commits to extend credit; (iv) [reserved]; (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (vi) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

[7]	NTD: To be updated for agreed collateral and intercreditor arrangements.

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“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Liability Management Transaction” means any debt tender offer or exchange, refinancing, restructuring or any similar transaction (either in a single transaction or in a series of related transactions) of or for any existing Indebtedness of Holdings or any subsidiary with any other Indebtedness (or the proceeds of any other Indebtedness) that includes as components thereof (i) contractual, structural or temporal (including as to lien priority or additional collateral) seniority with respect to any of the Term Loans (except in the case of a Refinancing permitted hereunder of any existing Indebtedness that is contractually, structurally or temporally senior to the Term Loans immediately prior to such transaction) and (ii) an Investment in, Restricted Payment to, or transfer or disposition of property or assets to, a Person that is not a Loan Party or a designation of an Electing Guarantor as an Excluded Subsidiary in accordance with the terms of this Agreement.

“License Subsidiary” means a direct or indirect wholly-owned Subsidiary of the Borrower substantially all of the assets of which consist of Broadcast Licenses and related rights.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (a) any acquisition, investment of or in any assets, business or Person permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any prepayment of Indebtedness for which irrevocable notice has been given and/or (c) distributions that have been publicly declared by one or more of Holdings and its Subsidiaries.

“Loan” means an extension of credit by (or deemed made by) a Lender to the Borrower under Article II in the form of a Term Loan (and including any Incremental Term Loan).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Intercreditor Agreement to the extent then in effect and (v) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Amount” means, as of any date, an amount in cash determined as if the Initial Term Loans that are the subject of the applicable Premium Event were being voluntarily prepaid or repaid as of such date equal to the excess of (a) the present value at such date of the sum of (I) all required interest payments that would be due on such Initial Term Loans calculated at a rate per annum equal to the Applicable Rate (using the applicable pricing level based on the Index Debt Rating on such date) on such Initial Term Loans for Term SOFR Loans from the date of Premium Event through, but excluding, the twenty-four (24) month anniversary of the Closing Date plus (II) the prepayment premium that would be due under Section 2.05(a)(iv)(A) if such prepayment were made on the twenty-four (24) month anniversary of the Closing Date, plus (III) the principal amount of such Initial Term Loans being repaid or prepaid, in each case, discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%, over (b) the principal amount of such Initial Term Loans being repaid or prepaid.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

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“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) material adverse effect on the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Real Property” means any fee owned Real Property located in the United States that is owned by any Loan Party with a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means (i) with respect to the Initial Term Loans, May 1, 2029 (the “Initial Term Loan Maturity Date”), (ii) with respect to any tranche of Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Term Loan Extension Request accepted by the respective Lender or Lenders, (iii) with respect to any Refinancing Term Loans, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Term Loans under a New Term Facility, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided that, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“MFN Protection” has the meaning set forth in Section 2.14(e)(iii).

“MFN Trigger Amount” has the meaning set forth in Section 2.14(e)(iii).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Section 6.11 and Section 6.13, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Loan Parties or any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by Holdings or any of the Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations or Indebtedness that is subordinated in right of payment) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection

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with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (iii) in the case of any Disposition or Casualty Event by a non-wholly-owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly-owned Subsidiary as a result thereof, (iv) Taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by Holdings or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that Holdings may reinvest any portion of such proceeds to make capital expenditures, an investment in long-term fixed assets or any other Investment permitted by clause (i) or (w) of Section 7.02 (in each case, which such Investment shall be permitted by this Agreement) in an amount not to exceed $35,000,000 in the aggregate for all such reinvestments during any fiscal year, in each case, within 365 days of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 90 days after the end of such 365 day period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso (it being understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing); provided, further, that if the property or assets transferred in such Disposition or Casualty Event were Collateral, then such reinvestment must also be in Collateral, and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any of the Subsidiaries of any Indebtedness, net of all Taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or any Subsidiary shall be disregarded.

“New Contracts” means binding new agreements or amendments to existing agreements with customers.

“New Term Facility” has the meaning set forth in Section 2.14(a).

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Exclusive Period” means any day after the last day of the Specified Holder Exclusivity Period.

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any transaction or event, that such amount was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Term Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding,

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regardless of whether such interest and fees are allowed claims in such proceeding, and all indemnification obligations of the Loan Parties owing to any Lender under the Transaction Support Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Prepayment Premiums, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).

“Other Debt Representative” means, with respect to any series Indebtedness permitted to be incurred hereunder on a pari passu or junior Lien basis to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, as the case may be, occurring on such date.

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Parent” means iHeartMedia, Inc., a Delaware corporation.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate or to which any Loan Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which a Loan Party or Subsidiary has any liability (contingent or otherwise).

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“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Junior Debt” means any Indebtedness incurred that:

(1) shall have no obligor (other than the Borrower and the Guarantors);

(2) shall be unsecured or, if secured, (x) shall not be secured by any assets other than the Collateral, (y) shall only be secured by Liens that rank junior in right of security to the Liens securing the Obligations and (z) the Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement (or another intercreditor agreement in a form substantially consistent with the form of Junior Lien Intercreditor Agreement);

(3) shall have a maturity date that is at least ninety-one (91) days after the Initial Term Loan Maturity Date at the time such Indebtedness is incurred;

(4) shall not be subject to any mandatory redemption, repurchase, prepayment or sinking fund obligation (other than (x) in the case of notes, customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default and (y) in the case of loans, customary mandatory prepayment provisions upon an asset sale or event of loss (or from the proceeds of a Permitted Refinancing) and a customary acceleration right after an event of default, in each case subject to the prior repayment in full of the Loans and all other Obligations) prior to the Initial Term Loan Maturity Date then in effect;

(5) shall either (i) not allow for any cash payments, whether in respect of interest, principal or any fees (however described) to be made prior to the Initial Term Loan Maturity Date then in effect or (ii) in the case of any Permitted Junior Debt the proceeds of which are promptly applied to refinance, repay or otherwise replace any Existing Term Loans or Existing Notes, have an All-In Cash Yield that is no greater than the All-In Cash Yield of the Existing Term Loans or Existing Notes that are being refinanced, repaid or otherwise replaced;

(9) shall not be provided by an Affiliate of the Borrower;

(10) shall only be incurred pursuant to Section 7.03(s); and

(11) shall otherwise have terms and conditions, covenants or other provisions (other than, except as provided in this definition, pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole); provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (11) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (11), shall be conclusive unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) unless (x) the Lenders of the Initial Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Initial Term Loan Maturity Date at the time of incurrence of such Indebtedness or shall otherwise be reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or

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extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended was incurred as Permitted Junior Debt, such modification, refinancing, refunding, renewal, replacement, exchange or extension shall constitute Permitted Junior Debt, (e) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is (i) unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, (ii) secured by Liens on the Collateral on an equal priority basis with the Liens on the Collateral securing the Obligations, such modification, refinancing, refunding, replacement, renewal, exchange or extension shall not have a greater Lien priority than the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or (iii) secured by Liens on the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations, such modification, refinancing, refunding, replacement, renewal, exchange or extension is either (x) secured by Liens on the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations or (y) unsecured; (e) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, sponsored, maintained or contributed to by any Loan Party or Subsidiary or, with respect to any such Plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Pledged Debt” means, collectively, (a) “Pledged Debt” (as defined in the Security Agreement) and (b) any other Collateral constituting “Pledged Debt,” “Receivables,” “Intercompany Debt Documents” or terms of similar import (as defined in any other Collateral Document).

“Pledged Equity” means, collectively, (a) “Pledged Equity” (as defined in the Security Agreement) and (b) any other Collateral consisting of Equity Interests. For the avoidance of doubt, Pledged Equity shall not include any Equity Interests included in the definition of “Excluded Assets” (as defined in the Security Agreement).

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated.

“Premium Event” has the meaning assigned to such term in Section 2.05(a)(iii)(A).

“Prepayment Premium” has the meaning assigned to such term in Section 2.05(a)(iii)(A).

“Prime Rate” means the rate of interest announced publicly by Bank of America in New York from time to time, as Bank of America’s prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Amount” means the stated or principal amount of each Loan.

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“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of Holdings, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Holdings in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings) within 12 months after the date such Permitted Acquisition or conversion is consummated for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of Holdings and the Subsidiaries; provided that (i) at the election of Holdings, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business to the extent the aggregate consideration paid in connection with such acquisition was less than $40,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such revenue is accrued or costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional revenue or costs, as applicable, will be accrued or incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and shall be subject to the aggregate caps set forth in “Consolidated EBITDA” and “Consolidated Net Income”.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings or any of the Subsidiaries in connection therewith (without giving effect to the netting of any cash proceeds of such Indebtedness to the extent such proceeds are being utilized in connection with any such Specified Transaction), and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with and subject to the caps set forth in the definition of Consolidated EBITDA and Consolidated Net Income and give effect to events (including operating expense reductions) that are (as determined by Holdings in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings and the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment and (II) in determining Pro Forma Compliance with the Consolidated Total Net Leverage Ratio, in connection with the incurrence (including by assumption or guarantee) of any Indebtedness, the incurrence of any Indebtedness in respect of the ABL Facility included in the Consolidated Total Net Leverage Ratio immediately prior to, or simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made, shall be disregarded. In the event any fixed “baskets” are intended to be utilized together with any incurrence-based “baskets” in a single transaction or series of related transactions, (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of Indebtedness or any other applicable transaction or action to be incurred under any incurrence-based “baskets” shall first be calculated without giving effect to amounts being utilized pursuant to any fixed “baskets”, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed “baskets”, any incurrence and repayments of Indebtedness) and all other permitted Pro Forma Adjustments (except that the incurrence of any Indebtedness under the ABL Facility immediately prior to or in connection therewith shall be disregarded), and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed “baskets” shall be calculated.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” has the meaning set forth in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Series” means all Refinancing Term Loans and Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment and constitute Credit Agreement Refinancing Indebtedness.

“Register” has the meaning set forth in Section 10.07(d).

“Related Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Term Loans, a Committed Loan Notice.

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“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings, and (b) aggregate unused Term Commitments; provided that the unused Term Commitment, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party and any other officer or employee of the applicable Loan Party whose signature is included on an incumbency certificate or similar certificate, attaching resolutions authorizing such officer or employee to sign such documents and otherwise reasonably satisfactory to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment that is not otherwise permitted pursuant to Section 7.02.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“S&P” means S&P Global Ratings and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any international economic or financial sanctions or trade embargoes or other comprehensive prohibitions against transaction activity pursuant to anti-terrorism laws or export control laws administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Notes” means the 10.875% Second Lien Notes issued on the Closing Date in the aggregate principal amount of $[___].

“Second Lien Notes Documents” means the Second Lien Notes Indenture and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

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“Second Lien Notes Indenture” means the indenture, dated as of the Closing Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Second Lien Notes are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Account” [has the meaning assigned to such term in the Security Agreement.]

“Securities Account Control Agreement” [has the meaning assigned to such term in the Security Agreement.]

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the US Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among Holdings, the Borrower, the US Guarantors and the Collateral Agent.8

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Senior Secured Notes” means, individually or collectively, as the context may require, the First Lien Notes and the Second Lien Notes.

“Senior Secured Notes Documents” means, individually or collectively, as the context may require, the First Lien Notes Documents and the Second Lien Notes Documents.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means, with respect to Daily Simple SOFR, 0.11448% (11.448 basis points); and with respect to Term SOFR, 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-month’s duration, and 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit M-4.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit M-5, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).

[8]	NTD: To be updated for agreed collateral and intercreditor arrangements.

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“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Special Flood Hazard Area” has the meaning set forth in Section 6.07(b).

“Specified Default” means a Default under Section 8.01(a), (f) or (g).

“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit M-6.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit M-7, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(3).

“Specified Existing Secured Notes (4.750%) Exchange” has the meaning set forth in Section 7.13(a)(viii).

“Specified Existing Secured Notes (5.250%) Exchange” has the meaning set forth in Section 7.13(a)(vii).

“Specified Existing Secured Notes (6.375%) Exchange” has the meaning set forth in Section 7.13(a)(vi).

“Specified Existing Term Loan Exchange” has the meaning set forth in Section 7.13(a)(v).

“Specified Existing Unsecured Notes Exchange” has the meaning set forth in Section 7.13(a)(ix).

“Specified Holder” means [ ].

“Specified Holder Exclusivity Period” [means the three (3) month period immediately following the Closing Date; provided that to the extent the Specified Holders have exchanged Existing Notes and/or Existing Term Loans in excess of 10% in the aggregate for all such outstanding Indebtedness immediately after giving effect to the Transactions during such three (3) month period, the Specified Holder Exclusivity Period shall be extended by an additional three (3) months].

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or Incremental Term Loan in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sterling” or “£” means freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

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“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Subsequent Closing Market Purchase Incremental Facility” means any Term Loan Increase incurred pursuant to Section 2.14 issued on the same terms as the Initial Term Loans, and used to consummate Specified Existing Term Loan Exchanges.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supermajority (65%) Required Lenders” means, as of any date of determination, Lenders having at least 65% of the sum of the (a) Total Outstandings, and (b) aggregate unused Term Commitments; provided that the unused Term Commitment, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority (65%) Required Lenders.

“Supermajority (90%) Required Lenders” means, as of any date of determination, Lenders having at least 90% of the sum of the (a) Total Outstandings, and (b) aggregate unused Term Commitments; provided that the unused Term Commitment, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority (90%) Required Lenders.

“Supplemental Agent” has the meaning set forth in Section 9.14(a) and “Supplemental Agents” shall have the corresponding meaning.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Group” has the meaning set forth in Section 7.06(i)(iii).

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Term SOFR Loans, having the same Interest Period made (or deemed made) by each of the Term Lenders pursuant to Section 2.01, an Incremental Amendment, a Refinancing Amendment or an Extension.

“Term Commitment” means a Commitment.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).

“Term Loans” means any Initial Term Loan, any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan designated as a “Term Loan”, as the context may require.

“Term Loan Increase” has the meaning set forth in Section 2.14(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans of each Class made by such Term Lender.

“Term Priority Collateral” means “Non-Intercreditor Collateral” as defined in the ABL Intercreditor Agreement.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day plus the SOFR Adjustment for an Interest Period of one month;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

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“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01(a) or (b), as applicable.

“Threshold Amount” means $20,000,000.

“Total Assets” means the total assets of Holdings and the Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings delivered pursuant to Sections 6.01(a) or (b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

[“Transactions” means the [“Transactions”] as such term is defined in the Transaction Support Agreement and any other transactions contemplated by, relating to or in connection with the Transaction Support Agreement and the Exchange Agreement, including, without limitation, (a) the making (or deemed making) of the Initial Term Loans and the execution and delivery of Loan Documents entered into on the Closing Date and the Exchange Agreement, (b) the issuance of the Senior Secured Notes and the execution and delivery of First Lien Notes Documents and the Second Lien Notes Documents entered into on the Closing Date, the supplemental indentures and other documentation in in respect of the Existing Notes Documents and an amendment and other documentation in respect of the Existing Credit Agreement Documents, (c) the payment of the Transaction Expenses and (d) in each case, the other transactions contemplated by or entered into in connection with the foregoing clauses (a) through (c).]

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transaction Support Agreement” shall mean that certain Transaction Support Agreement, dated as of [•], 2024, among Holdings, the Borrower and the creditors of Holdings and the Borrower from time to time party thereto as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Transferred Guarantor” has the meaning set forth in Section 11.10.

“Treasury Rate” means, as of any date of determination, a rate equal to the then-current yield to maturity on actively traded U.S. Treasury securities having a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (but not more than five Business Days) (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) and having a duration equal to (or the nearest available tenor) the period from the date that the applicable repayment or prepayment is received (or the date such repayment or prepayment is required to be received) to the date that falls on the twenty-four (24) month anniversary of the Closing Date (or, if such period is less than one year, the weekly average Treasury Rate adjusted to a constant maturity of one year) as reasonably determined by the Administrative Agent.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of Holdings as of [•], 2024 and related consolidated statements of income, stockholders’ equity and cash flows of Holdings as of [•], 2024.

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“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits K-1, K-2, K-3 and K-4 hereto, as applicable.

“US Guarantor” means each US Subsidiary that constitutes a Guarantor.

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” has the meaning set forth in Section 2.14(e)(iii).

Section 1.02. Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

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(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) For purposes of determining whether Holdings, the Borrower and its Subsidiaries comply with any exception to Article VII where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit Holdings, the Borrower and its Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder.

(c) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis; provided that, for any Specified Transaction that is consummated in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios shall be deemed to be either (a) the date the definitive agreements for such Limited Condition Transaction are entered into, or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of such target company is made in compliance with the City Code (the “LCA Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and the Specified Transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent date of determination ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof and any associated Lien) have been consummated. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of

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determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into. For the avoidance of doubt, if the Borrower has exercised its option under this clause (c), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default (other than an Event of Default under Section 8.01(a) or (f)) shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

Section 1.04. Rounding.

Any financial ratios required to be maintained by Holdings pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Initial Lenders.

By accepting the benefits under this Agreement and the other Loan Documents, each Initial Lender acknowledges and agrees that it shall be bound by all provisions of this Agreement (including for the avoidance of doubt, Section 9.07) and shall have all of the rights and obligations of a Lender hereunder.

Section 1.09. [Reserved].

Section 1.10. Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section 1.10) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agents and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of

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the Administrative Agents in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05, 7.06 or 7.13 or for calculating the Consolidated Total Net Leverage Ratio, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

Section 1.11. [Reserved].

Section 1.12. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person pursuant to such division transaction, then such asset, right, obligation or liability shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence as a result of such division transaction, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.13. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Commitments and Credit Extensions

Section 2.01. The Loans.

(a) The Initial Term Loan Borrowings. Subject to the terms and conditions set forth in the Exchange Agreement, each Initial Lender (i) is deemed to have made, on the Closing Date, a term loan to the Borrower denominated in Dollars in the amount of such Initial Lender’s Initial Term Commitment and (ii) is deemed to have executed and delivered, on the Closing Date, this Agreement pursuant to the Exchange Agreement. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided that, on the Closing Date, the Initial Term Loans shall be deemed made as Term SOFR Loans with an initial Interest Period of [•] month[s] (it being understood and agreed that this Section 2.01(a) shall be in lieu of a Committed Loan Notice on the Closing Date).

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Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing (other than a Borrowing of Initial Term Loans), each conversion of Term Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (i) three Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans or any conversion of Base Rate Loans to Term SOFR Loans, and (ii) 10:00 a.m. New York City time on the Business Day of a requested date of any Borrowing of Base Rate Loans; provided that, notwithstanding anything herein to the contrary, if a Default or Event of Default shall have occurred and be continuing, (i) in no event shall any (x) Term SOFR Loan be continued as a Term SOFR Loan or (y) Base Rate Loan be converted to a Term SOFR Loan and (ii) each Term SOFR Loan will be automatically, on the last day of the current Interest Period thereof, convert to a Base Rate Loan, in each case except as otherwise agreed by the applicable Required Class Lenders. Except as provided in Section 2.14(a), each Borrowing of (other than a Borrowing of Initial Term Loans), conversion to or continuation of Term SOFR Loans shall be in a minimum principal amount of $2,000,000, or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.14(a), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing of a particular Class, a conversion of Term Loans of any Class or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans of a Class are to be converted, (v) [reserved] and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as or converted to Term SOFR Loans having an Interest Period of one month, as applicable. Any such automatic conversion to one-month Term SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

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(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) With respect to SOFR or Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.03. [Reserved].

Section 2.04. [Reserved].

Section 2.05. Prepayments.

(a) Optional.

(i) The Borrower, upon written notice to the Administrative Agent by the Borrower, may voluntarily prepay at any time or from time to time Term Loans of any Class (subject to the terms of any Incremental Amendment, Extension Amendment or Refinancing Amendment executed in accordance with the terms of this Agreement) in whole or in part without premium or penalty (subject to Section 2.05(a)(iv)); provided that (1) such notice must be signed by a Responsible Officer of the Borrower and received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three Business Days prior to any date of prepayment of Term SOFR Loans and (B) one (1) Business Day prior to any prepayment of Base Rate Loans in each case, unless the Administrative Agent agrees to a shorter period in its discretion; (2) any prepayment of Term SOFR Loans shall be in a minimum Principal Amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum Principal Amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire Principal Amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the application of such prepayment to scheduled maturities of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(ii) [Reserved.]

(iii) Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05 and the Prepayment Premiums, if any, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment is conditioned on the consummation of another concurrent transaction, which such transaction shall not be consummated or shall

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otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) (other than Section 2.05(a)(ii)) shall be applied in an order of priority to repayments thereof as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a) or (b), as applicable.

(iv)

(A) In the event that (x) the Borrower makes any voluntary prepayment of Initial Term Loans pursuant to Section 2.05(a)(i) or any refinancing, exchange, redemption, repayment or discharge of the Term Loans (other than pursuant to Sections 2.05(a)(v), 2.05(b)(i), 2.05(b)(ii)) or 10.07(m)), (y) a mandatory prepayment of the Initial Term Loans is required by Section 2.05(b)(iii) or (z) all or a portion of the Initial Term Loans are accelerated (or deemed accelerated) for any reason, including because of the occurrence and continuance of any Event of Default, the commencement of any bankruptcy, examinership, reorganization, insolvency or liquidation proceeding or other proceeding pursuant to any applicable Debtor Relief Laws, sale, disposition, or encumbrance (including that by operation of law or otherwise) (each of the foregoing, a “Premium Event”), then, in each case, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Lender, a prepayment premium equal to (A) if such Premium Event occurs from the Closing Date through, but excluding, the twenty-four (24) month anniversary of the Closing Date, the Make-Whole Amount, (B) if such Premium Event occurs on or after the twenty-four (24) month anniversary of the Closing Date and prior to the thirty-six (36) month anniversary of the Closing Date, 3.00 % of the aggregate principal amount of the Initial Term Loans being repaid, prepaid, required to be prepaid, or accelerated and (C) if such Premium Event occurs on or after the thirty-six (36) month anniversary of the Closing Date and prior to May 1, 2028, 1.00 % of the aggregate principal amount of the Initial Term Loans being repaid, prepaid, required to be prepaid, or accelerated (the foregoing premiums, including the Make-Whole Amount, a “Prepayment Premium” and collectively the “Prepayment Premiums”); provided that on and after May 1, 2028, the premium for any prepayments, repayments and accelerations of Initial Term Loans shall be 0.00%.

(B) The parties hereto further acknowledge and agree that the Prepayment Premiums shall be presumed to be the liquidated damages sustained by each applicable Term Lender as a result of the early repayment or prepayment of the Initial Term Loans (and not intended to act as a penalty or to punish the Loan Parties for any such repayment or prepayment). Any prepayment or repayment, whether voluntary or involuntary, of the Initial Term Loans upon the occurrence of any Premium Event shall be accompanied by all unpaid accrued interest on the principal amount prepaid or repaid, together with the Prepayment Premium payable at such time, as applicable pursuant to Section 2.05(a)(iv)(A). Without limiting the generality of the foregoing in this Section 2.05(a)(iv)(B), and notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default, the commencement of any bankruptcy, examinership, reorganization, insolvency or liquidation proceeding or other proceeding pursuant to any applicable Debtor Relief Laws, sale, disposition, or encumbrance (including that by operation of law or otherwise), the applicable Prepayment Premium, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Initial Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. The applicable Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means). EACH OF THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Borrower and the other Loan Parties expressly agrees that (i) the applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the applicable Prepayment

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Premium shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made, (iii) there has been a course of conduct between the applicable Term Lenders, the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (iv) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(a)(iii), (v) their respective agreement to pay or guarantee the payment of the applicable Prepayment Premium is a material inducement to the applicable Term Lenders to provide the Initial Term Commitments and make the Initial Term Loans, and (vi) the applicable Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the applicable Term Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the applicable Term Lenders or profits lost by the applicable Term Lenders as a result of such applicable Premium Event.

(v) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v); provided that no Company Party shall initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

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(2) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice

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and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each

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Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements

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of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(4) In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(E) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating

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Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(F) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(G) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(H) Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(I) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2025) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(ix) below, an aggregate principal amount of Term Loans in an amount (such amount, the “Applicable ECF Amount”) equal to (A) 75.0% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments or repurchases of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is made (including, in the case of Term Loans prepaid pursuant to Section 2.05(a)(v), the actual purchase price paid in cash pursuant to a “Dutch Auction”), (2) all voluntary prepayments, repurchases or redemptions of loans under the ABL Facility during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (other than any such prepayment, repurchase or redemption made on the Closing Date in connection with the Transactions) to the extent the commitments under the ABL Facility are permanently reduced by the amount of such payments, (3) all voluntary prepayments, repurchases or redemptions of First Lien Notes (9.125%) and any Credit Agreement Refinancing Indebtedness and any other Indebtedness that, in each case, matures on or prior to the Initial Term Loan Maturity Date and is secured on

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a pari passu basis with the Initial Term Loans, and repurchased or redeemed on a pro rata basis or less than pro rata basis with the Initial Term Loans (except to the extent financed with proceeds of long-term funded Indebtedness) during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due, (4) the amount of Restricted Payments paid in cash (or committed to be paid) during such period or, at the option of the Borrower, paid after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such payments are not actually paid as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) pursuant to Section 7.06(i) (clauses (i), (ii) and (iii) only) or Section 7.06(g), to the extent financed with internally generated cash or borrowings under the ABL Facility, (5) cash payments by the Borrower and its respective Subsidiaries made (or committed to be made) during such period or, at the option of the Borrower, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such payments are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) in respect of long-term liabilities of the Borrower and its respective Subsidiaries other than Indebtedness, to the extent financed with internally generated cash or borrowings under the ABL Facility, (6) at the option of the Borrower, an amount up to the aggregate face amount of outstanding Existing Term Loans and Existing Notes that mature on or prior to the twelve month anniversary of the date when such Excess Cash Flow prepayment is due and (7) without of duplication of any amounts deducted in the immediately preceding fiscal year pursuant to the foregoing clause (6), all voluntary prepayments, repurchases or redemptions of Existing Term Loans and Existing Notes (except to the extent financed with proceeds of long-term funded Indebtedness (other than revolving loans)) during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (which shall be limited to the actual purchase price paid in cash), in the case of each of the immediately preceding clauses (1) through (7), without duplication of any deduction from Excess Cash Flow in any prior period; provided that such prepayment shall be reduced if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase or otherwise redeem any First Lien Notes (9.125%) with such Excess Cash Flow, in which case the Borrower may apply the Applicable ECF Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the First Lien Notes (9.125%) at such time) and the remaining Applicable ECF Amount so received to the repurchase or redemption of the First Lien Notes (9.125%); provided, further, that (A) the portion of the Applicable ECF Amount allocated to the First Lien Notes (9.125%) shall not exceed the amount of the Applicable ECF Amount required to be allocated to the First Lien Notes (9.125%) pursuant to the terms thereof, and the remaining amount, if any, of the Applicable ECF Amount shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(i) shall be reduced accordingly and (B) to the extent the holders of the First Lien Notes (9.125%) decline to have such indebtedness repurchased or redeemed, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, repayments pursuant to this Section 2.05(b)(i) shall only be required if the Applicable ECF Amount for such fiscal year is greater than $10,000,000 (and only such excess amount shall be applied to the payment thereof).

(ii) If (x) Holdings or any of its Subsidiaries Disposes of any property or assets pursuant to Section 7.05(j), (m) or (q) or (y) any Casualty Event occurs, which results in the realization or receipt by Holdings or Subsidiary of Net Proceeds, the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(ix) below, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by Holdings or any Subsidiary of such Net Proceeds, subject to clause (b)(xi) below, an aggregate principal amount of Term Loans in an amount equal to 100% all Net Proceeds received (such amount, the “Applicable Proceeds”); provided that such prepayment shall be reduced if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any First Lien Notes or other Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Liens on the Collateral securing the Term Loans pursuant to the terms of the documentation governing the First Lien Notes or such other Indebtedness with the Net Proceeds of such Disposition or Casualty Event (such Indebtedness together with the Senior Secured Notes required to be offered to be so repurchased, “Other Applicable Indebtedness”), in which case the Borrower may apply the Applicable Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) and the remaining Net Proceeds so received to

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the prepayment of such Other Applicable Indebtedness; provided, further, that (A) the portion of the Applicable Proceeds (but not the other Net Proceeds received) allocated to the Other Applicable Indebtedness shall not exceed the amount of Applicable Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Applicable Proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that that only the amount of Net Proceeds in excess of $10,000,000 in the aggregate per fiscal year for all such Dispositions or Casualty Events shall be subject to prepayment pursuant to this Section 2.05(b)(ii) and, in such case, the required prepayment shall be only the amount in excess thereof.

(iii) If Holdings or any Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 7.03 (excluding Section 7.03(t)), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(x) below an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by Holdings or such Subsidiary of such Net Proceeds.

(iv) [Reserved].

(v) [Reserved].

(vi) Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request, or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms), (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied on a pro rata basis to each Class of Term Loans then outstanding (provided that (i) any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment as directed by the Borrower (without premium or penalty) and, absent such direction, shall be applied in direct order of maturity to repayments thereof; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Term SOFR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

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(ix) Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to Section 2.05(b), (A) each Lender of Term Loans will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (and the Borrower shall not prepay any Term Loans of such Lender on the date that is specified in clause (B) below), (B) the Borrower will make all such prepayments not so refused upon the fourth Business Day after delivery of notice by the Borrower pursuant to Section 2.05(b)(vii) and (C) any prepayment refused by Lenders of Term Loans may be retained by the Borrower.

(x) In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans of the applicable Class or Classes being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Term SOFR Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(ix), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment within any tranche of Term Loans shall be applied first to Term Loans of such tranche that are Base Rate Loans to the full extent thereof before application to Term Loans of such tranche that are Term SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(xi) Foreign Dispositions. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Section 2.05(b)(i) or 2.05(b)(ii), is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Subsidiary Excess Cash Flow would have material adverse tax cost consequences with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (ii), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.05(b) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.05(b), the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary); provided that any such prepayment pursuant to this clause (ii) shall be deemed a mandatory prepayment made pursuant to Section 2.05(b) and not a voluntary prepayment for purposes of calculating Excess Cash Flow or any Excess Cash Flow prepayment under Section 2.05(b)(i).

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Section 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in a minimum aggregate amount of $5,000,000, or any whole multiple of $1,000,000, in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Term Commitment of each Term Lender of each Class shall be automatically and permanently reduced to $0 upon the deemed making of Initial Term Loans on the Closing Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter ending after the Closing Date, an aggregate principal amount of Initial Term Loans deemed made on the Closing Date equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b) In the event any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of a Default or Event of Default under Section 8.01(a), (f) or (g), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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Section 2.09. Fees.

The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10. Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness.

(a) The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, and maturity of its Loans and payments with respect thereto.

(b) [Reserved].

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for Dollar-denominated payments and in Same Day Funds not later than 1:00 p.m. New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

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(b) Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, one Business Day prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Loans outstanding at such time.

Section 2.13. Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders, at a cash price equal to the par amount thereof, plus all accrued and unpaid interest and fees thereon, such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14. Incremental Credit Extensions.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments (including delayed draw term loan commitments) which may be in the same Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of Term Loans (each, an “New Term Facility”, collectively with any Term Loan Increase, the “Incremental Term Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Term Loans. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto; provided that

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notwithstanding anything to the contrary in this Section 2.14, any Term Loan Increase that is a Subsequent Closing Market Purchase Incremental Facility shall have identical terms as the Initial Term Loans issued on the Closing Date and shall otherwise constitute the same Class of Term Loans as the Initial Term Loans; provided further that, if an Incremental Term Loan is not fungible for U.S. federal income tax purposes with any Initial Term Loan or Incremental Term Loan then outstanding, such Incremental Term Loan shall bear a separate CUSIP number or other identifier from each tranche of the Incremental Term Loans and Initial Term Loans with which it is not fungible.

(c) Incremental Loan Request. In connection with any Term Loan Increase or New Term Facility (other than a Specified Existing Term Loan Exchange), the Initial Lenders shall be provided written notice of Borrower’s intent to incur such Term Loan Increase or New Term Facility (and the material terms and conditions thereof) at least five (5) Business Days prior to the Borrower soliciting offers from third parties to provide such Term Loan Increase or New Term Facility. No Term Loan Increase or New Term Facility (other than a Specified Existing Term Loan Exchange) may be incurred without first offering each Initial Lender the right to participate in such Term Loan Increase or New Term Facility based on their respective Pro Rata Share of the Initial Term Loans then outstanding on the same terms as offered to any other prospective lender. If any Initial Lender has not accepted or declined such offer within five (5) Business Days from receipt of such notice, such Initial Lender shall be deemed to have declined, and each Initial Lender which has elected to provide such Term Loan Increase or New Term Facility shall be offered an opportunity to participate in the remaining portion of the Term Loan Increase or New Term Facility that has so been declined by the other Initial Lenders based on its Pro Rata Share of Initial Term Loans then outstanding (which Lenders shall be deemed to have declined to provide such additional portion of the Term Loan Increase or New Term Facility to the extent such Lender has not provided a commitment to provide such additional portion of the Term Loan Increase or New Term Facility within three (3) Business Days after such additional offer has been made)). If (1) no Initial Lender elects to provide such Term Loan Increase or New Term Facility, the Borrower may then close and fund such Term Loan Increase or New Term Facility with other prospective lenders (on identical (with respect to sizing, pricing, original issue discount, tenor, maturity, prepayments, amortization, call protection, end of term fees and other fees or economic terms) or substantially identical (with respect to all other terms and conditions) terms and conditions to those initially provided in its written notice to the Lenders) or (2) some, but less than all, of the Term Loan Increase or New Term Facility remains uncommitted after the steps set forth above, the Borrower may then close and fund such Term Loan Increase or New Term Facility with other prospective lenders and with the relevant existing Lenders who have elected to provide such Term Loan Increase or New Term Facility (on identical (with respect to sizing, pricing, original issue discount, tenor, maturity, prepayments, amortization, call protection, end of term fees and other fees or economic terms) or substantially identical (with respect to all other terms and conditions) terms and conditions to those initially provided in its written notice to the Lenders). Any Lender approached to participate in any Term Loan Increase or New Term Facility may elect or decline, in its sole discretion, to participate in such increase or new facility. Subject to this Section 2.14(c), the Borrower may also invite additional Eligible Assignees reasonably satisfactory to the Administrative Agent (not to be unreasonably withheld or delayed) to become Lenders pursuant to an Incremental Amendment. Neither the Administrative Agent nor the Collateral Agent (in their respective capacities as such) shall be required to execute, accept or acknowledge any Incremental Amendment pursuant to this Section 2.14 and such execution shall not be required for any such Incremental Amendment to be effective; provided that, with respect to any Incremental Term Commitments, the Borrower must provide to the Administrative Agent the documentation providing for such Incremental Term Commitments. For the avoidance of doubt, no Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Term Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Term Commitments;

(ii) after giving effect to such Incremental Term Commitments, the conditions of Section 4.02(i) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment); provided that the requirement to deliver a Committed Loan Notice may be waived;

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(iii) the primary purpose of the issuance of such Incremental Term Commitments is not to influence voting thresholds hereunder in order to obtain consent to any transaction that would not otherwise be permitted prior to the incurrence of any such Incremental Term Commitments;

(iv) [reserved];

(v) the aggregate amount of the Incremental Term Loans shall not exceed the Available Incremental Amount; and

(vi) such other conditions as the Borrower, each Incremental Term Lender providing such Incremental Term Commitments and the Administrative Agent shall agree.

(e) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Term Commitments; provided that:

(i) the terms of any Term Loan Increase and the Incremental Term Commitments and Incremental Term Loans in respect thereof shall be identical to the applicable Class of Term Loans and constitute part of the same Class of Term Loans;

(ii) in respect of all other Incremental Term Loans:

(A) such Incremental Term Loans shall rank pari passu in right of payment and of security with the Initial Term Loans,

(B) such Incremental Term Loans shall not mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans,

(C) such Incremental Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans (without giving effect to prior prepayments that would otherwise modify the Weighted Average Life to Maturity of the Term Loans),

(D) such Incremental Term Loans shall have an Applicable Rate, and subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(i)(I) below, amortization determined by the Borrower and the applicable Incremental Term Lenders,

(E) the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment,

(F) the Incremental Term Loans shall otherwise have terms and conditions, covenants or other provisions (other than, subject to the other provisions of this Section 2.14, pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole); provided that a certificate of the Borrower as to the satisfaction of the conditions described in this subclause (F) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this subclause (F), shall be conclusive unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Latest Maturity Date at the time of incurrence of such Indebtedness or shall otherwise be reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders),

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(G) (I) there shall be no borrower in respect of any Incremental Term Loans other than the Borrower and (II) there shall be no other obligor or guarantor in respect of the Incremental Term Loans other than a Guarantor;

(H) no Incremental Term Loans shall be secured by any assets that do not constitute Collateral; and

(I) the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided that with respect to any Loans under Incremental Term Loan Commitments that are secured by the Collateral on a pari passu basis with the Initial Term Loans with a maturity date that is less than 12 months after the Initial Term Loan Maturity Date, (I) if the All-In Yield applicable to such Incremental Term Loans shall be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to such Initial Term Loans by more than 50 basis points per annum (the amount of such excess, the “Yield Differential”), then the interest rate (together with, as provided in the proviso below, the Term SOFR or Base Rate floor) with respect to the Initial Term Loans shall be increased by the applicable Yield Differential; provided that, if any Incremental Term Loans include a Term SOFR or Base Rate floor that is greater than the Term SOFR or Base Rate floor applicable to the Initial Term Loans, such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this clause (iii) but only to the extent an increase in the Term SOFR or Base Rate Floor applicable to the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Term SOFR and Base Rate floors (but not the Applicable Rate, unless the Borrower otherwise elects in its sole discretion) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors and (II) the prepayment premiums, end of term fees and similar call protection applicable to any Incremental Term Loans, if any, shall not be greater than those applicable to the Initial Term Loans, unless the Initial Term Loans shall also benefit from such prepayment premiums, end of term fees and/or similar call protection (this proviso, the “MFN Protection”); and

(iii) the proceeds of any Incremental Term Loans (including any Term Loan Increase) shall be used solely for Specified Existing Term Loan Exchanges and exchanges of Existing Secured Notes or Existing Unsecured Notes or, in the case of any new money Incremental Term Commitments, to prepay, refinance, repurchase, redeem, satisfy or discharge Existing Term Loans, Existing Secured Notes or Existing Unsecured Notes pursuant to clauses (iv), (x), (xi) or (xii) of Section 7.13(a).

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Commitments, under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14 (including (i) to increase the All-In Yield of the applicable Class of Term Loans, or make other changes to any applicable Class of Term Loans that are favorable to the Lenders thereof, in any such case to the extent necessary in order to ensure that any applicable Class of New Term Loans are “fungible” with any applicable existing Class of Term Loans, (ii) to add mechanics to allow for the accrual and payment of payment-in-kind interest in respect of any such additional Class of New Term Loans and (iii) to add or extend, in either case, any other “call protection” for the benefit of any applicable existing Class of Term Loans).

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Section 2.15. Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment under this Agreement and in accordance with this Section 2.15 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Refinancing Lender.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Refinancing Term Loans under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Refinancing Term Loans incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

Section 2.16. Extension of Term Loans.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans were amended are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such Existing Term Loan Tranche; provided, further, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity

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Date of any then existing Term Loans hereunder, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (C) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000 (or such greater amount that the Borrower, at its election, specifies as a condition to consummating any Extension Amendment (to be determined and specified in the relevant Term Loan Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower)).

(b) [Reserved].

(c) Extension Request. The Borrower shall provide the applicable Term Loan Extension Request at least three (3) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Term Loan Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Term Loan Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Term Loan Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Term Loan Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Term Loan Extension Request or Term Loans, as applicable, subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be

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applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.17. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent or the Collateral Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders, whereupon that Lender will

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cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, deductions or withholdings (including backup withholding) or similar fees or charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) as soon as practicable after the date of such payment, if the Borrower or any Guarantor is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a present or former connection that the Agent or Lender has with the taxing jurisdiction (other than any connections arising from executing, delivering, becoming a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing, any Loan Document, or selling or assigning an interest in any Loan or Loan Document), except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”), or at the option of an Agent timely reimburse such Agent for payment of any such Taxes. As soon as practicable after the date of payment of any Other Taxes by a Loan Party, the Loan Parties shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent.

(c) The Loan Parties agree to indemnify each Agent and each Lender, within ten (10) days after demand therefor, for (i) the full amount of Indemnified Taxes (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by, or required to be withheld or deducted from any payment to, such Agent or such Lender and (ii) any reasonable documented and out-of-pocket expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, if a Loan Party reasonably believes that such Taxes were not correctly or legally imposed or asserted, such Agent or Lender shall, upon the written request of the Borrower setting forth in reasonable detail the basis for such belief that such Taxes were not correctly or legally imposed or asserted, use reasonable efforts to cooperate with the Loan Parties to apply for a refund of such Taxes, which shall be repaid to the Loan Party in accordance with, and subject to the terms, conditions and limitations in, Section 3.01(f), so long as such

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efforts would not result in any out-of-pocket costs or expenses not reimbursed by the Loan Party (including any additional Indemnified Taxes or fees, penalties, interest and additions to tax) or be otherwise disadvantageous to such Agent or Lender as determined in such Agent’s or Lender’s sole discretion (it being understood that in no event will any Agent or Lender be required to (w) apply for or obtain any taxpayer identification number (including a U.S. employer identification number) from the IRS or other applicable taxing jurisdiction, (x) retain counsel or other advisers (legal, accounting or otherwise), (y) make available its tax returns or any other information that such Agent or Lender reasonably deems confidential or (z) in the case of a Lender, solicit information from or otherwise contact any direct or indirect shareholder, investor, partner, member or other equity holder or beneficial owner thereof). A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error. For the avoidance of doubt, no Agent or Lender shall be entitled to duplicative payments from the Loan Parties in respect of the same Indemnified Tax pursuant to Section 3.01(a) and (b), on the one hand, and this Section 3.01(c), on the other hand.

(d) Each Lender (which shall, for purposes of this Section 3.01(d) include any Administrative Agent to whom payment is made) shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver. Without limiting the foregoing:

(i) Each Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is not a US Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code and (b) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), or

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(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable (provided that if the Lender is a partnership, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner).

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iv) The Administrative Agent and any successor thereto shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon request of the Borrower) (i) if the Administrative Agent (or such successor to the Agent) is a US Person, two properly completed and duly signed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, or (ii) if the Administrative Agent (or such successor to the Administrative Agent) is not a US Person, (A) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for its own account, and (B) IRS Form W-8IMY (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a US Person and thus act as the withholding agent with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a US Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)).

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 and Section 3.04(a) shall, if requested in writing by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or assign its rights and obligations hereunder to another of its offices, branches or Affiliates) if, in the sole determination of such Lender, such a change or assignment would (i) reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and (ii) not result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender. The Loan Parties agree to pay all reasonable and documented out-of-pocket costs and expense incurred by any Lender in connection with any such change, and nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Loan Parties or the rights of such Lender pursuant to Section 3.01.

(f) If any Lender or Agent receives a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, incurred in obtaining such refund and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to

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pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g) For U.S. federal, and applicable state and local, income tax purposes, the Loan Parties and each Lender and Participant, and any assign, agree to treat the Term Loans as “variable rate debt instruments” described under U.S. Treasury Regulations section 1.1275-5 that are issued by the Borrower. To the extent applicable, each Loan Party, Lender and Participant, and any assign, agrees to file all U.S. federal, and applicable state and local, income tax returns consistently with the foregoing unless otherwise required pursuant to a “determination” described under Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax law).

Section 3.02. Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Loans, or to determine or charge interest rates based upon the Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Loans in the affected currency or currencies, or, in the case of Term SOFR Loans denominated in Dollars, to convert Base Rate Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all applicable Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

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Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall no longer be made available, or permitted to be used for determining the interest rate of loans, or shall or will otherwise cease permanently or indefinitely, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (such specific date, the “Scheduled Unavailability Date”), then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary in Section 10.01, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

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Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, any definition of Successor Rate shall provide that in no event shall such Successor Rate, with respect to the Initial Term Loans, be less than zero for purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lenders and the Borrower reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans.

(a) If any Lender reasonably determines that as a result of any Change in Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loans or (as the case may be), or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) Excluded Taxes, or (iii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b) If any Lender determines that any Change in Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office), has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender (or the Person controlling such Lender) for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Term SOFR funds or deposits, additional interest on the unpaid principal amount of each applicable Term SOFR Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Term SOFR Loans of the Borrower, such additional costs (expressed as a

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percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.04(a), (b), (c) or (d).

Section 3.05. Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term SOFR Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan made by it at Term SOFR for such Loan by a matching deposit or other borrowing in the applicable interbank market for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Term SOFR Loan, or, if applicable, to convert Base Rate Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

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(c) If the obligation of any Lender to make or continue any Term SOFR Loan, or to convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Term SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Term SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender elects not to be an Extending Term Lender or (iv) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender (in respect of any applicable Facility only in the case of clause (i) or clause (iv)), as the case may be, and in the case of a Lender, repay all Obligations (including the payment of any Prepayment Premium) of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i)) or, with respect to a Class vote, clause (iv).

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(b) Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption (provided that Obligations other than with respect to the principal of the Loans may be paid by the Borrower) and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) [Reserved].

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) For the avoidance of doubt, any amounts owing to a Non-Consenting Lender or a Lender electing not to be an Extending Term Lender under Section 2.05(a) shall be required to be paid as a condition to replacing or terminating such Lender under this Section 3.07.

Section 3.08. Survival.

All of the Borrower’s obligations under this Article III shall survive resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, termination of the Aggregate Commitments and repayment, satisfaction or discharge of all other Obligations under any Loan Document.

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01. [Reserved].

Section 4.02. Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a (x) Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans and or (y) a Request for Credit Extension for an Incremental Facility which shall be governed by Section 2.14(d)) is subject to the following conditions precedent:

(i) The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified).

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(ii) No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) (or, in the case of a Request for Credit Extension for an Incremental Facility, the conditions specified in Section 2.14(d)) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower and each Guarantor party hereto (solely to the extent applicable to it) represents and warrants to the Agents and the Lenders at the time of each Credit Extension (to the extent required by the Exchange Agreement and/or Section 4.02, as applicable) that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii)(x), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

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Section 5.03. Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, and except that (x) certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Loan Document may require the prior consent of the FCC, and (y) copies of this Agreement or any other Loan Document may be required to be filed with the FCC for informational purposes.

Section 5.04. Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges and/or Liens granted by the Loan Parties, if any, of or in Equity Interests in Foreign Subsidiaries.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Any forecasts of consolidated balance sheets and consolidated statements of income and cash flow of Holdings and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2023, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of Holdings and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05 or otherwise set forth on the Unaudited Financial Statements, (ii) obligations arising under the Loan Documents, the ABL Loan Documents, the Existing Credit Agreement Documents, the First Lien Notes Documents, the Second Lien Notes Documents, the Existing Secured Notes Documents and the Existing Unsecured Notes Documents and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor could reasonably be expected to have a Material Adverse Effect).

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Section 5.06. Litigation.

Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. Special Representations Relating to FCC Authorizations, Etc.

(a) The Borrower and its Subsidiaries hold all FCC Authorizations that are necessary or required for the Borrower and its Subsidiaries to conduct their business in the manner in which it is currently being conducted, except where the failure to do so would not have a Material Adverse Effect. Schedule 5.07 hereto lists each material FCC Authorization held by the Borrower or any Subsidiary as of the Closing Date. With respect to each Broadcast License issued by the FCC and listed on Schedule 5.07 hereto, the description includes the call sign, FCC identification number, community of license and the license expiration date.

(b) All material FCC Authorizations held by the Borrower and its Subsidiaries are in full force and effect in accordance with their terms, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.07, and except for such matters as would not have a Material Adverse Effect, (i) neither the Borrower nor any Subsidiary has knowledge of any investigation, notice of apparent liability, notice of violation, notice of forfeiture or complaint issued by or filed with or before the FCC with respect to any material FCC Authorization (other than proceedings relating to the broadcast industry generally), and (ii) no event has occurred that has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, material adverse modification, non-renewal, material impairment, material restriction or termination of, or material forfeiture with respect to, any material FCC authorization. For purposes of this Section 5.07, all references to material FCC Authorizations include all of the Broadcast Licenses. The Borrower and the Subsidiaries have timely filed all required reports and notices with the FCC and have paid all amounts due in timely fashion on account of fees and charges to the FCC, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Ownership of Property; Liens and Real Property.

Holdings and each of its Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. [As of the Closing Date, neither Holdings nor any of its Subsidiaries owns any Material Real Property.]9

Section 5.09. Environmental Matters.

Except as specifically disclosed in Schedule 5.09(a) or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each Loan Party and its respective properties and operations are and, other than any matters which have been finally resolved with no further liability or obligations, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b) the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of Holdings or the Borrower, threatened, under or relating to any Environmental Law;

[9]	NTD: Company to confirm.

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(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or formerly owned, leased or operated by any Loan Party or Subsidiary, or arising out of the conduct of the Loan Parties that requires or could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability;

(d) there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or any of their respective operations or any facilities currently or, to the knowledge of Holdings or the Borrower, formerly owned, leased or operated by any of the Loan Parties or Subsidiaries, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability; and

(e) the Borrower has made available to the Administrative Agent all environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession or control of a Loan Party or any Subsidiary of a Loan Party.

Section 5.10. Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings diligently conducted. Except as described on Schedule 5.10, there is no proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11. ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other Applicable Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 of ERISA with respect to a Multiemployer Plan; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, (v) each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto, and nothing has occurred which would prevent, or cause the loss of, such qualification; (vi) there is no “funding shortfall” (within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA) with respect to each Pension Plan (determined as of the end of the most recently preceding plan year pursuant to the assumptions used for funding such Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (vii) there are no pending or, to the knowledge of Holdings or the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; and (viii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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(d) With respect to each Foreign Pension Plan and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) such Foreign Pension Plan has been maintained and administered in compliance with its terms and with the requirements of all applicable Law, (ii) all required contributions with respect to such Foreign Pension Plan have been made when due and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each such Foreign Pension Plan, determined as of the most recent valuation date of such Foreign Pension plan, on the basis of actuarial assumptions each of which are reasonable, did not exceed the current value of the assets of such Foreign Pension plan allocable to such liabilities.

Section 5.12. Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties in its material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such material Subsidiaries are owned free and clear of all Liens except any Lien that is permitted to be on such Equity Interests under Section 7.01. As of the Closing Date, Schedule 5.12 sets forth the name and jurisdiction of each Loan Party and sets forth the ownership interest of the Borrower and any other Guarantor in each material Subsidiary, including the percentage of such ownership.

Section 5.13. Margin Regulations; Investment Company Act.

(a) None of the Loan Parties is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) None of the Borrower or any other Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.14. Disclosure.

No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, each of Holdings and the Borrower represents that such information was prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time of preparation; it being understood that such projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and its Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered may vary significantly from actual results and that such variances may be material.

Section 5.15. Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date (a) there are no strikes or other labor disputes against Holdings or any of its Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened, (b) hours worked by and payment made to employees of Holdings or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrower and the other Loan Parties have complied with all applicable labor laws including work authorization and immigration and (d) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

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Section 5.16. Use of Proceeds.

The Borrower will (a) use the proceeds of the Initial Term Loans on the Closing Date to consummate the [Existing Term Loan Exchange] (as defined in the Exchange Agreement) and (b) use the proceeds of Incremental Term Loans solely in accordance with Section 2.14(e)(iii).

Section 5.17. Intellectual Property; Licenses, Etc.

Holdings and its Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights, whether owned or licensed (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of Holdings or the Borrower, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is filed and presently pending or, to the knowledge of Holdings or the Borrower, presently threatened in writing against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed on schedules to the applicable Intellectual Property Security Agreements entered into on the Closing Date are valid and subsisting except, in each case, to the extent failure of such registrations to be valid and subsisting could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.18. Solvency.

On the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.19. OFAC; USA PATRIOT Act; FCPA.

(a) To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) applicable Sanctions, the United States Foreign Corrupt Practices Act of 1977, as amended and other anti-corruption laws, and (ii) the USA PATRIOT Act.

(b) Neither Holdings nor any of its Subsidiaries nor, to the knowledge of the Borrower and the other Loan Parties, any director, officer, employee, agent or controlled affiliate of Holdings or any Subsidiary of Holdings is currently the subject of any Sanctions, nor is Holdings or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine).

(c) No part of the proceeds of the Loans will be used, lent, contributed or otherwise made available, directly or, to the knowledge of the Borrower or Holdings, indirectly, by the Borrower or Holdings (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or other applicable anti-corruption law; (ii) for the purpose of financing or facilitating any activities or business of or with, involving or for the benefit of any Person that, at the time of such financing or facilitation, is the subject of any Sanctions in violation of applicable Sanctions; or (iii) in any other manner that would result in a violation of applicable Sanctions by any Person.

Section 5.20. [Reserved].

Section 5.21. Security Documents.

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(a) Valid Liens. Each Collateral Document delivered pursuant to the Exchange Agreement and Sections 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the appropriate offices for filing and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or the taking of possession or control, in each case subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when any Mortgage executed and delivered after the Closing Date in accordance with the provisions of Sections 6.11 and Section 6.13, is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13, the Mortgages shall constitute legal, valid and enforceable perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by hereunder.

Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations not yet due and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied Holdings shall, and shall cause, to the extent applicable, each of its Subsidiaries to:

Section 6.01. Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within ninety (90) days after the end of each fiscal year of Holdings (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than 105 days after the end of such fiscal year), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth

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in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern qualification or “emphasis of matter” resulting from (i) an upcoming maturity date under the Facilities (including any Refinancing Loans, Incremental Loans or any Extended Loans) or Indebtedness permitted under Section 7.03 or (ii) any actual or prospective financial covenant default; and

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than 60 days after the end of such fiscal quarter), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and the Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings, including Parent) or (B) Holdings’ (or any direct or indirect parent thereof, including Parent), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to Holdings and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or “emphasis of matter” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings (or any direct or indirect parent of Holdings) posts such documents, or provides a link thereto on the website on the Internet at Holdings’ website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and (ii) Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

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Section 6.02. Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings and the Borrower, which shall include a reconciliation of “Consolidated EBITDA” with “Adjusted EBITDA” (or any similar term or concept) as used in any applicable financial statements of Holdings (or any indirect parent thereof, including Parent), including Form 10-K or 10-Q (to the extent such reconciliation is not included in such financial statements);

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, (or any direct or indirect parent of Holdings, including Parent) or any of its Subsidiaries files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Secured Notes Documents, Existing Credit Agreement Documents, Existing Notes Documents or any other Junior Financing Documentation and, in each case, any Permitted Refinancing thereof in a principal amount in excess of the Threshold Amount, and any other Indebtedness in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of Holdings that identifies each Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list;

(e) [reserved]; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, their respective Affiliates or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC”, the Borrower (x) authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor”, which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Holdings, the Borrower, their respective Affiliates or any of their respective securities for purposes of foreign, United States federal and state securities laws, (y) authorizes the Administrative Agent and/or the Collateral Agent to treat such Borrower Materials as publicly available and not containing any material non-public information with respect to Holdings, the Borrower, their respective Affiliates or any of their respective securities for purposes of foreign, United States federal and state securities laws and (z) authorizes the Administrative Agent and/or the Collateral Agent to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (i) any Loan Documents and notifications of changes in terms of the Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

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Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.03. Notices.

Within 3 Business Days after a Responsible Officer of Holdings or the Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(c) of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04. Payment of Obligations.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Sections 7.04 or 7.05 and (y) any Subsidiary may merge or consolidate with any other Subsidiary in a transaction permitted by Article VII and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business (including any material Broadcast Licenses) except, in the case of (a) (other than with respect to the Borrower) or (b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 6.06. Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition (including, in the case of IP Rights, by maintaining, preserving and protecting such rights, including by maintaining and renewing registrations and reasonably prosecuting applications therefor), ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as in effect on the Closing Date or thereafter or any successor act thereto), then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (except to the extent that any insurance company insuring the Mortgaged Property of such Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, such Loan Party shall promptly replace such insurance company with a financially sound and reputable insurance company), flood insurance in an amount as the Administrative Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) promptly upon request of the Administrative Agent or any Lender, will deliver to the Administrative Agent for distribution to the Lenders, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and such Lender, including, without limitation, evidence of annual renewals of such insurance.

(c) All such liability and casualty insurance (other than business interruption insurance) as to which the Administrative Agent shall have reasonably requested to be so named, shall name the Administrative Agent as additional insured or lender loss payee, as applicable.

Section 6.08. Compliance with Laws.

(a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Operate all of the Broadcast Stations and other facilities authorized by the FCC Authorizations in material compliance with the Communications Laws and with the terms of the FCC Authorizations, (i) timely file all required reports and notices with the FCC and pay all amounts due in a timely fashion on account of fees and charges to the FCC and (ii) timely file and prosecute all applications for renewal or for extension with respect to all of the FCC Authorizations, except, in each case of the foregoing, for any failure which would not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of Holdings or a Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

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Section 6.10. Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, other than any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing from time to time at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11. Additional Collateral; Additional Guarantors.

At the Borrower’s expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect wholly owned Subsidiary (other than an Excluded Subsidiary) by Holdings or (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary (including, following the designation of a Subsidiary as an Electing Guarantor) (a “New Subsidiary”):

(i) within sixty (60) days after such formation, acquisition, cessation or designation or election, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (each, a “New Guarantor”) to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements (with respect to any US Guarantor), Intellectual Property Security Agreements, Mortgages, a counterpart of the Intercompany Note, each Intercreditor Agreement, if applicable, and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such New Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests in such New Subsidiary (to the extent certificated or constituting “certificated securities”) and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause any such New Subsidiary that is a New Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and intellectual property security agreements, and delivery of Pledged Equity and Pledged Debt, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens securing the Obligations to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

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(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, Collateral Agent and the Lenders, of counsel for the Loan Parties consistent with the opinion delivered pursuant to the Exchange Agreement on the Closing Date;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Subsidiaries; provided that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained; and

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b) Not later than ninety (90) days after the acquisition by any Loan Party of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

Section 6.12. Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13. Further Assurances.

Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a Mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

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Section 6.14. Designation of Subsidiaries.

Holdings may designate (or re-designate) any Subsidiary that is an Excluded Subsidiary as an Electing Guarantor and may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary; provided that (i) no Subsidiary may be designated as an Excluded Subsidiary if it is a guarantor for the purpose of any Secured Notes Documents, ABL Loan Documents, Existing Credit Agreement Documents, Existing Notes Documents or any other Junior Financing, (ii) any such designation (or redesignation) of an Electing Guarantor as an Excluded Subsidiary shall (x) constitute an Investment by Holdings or the relevant Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by Holdings) of the Investments held by Holdings and/or the applicable Subsidiaries in such Electing Guarantor immediately prior to such designation and such Investments shall otherwise be permitted hereunder and (y) not be done for the purpose of effectuating any Liability Management Transaction, (iii) any Indebtedness or Liens of any Subsidiary designated (or re-designated) as an Electing Guarantor or an Excluded Subsidiary, as applicable, shall be deemed to be incurred after giving effect to such designation and such incurrence shall otherwise be permitted hereunder and (iv) after giving effect to any re-designation of an Electing Guarantor as an Excluded Subsidiary, such Subsidiary shall be an Immaterial Subsidiary.

Section 6.15. Maintenance of Ratings.

Use commercially reasonable efforts to (i) cause [not later than forty-five (45) days after the Closing Date] the Initial Term Loans to be continuously rated (but not any specific rating) by S&P and Moody’s and (ii) maintain [not later than forty-five (45) days after the Closing Date] a public corporate rating for the Borrower (but not any specific rating) from S&P and a public corporate family rating for the Borrower (but not any specific rating) from Moody’s. For purposes of clause (ii) of this Section 6.15, a public corporate rating of Holdings and/or Parent and a public corporate family for Holdings and/or Parent shall be sufficient.

Section 6.16. Post-Closing Covenants.

Except as otherwise agreed by the Administrative Agent in its sole discretion, Holdings and the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.16 within the time periods set forth therein (or such longer time periods as determined by the Required Lenders in their reasonable discretion).

Section 6.17. License Subsidiaries.

(a) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Lenders, ensure that each License Subsidiary engages only in the business of holding Broadcast Licenses and rights and activities related thereto in all material respects.

(b) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Lenders, ensure that the FCC Authorizations held by each License Subsidiary are not (i) commingled with the property of the Borrower and any Subsidiary thereof other than another License Subsidiary in all material respects or (ii) transferred by such License Subsidiary to the Borrower or any Subsidiary (other than any other License Subsidiary), except in connection with a Disposition permitted under Section 7.05.

(c) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Lenders, ensure that no License Subsidiary has any material Indebtedness or other material liabilities except (i) liabilities arising under the Loan Documents to which it is a party, the ABL Facility, the First Lien Notes Documents, the Second Lien Notes Documents, the Existing Credit

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Agreement Documents, the Existing Secured Notes Documents, the Existing Unsecured Notes Documents, Permitted Junior Debt, Credit Agreement Refinancing Indebtedness and any Permitted Refinancing in respect of the foregoing and (ii) trade payables incurred in the ordinary course of business, tax liabilities incidental to ownership of such rights and other liabilities incurred in the ordinary course of business, including those in connection with agreements necessary or desirable to operate broadcast stations, including affiliation, programming, syndication, time brokerage, joint sales, lease and similar agreements.

Section 6.18. Use of Proceeds. Use the proceeds of the Term Loans in the manner contemplated by Section 5.16.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations not yet due and payable) which is accrued and payable shall remain unpaid or unsatisfied, the Borrower and each of its Subsidiaries (and Holdings in the case of Section 7.14) covenant and agree that:

Section 7.01. Liens.

Neither the Borrower nor its Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document; (ii) Liens on the Collateral securing obligations incurred pursuant to Section 7.03(a)(ii) that rank junior in right of security to the Liens on the Collateral securing the Obligations; provided that the Other Debt Representative acting on behalf of the holders of such Indebtedness is a party to the Junior Lien Intercreditor Agreement; (iii) Liens on the Collateral securing obligations incurred pursuant to Section 7.03(a)(iii) with the priorities set forth in the ABL Intercreditor Agreement; provided that the Other Debt Representative acting on behalf of the holders of such Indebtedness is a party to the ABL Intercreditor Agreement, (iv) Liens on the Collateral securing obligations incurred pursuant to Section 7.03(u) that rank pari passu or junior in right of security to the Liens on the Collateral securing the Obligations; provided that the Other Debt Representative acting on behalf of the holders of each such Indebtedness is or becomes party to the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, and (v) Liens on the Collateral securing obligations incurred pursuant to Section 7.03(v) that rank junior in right of security to the Liens on the Collateral securing the Obligations; provided that the Other Debt Representative acting on behalf of the holders of each such Indebtedness is a party to the Junior Lien Intercreditor Agreement;

(b) Liens (x) in existence on the Closing Date that are listed, and the property subject thereto described, in Schedule 7.01(b)10 (or, to the extent not listed on such Schedule 7.01(b), where the principal amount of obligations secured by such Lien is less than $10,000,000), and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (x) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (y) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes that are not overdue for a period of more than thirty (30) days or not yet payable or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

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(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases, cross-licenses or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l) Liens (i) on cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (other than 7.05(e)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of the Borrower or a Subsidiary on assets of a Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Subsidiary Guarantor;

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(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses, cross-licenses or sublicenses entered into by the Borrowing or any of its Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on the Collateral securing obligations incurred pursuant to Section 7.03(s) that rank junior in right of security to the Liens securing the Obligations in accordance with the definition of “Permitted Junior Debt” and the Other Debt Representative acting on behalf of the holders of each such Indebtedness becomes party to the Junior Lien Intercreditor Agreement (or another intercreditor agreement in a form substantially consistent with the form of Junior Lien Intercreditor Agreement);

(w) In the case of Liens securing Indebtedness assumed pursuant to Section 7.03(g), Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary (other than by designation as a Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) if such Indebtedness is secured by the Collateral, the Other Debt Representative acting on behalf of the holders of each such Indebtedness becomes party to (A) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the First Lien Intercreditor Agreement and (B) if such Indebtedness is secured by the Collateral on a junior priority basis to the liens securing the Obligations, the Junior Lien Intercreditor Agreement;

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(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(y) to the extent constituting a Lien, Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $15,000,000 incurred pursuant to Section 7.03(f);

(cc) other Liens securing obligations in an aggregate principal amount outstanding at any time not to exceed $100,000,000; provided that such Liens secure obligations incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(dd) [reserved];

(ee) [reserved];

(ff) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(gg) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises; and

(hh) Liens on proceeds of Indebtedness held in Escrow for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the Borrower or a Subsidiary.

Notwithstanding anything to the contrary contained herein, no Loan Party shall, directly or indirectly, create, incur, assume or suffer to exist any Lien securing debt for borrowed money on the Equity Interests of any non-wholly owned Subsidiary held by a Loan Party unless such Equity Interests shall also be pledged to the Collateral Agent to secure the Obligations.

For purposes of determining compliance with this Section 7.01, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 7.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any amount permitted under Section 7.03(x) in respect of such Indebtedness.

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Section 7.02. Investments.

Neither the Borrower nor the Subsidiaries shall directly or indirectly, make any Investments, except:

(a) Investments by the Borrower or any of its Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) Loans or advances to officers, directors, managers and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time (x) under clause (ii) above shall not exceed $10,000,000 in the aggregate and (y) under clause (iii) above shall not exceed $10,000,000 in the aggregate;

(c) Investments by the Borrower or any Subsidiary in any of the Borrower or any Subsidiary; provided that, in the case of any Investment by a Loan Party in a Subsidiary that is not a Loan Party, (i) the aggregate amount of such Investments made pursuant to this clause (c), when taken together with the aggregate amount of Investments made pursuant to the succeeding clause (z), shall not exceed the Available Non-Loan Party Investment Amount, (ii) such Investment is made for a bona fide business purpose and (iii) so long as no Event of Default is continuing or would result from such Investment;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c), (d) and (e)), 7.05 (other than 7.05(d) or (e)), 7.06 and 7.13, respectively;

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f)11 (or, to the extent not listed on such Schedule 7.02(f), where the amount of such Investment is less than $5,000,000) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Subsidiary in the Borrower or any other Subsidiary and any modification, renewal or extension thereof; provided that, in each case, the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date and described on Schedule 7.02(f) or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05 to an unaffiliated third party;

(i) any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Subsidiary or a division or line of business of a Person, in a single transaction or series of related transactions (including as a result of an Investment in any such Person so long as such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all of its assets to, a Loan Party); provided that (i) no Event of Default is continuing or would result therefrom, (ii) the newly acquired business shall comply with Section 7.07 and (iii) (A) the property, assets and businesses acquired in such purchase or other acquisition shall be acquired by a Loan Party and/or (B) any such newly created or acquired Subsidiary shall become a Guarantor (any such acquisition, a “Permitted Acquisition”);

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(j) [reserved];

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings and any other direct or indirect parent of the Borrower made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction), and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(f), (g), (h) or (l) (it being understood that the amount of Restricted Payments permitted to be made under Section 7.06(f), (g), (h) or (l) shall be reduced by the amount of Investments made pursuant this clause (m));

(n) other Investments made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed the sum of (I) $250,000,000 plus (II) the Available Restricted Payments Amount plus (III) the Available Equity Amount plus (IV) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 7.02(n) in an amount not to exceed the original cost of such Investment (other than (A) in respect of any Investment made in connection with or in contemplation of or with the intent to facilitate or enable the making of such Investment or (B) cash and Cash Equivalents received substantially concurrently with an Investment); provided, further, that any Investment in a Subsidiary that is not a Loan Party pursuant to this Section 7.02(n) shall not exceed $100,000,000 in the aggregate;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is contemporaneously made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any direct or indirect parent of the Borrower);

(q) Investments of a Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) [reserved];

(s) [reserved];

(t) Guarantees by the Borrower or any of its Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) the licensing and contribution of intellectual property pursuant to bona fide joint venture arrangements with unaffiliated on-air or other talent providers in the ordinary course of business and consistent with past practice;

(v) Investments for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) in an unaffiliated Person that is not a Subsidiary of Holdings to the extent that the payment for any such Investment is made with advertising or other media inventory;

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(w) [reserved];

(x) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may make Investments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.50 to 1.00 calculated on a consolidated basis for the then most recent Test Period ended immediately preceding the date on which Investment is consummated;

(y) Investments in bona fide joint ventures of the Borrower or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.02(y);

(z) Investments in joint ventures of Borrower or any of its Subsidiaries after the Closing Date made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction); provided that, the aggregate amount of Investments made pursuant to this clause (z), when taken together with the aggregate amount of Investments made pursuant to the proviso to the foregoing clause (c), shall not exceed the Available Non-Loan Party Investment Amount (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(aa) earnest money deposits required in connection with Permitted Acquisitions (or similar Investments); and

(bb) contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of the Borrower.

For purposes of determining compliance with this Section 7.02, in the event that an item of Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (bb) above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Investment or any portion thereof in a manner that complies with this Section 7.02 and will only be required to include the amount and type of such Investment in one or more of the above clauses. In the event that a portion of the Investments could be classified as incurred under a “ratio-based” basket (giving pro forma effect to the making of such Investments), the Borrower, in its sole discretion, may classify such portion of such Investment as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Investments as having been incurred pursuant to one or more of the other clauses of this Section 7.02.

Section 7.03. Indebtedness. Neither the Borrower nor any of the Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) Indebtedness of any Loan Party under the Loan Documents, (ii) the Existing Term Loans in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and any Permitted Refinancing thereof, (iii) Indebtedness under the ABL Facility in an aggregate principal amount not to exceed the sum of (x) $475,000,000 (which shall include, notwithstanding anything to the contrary in this Agreement, any prepayment premium, make-whole premium or exit or similar premium or fee) plus (y) other ABL Facility obligations not constituting principal (other than as set forth in clause (x) above) and any Permitted Refinancing thereof, (iv) the Existing Secured Notes (4.750%) in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and any Permitted Refinancing thereof and (v) the Existing Secured Notes (5.250%), the Existing Secured Notes (6.375%) and the Existing Unsecured Notes, in each case, in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and any Permitted Refinancing thereof;

(b) (i) Indebtedness outstanding on the Closing Date and set forth in Schedule 7.03(b)12 hereto (or, to the extent not listed on Schedule 7.03(b), where the principal amount of such Indebtedness is less than $5,000,000) in each case in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and (ii) any Permitted Refinancing thereof;

[12]	NTD: Schedule to be reasonably satisfactory to SteerCo.

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(c) Guarantees by the Borrower and any Subsidiary in respect of Indebtedness of the Borrower or any Subsidiary of the Borrower otherwise permitted hereunder; provided that (A) no Guarantee of (i) the ABL Facility, the First Lien Notes, the Second Lien Notes, the Existing Term Loans, the Existing Secured Notes or the Existing Unsecured Notes (or any Permitted Refinancing of any of the foregoing) or (ii) any Junior Financing shall, in each case, be permitted unless such guaranteeing party shall have also provided a Guaranty of the Obligations on the terms set forth herein, (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (C) any such Guarantee by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party pursuant to this Section 7.03(c) shall be an Investment that must be permitted by Section 7.02(c) or (n);

(d) Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary (or issued or transferred to any direct or indirect parent of the Borrower which is substantially contemporaneously transferred to the Borrower or any Subsidiary of the Borrower); provided that any such Indebtedness (i) owing by any Loan Party to a Subsidiary that is not a Loan Party shall, in each case be subordinated in right of payment to the Obligations pursuant to an Intercompany Note, (ii) subject to Section 6.16, owed to a Loan Party by any other Loan Party or any Subsidiary shall be evidenced by the Intercompany Note (which, for the avoidance of doubt, such Intercompany Note shall be pledged to the extent evidencing Indebtedness owed to a Loan Party) and (iii) owing by any Subsidiary that is not a Loan Party to any Loan Party shall be an Investment in a non-Loan Party that must be permitted by Section 7.02(c) or (n);

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) (other than sale-leaseback transactions) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed $100,000,000 at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and (iii) any Permitted Refinancing of any of the foregoing; provided that any such Indebtedness incurred under this Section 7.03(e) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the Borrower or any Subsidiary assumed in connection with any Permitted Acquisition or similar permitted Investment in an aggregate outstanding principal amount at any time outstanding not to exceed $50,000,000; provided that (i) any such assumed Indebtedness was not incurred in contemplation of such Permitted Acquisition or similar permitted Investment, (ii) the Consolidated Total Net Leverage Ratio is no greater than the Consolidated Total Net Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment, in each case, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period and (iii) no Event of Default has occurred and is continuing or would result therefrom;

(h) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by the Borrower or any of its Subsidiaries to future, present or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06;

(j) Indebtedness incurred by the Borrower or any of its Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

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(k) Indebtedness consisting of obligations of the Borrower or any of its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) obligations in respect of Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m) Indebtedness of the Borrower or any of its Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $125,000,000; provided that any such Indebtedness incurred under this Section 7.03(m) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) and shall not be provided by an Affiliate of the Borrower (other than a Loan Party); provided, further, that any such Indebtedness incurred by a Subsidiary that is not a Loan Party pursuant to this Section 7.03(m) shall not exceed at any time outstanding $25,000,000; provided, further, that if a Loan Party is an obligor of any Indebtedness incurred pursuant to this Section 7.03(m), such Indebtedness (x) shall be unsecured or (y) if secured, (i) the Liens securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations and (ii) may not be secured by any assets other than Collateral;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 Business Days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) [Reserved;]

(r) Indebtedness supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit;

(s) (i) Permitted Junior Debt; provided that (x) no Event of Default shall have occurred and be continuing or would exist after giving effect to such Indebtedness and (y) either (1) the proceeds of such Permitted Junior Debt are promptly applied to refinance or replace any Existing Term Loans or the Existing Notes in accordance with Section 7.13(a) or (2) the Consolidated Total Net Leverage Ratio is not greater than [___] to 1.0013 determined on a Pro Forma Basis as of the last day of the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(t) (i) Credit Agreement Refinancing Indebtedness; provided that such refinancing shall not increase the amount of Indebtedness permitted to be incurred under this Section 7.03 other than by an amount equal to (x) unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Credit Agreement Refinancing Indebtedness and (y) any existing commitments unutilized thereunder and (ii) any Permitted Refinancing thereof;

[13]	NTD: To equal the Consolidated Total Net Leverage Ratio as of the Closing Date.

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(u) (i) the First Lien Notes (9.125%) issued on the Closing Date and additional First Lien Notes (9.125%) (or other notes with substantially the same terms as the First Lien Notes (9.125%)) issued after the Closing Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing Secured Notes (6.375%) in accordance with Section 7.13(a)(vi), (ii) the First Lien Notes (7.750%) issued on the Closing Date and additional First Lien Notes (7.750%) (or other notes with substantially the same terms as the First Lien Notes (7.750%)) issued after the Closing Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing Secured Notes (5.250%) in accordance with Section 7.13(a)(vii), (iii) the First Lien Notes (7.000%) issued on the Closing Date and additional First Lien Notes (7.000%) (or other notes with substantially the same terms as the First Lien Notes (7.000%)) issued after the Closing Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing Secured Notes (4.750%) in accordance with Section 7.13(a)(viii) and (ix) and (iv) in the case of clauses (i) through (iii) above, any Permitted Refinancing thereof;

(v) (i) the Second Lien Notes issued on the Closing Date and additional Second Lien Notes (or other notes with substantially the same terms as the Second Lien Notes) issued after the Closing Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing Unsecured Notes in accordance with Section 7.13(a)(ix) and (ii) any Permitted Refinancing thereof; and

(w) [reserved]; and

(x) subject to the restrictions set forth in clause (a)(iii) above, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the clauses above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the clauses above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 7.03 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents, the ABL Loan Documents, the Existing Credit Agreement Documents or the Existing Notes Documents and in each case any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the applicable exception in Section 7.03(a), (ii) all Indebtedness outstanding under the First Lien Notes Documents and any Permitted Refinancing thereof will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(u) and (iii) all Indebtedness outstanding under the Second Lien Notes Documents and any Permitted Refinancing thereof will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(v). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

For the avoidance of doubt, Permitted Refinancings (and all subsequent refinancings thereof with Permitted Refinancings) shall not increase the amount of Indebtedness that is permitted to be incurred pursuant to any provision of this Section 7.03 other than, in each case, as permitted by the definition of Permitted Refinancings with respect to each such incurrence thereof.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:

(A) any Indebtedness incurred after the Closing Date owed by any Loan Party to any Subsidiary of the Borrower that is not a Loan Party shall be unsecured and subordinated in right payment to the Obligations pursuant to the Intercompany Note; and

(B) no Indebtedness incurred by any Subsidiary that is not a Loan Party, the proceeds of which is or is contemplated to be lent by such Subsidiary to any Loan Party may be Guaranteed by any Loan Party nor shall any Loan Party provide any other credit support in respect of such Indebtedness (this clause (B), together with clause (A), the “Double-Dip Provision”).

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Section 7.04. Fundamental Changes.

Neither the Borrower nor any of the Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Subsidiaries; provided that when any Person that is a Loan Party is merging with a Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party; (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve if (x) the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders or the Collateral Agent and (y) to the extent such Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than 7.02(e) or (h)) or 7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder), and (iii) the Borrower or any Subsidiary may change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders or the Collateral Agent and all actions are taken to maintain the perfection of the Collateral Agent’s Liens on the Collateral);

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then either (i) the transferee must be a Guarantor or the Borrower or (ii) such Disposition shall be made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) and constitute an Investment in a non-Loan Party and must be permitted by Section 7.02(c) or (n);

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and/or other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) [reserved];

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than a Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries); and

(g) the Transactions may be consummated.

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Section 7.05. Dispositions

Neither the Borrower nor any of the Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of immaterial property in the ordinary course of business that is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b) Dispositions of inventory or goods (or other assets, including furniture and equipment) held for sale, intellectual property licensed to customers and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or any Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) such transaction shall be deemed to be an Investment in a non-Loan Party and must be permitted by Section 7.02(c) or (n);

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06 (provided that the Equity Interests issued in respect of any such Restricted Payment shall have complied with the other provisions of this Section 7.05);

(f) Dispositions of Identified Assets not for the purpose of effectuating a Liability Management Transaction;

(g) Dispositions of Cash Equivalents in the ordinary course of business;

(h) leases, subleases, licenses, cross-licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Subsidiaries;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $5,000,000, the Borrower or any of its Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Liens; provided that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s (or the Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee pursuant to a Disposition for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) to a non-Affiliate third party and for which the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (C) aggregate non-cash consideration received by the Borrower or the applicable Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $5,000,000 (net of any non-cash consideration converted into cash and Cash Equivalents);

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(k) [reserved];

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business (and not in connection with any committed receivables, factoring, securitization or similar financing);

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $20,000,000 in the aggregate;

(n) any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o) [reserved];

(p) the unwinding of any Swap Contract pursuant to its terms;

(q) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights; and

(s) Dispositions of assets in a single transaction or series of related transactions, with an aggregate fair market value of less than or equal to $5,000,000 for a single Disposition or series of related Dispositions; provided that, in no event shall Dispositions pursuant to this clause (s) exceed $15,000,000 in any fiscal year;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (p), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents (and such Liens shall be automatically released), and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

For purposes of determining compliance with this Section 7.05, (A) Dispositions need not be incurred solely by reference to one category of Dispositions permitted by this Section 7.05 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that Dispositions (or any portion thereof) meets the criteria of one or more of the categories of Dispositions permitted by this Section 7.05, the Borrower may, in its sole discretion, classify or reclassify such Dispositions (or any portion thereof) in any manner that complies with this provision.

Section 7.06. Restricted Payments.

Neither the Borrower nor any of the Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to the Borrower, and other Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests); provided that notwithstanding anything to the contrary in this Agreement, neither the Borrower nor any other Loan Party shall directly or indirectly make any Restricted Payment pursuant to this Section 7.06(a) to any Subsidiary that is not a Loan Party unless it is promptly further contributed to a Loan Party;

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(b) the Borrower and each Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) [reserved];

(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Subsidiaries may make Restricted Payments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.25 to 1.00;

(e) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than 7.02(e) and (m)), 7.04 or 7.08 (other than Sections 7.08(e) or 7.08(j));

(f) repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof) or any Subsidiary of Holdings in the ordinary course of business deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) the Borrower and each Subsidiary may pay (or make Restricted Payments to allow the Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Subsidiary (or of the Borrower or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Subsidiary (or the Borrower or any other direct or indirect parent of such Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Subsidiaries; provided that (i) the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar year subject to a maximum amount of Restricted Payments of $10,000,000 made in any calendar year) and (ii) other than in the case of a non-discretionary the repurchase, retirement or other acquisition or retirement, no Event of Default is continuing or would result therefrom; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to Holdings, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any of Holdings’ direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii) the Net Proceeds of key man life insurance policies received by Holdings or its Subsidiaries; less

(iii) the amount of Restricted Payments previously made with the cash proceeds described in clause (i) and (ii) of this Section 7.06(g).

(h) the Borrower may make Restricted Payments in an aggregate amount not to exceed $25,000,000 minus amounts outstanding at such time (or otherwise applied to the extent such loans and advances are not repaid in cash) in respect of loans and advances to Holdings pursuant to Section 7.02(m); provided that no Default or Event of Default is continuing or would result therefrom;

(i) The Borrower may make Restricted Payments to any direct or indirect parent of the Borrower:

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings and its Subsidiaries and, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of Holdings and its Subsidiaries;

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(ii) the proceeds of which shall be used by such parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence or good standing under applicable law;

(iii) for any taxable period ending after the Closing Date (A) in which Holdings and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar Tax group (a “Tax Group”) of which a direct or indirect parent of Borrower is the common parent or (B) in which Holdings is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, to pay U.S. federal, state and local and foreign Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Holdings and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that Holdings and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with Holdings as the corporate common parent of such stand-alone Tax Group;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the other Loan Parties or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or the other Loan Parties in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11; provided, further, that in no event shall any contribution pursuant to this Section 7.06(i)(iv) increase the Available Equity Amount or Investment capacity under Section 7.02;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Borrower or any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Subsidiaries; and

(vi) the proceeds of which shall be used by the Borrower to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by the Borrower (or any direct or indirect parent thereof) that is directly attributable to the operations of Holdings and its Subsidiaries;

(j) payments made or expected to be made by the Borrower or any of the Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) the Borrower or any Subsidiary may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition; and

(l) any Restricted Payment by the Borrower or any other direct or indirect parent of the Borrower to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary.

Section 7.07. Change in Nature of Business.

The Borrower shall not, nor shall the Borrower permit any of the Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Holdings and the Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

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Section 7.08. Transactions with Affiliates.

Neither the Borrower shall, nor shall the Borrower permit any of the Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business for a transaction value in excess of $15,000,000 per each individual transaction or series of related transactions, other than (a) loans and other transactions among the Borrower and its Subsidiaries or any entity that becomes a Subsidiary or as a result of such loan or other transaction to the extent permitted under this Article VII, (b) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) [reserved], (e) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (f) employment and severance arrangements between the Borrower and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) [reserved], (j) payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof or (l) a joint venture which would constitute a transaction with an Affiliate solely as a result of Holdings or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

Notwithstanding anything to the contrary in this Section 7.08, no Affiliate of Holdings (other than the Borrower or its Subsidiaries to the extent expressly permitted pursuant to the terms of this Agreement) shall provide Indebtedness to Holdings, the Borrower or any of their respective Subsidiaries unless (i) there are non-Affiliate holders of such Indebtedness, (ii) such Affiliates are treated no more favorably than all other holders of such Indebtedness and (iii) such Indebtedness is incurred for a bona fide business for purpose (and not for the purpose of effectuating any Liability Management Transaction) and not to evade the requirements for incurring Indebtedness under Section 7.03.

Section 7.09. Burdensome Agreements.

The Borrower shall not, nor shall the Borrower permit any of the Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay intercompany loans and advances to Holdings or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02

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and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (xiii) [reserved] and (xiv) are restrictions contained in any ABL Loan Documents, the First Lien Notes Documents, the Second Lien Notes Documents, the Existing Credit Agreement Documents, the Existing Secured Notes Documents, the Existing Unsecured Notes Documents or, in each case, any Permitted Refinancing thereof.

Section 7.10. Material Assets.

Notwithstanding any other provision in this Agreement or in any other Loan Document, no Broadcast Licenses, Broadcast Stations, FCC Authorizations or material intellectual property or other material property or asset that, in each case, is necessary at such time to the operation of the business of the Loan Parties (or Equity Interests in any Loan Party that owns any such Broadcast Licenses, Broadcast Stations, FCC Authorizations or any such material intellectual property or other material property or asset) that are, in each of the foregoing cases, owned by a Loan Party, may be transferred (whether as an Investment, Restricted Payment, Disposition or otherwise) in any respect, whether directly or indirectly or by one or more transactions (including pursuant the release of any Guaranty provided by any Guarantor), by any Loan Party to any Affiliate of the Borrower that is not a Loan Party, other than pursuant to non-exclusive royalty and/or licensing agreements made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction).

Section 7.11. Total Net Leverage Ratio.

(a) As of the date that is thirty (30) days prior to the maturity date of the Existing Unsecured Notes, the Borrower shall not permit both (i) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period to be greater than [___] to 1.0014 and (ii) the aggregate outstanding principal amount of the Existing Unsecured Notes to which such maturity date applies to exceed $50,000,000 on such date.

(b) As of the date that is thirty (30) days prior to the maturity date of the Existing Secured Notes (5.250%), the Borrower shall not permit both (i) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period to be greater than [___] to 1.0015 and (ii) the aggregate outstanding principal amount of Existing Secured Notes (5.250%) to which such maturity date applies to exceed $50,000,000 on such date.

(c) As of the date that is thirty (30) days prior to the maturity date of the Existing Secured Notes (4.750%), the Borrower shall not permit both (i) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period to be greater than [___] to 1.0016 and (ii) the aggregate outstanding principal amount of Existing Secured Notes (4.750%) to which such maturity date applies to exceed $50,000,000 on such date.

[14]	NTD: To be set at a 20% EBITDA cushion to management’s projections.
[15]	NTD: To be set at a 20% EBITDA cushion to management’s projections.
[16]	NTD: To be set at a 20% EBITDA cushion to management’s projections.

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Section 7.12. Change in Fiscal Year.

The Borrower shall not make any change in its fiscal year; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13. Prepayments, Etc. of Indebtedness.

(a) The Borrower shall not, nor shall the Borrower permit any of the Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest of such Indebtedness shall be permitted) of any Indebtedness (i) that is or is required to be subordinated in right of payment to the Obligations, (ii) for borrowed money in an aggregate principal amount in excess of $20,000,000 that is unsecured (other than the Existing Unsecured Notes or Existing Secured Notes that become unsecured) and under which the Borrower or a Guarantor is an obligor or (iii) that is secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Obligations (the foregoing clauses (i), (ii) and (iii), collectively “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except:

(i) (A) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g) or (s), is permitted pursuant to Section 7.03(g) or (s)), to the extent not required to prepay any Loans pursuant to Section 2.05(b) and (B) the refinancing, redemption or repurchase of Existing Term Loans, Existing Secured Notes or Existing Unsecured Notes with the proceeds of Permitted Junior Debt;

(ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents,

(iii) the prepayment of Indebtedness of Holdings or any Subsidiary to Holdings or any Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note;

(iv) on and after the first day of the Non-Exclusive Period, so long as no Default or Event of Default is continuing or would result therefrom, unlimited prepayments of Junior Financing, in each case so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.25 to 1.00;

(v) exchanges of Existing Term Loans in existence on the Closing Date for an exchange price not to exceed the then Applicable Existing Term Loan Exchange Price of the face amount of the Existing Term Loans so exchanged and consisting of consideration of 5.0% cash and 95.0% Initial Term Loans (or other Term Loans with substantially the same terms as the Initial Term Loans), plus the cash payment of accrued and unpaid interest on the principal amount of such Existing Term Loans so exchanged, and otherwise effectuated pursuant to exchange agreement substantially consistent with the Exchange Agreement (any such exchange pursuant to this subclause (v), a “Specified Existing Term Loan Exchange”);

(vi) exchanges of Existing Secured Notes (6.375%) in existence on the Closing Date for an exchange price not to exceed the then Applicable Existing Secured Notes (6.375%) Exchange Price of the

face amount of the Existing Secured Notes (6.375%) so exchanged and consisting of consideration of 5.0% cash and 95.0% First Lien Notes (9.125%) (or other notes with substantially the same terms as the First Lien Notes (9.125%)), plus the cash payment of accrued and unpaid interest on the principal amount of such Existing Secured Notes (6.375%) so exchanged (any such exchange pursuant to this subclause (vi), a “Specified Existing Secured Notes (6.375%) Exchange”);

(vii) exchanges of Existing Secured Notes (5.250%) in existence on the Closing Date for an exchange price not to exceed the then Applicable Existing Secured Notes (5.250%) Exchange Price of the face amount of the Existing Secured Notes (5.250%) so exchanged and consisting of consideration of First Lien Notes (7.750%) (or other notes with substantially the same terms as the First Lien Notes (7.750%)), plus the cash payment of accrued and unpaid interest on the principal amount of such Existing Secured Notes (5.250%) so exchanged (any such exchange pursuant to this subclause (vii), a “Specified Existing Secured Notes (5.250%) Exchange”);

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(viii) exchanges of Existing Secured Notes (4.750%) in existence on the Closing Date for an exchange price not to exceed the then Applicable Existing Secured Notes (4.750%) Exchange Price of the face amount of the Existing Secured Notes (4.750%) so exchanged and consisting of consideration of First Lien Notes (7.000%) (or other notes with substantially the same terms as the First Lien Notes (7.000%)), plus the cash payment of accrued and unpaid interest on the principal amount of such Existing Secured Notes (4.750%) so exchanged (any such exchange pursuant to this subclause (vii), a “Specified Existing Secured Notes (4.750%) Exchange”);

(ix) exchanges of Existing Unsecured Notes in existence on the Closing Date for an exchange price not to exceed the then Applicable Unsecured Notes (6.375%) Exchange Price of the face amount of the Existing Unsecured Notes so exchanged and consisting of consideration of Second Lien Notes (or other notes with substantially the same terms as the Second Lien Notes), plus the cash payment of accrued and unpaid interest on the principal amount of such Existing Unsecured Notes so exchanged (any such exchange pursuant to this subclause (vii), a “Specified Existing Unsecured Notes Exchange”);

(x) on and after the first day of the Non-Exclusive Period, prepayments, redemptions, purchases, defeasances, exchanges and other payments in an aggregate amount not to exceed the sum of (i) $275,000,000 plus (ii) the Available Equity Amount;

(xi) on and after the first day of the Non-Exclusive Period, prepayments, redemptions, purchases, defeasances and other payments of the Existing Term Loans or the Existing Secured Notes (6.375%), in an unlimited amount at any time on or following the date that is 180 days prior to the maturity date of the Existing Term Loans or the Existing Secured Notes (6.375%), as applicable; and

(xii) on and after the first day of the Non-Exclusive Period, prepayments, redemptions, purchases, defeasances and other payments of:

(A) the Existing Unsecured Notes (a) in an unlimited amount during the period from the date that is one hundred and eighty (180) days prior to the maturity date of the Existing Unsecured Notes to (but excluding) the date that is thirty (30) days prior to the maturity date of the Existing Unsecured Notes; provided that the Consolidated Total Net Leverage Ratio shall not exceed [___]17 to 1.00 on a Pro Forma Basis and (b) in an unlimited amount at any time on or following the date that is thirty (30) days prior to the maturity date of the Existing Unsecured Notes;

(B) the Existing Secured Notes (5.250%) (a) in an unlimited amount during the period from the date that is one hundred and eighty (180) days prior to the maturity date of the Existing Secured Notes (5.250%) to (but excluding) the date that is thirty (30) days prior to the maturity date of the Existing Secured Notes (5.250%); provided that the Consolidated Total Net Leverage Ratio shall not exceed [___]18 to 1.00 on a Pro Forma Basis and (b) in an unlimited amount at any time on or following the date that is thirty (30) days prior to the maturity date of the Existing Secured Notes (5.250%); and

(C) the Existing Secured Notes (4.750%) in an unlimited amount during the period from the date that is one hundred and eighty (180) days prior to the maturity date of the Existing Secured Notes (4.750%) to (but excluding) the date that is thirty (30) days prior to the maturity date of the Existing Secured Notes (4.750%); provided that the Consolidated Total Net Leverage Ratio shall not exceed [___]19 to 1.00 on a Pro Forma Basis and (b) in an unlimited amount at any time on or following the date that is thirty (30) days prior to the maturity date of the Existing Secured Notes (4.750%).

[17]	NTD: To be set at a 20% EBITDA cushion to management’s projections.
[18]	NTD: To be set at a 20% EBITDA cushion to management’s projections.
[19]	NTD: To be set at a 20% EBITDA cushion to management’s projections.

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(b) The Borrower shall not, nor shall it permit any of the Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (acting at the direction of the Required Lenders) (it being understood that any amendments or modifications to Junior Financing Documentation that cause any such Junior Financing to no longer satisfy the definition of “Permitted Junior Debt” shall be deemed materially adverse to the interests of the Lenders).

(c) The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest of such Indebtedness shall be permitted) the First Lien Notes (7.000%), the First Lien Notes (7.750%) or the Second Lien Notes (and, in each case, any successive Permitted Refinancings thereof or other Refinancings thereof) or Refinancings of the Existing Term Loans or Existing Notes, except (i) as otherwise permitted pursuant to Section 7.13(a), (ii) prepayments, redemptions, purchases, defeasances and other payments in an aggregate amount not to exceed $40,000,000 during the term of this Agreement and (iii) other prepayments, redemptions, purchases, defeasances and other payments, in each case so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.50 to 1.00.

Section 7.14. Permitted Activities. Holdings, shall not conduct, transact or otherwise engage in any material business or operations (including any prepayments, redemptions, purchases, defeasances and other payments of Indebtedness); provided that the following shall be permitted in any event: (i) its ownership of the Equity Interests of the Borrower; (ii) the entry into, and the performance of its obligations with respect to the Loan Documents, the Existing Credit Agreement Documents, the ABL Loan Documents, the First Lien Notes Documents, the Second Lien Notes Documents, the Existing Secured Notes Documents, the Existing Unsecured Notes Documents, any documentation relating to any Permitted Junior Debt and any documentation relating to any Permitted Refinancing of the foregoing; (iii) the consummation of the Transactions; (iv) the payment of dividends and distributions permitted to be made to Holdings pursuant to the terms of this Agreement, the making of contributions to the capital of the Borrower and its Subsidiaries and Guarantees of Indebtedness set forth in clause (ii) above and the Guarantees of other obligations not constituting Indebtedness; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vi) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests) including converting into another type of legal entity; (vii) the participation in tax, accounting and other administrative matters, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (viii) the holding of any cash and Cash Equivalents (but not operating any property) and (ix) the entry into and performance of its obligations with respect to contracts and other arrangements relating to the indemnification to officers, managers, directors and employees; and (xii) any activities incidental to the foregoing.

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ARTICLE VIII

Events of Default and Remedies

Section 8.01. Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Holdings or any Subsidiary, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to Holdings or the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than (i) the ABL Facility, which shall be governed solely by clause (iii) hereof or (ii) Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount or in respect of the Existing Term Loans, Existing Secured Notes or Existing Unsecured Notes, or (A) fails to observe or perform any other agreement or condition relating to any such Indebtedness, after giving effect to all applicable grace periods, or any other event occurs (other than, with respect to (i) the ABL Facility, which shall be governed solely by clause (iii) hereof or (ii) Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that (i) this clause (e) shall not apply if such failure is remedied or waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article VIII, (ii) any event or condition set forth under this clause (e) shall not, until the expiration of any applicable grace period or the delivery of notice for the acceleration of the underlying Indebtedness by the applicable holder or holders of such Indebtedness, constitute a “Default” or “Event of Default” for purposes of this Agreement and (i) any breach of any covenant or the occurrence of any default with respect to any ABL Facility or any Permitted Refinancing thereof shall not constitute a “Default” or “Event of Default” with respect to any Term Loans unless and until the ABL Lenders have declared all amounts outstanding under the ABL Facility to be immediately due and payable and all outstanding commitments under the ABL Facility to be immediately terminated, and such declaration has not been rescinded on or before such date; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

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(h) Judgments. There is entered against any Loan Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days from the entry thereof; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Sections 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. (i) Any Collateral Document or any material portion thereof, after delivery thereof pursuant to the Exchange Agreement or Sections 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof and thereof including as a result of a transaction not prohibited under this Agreement) cease to be in full force and effect and to create a valid and perfected Lien, with the priority required by this Agreement, the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to the Lien priority permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Subsidiary in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect could reasonably be expected to result.

Section 8.02. Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may (with the consent of the Required Lenders) and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) terminate the Aggregate Commitments;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the foregoing shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(iii) [reserved]; and

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(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that, upon the occurrence of an Event of Default described in Section 8.01(f) with respect to Holdings, the Borrower or any Subsidiary that is not an Immaterial Subsidiary, (x) the Aggregate Commitments shall automatically terminate, and (y) the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (including the Prepayment Premium) shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Holdings, the Borrower and its Subsidiaries.

Section 8.03. [Reserved].

Section 8.04. Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to any Intercreditor Agreements then in effect, be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III or Section 10.05) payable to the Administrative Agent or the Collateral Agent in its capacity as such and their Agent-Related Parties;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law or as directed by a court of competent jurisdiction.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent and Collateral Agent (for purposes of this Section 9.01, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) hereunder and under the other Loan Documents and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and

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the Collateral Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders and, in each case, acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) [Reserved].

(c) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(d) Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

(e) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.02. Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, so long as such selection was made in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

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Section 9.03. Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, Holdings, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as an Agent or any of their respective Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent or any of their respective Affiliates under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, no Agent shall (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates and (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent (as applicable) shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

Section 9.04. Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

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Section 9.05. Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice (it being understood that posting of such notice to the “private side” of the Platform shall be sufficient if (i) the Borrower determines that such notice contains material non-public information with respect to any of the Loan Parties or their securities and is not suitable for posting to “public” Lenders and (ii) such notice relates to Defaults (other than Events of Default); it being understood and agreed that the Administrative Agent shall post notices regarding Events of Default and payment Defaults to all Lenders). The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by each Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal

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proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the Lenders shall not affect the Loan Parties’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08. Agents in Their Individual Capacities.

Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though such Person were not an Agent and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America, N.A. and/or any of its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, Bank of America, N.A. and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include Bank of America, N.A. in its individual capacity. Any successor to Bank of America, N.A. as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Bank of America, N.A. under this paragraph.

Section 9.09. Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrower and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may appoint, with the consent of the Required Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and such Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and Required Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and

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the retiring Administrative Agent or Collateral Agent shall be discharged, if not previously discharged pursuant to the foregoing sentence, from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10. Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters.

The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (iv) to the extent such asset constitutes an Excluded Asset (as defined in the Security Agreement) or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(u) or (w) (in the case of clause (w), to the extent required by the terms of the obligations secured by such Liens);

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(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty in accordance with Section 11.10; and

(d) the Administrative Agent and/or the Collateral Agent may, without any further consent of any Lender, enter into (i) the ABL Intercreditor Agreement, (ii) a First Lien Intercreditor Agreement with the Other Debt Representative for any Indebtedness incurred pursuant to [Section 7.03(a)(iv)] or Section 7.03(g) and (u) that is secured on a pari passu basis with the Liens securing the Obligations and/or (iii) a Junior Lien Intercreditor Agreement with the Other Debt Representative for any Indebtedness incurred pursuant to Sections 7.03(a)(ii), (g), (s) and (v) that is secured on a junior lien basis with the Liens securing the Obligations, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. The Administrative Agent and the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of Holdings or the Borrower as to whether any such other Liens are permitted. The ABL Intercreditor Agreement, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement entered into by the Administrative Agent and/or Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Subject to Section 10.01, upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12. Other Agents.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner”, “joint lead arranger”, “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13. Withholding Tax Indemnity.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed by such Lender, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid by the Administrative Agent as Taxes, together with all reasonable expenses incurred in connection therewith, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all other Obligations.

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Section 9.14. Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.15. Lender Action.

(a) Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff (except to the extent permitted by Section 10.09), rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Guaranty or any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 9.15 are for the sole benefit of the Lenders and the Agents and shall not afford any right to, or constitute a defense available to, any Loan Party.

(b) Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document, the right of any Lender to bring suit for the enforcement of any payment of principal of, and premium (if any) or interest on, any Loan on or after the Maturity Date applicable thereto shall not be impaired or affected without the consent of such Lender.

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Section 9.16. Intercreditor Agreements.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the priority of the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, on the other hand, the terms and provisions of the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as the case may be, shall control (in each case, other than any clause in any Loan Document which grants a lien or security interest, which clause shall control), and (c) each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Administrative Agent and Collateral Agent to execute the ABL Intercreditor Agreement, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

Section 9.17. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-Sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

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ARTICLE X

Miscellaneous

Section 10.01. Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise part thereto; provided that failure to deliver such a copy shall not result in any Default or Event of Default nor affect the effectiveness of any such amendment, waiver or consent) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clause (g) below, shall only require the consent of such Loan Party and the Required Facility Lenders under the applicable Facility, as applicable; provided, further, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.07 or 2.08 (or amend the definition of “Default” or “Event of Default” to exclude the failure to pay interest or principal on any date), or change any provision of Section 9.15(b) without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, or change the amount of principal or interest payable in cash on, or extend by more than ten (10) Business Days the grace period applicable to the payment of interest or any other amount in respect of, any Loan or (subject to clause (ii) of the first proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of 10.01 or the definition of “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or similar provisions on substantially the same basis as the Initial Term Loans on the Closing Date);

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

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(g) amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more Facilities and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Facility (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of each such Facility, subject to the other clauses of this Section 10.01); provided that the waivers described in this clause (g) shall not require the consent of any Lenders other than the Required Facility Lenders under such Facility or Facilities;

(h) without the written consent of each Lender directly and adversely affected thereby, (A) subordinate or have the direct or indirect effect of subordinating (either through amendment or amendments to this Agreement or through the establishment of intercreditor, subordination or similar agreement(s) or arrangement(s) or otherwise) the Obligations in right of payment to any Indebtedness for borrowed money or (B) subordinate or have the direct or indirect effect of subordinating (either through amendment or amendments to this Agreement or through the establishment of intercreditor, subordination or similar agreement(s) or arrangement(s) or otherwise) any Liens on all or substantially all of the Collateral securing the Obligations to the Liens on all or substantially all of the Collateral securing any other Indebtedness for borrowed money (any such Indebtedness to which such Liens securing any of such obligations or such obligations, as applicable, are subordinated, “Senior Indebtedness”), in the case of each of clause (A) and (B), except (1) any Indebtedness that is expressly permitted by this Agreement as in effect on the Closing Date to rank senior in payment or lien priority to the Obligations or (2) in connection with a “debtor in possession” financing pursuant to Section 364 of the Bankruptcy Code (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction);

(i) waive, amend or modify the provisions of Section 2.05(b)(x), Section 2.13 or Section 8.04 in a manner that would by its terms alter the pro rata sharing or the order of applicable payments required thereby (or add or change any other provision of this Agreement that has the effect of making any such alteration to such provisions), or modify the definition of “Pro Rata Share”, without the consent of each Lender directly and adversely affected thereby;

(j) waive, amend or modify this Agreement or any Loan Document that would authorize the incurrence of additional Indebtedness under this Agreement for the primary purpose of influencing any voting threshold required under this Agreement in order to obtain consent to any transaction that would not otherwise not been permitted prior to the incurrence of any such additional Indebtedness, without the consent of each Lender directly and adversely affected thereby;

(k) Without the consent of the Supermajority (65%) Required Lenders:

(i) amend, modify or waive any provision of this Agreement that would permit additional transfers of assets from Loan Parties to Subsidiaries that are not Loan Parties, including any such provisions specified in Sections 7.02, 7.04, 7.05 and 7.06; or

(ii) amend, modify or waive any provision of the definition of “Excluded Subsidiary” in a manner that is material and adverse to the Lenders (other than for the purpose of effectuating a Liability Management Transaction);

(l) Without the consent of the Supermajority (90%) Required Lenders:

(i) amend, modify or waive any provisions of Section 11.10 in a manner that is material and adverse to the Lenders;

(ii) amend, modify or waive any provisions of the definition of “Excluded Subsidiary” in a manner that is material and adverse to Lenders;

(iii) permit the creation or existence of any Subsidiary or otherwise amend the definition of “Subsidiary” in a manner that would result in any Subsidiary or any other Person being “unrestricted” or otherwise generally excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to the Loan Documents (including the covenants set forth in Article VII);

(iv) amend, modify or waive the Double-DIP Provision;

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(v) amend, modify or waive Section 7.10;

(vi) amend, modify or waive Section 10.07(m) in a manner that would permit purchases of Term Loans that are not open to all applicable Lenders on a pro rata basis; or

(vii) amend, modify or waive any requirement in this Agreement that an action be taken, or prohibiting an action from not being taken, for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

provided, further, that (i) [reserved]; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (v) no amendment, modification or waiver of this Agreement may involve the payment by Holdings or any of its Subsidiaries, directly or indirectly (including, without limitation, through participation in any transaction in which Holdings or any of its Affiliate participates) of any consideration, whether by way of interest, fee or otherwise, to any Lender for or as an inducement to such amendment, modification or waiver unless such consideration is offered to be paid or agreed to be paid to all Lenders which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, modification or waiver (other than the reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction).

Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended by the Administrative Agent, the Borrower and the Lenders providing any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans pursuant to an Incremental Amendment, Refinancing Amendment or Extension Amendment without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including, without limitation, in order to change or impose “MFN” pricing protection with respect to additional Loans and/or Commitments made after the date of such amendment) and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions of Section 2.14, 2.15 or 2.16, as applicable (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.14, 2.15 or 2.16, as applicable, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Credit Agreement Refinancing Debt, as expressly contemplated by the terms of the ABL Intercreditor Agreement, such First Lien Intercreditor Agreement, such Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

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Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (a) to correct or cure ambiguities, errors, omissions, defects, (b) to effect administrative changes of a technical or immaterial nature, (c) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (d) solely to add benefit to one or more existing Facilities, including increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule, in order to cause any Incremental Facility to be fungible with any existing Facility and (e) to add any financial covenant for the benefit of all Lenders or any Class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, and in each case of clauses (a), (b) and (c), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents; provided that, in any such case, such amendment, supplement or waiver shall become effective only if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) days following receipt of notice thereof.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14, Refinancing Amendment in accordance with Section 2.15 and Extension Amendment in accordance with Section 2.16 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or other electronic image scan transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, as follows:

(i) if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrower and the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent or the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

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(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic image scan communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(d) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent, any arranger or any of their respective Related Parties (the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise)) arising out of the Borrower’s, any other Loan Party’s or any Agent Party’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

Section 10.03. No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

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Section 10.04. Attorney Costs and Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to (i) one counsel to the Administrative Agent, (ii) one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole and (iii) Davis Polk & Wardwell LLP as counsel to the Initial Consenting Holders (as defined in the Transaction Support Agreement) (including reasonable and documented out-of-pocket costs and expenses following the Closing Date in connection with post-closing obligations of the Loan Parties) and (b) from and after the Closing Date, (i) [reserved], and (ii) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of (i) one counsel to the Administrative Agent and the Collateral Agent, (ii) one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole, (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Persons and (iv) Davis Polk & Wardwell LLP as counsel to Initial Consenting Holders (as defined in the Transaction Support Agreement). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three Business Days of the Closing Date (except as otherwise reasonably agreed by the Borrower). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.05. Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and one counsel to the Lenders taken as a whole and, if reasonably necessary, one local counsel for such Persons in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of the Transaction Support Agreement, any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether any such matter is initiated by a third party or by Holdings, the Borrower, any of their respective Affiliates, creditors or equity holders or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out

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of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any funding obligations, or a material breach in bad faith of any other obligations, under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role or as a letter of credit issuer under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower or any of their Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential or exemplary damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Subsidiary. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of a Loan Party, any of their respective Affiliates, directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.06. Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) and the first proviso to this Section 10.07(a) (such an assignee, which for the avoidance of doubt, shall not be a natural person, an “Eligible Assignee”) (A) [reserved]), (B) in the case of any Assignee that is Holdings

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or any of its Subsidiaries, Section 10.07(m), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(p), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender (solely to the extent the list of Disqualified Lenders is available upon request to the Lenders), (ii) a natural Person or (iii) to Holdings, the Borrower or any of their respective Subsidiaries (except pursuant to Section 2.05(a)(v) or Section 10.07(m)); provided that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall have objected thereto within five (5) Business Days after having received written notice thereof. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Lender.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and the last paragraph of this Section 10.07(b), any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) [reserved], (iii) if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing or (iv) an assignment of all or a portion of the Loans pursuant to Section 10.07(l), Section 10.07(m) or Section 10.07(p);

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Loans pursuant to Section 10.07(m).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an $1,000,000 and shall be in increments of an amount of $1,000,000 in excess thereof (or, if less, the remaining portion of the assigning Lender’s Loans and/or Commitments under the applicable Facility) (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

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(C) other than in the case of assignments pursuant to Section 10.07(m), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Collateral Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(m), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d) The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower or another Subsidiary pursuant to Section 10.07(m) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower

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to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register; provided that, with respect to each Initial Lender that has failed to comply with its obligations hereunder to provide a completed Administrative Questionnaire and any applicable tax forms required pursuant to Section 3.01(d) with respect to itself, the Administrative Agent shall not be required to accept any Assignment and Assumption nor record the information contained therein in the Register until such Initial Lender has provided a completed Administrative Questionnaire and any such applicable tax forms which are, in each case, reasonably satisfactory to the Administrative Agent. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time sell participations to any Person, subject to the proviso to Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). No participation shall be effective unless it has been recorded in the Participant Register as provided in this Section 10.07(f); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(g) A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant

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to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Sections 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) [Reserved].

(l) [Reserved].

(m) Any Lender may, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings, the Borrower or any Subsidiary through (x) Dutch auctions open to all applicable Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchases open to all applicable Lenders on a pro rata basis solely for for cash or Refinancing Term Loans; provided that in connection with assignments pursuant to clause (y) above:

(i) if Holdings or any Subsidiary (other than the Borrower) is the assignee, upon such assignment, transfer or contribution, Holdings or such Subsidiaries shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or

(ii) if the assignee is the Borrower (including through contribution or transfers set forth in clause (i) above) or another Subsidiary), (A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower or such Subsidiary shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

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(n) [Reserved].

(o) [Reserved].

(p) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document and all Term Loans, held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

Section 10.08. Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that such Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that such Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of such Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Agents, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or its respective known Affiliates (so long as such source is not known to the disclosing Agent, such Lender or any of its Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Agents, such Lender or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the

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Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, subject to the penultimate paragraph of Section 6.02, all information received after the Closing Date from Holdings, the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Section 10.09. Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent and the Collateral Agent and their respective Affiliates, in respect of any unpaid fees, costs and expenses payable to it hereunder) is authorized at any time and from time to time, without prior notice to Holdings, the Borrower or any other Loan Party, any such notice being waived by Holdings, the Borrower and each other Loan Party (on its own behalf and on behalf of each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such Agent or its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries (but excluding amounts held in payroll, employee benefits, tax, and other fiduciary or trust accounts) against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent and the Collateral Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 10.10. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

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Section 10.12. Integration; Termination.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER

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HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17. Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date, the conditions set forth in Sections 4.01 and 4.02 have been satisfied or waived in accordance with this Agreement and the Administrative Agent shall have notified by each Lender on the Closing Date that each such Lender has executed it and, thereafter, shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18. USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents or

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the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

Each Loan Party acknowledges and agrees that each Lender and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, Holdings, the Borrower or any Affiliate of the foregoing. Each Lender and any affiliate thereof may accept fees and other consideration from Holdings, the Borrower or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, Holdings, the Borrower or any Affiliate of the foregoing. Some or all of the Lenders or the Agents may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrower or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, any Agent or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, the Agents or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, the Borrower or an Affiliate thereof.

Section 10.20. Electronic Execution of Assignments.

The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.21. Effect of Certain Inaccuracies.

In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02 was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) Holdings shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance

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Certificate for such Applicable Period, and (iii) the Borrower shall within 15 days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01.

Section 10.22. Judgment Currency

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the Specified Currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the sum originally due to such Lender in the Specified Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Specified Currency so purchased exceeds the sum originally due to such Lender in the Specified Currency, such Lender agrees to remit such excess to the Borrower.

Section 10.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.24. FCC.

Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, neither the Administrative Agent nor the Lenders, nor any of their agents, will take any action pursuant to any Loan Documents that would constitute or result in (i) any violation of the Communications Laws, or (ii) any assignment of any FCC Authorization or any transfer of control thereof, within the meaning of 310(d) of the Communications Act of 1934 or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC. Each of Holdings, the Borrower and the Subsidiaries will cooperate fully in the preparation and prosecution of such FCC applications as may be necessary to secure such approvals of the FCC for such assignments of licenses or transfers of control in a manner consistent with the Loan Documents.

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Section 10.25. Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

Guaranty

Section 11.01. The Guaranty.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety, to the Administrative Agent, for the benefit of the Secured Parties and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs

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or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which

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may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03. Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization, pursuant to any Debtor Relief Law or otherwise.

Section 11.04. Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) and the expiration or termination of the Aggregate Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of a Loan Party owing to a Subsidiary that is not a Loan Party and permitted pursuant to Section 7.03(b) or 7.03(d) shall be unsecured or subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05. Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07. Continuing Guaranty.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the

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amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09. Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.10. Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party (or a Person that is required to become a Loan Party as a result of such sale or other transfer) or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Subsidiary Guarantor shall, upon the consummation of such sale or transfer or otherwise becoming an Excluded Subsidiary, as applicable, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Subsidiary Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Subsidiary Guarantor’s expense, take such actions as are necessary or reasonably requested to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that no Subsidiary Guarantor shall be released from its obligations under the Guaranty as a result of such Person becoming an Excluded Subsidiary unless at the time such Subsidiary Guarantor ceases to be an Excluded Subsidiary, (1) no Event of Default shall have occurred and be continuing, (2) if such Guarantor became an Excluded Subsidiary as a result of such Person becoming a non-wholly owned Subsidiary of Holdings, a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, a FSHCO or a Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a FSHCO, the primary purpose of the transaction by which such Subsidiary Guarantor ceases to be an Excluded Subsidiary was not to evade the obligations under the Guaranty and was consummated on an arms’ length basis with an unaffiliated third-party and (3) at the time of such release (after giving effect thereto), all outstanding Indebtedness of, and Investments in, such Subsidiary Guarantor would then be permitted to be made under in accordance with the relevant provisions of Sections 7.02 and 7.03 (with the Borrower being required to reclassify any such items in reliance upon the respective Subsidiary being a Subsidiary Guarantor on another basis as would be permitted by the applicable covenant).

When all Aggregate Commitments hereunder have terminated, and all Loans or other Obligations have been paid in full (other than contingent indemnification obligations not yet accrued and payable) hereunder, this Agreement, the other Loan Documents and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

Section 11.11. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited

154

partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Agents, the Lenders and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Agents, the Lenders and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.12. ORIGINAL ISSUE DISCOUNT LEGEND.

THE LOANS MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE AGENT AT ITS ADDRESS AS SPECIFIED IN THIS AGREEMENT.

[Signature Pages Intentionally Omitted]

155

Exhibit 1-B

DOCUMENT CHANGES TO THE FIRST LIEN AND SECOND LIEN INDENTURES

Exhibit 1-B

DOCUMENT CHANGES TO FIRST LIEN AND SECOND LIEN INDENTURES

Unless otherwise noted below, the negative covenants of the 2029 First Lien Notes, 2030 First Lien Notes, 2031 First Lien Notes (collectively, the “1L Exchange Notes”) and the 2030 Second Lien Notes (the “2L Exchange Notes,” and together with the 1L Exchange Notes, the “Exchange Notes”) will mirror the negative covenants of the new Credit Agreement (the “New Credit Agreement”) in substance, notwithstanding any prior divergence between the existing 2026 Senior Secured Notes, the 2027 Senior Secured Notes, the 2028 Senior Secured Notes and the 2027 Senior Unsecured Notes (the “Existing Notes”) and the existing Credit Agreement, with the following caveats:

•

The Exchange Notes will retain a single restricted payments covenant, with the New Credit Agreement’s investments covenant being covered through the definition of “Permitted Investment” in the Exchange Notes, as would be customary in the bond market.

•

The Exchange Notes will retain a bond-style asset sale covenant, but with alignment on key terms with the mandatory prepayments provisions of the New Credit Agreement and with such adjustments as are noted below.

•	Only the 2029 First Lien Notes will have an ECF sweep per the terms of the term sheet. The ECF sweep will be structured as an offer to repurchase, instead of a mandatory redemption.

•	The Exchange Notes will retain a bond-style merger covenant, with such adjustments as are noted below.

•

The Exchange Notes will retain bond-style events of default, with such adjustments as are noted below. Change of Control will result in a customary Change of Control repurchase offer in lieu of a default.

•

The 2L Exchange Notes will have the same ratio levels as the 1L Exchange Notes and substantially the same terms as the 1L Exchange Notes, except where changes are required to account for lien priority mechanics and applicable Intercreditor Agreement terms as noted on Schedule 1 hereto.

1

INDEBTEDNESS

Basket / Threshold	Existing Term	AHG 1L Comprehensive Transaction Amended Term	AHG 1L Drop Down Transaction Amended Term
Ratio Debt (3.2(a))	Unlimited subject to (i) Consolidated Total Leverage Ratio of 6.25x or (ii) Fixed Charge Coverage Ratio of 2x, subject to a cap on non-Guarantor debt of the greater of (i) $200 million and (ii) 2.5% of Total Assets.	Remove ability to incur ratio debt. To include terms for junior debt consistent with New Credit Agreement.	Same.

Credit Facility Debt (3.2(b)(1))	Indebtedness incurred pursuant to any Credit Facility, including the existing Notes, amount equal to the sum of (i) $3,950 million plus (ii) the greater of $960 million and 100% of LTM EBITDA and any Refinancing Indebtedness in respect thereto.

Remove grower.

To cover debt expected to be outstanding at closing, including debt pursuant to the ABL Facility, the New Credit Agreement and any incremental capacity under such instruments. Debt can be refinanced, but any prepayments or repayments of the New Credit Agreement will reduce capacity under this basket.

Existing Notes and existing Credit Agreement debt to be addressed via separate basket.

Same, with provision for New Intercompany Loan.

2

ASSET SALES

Description	Existing Term	AHG 1L Comprehensive Transaction Amended Term	AHG 1L Drop Down Transaction Amended Term
Asset Sale Proceeds Application	450 days to apply proceeds to repay debt or reinvest in Additional Assets, with two 180-day extensions in the case of reinvestment into Additional Assets.	Entire application proceeds period to be limited to reinvestment period in New Credit Agreement.	Same.

If repaying debt, may repay (i) First Priority Obligations, (ii) the Notes or (iii) Pari Passu Indebtedness, provided that, in the case of clause (iii), the Notes are ratably reduced.

Company must use uninvested proceeds from sales of assets and property (including Collateral) to offer to repurchase the Notes or repay other First Priority Obligations, provided that, if other First Priority Obligations are repaid, the Notes must be offered to be ratably reduced.

Thresholds for required repurchase offers to align with equivalent thresholds in New Credit Agreement.

Same.

	No requirement to pledge Additional Assets.	Any Additional Assets purchased from the sale of collateral must be pledged as collateral.	Same.

Reinvestment Right	No limit on amount that may be reinvested.	Reinvestment right to be dollar capped consistent with New Credit Agreement.	Same.

3

Description	Existing Term	AHG 1L Comprehensive Transaction Amended Term	AHG 1L Drop Down Transaction Amended Term
Exceptions to “Asset Disposition” – Change of Control (5)	Transactions that constitute a merger permitted under the merger covenant or a Change of Control	No change (CoC would trigger a CoC repurchase offer).	Same.

Exceptions to “Asset Disposition” – De Minimis Threshold	Transactions less than greater of (i) $150 million and (ii) 1.5% of Total Assets plus additional dispositions of non-core assets with an FMV of less than $50 million	(i) Transactions not exceeding $2.5 million and (ii) transactions not exceeding $5 million with a cap of $15 million in the aggregate per annum, in each case consistent with de minimis exceptions in New Credit Agreement; remove non-core asset basket.	Same.

Excess Proceeds Threshold	$150 million	$10 million, consistent with asset sale sweep in New Credit Agreement. For avoidance of doubt, consistent with New Credit Agreement, amounts below the threshold do not need to be included in the asset sale offer.	Same.

4

MISCELLANEOUS

Description	Existing Term	AHG 1L Comprehensive Transaction Amended Term	AHG 1L Drop Down Transaction Amended Term
Redemption Provisions	Equity clawback during non-call period not to exceed 40% of the original principal amount of the notes of each series.	Remove provision.	Same.

Suspension of Covenants	Limitations on Restricted Payments, Indebtedness, Restrictions on Distributions from Restricted Subsidiaries, Affiliate Transactions, Asset Sales, Guarantees and requirement that company must be able to incur debt in order to merge suspend upon achievement of Investment Grade Status from two of S&P, Moody’s and Fitch.	Remove.	Same.

Change of Control	Company must offer to repurchase the Notes at 101% of the aggregate principal amount upon the occurrence of a change of control.	No change.	Same.

Merger Covenant	Issuer may only merge if the Successor Company would be able to incur at least $1.00 of ratio debt or the Consolidated Total Leverage or Fixed Charge Coverage Ratio are no worse than prior

Remove ratio debt provision, but retain requirement for Consolidated Total Leverage or Fixed Charge Coverage Ratio to be no worse than prior.

Otherwise to conform to Fundamental Changes limits in New Credit Agreement.

Same.

Reporting Covenant	All financial information required to be included in an annual report on Form 10-K, including an MD&A and audited financial statements, to be provided within 120 days of fiscal year end.	Time periods for provision of annual and quarterly financial statements to be lowered to 90 and 45 days with extensions of 15 days permissible under SEC rules, consistent with New Credit Agreement.	Same.

5

Description	Existing Term	AHG 1L Comprehensive Transaction Amended Term	AHG 1L Drop Down Transaction Amended Term

All financial information required to be included in a quarterly report on Form 10-Q, including financial statements, within 60 days.

Certain Form 8-K events promptly after occurrence thereof.

Quarterly conference calls (it being understood that they may be the same as the quarterly called held by Holdings with equity investors and analysts).

Otherwise, no change.

Amendments	N/A

To include the following provisions requiring consent of each noteholder from the New Credit Agreement:

•  Serta provision

•  Issuance of debt for the purposes of obtaining consent to a transaction

•  Specified amendments in 10.01(k) relating to, among other matters, definition of “Subsidiary,” Double-Dip Provisions, etc.

Same.

		Release of all or substantially all Liens on the Collateral with 90% vote and release of all or substantially all of the value of the Guarantees with 90% vote.	Same.

6

Description	Existing Term	AHG 1L Comprehensive Transaction Amended Term	AHG 1L Drop Down Transaction Amended Term

Event of Default Matters

Events of Default – application	Cross-acceleration, bankruptcy, judgment and invalidity of guarantee defaults currently apply to the Parent Guarantor or any Significant Subsidiary (or group of Restricted Subsidiaries that would together be a Significant Subsidiary).	All provisions apply to the Parent Guarantor and any Subsidiary (i.e., remove limiter to Significant Subsidiaries, but retain Immaterial Subsidiary exception for bankruptcy defaults consistent with New Credit Agreement).	Same.

Events of Default – cross-acceleration	Default under any mortgage, indenture or instruments with an aggregate principal amount in excess of $100 million and the principal amount caused by a failure to pay principal at maturity or results in acceleration of the debt

Lower threshold to $20 million consistent with New Credit Agreement.

Apply to defaults by any Subsidiary (not just a Significant Subsidiary), but otherwise retain standard cross-acceleration format for a bond.

Same.

Events of Default – grace periods	120-day grace period for breaches of reporting covenant.	Lower to 90 days.	Same.

	Events of Default constituting covenant breaches, cross acceleration, judgment defaults and failure to comply with Collateral Documents do not constitute Events of Default unless the Issuer is notified and the Events of Default go uncured during any grace period.	Remove cross acceleration and judgment default from the list.	Same.

Events of default – remedies / cure	Notice of holders of 30% principal amount required for certain defaults to constitute an Event of Default and to accelerate the debt / pursue remedies.	Revise to 25% of aggregate principal amount.	Same.

7

Description	Existing Term	AHG 1L Comprehensive Transaction Amended Term	AHG 1L Drop Down Transaction Amended Term
Events of default – remedies / cure	Notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years after such notice of Default.	No change.	Same.

Events of default – remedies / cure	Notice of Default must be accompanied by a representation that such Holder is not Net Short and such other information that the Issuer may reasonably request to verify the accuracy of the representation.	No change.	Same.

Events of Default – remedies / cure	Sole remedy for an Event of Default for failure to comply with reporting obligations will for the 365 days after the occurrence of such EoD consist exclusively of the right to receive additional interest equal to 0.5% per annum.	Remove.	Same.

Events of Default – remedies / cure	Any Default or Event of Default for failure to comply with reporting obligations or otherwise delivery any notice or certificate will be cured upon delivery of the report or certificate required thereby.	No change, provided that such cure will not otherwise affect the rights of Holders if they have already exercised their right to accelerate the Exchange Notes and have not rescinded such acceleration.	Same.

Collateral/Guarantee Matters

Guarantor Release	Guarantee is released if the Subsidiary Guarantor is released from all of its obligations under any Credit Facility or other Indebtedness triggering the Guarantee, except in the case of repayment in full of such Indebtedness.	Guarantee is released if the Subsidiary Guarantor (i) is or becomes an Excluded Subsidiary or (ii) is released from all its obligations under Indebtedness issued post-closing triggering the Guarantee (other than Guarantees provided as of the Issue Date or that are provided as a result of guarantees of First Priority Obligations as of the Issue Date).	Same.

8

Description	Existing Term	AHG 1L Comprehensive Transaction Amended Term	AHG 1L Drop Down Transaction Amended Term
	Guarantee releases upon achievement of Investment Grade Status.	Remove.	Same.

Perfection Matters	Liens must be perfected (i) within 90 days of the issue date or as promptly as practicable thereafter or (ii) for after-acquired property, 90 days following acquisition	Remove 90-day grace period after the issue date but retain 90-day grace period for after acquired property, consistent with New Credit Agreement.	Same.

9

Schedule 1 – 2L Exchange Notes Key Term Changes vs. 1L Exchange Notes

•	Debt Covenant—Permitted Junior Debt basket:

•

2L Exchange Notes to redefine “Permitted Junior Debt” as “Permitted Pari Passu Debt” to permit 2L pari passu or junior debt under the applicable debt basket, subject to requirements of no Event of Default and either (i) proceeds of such debt being used to prepay stub debt or (ii) Consolidated Total Net Leverage Ratio cap to be set at same level as the 1L notes; corresponding liens basket in 1L Exchange Notes to remain in place.

•	Junior Financing Covenant

•	2L Exchange Notes Junior Financing covenant to prohibit refinancing of subordinated debt, 2L pari passu debt or junior debt (i.e., 3L or lower), with same exceptions and terms as 1L Exchange Notes.

•	Asset / Collateral Provisions

•

Excluded Assets: 2L Exchange Notes “Excluded Assets” definition will also include assets not pledged to liens securing First Priority Obligations (New Credit Agreement, existing Credit Agreement, Existing Secured Notes (to the extent remaining secured following exchange offer), 1L Exchange Notes).

•

Asset Sale Proceeds Sweep/Waterfall: 2L Exchange Notes will provide that mandatory repayment offers for Asset Dispositions must be made to repay First Priority Obligations or 2L pari passu debt, but if offering to repay 2L pari passu debt then the 2L Exchange Notes must be ratably reduced (or offered to be ratably reduced); and will provide that if any provisions under First Priority Obligations conflict with the 2L Exchange Notes indenture, Company will not be deemed to have breached obligations under the 2L Exchange Notes indenture.

•	Liens

•

2L Exchange Notes to permit liens on Collateral so long as junior liens (i.e., 3L or lower), and on non-Collateral so long as 2L Exchange Notes are also secured equally (but junior to First Priority Obligations) with Obligations so secured (or senior basis, if securing junior debt)

•	Amendments

•

Serta protections: 2L Exchange Notes will include anti-Serta protections and anti-layering covenant and a carve out for Serta for “Specified First Priority Obligations,” meaning all First Priority Obligations outstanding on the Issue Date and that are permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.”

10

Exhibit 1-C

NEW COMPREHENSIVE INDENTURES TERM SHEET

Exhibit 1-C

New Secured Notes Economic Terms – Comprehensive Transaction

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, COVENANTS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE NOTES DESCRIBED HEREIN, WHICH NOTES WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE TERMS SET FORTH IN EXHIBIT 1-B TO THE TRANSACTION TERM SHEET. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE TRANSACTION TERM SHEET TO WHICH THIS EXHIBIT IS ATTACHED.

Issuer	iHeart Communications, Inc. (the “Issuer”).

Title of Existing Notes Subject to Exchange Offer	6.375% Senior Secured Notes due 2026 (the “2026 Secured Notes”)	5.25% Senior Secured Notes due 2027 (the “2027 Secured Notes”)	4.75% Senior Secured Notes due 2028 (the “2028 Secured Notes”)	8.735% Senior Notes due 2027 (the “2027 Unsecured Notes”)

Exchange Consideration Offered / Consents

Exchange consideration as set forth in the Transaction Term Sheet.

Noteholders exchanging the 2026 Secured Notes must also consent to certain proposed amendments to the indenture governing the 2026 Secured Notes described in Exhibit 1-E to the Transaction Term Sheet.

Exchange consideration as set forth in the Transaction Term Sheet.

Noteholders exchanging the 2027 Secured Notes must also consent to certain proposed amendments to the indenture governing the 2027 Secured Notes described in Exhibit 1-E to the Transaction Term Sheet.

Exchange consideration as set forth in the Transaction Term Sheet.

Noteholders exchanging the 2028 Secured Notes must also consent to certain proposed amendments to the indenture governing the 2028 Secured Notes described in Exhibit 1-E to the Transaction Term Sheet.

Exchange consideration as set forth in the Transaction Term Sheet.

Noteholders exchanging the 2027 Unsecured Notes must also consent to certain proposed amendments to the indenture governing the 2027 Unsecured Notes described in Exhibit 1-E to the Transaction Term Sheet.

Title of New Notes Offered in Exchange Offer	9.125% First Lien Senior Secured Notes due 2029	7.750% First Lien Senior Secured Notes due 2030	7.000% First Lien Senior Secured Notes due 2031	10.875% Second Lien Senior Secured Notes due 2030

Ratings	Issuer to use commercially reasonable efforts to obtain ratings (but not any specific rating) by S&P and Moody’s within 45 days of the Issue Date.

Guarantors	Same guarantors as the New 1L Term Loans

Maturity	May 1, 2029.	August 15, 2030.	January 15, 2031.	May 1, 2030.

Coupon	9.125%, which amount will be decreased by (i) 50bps upon achievement of B equivalent rating from both S&P and Moody’s and (ii) an additional 25bps upon achievement of BB- equivalent rating from either S&P or Moody’s	7.75%, which amount will be decreased by (i) 40bps upon achievement of B equivalent rating from both S&P and Moody’s and (ii) an additional 20bps upon achievement of BB- equivalent rating from either S&P or Moody’s	7.00%, which amount will be decreased by (i) 40bps upon achievement of B equivalent rating from both S&P and Moody’s and (ii) an additional 20bps upon achievement of BB- equivalent rating from either S&P or Moody’s	10.875%, which amount will be decreased by 75bps upon achievement of B- equivalent rating from both S&P and Moody’s

Denominations / Multiple	$2,000 / $1	$2,000 / $1	$2,000 / $1	$2,000 / $1

Distribution	144A / Reg S (no registration rights)	144A / Reg S (no registration rights)	144A / Reg S (no registration rights)	144A / Reg S (no registration rights)

Interest Payment Dates	February 1 and August 1 of each year, commencing February 1, 2025	February 15 and August 15 of each year, commencing February 15, 2025	January 15 and July 15 of each year, commencing January 15, 2025	May 1 and November 1 of each year, commencing May 1, 2025

Holders	Holders of 2026 Secured Notes that elect to participate in the Exchange Offers and Consent Solicitations.	Holders of 2027 Secured Notes that elect to participate in the Exchange Offers and Consent Solicitations.	Holders of 2028 Secured Notes that elect to participate in the Exchange Offers and Consent Solicitations.	Holders of 2027 Unsecured Notes that elect to participate in the Exchange Offers and Consent Solicitations.

Collateral	Same collateral as the New 1L Term Loans (the “Collateral”).

Priority

Same payment priority as the New 1L Term Loans.

Same lien priority in respect of the Collateral as the New 1L Term Loans, and subject to the intercreditor agreements and arrangements described in Exhibit 1-I to the Transaction Term Sheet

Same payment priority as the New 1L Term Loans.

Lien priority in respect of the Collateral to be on a junior basis to the New 1L Term Loans and New 1L Secured Notes, and subject to the intercreditor agreements and arrangements described in Exhibit 1-I to the Transaction Term Sheet

Issue Date	The date the notes of a series are issued (the “Issue Date”)

Optional Redemption	Make-whole redemption at T+50 bps prior to the second anniversary of the Issue Date, then:		Make-whole redemption at T+50 bps prior to the second anniversary of the Issue Date, then:		Make-whole redemption at T+50 bps prior to the second anniversary of the Issue Date, then:		Make-whole redemption at T+50 bps prior to the second anniversary of the Issue Date, then:

	Period:	Price:	Period:	Price:	Period:	Price:	Period:	Price:
	The second anniversary of the Issue Date to third anniversary of Issue Date	103.000%	The second anniversary of the Issue Date to third anniversary of Issue Date	105.8125%	The second anniversary of the Issue Date to third anniversary of Issue Date	103.5000%	The second anniversary of the Issue Date to third anniversary of Issue Date	105.43750%

	The third anniversary of the Issue Date to May 1, 2028	101.000%	The third anniversary of the Issue Date to May 1, 2028	101.9375%	The third anniversary of the Issue Date to May 1, 2028	101.7500%	The third anniversary of the Issue Date to May 1, 2028	102.71875%

	May 1, 2028 and thereafter	100.000%	May 1, 2028 and thereafter	100.0000%	May 1, 2028 and thereafter	100.0000%	May 1, 2028 and thereafter	100.00000%

Mandatory Repurchase Offers for Change of Control	Substantially consistent with the Documentation Precedent.

Bankruptcy Make-Whole	Substantially consistent with the New 1L Term Loans.

ECF Sweep	Substantially consistent with equivalent provisions set forth in the New 1L Term Loans.		N/A		N/A		N/A

Customary Asset Sale Covenant	Substantially consistent with the Documentation Precedent except as set forth in Exhibit 1-B to the Transaction Term Sheet.

Negative Covenants	Substantially consistent with the New 1L Term Loans except as set forth in Exhibit 1-B to the Transaction Term Sheet.

Events of Default	Substantially consistent with the Documentation Precedent except as set forth in the Exhibit 1-B to the Transaction Term Sheet.

2

Documentation Precedent	The definitive documentation for the New 1L 2029 Secured Notes shall be based on the indenture governing the 2028 Secured Notes and related documentation as in effect prior to the Consent Solicitations (the “Documentation Precedent”), with such changes as are necessary to align the negative covenants to the New 1L Term Loans and as otherwise set forth in Exhibit 1-B to the Transaction Term Sheet.	The definitive documentation for the New 1L 2030 Secured Notes shall be based on the Documentation Precedent, with such changes as are necessary to align the negative covenants to the New 1L Term Loans and as otherwise set forth in Exhibit 1-B to the Transaction Term Sheet.	The definitive documentation for the New 1L 2031 Secured Notes shall be based on the Documentation Precedent, with such changes as are necessary to align the negative covenants to the New 1L Term Loans and as otherwise set forth in Exhibit 1-B to the Transaction Term Sheet.	The definitive documentation for the New 2L Secured Notes shall be based on the Documentation Precedent, with such changes as are necessary to align the negative covenants to the New 1L Term Loans and as otherwise set forth in Exhibit 1-B to the Transaction Term Sheet.

Governing Law and Forum	State of New York.	State of New York.	State of New York.	State of New York.

Miscellaneous				Noteholders exchanging the 2027 Unsecured Notes shall maintain rights and remedies as unsecured creditors; provided that in no event shall a holder of New 2L Secured Notes, whether as a secured or unsecured creditor, (i) contest or challenge the validity, extent, perfection, priority, allowability or enforceability of any lien securing, or claim asserted with respect to, any first lien obligations (with reciprocal agreement by holders of first lien obligations) or (ii) enforce any rights or remedies against any shared collateral other than as contemplated by the intercreditor agreements described in Exhibit 1-I to the Transaction Term Sheet.

3

Exhibit 1-D

SUMMARY OF AMENDMENTS TO EXISTING TERM LOAN CREDIT AGREEMENT

Exhibit 1-D

Summary of Consent Solicitations – Existing Term Loan Credit Agreement

Capitalized terms used herein shall have the meanings given to them in the Transaction Support Agreement or the Transaction Term Sheet, attached as Exhibit A to the Transaction Support Agreement.

Term Loan Consent Solicitations

The Amendment to the Existing Term Loan Credit Agreement, in respect of either the Comprehensive Exchange Offer or the Alternative Exchange Offer, will:

(1) eliminate the mandatory prepayments and related provisions in paragraphs (b)(i), (b)(ii) and (b)(iii) of Section 2.05 (Prepayments) of the Existing Term Loan Credit Agreement;

(2) eliminate substantially all of the representations and warranties and related provisions in the Existing Term Loan Credit Agreement, including the following representations and warranties:

•  Section 5.01 (Existence, Qualification and Power; Compliance with Laws);

•  Section 5.02 (Authorization; No Contravention);

•  Section 5.03 (Governmental Authorization; Other Consents);

•  Section 5.04 (Binding Effect);

•  Section 5.05 (Financial Statements; No Material Adverse Effect);

•  Section 5.06 (Litigation);

•  Section 5.07 (Special Representations Relating to FCC Authorizations, Etc.);

•  Section 5.08 (Ownership of Property; Liens and Real Property);

•  Section 5.09 (Environmental Matters);

•  Section 5.10 (Taxes);

•  Section 5.11 (ERISA Compliance);

•  Section 5.12 (Subsidiaries; Equity Interests);

•  Section 5.13 (Margin Regulations; Investment Company Act);

•  Section 5.14 (Disclosure);

•  Section 5.15 (Labor Matters);

•  Section 5.17 (Intellectual Property; Licenses, Etc.);

•  Section 5.18 (Solvency);

•  Section 5.19 (OFAC; USA PATRIOT Act; FCPA);

•  Section 5.21 (Security Documents);

(3) eliminate substantially all of the restrictive covenants and related provisions in the Existing Term Loan Credit Agreement, including the following covenants:

•  Section 6.01 (Financial Statements);

•  Section 6.02 (Certificates; Other Information);

•  Section 6.03 (Notices);

•  Section 6.04 (Payment of Obligations);

•  Section 6.05 (Preservation of Existence, Etc.);

•  Section 6.06 (Maintenance of Properties);

•  Section 6.07 (Maintenance of Insurance);

•  Section 6.08 (Compliance with Laws);

•  Section 6.09 (Books and Records);

•  Section 6.10 (Inspection Rights);

•  Section 6.11 (Additional Collateral; Additional Guarantors);

•  Section 6.12 (Compliance with Environmental Laws);

•  Section 6.13 (Further Assurances);

•  Section 6.15 (Maintenance of Ratings);

•  Section 6.16 (Post-Closing Covenants);

•  Section 6.17 (License Subsidiaries);

•  Section 7.01 (Liens);

•  Section 7.02 (Investments);

•  Section 7.03 (Indebtedness);

•  Section 7.04 (Fundamental Changes);

•  Section 7.05 (Dispositions);

•  Section 7.06 (Restricted Payments);

•  Section 7.07 (Change in Nature of Business);

•  Section 7.08 (Transactions with Affiliates);

•  Section 7.09 (Burdensome Agreements);

•  Section 7.12 (Change in Fiscal Year);

•  Section 7.13 (Prepayments, Etc. of Indebtedness);

•  Section 7.14 (Permitted Activities);

(4) amend and restate Section 6.14 (Designation of Subsidiaries) in its entirety as follows:

“Section 6.14 Designation of Subsidiaries.

(a) Holdings may at any time designate any Restricted Subsidiary of Holdings as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary.

(b) Holdings may designate (or re-designate) any Restricted Subsidiary that is an Excluded Subsidiary as an Electing Guarantor and may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary.”;

(5) eliminate the Events of Default and related provisions in paragraphs (b) (with respect to those covenants that are the subject of the Amendment), (c) (with respect to those covenants that are the subject of the Amendment), (d), (e), (f) (other than in respect of Holdings and the Borrower), (g), (h), (i), (j), (k) and (l) of Section 8.01 (Events of Default) of the Existing Term Loan Credit Agreement;

(6) direct the administrative agent and collateral agent to enter into (i) the New Comprehensive Intercreditor Agreement or (ii) the New 1L Pari Passu Intercreditor Agreement, and the New 1L/2L Intercreditor Agreement, as applicable; and

(7) make any other amendment that the Company Group and the Required Consenting Holders that are Lenders under the Existing Term Loan Credit Agreement deem necessary or desirable, in each case, to the extent that such amendment may be made with the consent of the Company Group and the Required Consenting Holders that are Lenders under the Existing Term Loan Credit Agreement.

Exhibit 1-E

SUMMARY OF CONSENT SOLICITATIONS AND AMENDMENTS TO EXISTING INDENTURES

Exhibit 1-E

Summary of Consent Solicitations – Existing Notes

Capitalized terms used herein shall have the meanings given to them in the Transaction Support Agreement or the Transaction Term Sheet, attached as Exhibit A to the Transaction Support Agreement.

Comprehensive Notes Consent Solicitations

The Amendments in respect of the Comprehensive Exchange Offer will:

(1)   eliminate substantially all of the restrictive covenants and related provisions in each of the Existing Indentures, including the following covenants:

•  Section 3.2 (Limitation on Indebtedness);

•  Section 3.3 (Limitation on Restricted Payments);

•  Section 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

•  Section 3.5 (Limitation on Sales of Assets and Subsidiary Stock);

•  Section 3.6 (Limitation on Liens);

•  Section 3.7 (Limitation on Guarantees);

•  Section 3.8 (Limitation on Affiliate Transactions);

•  Section 3.9 (Change of Control);

•  Section 3.10 (Reports);

•  Section 3.15 (Suspension of Certain Covenants);

•  replacing “Parent Guarantor” with “Company” in Section 3.16 (Designation of Restricted and Unrestricted Subsidiaries), and amending Section 3.16 to permit the “Company” to designate or redesignate restricted subsidiaries or unrestricted subsidiaries, as applicable, but eliminate all conditions or requirements relating to such designation or redesignation;

•  Section 3.17 (Payment of Taxes);

•  In the case of the 2026 Secured Notes Indenture and the 2027 Unsecured Notes Indenture—Section 3.18 (Business of the Parent Guarantor and Restricted Subsidiaries);

•  Section 3.19 (Corporate Existence), other than with respect to the Company;

•  Paragraphs (a)(2), (a)(3), (a)(4), (c), (d), (e), (f), (h) and (i) of Section 4.1 (Merger and Consolidation);

•  Paragraphs (3) (with respect to those covenants that are the subject of the Amendments), (4), (5) (in respect of the Parent Guarantor and Restricted Subsidiaries (other than the Company)), (6) (in respect of the Parent Guarantor and Restricted Subsidiaries (other than the Company)) (7), (8), (9) (in the case of the Existing Secured Notes Indentures) and (10) (in the case of the Existing Secured Notes Indentures) of Section 6.1 (Events of Default);

•  deleting the second sentence of the first paragraph of Section 9.4 (Revocation and Effect of Consents and Waivers);

•  In the case of the 2026 Secured Notes Indenture, the 2027 Secured Notes Indenture and the 2028 Secured Notes Indenture—Section 12.12 (After Acquired Property); and

•  deleting the final sentence of Section 13.17 (FCC); and

(2)   make any other amendment that the Company Group and the Required Consenting Holders that are holders of the applicable Existing Indenture agree are necessary or desirable, to the extent that such amendments may be made with the consent of the Required Consenting Holders under such Existing Indenture.

The Amendments with respect to each Existing Indenture will also provide for the release of the guarantees of the guarantors under such Existing Indenture and eliminate Article X (Guarantee) and other related provisions.

In addition, (i) with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Existing Notes of the applicable series of Existing Secured Notes the Amendments with respect to the Existing Indentures under which such Existing Secured Notes were issued will provide for the entry into the New 1L Pari Passu Intercreditor Agreement, the New Comprehensive Intercreditor Agreement and the New Multi-Lien Intercreditor Agreement and (ii) with the consent of the holders of at least two-thirds in aggregate principal amount of the outstanding Existing Notes of the applicable series, the Amendments with respect to the Existing Indentures under which the 2026 Secured Notes, 2027 Secured Notes and 2028 Secured Notes (collectively, the “Existing Secured Notes”) were issued will provide for the release of all of the liens on the collateral securing such Existing Secured Notes and the elimination of Article XII (Collateral) and related provisions.

Alternative Notes Consent Solicitations

The Amendments in respect of the Alternative Exchange Offer will:

(1)   In the case of the 2026 Secured Notes Indenture and the 2027 Unsecured Notes Indenture, add a provision that the consummation of the transactions contemplated by the Alternative Exchange Offer are expressly permitted thereunder, in the case of the 2026 Secured Notes Indenture, including, for the avoidance of doubt, the release of collateral in connection with the Drop Down Exchange Transactions;

(2)   eliminate substantially all of the restrictive covenants and related provisions in each of the Existing Indentures, including the following covenants:

•  Section 3.2 (Limitation on Indebtedness);

•  Section 3.3 (Limitation on Restricted Payments);

•  Section 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries);

•  Section 3.5 (Limitation on Sales of Assets and Subsidiary Stock);

•  Section 3.6 (Limitation on Liens);

•  Section 3.7 (Limitation on Guarantees);

•  Section 3.8 (Limitation on Affiliate Transactions);

•  Section 3.9 (Change of Control);

•  Section 3.10 (Reports);

•  Section 3.15 (Suspension of Certain Covenants);

•  In the case of the 2027 Unsecured Notes Indenture, replacing “Parent Guarantor” with “Company” in Section 3.16 (Designation of Restricted and Unrestricted Subsidiaries), and, in the case of the Existing Indentures, amending Section 3.16 to permit the “Company” or “Parent Guarantor,” as applicable, to designate or redesignate restricted subsidiaries or unrestricted subsidiaries, as applicable, but eliminate all conditions or requirements relating to such designation or redesignation;

•  Section 3.17 (Payment of Taxes);

•  In the case of the 2026 Secured Notes Indenture and the 2027 Unsecured Notes Indenture—Section 3.18 (Business of the Parent Guarantor and Restricted Subsidiaries);

•  Section 3.19 (Corporate Existence), other than with respect to the Company;

•  Paragraphs (a)(2), (a)(3), (a)(4), (c), (d), (e), (f), (h) and (i) of Section 4.1 (Merger and Consolidation);

•  Paragraphs (3) (with respect to those covenants that are the subject of the Amendments), (4), (5) (in respect of the Parent Guarantor and Restricted Subsidiaries (other than the Company)), (6) (in respect of the Parent Guarantor and Restricted Subsidiaries (other than the Company)) (7), (8), (9) (in the case of the Existing Secured Notes Indentures) and (10) (in the case of the Existing Secured Notes Indentures) of Section 6.1 (Events of Default);

•  deleting the second sentence of the first paragraph of Section 9.4 (Revocation and Effect of Consents and Waivers);

•  In the case of the 2026 Secured Notes Indenture, the 2027 Secured Notes Indenture and the 2028 Secured Notes Indenture—Section 12.12 (After Acquired Property); and

•  deleting the final sentence of Section 13.17 (FCC); and

(3)   make any other amendment that the Company Group and the Required Consenting Holders that are holders of the applicable Existing Indenture agree are necessary or desirable, to the extent that such amendments may be made with the consent of the Required Consenting Holders under such Existing Indenture.

The Amendments with respect to the Existing Indenture relating to the 2027 Unsecured Notes will also provide for the release of the guarantees of the guarantors under such Existing Indenture and eliminate Article X (Guarantee) and other related provisions, and the Amendments with respect to the Existing Indentures relating to each series of the Existing Secured Notes will add the following as new clause (c) under Section 10.2: “Notwithstanding anything to the contrary in this Indenture, the Note Guarantees of Parent Guarantor and the Subsidiary Guarantors shall be automatically and unconditionally released and discharged at any time as determined by the Company in its sole discretion.”

In addition, (i) with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Existing Notes of the applicable series of Existing Secured Notes, the Amendments with respect to the Existing Indentures under which such Existing Secured Notes were issued will provide for the entry into the New DD Remainco Intercreditor Agreement, and (ii) with the consent of the holders of at least two-thirds in aggregate principal amount of the outstanding Existing Notes of the applicable series, the Amendments with respect to the Existing Indentures under which the Existing Secured Notes were issued will (a) modify Section 12.2(a)(2) thereof to read as follows: “in whole or in part at any time as determined by the Company in its sole discretion” and (b) delete the second to last paragraph in Section 9.2 thereof in its entirety.

Exhibit 1-A

FORM OF NEW ALTERNATIVE ENTERTAINMENT CREDIT AGREEMENT

Exhibit 1-F

FORM OF NEW ALTERNATIVE ENTERTAINMENT I CREDIT AGREEMENT

CREDIT AGREEMENT (FINCO)

Dated as of [•], 2024,

Among

IHEARTMEDIA CAPITAL I, LLC

as Parent

IHEARTCOMMUNICATIONS, INC.,

as Intermediate Parent

IH MEDIA + ENTERTAINMENT I, LLC,

as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

[ ],

[ ] and

[ ],

as Joint Lead Arrangers and Joint Bookrunners

i

ii

iii

iv

SCHEDULES

1.01A	Commitments
1.01B	Identified Assets
5.05	Certain Liabilities
5.06	Litigation
5.07	FCC Authorizations
5.08	Ownership of Property
5.09(a)	Environmental Matters
5.10	Taxes
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Covenants
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.02(y)	Existing Joint Ventures
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Term Note[1]
D	[Reserved]
E	Compliance Certificate
F	Assignment and Assumption
G	Security Agreement
H	FinCo First Lien Collateral Trust Agreement
I	Intercompany Note
J-1	RemainCo Intercreditor Agreement
J-2	FinCo Junior Lien Intercreditor Agreement
K-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
K-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
K-3	United States Tax Compliance Certificate (Foreign Partnership Lenders)
K-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
L	Administrative Questionnaire
M-1	Acceptance and Prepayment Notice
M-2	Discount Range Prepayment Notice
M-3	Discount Range Prepayment Offer
M-4	Solicited Discounted Prepayment Notice
M-5	Solicited Discounted Prepayment Offer
M-6	Specified Discount Prepayment Notice
M-7	Specified Discount Prepayment Response

[1]	NTD: To include OID legend.

v

CREDIT AGREEMENT2

This CREDIT AGREEMENT (as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”) is entered into as of [•], 2024, among IHEARTMEDIA CAPITAL I, LLC, a Delaware limited liability company (“Parent”), IHEARTCOMMUNICATIONS, INC., a Texas corporation (“Intermediate Parent”), IH Media + Entertainment I, LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors from time to time party hereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, the parties hereto are entering into this Agreement pursuant to the terms of, and in connection with the transactions contemplated by, the Exchange Agreement (as defined below); and

WHEREAS, the Borrower, an indirect wholly-owned Subsidiary of iHeart (as defined herein), has requested that the Initial Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, and the Lenders are willing to extend such Initial Term Loans to the Borrower on the Closing Date on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of the May 17, 2022, by and among Parent, Intermediate Parent, the other borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto, the ABL Facility Administrative Agent and the entities party from time to time thereto as swing line lender and L/C issuers, as such agreement may be amended, supplemented, waived or otherwise modified from time to time [(including by that certain Amendment No. 1 to ABL Credit Agreement, dated as of [•], 2024)] or refunded, refinanced, replaced, renewed, repaid, increased or extended from time to time pursuant to a Permitted Refinancing (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders, and whether provided under the original ABL Credit Agreement or other credit agreement), to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Facility” means the collective reference to the ABL Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee, security agreement, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, replaced, renewed, repaid, increased or extended from time to time pursuant to a Permitted Refinancing (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders, and whether provided under the original ABL Credit Agreement or other credit agreement), to the extent permitted by this Agreement and the ABL Intercreditor Agreement; provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the ABL Facility (including any Permitted Refinancing thereof) shall (A) not constitute “first in last out” loans, (B) not have any obligor or guarantor that is a FinCo Entity or be secured by assets that constitute Collateral and (C) be subject to the ABL Intercreditor Agreement.

[2]

NTD: Notwithstanding anything to the contrary contained herein, to the extent there is a conflict between the terms set forth in this draft, on the one hand, and the terms set forth in the master term sheet and/or intercreditor principles attached to the TSA, on the other hand, the terms set forth in the master term sheet and/or intercreditor principles shall control.

1

“ABL Facility Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under the ABL Credit Agreement or any successor, new or replacement administrative agent under the ABL Loan Documents.

[“ABL Intercreditor Agreement” means the intercreditor agreement, dated as of the May 1, 2019, among, inter alios, Bank of America, N.A., in its capacity as ABL Collateral Agent, Bank of America, N.A., as Term Loan Collateral Agent and Designated Junior Priority Representative, and U.S. Bank National Association, as Notes Collateral Agent, as amended by that certain Amendment No. 1 to ABL Intercreditor Agreement dated as of May 17, 2022, and as the same may be further amended, restated, modified, supplemented, replaced or refinanced from time to time.]3

“ABL Lenders” means the “Lenders” under and as defined in the ABL Credit Agreement.

“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Credit Agreement.

“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M-1.

“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Parent and its Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” has the meaning set forth in Section 2.15(a).

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit L or such other form as may be supplied from time to time by the Administrative Agent.

[3]	NTD: To be updated to reflect any additional amendments or supplements in connection with the transactions.

2

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding anything to the contrary contained herein, in no event shall any Lender or Agent be deemed an Affiliate of a Loan Party solely by virtue of its capacity as a Lender or Agent hereunder.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“All-In Cash Yield” means, as to any Indebtedness, the portion of the All-In Yield that is required to be paid in cash.

“All-In Yield” means, as to any Indebtedness, the yield thereof incurred or payable by the applicable borrower generally to all Lenders of such Indebtedness in an amount equal to the sum of (a) the applicable margin plus any credit spread or other similar adjustment; (b) OID and upfront fees; provided that (i) OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); and (ii) “All-In Yield” shall not include bona fide arrangement fees, structuring fees, commitment fees, underwriting fees and any similar fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness, reasonable (as determined by the Borrower) consent or amendment fees paid to consenting Lenders, ticking fees on undrawn commitments and any other fees not paid or payable generally to all Lenders of such Indebtedness and (c) the interest rate (exclusive of margin) after giving effect to any Term SOFR or Base Rate floor.

“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“Applicable Consolidated Total Net Leverage Ratio” means, for each applicable Test Period, the following Consolidated Total Net Leverage Ratio:

Test Period	Consolidated Total Net Leverage Ratio[4]
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00
Test Period ending on [ ], 20[ ]	[ ] to 1.00

[4]	NTD: To be set at a 10% EBITDA cushion to management’s projections.

3

“Applicable Existing RemainCo Secured Notes (4.750%) Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	75.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	72.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	70.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	67.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	65.0%

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing RemainCo Secured Notes (4.750%) Exchange Price at such time shall be 80.0% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing RemainCo Secured Notes (4.750%) Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Existing RemainCo Secured Notes (5.250%) Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	84.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	81.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	79.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	76.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	74.0%

4

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing RemainCo Secured Notes (5.250%) Exchange Price at such time shall be 89.0% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing RemainCo Secured Notes (5.250%) Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Existing RemainCo Secured Notes (6.375%) Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	95.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	92.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	90.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	87.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	85.0%

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing RemainCo Secured Notes (6.375%) Exchange Price at such time shall be 100% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing RemainCo Secured Notes (6.375%) Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Existing RemainCo Term Loan Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	95.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	92.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	90.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	87.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	85.0%

5

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing RemainCo Term Loan Exchange Price at such time shall be 100% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing RemainCo Term Loan Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Existing RemainCo Unsecured Notes Exchange Price” means, for each applicable period, the following price (expressed as a percentage):

Period	Price
On and after the first day of the Non-Exclusive Period to (but excluding) the date that is four (4) months after the first day of the Non-Exclusive Period	75.0%
On and after the date that is four (4) months after the first day of the Non-Exclusive Period to (but excluding) the date that is eight (8) months after the first day of the Non-Exclusive Period	72.5%
On and after the date that is eight (8) months after the first day of the Non-Exclusive Period to (but excluding) the date that is twelve (12) months after the first day of the Non-Exclusive Period	70.0%
On and after the date that is twelve (12) months after the first day of the Non-Exclusive Period to (but excluding) the date that is sixteen (16) months after the first day of the Non-Exclusive Period	67.5%
On and after the date that is sixteen (16) months after the first day of the Non-Exclusive Period	65.0%

; provided that, notwithstanding the foregoing, if (1) either (x) the exchange is with a Specified Holder during the Specified Holder Exclusivity Period or (y) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period is no greater than the Applicable Consolidated Total Net Leverage Ratio for such Test Period, then the Applicable Existing RemainCo Unsecured Notes Exchange Price at such time shall be 80.0% or (2) the exchange is with a Specified Holder during the Non-Exclusive Period, the Applicable Existing RemainCo Unsecured Notes Exchange Price for each period shall be the price set forth above for the applicable period plus 2.5%.

“Applicable Period” has the meaning set forth in Section 10.21.

“Applicable Proceeds” has the meaning set forth in Section 2.05(b)(ii).

“Applicable Rate” means with respect to any Term SOFR Loan and Base Rate Loan, as the case may be, the percentage per annum set forth below under the caption “Term SOFR Loans” and “Base Rate Loans”, as the case may be, based upon the Index Debt Rating by Moody’s and/or S&P, respectively, applicable on such date:

Applicable Rate

Level	Index Debt Rating (Moody’s/S&P)	Term SOFR Loans	Base Rate Loans
1	If the Index Debt Rating from both Moody’s and S&P is below Level 2	5.775%	4.775%
2	If the Index Debt Rating from both Moody’s and S&P is B2/B Rating	5.275%	4.275%
3	If the Index Debt Rating from either Moody’s or S&P is Ba3/BB- Rating	5.025%	4.025%

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For purposes of each of the foregoing pricing grids, (i) if at any time the Borrower does not have an Index Debt Rating from any of S&P or Moody’s, the Applicable Rate shall be based on Level 1 status and (ii) if the Index Debt Rating established by a rating agency shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates (other than an Initial Lender) may act as the Auction Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent as of December 31, 2023 and related consolidated statements of income, stockholders’ equity and cash flows of Parent for the fiscal year ended December 31, 2023.

“Available Equity Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the cumulative amount of cash and Cash Equivalent proceeds from the sale of Equity Interests (other than any Disqualified Equity Interests) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower; plus

(b) 100% of the aggregate amount of contributions to the common capital (other than from a Subsidiary of Parent) of the Borrower received in cash and Cash Equivalents after the Closing Date, in each case, not previously applied for a purpose other than use in the Available Equity Amount; minus

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(c) any amount of the Available Equity Amount used to make Investments pursuant to Section 7.02(n)(III) after the Closing Date and prior to such time; minus

(d) any amount of the Available Equity Amount used to make prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing pursuant to Section 7.13(a)(x)(III) after the Closing Date and prior to such time; minus

(e) the cumulative amount of Investments and Restricted Payments made to Parent or any indirect parent thereof by Intermediate Parent or any of its Subsidiaries and contributed to Intermediate Parent for the purpose of increasing the Available Equity Amount.

“Available Incremental Amount” means, as of any date of determination, the sum of (x) the aggregate principal amount of Existing RemainCo Term Loans, Existing RemainCo Secured Notes and Existing RemainCo Unsecured Notes outstanding on such date plus (y) the amount of accrued and unpaid interest on the principal amount of such Existing RemainCo Term Loans, Existing RemainCo Secured Notes and Existing RemainCo Unsecured Notes on such date (it being understood that the Available Incremental Amount shall be permanently reduced by the principal amount of Existing RemainCo Term Loans, Existing RemainCo Secured Notes and Existing RemainCo Unsecured Notes prepaid, refinanced, repurchased, redeemed, satisfied or discharged with any Term Loan Increase or New Term Loan Facility or other Indebtedness or prepayment permitted by the terms of this Agreement).

“Available Non-Loan Party Investment Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) $50,000,000; minus

(b) or any amount of the Available Non-Loan Party Investment Amount used to make Investments pursuant to Section 7.02(c) or Section 7.02(z) after the Closing Date and prior to such time;

provided that the Available Non-Loan Party Investment Amount may be replenished up to an amount not to exceed the original cost of such Investment (but in no event in excess of $50,000,000) by 100% of the aggregate amount actually received by the Borrower or any other Loan Party in cash and Cash Equivalents (other than (A) in respect of any Investment made in connection with or in contemplation of or with the intent to facilitate or enable the making of such Investment or (B) cash and Cash Equivalents received substantially concurrently with an Investment) from:

(i) the sale (other than to Parent or any of its Subsidiaries or their respective Affiliates) of the Equity Interests of any Person that is not a Loan Party (including any minority investment or joint venture), or

(ii) any dividend or other distribution received in respect of any Person (other than any RemainCo Entity) that is not a Loan Party (including any minority investment or joint venture), or

(iii) any interest, returns of principal payments and similar payments received in respect of any Person (other than any RemainCo Entity) that is not a Loan Party (including any minority investments or joint venture).

“Available Restricted Payments Amount” means, at any time, (a) the amount of Restricted Payments that may be made at the time of determination pursuant to Section 7.06(h) minus (b)(i) the amount of the Available Restricted Payments Amount utilized by the Borrower or any of its Subsidiaries to make Investments pursuant to Section 7.02(n)(i)(II) and (ii) the amount of the Available Restricted Payments Amount utilized by any RemainCo Entities to make Investments pursuant to Section 7.02(n)(ii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

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“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means, Bank of America, N.A.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, and the rules and regulations promulgated thereunder.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) Term SOFR plus 1.00%. The Base Rate shall be deemed to be 1.00% per annum if the Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Term Borrowing of a particular Class, as the context may require.

“Broadcast Licenses” means the main station licenses issued by the FCC or any foreign Governmental Authority and held by the Borrower or any of its Subsidiaries for the Broadcast Stations operated by the Borrower or any of its Subsidiaries.

“Broadcast Stations” means each full-service AM or FM radio broadcast station or full-service television broadcast station now or hereafter owned and operated by the Borrower or any of its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

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“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by Intermediate Parent and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Intermediate Parent and its Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of Intermediate Parent or its Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of Parent as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that, unless otherwise elected by the Borrower in a written notice to the Administrative Agent, for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under generally accepted accounting principles as of January 1, 2015, notwithstanding any modifications or interpretive changes thereto that may have occurred thereafter. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Parent and its Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Parent and its Subsidiaries.

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Parent or its Subsidiaries:

(1) Dollars;

(2) such local currencies held by Parent or its Subsidiaries from time to time in the ordinary course of business (including without limitation Sterling, euro, AUD or any national currency of any participating member state of the Economic and Monetary Union);

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

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(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by Parent or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

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“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall be deemed to occur if:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall have acquired beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 50% or more on a fully diluted basis of the voting interest in iHeart’s Equity Interests;

(b) a “change of control” (or similar event) shall occur under the ABL Facility, the FinCo First Lien Notes Indentures, the FinCo Second Lien Notes Indenture, the Existing RemainCo Credit Agreement, the Existing RemainCo Secured Notes Indenture, the Existing RemainCo Unsecured Notes Indenture, the RemainCo Intercompany Term Loan Credit Agreement, any other Junior Financing Document or any Permitted Refinancing, as applicable, in respect of any of the foregoing in a principal amount in excess of the Threshold Amount; or

(c) Parent shall cease to own directly or indirectly 100% of the Equity Interests of the Borrower.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of Equity Interests will not cause a party to be a beneficial owner.

“City Code” has the meaning set forth in Section 1.03(c).

“Claimant Assignee” has the meaning set forth in Section 10.07(b).

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term Commitments, Incremental Term Commitments, Refinancing Term Commitments of a given Refinancing Series or Extended Term Loans of a given Extension Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Initial Term Commitments, Incremental Term Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means [•], 2024, the first date on which all conditions precedent in Section [•] of the Exchange Agreement are satisfied or waived in accordance with the terms thereof.

“CME” means CME Group Benchmark Administration Limited.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” or similar term as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted or purported to be granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section [•] of the Exchange Agreement or from time to time pursuant to Section 6.11 or Section 6.13 hereof, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed pursuant to the Guaranty by (i) any Electing Guarantor and (ii) each direct and indirect Subsidiary of the Borrower (other than any Excluded Subsidiary);

(c) the Obligations and the Guaranty shall have been secured by a first-priority security interest in (i) all the Equity Interests of each Guarantor, and (ii) all Equity Interests of each other Subsidiary of the Borrower (other than any Equity Interests that constitute “Excluded Assets” (as defined in the Security Agreement)), in each case, subject to exceptions and limitations otherwise set forth in this Agreement, the Collateral Documents (to the extent appropriate in the applicable jurisdiction) and the Intercreditor Agreements;

(d) the Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, (i) in the case of the Borrower and each Guarantor, substantially all now owned or, in the case of real property, fee owned, or at any time hereafter acquired tangible and intangible assets of each such Loan Party thereof (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property in the United States of America, other general intangibles, Material Real Property and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) and (ii) in the case of each other Loan Party, a pledge of (x) the applicable Equity Interests referred to in clause (c) above and (y) each intercompany promissory note or similar debt instrument representing intercompany Indebtedness owed from a Subsidiary of the Borrower to the applicable Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the Collateral Documents and the Intercreditor Agreements;

(e) subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (d) above or under Section 6.11 or Section 6.13 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall, to the extent permitted pursuant to applicable law, be limited to 100% of the fair market value of the property (as reasonably determined by the Borrower in consultation with the Administrative Agent) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid American Land Title Association Lender’s policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company

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reasonably acceptable to the Collateral Agent in form and substance and in an amount reasonably acceptable to the Collateral Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Collateral Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (iii) opinions of local counsel to the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Collateral Agent and (iv) no later than three Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Agreement, a completed “life of the loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance as and to the extent required under Section 6.07 hereof. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Borrower or any other Loan Party after the Closing Date until (1) the date that occurs 45 days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a Special Flood Hazard Area, (A) a notification to the Borrower (or applicable Loan Party) of that fact and (if applicable) notification to the Borrower (or applicable Loan Party) that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower (or applicable Loan Party) of such notice; and (iii) if such notice is required to be provided to the Borrower (or applicable Loan Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Lenders the that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed);

(f) after the Closing Date, each Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 or Section 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of the Borrower that Guarantees (or is the borrower or issuer with respect to) (i) the ABL Facility, the FinCo First Lien Notes, the FinCo Second Lien Notes, the Existing RemainCo Term Loans, the Existing RemainCo Secured Notes, the Existing RemainCo Unsecured Notes, the New RemainCo Term Loans or the New RemainCo First Lien Notes (or any Permitted Refinancing of any of the foregoing ) or (ii) any Junior Financing shall, in each case, be a Guarantor hereunder for so long as it Guarantees such Indebtedness;

(g) (i) with respect to all Deposit Accounts and Securities Accounts that are held by the Borrower and each other Loan Party that are not Excluded Accounts and that are in existence on the Closing Date, within the time periods set forth in Section 6.16, the Collateral Agent (or its counsel) shall have received Deposit Account Control Agreements and Security Account Control Agreements, as applicable, and (ii) with respect to any Deposit Account or Securities Account that is held by the Borrower and each other Loan Party which is not an Excluded Account that is established after the Closing Date and, within 180 days of such Deposit Account or Security Account being established, the Collateral Agent (or its counsel) shall have received a Deposit Account Control Agreement or Security Account Control Agreement, as applicable, for such Deposit Account or Security Account; and

(h) except as otherwise contemplated by this Agreement or any Collateral Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office, the United States Patent and Trademark Office and all other actions reasonably requested by the Required Lenders (including those required by applicable Laws) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and

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perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to the following: (i) other than in the case of any Electing Guarantors, any property or assets owned by any Excluded Subsidiary, (ii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iii) any interest in fee-owned real property other than Material Real Properties, (iv) Excluded Contracts, Excluded Equipment and any interest in leased real property (it being understood that no action shall be required with respect to creation or perfection of security interests with respect to leases, including any requirement to obtain or deliver landlord waivers, estoppels or collateral access letters), (v) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code, (vi) (A) Margin Stock if any such pledge thereof violates applicable Law and (B) Equity Interests of any Person other than (x) wholly-owned Subsidiaries and (y) other Subsidiaries of the Borrower except, in the case of this clause (B)(y), to the extent and for so long as (I) the pledge thereof in favor of the Collateral Agent is not permitted by the terms of the agreement of such Person relating to a bona fide joint venture or other applicable organization documents and after giving effect to the anti-assignment provisions set forth in the Uniform Commercial Code or any other applicable Law, (II) the terms of the agreement of such Person relating to a bona fide joint venture or other applicable organization documents prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is an Affiliate of the Borrower or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) or (III) a pledge thereof would give any other party (other than an Affiliate of the Borrower) to any contract, agreement, instrument, or indenture governing such Equity Interests the right to terminate its obligations thereunder, (vii) any trademark application filed in the United States Patent and Trademark Office on the basis of the Borrower’s or any Guarantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to the Borrower and any Subsidiaries of the Borrower, as determined in the reasonable judgment of the Borrower in good faith in consultation with the Administrative Agent (acting at the direction of the Required Lenders), (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provisions of the Uniform Commercial Code and other applicable Law, (x) pledges and security interests prohibited or restricted by applicable Law whether on the Closing Date or thereafter (including any requirement to obtain the consent of any Governmental Authority) after giving effect to the anti-assignment provisions of the Uniform Commercial Code and other applicable Law, (xi) all commercial tort claims in an amount less than $2,500,000 in the aggregate, (xii) letter of credit rights in an amount less than $2,500,000, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xiii) any particular assets if, in the reasonable judgment of the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower,

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the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents, (xiv) voting Equity Interests in excess of 65% of any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or FSHCO if current tax Law relating to pledges of stock of such Subsidiaries is similar to the law as in effect prior to the finalization of Treasury Regulations Section 1.956-1 pursuant to TD 9859, 84 Fed. Reg. 23716 (May 23, 2019), as reasonably determined by the Borrower in consultation with the Administrative Agent, (xv) any segregated funds held in escrow for the benefit of an unaffiliated third party (including such funds in Escrow), (xvi) any FCC Authorizations held by a Loan Party to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to applicable Communications Laws, but the Collateral shall include, to the maximum extent permitted by law, all rights incident or appurtenant to the FCC Authorizations (except to the extent requiring approval of the FCC, unless such approval has first been secured consistent with Section 10.24), the economic value of the FCC Authorizations, and the right to receive all proceeds derived from or in connection with the direct or indirect sale, assignment or transfer of the FCC Authorizations, (xvii) [reserved], (xviii) [reserved] and (xix) proceeds from any and all of the foregoing assets described in the clauses above to the extent such proceeds would otherwise be excluded pursuant the clauses above;

(B) (i) except as expressly provided in the foregoing clause (g), the foregoing definition shall not require control agreements with respect to any cash, deposit accounts or securities accounts or any other assets requiring perfection through control agreements and (ii) other than with respect to an Electing Guarantor organized in a jurisdiction other than the U.S., no actions in any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements, or share charge (or mortgage) agreements governed under the laws of any non-U.S. jurisdiction, other than, with respect to an Electing Guarantor organized in a jurisdiction other than the U.S., a security agreement, pledge agreement or share charge governed by the laws of such jurisdiction in which such Subsidiary is organized);

(C) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents;

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents; and

(E) general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Foreign Subsidiary to provide a Guaranty or Collateral or may require that the Guaranty or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Borrower, in consultation with the Administrative Agent.

[“Collateral Documents” means, collectively, the FinCo First Lien Collateral Trust Agreement, the Security Agreement, the Intellectual Property Security Agreements, each of the Mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section [•] of the Exchange Agreement, Section 6.11 or Section 6.13 hereof, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.]

“Commitment” means an Initial Term Commitment, Incremental Term Commitment or Refinancing Term Commitment of a given Refinancing Series as the context may require.

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“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications Laws” means the Communications Act of 1934, as amended, and the FCC’s rules, regulations, published orders and published and promulgated policy statements, all as may be amended from time to time.

“Company Parties” means the collective reference to the Borrower and its Subsidiaries and “Company Party” means any one of them.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any proposed Successor Rate, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with the Borrower, determines that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(1) increased (without duplication) by the following, in each case (other than with respect to clauses (h), (k) and (p)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income, profits or capital gains of Parent and its Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(i) through (viii) in the definition thereof); plus

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(c) the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of Parent and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(d) the amount of any actual and identifiable restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), costs and expenses for tax restructurings, start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any non-cash write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) Parent may elect not to add back such non-cash charge in the current period and (B) to the extent Parent elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(g) the amount of any fees, compensation and indemnities and expenses paid to the members of the board of directors (or the equivalent thereof) of Intermediate Parent or any of its parent entities; plus

(h) the amount of pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives generated from actions that have been taken or with respect to which substantial steps have been taken (in each case, including prior to the Closing Date) or are expected to be taken (in the good faith determination of Parent) within 12 months after a merger or other business combination, acquisition, investment, disposition or divestiture is consummated or generated by actions (including restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives) that have been taken or with respect to which substantial steps have been taken (in the good faith determination of Parent), in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of such period, as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of Parent and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (h) to the extent duplicative of any synergies, expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period or any period and including amounts in compliance with Regulation S-X of the Exchange Act); plus

(i) [reserved]; plus

(j) any costs or expense incurred by Parent or a Subsidiary or a parent entity of Parent to the extent paid by Parent pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Parent or net cash proceeds of an issuance of Equity Interest of Parent (other than Disqualified Equity Interest); plus

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(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of Parent or a Subsidiary, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Parent; plus

(m) 100% of the increase in Deferred Revenue as of the end of such period from Deferred Revenue as of the beginning of such period (or minus 100% of any such decrease); plus

(n) amortization of development advance payments which were made with the objective of increasing the number of clients or customers; plus;

(o) [reserved]; plus

(p) the amount of net cost savings and net cash flow effect of revenue enhancements related to New Contracts projected by Parent in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or revenue enhancements shall be subject only to certification by management of Parent and shall be calculated on a Pro Forma Basis as though such cost savings or revenue enhancements had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or revenue enhancements are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or revenue enhancements shall be added pursuant to this clause (p) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (d) above with respect to such period; provided that the aggregate amount of add backs made relating to New Contracts in respect of which no revenues have been received during such period pursuant to this clause (p) shall not exceed an amount equal to 5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (p)), provided, that the aggregate amount of add backs made pursuant to clause (d) and (h) (excluding any add backs made pursuant to clause (d) in connection with restructuring charges arising prior to the Closing Date) shall not exceed an amount equal to 20% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (calculated before giving effect to any adjustments);

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(q) non-cash gains increasing Consolidated Net Income of Parent for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(r) any net income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Parent.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Parent or any of its Subsidiaries during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired),

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to the extent not subsequently sold, transferred or otherwise disposed of, or closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by Parent or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition” and the calculation of the Consolidated Total Net Leverage Ratio, but without limiting the adjustments included in the definition of Consolidated EBITDA, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, or closed or classified as discontinued operations by Parent or any of its Subsidiaries during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition).

“Consolidated Interest Expense” means, for any period:

(1) the sum, without duplication, of consolidated interest expense of Parent and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of OID resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness and (f) cash interest expense of Indebtedness for which the proceeds are held in Escrow (except, excluding the interest expense in respect thereof that is covered by such proceeds held in Escrow), and excluding (i) costs associated with obtaining Swap Obligations, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (iii) penalties and interest relating to taxes, (iv) any “additional interest” or “liquidated damages” with respect to the FinCo Senior Secured Notes, the Existing RemainCo Notes, the New RemainCo Secured Notes or other securities for failure to timely comply with registration rights obligations, (v) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (vi) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date including annual agency fees paid pursuant to the administrative agents and collateral agents under this Agreement or other credit facilities, (vii) [reserved] and (viii) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus

(2) consolidated capitalized interest of Parent and its Subsidiaries for such period, whether paid or accrued; less

(3) interest income of Parent and its Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that, without duplication,

(1) any (x) after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for

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facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans and (y) restructuring costs and costs and expenses for tax restructurings, in each case, shall be excluded; provided that amounts excluded pursuant to this clause (1) shall not exceed 15% of Consolidated Net Income for any such period;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber contract sales) or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(5) the net income for such period of any Person that is not a Subsidiary of Parent or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Parent or a Subsidiary thereof in respect of such period;

(6) the net income for such period of any Subsidiary of Parent (other than the Borrower or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of Parent and its Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Parent or a Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) [reserved];

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans, roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of Parent or any of its direct or indirect parent companies, shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, disposition, incurrence or repayment of Indebtedness

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(including such fees, expenses or charges related to the offering and issuance of the FinCo Senior Secured Notes, the New RemainCo Secured Notes and other securities, the incurrence of loans under the ABL Facility and the syndication and incurrence of any Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the FinCo Senior Secured Notes, the ABL Facility, the Existing RemainCo Term Loans, the Existing RemainCo Secured Notes, the Existing RemainCo Unsecured Notes, the New RemainCo Term Loans, the New RemainCo Secured Notes and other securities and any Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;

(12) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twenty four months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded; provided that amounts paid in respect of such accruals and reserves shall be deducted from Consolidated Net Income when paid in cash;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gains or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments,

(16) [reserved]; and

(17) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

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In addition, to the extent not already included in the Consolidated Net Income of Parent and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement to the extent such expenses and charges reduced Consolidated Net Income.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of (i) Indebtedness of Parent and its Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money plus (ii) Disqualified Equity Interests, purchase money indebtedness, Attributable Indebtedness and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments, minus (b) the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of Parent and its Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn, (ii) [reserved] and (iii) incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent and for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the relevant Person (it being understood that in any event, any such proceeds subject to such Escrow shall be deemed to constitute “restricted cash” for purposes of cash netting) (provided that such Escrow is secured only by proceeds of such Indebtedness and the proceeds thereof shall be promptly applied to satisfy and discharge such Indebtedness if the definitive agreement for such transaction is terminated prior to the consummation thereof); it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” means, with respect to Parent and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent. For purposes of calculating Excess Cash Flow, any changes to Consolidated Working Capital due to non-cash adjustments of Current Assets and/or Current Liabilities shall be ignored.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Corporate Services Agreement” means that certain Amended and Restated Corporate Services Agreement, dated as of [•], 2024, by and between iHeartMedia Management Services, Inc., and certain wholly-owned Subsidiaries of iHeart party thereto.

“Credit Agreement Refinancing Indebtedness” means Indebtedness in the form of term loans issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness, in each case the primary purpose of which is not to influence voting thresholds hereunder in order to obtain consent to any transaction that would not otherwise be permitted prior to the incurrence of any such Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i)

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such Indebtedness has a maturity no earlier, and in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the covenants and events of default and other terms and condition are, in the good faith determination of the Borrower, not materially less favorable (when taken as a whole) to the Borrower than the covenants and events of default and other terms and conditions applicable to the Refinanced Debt being refinanced or replaced (except for (x) pricing, premiums, fees, rate floors and prepayment and redemption terms (except as otherwise provided in this Agreement) and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants and events of default satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees) unless the Lenders of the Term Loans receive the benefit of such more restrictive terms (it being understood that to the extent any more restrictive terms are added for the benefit of any such Credit Agreement Refinancing Indebtedness, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such more restrictive terms are also added for the benefit of any corresponding existing Facility, (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (v) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (vi) such Indebtedness is not at any time guaranteed by any Persons other than Loan Parties, (vii) such Indebtedness does not mature prior to the Latest Maturity Date at the time such Indebtedness is incurred or issued, (viii) such Indebtedness does not have a Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loan at the time of incurrence of such Indebtedness, (ix) such Indebtedness may not be repaid or prepaid other than on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments with the Term Loans hereunder and (x) such Indebtedness shall be subject to the MFN Protection in respect of the existing Term Loans (as if such Credit Agreement Refinancing Indebtedness were Incremental Term Loans).

“Credit Extension” means a Borrowing.

“Current Assets” means, with respect to Parent and its Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) of Parent and its Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of Parent and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, assets held for sale or of discontinued operations, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments.

“Current Liabilities” means, with respect to Parent and its Subsidiaries on a consolidated basis at any date of determination, all liabilities of Parent and its Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of Parent and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals for liabilities of discontinued operations, loans (permitted) from third parties, pension liabilities, and derivative financial instruments, and (e) accruals of any costs or expenses related to restructuring reserves.

“Daily Simple SOFR” means, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Fund Affiliate” means any Affiliate of Parent that is a bona fide debt fund, financial institution or an investment vehicle or managed account that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which Parent does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including in case of the Borrower (a) a winding-up, administration or dissolution including, without limitation, bankruptcy, insolvency, voluntary or involuntary liquidation, composition with creditors, moratorium or reprieve from payment, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and/or (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer being appointed.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the overdue principal or interest in respect of a Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deferred Revenue” means the amount of long or short term deferred revenue of Parent and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

“Deposit Account” has the meaning specified in Article 9 of the UCC.

“Deposit Account Control Agreement” means an effective account control agreement or blocked account agreement for a Deposit Account, reasonably acceptable to the Administrative Agent.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit M-2.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M-3, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), Section 2.05(a)(v)(C)(1) or Section 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

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“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Parent and its Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries) as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that (x) “Disposition” and “Dispose” shall not be deemed to include any issuance by Parent of any of its Equity Interests to another Person and (y) no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 2.05(b)(ii) or Section 7.05 unless the Net Proceeds resulting from such transaction or series of transactions shall exceed $2,500,000.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent (or any direct or indirect parent thereof), Parent or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) such Persons that have been specified in writing to the Administrative Agent prior to the Closing Date, as being “Disqualified Lenders” and made available to any Lender upon request and (b) any Person who is a bona fide competitor identified in writing to the Administrative Agent prior to the Closing Date, as such list of bona fide competitors may be updated by the Borrower (by furnishing such updates to the Administrative Agent in writing) from time to time thereafter, and (c) any Affiliate of each such Person referred to in clause (a) or (b) that is identified in writing to the Administrative Agent from time to time and in each case, any Affiliate of each such Person that is clearly identifiable on the basis of such Affiliate’s name (in each case, other than bona fide fixed income investors or debt funds that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business). No updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any Person that has previously validly acquired an assignment or participation in respect of any Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders; provided that any such Person will deemed to become a Disqualified Lender as soon as such Person ceases to hold any such Loans hereunder.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Double-Dip Provision” has the meaning set forth in Section 7.03(d).

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantor” means any Excluded Subsidiary that at the option, and in the sole discretion, of the Borrower has been designated as a Guarantor (solely during the time of such designation); provided that such Excluded Subsidiary shall not become a Guarantor until the Administrative Agent shall have received and be satisfied with all documentation and other information reasonably requested by it under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Subsidiary of a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a written determination that a Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302, 303 or 304 of ERISA, whether or not waived; (h) any Foreign Benefit Event; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate.

“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital and long-term accounts receivable of Parent and its Subsidiaries for such period, and (iv) an amount equal to the aggregate net non-cash loss on Dispositions by Parent and its Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (1) through (17) of the definition of “Consolidated Net Income”, (ii) the aggregate amount of (x) all principal payments of Indebtedness of Parent or its Subsidiaries during such period and (y) any premium, make-whole or penalty payments paid (or committed to be paid) in cash by Parent and its respective Subsidiaries during such period or, at the option of Parent, paid after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such premium, make-whole or penalty payments are not actually paid as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) that are required to be made in connection with any prepayment of Indebtedness (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, the Existing RemainCo Term Loans pursuant to the Existing RemainCo Credit Agreement, the New RemainCo Term Loans pursuant to the New RemainCo Credit Agreement, the New RemainCo First Lien Notes pursuant to the New RemainCo First Lien Notes Indenture, the FinCo First Lien Notes pursuant to the FinCo First Lien Notes Indentures, the FinCo Second Lien Notes pursuant to the FinCo Second Lien Notes Indenture (solely to the extent permitted to be made hereunder) and the Existing RemainCo Notes pursuant to the Existing RemainCo Notes Indentures (solely to the extent permitted to be made hereunder) and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii), FinCo First Lien Notes pursuant to the FinCo First Lien Notes Indentures or FinCo Second Lien Notes pursuant to the FinCo Second Lien Notes Indenture (solely to the extent permitted to be made hereunder), in each case, to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans, (Y) [reserved] and (Z) all prepayments in respect of any other loans under a revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder), in each case, except to the extent financed with the proceeds of an incurrence or issuance of other Indebtedness of Parent or its Subsidiaries (other than revolving loans unless such revolving loans refinance such revolving loans being repaid),

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(iii) an amount equal to the aggregate net non-cash gain on Dispositions by Parent and its Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (iv) increases in Consolidated Working Capital and long-term accounts receivable of Parent and its Subsidiaries for such period, (vi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent and its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions that constitute Investments permitted under this Agreement or Capital Expenditures or acquisitions of intellectual property to the extent expected to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of Parent following the end of such period; provided that to the extent the aggregate amount of proceeds utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (vii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period (provided that any such taxes were not deducted in determining Consolidated Net Income in a prior period), (viii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, except to the extent financed with the proceeds of an incurrence or issuance of other Indebtedness of Parent or its Subsidiaries (other than revolving loans), (ix) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset, except to the extent financed with the proceeds of an incurrence or issuance of other Indebtedness of Parent or its Subsidiaries (other than revolving loans) (it being understood that the amortization or expense of such payment shall not reduce Excess Cash Flow in any future period), (x) the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made (or committed to be made) in cash during such period or, at the option of Parent, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such Capital Expenditures or acquisitions are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period, to the extent financed with internally generated cash or borrowings under the ABL Facility) and (xi) the amount of Investments and acquisitions made (other than Investments and acquisitions made with respect to Indebtedness) (or committed to be made) by Parent and its Subsidiaries during such period or, at the option of Parent, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such Investments and acquisitions are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) and paid (or committed to be paid) in cash pursuant to Section 7.02(i) or (n), to the extent financed with internally generated cash or borrowings under the ABL Facility. Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for Parent and its Subsidiaries on a consolidated basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Term Loan Exchange Agreement, dated as of the date hereof, among Parent, Intermediate Parent, the Borrower, the other Subsidiaries of Parent party thereto, Bank of America, N.A., as the administrative agent and collateral agent under the Existing RemainCo Credit Agreement, the Administrative Agent, the Collateral Agent, the lenders under the Existing RemainCo Credit Agreement party thereto and the Lenders party thereto.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Account” means (i) any deposit account, securities account, commodities account or other

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account of any Loan Party (and all cash, Cash Equivalents and other securities or investments held therein) exclusively used for all or any of the following purposes: payroll, employee benefits or customs, (ii) accounts used exclusively for the purposes of compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon, (iii) cash accounts of any Loan Party, the deposits in which shall not at any time aggregate to more than $20,000,000 (or such greater amount to which the Administrative Agent may agree) for all such cash accounts, (iv) accounts the balance of which is swept at the end of each Business Day into a Deposit Account subject to a Deposit Account Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such Deposit Account is swept into another Deposit Account subject to a Deposit Account Control Agreement) without the consent of the Collateral Agent, (v) accounts consisting solely of amounts of tax collected on behalf of a Governmental Authority, including, without limitation, sales tax accounts, (vi) accounts into which governmental receivables are deposited, (vii) fiduciary or trust accounts, (viii) any deposit accounts designated by the Borrower by written notice to the Administrative Agent and containing solely of the proceeds of the Fixed Asset Collateral (as defined in the ABL Credit Agreement), (ix) escrow accounts permitted under this Agreement (including in connection with any letter of intent or purchase agreement with respect to any Investment or other acquisition of assets or Disposition) and (x) in the case of clauses (i) through (ix), the funds or other property held in or maintained in any such account.

“Excluded Contract” means, at any date, any rights or interest of the Borrower or any Guarantor under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not the Borrower or any Guarantor or other Affiliate thereof, or any requirement of law, then prohibits, or requires any consent, unless it is first secured, or establishes any other condition, unless it is first secured, for or would terminate because of an assignment thereof or a grant of a security interest therein by the Borrower or a Guarantor; provided that (i) rights under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Equipment” means, at any date, any equipment or other similar assets of the Borrower or any Guarantor which is subject to, or secured by, a Capitalized Lease Obligation or a purchase money obligation if and to the extent that (i) a restriction in favor of a Person who is not the Borrower or any Subsidiary of the Borrower or any Affiliate thereof contained in the agreements or documents granting or governing such Capitalized Lease Obligation or purchase money obligation prohibits, or requires any consent or establishes any other conditions for or would result in the termination of such agreement or document because of an assignment thereof, or a grant of a security interest therein, by the Borrower or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Borrower or any Guarantor with the proceeds of such Capitalized Lease Obligation or purchase money obligation and attachments thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capitalized Lease Obligations or purchase money obligations secured by such assets.

“Excluded Subsidiary” means (a) any Subsidiary of the Borrower that is not, directly or indirectly, a wholly-owned Subsidiary of the Borrower, in each case, solely to the extent that such non-wholly owned Subsidiary (i) is a bona fide joint venture that is created or formed for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) and (ii) the counterparty to such joint venture is not an Affiliate of a Loan Party, (b) any Subsidiary of the Borrower that does not have total assets in excess of 2.5% of Total Assets or 2.5% of revenues for the Borrower and its Subsidiaries in each case, individually or in the aggregate with all other Subsidiaries excluded via this clause (b) (such Subsidiary, an “Immaterial Subsidiary”), (c) any Subsidiary of the Borrower that is prohibited by applicable Law or Contractual Obligations (other than any Contractual Obligation in favor of the Borrower or any of its Subsidiaries) existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (acting at the direction of the Required Lenders), in consultation with the Borrower, the burden or cost or other consequences (including any

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adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) [reserved], (f) any not-for-profit Subsidiaries, (g) [reserved], (h)(A) any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (B) any FSHCO and (C) any Subsidiary of an entity described in (A) or (B), (i) [reserved], (j) [reserved], (k) any captive insurance subsidiaries, and (l) [reserved]; provided that, notwithstanding the foregoing, “Excluded Subsidiary” shall not include (i) the Borrower, (ii) any Electing Guarantor for so long as such Electing Guarantor constitutes an Electing Guarantor in accordance with the terms of this Agreement, (iii) any Subsidiary of the Borrower that constitutes a guarantor under (x) the ABL Facility, the FinCo First Lien Notes, the FinCo Second Lien Notes, the Existing RemainCo Term Loans, the Existing RemainCo Secured Notes, the Existing RemainCo Unsecured Notes, the New RemainCo Term Loans or the New RemainCo First Lien Notes (or any Permitted Refinancing of any of the foregoing) or (y) any Junior Financing or (iv) any Guarantor referenced in the proviso of clause (f) of the definition of “Collateral and Guarantee Requirements”.

“Excluded Taxes” means with respect to any Agent, Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes imposed in lieu of net income Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such recipient being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (B) as a result of any present or former connection between such recipient and the jurisdiction imposing such Tax (other than any connections arising from executing, delivering, becoming a party to, engaging in any transaction pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing, any Loan Document, or selling or assigning an interest in any Loan or Loan Document), (ii) Taxes attributable to the failure by any Agent, Lender or any other recipient to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender that is in effect on the date such Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such Tax pursuant to Section 3.01 and (iv) any withholding Taxes imposed under FATCA.

“Existing RemainCo Credit Agreement” means that certain Credit Agreement, dated as of May 1, 2019, by and among Parent, Intermediate Parent, the other guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative and collateral agent, as in effect as of the Closing Date after giving effect to the Transactions and as such document may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Existing RemainCo Credit Agreement Documents” means the “Loan Documents” as defined in the Existing RemainCo Credit Agreement.

“Existing RemainCo Notes” means, individually or collectively, as the context may require, the Existing RemainCo Secured Notes and the Existing RemainCo Unsecured Notes.

“Existing RemainCo Notes Documents” means, individually or collectively, as the context may require, the Existing RemainCo Secured Notes Documents and the Existing RemainCo Unsecured Notes Documents.

“Existing RemainCo Notes Indentures” means, individually or collectively, as the context may require, the Existing RemainCo Secured Notes Indentures and the Existing RemainCo Unsecured Notes Indenture.

“Existing RemainCo Secured Notes” means, individually or collectively, as the context may require, the Existing RemainCo Secured Notes (4.750%), the Existing RemainCo Secured Notes (5.250%) and the Existing RemainCo Secured Notes (6.375%).

“Existing RemainCo Secured Notes (4.750%)” means the 4.750% Senior Notes due 2028 in an aggregate principal amount outstanding of $[__].

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“Existing RemainCo Secured Notes (5.250%)” means the 5.250% Senior Notes due 2027 in an aggregate principal amount outstanding of $[___].

“Existing RemainCo Secured Notes (6.375%)” means the 6.375% Senior Notes due 2026 in an aggregate principal amount outstanding of $[___].

“Existing RemainCo Secured Notes Documents” means the Existing RemainCo Secured Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“Existing RemainCo Secured Notes Indenture (4.750%)” means the indenture, dated as of November 22, 2019, among Intermediate Parent, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing RemainCo Secured Notes (4.750%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Existing RemainCo Secured Notes Indenture (5.250%)” means the indenture, dated as of August 7, 2019, among Intermediate Parent, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing RemainCo Secured Notes (5.250%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Existing RemainCo Secured Notes Indenture (6.375%)” means the indenture, dated as of May 1, 2019, among Intermediate Parent, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing RemainCo Secured Notes (6.375%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Existing RemainCo Secured Notes Indentures” means, individually or collectively, as the context may require, the Existing RemainCo Secured Notes Indenture (4.750%), the Existing RemainCo Secured Notes Indenture (5.250%) and the Existing RemainCo Secured Notes Indenture (6.375%).

“Existing RemainCo Term Loans” means the “Term Loans” under and as defined in the Existing RemainCo Credit Agreement.

“Existing RemainCo Unsecured Notes” means the 8.375% Senior Notes due 2027 in an aggregate principal amount outstanding of $[___].

“Existing RemainCo Unsecured Notes Documents” means the Existing RemainCo Unsecured Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“Existing RemainCo Unsecured Notes Indenture” means the indenture, dated as of May 1, 2019, among Intermediate Parent, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing RemainCo Unsecured Notes are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extending Term Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of a Term Loan Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

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“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

“Facility” means the Initial Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans, or a given Term Loan Extension Series of Extended Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version thereof that is to the extent substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any current or future fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaties, or conventions among Governmental Authorities entered into in connection with the implementation thereof.

“FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.

“FCC Authorizations” means all Broadcast Licenses and other licenses, permits and other authorizations issued by the FCC and held by Parent, Intermediate Parent or any of their respective Subsidiaries.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

[“FinCo Controlling Required Lenders” means the “[•]” as defined in the FinCo First Lien Collateral Trust Agreement.]

“FinCo Controlling Agent” means the “[Designated Senior Representative]” as defined in the FinCo Junior Lien Intercreditor Agreement.

“FinCo Entities” means the Borrower and its direct or indirect Subsidiaries.

[“FinCo First Lien Collateral Trust Agreement” means the FinCo First Lien Collateral Trust Agreement substantially in the form of Exhibit H, dated as of the Closing Date, among the Borrower, the Guarantors, the Collateral Agent, [•], as collateral agent under each of the FinCo First Lien Notes Indentures and [•], as collateral agent under the FinCo Second Lien Notes Indenture.]5

“FinCo First Lien Collateral Trust Agreement Supplement” has the meaning set forth in the FinCo First Lien Collateral Trust Agreement.

“FinCo First Lien Notes” means, individually or collectively, as the contexts may require, the FinCo First Lien Notes (9.125%), the FinCo First Lien Notes (7.750%) and the FinCo First Lien Notes (7.000%).

“FinCo First Lien Notes (7.000%)” means the 7.000% Senior Secured Notes due 2031 issued by the Borrower on the Closing Date in the aggregate principal amount of $[___];

“FinCo First Lien Notes (7.750%)” means the 7.750%% Senior Secured Notes due 2030 issued by the Borrower on the Closing Date in the aggregate principal amount of $[___];

[5]	NTD: To be updated for agreed collateral and intercreditor arrangements.

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“FinCo First Lien Notes (9.125%)” means the 9.125%% Senior Secured Notes due 2029 issued by the Borrower on the Closing Date in the aggregate principal amount of $[___];

“FinCo First Lien Notes Documents” means the FinCo First Lien Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“FinCo First Lien Notes Indenture (7.000%)” means the indenture, dated as of the Closing Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the FinCo First Lien Notes (7.000%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“FinCo First Lien Notes Indenture (7.750%)” means the indenture, dated as of the Closing Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the FinCo First Lien Notes (7.750%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“FinCo First Lien Notes Indenture (9.125%)” means the indenture, dated as of the Closing Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the FinCo First Lien Notes (9.125%) are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“FinCo First Lien Notes Indentures” means, individually or collectively, as the contexts may require, the FinCo First Lien Notes Indenture (9.125%), the FinCo First Lien Notes Indenture (7.750%) and the FinCo First Lien Notes Indenture (7.000%).

[“FinCo Junior Lien Intercreditor Agreement” means the multi-lien intercreditor agreement, dated as of the Closing Date and substantially in the form of Exhibit J-2, by and among the Borrower and the Guarantors from time to time party thereto, the Administrative Agent, the Collateral Agent, [U.S. Bank, National Association], as trustee under the FinCo First Lien Notes, [U.S. Bank, National Association] as trustee under the FinCo Second Lien Notes and the other parties thereto (including one or more collateral agents or representatives for the holders of permitted Indebtedness issued or incurred pursuant to Section 7.03 that is intended to be secured on a basis junior to the Obligations), as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms thereof.]6

“FinCo Second Lien Notes” means the 10.875% FinCo Second Lien Notes issued by [IH Media + Entertainment II, LLC] on the Closing Date in the aggregate principal amount of $[___].

“FinCo Second Lien Notes Documents” means the FinCo Second Lien Notes Indenture and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“FinCo Second Lien Notes Indenture” means the indenture, dated as of the Closing Date, among [IH Media + Entertainment II, LLC], as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the FinCo Second Lien Notes are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

[6]	NTD: To be updated for agreed collateral and intercreditor arrangements.

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“FinCo Senior Secured Notes” means, individually or collectively, as the context may require, the FinCo First Lien Notes and the FinCo Second Lien Notes.

“FinCo Senior Secured Notes Documents” means, individually or collectively, as the context may require, the FinCo First Lien Notes Documents and the FinCo Second Lien Notes Documents.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Amounts” has the meaning set forth in Section 1.11.

“Fixed Charges” means, with respect to Parent and its Subsidiaries for any period, the sum of, without duplication:

(1) Consolidated Interest Expense for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.

“Foreign Disposition” has the meaning set forth in Section 2.05(b).

“Foreign Pension Plan” means any benefit plan established or maintained outside of the United States that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a US Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FSHCO” means any Subsidiary of the Borrower substantially all of the assets of which consist of equity or equity and debt that is treated as equity for U.S. federal income tax purposes of (i) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) a Person described in this sentence.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any

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such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Intermediate Parent or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) the direct and indirect wholly owned Subsidiaries of the Borrower (other than any Excluded Subsidiary), (ii) any Electing Guarantors and (iii) those Subsidiaries of the Borrower that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 6.11 or otherwise, at the option of the Borrower, issues a Guaranty of the Obligations after the Closing Date.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

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“Identified Assets” mean the assets specified on Schedule 1.01B.7

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“iHeart” means iHeartMedia, Inc., a Delaware corporation.

“iHeart Guaranty Agreement” means that certain Guarantee Agreement, dated as of the date hereof executed by iHeart in favor of the Administrative Agent, as the same may be amended from time to time.

“Immaterial Subsidiary” has the meaning set forth in the definition of “Excluded Subsidiary.”

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Loan Request” has the meaning set forth in Section 2.14(a).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

[7]	NTD: Schedule to be reasonably satisfactory to the Steerco (it being understood and agreed that the schedule provided to counsel to the Steerco on 10/30/24 is reasonably satisfactory to the Steerco).

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if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Borrower and its Subsidiaries, exclude (i) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms), (ii) intercompany transfer pricing and marketing re-charge fees and (iii) intercompany royalty and/or licensing agreements (including, cash collection arrangements in respect of airline revenue), in each case made in the ordinary course of business or for ordinary course cash management purposes, (C) exclude obligations under or in respect of operating leases or sale lease-back transactions (except any resulting Capitalized Lease Obligations) and (D) include outstanding amounts under any receivables, factoring or similar facilities or securitizations whether or not the same would constitute indebtedness or a liability on the balance sheet of such Person in accordance with GAAP. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Index Debt Rating” means (i) for Moody’s, its public corporate family rating of the Borrower (or, if not available for the Borrower, of Intermediate Parent, Parent or iHeart) and (ii) for S&P, its public corporate rating of the Borrower (or, if not available for the Borrower, of Intermediate Parent, Parent or iHeart).

“Information” has the meaning set forth in Section 10.08.

“Initial Lenders” means the financial institutions named on Schedule 1.01A. Each Initial Lender is deemed to be a party to this Agreement on the Closing Date pursuant to the Exchange Agreement and the terms and provisions of this Agreement.

“Initial Term Commitment” means, as to each Initial Lender, its obligation to make (or be deemed to make) Initial Term Loans in an aggregate amount set forth opposite such Term Lender’s name in Schedule 1.01A under the caption “Initial Term Commitment”. The aggregate amount of the Initial Term Commitments is $[___].

“Initial Term Loans” means the term loans deemed made by the Initial Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.

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“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Intercompany Services Agreements” means the Intercompany Services Agreement (Jelli), the Intercompany Services Agreement (Triton) and the Intercompany Services Agreement (Unified).

“Intercompany Services Agreement (Jelli)” means that certain Intercompany Services Agreement, dated as of [•], 2024, by and among [Jelli] and certain other subsidiaries of iHeart from time to time party thereto, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 7.16.

“Intercompany Services Agreement (Triton)” means that certain Intercompany Services Agreement, dated as of [•], 2024, by and among [Triton] and certain other subsidiaries of iHeart from time to time party thereto, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 7.16.

“Intercompany Services Agreement (Unified)” means that certain Intercompany Services Agreement, dated as of [•], 2024, by and among [Unified] and certain other subsidiaries of iHeart from time to time party thereto, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 7.16.

[“Intercreditor Agreements” means the ABL Intercreditor Agreement, RemainCo Intercreditor Agreement, FinCo First Lien Collateral Trust Agreement and FinCo Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.]

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter or, to the extent agreed by each Lender of such Term SOFR Loan and the Administrative Agent, twelve months or less than one month thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to Term SOFR that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan (including by way of a listed Eurobond), advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of the Borrower and its Subsidiaries, (i) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms), (ii) intercompany transfer pricing and marketing re-charge fees and (iii) intercompany non-exclusive royalty and/or licensing agreements (including, cash collection arrangements in

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respect of airline revenue), in each case made in the ordinary course of business or for ordinary course cash management purposes or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, constitutions, guidelines, regulations, ordinances, codes, common law and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning set forth in Section 1.03(c).

“LCA Test Date” has the meaning set forth in Section 1.03(c).

“Lender” has the meaning set forth in the introductory paragraph to this Agreement, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” Each Initial Lender is a Lender on the Closing Date.

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans hereunder or reimbursement obligations required to be made by it hereunder, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless subject to a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations under agreements generally in which it commits to extend credit; (iv) [reserved]; (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (vi) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or

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determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Liability Management Transaction” means any debt tender offer or exchange, refinancing, restructuring or any similar transaction (either in a single transaction or in a series of related transactions) of or for any existing Indebtedness of Parent or any of its Subsidiaries with any other Indebtedness (or the proceeds of any other Indebtedness) that includes as components thereof (i) contractual, structural or temporal (including as to lien priority or additional collateral) seniority with respect to any of the Term Loans (except in the case of a Refinancing permitted hereunder of any existing Indebtedness that is contractually, structurally or temporally senior to the Term Loans immediately prior to such transaction) and (ii) an Investment in, Restricted Payment to, or transfer or disposition of property or assets to, a Person that is not a Loan Party or a designation of an Electing Guarantor as an Excluded Subsidiary in accordance with the terms of this Agreement.

“License Subsidiary” means a direct or indirect wholly-owned Subsidiary of the Borrower substantially all of the assets of which consist of Broadcast Licenses and related rights.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (a) any acquisition, investment of or in any assets, business or Person permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any prepayment of Indebtedness for which irrevocable notice has been given and/or (c) distributions that have been publicly declared by one or more of the Borrower and its Subsidiaries.

“Loan” means an extension of credit by (or deemed made by) a Lender to the Borrower under Article II in the form of a Term Loan (and including any Incremental Term Loan).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the iHeart Guaranty Agreement, (v) each Intercreditor Agreement to the extent then in effect and (vi) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Amount” means, as of any date, an amount in cash determined as if the Initial Term Loans that are the subject of the applicable Premium Event were being voluntarily prepaid or repaid as of such date equal to the excess of (a) the present value at such date of the sum of (I) all required interest payments that would be due on such Initial Term Loans calculated at a rate per annum equal to the Applicable Rate (using the applicable pricing level based on the Index Debt Rating on such date) on such Initial Term Loans for Term SOFR Loans from the date of Premium Event through, but excluding, the twenty-four (24) month anniversary of the Closing Date plus (II) the prepayment premium that would be due under Section 2.05(a)(iv)(A) if such prepayment were made on the twenty-four (24) month anniversary of the Closing Date, plus (III) the principal amount of such Initial Term Loans being repaid or prepaid, in each case, discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%, over (b) the principal amount of such Initial Term Loans being repaid or prepaid.

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“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) material adverse effect on the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Real Property” means any fee owned Real Property located in the United States that is owned by any Loan Party with a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means (i) with respect to the Initial Term Loans, May 1, 2029 (the “Initial Term Loan Maturity Date”), (ii) with respect to any tranche of Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Term Loan Extension Request accepted by the respective Lender or Lenders, (iii) with respect to any Refinancing Term Loans, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (iv) with respect to any Incremental Term Loans under a New Term Facility, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided that, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“MFN Protection” has the meaning set forth in Section 2.14(e)(iii).

“MFN Trigger Amount” has the meaning set forth in Section 2.14(e)(iii).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Section 6.11 and Section 6.13, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Loan Parties or any Subsidiary of a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by Parent or any of its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but

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in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations or Indebtedness that is subordinated in right of payment) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (iii) in the case of any Disposition or Casualty Event by a non-wholly-owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of Parent or a wholly-owned Subsidiary thereof as a result thereof, (iv) Taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by Parent or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that the Borrower may reinvest any portion of such proceeds to make capital expenditures, an investment in long-term fixed assets or any other Investment in the FinCo Entities permitted by clause (i) or (w) of Section 7.02 (in each case, which such Investment shall be permitted by this Agreement) in an amount not to exceed $35,000,000 (the “Asset Sale Cap”) in the aggregate for all such reinvestments during any fiscal year, in each case, within 365 days of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 90 days after the end of such 365 day period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso (it being understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing); provided, further, (x) that if the property or assets transferred in such Disposition or Casualty Event were Collateral, then such reinvestment must also be in Collateral and (y) notwithstanding the foregoing, the reinvestment of any Net Proceeds received by the RemainCo Entities in accordance with the definition of “Net Proceeds” in the RemainCo Intercompany Term Loan Credit Agreement shall be deemed to be reinvested in satisfaction of the requirements set forth in this definition (it being understood and agreed that any such reinvestment shall reduce the Asset Sale Cap hereunder for such fiscal year on a dollar-for-dollar basis), and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by Parent or any of its Subsidiaries of any Indebtedness, net of all Taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale; provided that, notwithstanding the foregoing, in the case of any such Incurrence of Indebtedness by the RemainCo Entities, the repayment of RemainCo Intercompany Term Loans by iHeart Media + Entertainment, Inc. shall reduce the amount of Net Proceeds hereunder on a dollar-for-dollar basis.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Parent or any of its Subsidiaries shall be disregarded.

“New Contracts” means binding new agreements or amendments to existing agreements with customers.

“New Term Facility” has the meaning set forth in Section 2.14(a).

“New RemainCo Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among Parent, Intermediate Parent, the other guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative and collateral agent, as in effect as of the Closing Date after giving effect to the Transactions and as such document may be further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

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“New RemainCo Credit Agreement Documents” means the “Loan Documents” as defined in the New RemainCo Credit Agreement.

“New RemainCo Term Loans” means the “Term Loans” under and as defined in the New RemainCo Credit Agreement.

“New RemainCo First Lien Notes” means the [•]% Senior Secured Notes due 2030 issued by Intermediate Parent on the Closing Date in the aggregate principal amount of $[___];

“New RemainCo First Lien Notes Documents” means the New RemainCo First Lien Notes Indenture and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“New RemainCo First Lien Notes Indenture” means the indenture, dated as of the Closing Date, among Intermediate Parent, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the New RemainCo First Lien Notes are issued, as such indenture may be amended or supplemented from time to time in accordance with the terms of this Agreement.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Exclusive Period” means any day after the last day of the Specified Holder Exclusivity Period.

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any transaction or event, that such amount was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Term Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and all indemnification obligations of the Loan Parties owing to any Lender under the Transaction Support Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Prepayment Premiums, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

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“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).

“Other Debt Representative” means, with respect to any series Indebtedness permitted to be incurred hereunder on a pari passu or junior Lien basis to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, as the case may be, occurring on such date.

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate or to which any Loan Party, any Subsidiary of a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which a Loan Party or Subsidiary has any liability (contingent or otherwise).

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Junior Debt” means any Indebtedness incurred that:

(1) shall have no obligor (other than the Borrower and the Guarantors);

(2) shall be unsecured or, if secured, (x) shall not be secured by any assets other than the Collateral, (y) shall only be secured by Liens that rank junior in right of security to the Liens securing the Obligations and (z) the Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the FinCo Junior Lien Intercreditor Agreement (or another intercreditor agreement in a form substantially consistent with the form of FinCo Junior Lien Intercreditor Agreement);

(3) shall have a maturity date that is at least ninety-one (91) days after the Initial Term Loan Maturity Date at the time such Indebtedness is incurred;

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(4) shall not be subject to any mandatory redemption, repurchase, prepayment or sinking fund obligation (other than (x) in the case of notes, customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default and (y) in the case of loans, customary mandatory prepayment provisions upon an asset sale or event of loss (or from the proceeds of a Permitted Refinancing) and a customary acceleration right after an event of default, in each case subject to the prior repayment in full of the Loans and all other Obligations) prior to the Initial Term Loan Maturity Date then in effect;

(5) shall either (i) not allow for any cash payments, whether in respect of interest, principal or any fees (however described) to be made prior to the Initial Term Loan Maturity Date then in effect or (ii) in the case of any Permitted Junior Debt the proceeds of which are promptly applied to refinance, repay or otherwise replace any Existing RemainCo Term Loans or Existing RemainCo Notes, have an All-In Cash Yield that is no greater than the All-In Cash Yield of the Existing RemainCo Term Loans or Existing RemainCo Notes that are being refinanced, repaid or otherwise replaced;

(9) shall not be provided by an Affiliate of the Borrower;

(10) shall only be incurred pursuant to Section 7.03(s); and

(11) shall otherwise have terms and conditions, covenants or other provisions (other than, except as provided in this definition, pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole); provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (11) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (11), shall be conclusive unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) unless (x) the Lenders of the Initial Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Initial Term Loan Maturity Date at the time of incurrence of such Indebtedness or shall otherwise be reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended was incurred as Permitted Junior Debt or Permitted RemainCo Junior Debt, such modification, refinancing, refunding, renewal, replacement, exchange or extension shall constitute Permitted Junior Debt or Permitted RemainCo Junior Debt, as applicable, (e) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is (i) unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, (ii) secured by Liens on the Collateral on an equal priority basis with the Liens on the Collateral securing the Obligations, such modification, refinancing, refunding, replacement, renewal, exchange or extension shall not have a greater Lien priority than the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or (iii) secured by Liens on the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations, such modification, refinancing, refunding, replacement, renewal, exchange or extension is either (x) secured by Liens on the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations or (y) unsecured; (e)

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such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended.

“Permitted RemainCo Junior Debt” has the meaning assigned to “Permitted Junior Debt” in the RemainCo Intercompany Term Loan Credit Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, sponsored, maintained or contributed to by any Loan Party or Subsidiary or, with respect to any such Plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Pledged Debt” means, collectively, (a) “Pledged Debt” (as defined in the Security Agreement) and (b) any other Collateral constituting “Pledged Debt,” “Receivables,” “Intercompany Debt Documents” or terms of similar import (as defined in any other Collateral Document).

“Pledged Equity” means, collectively, (a) “Pledged Equity” (as defined in the Security Agreement) and (b) any other Collateral consisting of Equity Interests. For the avoidance of doubt, Pledged Equity shall not include any Equity Interests included in the definition of “Excluded Assets” (as defined in the Security Agreement).

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated.

“Premium Event” has the meaning assigned to such term in Section 2.05(a)(iii)(A).

“Prepayment Premium” has the meaning assigned to such term in Section 2.05(a)(iii)(A).

“Prime Rate” means the rate of interest announced publicly by Bank of America in New York from time to time, as Bank of America’s prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Amount” means the stated or principal amount of each Loan.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of Parent, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Parent in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Parent) within 12 months after the date such Permitted Acquisition or conversion is consummated for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of Parent and its Subsidiaries; provided that (i) at the election of Parent, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business to the extent the aggregate consideration paid in connection with such acquisition was less than $40,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such revenue is accrued or costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional revenue or costs, as applicable, will be accrued or incurred during the entirety of such Test Period; provided, further, that any

47

such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and shall be subject to the aggregate caps set forth in “Consolidated EBITDA” and “Consolidated Net Income”.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Parent or any division, product line, or facility used for operations of Parent or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Parent or any of its Subsidiaries in connection therewith (without giving effect to the netting of any cash proceeds of such Indebtedness to the extent such proceeds are being utilized in connection with any such Specified Transaction), and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with and subject to the caps set forth in the definition of Consolidated EBITDA and Consolidated Net Income and give effect to events (including operating expense reductions) that are (as determined by Parent in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Parent and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment and (II) in determining Pro Forma Compliance with the Consolidated Total Net Leverage Ratio, in connection with the incurrence (including by assumption or guarantee) of any Indebtedness, the incurrence of any Indebtedness in respect of the ABL Facility included in the Consolidated Total Net Leverage Ratio immediately prior to, or simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made, shall be disregarded. In the event any fixed “baskets” are intended to be utilized together with any incurrence-based “baskets” in a single transaction or series of related transactions, (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of Indebtedness or any other applicable transaction or action to be incurred under any incurrence-based “baskets” shall first be calculated without giving effect to amounts being utilized pursuant to any fixed “baskets”, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed “baskets”, any incurrence and repayments of Indebtedness) and all other permitted Pro Forma Adjustments (except that the incurrence of any Indebtedness under the ABL Facility immediately prior to or in connection therewith shall be disregarded), and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed “baskets” shall be calculated.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

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“Refinanced Debt” has the meaning set forth in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Series” means all Refinancing Term Loans and Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment and constitute Credit Agreement Refinancing Indebtedness.

“Register” has the meaning set forth in Section 10.07(d).

“Related Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.

“RemainCo Entities” means Parent and its direct or indirect Subsidiaries excluding any FinCo Entities.

“RemainCo Intercompany Collateral” means the [“Collateral”] as defined in the RemainCo Intercompany Term Loan Credit Agreement.

“RemainCo Intercompany Loan Parties” means the [“Loan Parties”] as defined in the RemainCo Intercompany Term Loan Credit Agreement.

“RemainCo Intercompany Obligations” means the [“Obligations”] as defined in the RemainCo Intercompany Term Loan Credit Agreement.

“RemainCo Intercompany Term Loan Credit Agreement” means that certain Intercompany Credit Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement) by and among iHeart Media + Entertainment, Inc., as the borrower thereunder, Parent, Intermediate Parent, the Borrower, as the lender thereunder and the other parties thereto from time to time, and the RemainCo Intercompany Term Loan Agent.

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[“RemainCo Intercompany Term Loan Agent” means [•], in its capacity as administrative agent and collateral agent under the RemainCo Intercompany Term Loan Documents, or any successor administrative agent or collateral agent or other agent appointed under the RemainCo Intercompany Term Loan Documents in accordance with the provisions thereof.]

“RemainCo Intercompany Term Loan Facility” means the facility contemplated by the RemainCo Intercompany Term Loan Credit Agreement.

“RemainCo Intercompany Term Loan Documents” means the “Loan Documents” (as defined in the RemainCo Intercompany Term Loan Credit Agreement), as the same may be amended, supplemented, waived, replaced from time to time in accordance with the terms of this Agreement.

“RemainCo Intercompany Term Loans” has the meaning assigned to the term “Term Loans” in the RemainCo Intercompany Term Loan Credit Agreement.

[“RemainCo Intercreditor Agreement” means the pari passu intercreditor agreement, dated as of the Closing Date and substantially in the form of Exhibit J-1, among the Borrower and the Guarantors from time to time party thereto, the Administrative Agent, the Collateral Agent, the RemainCo Intercompany Term Loan Agent, the “Collateral Agent” (as defined in the Existing RemainCo Credit Agreement), the “Collateral Agent” as defined in each of the Existing RemainCo Secured Notes, the “Collateral Agent” as defined in the New RemainCo Credit Agreement, the “Collateral Agent” as defined in each of the New RemainCo First Lien Indentures and the other parties thereto (including, one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Liens securing the Obligations), as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement, and which shall also include any replacement intercreditor agreement entered into in accordance with the terms hereof.]8

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Term Loans, a Committed Loan Notice.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings, and (b) aggregate unused Term Commitments; provided that the unused Term Commitment, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party and any other officer or employee of the applicable Loan Party whose signature is included on an incumbency certificate or similar certificate, attaching resolutions authorizing such officer or employee to sign such documents and otherwise reasonably satisfactory to the Administrative Agent.

[8]	NTD: To be updated for agreed collateral and intercreditor arrangements.

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Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment that is not otherwise permitted pursuant to Section 7.02.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Intermediate Parent or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Intermediate Parent’s or any of its Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“S&P” means S&P Global Ratings and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any international economic or financial sanctions or trade embargoes or other comprehensive prohibitions against transaction activity pursuant to anti-terrorism laws or export control laws administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Account” [has the meaning assigned to such term in the Security Agreement.]

“Securities Account Control Agreement” [has the meaning assigned to such term in the Security Agreement.]

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the US Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among the Borrower, the US Guarantors and the Collateral Agent.9

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means, with respect to Daily Simple SOFR, 0.11448% (11.448 basis points); and with respect to Term SOFR, 0.11448% (11.448 basis points) for an Interest Period of one-month’s duration, 0.26161% (26.161 basis points) for an Interest Period of three-month’s duration, and 0.42826% (42.826 basis points) for an Interest Period of six-months’ duration.

[9]	NTD: To be updated for agreed collateral and intercreditor arrangements.

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“SOFR-Based Rate” means SOFR or Term SOFR.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit M-4.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit M-5, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Special Flood Hazard Area” has the meaning set forth in Section 6.07(b).

“Specified Default” means a Default under Section 8.01(a), (f) or (g).

“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit M-6.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit M-7, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(3).

“Specified Existing RemainCo Secured Notes (4.750%) Exchange” has the meaning set forth in Section 7.13(a)(viii).

“Specified Existing RemainCo Secured Notes (5.250%) Exchange” has the meaning set forth in Section 7.13(a)(vii).

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“Specified Existing RemainCo Secured Notes (6.375%) Exchange” has the meaning set forth in Section 7.13(a)(vi).

“Specified Existing RemainCo Term Loan Exchange” has the meaning set forth in Section 7.13(a)(v).

“Specified Existing RemainCo Unsecured Notes Exchange” has the meaning set forth in Section 7.13(a)(ix).

“Specified Holder” means [ ].

“Specified Holder Exclusivity Period” [means the three (3) month period immediately following the Closing Date; provided that to the extent the Specified Holders have exchanged Existing RemainCo Notes and/or Existing RemainCo Term Loans in excess of 10% in the aggregate for all such outstanding Indebtedness immediately after giving effect to the Transactions during such three (3) month period, the Specified Holder Exclusivity Period shall be extended by an additional three (3) months].

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or Incremental Term Loan in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sterling” or “£” means freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Subsequent Closing Market Purchase Incremental Facility” means any Term Loan Increase incurred pursuant to Section 2.14 issued on the same terms as the Initial Term Loans, and used to consummate Specified Existing RemainCo Term Loan Exchanges.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supermajority (65%) Required Lenders” means, as of any date of determination, Lenders having at least 65% of the sum of the (a) Total Outstandings, and (b) aggregate unused Term Commitments; provided that the unused Term Commitment, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority (65%) Required Lenders.

“Supermajority (90%) Required Lenders” means, as of any date of determination, Lenders having at least 90% of the sum of the (a) Total Outstandings, and (b) aggregate unused Term Commitments; provided that the unused Term Commitment, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority (90%) Required Lenders.

“Supplemental Agent” has the meaning set forth in Section 9.14(a) and “Supplemental Agents” shall have the corresponding meaning.

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“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Group” has the meaning set forth in Section 7.06(i)(iii).

“Tax Matters Agreement” means [ ].

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Term SOFR Loans, having the same Interest Period made (or deemed made) by each of the Term Lenders pursuant to Section 2.01, an Incremental Amendment, a Refinancing Amendment or an Extension.

“Term Commitment” means a Commitment.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).

“Term Loans” means any Initial Term Loan, any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan designated as a “Term Loan”, as the context may require.

“Term Loan Increase” has the meaning set forth in Section 2.14(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans of each Class made by such Term Lender.

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“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day plus the SOFR Adjustment for an Interest Period of one month;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01(a) or (b), as applicable.

“Threshold Amount” means $20,000,000.

“Total Assets” means the total assets of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Parent delivered pursuant to Sections 6.01(a) or (b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

[“Transactions” means the [“Transactions”] as such term is defined in the Transaction Support Agreement and any other transactions contemplated by, relating to or in connection with the Transaction Support Agreement and the Exchange Agreement, including, without limitation, (a) the making (or deemed making) of the Initial Term Loans and the execution and delivery of Loan Documents entered into on the Closing Date and the Exchange Agreement, (b) the issuance of the FinCo Senior Secured Notes and the execution and delivery of FinCo First Lien Notes Documents and the FinCo Second Lien Notes Documents entered into on the Closing Date, the supplemental indentures and other documentation in in respect of the Existing RemainCo Notes Documents and an amendment and other documentation in respect of the Existing RemainCo Credit Agreement Documents, [(c) the issuance of the New RemainCo Term Loans and the execution and delivery of the New RemainCo Credit Agreement Documents entered into on the Closing Date, (d) the issuance of the New RemainCo First Lien Notes and the execution and delivery of the New RemainCo First Lien Notes Documents entered into on the Closing Date,] (e) the issuance of the RemainCo Intercompany Term Loans and the execution and delivery of the RemainCo Intercompany Term Loan Credit Documents entered into on the Closing Date, (f) the payment of the Transaction Expenses and (g) in each case, the other transactions contemplated by or entered into in connection with the foregoing clauses (a) through (f).]

“Transaction Expenses” means any fees or expenses incurred or paid by Parent or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transaction Support Agreement” shall mean that certain Transaction Support Agreement, dated as of [•], 2024, among Parent, Intermediate Parent and the creditors of Parent and Intermediate Parent from time to time party thereto as amended, restated, supplemented or otherwise modified from time to time prior to the Closing Date.

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“Transferred Guarantor” has the meaning set forth in Section 11.10.

“Treasury Rate” means, as of any date of determination, a rate equal to the then-current yield to maturity on actively traded U.S. Treasury securities having a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (but not more than five Business Days) (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) and having a duration equal to (or the nearest available tenor) the period from the date that the applicable repayment or prepayment is received (or the date such repayment or prepayment is required to be received) to the date that falls on the twenty-four (24) month anniversary of the Closing Date (or, if such period is less than one year, the weekly average Treasury Rate adjusted to a constant maturity of one year) as reasonably determined by the Administrative Agent.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of Parent as of [•], 2024 and related consolidated statements of income, stockholders’ equity and cash flows of Parent as of [•], 2024.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits K-1, K-2, K-3 and K-4 hereto, as applicable.

“Use Agreement” means that certain Use Agreement, dated as of [•], 2024, among iHeartMedia + Entertainment, Inc., IH Media + Entertainment I, LLC, IH Media + Entertainment II, LLC and iHM Licenses, LLC, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 7.16.

“US Guarantor” means each US Subsidiary that constitutes a Guarantor.

“US Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

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“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” has the meaning set forth in Section 2.14(e)(iii).

Section 1.02. Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) For purposes of determining whether the Borrower and its Subsidiaries comply with any exception to Article VII where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Borrower and its Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder.

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(c) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Net Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis; provided that, for any Specified Transaction that is consummated in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios shall be deemed to be either (a) the date the definitive agreements for such Limited Condition Transaction are entered into, or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of such target company is made in compliance with the City Code (the “LCA Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and the Specified Transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent date of determination ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof and any associated Lien) have been consummated. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into. For the avoidance of doubt, if the Borrower has exercised its option under this clause (c), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default (other than an Event of Default under Section 8.01(a) or (f)) shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

Section 1.04. Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

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Section 1.06. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08. Initial Lenders.

By accepting the benefits under this Agreement and the other Loan Documents, each Initial Lender acknowledges and agrees that it shall be bound by all provisions of this Agreement (including for the avoidance of doubt, Section 9.07) and shall have all of the rights and obligations of a Lender hereunder.

Section 1.09. [Reserved].

Section 1.10. Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section 1.10) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agents and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agents in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05, 7.06 or 7.13 or for calculating the Consolidated Total Net Leverage Ratio, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

Section 1.11. [Reserved].

Section 1.12. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person pursuant to such division transaction, then such asset, right, obligation or liability shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence as a result of such division transaction, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.13. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor

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to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Commitments and Credit Extensions

Section 2.01. The Loans.

(a) The Initial Term Loan Borrowings. Subject to the terms and conditions set forth in the Exchange Agreement, each Initial Lender (i) is deemed to have made, on the Closing Date, a term loan to the Borrower denominated in Dollars in the amount of such Initial Lender’s Initial Term Commitment and (ii) is deemed to have executed and delivered, on the Closing Date, this Agreement pursuant to the Exchange Agreement. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein; provided that, on the Closing Date, the Initial Term Loans shall be deemed made as Term SOFR Loans with an initial Interest Period of [•] month[s] (it being understood and agreed that this Section 2.01(a) shall be in lieu of a Committed Loan Notice on the Closing Date).

Section 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing (other than a Borrowing of Initial Term Loans), each conversion of Term Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (i) three Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans or any conversion of Base Rate Loans to Term SOFR Loans, and (ii) 10:00 a.m. New York City time on the Business Day of a requested date of any Borrowing of Base Rate Loans; provided that, notwithstanding anything herein to the contrary, if a Default or Event of Default shall have occurred and be continuing, (i) in no event shall any (x) Term SOFR Loan be continued as a Term SOFR Loan or (y) Base Rate Loan be converted to a Term SOFR Loan and (ii) each Term SOFR Loan will be automatically, on the last day of the current Interest Period thereof, convert to a Base Rate Loan, in each case except as otherwise agreed by the applicable Required Class Lenders. Except as provided in Section 2.14(a), each Borrowing of (other than a Borrowing of Initial Term Loans), conversion to or continuation of Term SOFR Loans shall be in a minimum principal amount of $2,000,000, or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.14(a), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing of a particular Class, a conversion of Term Loans of any Class or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans of a Class are to be converted, (v) [reserved] and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as or converted to Term SOFR Loans having an Interest Period of one month, as applicable. Any such automatic conversion to one-month Term SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

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(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) With respect to SOFR or Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.03. [Reserved].

Section 2.04. [Reserved].

Section 2.05. Prepayments.

(a) Optional.

(i) The Borrower, upon written notice to the Administrative Agent by the Borrower, may voluntarily prepay at any time or from time to time Term Loans of any Class (subject to the terms of any Incremental Amendment, Extension Amendment or Refinancing Amendment executed in accordance with the terms of this Agreement) in whole or in part without premium or penalty (subject to Section 2.05(a)(iv));

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provided that (1) such notice must be signed by a Responsible Officer of the Borrower and received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three Business Days prior to any date of prepayment of Term SOFR Loans and (B) one (1) Business Day prior to any prepayment of Base Rate Loans in each case, unless the Administrative Agent agrees to a shorter period in its discretion; (2) any prepayment of Term SOFR Loans shall be in a minimum Principal Amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum Principal Amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire Principal Amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the application of such prepayment to scheduled maturities of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(ii) [Reserved.]

(iii) Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05 and the Prepayment Premiums, if any, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment is conditioned on the consummation of another concurrent transaction, which such transaction shall not be consummated or shall otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) (other than Section 2.05(a)(ii)) shall be applied in an order of priority to repayments thereof as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a) or (b), as applicable.

(iv)

(A) In the event that (x) the Borrower makes any voluntary prepayment of Initial Term Loans pursuant to Section 2.05(a)(i) or any refinancing, exchange, redemption, repayment or discharge of the Term Loans (other than pursuant to Sections 2.05(a)(v), 2.05(b)(i), 2.05(b)(ii) or 10.07(m)), (y) a mandatory prepayment of the Initial Term Loans is required by Section 2.05(b)(iii) or (z) all or a portion of the Initial Term Loans are accelerated (or deemed accelerated) for any reason, including because of the occurrence and continuance of any Event of Default, the commencement of any bankruptcy, examinership, reorganization, insolvency or liquidation proceeding or other proceeding pursuant to any applicable Debtor Relief Laws, sale, disposition, or encumbrance (including that by operation of law or otherwise) (each of the foregoing, a “Premium Event”), then, in each case, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Lender, a prepayment premium equal to (A) if such Premium Event occurs from the Closing Date through, but excluding, the twenty-four (24) month anniversary of the Closing Date, the Make-Whole Amount, (B) if such Premium Event occurs on or after the twenty-four (24) month anniversary of the Closing Date and prior to the thirty-six (36) month anniversary of the Closing Date, 3.00 % of the aggregate principal amount of the Initial Term Loans being repaid, prepaid, required to be prepaid, or accelerated and (C) if such Premium Event occurs on or after the thirty-six (36) month anniversary of the Closing Date and prior to May 1, 2028, 1.00 % of the aggregate principal amount of the Initial Term Loans being repaid, prepaid, required to be prepaid, or accelerated (the foregoing premiums, including the Make-Whole Amount, a “Prepayment Premium” and collectively the “Prepayment Premiums”); provided that on and after May 1, 2028, the premium for any prepayments, repayments and accelerations of Initial Term Loans shall be 0.00%.

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(B) The parties hereto further acknowledge and agree that the Prepayment Premiums shall be presumed to be the liquidated damages sustained by each applicable Term Lender as a result of the early repayment or prepayment of the Initial Term Loans (and not intended to act as a penalty or to punish the Loan Parties for any such repayment or prepayment). Any prepayment or repayment, whether voluntary or involuntary, of the Initial Term Loans upon the occurrence of any Premium Event shall be accompanied by all unpaid accrued interest on the principal amount prepaid or repaid, together with the Prepayment Premium payable at such time, as applicable pursuant to Section 2.05(a)(iv)(A). Without limiting the generality of the foregoing in this Section 2.05(a)(iv)(B), and notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that if the Obligations are accelerated as a result of the occurrence and continuance of any Event of Default, the commencement of any bankruptcy, examinership, reorganization, insolvency or liquidation proceeding or other proceeding pursuant to any applicable Debtor Relief Laws, sale, disposition, or encumbrance (including that by operation of law or otherwise), the applicable Prepayment Premium, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the Initial Term Loans were prepaid as of such date and shall constitute part of the Obligations for all purposes herein. The applicable Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means). EACH OF THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Borrower and the other Loan Parties expressly agrees that (i) the applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment or redemption is made, (iii) there has been a course of conduct between the applicable Term Lenders, the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (iv) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(a)(iii), (v) their respective agreement to pay or guarantee the payment of the applicable Prepayment Premium is a material inducement to the applicable Term Lenders to provide the Initial Term Commitments and make the Initial Term Loans, and (vi) the applicable Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the applicable Term Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the applicable Term Lenders or profits lost by the applicable Term Lenders as a result of such applicable Premium Event.

(v) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or the Borrower or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v); provided that no Company Party shall initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

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(B) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and

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confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

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(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

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(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and

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the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(4) In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(E) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(F) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(G) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(H) Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

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(I) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2025) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(ix) below, an aggregate principal amount of Term Loans in an amount (such amount, the “Applicable ECF Amount”) equal to (A) 75.0% of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments or repurchases of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is made (including, in the case of Term Loans prepaid pursuant to Section 2.05(a)(v), the actual purchase price paid in cash pursuant to a “Dutch Auction”), (2) all voluntary prepayments, repurchases or redemptions of loans under the ABL Facility during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (other than any such prepayment, repurchase or redemption made on the Closing Date in connection with the Transactions) to the extent the commitments under the ABL Facility are permanently reduced by the amount of such payments, (3) all voluntary prepayments, repurchases or redemptions of FinCo First Lien Notes (9.125%) and any Credit Agreement Refinancing Indebtedness and any other Indebtedness that, in each case, matures on or prior to the Initial Term Loan Maturity Date and is secured on a pari passu basis with the Initial Term Loans, and repurchased or redeemed on a pro rata basis or less than pro rata basis with the Initial Term Loans (except to the extent financed with proceeds of long-term funded Indebtedness) during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due, (4) the amount of Restricted Payments paid in cash (or committed to be paid) during such period or, at the option of the Borrower, paid after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such payments are not actually paid as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) pursuant to Section 7.06(i) (clauses (i), (ii) and (iii) only) or Section 7.06(g), to the extent financed with internally generated cash or borrowings under the ABL Facility, (5) cash payments by the Borrower and its respective Subsidiaries made (or committed to be made) during such period or, at the option of the Borrower, made after such period and prior to the date the Excess Cash Flow prepayment is due (it being understood that to the extent such payments are not actually made as committed in a subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period) in respect of long-term liabilities of the Borrower and its respective Subsidiaries other than Indebtedness, to the extent financed with internally generated cash or borrowings under the ABL Facility, (6) at the option of the Borrower, an amount up to the aggregate face amount of outstanding Existing RemainCo Term Loans and Existing RemainCo Notes that mature on or prior to the twelve month anniversary of the date when such Excess Cash Flow prepayment is due and (7) without of duplication of any amounts deducted in the immediately preceding fiscal year pursuant to the foregoing clause (6), all voluntary prepayments, repurchases or redemptions of Existing RemainCo Term Loans and Existing RemainCo Notes (except to the extent financed with proceeds of long-term funded Indebtedness (other than revolving loans)) during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (which shall be limited to the actual purchase price paid in cash), in the case of each of the immediately preceding clauses (1) through (7), without duplication of any deduction from Excess Cash Flow in any prior period; provided that such prepayment shall be reduced if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase or otherwise redeem any FinCo First Lien Notes (9.125%) with such Excess Cash Flow, in which case the Borrower may apply the Applicable ECF Amount on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the FinCo First Lien Notes (9.125%) at such time) and the remaining Applicable ECF Amount so received to the repurchase or redemption of the FinCo First Lien Notes (9.125%); provided, further, that (A) the portion of the Applicable ECF Amount allocated to the FinCo

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First Lien Notes (9.125%) shall not exceed the amount of the Applicable ECF Amount required to be allocated to the FinCo First Lien Notes (9.125%) pursuant to the terms thereof, and the remaining amount, if any, of the Applicable ECF Amount shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(i) shall be reduced accordingly and (B) to the extent the holders of the FinCo First Lien Notes (9.125%) decline to have such indebtedness repurchased or redeemed, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, repayments pursuant to this Section 2.05(b)(i) shall only be required if the Applicable ECF Amount for such fiscal year is greater than $10,000,000 (and only such excess amount shall be applied to the payment thereof); provided, further, that (x) so long as the RemainCo Intercompany Term Loans are outstanding, the Applicable ECF Amount may be applied by iHeart Media + Entertainment, Inc. to prepay the RemainCo Intercompany Term Loans in accordance with Section 2.05(b)(i) of the RemainCo Intercompany Term Loan Credit Agreement (which proceeds shall be applied by the Borrower (or the RemainCo Intercompany Term Loan Agent) to repay or redeem, as applicable, the Term Loans and the FinCo First Lien Notes (9.125%) (if the Borrower is required to offer to repurchase or otherwise redeeem the FinCo First Lien Notes (9.125%)) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the FinCo First Lien Notes (9.125%) at such time) and (y) notwithstanding to the contrary contained herein, any repayment of the RemainCo Intercompany Term Loans pursuant to the foregoing clause (x) shall reduce the Applicable ECF Amount hereunder on a dollar-for-dollar basis.

(ii) If (x) Parent or any of its Subsidiaries Disposes of any property or assets pursuant to Section 7.05(j), (m) or (q) or (y) any Casualty Event occurs, which results in the realization or receipt by Parent or any Subsidiary of Parent of Net Proceeds, the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(ix) below, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by Parent or any of its Subsidiaries of such Net Proceeds, subject to clause (b)(xi) below, an aggregate principal amount of Term Loans in an amount equal to 100% all Net Proceeds received (such amount, the “Applicable Proceeds”); provided that such prepayment shall be reduced if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any FinCo First Lien Notes or other Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Liens on the Collateral securing the Term Loans pursuant to the terms of the documentation governing the FinCo First Lien Notes or such other Indebtedness with the Net Proceeds of such Disposition or Casualty Event (such Indebtedness together with the FinCo Senior Secured Notes required to be offered to be so repurchased, “Other Applicable Indebtedness”), in which case the Borrower may apply the Applicable Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time) and the remaining Net Proceeds so received to the prepayment of such Other Applicable Indebtedness; provided, further, that (A) the portion of the Applicable Proceeds (but not the other Net Proceeds received) allocated to the Other Applicable Indebtedness shall not exceed the amount of Applicable Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Applicable Proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that that only the amount of Net Proceeds in excess of $10,000,000 in the aggregate per fiscal year for all such Dispositions or Casualty Events shall be subject to prepayment pursuant to this Section 2.05(b)(ii) and, in such case, the required prepayment shall be only the amount in excess thereof; provided, further, that so long as the RemainCo Intercompany Term Loans are outstanding, any Applicable Proceeds received in respect of a Disposition of any property or assets of the RemainCo Entities may be applied by iHeart Media + Entertainment, Inc. to prepay the RemainCo Intercompany Term Loans in accordance with Section 2.05(b)(ii) of the RemainCo Intercompany Term Loan Credit Agreement (which proceeds shall be applied by the Borrower (or the RemainCo Intercompany Term Loan Agent) to repay or redeem, as applicable, the Term Loans and any Other Applicable IC Loan Indebtedness (as defined in the RemainCo Intercompany Term Loan Credit Agreement) on a pro rata basis (determined on the basis

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of the aggregate outstanding principal amount of the Term Loans and any Other Applicable IC Loan Indebtedness (as defined in the RemainCo Intercompany Term Loan Credit Agreement) at such time) and (y) notwithstanding to the contrary contained herein, any repayment of the RemainCo Intercompany Term Loans pursuant to the foregoing clause (x) shall reduce the Applicable Proceeds hereunder on a dollar-for-dollar basis.

(iii) If the Borrower or any of its Subsidiaries incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 7.03 (excluding Section 7.03(t)), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(x) below an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Subsidiary of such Net Proceeds.

(iv) Upon the receipt by the Borrower of any prepayment or repayment of any principal in respect of the RemainCo Intercompany Term Loans (including as prepayments under Sections 2.05(b)(i) or 2.05(b)(ii) of the RemainCo Intercompany Term Loan Credit Agreement), the Borrower shall repay an aggregate principal amount of Term Loans equal to 100% of all cash proceeds received therefrom on or prior to the date that is two (2) Business Days after the receipt of such cash proceeds; provided that such prepayment shall be reduced if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any FinCo First Lien Notes or other Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Liens on the Collateral securing the Term Loans pursuant to the terms of the documentation governing the FinCo First Lien Notes or such other Indebtedness with the cash proceeds of such prepayment or repayment (such Indebtedness together with the FinCo Senior Secured Notes required to be offered to be so repurchased, “Other Applicable IC Loan Indebtedness”), in which case the Borrower may apply such cash proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable IC Loan Indebtedness at such time) and the remaining cash proceeds so received to the prepayment of such Other Applicable IC Loan Indebtedness; provided, further, that (A) the portion of such cash proceeds (but not the other cash proceeds received) allocated to the Other Applicable IC Loan Indebtedness shall not exceed the amount of cash proceeds required to be allocated to the Other Applicable IC Loan Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such cash proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable IC Loan Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(iv) shall be reduced accordingly and (B) to the extent the holders of Other Applicable IC Loan Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this paragraph, any cash proceeds received by the Borrower in respect of any prepayment under Section 2.05(b)(i) of the RemainCo Intercompany Term Loan Credit Agreement shall be applied by the Borrower (or the RemainCo Intercompany Term Loan Agent) to repay or redeem, as applicable, the Term Loans and the FinCo First Lien Notes (9.125%) (if the Borrower is required to offer to repurchase or otherwise redeeem the FinCo First Lien Notes (9.125%) at such time) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the FinCo First Lien Notes (9.125%) at such time).

(v) [Reserved].

(vi) Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request, or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms), (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied on a pro rata basis to each Class of Term Loans then outstanding (provided that (i) any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment as directed by the Borrower (without premium or penalty) and, absent such direction, shall be applied in direct order of maturity to repayments thereof; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

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(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Term SOFR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix) Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to Section 2.05(b), (A) each Lender of Term Loans will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (and the Borrower shall not prepay any Term Loans of such Lender on the date that is specified in clause (B) below), (B) the Borrower will make all such prepayments not so refused upon the fourth Business Day after delivery of notice by the Borrower pursuant to Section 2.05(b)(vii) and (C) any prepayment refused by Lenders of Term Loans may be retained by the Borrower.

(x) In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans of the applicable Class or Classes being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Term SOFR Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(ix), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment within any tranche of Term Loans shall be applied first to Term Loans of such tranche that are Base Rate Loans to the full extent thereof before application to Term Loans of such tranche that are Term SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

(xi) Foreign Dispositions. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Section 2.05(b)(i) or 2.05(b)(ii), is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later

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than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Subsidiary Excess Cash Flow would have material adverse tax cost consequences with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (ii), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.05(b) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.05(b), the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary); provided that any such prepayment pursuant to this clause (ii) shall be deemed a mandatory prepayment made pursuant to Section 2.05(b) and not a voluntary prepayment for purposes of calculating Excess Cash Flow or any Excess Cash Flow prepayment under Section 2.05(b)(i).

Section 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in a minimum aggregate amount of $5,000,000, or any whole multiple of $1,000,000, in excess thereof or, if less, the entire amount thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Term Commitment of each Term Lender of each Class shall be automatically and permanently reduced to $0 upon the deemed making of Initial Term Loans on the Closing Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07. Repayment of Loans.

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter ending after the Closing Date, an aggregate principal amount of Initial Term Loans deemed made on the Closing Date equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b) In the event any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

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Section 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of a Default or Event of Default under Section 8.01(a), (f) or (g), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees.

The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10. Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Indebtedness.

(a) The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, and maturity of its Loans and payments with respect thereto.

(b) [Reserved].

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(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for Dollar-denominated payments and in Same Day Funds not later than 1:00 p.m. New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, one Business Day prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

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(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Loans outstanding at such time.

Section 2.13. Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders, at a cash price equal to the par amount thereof, plus all accrued and unpaid interest and fees thereon, such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

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Section 2.14. Incremental Credit Extensions.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments (including delayed draw term loan commitments) which may be in the same Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of Term Loans (each, an “New Term Facility”, collectively with any Term Loan Increase, the “Incremental Term Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Term Loans. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto; provided that notwithstanding anything to the contrary in this Section 2.14, any Term Loan Increase that is a Subsequent Closing Market Purchase Incremental Facility shall have identical terms as the Initial Term Loans issued on the Closing Date and shall otherwise constitute the same Class of Term Loans as the Initial Term Loans; provided further that, if an Incremental Term Loan is not fungible for U.S. federal income tax purposes with any Initial Term Loan or Incremental Term Loan then outstanding, such Incremental Term Loan shall bear a separate CUSIP number or other identifier from each tranche of the Incremental Term Loans and Initial Term Loans with which it is not fungible.

(c) Incremental Loan Request. In connection with any Term Loan Increase or New Term Facility (other than a Specified Existing RemainCo Term Loan Exchange), the Initial Lenders shall be provided written notice of Borrower’s intent to incur such Term Loan Increase or New Term Facility (and the material terms and conditions thereof) at least five (5) Business Days prior to the Borrower soliciting offers from third parties to provide such Term Loan Increase or New Term Facility. No Term Loan Increase or New Term Facility (other than a Specified Existing RemainCo Term Loan Exchange) may be incurred without first offering each Initial Lender the right to participate in such Term Loan Increase or New Term Facility based on their respective Pro Rata Share of the Initial Term Loans then outstanding on the same terms as offered to any other prospective lender. If any Initial Lender has not accepted or declined such offer within five (5) Business Days from receipt of such notice, such Initial Lender shall be deemed to have declined, and each Initial Lender which has elected to provide such Term Loan Increase or New Term Facility shall be offered an opportunity to participate in the remaining portion of the Term Loan Increase or New Term Facility that has so been declined by the other Initial Lenders based on its Pro Rata Share of Initial Term Loans then outstanding (which Lenders shall be deemed to have declined to provide such additional portion of the Term Loan Increase or New Term Facility to the extent such Lender has not provided a commitment to provide such additional portion of the Term Loan Increase or New Term Facility within three (3) Business Days after such additional offer has been made)). If (1) no Initial Lender elects to provide such Term Loan Increase or New Term Facility, the Borrower may then close and fund such Term Loan Increase or New Term Facility with other prospective lenders (on identical (with respect to sizing, pricing, original issue discount, tenor, maturity, prepayments, amortization, call protection, end of term fees and other fees or economic terms) or substantially identical (with respect to all other terms and conditions) terms and conditions to those initially provided in its written notice to the Lenders) or (2) some, but less than all, of the Term Loan Increase or New Term Facility remains uncommitted after the steps set forth above, the Borrower may then close and fund such Term Loan Increase or New Term Facility with other prospective lenders and with the relevant existing Lenders who have elected to provide such Term Loan Increase or New Term Facility (on identical (with respect to sizing, pricing, original issue discount, tenor, maturity, prepayments, amortization, call protection, end of term fees and other fees or economic terms) or substantially identical (with respect to all other terms and conditions) terms and conditions to those initially provided in its written notice to the Lenders). Any Lender approached to participate in any Term Loan Increase or New Term Facility may elect or decline, in its sole discretion, to participate in such increase or new facility. Subject to this Section 2.14(c), the Borrower may also invite additional Eligible Assignees reasonably satisfactory to the Administrative Agent (not to be unreasonably withheld or delayed) to become Lenders pursuant to an Incremental Amendment. Neither the Administrative Agent nor the Collateral Agent (in their respective capacities as such) shall be required to execute, accept or acknowledge any Incremental Amendment pursuant to this Section

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2.14 and such execution shall not be required for any such Incremental Amendment to be effective; provided that, with respect to any Incremental Term Commitments, the Borrower must provide to the Administrative Agent the documentation providing for such Incremental Term Commitments. For the avoidance of doubt, no Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Term Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Term Commitments;

(ii) after giving effect to such Incremental Term Commitments, the conditions of Section 4.02(i) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment); provided that the requirement to deliver a Committed Loan Notice may be waived;

(iii) the primary purpose of the issuance of such Incremental Term Commitments is not to influence voting thresholds hereunder in order to obtain consent to any transaction that would not otherwise be permitted prior to the incurrence of any such Incremental Term Commitments;

(iv) [reserved];

(v) the aggregate amount of the Incremental Term Loans shall not exceed the Available Incremental Amount; and

(vi) such other conditions as the Borrower, each Incremental Term Lender providing such Incremental Term Commitments and the Administrative Agent shall agree.

(e) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Term Commitments; provided that:

(i) the terms of any Term Loan Increase and the Incremental Term Commitments and Incremental Term Loans in respect thereof shall be identical to the applicable Class of Term Loans and constitute part of the same Class of Term Loans;

(ii) in respect of all other Incremental Term Loans:

(A) such Incremental Term Loans shall rank pari passu in right of payment and of security with the Initial Term Loans,

(B) such Incremental Term Loans shall not mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans,

(C) such Incremental Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans (without giving effect to prior prepayments that would otherwise modify the Weighted Average Life to Maturity of the Term Loans),

(D) such Incremental Term Loans shall have an Applicable Rate, and subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(i)(I) below, amortization determined by the Borrower and the applicable Incremental Term Lenders,

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(E) the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment,

(F) the Incremental Term Loans shall otherwise have terms and conditions, covenants or other provisions (other than, subject to the other provisions of this Section 2.14, pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole); provided that a certificate of the Borrower as to the satisfaction of the conditions described in this subclause (F) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this subclause (F), shall be conclusive unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Latest Maturity Date at the time of incurrence of such Indebtedness or shall otherwise be reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders),

(G) (I) there shall be no borrower in respect of any Incremental Term Loans other than the Borrower and (II) there shall be no other obligor or guarantor in respect of the Incremental Term Loans other than a Guarantor;

(H) no Incremental Term Loans shall be secured by any assets that do not constitute Collateral; and

(I) the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided that with respect to any Loans under Incremental Term Loan Commitments that are secured by the Collateral on a pari passu basis with the Initial Term Loans with a maturity date that is less than 12 months after the Initial Term Loan Maturity Date, (I) if the All-In Yield applicable to such Incremental Term Loans shall be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to such Initial Term Loans by more than 50 basis points per annum (the amount of such excess, the “Yield Differential”), then the interest rate (together with, as provided in the proviso below, the Term SOFR or Base Rate floor) with respect to the Initial Term Loans shall be increased by the applicable Yield Differential; provided that, if any Incremental Term Loans include a Term SOFR or Base Rate floor that is greater than the Term SOFR or Base Rate floor applicable to the Initial Term Loans, such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this clause (iii) but only to the extent an increase in the Term SOFR or Base Rate Floor applicable to the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Term SOFR and Base Rate floors (but not the Applicable Rate, unless the Borrower otherwise elects in its sole discretion) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors and (II) the prepayment premiums, end of term fees and similar call protection applicable to any Incremental Term Loans, if any, shall not be greater than those applicable to the Initial Term Loans, unless the Initial Term Loans shall also benefit from such prepayment premiums, end of term fees and/or similar call protection (this proviso, the “MFN Protection”); and

(iii) the proceeds of any Incremental Term Loans (including any Term Loan Increase) shall be used solely for Specified Existing RemainCo Term Loan Exchanges and exchanges of Existing RemainCo Secured Notes or Existing RemainCo Unsecured Notes or, in the case of any new money Incremental Term Commitments, to prepay, refinance, repurchase, redeem, satisfy or discharge Existing RemainCo Term Loans, Existing RemainCo Secured Notes or Existing RemainCo Unsecured Notes pursuant to clauses (iv), (x), (xi) or (xii) of Section 7.13(a).

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(f) Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Commitments, under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14 (including (i) to increase the All-In Yield of the applicable Class of Term Loans, or make other changes to any applicable Class of Term Loans that are favorable to the Lenders thereof, in any such case to the extent necessary in order to ensure that any applicable Class of New Term Loans are “fungible” with any applicable existing Class of Term Loans, (ii) to add mechanics to allow for the accrual and payment of payment-in-kind interest in respect of any such additional Class of New Term Loans and (iii) to add or extend, in either case, any other “call protection” for the benefit of any applicable existing Class of Term Loans).

Section 2.15. Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment under this Agreement and in accordance with this Section 2.15 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Refinancing Lender.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Refinancing Term Loans under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Refinancing Term Loans incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

Section 2.16. Extension of Term Loans.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative

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Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans were amended are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such Existing Term Loan Tranche; provided, further, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then existing Term Loans hereunder, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (C) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000 (or such greater amount that the Borrower, at its election, specifies as a condition to consummating any Extension Amendment (to be determined and specified in the relevant Term Loan Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower)).

(b) [Reserved].

(c) Extension Request. The Borrower shall provide the applicable Term Loan Extension Request at least three (3) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Term Loan Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Term Loan Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Term Loan Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Term Loan Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Term Loan Extension Request or Term Loans, as applicable, subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

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(d) Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.17. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent or the Collateral Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount

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of any Loans or in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, deductions or withholdings (including backup withholding) or similar fees or charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) as soon as practicable after the date of such payment, if the Borrower or any Guarantor is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a present or former connection that the Agent or Lender has with the taxing jurisdiction (other than any connections arising from executing, delivering, becoming a party to, engaging in any transactions pursuant to,

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performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing, any Loan Document, or selling or assigning an interest in any Loan or Loan Document), except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”), or at the option of an Agent timely reimburse such Agent for payment of any such Taxes. As soon as practicable after the date of payment of any Other Taxes by a Loan Party, the Loan Parties shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent.

(c) The Loan Parties agree to indemnify each Agent and each Lender, within ten (10) days after demand therefor, for (i) the full amount of Indemnified Taxes (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by, or required to be withheld or deducted from any payment to, such Agent or such Lender and (ii) any reasonable documented and out-of-pocket expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, if a Loan Party reasonably believes that such Taxes were not correctly or legally imposed or asserted, such Agent or Lender shall, upon the written request of the Borrower setting forth in reasonable detail the basis for such belief that such Taxes were not correctly or legally imposed or asserted, use reasonable efforts to cooperate with the Loan Parties to apply for a refund of such Taxes, which shall be repaid to the Loan Party in accordance with, and subject to the terms, conditions and limitations in, Section 3.01(f), so long as such efforts would not result in any out-of-pocket costs or expenses not reimbursed by the Loan Party (including any additional Indemnified Taxes or fees, penalties, interest and additions to tax) or be otherwise disadvantageous to such Agent or Lender as determined in such Agent’s or Lender’s sole discretion (it being understood that in no event will any Agent or Lender be required to (w) apply for or obtain any taxpayer identification number (including a U.S. employer identification number) from the IRS or other applicable taxing jurisdiction, (x) retain counsel or other advisers (legal, accounting or otherwise), (y) make available its tax returns or any other information that such Agent or Lender reasonably deems confidential or (z) in the case of a Lender, solicit information from or otherwise contact any direct or indirect shareholder, investor, partner, member or other equity holder or beneficial owner thereof). A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error. For the avoidance of doubt, no Agent or Lender shall be entitled to duplicative payments from the Loan Parties in respect of the same Indemnified Tax pursuant to Section 3.01(a) and (b), on the one hand, and this Section 3.01(c), on the other hand.

(d) Each Lender (which shall, for purposes of this Section 3.01(d) include any Administrative Agent to whom payment is made) shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver. Without limiting the foregoing:

(i) Each Lender that is a US Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is not a US Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

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(A) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code and (b) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable (provided that if the Lender is a partnership, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner).

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iv) The Administrative Agent and any successor thereto shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon request of the Borrower) (i) if the Administrative Agent (or such successor to the Agent) is a US Person, two properly completed and duly signed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, or (ii) if the Administrative Agent (or such successor to the Administrative Agent) is not a US Person, (A) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for its own account, and (B) IRS Form W-8IMY (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a US Person and thus act as the withholding agent with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a US Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)).

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(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 and Section 3.04(a) shall, if requested in writing by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or assign its rights and obligations hereunder to another of its offices, branches or Affiliates) if, in the sole determination of such Lender, such a change or assignment would (i) reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and (ii) not result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender. The Loan Parties agree to pay all reasonable and documented out-of-pocket costs and expense incurred by any Lender in connection with any such change, and nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Loan Parties or the rights of such Lender pursuant to Section 3.01.

(f) If any Lender or Agent receives a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, incurred in obtaining such refund and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g) For U.S. federal, and applicable state and local, income tax purposes, the Loan Parties and each Lender and Participant, and any assign, agree to treat the Term Loans as “variable rate debt instruments” described under U.S. Treasury Regulations section 1.1275-5 that are issued by the Borrower (or its regarded owner). To the extent applicable, each Loan Party, Lender and Participant, and any assign, agrees to file all U.S. federal, and applicable state and local, income tax returns consistently with the foregoing unless otherwise required pursuant to a “determination” described under Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax law).

Section 3.02. Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Loans, or to determine or charge interest rates based upon the Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Loans in the affected currency or currencies, or, in the case of Term SOFR Loans denominated in Dollars, to convert Base Rate Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all applicable Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

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Section 3.03. Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall no longer be made available, or permitted to be used for determining the interest rate of loans, or shall or will otherwise cease permanently or indefinitely, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (such specific date, the “Scheduled Unavailability Date”), then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

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Notwithstanding anything to the contrary in Section 10.01, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, any definition of Successor Rate shall provide that in no event shall such Successor Rate, with respect to the Initial Term Loans, be less than zero for purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lenders and the Borrower reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans.

(a) If any Lender reasonably determines that as a result of any Change in Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loans or (as the case may be), or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, (ii) Excluded Taxes, or (iii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

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(b) If any Lender determines that any Change in Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office), has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender (or the Person controlling such Lender) for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Term SOFR funds or deposits, additional interest on the unpaid principal amount of each applicable Term SOFR Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Term SOFR Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.04(a), (b), (c) or (d).

Section 3.05. Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term SOFR Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan made by it at Term SOFR for such Loan by a matching deposit or other borrowing in the applicable interbank market for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded.

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Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Term SOFR Loan, or, if applicable, to convert Base Rate Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Term SOFR Loan, or to convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Term SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Term SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender elects not to be an Extending Term Lender or (iv) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause

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(i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender (in respect of any applicable Facility only in the case of clause (i) or clause (iv)), as the case may be, and in the case of a Lender, repay all Obligations (including the payment of any Prepayment Premium) of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i)) or, with respect to a Class vote, clause (iv).

(b) Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption (provided that Obligations other than with respect to the principal of the Loans may be paid by the Borrower) and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) [Reserved].

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) For the avoidance of doubt, any amounts owing to a Non-Consenting Lender or a Lender electing not to be an Extending Term Lender under Section 2.05(a) shall be required to be paid as a condition to replacing or terminating such Lender under this Section 3.07.

Section 3.08. Survival.

All of the Borrower’s obligations under this Article III shall survive resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, termination of the Aggregate Commitments and repayment, satisfaction or discharge of all other Obligations under any Loan Document.

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ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01. [Reserved].

Section 4.02. Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a (x) Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans and or (y) a Request for Credit Extension for an Incremental Facility which shall be governed by Section 2.14(d)) is subject to the following conditions precedent:

(i) The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified).

(ii) No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) (or, in the case of a Request for Credit Extension for an Incremental Facility, the conditions specified in Section 2.14(d)) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Parent, Intermediate Parent, Borrower and each Guarantor party hereto (solely to the extent applicable to it) represents and warrants to the Agents and the Lenders at the time of each Credit Extension (to the extent required by the Exchange Agreement and/or Section 4.02, as applicable) that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws.

Parent and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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Section 5.02. Authorization; No Contravention.

The execution, delivery and performance by Parent, Intermediate Parent and each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within Parent, Intermediate Parent and each Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii)(x), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, Parent, Intermediate Parent or any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, and except that (x) certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Loan Document may require the prior consent of the FCC, and (y) copies of this Agreement or any other Loan Document may be required to be filed with the FCC for informational purposes.

Section 5.04. Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by Parent, Intermediate Parent and each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Person, enforceable against each Person that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges and/or Liens granted by the Loan Parties, if any, of or in Equity Interests in Foreign Subsidiaries.

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The Unaudited Financial Statements fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Any forecasts of consolidated balance sheets and consolidated statements of income and cash flow of Parent and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

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(c) Since December 31, 2023, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of Parent and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05 or otherwise set forth on the Unaudited Financial Statements, (ii) obligations arising under the Loan Documents, the ABL Loan Documents, the Existing RemainCo Credit Agreement Documents, the Existing RemainCo Secured Notes Documents, the Existing RemainCo Unsecured Notes Documents, the FinCo First Lien Notes Documents, the FinCo Second Lien Notes Documents, the New RemainCo Term Loan Documents and the New RemainCo First Lien Notes Documents and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor could reasonably be expected to have a Material Adverse Effect).

Section 5.06. Litigation.

Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Parent or the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Parent or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07. Special Representations Relating to FCC Authorizations, Etc.

(a) Intermediate Parent and its Subsidiaries hold all FCC Authorizations that are necessary or required for Intermediate Parent and its Subsidiaries to conduct their business in the manner in which it is currently being conducted, except where the failure to do so would not have a Material Adverse Effect. Schedule 5.07 hereto lists each material FCC Authorization held by Intermediate Parent or any of its Subsidiaries as of the Closing Date. With respect to each Broadcast License issued by the FCC and listed on Schedule 5.07 hereto, the description includes the call sign, FCC identification number, community of license and the license expiration date.

(b) All material FCC Authorizations held by Intermediate Parent and its Subsidiaries are in full force and effect in accordance with their terms, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.07, and except for such matters as would not have a Material Adverse Effect, (i) neither Intermediate Parent nor any of its Subsidiaries has knowledge of any investigation, notice of apparent liability, notice of violation, notice of forfeiture or complaint issued by or filed with or before the FCC with respect to any material FCC Authorization (other than proceedings relating to the broadcast industry generally), and (ii) no event has occurred that has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, material adverse modification, non-renewal, material impairment, material restriction or termination of, or material forfeiture with respect to, any material FCC authorization. For purposes of this Section 5.07, all references to material FCC Authorizations include all of the Broadcast Licenses. Intermediate Parent and its Subsidiaries have timely filed all required reports and notices with the FCC and have paid all amounts due in timely fashion on account of fees and charges to the FCC, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Ownership of Property; Liens and Real Property.

Parent and each of its Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. [As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns any Material Real Property.]10

[10]	NTD: Company to confirm.

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Section 5.09. Environmental Matters.

Except as specifically disclosed in Schedule 5.09(a) or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each Loan Party and their respective properties and operations are and, other than any matters which have been finally resolved with no further liability or obligations, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b) The Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and no Loan Party nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under or relating to any Environmental Law;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, or arising out of the conduct of the Loan Parties that requires or could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, Parent or any of its Subsidiaries or could reasonably be expected to result in any Environmental Liability;

(d) there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or any of their respective operations or any facilities currently or, to the knowledge of Parent or Intermediate Parent, formerly owned, leased or operated by any of the Loan Parties, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, Parent or any of its Subsidiaries or could reasonably be expected to result in any Environmental Liability; and

(e) the Borrower has made available to the Administrative Agent all environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession or control of Parent or any of its Subsidiaries.

Section 5.10. Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Parent and its Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings diligently conducted. Except as described on Schedule 5.10, there is no proposed Tax deficiency or assessment known to any Loan Party against any Loan Party that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.11. ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other Applicable Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension

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Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 of ERISA with respect to a Multiemployer Plan; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, (v) each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto, and nothing has occurred which would prevent, or cause the loss of, such qualification; (vi) there is no “funding shortfall” (within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA) with respect to each Pension Plan (determined as of the end of the most recently preceding plan year pursuant to the assumptions used for funding such Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (vii) there are no pending or, to the knowledge of Parent or Intermediate Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; and (viii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) With respect to each Foreign Pension Plan and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) such Foreign Pension Plan has been maintained and administered in compliance with its terms and with the requirements of all applicable Law, (ii) all required contributions with respect to such Foreign Pension Plan have been made when due and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each such Foreign Pension Plan, determined as of the most recent valuation date of such Foreign Pension plan, on the basis of actuarial assumptions each of which are reasonable, did not exceed the current value of the assets of such Foreign Pension plan allocable to such liabilities.

Section 5.12. Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to the Transactions), neither Parent nor any of its Subsidiaries has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties in its material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by Parent or any of its Subsidiaries in such material Subsidiaries are owned free and clear of all Liens except any Lien that is permitted to be on such Equity Interests under Section 7.01. As of the Closing Date, Schedule 5.12 sets forth the name and jurisdiction of each Loan Party and sets forth the ownership interest of the Loan Parties in each material Subsidiary, including the percentage of such ownership.

Section 5.13. Margin Regulations; Investment Company Act.

(a) None of the Loan Parties is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940.

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Section 5.14. Disclosure.

No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation; it being understood that such projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered may vary significantly from actual results and that such variances may be material.

Section 5.15. Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date (a) there are no strikes or other labor disputes against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, Intermediate Parent or the Borrower, threatened, (b) hours worked by and payment made to employees of Parent or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Loan Parties have complied with all applicable labor laws including work authorization and immigration and (d) all payments due from Intermediate Parent or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16. Use of Proceeds.

The Borrower will (a) use the proceeds of the Initial Term Loans on the Closing Date to consummate the [Existing Term Loan Exchange] (as defined in the Exchange Agreement) and (b) use the proceeds of Incremental Term Loans solely in accordance with Section 2.14(e)(iii).

Section 5.17. Intellectual Property; Licenses, Etc.

Parent and its Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights, whether owned or licensed (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of Parent or any of its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against Parent or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed on schedules to the applicable Intellectual Property Security Agreements entered into on the Closing Date are valid and subsisting except, in each case, to the extent failure of such registrations to be valid and subsisting could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.18. Solvency.

On the Closing Date, after giving effect to the Transactions, Parent and its Subsidiaries, on a consolidated basis, are Solvent.

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Section 5.19. OFAC; USA PATRIOT Act; FCPA.

(a) To the extent applicable, each of Parent and its Subsidiaries is in compliance, in all material respects, with (i) applicable Sanctions, the United States Foreign Corrupt Practices Act of 1977, as amended and other anti-corruption laws, and (ii) the USA PATRIOT Act.

(b) Neither Parent nor any of its Subsidiaries nor, to the knowledge of the Loan Parties, any director, officer, employee, agent or controlled affiliate of Parent or any Subsidiary of Parent is currently the subject of any Sanctions, nor is Parent or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine).

(c) No part of the proceeds of the Loans will be used, lent, contributed or otherwise made available, directly or, to the knowledge of the Borrower, indirectly, by the Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or other applicable anti-corruption law; (ii) for the purpose of financing or facilitating any activities or business of or with, involving or for the benefit of any Person that, at the time of such financing or facilitation, is the subject of any Sanctions in violation of applicable Sanctions; or (iii) in any other manner that would result in a violation of applicable Sanctions by any Person.

Section 5.20. [Reserved].

Section 5.21. Security Documents.

(a) Valid Liens. Each Collateral Document delivered pursuant to the Exchange Agreement and Sections 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the appropriate offices for filing and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document), the Liens created by the Collateral Documents (other than the Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or the taking of possession or control, in each case subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. When the Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when any Mortgage executed and delivered after the Closing Date in accordance with the provisions of Sections 6.11 and Section 6.13, is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13, the Mortgages shall constitute legal, valid and enforceable perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by hereunder.

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Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations not yet due and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied Parent and the Borrower, as applicable, shall, and shall cause, to the extent applicable, each of its Subsidiaries to:

Section 6.01. Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within ninety (90) days after the end of each fiscal year of Parent (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than 105 days after the end of such fiscal year), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern qualification or “emphasis of matter” resulting from (i) an upcoming maturity date under the Facilities (including any Refinancing Loans, Incremental Loans or any Extended Loans) or Indebtedness permitted under Section 7.03 or (ii) any actual or prospective financial covenant default; and

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Parent (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than 60 days after the end of such fiscal quarter), a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing (A) the applicable financial statements of Parent (or any direct or indirect parent of Parent, including iHeart) or (B) Parent’s (or any direct or indirect parent thereof, including iHeart), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Parent, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent (or such parent), on the one hand, and the information relating to Parent and its Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or “emphasis of matter” or like qualification or exception or any qualification or exception as to the scope of such audit.

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Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent (or any direct or indirect parent of Parent) posts such documents, or provides a link thereto on the website on the Internet at Parent’s website address listed on Schedule 10.02; or (ii) on which such documents are posted on Parent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Parent shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and (ii) Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02. Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which shall include a reconciliation of “Consolidated EBITDA” with “Adjusted EBITDA” (or any similar term or concept) as used in any applicable financial statements of Parent (or any indirect parent thereof, including iHeart), including Form 10-K or 10-Q (to the extent such reconciliation is not included in such financial statements);

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Parent, (or any direct or indirect parent of Parent, including iHeart) or any of its Subsidiaries files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of Parent or any of its Subsidiaries pursuant to the terms of any Secured Notes Documents, Existing RemainCo Credit Agreement Documents, Existing RemainCo Notes Documents, New RemainCo Credit Agreement Documents, New RemainCo First Lien Notes Documents, RemainCo Intercompany Term Loan Documents or any other Junior Financing Documentation and, in each case, any Permitted Refinancing thereof in a principal amount in excess of the Threshold Amount, and any other Indebtedness in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of the Borrower that identifies each Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list;

(e) [reserved]; and

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(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of Parent or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Each of Parent, Intermediate Parent, and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Parent, Intermediate Parent, the Borrower, their respective Affiliates or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC”, the Borrower (x) authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor”, which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Parent, Intermediate Parent, the Borrower, their respective Affiliates or any of their respective securities for purposes of foreign, United States federal and state securities laws, (y) authorizes the Administrative Agent and/or the Collateral Agent to treat such Borrower Materials as publicly available and not containing any material non-public information with respect to Parent, Intermediate Parent, the Borrower, their respective Affiliates or any of their respective securities for purposes of foreign, United States federal and state securities laws and (z) authorizes the Administrative Agent and/or the Collateral Agent to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, Intermediate Parent shall not be under any obligation to mark any Borrower Materials “PUBLIC.” Intermediate Parent agrees that (i) any Loan Documents and notifications of changes in terms of the Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.03. Notices.

Within 3 Business Days after a Responsible Officer of the Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(c) of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

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Section 6.04. Payment of Obligations.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Sections 7.04 or 7.05, (y) any Subsidiary of Parent (other than a FinCo Entity) may merge or consolidate with any other Subsidiary (other than a FinCo Entity) in a transaction permitted by Article VII and (z) any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower in a transaction permitted by Article VII and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business (including any material Broadcast Licenses) except, in the case of (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06. Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition (including, in the case of IP Rights, by maintaining, preserving and protecting such rights, including by maintaining and renewing registrations and reasonably prosecuting applications therefor), ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as in effect on the Closing Date or thereafter or any successor act thereto), then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (except to the extent that any insurance company insuring the Mortgaged Property of such Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, such Loan Party shall promptly replace such insurance company with a financially sound and reputable insurance company), flood insurance in an amount as the Administrative Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) promptly upon request of the Administrative Agent or any Lender, will deliver to the Administrative Agent for distribution to the Lenders, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and such Lender, including, without limitation, evidence of annual renewals of such insurance.

(c) All such liability and casualty insurance (other than business interruption insurance) as to which the Administrative Agent shall have reasonably requested to be so named, shall name the Administrative Agent as additional insured or lender loss payee, as applicable.

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Section 6.08. Compliance with Laws.

(a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Operate all of the Broadcast Stations and other facilities authorized by the FCC Authorizations in material compliance with the Communications Laws and with the terms of the FCC Authorizations, (i) timely file all required reports and notices with the FCC and pay all amounts due in a timely fashion on account of fees and charges to the FCC and (ii) timely file and prosecute all applications for renewal or for extension with respect to all of the FCC Authorizations, except, in each case of the foregoing, for any failure which would not reasonably be expected to have a Material Adverse Effect.

Section 6.09. Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of Parent or its Subsidiaries, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10. Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, other than any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing from time to time at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Parent nor any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11. Additional Collateral; Additional Guarantors.

At the Borrower’s expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect wholly owned Subsidiary of the Borrower (other than an Excluded Subsidiary) or (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary (including, following the designation of a Subsidiary as an Electing Guarantor) (a “New Subsidiary”):

(i) within sixty (60) days after such formation, acquisition, cessation or designation or election, or such longer period as the Administrative Agent may agree in writing in its discretion:

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(A) cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (each, a “New Guarantor”) to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements (with respect to any US Guarantor), Intellectual Property Security Agreements, Mortgages, a counterpart of the Intercompany Note, each Intercreditor Agreement, if applicable, and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such New Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests in such New Subsidiary (to the extent certificated or constituting “certificated securities”) and intercompany notes that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause any such New Subsidiary that is a New Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and intellectual property security agreements, and delivery of Pledged Equity and Pledged Debt, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens securing the Obligations to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, Collateral Agent and the Lenders, of counsel for the Loan Parties consistent with the opinion delivered pursuant to the Exchange Agreement on the Closing Date;

(iii) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Loan Parties or their respective Subsidiaries; provided that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained; and

(iv) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b) Not later than ninety (90) days after the acquisition by any Loan Party of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

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Section 6.12. Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13. Further Assurances.

Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a Mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.14. Designation of Subsidiaries.

The Borrower may designate (or re-designate) any Subsidiary of the Borrower that is an Excluded Subsidiary as an Electing Guarantor and may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary; provided that (i) no Subsidiary of the Borrower may be designated as an Excluded Subsidiary if it is a guarantor for the purpose of any RemainCo Secured Notes Documents, ABL Loan Documents, Existing RemainCo Credit Agreement Documents, Existing RemainCo Notes Documents, FinCo Secured Notes Documents, New RemainCo Credit Agreement Documents, New RemainCo First Lien Notes Documents or any other Junior Financing, (ii) any such designation (or redesignation) of an Electing Guarantor as an Excluded Subsidiary shall (x) constitute an Investment by the Borrower or the relevant Subsidiary of the Borrower, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of the Investments held by the Borrower and/or the applicable Subsidiaries of the Borrower in such Electing Guarantor immediately prior to such designation and such Investments shall otherwise be permitted hereunder and (y) not be done for the purpose of effectuating any Liability Management Transaction, (iii) any Indebtedness or Liens of any Subsidiary of the Borrower designated (or re-designated) as an Electing Guarantor or an Excluded Subsidiary, as applicable, shall be deemed to be incurred after giving effect to such designation and such incurrence shall otherwise be permitted hereunder and (iv) after giving effect to any re-designation of an Electing Guarantor as an Excluded Subsidiary, such Subsidiary shall be an Immaterial Subsidiary.

Section 6.15. Maintenance of Ratings.

Use commercially reasonable efforts to (i) cause [not later than forty-five (45) days after the Closing Date] the Initial Term Loans to be continuously rated (but not any specific rating) by S&P and Moody’s and (ii) maintain [not later than forty-five (45) days after the Closing Date] a public corporate rating for the Borrower (but not any specific rating) from S&P and a public corporate family rating for the Borrower (but not any specific rating) from Moody’s. For purposes of clause (ii) of this Section 6.15, a public corporate rating of Parent and/or iHeart and a public corporate family for Parent and/or iHeart shall be sufficient.

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Section 6.16. Post-Closing Covenants.

Except as otherwise agreed by the Administrative Agent in its sole discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.16 within the time periods set forth therein (or such longer time periods as determined by the Required Lenders in their reasonable discretion).

Section 6.17. License Subsidiaries.

(a) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Lenders, ensure that each License Subsidiary engages only in the business of holding Broadcast Licenses and rights and activities related thereto in all material respects.

(b) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Lenders, ensure that the FCC Authorizations held by each License Subsidiary are not (i) commingled with the property of the Borrower and any Subsidiary thereof other than another License Subsidiary in all material respects or (ii) transferred by such License Subsidiary to the Borrower or any of its Subsidiaries (other than any other License Subsidiary), except in connection with a Disposition permitted under Section 7.05.

(c) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the Lenders, ensure that no License Subsidiary has any material Indebtedness or other material liabilities except (i) liabilities arising under the Loan Documents to which it is a party, the FinCo First Lien Notes Documents, the FinCo Second Lien Notes Documents, Permitted Junior Debt, Credit Agreement Refinancing Indebtedness and any Permitted Refinancing in respect of the foregoing and (ii) trade payables incurred in the ordinary course of business, tax liabilities incidental to ownership of such rights and other liabilities incurred in the ordinary course of business, including those in connection with agreements necessary or desirable to operate broadcast stations, including affiliation, programming, syndication, time brokerage, joint sales, lease and similar agreements.

Section 6.18. Use of Proceeds. Use the proceeds of the Term Loans in the manner contemplated by Section 5.16.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations not yet due and payable) which is accrued and payable shall remain unpaid or unsatisfied Intermediate Parent and the Borrower and each of their respective Subsidiaries (and Parent and the Borrower in the case of Section 7.14) covenant and agree that:

Section 7.01. Liens.

Neither Intermediate Parent nor its Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (subject to Section 7.17, in each case):

(a) (i) Liens on the assets of the FinCo Entities pursuant to any Loan Document; (ii) Liens on the “Collateral” (as defined in the Existing RemainCo Term Loan Credit Agreement) securing obligations incurred pursuant to Section 7.03(a)(ii) that rank pari passu in right of security to the Liens on the RemainCo Intercompany Collateral securing the RemainCo Intercompany Obligations; provided that the Other Debt Representative acting on behalf of the holders of such Indebtedness is a party to the [First Lien Intercreditor Agreement (as defined in the RemainCo Intercompany Term Loan Credit Agreement)], (iii) Liens on the “Collateral” (as defined in the ABL Credit Agreement) securing obligations incurred pursuant to Section 7.03(a)(iii) with the priorities set forth in the ABL

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Intercreditor Agreement; provided that the Other Debt Representative acting on behalf of the holders of such Indebtedness is a party to the ABL Intercreditor Agreement, (iv) Liens on the RemainCo Intercompany Collateral securing obligations incurred pursuant to Section 7.03(v) that rank junior in right of security to the Liens on the Collateral securing the Obligations; provided that the Other Debt Representative acting on behalf of the holders of each such Indebtedness is a party to the FinCo Junior Lien Intercreditor Agreement, (v) Liens on the Collateral securing obligations incurred pursuant to Section 7.03(a)(iv) or 7.03(a)(vi) that rank pari passu in right of security to the Liens on the RemainCo Intercompany Collateral securing the RemainCo Intercompany Obligations; provided that the Other Debt Representative acting on behalf of the holders of each such Indebtedness is a party to the RemainCo Intercreditor Agreement, (vi) Liens on the Collateral securing obligations incurred pursuant to Section 7.03(u) that rank pari passu in right of security to the Liens on the Collateral securing the Obligations; provided that the Other Debt Representative acting on behalf of the holders of each such Indebtedness is a party to the FinCo First Lien Collateral Trust Agreement and (vii) Liens on the RemainCo Intercompany Collateral securing the RemainCo Intercompany Term Loans;

(b) Liens (x) in existence on the Closing Date that are listed, and the property subject thereto described, in Schedule 7.01(b)11 (or, to the extent not listed on such Schedule 7.01(b), where the principal amount of obligations secured by such Lien is less than $10,000,000), and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (x) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (y) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes that are not overdue for a period of more than thirty (30) days or not yet payable or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Intermediate Parent or any of its Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of Intermediate Parent or any of its Subsidiaries, taken as a whole;

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(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases, cross-licenses or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Intermediate Parent and its Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l) Liens (i) on cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (other than 7.05(e)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens in favor of Intermediate Parent, the other RemainCo Intercompany Loan Parties, the Borrower or any Guarantor;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses, cross-licenses or sublicenses entered into by Intermediate Parent or any of its Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Intermediate Parent or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Intermediate Parent or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Intermediate Parent or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Intermediate Parent or any of its Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by Intermediate Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by Intermediate Parent or any of its Subsidiaries are located;

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(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 365 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) (i) Liens on the Collateral securing obligations incurred pursuant to Section 7.03(s) that rank junior in right of security to the Liens securing the Obligations in accordance with the definition of “Permitted Junior Debt” and the Other Debt Representative acting on behalf of the holders of each such Indebtedness becomes party to the FinCo Junior Lien Intercreditor Agreement (or another intercreditor agreement in a form substantially consistent with the form of FinCo Junior Lien Intercreditor Agreement) and (ii) Liens on the RemainCo Intercompany Collateral securing Permitted RemainCo Junior Debt;

(w) In the case of Liens securing Indebtedness assumed pursuant to Section 7.03(g), Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary (other than by designation as a Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) if such Indebtedness is secured by the Collateral, the Other Debt Representative acting on behalf of the holders of each such Indebtedness becomes party to (A) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the FinCo First Lien Collateral Trust Agreement and (B) if such Indebtedness is secured by the Collateral on a junior priority basis to the liens securing the Obligations, the FinCo Junior Lien Intercreditor Agreement;

(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Intermediate Parent and its Subsidiaries, taken as a whole;

(y) to the extent constituting a Lien, Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $15,000,000 incurred pursuant to Section 7.03(f);

(cc) other Liens securing obligations in an aggregate principal amount outstanding at any time not to exceed $100,000,000; provided that such Liens secure obligations incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

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(dd) [reserved];

(ee) [reserved];

(ff) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(gg) deposits of cash with the owner or lessor of premises leased and operated by Intermediate Parent or any of its Subsidiaries to secure the performance of Intermediate Parent or such Subsidiary’s obligations under the terms of the lease for such premises; and

(hh) Liens on proceeds of Indebtedness held in Escrow for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to Intermediate Parent or a Subsidiary.

Notwithstanding anything to the contrary contained herein, no Loan Party shall, directly or indirectly, create, incur, assume or suffer to exist any Lien securing debt for borrowed money on the Equity Interests of any non-wholly owned Subsidiary held by a Loan Party unless such Equity Interests shall also be pledged to the Collateral Agent to secure the Obligations.

For purposes of determining compliance with this Section 7.01, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 7.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any amount permitted under Section 7.03(x) in respect of such Indebtedness.

Section 7.02. Investments.

Neither Intermediate Parent nor its Subsidiaries shall directly or indirectly, make any Investments, except (subject to Section 7.17, in each case):

(a) Investments by Intermediate Parent or any of its Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) Loans or advances to officers, directors, managers and employees of any Parent (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Intermediate Parent or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to Intermediate Parent in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time (x) under clause (ii) above shall not exceed $10,000,000 in the aggregate and (y) under clause (iii) above shall not exceed $10,000,000 in the aggregate;

(c) (i) Investments by the Borrower or any of its Subsidiaries in any of the Borrower or any of its Subsidiaries; provided that, in the case of any Investment by a Loan Party in a Subsidiary of the Borrower that is not a Loan Party, (A) the aggregate amount of such Investments made pursuant to this clause (c), when taken together with the aggregate amount of Investments made pursuant to the succeeding clause (z), shall not exceed the Available Non-Loan Party Investment Amount, (B) such Investment is made for a bona fide business purpose and (C) so long as no Event of Default is continuing or would result from such Investment and (ii) Investments by Intermediate Parent or any of its Subsidiaries (other than any FinCo Entity) in any of Intermediate Parent or any of its Subsidiaries; provided that, in the case of this clause (ii), such Investments are permitted by Section [7.02(c)] of the RemainCo Intercompany Term Loan Credit Agreement;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

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(e) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c), (d) and (e)), 7.05 (other than 7.05(d) or (e)), 7.06 and 7.13, respectively;

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f)12 (or, to the extent not listed on such Schedule 7.02(f), where the amount of such Investment is less than $5,000,000) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by Intermediate Parent or any of its Subsidiaries in Intermediate Parent or any other Subsidiary and any modification, renewal or extension thereof; provided that, in each case, the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date and described on Schedule 7.02(f) or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05 to an unaffiliated third party;

(i) any acquisition by any of the Borrower’s Subsidiaries of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Subsidiary or a division or line of business of a Person, in a single transaction or series of related transactions (including as a result of an Investment in any such Person so long as such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all of its assets to, a Subsidiary of the Borrower that is a Loan Party); provided that (i) no Event of Default is continuing or would result therefrom, (ii) the newly acquired business shall comply with Section 7.07 and (iii) (A) the property, assets and businesses acquired in such purchase or other acquisition shall be acquired by a Subsidiary of the Borrower that is a Loan Party and/or (B) any such newly created or acquired Subsidiary shall become a Guarantor (any such acquisition, a “Permitted Acquisition”);

(j) additional RemainCo Intercompany Term Loans (or other loans guaranteed by, and secured by a first-priority lien on the assets of, the RemainCo Intercompany Loan Parties from the Borrower to iHeart Media + Entertainment, Inc. solely to fund the following (and provided that such amounts are applied in accordance with the following):

(i) the payment of its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of the Borrower and its Subsidiaries and, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of the Borrower and its Subsidiaries;

(ii) without duplication of any Restricted Payments made pursuant to Section 7.06(m), the payment of U.S. federal, state and local and foreign Taxes that are attributable to the taxable income of Borrower and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that the Borrower and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Borrower as the corporate common parent of such stand-alone Tax Group; provided further that such payments shall not exceed the actual cash income tax liability of the common parent with respect to such taxable income;

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(iii) payments the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of the Borrower or any direct or indirect parent company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries; or

(iv) (x) prepayments, redemptions, purchases, defeasances, exchanges and other payments of the Existing RemainCo Term Loans and the Existing RemainCo Notes in accordance with clause (i)(B), (iv), (x), (xi) or (xii) of Section 7.13(a) or (y) payments the proceeds of which shall be used to make scheduled payments of principal or interest in respect of Indebtedness of the Parent and any of its Subsidiaries (other than the FinCo Entities);

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Parent and any other direct or indirect parent of Intermediate Parent made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction), and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(f), (g), (h) or (l) (it being understood that the amount of Restricted Payments permitted to be made under Section 7.06(f), (g), (h) or (l) shall be reduced by the amount of Investments made pursuant this clause (m));

(n) (i) other Investments by any of the Borrower’s Subsidiaries made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed the sum of (I) $125,000,000 plus (II) the Available Restricted Payments Amount plus (III) the Available Equity Amount plus (IV) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by any of the Borrower’s Subsidiaries in respect of any Investments made pursuant to Section 7.02(n) in an amount not to exceed the original cost of such Investment (other than (A) in respect of any Investment made in connection with or in contemplation of or with the intent to facilitate or enable the making of such Investment or (B) cash and Cash Equivalents received substantially concurrently with an Investment); provided, further, that any Investment in a Subsidiary of the Borrower that is not a Loan Party pursuant to this Section 7.02(n) shall not exceed $50,000,000 in the aggregate; and (ii) other Investments by any RemainCo Entity solely to the extent permitted by Section [7.02(n)] of the RemainCo Intercompany Term Loan Credit Agreement;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is contemporaneously made solely with Equity Interests (other than Disqualified Equity Interests) of Intermediate Parent (or any direct or indirect parent of the Borrower); provided that such Investments are contributed to a Subsidiary of the Borrower that is a Loan Party;

(q) Investments of a FinCo Entity acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a FinCo Entity in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) [reserved];

(s) [reserved];

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(t) Guarantees by Intermediate Parent or any of its Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) the licensing and contribution of intellectual property pursuant to bona fide joint venture arrangements with unaffiliated on-air or other talent providers in the ordinary course of business and consistent with past practice;

(v) Investments for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) in an unaffiliated Person that is not a Subsidiary of Parent to the extent that the payment for any such Investment is made with advertising or other media inventory;

(w) [reserved];

(x) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Parent and its Subsidiaries may make Investments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.50 to 1.00 calculated on a consolidated basis for the then most recent Test Period ended immediately preceding the date on which Investment is consummated;

(y) Investments in bona fide joint ventures of Parent or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.02(y);

(z) Investments in joint ventures of any of the Borrower’s Subsidiaries after the Closing Date made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction); provided that, the aggregate amount of Investments made pursuant to this clause (z), when taken together with the aggregate amount of Investments made pursuant to the proviso to the foregoing clause (c), shall not exceed the Available Non-Loan Party Investment Amount (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(aa) earnest money deposits required in connection with Permitted Acquisitions (or similar Investments); and

(bb) contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of Parent.

For purposes of determining compliance with this Section 7.02, in the event that an item of Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (bb) above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Investment or any portion thereof in a manner that complies with this Section 7.02 and will only be required to include the amount and type of such Investment in one or more of the above clauses. In the event that a portion of the Investments could be classified as incurred under a “ratio-based” basket (giving pro forma effect to the making of such Investments), the Borrower, in its sole discretion, may classify such portion of such Investment as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Investments as having been incurred pursuant to one or more of the other clauses of this Section 7.02.

Section 7.03. Indebtedness. Neither Intermediate Parent nor any of its Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except (subject to Section 7.17, in each case):

(a) (i) Indebtedness of any Loan Party under the Loan Documents, (ii) the Existing RemainCo Term Loans in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and any Permitted Refinancing thereof, (iii) Indebtedness under the ABL Facility in an aggregate principal amount not to exceed the sum of (x) $475,000,000 (which shall include, notwithstanding anything to the contrary in this Agreement, any prepayment premium, make-whole premium or exit or similar premium or fee) plus (y) other ABL Facility obligations not constituting principal (other than as set forth in clause (x) above) and any Permitted Refinancing thereof, (iv) the Existing RemainCo Secured Notes (4.750%) in an aggregate principal amount

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outstanding as of the Closing Date immediately after giving effect to the Transactions and any Permitted Refinancing thereof, (v) the Existing RemainCo Secured Notes (5.250%), the Existing RemainCo Secured Notes (6.375%) and the Existing RemainCo Unsecured Notes, in each case, in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and any Permitted Refinancing thereof, (vi) the New RemainCo Term Loans and the New RemainCo First Lien Notes, in each case, in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and additional New RemainCo Term Loans and New RemainCo First Lien Notes (or other term loans or notes with substantially the same terms as the applicable New RemainCo Term Loans or New RemainCo First Lien Notes) issued after the Closing Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge Existing Term Loans or Existing RemainCo Secured Notes in accordance with clause (v), (vi), (vii) or (viii) of Section 7.13(a) and any Permitted Refinancing thereof and (vii) RemainCo Intercompany Term Loans in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and additional RemainCo Intercompany Term Loans borrowed in accordance with Section 7.02(j);

(b) (i) Indebtedness outstanding on the Closing Date and set forth in Schedule 7.03(b)13 hereto (or, to the extent not listed on Schedule 7.03(b), where the principal amount of such Indebtedness is less than $5,000,000) in each case in an aggregate principal amount outstanding as of the Closing Date immediately after giving effect to the Transactions and (ii) any Permitted Refinancing thereof;

(c) (i) Guarantees by the Borrower and any of its Subsidiaries in respect of Indebtedness of the Borrower or any of its Subsidiaries otherwise permitted hereunder; provided that (A) no Guarantee of (i) the FinCo First Lien Notes, the FinCo Second Lien Notes or (ii) any Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guaranty of the Obligations on the terms set forth herein, (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (C) any such Guarantee by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party pursuant to this Section 7.03(c) shall be an Investment that must be permitted by Section 7.02(c) or (n); or (ii) Guarantees by Intermediate Parent and any of its Subsidiaries (other than the FinCo Entities) solely to the extent permitted by Section [7.03(c)] of the RemainCo Intercompany Term Loan Credit Agreement;

(d) (i) Indebtedness of the Borrower or any of its Subsidiaries owing to the Borrower or any of its Subsidiaries (or issued or transferred to any direct or indirect parent of the Borrower which is substantially contemporaneously transferred to the Borrower or any Subsidiary of the Borrower); provided that any such Indebtedness (i) owing by any Loan Party to a Subsidiary of the Borrower that is not a Loan Party shall, in each case be subordinated in right of payment to the Obligations pursuant to an Intercompany Note, (ii) subject to Section 6.16, owed to a Loan Party by any other Loan Party or any Subsidiary of a Loan Party shall be evidenced by the Intercompany Note (which, for the avoidance of doubt, such Intercompany Note shall be pledged to the extent evidencing Indebtedness owed to a Loan Party) and (iii) owing by any Subsidiary of the Borrower that is not a Loan Party to any Loan Party shall be an Investment in a non-Loan Party that must be permitted by Section 7.02(c) or (n); or (ii) Indebtedness of Intermediate Parent or any of its Subsidiaries (other than any FinCo Entity) owing to Intermediate Parent or any of its Subsidiaries (other than a FinCo Entity) (or issued or transferred to any direct or indirect parent of Intermediate Parent which is substantially contemporaneously transferred to Intermediate or any Subsidiary of Intermediate Parent (other than a FinCo Entity)) solely to the extent permitted by Section [7.03(d)] of the RemainCo Intercompany Term Loan Credit Agreement;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) (other than sale-leaseback transactions) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by Intermediate Parent or any of its Subsidiaries prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed $100,000,000 at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and (iii) any Permitted Refinancing of any of the foregoing; provided that any such Indebtedness incurred under this Section 7.03(e) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

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(f) Indebtedness in respect of Swap Contracts designed to hedge against Intermediate Parent’s or any of its Subsidiaries’ exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of any of the Borrower’s Subsidiaries assumed in connection with any Permitted Acquisition or similar permitted Investment in an aggregate outstanding principal amount at any time outstanding not to exceed $50,000,000; provided that (i) any such assumed Indebtedness was not incurred in contemplation of such Permitted Acquisition or similar permitted Investment, (ii) the Consolidated Total Net Leverage Ratio is no greater than the Consolidated Total Net Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment, in each case, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period and (iii) no Event of Default has occurred and is continuing or would result therefrom;

(h) Indebtedness representing deferred compensation to employees of Intermediate Parent (or any direct or indirect parent thereof) or any of its Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by Intermediate Parent or any of its Subsidiaries to future, present or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Intermediate Parent or any direct or indirect parent of Intermediate Parent permitted by Section 7.06;

(j) Indebtedness incurred by any of the Borrower’s Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Indebtedness consisting of obligations of the Borrower or any of its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) obligations in respect of Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m) (i) Indebtedness of any of the Borrower’s Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $125,000,000; provided that any such Indebtedness incurred under this Section 7.03(m) shall be incurred for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) and shall not be provided by an Affiliate of the Borrower (other than a Loan Party); provided, further, that any such Indebtedness incurred by a Subsidiary that is not a Loan Party pursuant to this Section 7.03(m) shall not exceed at any time outstanding $25,000,000; provided, further, that if a Loan Party is an obligor of any Indebtedness incurred pursuant to this Section 7.03(m), such Indebtedness (x) shall be unsecured or (y) if secured, (A) the Liens securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Obligations and (B) may not be secured by any assets other than Collateral; or (ii) Indebtedness of any RemainCo Entities solely to the extent permitted by Section [7.03(m)] of the RemainCo Intercompany Term Loan Credit Agreement;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by Intermediate Parent or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 Business Days following the incurrence thereof;

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(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Intermediate Parent or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) (i) Permitted RemainCo Junior Debt and (ii) any Permitted Refinancing thereof;

(r) Indebtedness supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit;

(s) (i) Permitted Junior Debt; provided that (x) no Event of Default shall have occurred and be continuing or would exist after giving effect to such Indebtedness and (y) either (1) the proceeds of such Permitted Junior Debt are promptly applied to refinance or replace any Existing RemainCo Term Loans or the Existing RemainCo Notes in accordance with Section 7.13(a) or (2) the Consolidated Total Net Leverage Ratio is not greater than [___] to 1.0014 determined on a Pro Forma Basis as of the last day of the most recently ended Test Period and (ii) any Permitted Refinancing thereof;

(t) (i) Credit Agreement Refinancing Indebtedness; provided that such refinancing shall not increase the amount of Indebtedness permitted to be incurred under this Section 7.03 other than by an amount equal to (x) unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such Credit Agreement Refinancing Indebtedness and (y) any existing commitments unutilized thereunder and (ii) any Permitted Refinancing thereof;

(u) (i) the FinCo First Lien Notes (9.125%) issued on the Closing Date and additional FinCo First Lien Notes (9.125%) (or other notes with substantially the same terms as the FinCo First Lien Notes (9.125%)) issued after the Closing Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing RemainCo Secured Notes (6.375%) in accordance with Section 7.13(a)(vi), (ii) the FinCo First Lien Notes (7.750%) issued on the Closing Date and additional FinCo First Lien Notes (7.750%) (or other notes with substantially the same terms as the FinCo First Lien Notes (7.750%)) issued after the Closing Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing RemainCo Secured Notes (5.250%) in accordance with Section 7.13(a)(vii), (iii) the FinCo First Lien Notes (7.000%) issued on the Closing Date and additional FinCo First Lien Notes (7.000%) (or other notes with substantially the same terms as the FinCo First Lien Notes (7.000%)) issued after the Closing Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing RemainCo Secured Notes (4.750%) in accordance with Section 7.13(a)(viii) and (ix) and (iv) in the case of clauses (i) through (iii) above, any Permitted Refinancing thereof;

(v) (i) the FinCo Second Lien Notes issued on the Closing Date and additional FinCo Second Lien Notes (or other notes with substantially the same terms as the FinCo Second Lien Notes) issued after the Closing Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing RemainCo Unsecured Notes in accordance with Section 7.13(a)(ix) and (ii) any Permitted Refinancing thereof; and

(w) [reserved]; and

(x) subject to the restrictions set forth in clause (a)(iii) above, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the clauses above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the clauses above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 7.03 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding

[14]	NTD: To equal the Consolidated Total Net Leverage Ratio as of the Closing Date.

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under the Loan Documents, the ABL Loan Documents, the Existing RemainCo Credit Agreement Documents, the Existing RemainCo Notes Documents, the New RemainCo Credit Agreement Documents or the New RemainCo First Lien Notes Documents and in each case any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the applicable exception in Section 7.03(a), (ii) all Indebtedness outstanding under the FinCo First Lien Notes Documents and any Permitted Refinancing thereof will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(u) and (iii) all Indebtedness outstanding under the FinCo Second Lien Notes Documents and any Permitted Refinancing thereof will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(v). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

For the avoidance of doubt, Permitted Refinancings (and all subsequent refinancings thereof with Permitted Refinancings) shall not increase the amount of Indebtedness that is permitted to be incurred pursuant to any provision of this Section 7.03 other than, in each case, as permitted by the definition of Permitted Refinancings with respect to each such incurrence thereof.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document:

(A) any Indebtedness incurred after the Closing Date owed by any Loan Party to any Subsidiary of Parent that is not a Loan Party shall be unsecured and subordinated in right payment to the Obligations pursuant to the Intercompany Note; and

(B) no Indebtedness incurred by any Subsidiary of Parent that is not a Loan Party, the proceeds of which is or is contemplated to be lent by such Subsidiary to any Loan Party may be Guaranteed by any Loan Party nor shall any Loan Party provide any other credit support in respect of such Indebtedness (this clause (B), together with clause (A), the “Double-Dip Provision”).

Section 7.04. Fundamental Changes.

Neither Parent nor any of its Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (subject to Section 7.17, in each case):

(a) any Subsidiary of the Borrower may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Subsidiaries; provided that when any Person that is a Loan Party is merging with a Subsidiary of the Borrower, a Loan Party shall be the continuing or surviving Person;

(b) (i) any FinCo Entity that is not a Loan Party may merge, amalgamate or consolidate with or into any other FinCo Entity that is not a Loan Party; (ii) any Subsidiary of Parent (other than the Borrower) may liquidate or dissolve if (x) the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders or the Collateral Agent and (y) to the extent such Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than 7.02(e) or (h)) or 7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder), and (iii) any FinCo Entity may change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders or the Collateral Agent and all actions are taken to maintain the perfection of the Collateral Agent’s Liens on the Collateral);

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(c) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary of the Borrower; provided that if the transferor in such a transaction is a Guarantor, then either (i) the transferee must be a Guarantor or the Borrower or (ii) such Disposition shall be made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) and constitute an Investment in a non-Loan Party and must be permitted by Section 7.02(c) or (n);

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and/or other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) any RemainCo Entity may merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, solely to the extent permitted by Seciton [7.04(e)] of the RemainCo Intercompany Term Loan Credit Agreement;

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than a Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries); and

(g) the Transactions may be consummated.

Section 7.05. Dispositions

Neither Intermediate Parent nor any of its Subsidiaries shall, directly or indirectly, make any Disposition, except (subject to Section 7.17, in each case):

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of immaterial property in the ordinary course of business that is no longer used or useful in the conduct of the business of Intermediate Parent and its Subsidiaries;

(b) Dispositions of inventory or goods (or other assets, including furniture and equipment) held for sale, intellectual property licensed to customers and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;

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(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) (i) Dispositions of property to the Borrower or any of its Subsidiaries; provided that if the transferor of such property is a Loan Party, (A) the transferee thereof must be a Loan Party or (B) such transaction shall be deemed to be an Investment in a non-Loan Party and must be permitted by Section 7.02(c) or (n), and (ii) Dispositions of property to RemainCo Entities (except by a FinCo Entity) solely to the extent permitted by Section [7.05(d)] of the RemainCo Intercompany Term Loan Credit Agreement;

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06 (provided that the Equity Interests issued in respect of any such Restricted Payment shall have complied with the other provisions of this Section 7.05);

(f) Dispositions of Identified Assets not for the purpose of effectuating a Liability Management Transaction;

(g) Dispositions of Cash Equivalents in the ordinary course of business;

(h) leases, subleases, licenses, cross-licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Intermediate Parent or any of its Subsidiaries;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $5,000,000, Intermediate Parent or any of its Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Liens; provided that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on Intermediate Parent’s (or its Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of Intermediate Parent or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee pursuant to a Disposition for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction) to a non-Affiliate third party and for which Intermediate Parent and all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Intermediate Parent or the applicable Subsidiary from such transferee that are converted by Intermediate Parent or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (C) aggregate non-cash consideration received by Intermediate Parent or the applicable Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $5,000,000 (net of any non-cash consideration converted into cash and Cash Equivalents);

(k) [reserved];

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business (and not in connection with any committed receivables, factoring, securitization or similar financing);

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed $20,000,000 in the aggregate;

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(n) any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of Intermediate Parent and its Subsidiaries as a whole, as determined in good faith by the management of Intermediate Parent;

(o) [reserved];

(p) the unwinding of any Swap Contract pursuant to its terms;

(q) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights; and

(s) Dispositions of assets in a single transaction or series of related transactions, with an aggregate fair market value of less than or equal to $5,000,000 for a single Disposition or series of related Dispositions; provided that, in no event shall Dispositions pursuant to this clause (s) exceed $15,000,000 in any fiscal year;

provided that (x) any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (p), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition and (y) notwithstanding anything to the contrary contained herein, any Disposition with Intermediate Parent or any of its Subsidiaries (other than a FinCo Entity), on the one hand, and a FinCo Entity, on the other hand, shall be subject to Section 7.08(b). To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents (and such Liens shall be automatically released), and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

For purposes of determining compliance with this Section 7.05, (A) Dispositions need not be incurred solely by reference to one category of Dispositions permitted by this Section 7.05 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that Dispositions (or any portion thereof) meets the criteria of one or more of the categories of Dispositions permitted by this Section 7.05, the Borrower may, in its sole discretion, classify or reclassify such Dispositions (or any portion thereof) in any manner that complies with this provision.

Section 7.06. Restricted Payments.

Neither Intermediate Parent nor any of its Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except (subject to Section 7.17, in each case):

(a) each Subsidiary may make Restricted Payments to Intermediate Parent, and other Subsidiaries of Intermediate Parent (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to Intermediate Parent and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests); provided that notwithstanding anything to the contrary in this Agreement, neither the Borrower nor any other Loan Party shall directly or indirectly make any Restricted Payment pursuant to this Section 7.06(a) to any Subsidiary that is not a Loan Party unless it is promptly further contributed to a Loan Party;

(b) Intermediate Parent and each Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) [reserved];

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(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Intermediate Parent and its Subsidiaries may make Restricted Payments in an unlimited amount so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.25 to 1.00;

(e) to the extent constituting Restricted Payments, Intermediate Parent and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than 7.02(e) and (m)), 7.04 or 7.08 (other than Sections 7.08(e) or 7.08(j));

(f) repurchases of Equity Interests in Parent (or any direct or indirect parent thereof) or any Subsidiary of Parent in the ordinary course of business deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) Intermediate Parent and each of its Subsidiaries may pay (or make Restricted Payments to allow Intermediate Parent or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Subsidiary (or of Intermediate Parent or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Subsidiary (or Intermediate Parent or any other direct or indirect parent of such Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Subsidiary (or Intermediate Parent or any other direct or indirect parent thereof) or any of its Subsidiaries; provided that (i) the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to the succeeding calendar year subject to a maximum amount of Restricted Payments of $10,000,000 made in any calendar year) and (ii) other than in the case of a non-discretionary the repurchase, retirement or other acquisition or retirement, no Event of Default is continuing or would result therefrom; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to Parent, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any of Parent’s direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Parent, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii) the Net Proceeds of key man life insurance policies received by Parent or its Subsidiaries; less

(iii) the amount of Restricted Payments previously made with the cash proceeds described in clause (i) and (ii) of this Section 7.06(g).

(h) Intermediate Parent may make Restricted Payments in an aggregate amount not to exceed $25,000,000 minus amounts outstanding at such time (or otherwise applied to the extent such loans and advances are not repaid in cash) in respect of loans and advances to Parent pursuant to Section 7.02(m); provided that no Default or Event of Default is continuing or would result therefrom;

(i) Intermediate Parent may make Restricted Payments to any direct or indirect parent of Intermediate Parent:

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Intermediate Parent and its Subsidiaries and, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of Intermediate Parent and its Subsidiaries;

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(ii) the proceeds of which shall be used by such parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence or good standing under applicable law;

(iii) for any taxable period ending after the Closing Date (A) in which Parent and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar Tax group (a “Tax Group”) of which a direct or indirect parent of Borrower is the common parent or (B) in which Parent is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, to pay U.S. federal, state and local and foreign Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Parent and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that Parent and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with Parent as the corporate common parent of such stand-alone Tax Group;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the other Loan Parties or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or the other Loan Parties in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11; provided, further, that in no event shall any contribution pursuant to this Section 7.06(i)(iv) increase the Available Equity Amount or Investment capacity under Section 7.02;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Intermediate Parent or any direct or indirect parent company of Intermediate Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Intermediate Parent and its Subsidiaries; and

(vi) the proceeds of which shall be used by Intermediate Parent to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Intermediate Parent (or any direct or indirect parent thereof) that is directly attributable to the operations of Intermediate Parent and its Subsidiaries;

(j) payments made or expected to be made by Intermediate Parent or any of its Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) Intermediate Parent or any of its Subsidiaries may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(l) any Restricted Payment by Intermediate Parent or any other direct or indirect parent of Intermediate Parent to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary; and

(m) the Borrower or any of its Subsidiaries may make (i) Restricted Payments to any direct or indirect parent of the Borrower to (x) fund the payment of U.S. federal, state and local and foreign Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Borrower and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that the Borrower and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with the Borrower as the corporate common parent of such stand-alone Tax Group and (y) without duplication of the foregoing clause (x), that are otherwise required to be made pursuant to the Tax Matters Agreement and (ii) to the extent constituting Restricted Payments, Investments pursuant to Section 7.02(j).

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Section 7.07. Change in Nature of Business.

Intermediate Parent shall not, nor shall Intermediate Parent permit any of its Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Parent and its Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08. Transactions with Affiliates.

(a) Neither Intermediate Parent shall, nor shall Intermediate Parent permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of Parent, whether or not in the ordinary course of business for a transaction value in excess of $15,000,000 per each individual transaction or series of related transactions, other than, in each case subject to Section 7.17, (a)(I) loans and other transactions among Intermediate Parent and any RemainCo Entity or any entity that becomes a RemainCo Entity, (II) loans and other transactions among the Borrower and any FinCo Entity or any entity that becomes a FinCo Entity and (III) the RemainCo Intercompany Term Loans or other loans issued pursuant to Section 7.02(j), (b) on terms substantially as favorable to Intermediate Parent or such Subsidiary as would be obtainable by Intermediate Parent or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) [reserved], (e) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (f) employment and severance arrangements between Intermediate Parent and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Intermediate Parent and its Subsidiaries (or any direct or indirect parent of Intermediate Parent) in the ordinary course of business to the extent attributable to the ownership or operation of Intermediate Parent and its Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) [reserved], (j) payments by Intermediate Parent or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of Intermediate Parent to the extent attributable to the ownership or operation of Intermediate Parent and its Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Intermediate Parent to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of Intermediate Parent, any of its Subsidiaries or any direct or indirect parent thereof or (l) a joint venture which would constitute a transaction with an Affiliate solely as a result of Parent or any Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

(b) Neither the Borrower shall, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of Parent, whether or not in the ordinary course of business, other than (a) (I) loans and other transactions among the Borrower and its Subsidiaries or any entity that becomes a Subsidiary of the Borrower or as a result of such loan or other transaction to the extent permitted under this Article VII, (II) loans and other transactions among the Borrower and any FinCo Entity or any entity that becomes a FinCo Entity and (III) the RemainCo Intercompany Term Loans or other loans issued pursuant to Section 7.02(j), (b) on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by Parent or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) [reserved], (e) Investments permitted under Section 7.02(j) and Restricted Payments permitted pursuant to 7.06(m), (f) employment and severance arrangements between the Borrower and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries, (h) transactions pursuant to the Tax Matters Agreement, the Corporate Services Agreement, Intercompany Services Agreements and/or Use Agreement and other agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any direct or indirect parent thereof or (j) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

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Notwithstanding anything to the contrary in this Section 7.08, no Affiliate of the Borrower (other than the Borrower or its Subsidiaries to the extent expressly permitted pursuant to the terms of this Agreement) shall provide Indebtedness to the Borrower or any of its Subsidiaries, provided that, solely in the case of Indebtedness provided by an Affiliate that is not a RemainCo Entity, such Indebtedness may be provided if (i) there are non-Affiliate holders of such Indebtedness, (ii) such Affiliates are treated no more favorably than all other holders of such Indebtedness and (iii) such Indebtedness is incurred for a bona fide business for purpose (and not for the purpose of effectuating any Liability Management Transaction) and not to evade the requirements for incurring Indebtedness under Section 7.03.

Section 7.09. Burdensome Agreements.

Intermediate Parent shall not, nor shall Intermediate Parent permit any of its Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay intercompany loans and advances to the Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Subsidiary of Intermediate Parent which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Intermediate Parent or any of its Subsidiaries, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (xiii) [reserved] and (xiv) are restrictions contained in any ABL Loan Documents, the FinCo First Lien Notes Documents, the FinCo Second Lien Notes Documents, the Existing RemainCo Credit Agreement Documents, the Existing RemainCo Secured Notes Documents, the Existing RemainCo Unsecured Notes Documents, the New RemainCo Credit Agreement Documents, the New RemainCo First Lien Notes Documents, the RemainCo Intercompany Term Loan Credit Agreement or, in each case, any Permitted Refinancing thereof.

Section 7.10. Material Assets.

Notwithstanding any other provision in this Agreement or in any other Loan Document, no Broadcast Licenses, Broadcast Stations, FCC Authorizations or material intellectual property or other material property or asset that, in each case, is necessary at such time to the operation of the business of the Loan Parties (or Equity Interests in any Loan Party that owns any such Broadcast Licenses, Broadcast Stations, FCC Authorizations or any such material

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intellectual property or other material property or asset) that are, in each of the foregoing cases, owned by a Loan Party, may be transferred (whether as an Investment, Restricted Payment, Disposition or otherwise) in any respect, whether directly or indirectly or by one or more transactions (including pursuant the release of any Guaranty provided by any Guarantor), by any Loan Party to any Affiliate of the Borrower that is not a Loan Party, other than pursuant to non-exclusive royalty and/or licensing agreements made for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction).

Section 7.11. Total Net Leverage Ratio.

(a) As of the date that is thirty (30) days prior to the maturity date of the Existing RemainCo Unsecured Notes, Intermediate Parent and the Borrower shall not permit both (i) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period to be greater than [___] to 1.0015 and (ii) the aggregate outstanding principal amount of the Existing RemainCo Unsecured Notes to which such maturity date applies to exceed $50,000,000 on such date.

(b) As of the date that is thirty (30) days prior to the maturity date of the Existing RemainCo Secured Notes (5.250%), Intermediate Parent and the Borrower shall not permit both (i) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period to be greater than [___] to 1.0016 and (ii) the aggregate outstanding principal amount of Existing RemainCo Secured Notes (5.250%) to which such maturity date applies to exceed $50,000,000 on such date.

(c) As of the date that is thirty (30) days prior to the maturity date of the Existing RemainCo Secured Notes (4.750%), Intermediate Parent and the Borrower shall not permit both (i) the Consolidated Total Net Leverage Ratio as of the last day of the immediately preceding Test Period to be greater than [___] to 1.0017 and (ii) the aggregate outstanding principal amount of Existing RemainCo Secured Notes (4.750%) to which such maturity date applies to exceed $50,000,000 on such date.

Section 7.12. Change in Fiscal Year.

The Borrower shall not make any change in its fiscal year; provided that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders), in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13. Prepayments, Etc. of Indebtedness.

(a) Intermediate Parent shall not, nor shall Intermediate Parent permit any of its Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest of such Indebtedness shall be permitted) of any Indebtedness (i) that is or is required to be subordinated in right of payment to the Obligations, (ii) for borrowed money in an aggregate principal amount in excess of $20,000,000 that is unsecured (other than the Existing RemainCo Unsecured Notes or Existing RemainCo Secured Notes that become unsecured, which shall be Junior Financing for all purposes hereunder) and under which Intermediate Parent or a Guarantor is an obligor, (iii) that is secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Obligations or (iv) that constitutes Existing RemainCo Term Loans, Existing RemainCo Secured Notes or Existing RemainCo Unsecured Notes (the foregoing clauses (i), (ii), (iii) and (iv), collectively “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except:

[15]	NTD: To be set at a 20% EBITDA cushion to management’s projections.
[16]	NTD: To be set at a 20% EBITDA cushion to management’s projections.
[17]	NTD: To be set at a 20% EBITDA cushion to management’s projections.

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(i) (A) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g) or (s), is permitted pursuant to Section 7.03(g) or (s)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (B) the refinancing, redemption or repurchase of Existing RemainCo Term Loans, Existing RemainCo Secured Notes or Existing RemainCo Unsecured Notes with the proceeds of Permitted Junior Debt and (C) the refinancing, redemption or repurchase of Existing RemainCo Term Loans, Existing RemainCo Secured Notes or Existing RemainCo Unsecured Notes with the proceeds of Permitted RemainCo Junior Debt;

(ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Intermediate Parent or any of its direct or indirect parents,

(iii) the prepayment of Indebtedness of Parent or any of its Subsidiaries to Parent or any of its Subsidiaries to the extent not prohibited by the subordination provisions contained in the Intercompany Note or the RemainCo Intercompany Term Loan Credit Agreement, as applicable;

(iv) on and after the first day of the Non-Exclusive Period, so long as no Default or Event of Default is continuing or would result therefrom, unlimited prepayments of Junior Financing, in each case so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.25 to 1.00;

(v) exchanges of Existing RemainCo Term Loans in existence on the Closing Date for an exchange price not to exceed the then Applicable Existing RemainCo Term Loan Exchange Price of the face amount of the Existing RemainCo Term Loans so exchanged and consisting of consideration of 5.0% cash, [94.5]% Initial Term Loans (or other Term Loans with substantially the same terms as the Initial Term Loans) [and 0.5% New RemainCo Term Loans (or other term loans with substantially the same terms as the New RemainCo Term Loans)], plus the cash payment of accrued and unpaid interest on the principal amount of such Existing RemainCo Term Loans so exchanged, and otherwise effectuated pursuant to exchange agreement substantially consistent with the Exchange Agreement (any such exchange pursuant to this subclause (v), a “Specified Existing RemainCo Term Loan Exchange”);

(vi) exchanges of Existing RemainCo Secured Notes (6.375%) in existence on the Closing Date for an exchange price not to exceed the then Applicable Existing RemainCo Secured Notes (6.375%) Exchange Price of the face amount of the Existing RemainCo Secured Notes (6.375%) so exchanged and consisting of consideration of 5.0% cash and [94.5]% FinCo First Lien Notes (9.125%) (or other notes with substantially the same terms as the FinCo First Lien Notes (9.125%)) [and 0.5% New RemainCo First Lien Notes (or other notes with substantially the same terms as the New RemainCo First Lien Notes)], plus the cash payment of accrued and unpaid interest on the principal amount of such Existing RemainCo Secured Notes (6.375%) so exchanged (any such exchange pursuant to this subclause (vi), a “Specified Existing RemainCo Secured Notes (6.375%) Exchange”);

(vii) exchanges of Existing RemainCo Secured Notes (5.250%) in existence on the Closing Date for an exchange price not to exceed the then Applicable Existing RemainCo Secured Notes (5.250%) Exchange Price of the face amount of the Existing RemainCo Secured Notes (5.250%) so exchanged and consisting of consideration of [99.4%] FinCo First Lien Notes (7.750%) (or other notes with substantially the same terms as the FinCo First Lien Notes (7.750%)) [and [0.6%] New RemainCo First Lien Notes (or other notes with substantially the same terms as the New RemainCo First Lien Notes)], plus the cash payment of accrued and unpaid interest on the principal amount of such Existing RemainCo Secured Notes (5.250%) so exchanged (any such exchange pursuant to this subclause (vii), a “Specified Existing RemainCo Secured Notes (5.250%) Exchange”);

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(viii) exchanges of Existing RemainCo Secured Notes (4.750%) in existence on the Closing Date for an exchange price not to exceed the then Applicable Existing RemainCo Secured Notes (4.750%) Exchange Price of the face amount of the Existing RemainCo Secured Notes (4.750%) so exchanged and consisting of consideration of [99.4%] FinCo First Lien Notes (7.000%) (or other notes with substantially the same terms as the FinCo First Lien Notes (7.000%)) [and [0.6%] New RemainCo First Lien Notes (or other notes with substantially the same terms as the New RemainCo First Lien Notes)], plus the cash payment of accrued and unpaid interest on the principal amount of such Existing RemainCo Secured Notes (4.750%) so exchanged (any such exchange pursuant to this subclause (vii), a “Specified Existing RemainCo Secured Notes (4.750%) Exchange”);

(ix) exchanges of Existing RemainCo Unsecured Notes in existence on the Closing Date for an exchange price not to exceed the then Applicable Unsecured Notes (6.375%) Exchange Price of the face amount of the Existing RemainCo Unsecured Notes so exchanged and consisting of consideration of FinCo Second Lien Notes (or other notes with substantially the same terms as the FinCo Second Lien Notes), plus the cash payment of accrued and unpaid interest on the principal amount of such Existing RemainCo Unsecured Notes so exchanged (any such exchange pursuant to this subclause (vii), a “Specified Existing RemainCo Unsecured Notes Exchange”);

(x) on and after the first day of the Non-Exclusive Period, prepayments, redemptions, purchases, defeasances, exchanges and other payments in an aggregate amount not to exceed the sum of (i) $160,000,000 plus (ii) the Available Equity Amount;

(xi) on and after the first day of the Non-Exclusive Period, prepayments, redemptions, purchases, defeasances and other payments of the Existing RemainCo Term Loans or the Existing RemainCo Secured Notes (6.375%), in an unlimited amount at any time on or following the date that is 180 days prior to the maturity date of the Existing RemainCo Term Loans or the Existing RemainCo Secured Notes (6.375%), as applicable; and

(xii) on and after the first day of the Non-Exclusive Period, prepayments, redemptions, purchases, defeasances and other payments of:

(A) the Existing RemainCo Unsecured Notes (a) in an unlimited amount during the period from the date that is one hundred and eighty (180) days prior to the maturity date of the Existing RemainCo Unsecured Notes to (but excluding) the date that is thirty (30) days prior to the maturity date of the Existing RemainCo Unsecured Notes; provided that the Consolidated Total Net Leverage Ratio shall not exceed [___]18 to 1.00 on a Pro Forma Basis and (b) in an unlimited amount at any time on or following the date that is thirty (30) days prior to the maturity date of the Existing RemainCo Unsecured Notes;

(B) the Existing RemainCo Secured Notes (5.250%) (a) in an unlimited amount during the period from the date that is one hundred and eighty (180) days prior to the maturity date of the Existing RemainCo Secured Notes (5.250%) to (but excluding) the date that is thirty (30) days prior to the maturity date of the Existing RemainCo Secured Notes (5.250%); provided that the Consolidated Total Net Leverage Ratio shall not exceed [___]19 to 1.00 on a Pro Forma Basis and (b) in an unlimited amount at any time on or following the date that is thirty (30) days prior to the maturity date of the Existing RemainCo Secured Notes (5.250%); and

(C) the Existing RemainCo Secured Notes (4.750%) in an unlimited amount during the period from the date that is one hundred and eighty (180) days prior to the maturity date of the Existing RemainCo Secured Notes (4.750%) to (but excluding) the date that is thirty (30) days prior to the maturity date of the Existing RemainCo Secured Notes (4.750%); provided that the Consolidated Total Net Leverage Ratio shall not exceed [___]20 to 1.00 on a Pro Forma Basis and (b) in an unlimited amount at any time on or following the date that is thirty (30) days prior to the maturity date of the Existing RemainCo Secured Notes (4.750%).

[18]	NTD: To be set at a 20% EBITDA cushion to management’s projections.
[19]	NTD: To be set at a 20% EBITDA cushion to management’s projections.
[20]	NTD: To be set at a 20% EBITDA cushion to management’s projections.

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(b) Intermediate Parent shall not, nor shall it permit any of its Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (acting at the direction of the Required Lenders) (it being understood that any amendments or modifications to Junior Financing Documentation that cause any such Junior Financing to no longer satisfy the definition of “Permitted Junior Debt” shall be deemed materially adverse to the interests of the Lenders).

(c) Intermediate Parent shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest of such Indebtedness shall be permitted) the FinCo First Lien Notes (7.000%), FinCo First Lien Notes (7.750%), New RemainCo Term Loans or New RemainCo First Lien Notes (and, in each case, any successive Permitted Refinancings thereof or other Refinancings thereof) or Refinancings of the Existing RemainCo Term Loans or Existing RemainCo Notes except (i) as otherwise permitted pursuant to Section 7.13(a), (ii) prepayments, redemptions, purchases, defeasances and other payments in an aggregate amount not to exceed $40,000,000 during the term of this Agreement and (iii) other prepayments, redemptions, purchases, defeasances and other payments, in each case so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.50 to 1.00.

Section 7.14. Permitted Activities.

(a) The Borrower shall not conduct, transact or otherwise engage in any material business or operations (including any prepayments, redemptions, purchases, defeasances and other payments of Indebtedness); provided that the following shall be permitted in any event: (i) its ownership of the Equity Interests of its Subsidiaries; (ii) the entry into, and the performance of its obligations with respect to the Loan Documents, the FinCo First Lien Notes Documents, the FinCo Second Lien Notes Documents, any documentation relating to any Permitted Junior Debt, Permitted RemainCo Junior Debt and any documentation relating to any Permitted Refinancing of the foregoing; (iii) the consummation of the Transactions; (iv) Investments and the payment of dividends and distributions, in each case, permitted to be made to iHeart Media + Entertainment, Inc. in accordance with Section 7.17, the making of contributions to the capital of the Borrower’s Subsidiaries and Guarantees of Indebtedness set forth in clause (ii) above and the Guarantees of other obligations not constituting Indebtedness; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vi) the participation in tax, accounting and other administrative matters, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (vii) the holding of any cash and Cash Equivalents (but not operating any property) and (viii) the entry into and performance of its obligations with respect to contracts and other arrangements relating to the indemnification to officers, managers, directors and employees; and (ix) any activities incidental to the foregoing.

(b) Parent shall not conduct, transact or otherwise engage in any material business or operations (including any prepayments, redemptions, purchases, defeasances and other payments of Indebtedness); provided that the following shall be permitted in any event: (i) its ownership of the Equity Interests of Intermediate Parent; (ii) the entry into, and the performance of its obligations with respect to the Loan Documents, the Existing RemainCo Credit Agreement Documents, the New RemainCo Credit Agreement Documents, the New RemainCo First Lien Notes Documents, the ABL Loan Documents, the FinCo First Lien Notes Documents, the FinCo Second Lien Notes Documents, the Existing RemainCo Secured Notes Documents, the Existing RemainCo Unsecured Notes Documents, any documentation relating to any Permitted Junior Debt or Permitted RemainCo Junior Debt and any documentation relating to any Permitted Refinancing of the foregoing; (iii) the consummation of the Transactions; (iv) the payment of dividends and distributions permitted to be made to any direct or indirect parent of Parent, including iHeart, pursuant to the terms of this Agreement, the making of contributions to the capital of Intermediate Borrower and its Subsidiaries

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and Guarantees of Indebtedness set forth in clause (ii) above and the Guarantees of other obligations not constituting Indebtedness; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vi) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests) including converting into another type of legal entity; (vii) the participation in tax, accounting and other administrative matters, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (viii) the holding of any cash and Cash Equivalents (but not operating any property) and (ix) the entry into and performance of its obligations with respect to contracts and other arrangements relating to the indemnification to officers, managers, directors and employees; and (xii) any activities incidental to the foregoing.

Section 7.15. RemainCo Intercompany Term Loans.

The Borrower shall (i) not amend, amend and restate, supplement or modify, or enter into any waiver or forbearance with respect to, the RemainCo Intercompany Term Loan Documents or the formation or governance documents of the Borrower without the prior written consent of FinCo Controlling Required Lenders (except in the case of an amendment, waiver, supplement or other modification to effect administrative changes of a technical or immaterial nature or enhance the then-existing credit support (including by adding one or more additional guarantors and/or additional collateral), (ii) promptly follow the prior written directions of the FinCo Controlling Required Lenders with respect to any rights or obligations under the RemainCo Intercompany Term Loan Credit Agreement and the other RemainCo Intercompany Term Loan Documents, including with respect to the exercise of remedies, turnover of proceeds and voting on any plan of reorganization under a Debtor Relief Law, (iii) in its capacity as the “Lender” under the RemainCo Intercompany Term Loan Credit Agreement, promptly pass along such financial statements, notices and other written information it has received regarding the RemainCo Intercompany Loan Parties and their Subsidiaries and Affiliates in such capacity to the FinCo Controlling Agent (for further distribution to the applicable Lenders), (iv) to the extent any objection notices have been delivered by the Finco Controlling Required Lenders to the FinCo Controlling Agent and the Borrower as it relates to an equivalent provision under the RemainCo Intercompany Term Loan Credit Agreement, promptly pass along such notice to the administrative agent under the RemainCo Intercompany Term Loan Credit Agreement, (v) not assign its rights or obligations under the RemainCo Intercompany Term Loan Credit Agreement without the prior written consent of the FinCo Controlling Required Lenders and (vi) not exercise remedies under any RemainCo Intercompany Term Loan Document without the prior written consent of the FinCo Controlling Required Lenders.

Section 7.16. Intercompany Agreements.

Neither Parent, the Borrower nor any of its Subsidiaries shall amend, modify, change, waive, cancel or terminate any term or condition of the Tax Matters Agreement, the Corporate Services Agreement, Intercompany Services Agreements and/or the Use Agreement in a manner materially adverse to the interests of the FinCo Entities or the Lenders, taken as a whole, without the prior written consent of the FinCo Controlling Required Lenders.

Section 7.17. Transfers to RemainCo Entities.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, neither the Borrower nor any of its Subsidiaries shall transfer (whether as an Investment, Restricted Payment, Disposition or otherwise), directly or indirectly, any property or assets to any RemainCo Entity, other than pursuant to Sections 7.02(j), 7.06(m) and 7.05(e) (solely in respect of Investments permitted by 7.02(j) and Restricted Payments permitted by Section 7.06(m)); provided that nothing in this Section 7.17 shall prohibit the Loan Parties from performing their obligations under the Corporate Services Agreement, Intercompany Services Agreements, the Use Agreement or the Tax Matters Agreement. For the avoidance of doubt, to the extent this Section 7.17 conflicts with any other provision in this Agreement or any other Loan Document, this Section 7.17 shall control.

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ARTICLE VIII

Events of Default and Remedies

Section 8.01. Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Parent or any of its Subsidiaries, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above or (m)(iii) below) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Parent or any of its Subsidiaries herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Parent or any of its Subsidiaries, as applicable (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than (i) the ABL Facility, which shall be governed solely by clause (iii) hereof or (ii) Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount or in respect of the Existing RemainCo Term Loans, Existing RemainCo Secured Notes, Existing RemainCo Unsecured Notes or FinCo Senior Secured Notes or (A) fails to observe or perform any other agreement or condition relating to any such Indebtedness, after giving effect to all applicable grace periods, or any other event occurs (other than, with respect to (i) the ABL Facility, which shall be governed solely by clause (iii) hereof or (ii) Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that (i) this clause (e) shall not apply if such failure is remedied or waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article VIII, (ii) any event or condition set forth under this clause (e) shall not, until the expiration of any applicable grace period or the delivery of notice for the acceleration of the underlying Indebtedness by the applicable holder or holders of such Indebtedness, constitute a “Default” or “Event of Default” for purposes of this Agreement and (i) any breach of any covenant or the occurrence of any default with respect to any ABL Facility or any Permitted Refinancing thereof shall not constitute a “Default” or “Event of Default” with respect to any Term Loans unless and until the ABL Lenders have declared all amounts outstanding under the ABL Facility to be immediately due and payable and all outstanding commitments under the ABL Facility to be immediately terminated, and such declaration has not been rescinded on or before such date; or

(f) Insolvency Proceedings, Etc. Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

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(g) Inability to Pay Debts; Attachment. (i) Parent or any of its Subsidiaries (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Parent and its Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against Parent or any of its Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days from the entry thereof; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Sections 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or Parent or any of its Subsidiaries contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or Parent or any of its Subsidiaries denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. (i) Any Collateral Document or any material portion thereof, after delivery thereof pursuant to the Exchange Agreement or Sections 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof and thereof including as a result of a transaction not prohibited under this Agreement) cease to be in full force and effect and to create a valid and perfected Lien, with the priority required by this Agreement, the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to the Lien priority permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of Parent or any of its Subsidiaries in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) Parent or any of its Subsidiaries or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect could reasonably be expected to result.

(m) Intercompany Term Loans. (i) Any material provision of any RemainCo Intercompany Term Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder or as a result of acts or omissions by the administrative agent or collateral agent under the RemainCo Intercompany Term Loan Credit Agreement or the payment in full of the obligations thereunder (other than contingent indemnification obligations as to which no claim has been asserted)), ceases to be in full force and effect; or any RemainCo Intercompany Loan Party contests in writing the validity or enforceability of any provision of any RemainCo Intercompany Term Loan Document; or any RemainCo Intercompany Loan Party denies in writing that it has any or further liability or obligation under any provision of any RemainCo Intercompany Term Loan Document (other than as a result of payment in full of the obligations thereunder), or purports in writing to revoke or rescind any provision of any RemainCo Intercompany Term Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any RemainCo Intercompany Term Loan Document; (ii) any Lien purported to be created under any RemainCo Intercompany Term Loan Document in any material portion of the collateral

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securing the obligations thereunder shall cease to be, or shall be asserted by any party thereto or any other Person not to be, a valid and perfected Lien on a material portion of the collateral securing the obligations thereunder, with the priority required by the applicable RemainCo Intercompany Term Loan Document (other than as a result of acts or omissions by the administrative agent or collateral agent under the RemainCo Intercompany Term Loan Credit Agreement or the payment in full of the obligations thereunder) or (iii) the Borrower fails to perform or observe any term, covenant or agreement contained in Section 7.15 and such failure continues for two (2) Business Days after written notice thereof by the Administrative Agent to the Borrower.

Section 8.02. Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may (with the consent of the Required Lenders) and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) terminate the Aggregate Commitments;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the foregoing shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(iii) [reserved]; and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that, upon the occurrence of an Event of Default described in Section 8.01(f) with respect to Parent, the Borrower or any of their respective Subsidiaries that is not an Immaterial Subsidiary, (x) the Aggregate Commitments shall automatically terminate, and (y) the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (including the Prepayment Premium) shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Parent, the Borrower and their respective Subsidiaries.

Section 8.03. [Reserved].

Section 8.04. Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to any Intercreditor Agreements then in effect, be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III or Section 10.05) payable to the Administrative Agent or the Collateral Agent in its capacity as such and their Agent-Related Parties;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

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Fourth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law or as directed by a court of competent jurisdiction.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01. Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent and Collateral Agent (for purposes of this Section 9.01, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) hereunder and under the other Loan Documents and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders and, in each case, acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) [Reserved].

(c) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(d) Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

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(e) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.02. Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, so long as such selection was made in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03. Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to iHeart, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as an Agent or any of their respective Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent or any of their respective Affiliates under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, no Agent shall (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates and (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent (as applicable) shall be required to take

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any action that, in its opinion or the opinion of its counsel, may expose such Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

Section 9.04. Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

Section 9.05. Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice (it being understood that posting of such notice to the “private side” of the Platform shall be sufficient if (i) the Borrower determines that such notice contains material non-public information with respect to any of the Loan Parties or their securities and is not suitable for posting to “public” Lenders and (ii) such notice relates to Defaults (other than Events of Default); it being understood and agreed that the Administrative Agent shall post notices regarding Events of Default and payment Defaults to all Lenders). The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06. Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the

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business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07. Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by each Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the Lenders shall not affect the Loan Parties’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08. Agents in Their Individual Capacities.

Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though such Person were not an Agent and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America, N.A. and/or any of its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, Bank of America, N.A. and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include Bank of America, N.A. in its individual capacity. Any successor to Bank of America, N.A. as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Bank of America, N.A. under this paragraph.

Section 9.09. Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrower and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may

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appoint, with the consent of the Required Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and such Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and Required Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged, if not previously discharged pursuant to the foregoing sentence, from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10. Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

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Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Collateral and Guaranty Matters.

The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (iv) to the extent such asset constitutes an Excluded Asset (as defined in the Security Agreement) or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(u) or (w) (in the case of clause (w), to the extent required by the terms of the obligations secured by such Liens);

(c) that any Guarantor shall be automatically released from its obligations under the Guaranty in accordance with Section 11.10; and

(d) the Administrative Agent and/or the Collateral Agent may, without any further consent of any Lender, enter into (i) the FinCo First Lien Collateral Trust Agreement with the Other Debt Representative for any Indebtedness incurred pursuant to Section 7.03(g) and (u) that is secured on a pari passu basis with the Liens securing the Obligations and/or (ii) a FinCo Junior Lien Intercreditor Agreement with the Other Debt Representative for any Indebtedness incurred pursuant to Sections 7.03(g), (s) and (v) that is secured on a junior lien basis with the Liens securing the Obligations, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. The Administrative Agent and the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted. The FinCo First Lien Collateral Trust Agreement or the FinCo Junior Lien Intercreditor Agreement entered into by the Administrative Agent and/or Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Subject to Section 10.01, upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Section 9.12. Other Agents.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner”, “joint lead arranger”, “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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Section 9.13. Withholding Tax Indemnity.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed by such Lender, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid by the Administrative Agent as Taxes, together with all reasonable expenses incurred in connection therewith, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all other Obligations.

Section 9.14. Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

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Section 9.15. Lender Action.

(a) Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff (except to the extent permitted by Section 10.09), rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Guaranty or any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 9.15 are for the sole benefit of the Lenders and the Agents and shall not afford any right to, or constitute a defense available to, any Loan Party.

(b) Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document, the right of any Lender to bring suit for the enforcement of any payment of principal of, and premium (if any) or interest on, any Loan on or after the Maturity Date applicable thereto shall not be impaired or affected without the consent of such Lender.

Section 9.16. Intercreditor Agreements.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the priority of the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the FinCo First Lien Collateral Trust Agreement or the FinCo Junior Lien Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the FinCo First Lien Collateral Trust Agreement or the FinCo Junior Lien Intercreditor Agreement, on the other hand, the terms and provisions of the FinCo First Lien Collateral Trust Agreement or the FinCo Junior Lien Intercreditor Agreement, as the case may be, shall control (in each case, other than any clause in any Loan Document which grants a lien or security interest, which clause shall control), and (c) each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Administrative Agent and Collateral Agent to execute the the FinCo First Lien Collateral Trust Agreement or the FinCo Junior Lien Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

Section 9.17. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

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(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-Sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

Miscellaneous

Section 10.01. Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise part thereto; provided that failure to deliver such a copy shall not result in any Default or Event of Default nor affect the effectiveness of any such amendment, waiver or consent) and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clause (g) below, shall only require the consent of such Loan Party and the Required Facility Lenders under the applicable Facility, as applicable; provided, further, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.07 or 2.08 (or amend the definition of “Default” or “Event of Default” to exclude the failure to pay interest or principal on any date), or change any provision of Section 9.15(b) without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, or change the amount of principal or interest payable in cash on, or extend by more than ten (10) Business Days the grace period applicable to the payment of interest or any other amount in respect of, any Loan or (subject to clause (ii) of the first proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

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(d) change any provision of 10.01 or the definition of “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or similar provisions on substantially the same basis as the Initial Term Loans on the Closing Date);

(e) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more Facilities and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Facility (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of each such Facility, subject to the other clauses of this Section 10.01); provided that the waivers described in this clause (g) shall not require the consent of any Lenders other than the Required Facility Lenders under such Facility or Facilities;

(h) without the written consent of each Lender directly and adversely affected thereby, (A) subordinate or have the direct or indirect effect of subordinating (either through amendment or amendments to this Agreement or through the establishment of intercreditor, subordination or similar agreement(s) or arrangement(s) or otherwise) the Obligations in right of payment to any Indebtedness for borrowed money or (B) subordinate or have the direct or indirect effect of subordinating (either through amendment or amendments to this Agreement or through the establishment of intercreditor, subordination or similar agreement(s) or arrangement(s) or otherwise) any Liens on all or substantially all of the Collateral securing the Obligations to the Liens on all or substantially all of the Collateral securing any other Indebtedness for borrowed money (any such Indebtedness to which such Liens securing any of such obligations or such obligations, as applicable, are subordinated, “Senior Indebtedness”), in the case of each of clause (A) and (B), except (1) any Indebtedness that is expressly permitted by this Agreement as in effect on the Closing Date to rank senior in payment or lien priority to the Obligations or (2) in connection with a “debtor in possession” financing pursuant to Section 364 of the Bankruptcy Code (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction);

(i) waive, amend or modify the provisions of Section 2.05(b)(x), Section 2.13 or Section 8.04 in a manner that would by its terms alter the pro rata sharing or the order of applicable payments required thereby (or add or change any other provision of this Agreement that has the effect of making any such alteration to such provisions), or modify the definition of “Pro Rata Share”, without the consent of each Lender directly and adversely affected thereby;

(j) waive, amend or modify this Agreement or any Loan Document that would authorize the incurrence of additional Indebtedness under this Agreement for the primary purpose of influencing any voting threshold required under this Agreement in order to obtain consent to any transaction that would not otherwise be permitted prior to the incurrence of any such additional Indebtedness, without the consent of each Lender directly and adversely affected thereby;

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(k) Without the consent of the Supermajority (65%) Required Lenders:

(i) amend, modify or waive any provision of this Agreement that would permit additional transfers of assets from Loan Parties to Subsidiaries of Parent that are not Loan Parties, including any such provisions specified in Sections 7.02, 7.04, 7.05 and 7.06; or

(ii) amend, modify or waive any provision of the definition of “Excluded Subsidiary” in a manner that is material and adverse to the Lenders (other than for the purpose of effectuating a Liability Management Transaction);

(l) Without the consent of the Supermajority (90%) Required Lenders:

(i) amend, modify or waive any provisions of Section 11.10 in a manner that is material and adverse to the Lenders;

(ii) amend, modify or waive any provisions of the definition of “Excluded Subsidiary” in a manner that is material and adverse to Lenders;

(iii) permit the creation or existence of any Subsidiary or otherwise amend the definition of “Subsidiary” in a manner that would result in any Subsidiary or any other Person being “unrestricted” or otherwise generally excluded from the requirements, taken as a whole, applicable to Subsidiaries pursuant to the Loan Documents (including the covenants set forth in Article VII);

(iv) amend or modify Section 7.16 or 7.17 in a manner that is material and adverse to the Lenders;

(v) amend, modify or waive the Double-DIP Provision;

(vi) amend, modify or waive Section 7.10;

(vii) amend, modify or waive Section 7.15 or 8.01(m);

(viii) amend, modify or waive Section 10.07(m) in a manner that would permit purchases of Term Loans that are not open to all applicable Lenders on a pro rata basis; or

(ix) amend, modify or waive any requirement in this Agreement that an action be taken, or prohibiting an action from not being taken, for a bona fide business purpose (and not for the purpose of effectuating any Liability Management Transaction);

provided, further, that (i) [reserved]; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender and (v) no amendment, modification or waiver of this Agreement may involve the payment by the Borrower or any of its Subsidiaries, directly or indirectly (including, without limitation, through participation in any transaction in which the Borrower or any of its Affiliate participates) of any consideration,

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whether by way of interest, fee or otherwise, to any Lender for or as an inducement to such amendment, modification or waiver unless such consideration is offered to be paid or agreed to be paid to all Lenders which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, modification or waiver (other than the reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction).

Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended by the Administrative Agent, the Borrower and the Lenders providing any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans pursuant to an Incremental Amendment, Refinancing Amendment or Extension Amendment without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including, without limitation, in order to change or impose “MFN” pricing protection with respect to additional Loans and/or Commitments made after the date of such amendment) and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions of Section 2.14, 2.15 or 2.16, as applicable (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.14, 2.15 or 2.16, as applicable, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any FinCo First Lien Collateral Trust Agreement, any FinCo Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Credit Agreement Refinancing Debt, as expressly contemplated by the terms of such FinCo First Lien Collateral Trust Agreement, such FinCo Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (a) to correct or cure ambiguities, errors, omissions, defects, (b) to effect administrative changes of a technical or immaterial nature, (c) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (d) solely to add benefit to one or more existing Facilities, including increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule, in order to cause any Incremental Facility to be fungible with any existing Facility and (e) to add any financial covenant for the benefit of all Lenders or any Class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, and in each case of clauses (a), (b) and (c), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents; provided that, in any such case, such amendment, supplement or waiver shall become effective only if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) days following receipt of notice thereof.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14, Refinancing Amendment in accordance with Section 2.15 and Extension Amendment in accordance with Section 2.16 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

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Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or other electronic image scan transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, as follows:

(i) if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrower and the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent or the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic image scan communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(d) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

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(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent, any arranger or any of their respective Related Parties (the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise)) arising out of the Borrower’s, any other Loan Party’s or any Agent Party’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

Section 10.03. No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04. Attorney Costs and Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to (i) one counsel to the Administrative Agent, (ii) one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole and (iii) Davis Polk & Wardwell LLP as counsel to the Initial Consenting Holders (as defined in the Transaction Support Agreement) (including reasonable and documented out-of-pocket costs and expenses following the Closing Date in connection with post-closing obligations of the Loan Parties) and (b) from and after the Closing Date, (i) [reserved], and (ii) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of (i) one counsel to the Administrative Agent and the Collateral Agent, (ii) one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole, (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Persons and (iv) Davis Polk & Wardwell LLP as counsel to Initial Consenting Holders (as defined in the Transaction Support Agreement). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request;

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provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three Business Days of the Closing Date (except as otherwise reasonably agreed by the Borrower). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.05. Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent and one counsel to the Lenders taken as a whole and, if reasonably necessary, one local counsel for such Persons in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of the Transaction Support Agreement, any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether any such matter is initiated by a third party or by the Borrower, any of its Affiliates, creditors or equity holders or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any funding obligations, or a material breach in bad faith of any other obligations, under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role or as a letter of credit issuer under any Facility and other than any claims arising out of any act or omission of the Borrower or any of their Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential or exemplary damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Parent, the Borrower or any of their respective Subsidiaries. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of a Loan Party or Parent, any of their respective Affiliates, directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination

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that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.06. Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) and the first proviso to this Section 10.07(a) (such an assignee, which for the avoidance of doubt, shall not be a natural person, an “Eligible Assignee”) (A) [reserved]), (B) in the case of any Assignee that is the Borrower or any of its Subsidiaries, Section 10.07(m), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(p), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender (solely to the extent the list of Disqualified Lenders is available upon request to the Lenders), (ii) a natural Person or (iii) to the Borrower or any of its Subsidiaries (except pursuant to Section 2.05(a)(v) or Section 10.07(m)); provided that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall have objected thereto within five (5) Business Days after having received written notice thereof. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Lender.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and the last paragraph of this Section 10.07(b), any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) [reserved], (iii) if an Event of Default under Section 8.01(a) or, solely with respect to Parent, Intermediate Parent or the Borrower, Section 8.01(f) has occurred and is continuing or (iv) an assignment of all or a portion of the Loans pursuant to Section 10.07(l), Section 10.07(m) or Section 10.07(p);

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(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Loans pursuant to Section 10.07(m).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an $1,000,000 and shall be in increments of an amount of $1,000,000 in excess thereof (or, if less, the remaining portion of the assigning Lender’s Loans and/or Commitments under the applicable Facility) (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) other than in the case of assignments pursuant to Section 10.07(m), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Collateral Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(m), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d) The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower or another Subsidiary pursuant to Section 10.07(m) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register; provided that, with respect to each Initial Lender that has failed to comply with its obligations hereunder to provide a completed Administrative Questionnaire and any applicable tax forms required pursuant to Section 3.01(d) with respect to itself, the Administrative Agent shall not be required to accept any Assignment and Assumption nor record the information contained therein in the Register until such Initial Lender has provided a completed Administrative Questionnaire and any such applicable tax forms which are, in each case, reasonably satisfactory to the Administrative Agent. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time sell participations to any Person, subject to the proviso to Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each

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Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). No participation shall be effective unless it has been recorded in the Participant Register as provided in this Section 10.07(f); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(g) A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Sections 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

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(k) [Reserved].

(l) [Reserved].

(m) Any Lender may, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrower or any of their respective Subsidiaries through (x) Dutch auctions open to all applicable Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchases open to all applicable Lenders on a pro rata basis solely for cash or Refinancing Term Loans; provided that in connection with assignments pursuant to clause (y) above:

(i) if such Subsidiary is the assignee, upon such assignment, transfer or contribution, the Borrower or such Subsidiaries shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or

(ii) if the assignee is the Borrower (including through contribution or transfers set forth in clause (i) above) or another Subsidiary), (A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower or such Subsidiary shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(n) [Reserved].

(o) [Reserved].

(p) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document and all Term Loans, held by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

Section 10.08. Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that such Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner)

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unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that such Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of such Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Agents, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or its respective known Affiliates (so long as such source is not known to the disclosing Agent, such Lender or any of its Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Agents, such Lender or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from Parent or the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Parent, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, subject to the penultimate paragraph of Section 6.02, all information received after the Closing Date from the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Section 10.09. Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent and the Collateral Agent and their respective Affiliates, in respect of any unpaid fees, costs and expenses payable to it hereunder) is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower and each other Loan Party (on its own behalf and on behalf of each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such Agent or its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries (but excluding amounts held in payroll, employee benefits, tax, and other fiduciary or trust accounts) against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all

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amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent and the Collateral Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 10.10. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12. Integration; Termination.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13. Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

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Section 10.14. Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, PARENT, INTERMEDIATE PARENT, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, PARENT, INTERMEDIATE PARENT, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 10.17. Binding Effect.

This Agreement shall become effective when it shall have been executed by Parent, Intermediate Parent, the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date, the conditions set forth in Sections 4.01 and 4.02 have been satisfied or waived in accordance with this Agreement and the Administrative Agent shall have notified by each Lender on the Closing Date that each such Lender has executed it and, thereafter, shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18. USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

Each Loan Party acknowledges and agrees that each Lender and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Borrower or any Affiliate of the foregoing. Each Lender and any affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, the Borrower or any Affiliate of the foregoing. Some or all of the Lenders or the Agents may have directly or indirectly

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acquired certain equity interests (including warrants) in the Borrower or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to the Borrower or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, any Agent or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, the Agents or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by the Borrower or an Affiliate thereof.

Section 10.20. Electronic Execution of Assignments.

The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.21. Effect of Certain Inaccuracies.

In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02 was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within 15 days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01.

Section 10.22. Judgment Currency

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the Specified Currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the sum originally due to such Lender in the Specified Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Specified Currency so purchased exceeds the sum originally due to such Lender in the Specified Currency, such Lender agrees to remit such excess to the Borrower.

Section 10.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.24. FCC.

(a) Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, neither the Administrative Agent nor the Lenders, nor any of their agents, will take any action pursuant to any Loan Documents that would constitute or result in (i) any violation of the Communications Laws, or (ii) any assignment of any FCC Authorization or any transfer of control thereof, within the meaning of 310(d) of the Communications Act of 1934 or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC. Each of Parent, Intermediate Parent, the Borrower and their respective Subsidiaries will cooperate fully in the preparation and prosecution of such FCC applications as may be necessary to secure such approvals of the FCC for such assignments of licenses or transfers of control in a manner consistent with the Loan Documents.

Section 10.25. Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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(b) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

Guaranty

Section 11.01. The Guaranty.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety, to the Administrative Agent, for the benefit of the Secured Parties and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02. Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

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(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03. Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization, pursuant to any Debtor Relief Law or otherwise.

Section 11.04. Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) and the expiration or termination of the Aggregate Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of a Loan Party owing to a Subsidiary of Parent that is not a Loan Party permitted pursuant to Sections 7.03(b) or 7.03(d) shall be unsecured or subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

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Section 11.05. Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06. Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07. Continuing Guaranty.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08. General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09. Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.10. Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party (or a Person that is required to become a Loan Party as a result of such sale or other transfer) or (ii) any Guarantor becomes an Excluded Subsidiary, such Guarantor shall, upon the consummation of such sale or transfer or otherwise becoming an Excluded Subsidiary, as applicable, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of

161

the Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Guarantor’s expense, take such actions as are necessary or reasonably requested to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that no Guarantor shall be released from its obligations under the Guaranty as a result of such Person becoming an Excluded Subsidiary unless at the time such Guarantor ceases to be an Excluded Subsidiary, (1) no Event of Default shall have occurred and be continuing, (2) if such Guarantor became an Excluded Subsidiary as a result of such Person becoming a non-wholly owned Subsidiary of the Borrower, a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, a FSHCO or a Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a FSHCO, the primary purpose of the transaction by which such Guarantor ceases to be an Excluded Subsidiary was not to evade the obligations under the Guaranty and was consummated on an arms’ length basis with an unaffiliated third-party and (3) at the time of such release (after giving effect thereto), all outstanding Indebtedness of, and Investments in, such Guarantor would then be permitted to be made under in accordance with the relevant provisions of Sections 7.02 and 7.03 (with the Borrower being required to reclassify any such items in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by the applicable covenant).

When all Aggregate Commitments hereunder have terminated, and all Loans or other Obligations have been paid in full (other than contingent indemnification obligations not yet accrued and payable) hereunder, this Agreement, the other Loan Documents and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

Section 11.11. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Guarantor to the Agents, the Lenders and the other Secured Parties, and each Guarantor shall remain liable to the Agents, the Lenders and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Section 11.12. ORIGINAL ISSUE DISCOUNT LEGEND.

THE LOANS MAY BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE AGENT AT ITS ADDRESS AS SPECIFIED IN THIS AGREEMENT.

[Signature Pages Intentionally Omitted]

162

Exhibit 1-G

NEW ALTERNATIVE ENTERTAINMENT/COMMUNICATIONS INDENTURES TERM SHEET

Exhibit 1-G

New Secured Notes Economic Terms – Alternative Transaction

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, COVENANTS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE NOTES DESCRIBED HEREIN, WHICH NOTES WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE TERMS SET FORTH IN EXHIBIT 1-B TO THE TRANSACTION TERM SHEET. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE TRANSACTION TERM SHEET TO WHICH THIS EXHIBIT IS ATTACHED.

Issuer of Existing Notes	iHeart Communications, Inc. (“Communications”).

Title of Existing Notes Subject to Exchange Offer	6.375% Senior Secured Notes due 2026 (the “2026 Secured Notes”)	5.25% Senior Secured Notes due 2027 (the “2027 Secured Notes”)	4.75% Senior Secured Notes due 2028 (the “2028 Secured Notes”)	8.375% Senior Notes due 2027 (the “2027 Unsecured Notes”)

Exchange Consideration Offered / Consents

Exchange consideration as set forth in the Transaction Term Sheet.

Noteholders exchanging the 2026 Secured Notes must also consent to certain proposed amendments to the indenture governing the 2026 Secured Notes as described in Exhibit 1-E to the Transaction Term Sheet.

Exchange consideration as set forth in the Transaction Term Sheet.

Noteholders exchanging the 2027 Secured Notes must also consent to certain proposed amendments to the indenture governing the 2027 Secured Notes described in Exhibit 1-E to the Transaction Term Sheet.

Exchange consideration as set forth in the Transaction Term Sheet.

Noteholders exchanging the 2028 Secured Notes must also consent to certain proposed amendments to the indenture governing the 2028 Secured Notes described in Exhibit 1-E to the Transaction Term Sheet.

Exchange consideration as set forth in the Transaction Term Sheet.

Noteholders exchanging the 2027 Unsecured Notes must also consent to certain proposed amendments to the indenture governing the 2027 Unsecured Notes described in Exhibit 1-E to the Transaction Term Sheet.

Issuer of DD Notes Offered in Exchange Offer (as used with respect to each series of notes, the “Issuer”)	IH Media + Entertainment I, LLC (“DD Holdco”)			IH Media + Entertainment II, LLC (“DDCo”)

Ratings	Issuer to use commercially reasonable efforts to obtain ratings (but not any specific rating) by S&P and Moody’s within 45 days of the Issue Date.

Title of DD Notes Offered in Exchange Offer	9.125% First Lien Senior Secured Notes due 2029 (“DD 1L 2029 Secured Notes”)	7.750% First Lien Senior Secured Notes due 2030 (“DD 1L 2030 Secured Notes”)	7.000% First Lien Senior Secured Notes due 2031 (“DD 1L 2031 Secured Notes,” and together with the DD 1L 2029 Secured Notes and the DD 1L 2030 Secured Notes, the “DD 1L Secured Notes”)	10.875% Second Lien Senior Secured Notes due 2030 (“DD 2L Secured Notes,” and together with the DD 1L Secured Notes, the “DD Notes”)

Guarantors	Same guarantors as the DD 1L Term Loans.			Same guarantors as the DD 1L Term Loans, but excluding DDCo and including DD Holdco.

Maturity	May 1, 2029.	August 15, 2030.	January 15, 2031.	May 1, 2030.

Coupon	9.125%, which amount will be decreased by (i) 50bps upon achievement of B equivalent rating from S&P and Moody’s and (ii) an additional 25bps upon achievement of BB- equivalent rating from S&P or Moody’s	7.750%, which amount will be decreased by (i) 40bps upon achievement of B equivalent rating from S&P and Moody’s and (ii) an additional 20bps upon achievement of BB- equivalent rating from S&P or Moody’s	7.000%, which amount will be decreased by (i) 40bps upon achievement of B equivalent rating from S&P and Moody’s and (ii) an additional 20bps upon achievement of BB- equivalent rating from S&P or Moody’s	10.875%, which amount will be decreased by 75bps upon achievement of B- equivalent rating from S&P and Moody’s

Denominations / Multiple	$2,000 / $1		$2,000 / $1		$2,000 / $1		$2,000 / $1

Distribution	144A / Reg S (no registration rights)		144A / Reg S (no registration rights)		144A / Reg S (no registration rights)		144A / Reg S (no registration rights)

Interest Payment Dates	February 1 and August 1 of each year, commencing February 1, 2025		February 15 and August 15 of each year, commencing February 15, 2025		January 15 and July 15 of each year, commencing January 15, 2025		May 1 and November 1 of each year, commencing May 1, 2025

Holders	Holders of 2026 Secured Notes that elect to participate in the Exchange Offers and Consent Solicitations.		Holders of 2027 Secured Notes that elect to participate in the Exchange Offers and Consent Solicitations.		Holders of 2028 Secured Notes that elect to participate in the Exchange Offers and Consent Solicitations.		Holders of 2027 Unsecured Notes that elect to participate in the Exchange Offers and Consent Solicitations.

Collateral	Same collateral as the DD 1L Term Loans (the “DD Collateral”).

Priority

Same payment priority as the DD 1L Term Loans.

Same lien priority in respect of the DD Collateral as the DD 1L Term Loans, and subject to the intercreditor agreements and arrangements described in Exhibit 1-I to the Transaction Term Sheet.

Same payment priority as the DD 1L Term Loans.

Lien priority in respect of the DD Collateral to be on a junior to DD 1L Term Loans and DD 1L Secured Notes, and subject to the intercreditor agreements and arrangements described in Exhibit 1-I to the Transaction Term Sheet.

Issue Date	The date the notes of a series are issued (the “Issue Date”)

Optional Redemption	Make-whole redemption at T+50 bps prior to the second anniversary of the Issue Date, then:		Make-whole redemption at T+50 bps prior to the second anniversary of the Issue Date, then:		Make-whole redemption at T+50 bps prior to the second anniversary of the Issue Date, then:		Make-whole redemption at T+50 bps prior to the second anniversary of the Issue Date, then:

	Period:	Price:	Period:	Price:	Period:	Price:	Period:	Price:
	The second anniversary of the Issue Date to third anniversary of Issue Date	103.000%	The second anniversary of the Issue Date to third anniversary of Issue Date	105.8125%	The second anniversary of the Issue Date to third anniversary of Issue Date	103.5000%	The second anniversary of the Issue Date to third anniversary of Issue Date	105.43750%

	The third anniversary of the Issue Date to May 1, 2028	101.000%	The third anniversary of the Issue Date to May 1, 2028	101.9375%	The third anniversary of the Issue Date to May 1, 2028	101.7500%	The third anniversary of the Issue Date to May 1, 2028	102.71875%

	May 1, 2028 and thereafter	100.000%	May 1, 2028 and thereafter	100.0000%	May 1, 2028 and thereafter	100.0000%	May 1, 2028 and thereafter	100.00000%

Mandatory Repurchase Offers for Change of Control	Substantially consistent with the Documentation Precedent.

Bankruptcy Make-Whole	Substantially consistent with the DD 1L Term Loans.

2

ECF Sweep	Substantially consistent with equivalent provisions set forth in the DD 1L Term Loans.	N/A	N/A	N/A

Customary Asset Sale Covenant	Substantially consistent with the Documentation Precedent except as set forth in Exhibit 1-B to the Transaction Term Sheet.

Negative Covenants	Substantially consistent with the DD 1L Term Loans except as set forth in Exhibit 1-B to the Transaction Term Sheet.

Events of Default	Substantially consistent with the Documentation Precedent except as set forth in the Exhibit 1-B to the Transaction Term Sheet.

Documentation Precedent	The definitive documentation for the DD 1L 2029 Secured Notes shall be based on the indenture governing the 2028 Secured Notes and related documentation as in effect prior to the Consent Solicitations (the “Documentation Precedent”), with such changes as are necessary to align the negative covenants to the DD 1L Term Loans and as otherwise set forth in Exhibit 1-B to the Transaction Term Sheet.	The definitive documentation for the DD 1L 2030 Secured Notes shall be based on the Documentation Precedent, with such changes as are necessary to align the negative covenants to the DD 1L Term Loans and as otherwise set forth in Exhibit 1-B to the Transaction Term Sheet.	The definitive documentation for the DD 1L 2031 Secured Notes shall be based on the Documentation Precedent, with such changes as are necessary to align the negative covenants to the DD 1L Term Loans and as otherwise set forth in Exhibit 1-B to the Transaction Term Sheet.	The definitive documentation for the DD 2L Secured Notes shall be based on the Documentation Precedent, with such changes as are necessary to align the negative covenants to the DD 1L Term Loans and as otherwise set forth in Exhibit 1-B to the Transaction Term Sheet.

Governing Law and Forum	State of New York.	State of New York.	State of New York.	State of New York.

Miscellaneous				Noteholders exchanging the 2027 Unsecured Notes shall maintain rights and remedies as unsecured creditors; provided that in no event shall a holder of DD 2L Secured Notes, whether as a secured or unsecured creditor, (i) contest or challenge the validity, extent, perfection, priority, allowability or enforceability of any lien securing, or claim asserted with respect to, any first lien obligations (with reciprocal agreement by holders of first lien obligations) or (ii) enforce any rights or remedies against any shared collateral other than as contemplated by the intercreditor agreements described in Exhibit 1-I to the Transaction Term Sheet.

3

Issuer of DD Communications 1L 2030 Notes Offered in Exchange Offer (the “Issuer”)	Communications

Title of DD Communications 1L 2030 Notes Offered in Exchange Offer	7.750% First Lien Senior Secured Notes due 2030 (“DD Communications 1L 2030 Secured Notes”)

Ratings	Issuer to use commercially reasonable efforts to obtain ratings (but not any specific rating) by S&P and Moody’s within 45 days of the Issue Date.

Guarantors	Same guarantors as the DD Communications Term Loans.

Maturity	August 15, 2030.

Coupon	7.75%, which amount will be decreased by (i) 40bps upon achievement of B equivalent rating from S&P and Moody’s and (ii) an additional 20bps upon achievement of BB- equivalent rating from S&P or Moody’s.

Denominations / Multiple	$10 / $1

Distribution	144A / Reg S (no registration rights)

Interest Payment Dates	February 15 and August 15 of each year, commencing February 15, 2025

Holders	Holders of 2026 Secured Notes, 2027 Secured Notes and 2028 Secured Notes that elect to participate in the Exchange Offers and Consent Solicitations.

Collateral	Same collateral as DD Communications Term Loans (the “DD Communications Collateral”).

Priority	Same payment priority as the DD Communications Term Loans.

Same lien priority in respect of the DD Communications Collateral as the DD Communications Term Loans, and subject to the intercreditor agreements and arrangements described in Exhibit 1-I to the Transaction Term Sheet.

Issue Date	The date the DD Communications 1L 2030 Secured Notes are issued (the “Issue Date”).

Optional Redemption	Make-whole redemption at T+50 bps prior to the second anniversary of the Issue Date, then:

	Period:	Price:
	The second anniversary of the Issue Date to third anniversary of Issue Date	105.8125%
	The third anniversary of the Issue Date to May 1, 2028	101.9375%
	May 1, 2028 and thereafter	100.0000%

Provided that the DD Communications 1L 2030 Notes may only be redeemed if no 2028 Secured Notes are then outstanding.

Mandatory Repurchase Offers for Change of Control	None.

Bankruptcy Make-Whole	Substantially consistent with the DD 1L Secured Notes.

ECF Sweep	None.

4

Customary Asset Sale Covenant	None.

Negative Covenants	None.

Events of Default	Substantially consistent with the 2028 Secured Notes (post-closing and giving effect to proposed amendments), but to include a cross-default in respect of the DD 1L 2030 Secured Notes.

Documentation Precedent	The definitive documentation for the DD Communications 1L 2030 Secured Notes shall be based on the indenture governing the New 1L 2030 Secured Notes (with respect to this series, the “Documentation Precedent”), as modified to reflect the terms of the Transaction Term Sheet, this term sheet, the structure of the Drop Down Exchange Transactions and other changes to be agreed.

Governing Law and Forum	State of New York.

5

Exhibit 1-H

NEW ALTERNATIVE COMMUNICATIONS CREDIT AGREEMENT TERM SHEET

Exhibit 1-H

DD Communications Term Loans

Summary of Principal Terms and Conditions

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, COVENANTS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE FACILITY DESCRIBED HEREIN, WHICH FACILITY WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE TRANSACTION SUPPORT AGREEMENT TO WHICH THIS EXHIBIT IS ATTACHED AND THE OTHER EXHIBITS ATTACHED THERETO.

Borrower	iHeart Communications, Inc.

Administrative Agent	A financial institution to be agreed.

Maturity	May 1, 2029.

Pricing	The same as the DD 1L Term Loans.

Amortization	None.

Guarantors	Same as the 2028 Secured Notes.

Collateral	Same as the 2028 Secured Notes.

Priority	Pari passu with the 2028 Secured Notes

Documentation Precedent	The definitive documentation for the DD Communications Term Loans shall be based on the New Comprehensive Credit Agreement, as modified to reflect the terms of the Transaction Term Sheet, this term sheet, the structure of the Drop Down Exchange Transactions and other changes to be agreed.

Affirmative Covenants	Limited to additional guarantors and collateral to match the 2028 Secured Notes.

Negative Covenants	None.

Mandatory Prepayments	None.

Voluntary Prepayments / Call Premium	Same as the DD 1L Term Loans, except that the DD Communications Term Loans shall be non-callable until the 2028 Secured Notes have been redeemed in full.

Financial Covenants	None.

Events of Default	Non-payment of principal or interest; insolvency proceedings; cross-acceleration in respect of the 2028 Secured Notes.

Governing Law and Forum	State of New York.

Exhibit 1-I

NEW INTERCOMPANY LOAN CREDIT AGREEMENT TERM SHEET

Intercompany Loan

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, COVENANTS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE FACILITY DESCRIBED HEREIN, WHICH FACILITY WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE TRANSACTION SUPPORT AGREEMENT TO WHICH THIS EXHIBIT IS ATTACHED AND THE OTHER EXHIBITS ATTACHED THERETO.

Borrower	iHeartMedia + Entertainment, Inc. (the “Borrower”)

Administrative Agent	An administrative agent and collateral agent for the Intercompany Loan Facility (as defined below) chosen by the Borrower and reasonably acceptable to the Required Consenting Holders (in such capacity, the “Administrative Agent”).

Facility	A first lien senior secured term loan facility in an initial aggregate principal amount determined in accordance with the methodology set forth on Annex I hereto (the “Intercompany Loan Facility”).

Maturity	January 15, 2031.

Lender	DD HoldCo

Guarantors

As of the closing date, the Company and each direct and indirect subsidiary of the Company that was a guarantor under the Existing Debt immediately prior to the consummation of the Drop Down Exchange Transactions and, following the closing date, other direct or indirect subsidiaries of the Company subject to exceptions consistent with the Documentation Principles (together with the Borrower, the “IC Loan Parties”).

Notwithstanding the foregoing, DD HoldCo and each of its subsidiaries (the “DDCo Entities”) shall not be a guarantor under the Intercompany Loan Agreement (as defined below).

Collateral	All amounts owing by the Borrower under the Intercompany Loan Facility and by the Guarantors in respect thereof will be secured by a valid and perfected security interest in, with the priority described below under the heading “Priority,” and a lien on substantially all tangible and intangible personal property of the IC Loan Parties, in each case, subject to materiality qualifiers, exceptions and limitations that are consistent with Documentation Principles.

Priority	As described in the Transaction Term Sheet.

Documentation Precedent	The definitive documentation for the Intercompany Loan Facility will be evidenced by an intercompany term loan agreement (the “Intercompany Loan Agreement”), which shall be based on the New Comprehensive Credit Agreement (the “Documentation Precedent”), as modified to reflect the terms of the Transaction Term Sheet, this term sheet (including Schedule 1 and Schedule 2 attached hereto), the structure of the Drop Down Exchange Transactions and other changes to be agreed (the “Documentation Principles”).

Financial Definitions

Substantially the same as the New Alternative Entertainment I Credit Agreement, subject to the Documentation Principles.

For the avoidance of doubt, the financial definitions in the Intercompany Loan Agreement shall include the financial performance of the DDCo entities.

Incremental Facilities	The Borrower shall be permitted to incur incremental term loans (“Incremental Facilities”) under the Intercompany Loan Agreement in connection with investments permitted to be made by the DDCo Entities under the New Alternative Entertainment I Credit Agreement, the proceeds of which shall be used as permitted on terms and conditions to be agreed.

Pricing	An interest rate equal to 15.0% per annum, of which 10.0% shall be payable in cash and 5.0% payable in-kind; provided that the Borrower may elect to pay PIK interest in cash up to $150,000,000 per annum for debt service in respect of the Existing Debt that is not exchanged.

Default Interest	The Intercompany Loans shall bear interest during the continuance of a Default or Event of Default at the applicable interest rate plus 2.0% per annum, and with respect to any overdue principal or interest, the interest rate applicable to the Intercompany Loans plus an additional 2.0% per annum, in each case, automatically upon the occurrence and during the continuance of any Event of Default.

Amortization	None.

Mandatory Prepayments	Substantially the same as the Documentation Precedent, subject to the Documentation Principles, provided that (i) except that the asset sale sweep shall not apply to dispositions made by the DDCo Entities and (ii) any prepayment of the “Term Loans” under the New Alternative Entertainment I Credit Agreement or Other Applicable Indebtedness (as defined in the New Alternative Entertainment I Credit Agreement) with “Excess Cash Flow” shall reduce the Applicable ECF Amount under the Intercompany Loan Agreement on a dollar-for-dollar basis.

Call Protection	Non-callable for life (and subject to the payment of a make-whole premium consistent with the Documentation Principles, including in connection with the commencement of any insolvency proceeding).

Representations and Warranties	Substantially the same as the Documentation Precedent (including any exceptions and limitations applicable thereto), except that the representations and warranties set forth in the Intercompany Loan Agreement shall not apply to the DDCo Entities.

Affirmative Covenants	Substantially the same as the Documentation Precedent (including any exceptions and limitations applicable thereto), subject to the Documentation Principles, except that the affirmative covenants set forth in the Intercompany Loan Agreement shall not apply to the DDCo Entities.

2

Negative Covenants	Substantially the same as the Documentation Precedent (including any exceptions and limitations applicable thereto), subject to the Documentation Principles; provided that (i) the baskets, exceptions and/or thresholds set forth on Schedule 2 shall be calculated net of utilization by the DDCo Entities, as applicable, (ii) the negative covenants set forth in the Intercompany Loan Agreement shall not apply to the DDCo Entities and (iii) there shall be no limitation on investments made by Holdings and its subsidiaries (other than the DDCo Entities) in the DDCo Entities that are “Loan Parties” under the New Alternative Entertainment I Credit Agreement.

Financial Covenants	None.

Events of Default	Substantially the same as the Documentation Precedent (including any exceptions and limitations applicable thereto), subject to the Documentation Principles, except that the events of default set forth in the Intercompany Loan Agreement shall not apply to the DDCo Entities.

Remedies	Substantially the same as the Documentation Precedent, subject to the Documentation Principles, provided that the Administrative Agent and the Collateral Agent shall only be permitted to exercise remedies (including credit bidding) at the direction of the Lender, acting at the direction of the FinCo Controlling Agent (as defined in the New Alternative Entertainment I Credit Agreement) acting at the direction of the FinCo Controlling Required Lenders (as defined in the New Alternative Entertainment I Credit Agreement); provided, further, that following an event of default, proceeds shall be turned over to the holders of DDCo Debt in accordance with the intercreditor and collateral documentation governing the DDCo Debt.

Voting	No amendment, waiver, supplement or other modification of the Intercompany Loan Agreement or any other loan documentation in respect thereof shall be effective unless (i) signed by the Lender (or by the Administrative Agent at the instruction of the Lender) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and (ii) except in the case of an amendment, waiver, supplement or other modification to effect administrative changes of a technical or immaterial nature or enhance the then-existing credit support (including by adding one or more additional guarantors and/or additional collateral), the FinCo Controlling Agent (acting at the direction of the FinCo Controlling Required Lenders) shall have provided its written consent to such waiver, amendment, supplement or other modification.

Expenses and Indemnifications	Substantially the same as the Documentation Precedent, subject to the Documentation Principles.

Governing Law and Forum	State of New York.

Assignments and Participations

Neither the Borrower nor the Lender may assign their rights or obligations without the consent of the other party, the Administrative Agent and the FinCo Controlling Agent (acting at the direction of the FinCo Controlling Required Lenders).

The holders of the DDCo Debt shall be express third-party beneficiaries of the Intercompany Loan Agreement and related documentation and may enforce any provision that is expressly in their favor, subject to applicable intercreditor agreements.

3

Schedule 1

Specified Negative Covenants

1.	7.01(w) (acquisition liens): none;

2.	“Available Non-Loan Party Investment Amount”: $25,000,000;

3.	7.02(i) (“Permitted Acquisition” investments): none

4.	7.02(n) (general investments): $50,000,000 ($20,000,000 of which may be invested in non-Loan Parties);

5.	7.02(x) (ratio investments): none;

6.	7.03(g) (acquisition debt): none; and

7.	“Specified Refinancing Term Loans” and “Exchange Term Loans”: none.

Schedule 2

1.	7.01(cc) (general liens)

2.	7.03(e) (purchase money / capital leases debt

3.	7.03(m) (general debt)

Annex I

($ in millions)
Exchanged Debt to UnSub
Term Loan Exchanged Debt	$1,812	A*B*(1-C)
(+) 2026 Secured Notes Exchanged Dent	634	A*B *(1-C)
(+) 2027 Unsecured Notes Exchanged Debt	597	A* B *(1-C)
(+) 2027 Secured Notes Exchanged Debt	449	A* B *(1-C)
(+) 2028 Secured Note Exchanged Dent	128	A * R *(1-C)
(-) RemainCo Exchanged Debt	(16)	E
Exchanged Debt to UnSub	$3,604	F
Illustrative UnSub Collateral Value	$1,684	G
I/C Loan	$2,990	F - G+ H

Memo: Investment Capacity
Investment Capacity	$1,070 H

A	B	C	D	E
Total Debt $	Participation %	Cash Paydown%	RemainCo Exchange %	RemainCo Exchanges
$2,265	84.2%	5.0%	0.5%	$10
800	83.4%	5.0%	0.5%	3
916	65.2%	—	—	—
750	59.9%	—	0.5%	2
500	25.6%	—	0.5%	1

$5,232				$16	A*B*D

Exhibit 1-J

FORM OF AMENDED COMPREHENSIVE ABL CREDIT AGREEMENT

Exhibit 1-J

ABL CREDIT AGREEMENT

Dated as of May 17, 2022,

as amended by Amendment No. 1 to ABL Credit Agreement, dated as of November 6, 2024

Among

IHEARTMEDIA CAPITAL I, LLC,

as Holdings,

IHEARTCOMMUNICATIONS, INC.,

as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer,

and

THE OTHER LENDERS AND L/C ISSUERS PARTY HERETO FROM TIME TO TIME

BOFA SECURITIES, INC.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

PNC CAPITAL MARKETS LLC

CITIBANK, N.A.

AND

RBC CAPITAL MARKETS1,

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

ii

iii

iv

SECTION 11.05	Remedies	188
SECTION 11.06	Instrument for the Payment of Money	188
SECTION 11.07	Continuing Guaranty	188
SECTION 11.08	General Limitation on Guarantee Obligations	188
SECTION 11.09	Information	189
SECTION 11.10	Release of Guarantors	189
SECTION 11.11	Right of Contribution	189

v

SCHEDULES
1.01A	Commitments
1.01B-1	Closing Date Collateral Documents
1.01B-2	Identified Assets
1.01C	Unrestricted Subsidiaries
2.03	Existing Letters of Credit
5.05	Certain Liabilities
5.06	Litigation
5.07	FCC Authorizations
5.08	Ownership of Property
5.09	Environmental Matters
5.10	Taxes
5.12	Subsidiaries and Other Equity Investments
6.17	Post-Closing Covenants
7.02(f)	Existing Investments
7.02(y)	Existing Joint Ventures
7.05(s)	Dispositions
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Letter of Credit Issuance Request
C	Swingline Line Notice
D-1	Revolving Credit Note
D-2	Swing Line Note
E-1	Compliance Certificate
E-2	Solvency Certificate
F	Assignment and Assumption
G	Security Agreement
H	Borrowing Base Certificate
I	Intercompany Note
J	[Reserved]
K-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
K-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
K-3	United States Tax Compliance Certificate (Foreign Partnership Lenders)
K-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
L	Administrative Questionnaire

vi

CREDIT AGREEMENT

This ABL CREDIT AGREEMENT (as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”) is entered into as of May 17, 2022, among IHEARTCOMMUNICATIONS, INC., a Texas corporation (the “Borrower”), IHEARTMEDIA CAPITAL I, LLC, a Delaware limited liability company (“Holdings”), BANK OF AMERICA, N.A., as Administrative Agent, the Swing Line Lender and an L/C Issuer, and each other lender, Swing Line Lender and L/C Issuer from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1. The Borrower, Holdings and certain of the Subsidiary Guarantors (as defined herein) are party to that certain ABL Credit Agreement, dated as of May 1, 2019, by and among Holdings, the Borrower, the other guarantors party thereto from time to time, Citibank, N.A., as the Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer (as such terms are therein defined), and the other Lenders and L/C Issuers party thereto from time to time (as such terms are therein defined) (the “Existing ABL Credit Agreement”).

2. The Lenders have agreed to extend credit in the form of the Revolving Credit Facility in an initial aggregate principal amount of $450,000,000, subject to the terms and conditions set forth herein.

3. The Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“20-Day Specified Excess Availability” means the average daily amount of Specified Excess Availability during the 20-consecutive day period immediately preceding the proposed transaction for which Specified Excess Availability is being measured.

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of May 1, 2019, among, inter alios, Citibank, N.A., as ABL Collateral Agent, the Term Facility Collateral Agent and U.S. Bank, National Association, as Notes Collateral Agent, as modified by that certain Successor Agent Agreement, dated as of February 3, 2020, by and among Citibank, N.A., Bank of America, N.A. and the Borrower, as amended by that certain Amendment No. 1 to ABL Intercreditor Agreement, dated as of the Closing Date among Bank of America, as ABL Collateral Agent, the Borrower and the Guarantors party thereto (the “Amendment No. 1 to ABL Intercreditor Agreement”), that certain Joinder Agreement No. 1, dated as of the First Amendment Effective Date, by the administrative agent with respect to the Term Facility, the trustee with respect to the First Lien Notes (7.00%), the trustee with respect to the First Lien Notes (7.75%), the trustee with respect to the First Lien Notes (9.125%) and the trustee with respect to the Second Lien Notes and as may be further amended, restated, modified, supplemented, replaced or refinanced from time to time.

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“Account(s)” means collectively (i) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services by any Loan Party or any of its Subsidiaries in the course of their respective operations, (ii) without duplication, any “account” (as that term is defined in the UCC), any accounts receivable, any “payment intangibles” (as that term is defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, of any Loan Party or any of its Subsidiaries in each case arising in the course of their respective operations, (iii) all accounts, contract rights, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under any of the Loan Documents in respect of the foregoing, (iv) all information and data compiled or derived by any Secured Party or to which any Secured Party is entitled in respect of or related to the foregoing, (v) all collateral security of any kind, given by any Account Debtor or any other Person to any Secured Party, with respect to any of the foregoing and (vi) all proceeds of the foregoing.

“Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Acquired Borrowing Base Collateral” has the meaning set forth in the definition of “Borrowing Base.”

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Eligible CC Receivables” has the meaning set forth in the definition of “Borrowing Base.”

“Acquired Eligible Trade Receivables” has the meaning set forth in the definition of “Borrowing Base.”

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Acquisition Date” has the meaning set forth in the definition of “Borrowing Base.”

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit L or such other form as may be supplied from time to time by the Administrative Agent.

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“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amendment No. 1” means that certain Amendment No. 1 to ABL Credit Agreement, dated as of November 6, 2024, by and among the Administrative Agent, the Lenders party thereto, and the Loan Parties party thereto.

“Anti-Corruption Laws” has the meaning set forth in Section 5.19(a).

“Applicable Adjusted Percentage” means, with respect to any Revolving Credit Lender at any time, its percentage of the Revolving Credit Facility computed as set forth in the definition of “Applicable Percentage” but with reference only to the Revolving Credit Commitments of all Non-Defaulting Lenders at such time. Absent the existence of one or more Defaulting Lenders at any time of determination, the Applicable Adjusted Percentage of each Revolving Credit Lender shall equal its Applicable Percentage. The Applicable Adjusted Percentage of each Revolving Credit Lender shall adjust automatically whenever a Lender Default occurs or ceases to exist.

“Applicable Fee Rate” means (i) prior to the delivery of a Borrowing Base Certificate, 0.25% per annum and (ii) on and after the delivery of a Borrowing Base Certificate, the applicable percentage per annum set forth below determined by reference to the average daily Revolving Credit Exposure for the immediately preceding fiscal quarter:

Pricing Level	Average daily Revolving Credit Exposure (as a percentage of Revolving Credit Commitments)	Applicable Fee Rate
I	≥ 50%	0.25%
II	< 50%	0.375%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Average daily Revolving Credit Exposure shall become effective as of the first calendar day of each fiscal quarter. Average daily Revolving Credit Exposure shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificate (including any required financial

3

information in support thereof) of the Borrower is not received by the Administrative Agent by the date required pursuant to Section 6.16 of this Agreement, then upon the request of the Administrative Agent, the Applicable Rate shall be determined as if the average daily Revolving Credit Exposure for the immediately preceding fiscal quarter is at Level II until such time as such Borrowing Base Certificate and supporting information are received.

“Applicable Percentage” means, for any Revolving Credit Lender, with respect to payments, computations and other matters relating to the Revolving Credit Commitments or Revolving Credit Loans, L/C Obligations, Protective Advances or Swing Line Loans, a percentage equal to a fraction (i) the numerator of which is the Revolving Credit Commitment of such Revolving Credit Lender and (ii) the denominator of which is the aggregate Revolving Credit Commitments of all the Revolving Credit Lenders (or, if the aggregate Revolving Credit Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Credit Lender’s share of the aggregate Revolving Credit Exposure).

“Applicable Rate” means with respect to any Loan, the applicable rate per annum set forth in the pricing grid below under the caption “Term SOFR Loans and Eurocurrency Rate Loans” or “Base Rate Loans,” as the case may be, based upon the daily Average Excess Availability for the most recent fiscal quarter of the Borrower; provided that, for the period commencing on the Closing Date to, and including, the last day of the first fiscal quarter ending after the Closing Date, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level I:

Level	Average Excess Availability (as a percentage of the Line Cap)		Term SOFR Loans and Eurocurrency Rate Loans	Base Rate Loans Including Swing Line Loans and Protective Advances
I	≥ 66%		1.75%	0.75%
II	< 66	% but ≥ 33%	2.00%	1.00%
III	< 33%		2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Average Excess Availability shall become effective as of the first calendar day of each fiscal quarter. Average Excess Availability shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificate (including any required financial information in support thereof) of the Borrower is not received by the Administrative Agent by the date required pursuant to Section 6.16 of this Agreement, then upon the request of the Administrative Agent, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level III until such time as such Borrowing Base Certificate and supporting information are received.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any Borrowings and payments in any Approved Foreign Currency, the local time in New York as shall be reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment. In advance of the initial borrowing of a Revolving Credit Loan or issuance of a Letter of Credit, in each case, in any Approved Foreign Currency, the Administrative Agent or the applicable L/C Issuer, as applicable, shall provide the Borrower and Revolving Credit Lenders with written notice of the Applicable Time for any borrowings and payments

4

in such Approved Foreign Currency. In the event no such notice is delivered by the Administrative Agent, the Borrower and any Revolving Credit Lender shall be required to make any borrowings and payments in accordance with the times specified herein for borrowings and payments in Dollars.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Counterparty” means (a) any Agent, Lender or any Affiliate of an Agent or Lender (i) at the time it entered into a Swap Contract or a Treasury Services Agreement with Holdings or any other Loan Party, as applicable, in its capacity as a party thereto or (ii) with respect to a Swap Contract or a Treasury Services Agreement in effect as of the Closing Date, as of the Closing Date, as applicable, in its capacity as a party thereto, and in the case of clause (i) or (ii) notwithstanding whether such Approved Counterparty may cease to be an Agent, Lender or an Affiliate of an Agent or Lender thereafter, as applicable, (b) any other Person that has entered into a Swap Contract or a Treasury Services Agreement with Holdings or any Restricted Subsidiary, as applicable and identified in writing to the Administrative Agent or (c) any assignee of a Person that was itself an Approved Counterparty with respect to a Swap Contract or a Treasury Services Agreement at the time of the assignment thereof, in its capacity as a party to such Swap Contract or Treasury Services Agreement.

“Approved Currency” means each of (i) Dollars and (ii) any other currency that is approved in accordance with Section 1.09.

“Approved Currency Loans” means Loans denominated in any Approved Currency.

“Approved Foreign Currency” means any Approved Currency other than Dollars.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of Holdings as of each of December 31, 2021, 2020 and 2019 and related consolidated statements of income, stockholders’ equity and cash flows of Holdings for the fiscal years ended December 31, 2021, 2020 and 2019.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

5

“Availability Conditions” shall be deemed to be satisfied only if:

(i) the Revolving Credit Exposure of each Revolving Credit Lender does not exceed such Revolving Credit Lender’s Revolving Credit Commitment; and

(ii) Excess Availability shall be greater than $0.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender pursuant to Section 2.06 and (iii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender to make Revolving Credit Loans, the termination of the commitment of the Swing Line Lender to make Swing Line Loans and of the obligations of each L/C Issuer to make L/C Credit Extensions pursuant to Section 2.03.

“Availability Reserve” means, without duplication, (x) the Bank Product Reserves, (y) the Earlier Maturing Indebtedness Reserves and (z) such other reserves that are not otherwise expressly addressed or excluded through eligibility criteria, in such amounts and with respect to such matters as may be imposed from time to time in accordance with and subject to the provisions of Section 2.18.

“Available Commitments” means, at any time, an amount equal to (i) the lesser of (a) the aggregate Revolving Credit Commitments at such time and (b) the Borrowing Base at such time minus (ii) Revolving Credit Exposure of all Revolving Credit Lenders at such time.

“Average Excess Availability” means, on any date of determination, the amount of Excess Availability during a stipulated consecutive Business Day period, calendar day period or fiscal quarter period divided by the number of Business Days or calendar days, as the case may be, in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas Houston Division (such court, together with any other court having exclusive jurisdiction over the Case from time to time and any Federal appellate court thereof).

“Bankruptcy Plan” means that certain Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code in the Bankruptcy Court on October 18, 2018 [Docket No. 1632] (together with all schedules, documents and exhibits contained therein, as amended, supplemented, modified or waived from time to time).

6

“Bank Product” means any of the following products, services or facilities extended to any Loan Party: (i) services provided under any Treasury Services Agreement and (ii) products provided under Secured Hedge Agreements; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 8.04, the applicable Secured Party must have previously provided written notice to the Administrative Agent of (x) the existence of such Bank Product, (y) (A) with respect to any services provided under any Treasury Services Agreement, the maximum dollar amount of obligations arising thereunder or (B) with respect to products provided under Secured Hedge Agreements, the Swap Termination Value (such applicable amount in the case of clause (A) and clause (B), the “Bank Product Amount”) and (z) whether such Bank Product constitutes Pari Passu Bank Product Obligations (in which case such notice shall be agreed to by the applicable Loan Party); provided, however, that no such notice from the Borrower shall be required with respect to any Bank Products provided by Bank of America (and its Affiliates). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and the Borrower, as long as, in the case of an increase with respect to Pari Passu Bank Product Obligations, such increase would not result in Excess Availability being less than $0.

“Bank Product Amount” has the meaning specified in the definition of “Bank Product”.

“Bank Product Debt” means Indebtedness and other obligations of a Loan Party relating to Bank Products.

“Bank Product Reserves” means the aggregate amount of reserves established by the Administrative Agent from time to time in respect of Pari Passu Bank Product Obligations, which reserves shall not exceed the amount of the Bank Product Amount set forth in written notice from the applicable Secured Party for each Pari Passu Bank Product. The amount of any Bank Product Reserve established by the Administrative Agent (x) shall be in an amount equal to the Pari Passu Bank Product Obligation that is the basis for such reserve as determined by the Administrative Agent in its Permitted Discretion and (y) shall not be duplicative of other reserves then in effect.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

7

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing of a particular Class, as the context may require.

“Borrowing Base” means, on any date, an amount equal to (a) the Trade Receivables Component plus (b) the Credit Card Receivables Component plus (c) the Qualified Cash Component (provided that for purposes of calculating any “trigger” herein (including the Covenant Trigger Period), Qualified Cash shall not account for more than 5.0% of the Borrowing Base) minus (d) any Availability Reserves. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to this Agreement (or, in the case of the Borrowing Base as of the Closing Date, the Borrowing Base as most recently determined pursuant to the Existing ABL Credit Agreement), in each case, after giving effect to any Availability Reserves that have been established from time to time and adjustments to the Qualified Cash Component from time to time in accordance with Section 6.19(g).

In addition, in connection with any Permitted Acquisition or other Investment, the Borrower may submit a Borrowing Base Certificate reflecting a calculation of the Borrowing Base that includes Eligible Trade Receivables and Eligible Credit Card Receivables acquired in connection with such Permitted Acquisition or other Investment (the “Acquired Eligible Trade Receivables” and “Acquired Eligible CC Receivables”, respectively, and collectively, the “Acquired Borrowing Base Collateral”) and, from and after the Acquisition Date (as defined below), the Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion of a field examination with respect to such Acquired Eligible Trade Receivables and Acquired Eligible CC Receivables, such adjustment to the Borrowing Base shall be limited to (i) from the date such Permitted Acquisition or other Investment is consummated (the “Acquisition Date”) until the date that is ninety (90) days after the Acquisition Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), the sum of (x) 75% of Acquired Eligible Trade Receivables and (y) 75% of the Acquired Eligible CC Receivables; provided that from the 91st day following the Acquisition Date (or such later day as the Administrative Agent may agree in its sole discretion), the Borrowing Base shall be calculated without reference to the Acquired Eligible Trade Receivables and the Acquired Eligible CC Receivables; it being understood and agreed that there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such field examination on or prior to the dates indicated above.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit H or consistent with the borrowing base certificate under the Existing ABL Credit Agreement, in each case, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“Broadcast Licenses” means the main station licenses issued by the FCC or any foreign Governmental Authority and held by the Borrower or any of its Restricted Subsidiaries for the Broadcast Stations operated by the Borrower or any of its Restricted Subsidiaries.

“Broadcast Stations” means each full-service AM or FM radio broadcast station or full-service television broadcast station now or hereafter owned and operated by the Borrower or any of its Restricted Subsidiaries.

8

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by Holdings and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings and its Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of Holdings or its Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of Holdings as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases or finance leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under generally accepted accounting principles as of January 1, 2015, notwithstanding any modifications or interpretive changes thereto that may have occurred thereafter.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries. “Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g).

“Cash Dominion Period” means (a) the period from the date Specified Excess Availability shall have been, for five (5) consecutive Business Days, less than the greater of (i) $40,000,000 and (ii) 10.0% of the Line Cap, to the date Specified Excess Availability shall have been at least equal to the greater of (i) $40,000,000 and (ii) 10.0% of the Line Cap for twenty (20) consecutive calendar days or (b) following the occurrence of Specified Event of Default, the period during which such Specified Event of Default has occurred and is continuing.

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“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Restricted Subsidiary:

(1) Dollars;

(2) such local currencies held by Holdings or any Restricted Subsidiary from time to time in the ordinary course of business (including without limitation Sterling, euro, AUD or any national currency of any participating member state of the Economic and Monetary Union);

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

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(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Cash Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, that is paid or payable currently in cash, excluding (A) any costs associated with obtaining, or breakage costs in respect of, Swap Contracts, (B) any fees and expenses associated with any permitted dispositions and asset sales, acquisitions and Investments, equity issuances or issuances of Indebtedness (in each case, whether or not consummated), any annual agency fees with respect to Indebtedness and the Transactions, in each case, otherwise included in total interest expense), (C) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, and (D) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Swap Contract or any other derivative instrument and/or any payment obligation arising under any Swap Contract or derivative instrument other than any interest rate Hedge or interest rate derivative instrument with respect to Indebtedness minus (b) consolidated total interest income for such period plus (c) dividends on Disqualified Equity Interests (including, for the avoidance, the iHeart Operations Preferred Stock) to the extent required to be paid in cash. For purposes of this definition, interest in respect of any Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Leases in accordance with the definition thereof.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

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“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“CFC” means a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” shall be deemed to occur if:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall have acquired beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 50% or more on a fully diluted basis of the voting interest in Parent’s Equity Interests;

(b) a “change of control” (or similar event) shall occur under the Term Facility, any First Lien Notes Indenture, the Second Lien Notes Indenture, the Existing Term Loan Credit Agreement or any Existing Secured Notes Indenture; or

(c) Holdings shall cease to own directly or indirectly 100% of the Equity Interests of the Borrower.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of Equity Interests will not cause a party to be a beneficial owner.

“Chattel Paper” has the meaning set forth in the Uniform Commercial Code.

“City Code” has the meaning set forth in Section 1.03(c).

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Extended Revolving Credit Commitments of a given Extension Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series. Revolving Credit Commitments and Extended Revolving Credit Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of three Classes of revolving credit facilities under this Agreement at any time outstanding.

“Closing Date” means May 17, 2022, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.03.

“CME” means CME Group Benchmark Administration Limited.

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“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) all the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” or similar term as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted or purported to be granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 6.11 or Section 6.13, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed pursuant to the Guaranty by (i) Holdings, (ii) any Electing Guarantor and (iii) each direct and indirect Restricted Subsidiary of Holdings (other than any Excluded Subsidiary); and

(c) after the Closing Date, each Restricted Subsidiary of Holdings that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Sections 6.11 or 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of Holdings that Guarantees (or is the borrower or issuer with respect to) the Term Facility, the First Lien Notes, the Second Lien Notes, the Existing Term Loans, the Existing Secured Notes, the Existing Unsecured Notes, or any Junior Financing or any Permitted Refinancing of any of the foregoing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, mortgages on or taking other actions with respect to the following: (i) other than in the case of any Electing Guarantors, any property or assets owned by any Excluded Subsidiary, (ii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iii) any interest in fee-owned real property or leased real property, (iv) Excluded Contracts, (v) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code, (vi) Margin Stock and Equity Interests of any Person or Subsidiaries of the Borrower, (vii) any IP Rights, (viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to Holdings and any Restricted Subsidiaries of

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Holdings, as determined in the reasonable judgment of the Borrower in consultation with the Administrative Agent, (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provisions of the Uniform Commercial Code and other applicable Law, (x) pledges and security interests prohibited or restricted by applicable Law whether on the Closing Date or thereafter (including any requirement to obtain the consent of any Governmental Authority or third party), (xi) all commercial tort claims in an amount less than $15,000,000 in the aggregate, (xii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xiii) any particular assets if, in the reasonable judgment of the Administrative Agent and the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents, (xiv) Excluded Accounts (other than those described in clauses (iii) and (iv) thereof), (xv) any segregated funds held in escrow for the benefit of an unaffiliated third party (including such funds in Escrow), (xvi) any FCC Authorizations; (xvii) any deposit accounts designated by the Borrower by written notice to the Administrative Agent and containing solely of the proceeds of the Fixed Asset Collateral; and (xviii) proceeds from any and all of the foregoing assets described in the clauses above to the extent such proceeds would otherwise be excluded pursuant the clauses above (collectively, the “Excluded Assets”);

(B) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents;

(C) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents; and

(D) general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Foreign Subsidiary to provide a Guaranty or Collateral or may require that the Guaranty or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Borrower and the Administrative Agent.

“Collateral Documents” means, collectively, the Security Agreement, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Collateral Proceeds Account” has the meaning given to such term in the ABL Intercreditor Agreement.

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“Commitment” means a Revolving Credit Commitment or Extended Revolving Credit Commitment of a given Extension Series (which shall include an Extended Revolving Credit Commitment), as the context may require.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans or Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of Holdings.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Communications Laws” means the Communications Act of 1934, as amended, and the FCC’s rules, regulations, published orders and published and promulgated policy statements, all as may be amended from time to time.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E-1.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(1) increased (without duplication) by the following, in each case (other than with respect to clauses (h), (k) and (p)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income, profits or capital gains of Holdings and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes

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and any penalties and interest related to such taxes or arising from tax examinations), and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(i) through (viii) in the definition thereof); plus

(c) the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of Holdings and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(d) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), costs and expenses for Permitted Tax Restructurings, start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any non-cash write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) Holdings may elect not to add back such non-cash charge in the current period and (B) to the extent Holdings elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(g) the amount of any fees, compensation and indemnities and expenses paid to the members of the board of directors (or the equivalent thereof) of the Borrower or any of its parent entities; plus

(h) the amount of (x) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions generated from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings) within 24 months after the Closing Date (including from any actions taken in whole or in part prior to the Closing Date), net the amount of actual benefits realized during such period from such actions and (y) pro forma

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“run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives generated from actions that have been taken or with respect to which substantial steps have been taken (in each case, including prior to the Closing Date) or are expected to be taken (in the good faith determination of Holdings) within 24 months after a merger or other business combination, acquisition, investment, disposition or divestiture is consummated or generated by actions (including restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives) that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings), in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of such period, as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of Holdings and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (h) to the extent duplicative of any synergies, expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period or any period; provided further that the aggregate amount of add backs made pursuant to this clause (h)(y) shall not exceed an amount equal to 30% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (calculated before giving effect to any adjustments pursuant to this clause (h)(y) and excluding amounts in compliance with Regulation S-X of the Exchange Act); plus

(i) [reserved]; plus

(j) any costs or expense incurred by Holdings or a Restricted Subsidiary or a parent entity of Holdings to the extent paid by Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Equity Interest) solely to the extent that such net cash proceeds are excluded from the calculation of Cumulative Credit; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of Holdings or a Restricted Subsidiary, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Holdings; plus

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(m) 100% of the increase in Deferred Revenue as of the end of such period from Deferred Revenue as of the beginning of such period (or minus 100% of any such decrease); plus

(n) amortization of development advance payments which were made with the objective of increasing the number of clients or customers; plus;

(o) [reserved]; plus

(p) the amount of net cost savings and net cash flow effect of revenue enhancements related to New Contracts projected by Holdings in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or revenue enhancements shall be subject only to certification by management of Holdings and shall be calculated on a Pro Forma Basis as though such cost savings or revenue enhancements had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or revenue enhancements are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or revenue enhancements shall be added pursuant to this clause (p) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (d) above with respect to such period; provided that the aggregate amount of add backs made relating to New Contracts in respect of which no revenues have been received during such period pursuant to this clause (p) shall not exceed an amount equal to 5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (p)),

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of Holdings for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(b) any net income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Holdings.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of, or closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by Holdings or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”),

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based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition”, compliance with the covenant set forth in Section 7.13 and the calculation of Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Interest Coverage Ratio and Fixed Charge Coverage Ratio, but without limiting the adjustments included in the definition of Consolidated EBITDA, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).

“Consolidated First Lien Net Debt” means Consolidated Total Net Debt that is secured by a Lien on the Collateral or the Fixed Asset Collateral that is pari passu with or senior to the Liens securing the Obligations or the Term Loan Obligations, respectively.

“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Interest Coverage Ratio” means, with respect to any four-quarter period, the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such period to (b) Consolidated Interest Expense, to the extent payable in cash, for Holdings and its Restricted Subsidiaries for such period.

“Consolidated Interest Expense” means, for any period:

(1) the sum, without duplication, of consolidated interest expense of Holdings and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of OID resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness and (f) cash interest expense of Indebtedness for which the proceeds are held in Escrow (except, excluding the interest expense in respect thereof that is covered by such proceeds held in Escrow), and excluding (i) costs associated with obtaining Swap Obligations, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (iii) penalties and interest relating to taxes, (iv) any “additional interest” or “liquidated damages” with respect to the Senior Secured Notes or the Existing Notes or other securities for failure to timely comply with registration rights obligations, (v) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and

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expenses and discounted liabilities, (vi) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date including annual agency fees paid pursuant to the administrative agents and collateral agents under this Agreement or other credit facilities, (vii) [reserved] and (viii) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus

(2) consolidated capitalized interest of Holdings and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of Holdings and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs and expenses for Permitted Tax Restructurings, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber contract sales) or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(5) the net income for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period;

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(6) the net income for such period of any Restricted Subsidiary (other than the Borrower or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of Holdings and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein (other than Excluded Contributions);

(7) [reserved];

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans, roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of Holdings or any of its direct or indirect parent companies, shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Secured Notes and other securities, the syndication and incurrence of loans under the Term Facility and the syndication and incurrence of any Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Secured Notes, the Term Facility, the Existing Term Loans, the Existing Secured Notes, the Existing Unsecured Notes and other securities and any Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;

(12) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twenty four months after the closing of any acquisition that are so required to be established

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as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded; provided that amounts paid in respect of such accruals and reserves shall be deducted from Consolidated Net Income when paid in cash;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within three hundred sixty-five (365) days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gains or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

(16) [reserved]; and

(17) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of Holdings and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement to the extent such expenses and charges reduced Consolidated Net Income.

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“Consolidated Secured Net Debt” means Consolidated Total Net Debt that is secured by a Lien on the Collateral or the Fixed Asset Collateral or that is secured by any Lien on any other property or assets of Holdings or any Restricted Subsidiary.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of (i) Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money plus (ii) purchase money indebtedness, Attributable Indebtedness and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments (but, in each case of this clause (a), excluding for the avoidance of doubt, any obligations in respect of the iHeart Operations Preferred Stock with a liquidation preference or stated value not to exceed the greater of (x) 250,000,000 and (y) 3.0% of Total Assets as of the last day of the then most recently ended Test Period), minus (b) the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of Holdings and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn, (ii) of Unrestricted Subsidiaries and (iii) incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent and for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the relevant Person (it being understood that in any event, any such proceeds subject to such Escrow shall be deemed to constitute “restricted cash” for purposes of cash netting) (provided that such Escrow is secured only by proceeds of such Indebtedness and the proceeds thereof shall be promptly applied to satisfy and discharge such Indebtedness if the definitive agreement for such transaction is terminated prior to the consummation thereof); it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

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“Covenant Fixed Charges” means the sum of (a) Cash Interest Expense and (b) Scheduled Principal Payments.

“Covenant Trigger Period” means the period (a) commencing on the day after the period of two (2) consecutive Business Days during which Specified Excess Availability is less than the greater of (x) 10.0% of the Line Cap at such time and (y) $40,000,000 and (b) continuing until the first period of twenty (20) consecutive days, at all times during which Specified Excess Availability for each day during such 20-day period has been greater than or equal to the greater of (x) 10.0% of the Line Cap at such time and (y) $40,000,000.

“Covered Party” has the meaning set forth in Section 10.25(a).

“Credit Card Receivables” has the meaning specified in the definition of “Eligible Credit Card Receivables”.

“Credit Card Receivables Component” means for purposes of determining the Borrowing Base, the face amount of Eligible Credit Card Receivables multiplied by 90.0%.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) [reserved]; plus

(b) [reserved]; plus

(c) to the extent not otherwise reflected in Consolidated Net Income, the cumulative amount of cash and Cash Equivalent proceeds (other than Excluded Contributions) from (i) the sale of Equity Interests (other than any Disqualified Equity Interests) of Holdings or any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and (ii) the common Equity Interests of Holdings or any direct or indirect parent of Holdings (other than Disqualified Equity Interests of the Borrower) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of Holdings or any Restricted Subsidiary of Holdings owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, in each case, not previously applied for a purpose other than use in the Cumulative Credit (including, for the avoidance of doubt, for the purposes of Section 7.03(m)(ii)); plus

(d) to the extent not otherwise reflected in Consolidated Net Income, 100% of the aggregate amount of contributions to the common capital (other than from a Restricted Subsidiary) of Holdings received in cash and Cash Equivalents after the Closing Date (other than Excluded Contributions), in each case, not previously applied for a purpose other than use in the Cumulative Credit (including, for the avoidance of doubt, for the purposes of Section 7.03(m)(ii)); plus

(e) 100% of the aggregate amount received by Holdings or any Restricted Subsidiary of Holdings in cash and Cash Equivalents from:

(A) the sale (other than to Holdings or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or any minority investments, or

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(B) any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority investment (except to the extent increasing Consolidated Net Income and excluding Excluded Contributions), or

(C) any interest, returns of principal payments and similar payments by an Unrestricted Subsidiary or received in respect of any minority investments (except to the extent increasing Consolidated Net Income), plus

(f) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, the fair market value of the Investments of Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 7.02(n)(III), plus

(g) to the extent not already included in Consolidated Net Income, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Holdings or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02(n)(III); plus

(h)  100% of the aggregate amount of any prepayments of the Term Loans (as defined in the Term Loan Credit Agreement) that are refused by the Lenders (as defined in the Term Loan Credit Agreement) and retained by the Borrower in accordance with Section 2.05(b)(ix) of the Term Loan Credit Agreement (as in effect on the First Amendment Effective Date); plus

(i) [reserved]; minus

(j) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(III) after the Closing Date and prior to such time; minus

(k) any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h)(ii) after the Closing Date and prior to such time; minus

(l)  any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.14(a) after the Closing Date and prior to such time.

“Daily Simple SOFR” means with respect to any applicable determination date means SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then Daily Simple SOFR means SOFR that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties (other than any Collateral Proceeds Account). All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral, and the Agents or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other

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applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including in case of the Borrower (a) a winding-up, administration or dissolution including, without limitation, bankruptcy, insolvency, voluntary or involuntary liquidation, composition with creditors , moratorium or reprieve from payment, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and/or (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer being appointed.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan or a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deferred Revenue” means the amount of long or short term deferred revenue of Holdings and its Restricted Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

“Deposit Account Control Agreements” has the meaning set forth in Section 6.19(b).

“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that (x) “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person and (y) no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 7.05 unless the net cash proceeds resulting from such transaction or series of transactions shall exceed $50,000,000.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations

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related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration or termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) such Persons that have been specified in writing to the Administrative Agent prior to the Closing Date, as being “Disqualified Lenders” and made available to any Lender upon request and (b) any Person who is a bona fide competitor identified in writing to the Administrative Agent prior to the date hereof, as such list of bona fide competitors may be updated by the Borrower (by furnishing such updates to the Administrative Agent in writing) from time to time thereafter, and (c) any Affiliate of each such Person referred to in clause (a) or (b) that is identified in writing to the Administrative Agent from time to time and, in each case, any Affiliate of each such Person that is clearly identifiable on the basis of such Affiliate’s name (in each case, other than bona fide fixed income investors or debt funds that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business). No updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any Person that has previously validly acquired an assignment or participation in respect of any Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders; provided that any such Person will deemed to become a Disqualified Lender as soon as such Person ceases to hold any such Loans hereunder.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event.”

“Disqualifying Event” has the meaning set forth in the definition of “Eligible Currency.”

“Dollar” and “$” mean lawful money of the United States.

“Dominion Account” means any DDA (other than an Excluded Account) of a Loan Party at Bank of America or its Affiliates or branches, in each case which is subject to the sole dominion and control of the Administrative Agent pursuant to a Deposit Account Control Agreement.

“Drawing” has the meaning specified in Section 2.03(c)(i).

“Dollar Denominated Letter of Credit” means any Letter of Credit denominated in Dollars.

“Dollar Denominated Loan” means any Loan incurred in Dollars.

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“Dollar Equivalent” means, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount of an Approved Currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Approved Currency last provided (either by publication or otherwise provided to the Administrative Agent or the relevant L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the relevant L/C Issuer, as applicable using any method of determination it deems appropriate in its sole discretion).

“Earlier Maturing Indebtedness Reserves” means the aggregate amount of reserves established by the Administrative Agent from time to time in respect of any Indebtedness having (x) a scheduled maturity date that is prior to the Latest Maturity Date and (y) an outstanding aggregate principal amount in excess of the Earlier Maturing Indebtedness Reserves Threshold Amount on the date that is ninety-one (91) days prior to the scheduled maturity date thereof. The amount of any Earlier Maturing Indebtedness Reserve established by the Administrative Agent (x) shall be in an amount equal to the outstanding aggregate principal amount of the relevant Indebtedness and (y) shall not be duplicative of other reserves then in effect.

“Earlier Maturing Indebtedness Reserves Threshold Amount” means $75,000,000.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantor” means any Excluded Subsidiary that at the option, and in the sole discretion, of Holdings has been designated as a Guarantor (solely during the time of such designation); provided that such Excluded Subsidiary shall not become a Guarantor until the Administrative Agent shall have received and be satisfied with all documentation and other information reasonably requested by it under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

“Electronic Copy” has the meaning specified in Section 10.20.

“Electronic Record” has the meaning specified in Section 10.20.

“Electronic Signature” has the meaning specified in Section 10.20.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

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“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency other than Dollars as an Approved Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Approved Currency other than Dollars) or the relevant L/C Issuer (in the case of any Letter of Credit to be denominated in an Approved Currency other than Dollars), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Approved Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days of the Borrower’s receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Eligible Credit Card Receivables” shall mean, as of any date of determination, Accounts due to the Loan Parties from major credit card and debit card processors (including, but not limited to, JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that arise in the ordinary course of business and that have been earned by performance (“Credit Card Receivables”) and that are not excluded as ineligible by virtue of one or more of the criteria set forth below, except that none of the following (determined without duplication) shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its Permitted Discretion;

(b) Accounts with respect to which the applicable Loan Party does not have good and valid title, free and clear of any Lien (other than Liens permitted hereunder pursuant to Section 7.01);

(c) Accounts as to which the Collateral Agent’s Lien attached thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to Section 7.01 that are junior in priority to the Collateral Agent’s Lien, other than any such permitted Liens that as a matter of law have priority over the Collateral Agent’s Lien;

(d) Accounts that are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback);

(e) except as otherwise approved by the Administrative Agent, Accounts as to which the credit card processor has the right under certain circumstances to require the applicable Loan Party to repurchase the Accounts from such credit card or debit card processor; and

(f) except as otherwise approved by the Administrative Agent, Accounts arising from any private label credit card program of the applicable Loan Party.

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Notwithstanding the foregoing, no Credit Card Receivables shall constitute Eligible Credit Card Receivables unless and until the Security Agreement and the ABL Intercreditor Agreement have been amended, each in form and substance reasonably satisfactory to the Administrative Agent, to clarify that Credit Card Receivables constitute Collateral (as defined in the Security Agreement) and Intercreditor Collateral (as defined in the ABL Intercreditor Agreement).

“Eligible Trade Receivables” means, as of any date of determination thereof, the aggregate amount of all Accounts (excluding Eligible Credit Card Receivables) due to the Loan Parties, except to the extent that (determined without duplication):

(a) except as provided in clause (u) of this definition, such Account does not arise from the sale of goods, intellectual property or advertising, or the performance of services by such Loan Party in the ordinary course of its business;

(b) (i) the applicable Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever or (ii) as to which the applicable Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) any defense, counterclaim, setoff or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;

(d) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods to or services rendered for the applicable Account Debtor;

(e) an invoice, in form and substance consistent with the applicable Loan Party’s credit and collection policies, or otherwise reasonably acceptable to the Administrative Agent in its Permitted Discretion (it being understood that the forms used by the applicable Loan Party on the Closing Date are satisfactory to the Administrative Agent), has not been prepared and sent to the applicable Account Debtor in respect of such Account prior to being reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);

(f) such Account (i) is not owned by the applicable Loan Party or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to Section 7.01;

(g) such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of the applicable Loan Party (other than Accounts arising from the sale of goods, intellectual property or advertising, or provision of services delivered to such Account Debtor in the ordinary course of business), (ii) a natural person or (iii) only if such Account obligation has not been incurred in the ordinary course or on arms’ length terms, to any entity that has any common officer or director with the applicable Loan Party;

(h) Accounts subject to a partial payment plan;

(i) the applicable Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to the applicable Loan Party but only to the extent of the potential offset;

(j) upon the occurrence of any of the following with respect to such Account:

(i) the Account is not paid within (A) with respect to Accounts due from advertising agencies, one hundred twenty (120) days past the original invoice date and (B) with respect to all other Accounts, ninety (90) days past the original invoice date;

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(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(iii) any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; or

(iv) with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(k) such Account is the obligation of an Account Debtor from whom 50% or more of the aggregate amount of all Accounts owing by that Account Debtor are ineligible under clause (j)(i) of this definition;

(l) such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 15% of all Eligible Trade Receivables (but only the extent of such excess);

(m) such Account is one as to which the Collateral Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to Section 7.01 that are junior in priority to the Collateral Agent’s Lien, other than any such permitted Liens that as a matter of law have priority over the Collateral Agent’s Lien;

(n) such Account is evidenced by a judgment, Instrument or Chattel Paper (other than Instruments or Chattel Paper that are held by the applicable Loan Party or that have been delivered to the Administrative Agent);

(o) such Account is payable in any currency other than Dollars;

(p) Accounts with respect to which the Account Debtor is a Person unless: (i) the Account Debtor’s billing address is in the United States or (ii) the Account Debtor is organized under the laws of the United States, any state thereof or the District of Columbia;

(q) such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof;

(r) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(s) such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by the applicable Loan Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

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(t) such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit the applicable Loan Party to seek judicial enforcement in such state of payment of such Account, unless the applicable Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(u) subject to the provisions with respect to Acquired Borrowing Base Collateral, such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the Permitted Discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof);

(v) Accounts which are subject to a credit that has been earned but not taken, subject to reduction as a result of an unapplied deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback;

(w) that represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis; or

(x) any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue in any respect).

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that a Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (h) any Foreign Benefit Event; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party.

“ESG” has the meaning set forth in Section 2.19(a).

“ESG Amendment” has the meaning set forth in Section 2.19(a).

“ESG Pricing Provisions” has the meaning set forth in Section 2.19(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Eurocurrency Rate” means with respect to any Eurocurrency Rate Loans denominated in any Approved Foreign Currency, the rate per annum as designated with respect to such Approved Foreign Currency at the time such Approved Foreign Currency is approved by the Administrative Agent (in consultation with the Borrower) and the Lenders pursuant to Section 1.09 plus the adjustment (if any) determined by the Administrative Agent (in consultation with the Borrower) and the relevant Lenders pursuant to Section 1.09.

Notwithstanding the foregoing, the Eurocurrency Rate in respect of any applicable Interest Period shall be deemed to be not less than 0.00% per annum in all cases. If the “Eurocurrency Rate” is not ascertainable after the application of such interpolation under this definition, Section 3.03 shall determine the Eurocurrency Rate.

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“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in any Approved Foreign Currency.

“Eurocurrency Rate Replacement Date” has the meaning specified in Section 3.03.

“Eurocurrency Rate Schedule Unavailability Date” has the meaning specified in Section 3.03.

“Eurocurrency Rate Successor Rate” has the meaning specified in Section 3.03.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Availability” means, as of any time of determination thereof, the amount by which the Line Cap exceeds the aggregate Revolving Credit Exposure.

“Excess Borrowing Base” means the amount, if any, by which the Borrowing Base exceeds the Revolving Credit Commitments.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the applicable Administrative Agent or the L/C Issuer, as the case may be, and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the applicable Administrative Agent or the L/C Issuer, as the case may be, in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later.

“Excluded Accounts” means (i) any deposit account, securities account, commodities account or other account of any Loan Party (and all cash, Cash Equivalents and other securities or investments held therein) exclusively used for all or any of the following purposes: payroll, employee benefits or customs, (ii) accounts used exclusively for the purposes of compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon, (iii) cash accounts of any Loan Party, the deposits in which shall not at any time aggregate to more than $20,000,000 (or such greater amount to which the Administrative Agent may agree) for all such cash accounts, (iv) accounts the balance of which is swept at the end of each Business Day into a DDA subject to a Deposit Account Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such DDA is swept into another DDA subject to a Deposit Account Control Agreement) without the consent of the Collateral Agent, (v) tax accounts, including, without limitation, sales tax accounts, and any tax benefits, (vi) accounts into which governmental receivables are deposited, (vii) fiduciary or trust accounts, (viii) any deposit accounts designated by the Borrower by written notice to the Administrative Agent and containing solely of the proceeds of the Fixed Asset Collateral, (ix) escrow accounts permitted under this Agreement (including in connection with any letter of intent or purchase agreement with respect to any Investment or other acquisition of assets or Disposition) and (x) in the case of clauses (i) through (ix), the funds or other property held in or maintained in any such account.

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“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirements”.

“Excluded Contract” means, at any date, any rights or interest of the Borrower or any Guarantor under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not the Borrower or any Guarantor, or any requirement of law, then prohibits, or requires any consent, unless such consent is first obtained, or establishes any other condition, unless such condition is first fulfilled, for or would terminate because of an assignment thereof or a grant of a security interest therein by the Borrower or a Guarantor; provided that (i) rights under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings after the Closing Date from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments (A) from Unrestricted Subsidiaries and any of their Subsidiaries, (B) received in respect of any minority investments and (C) from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings or any of its Subsidiaries) of Equity Interests (other than Disqualified Equity Interests and preferred stock) of Holdings;

in each case to the extent designated as Excluded Contributions by Holdings within one hundred eighty (180) days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be; provided such amounts may only be designated as Excluded Contributions by Holdings to the extent such amounts were Not Otherwise Applied prior to such date.

“Excluded Subsidiary” means (a) any Subsidiary of Holdings that is not, directly or indirectly, a wholly-owned Subsidiary of Holdings, (b) any Subsidiary of a Guarantor that does not have total assets in excess of 5.0% of Total Assets or 5.0% of revenues for Holdings and its Restricted Subsidiaries in each case, individually or in the aggregate with all other Subsidiaries excluded via this clause (b), (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations (other than any Contractual Obligation in favor of Holdings or any of its Restricted Subsidiaries) existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any direct or indirect Foreign Subsidiary of Holdings, (f) any not-for-profit Subsidiaries, (g) any Unrestricted Subsidiaries, (h) [reserved], (i) any FSHCO (or any Subsidiary of a FSHCO), (j) [reserved], (k) any captive insurance subsidiaries, and (l) special purpose entities reasonably satisfactory to the Administrative Agent; provided that,

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notwithstanding the foregoing, “Excluded Subsidiary” shall not include (i) the Borrower, (ii) any Electing Guarantor for so long as such Electing Guarantor constitutes an Electing Guarantor in accordance with the terms of this Agreement, (iii) any Subsidiary of Holdings that constitutes a guarantor under the Term Facility, the First Lien Notes, the Second Lien Notes, the Existing Term Loans, the Existing Secured Notes, the Existing Unsecured Notes or any Junior Financing, (iv) iHeart Operations (solely as a result of its issuance of iHeart Operations Preferred Stock or any securities issued as a replacement therefor) or (v) any Guarantor referenced in the proviso of clause (c) of the definition of “Collateral and Guarantee Requirements”.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing ABL Credit Agreement” shall have the meaning provided in the Preliminary Statements to this Agreement.

“Existing Letters of Credit” means those letters of credit in existence on the Closing Date and listed on Schedule 2.03 hereto (which, for the avoidance of doubt, shall include all letters of credit issued under the Existing ABL Credit Agreement).

“Existing Notes” means, individually or collectively, as the context may require, the Existing Secured Notes and the Existing Unsecured Notes.

“Existing Notes Documents” means, individually or collectively, as the context may require, the Existing Secured Notes Documents and the Existing Unsecured Notes Documents.

“Existing Revolver Tranche” has the meaning set forth in Section 2.16(a).

“Existing Secured Notes” means, individually or collectively, as the context may require, the Existing Secured Notes (4.750%), the Existing Secured Notes (5.250%) and the Existing Secured Notes (6.375%).

“Existing Secured Notes (4.750%)” means the 4.750% Senior Notes due 2028.

“Existing Secured Notes (5.250%)” means the 5.250% Senior Notes due 2027.

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“Existing Secured Notes (6.375%)” means the 6.375% Senior Notes due 2026.

“Existing Secured Notes Documents” means the Existing Secured Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each intercreditor agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“Existing Secured Notes Indenture (4.750%)” means the indenture, dated as of November 22, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing Secured Notes (4.750%) are issued, as such indenture may be amended or supplemented from time to time.

“Existing Secured Notes Indenture (5.250%)” means the indenture, dated as of August 7, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing Secured Notes (5.250%) are issued, as such indenture may be amended or supplemented from time to time.

“Existing Secured Notes Indenture (6.375%)” means the indenture, dated as of May 1, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing Secured Notes (6.375%) are issued, as such indenture may be amended or supplemented from time to time.

“Existing Secured Notes Indentures” means, individually or collectively, as the context may require, the Existing Secured Notes Indenture (4.750%), the Existing Secured Notes Indenture (5.250%) and the Existing Secured Notes Indenture (6.375%).

“Existing Term Loan Credit Agreement” means that certain Credit Agreement, dated as of May 1, 2019, by and among Holdings, the Borrower, the other guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative and collateral agent, as in effect as of the First Amendment Effective Date after giving effect to the First Amendment Effective Date Transactions and as such document may be further amended, restated, supplemented or otherwise modified from time to time.

“Existing Term Loan Documents” means the “Loan Documents” as defined in the Existing Credit Agreement.

“Existing Term Loans” means the “Term Loans” under and as defined in the Existing Term Loan Credit Agreement.

“Existing Unsecured Notes” means the 8.375% Senior Notes due 2027.

“Existing Unsecured Notes Documents” means the Existing Unsecured Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each intercreditor agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“Existing Unsecured Notes Indenture” means the indenture, dated as of May 1, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Existing Unsecured Notes are issued, as such indenture may be amended or supplemented from time to time.

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“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(a).

“Extended Revolving Credit Loans” has the meaning set forth in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

“Extension Request” means any Revolver Extension Request.

“Extension Series” means any Revolver Extension Series.

“Facility” means the Revolving Credit Facility or a given Class of Extended Revolving Credit Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any current or future fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaties, or conventions among Governmental Authorities entered into in connection with the implementation thereof.

“FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.

“FCC Authorizations” means all Broadcast Licenses and other licenses, permits and other authorizations issued by the FCC and held by Holdings, the Borrower or any of the Restricted Subsidiaries.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenant” means the covenant set forth in Section 7.13.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Amendment Effective Date” means the “Subsequent First Amendment Effective Date” (as such term is defined in Amendment No. 1).

“First Amendment Effective Date Transactions” means the “Transactions” (as such term is defined in the Term Loan Credit Agreement, as in effect on the First Amendment Effective Date).

“First Lien Notes” means, individually or collectively, as the contexts may require, the First Lien Notes (9.125%), the First Lien Notes (7.750%) and the First Lien Notes (7.000%).

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“First Lien Notes (7.000%)” means the 7.000% Senior Secured Notes due 2031 issued on the First Amendment Effective Date.

“First Lien Notes (7.750%)” means the 7.750%% Senior Secured Notes due 2030 issued on the First Amendment Effective Date.

“First Lien Notes (9.125%)” means the 9.125%% Senior Secured Notes due 2029 issued on the First Amendment Effective Date.

“First Lien Notes Documents” means the First Lien Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each intercreditor agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“First Lien Notes Indenture (7.000%)” means the indenture, dated as of the First Amendment Effective Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the First Lien Notes (7.000%) are issued, as such indenture may be amended or supplemented from time to time.

“First Lien Notes Indenture (7.750%)” means the indenture, dated as of the First Amendment Effective Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the First Lien Notes (7.750%) are issued, as such indenture may be amended or supplemented from time to time.

“First Lien Notes Indenture (9.125%)” means the indenture, dated as of the First Amendment Effective Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the First Lien Notes (9.125%) are issued, as such indenture may be amended or supplemented from time to time.

“First Lien Notes Indentures” means, individually or collectively, as the contexts may require, the First Lien Notes Indenture (9.125%), the First Lien Notes Indenture (7.750%) and the First Lien Notes Indenture (7.000%).

“Fixed Amounts” has the meaning set forth in Section 1.11.

“Fixed Asset Collateral” means all assets of the Loan Parties (other than Excluded Assets) that do not constitute Collateral and are subject to a Lien granted under the Term Loan Documents, including (a) all of the Equity Interests of the Borrower and (b) all the Equity Interests directly held by the Borrower or any Guarantor in any wholly-owned Restricted Subsidiary (which pledge, in the case of the Equity Interests of (x) any non-U.S. Restricted Subsidiary or (y) CFC Holdco, shall in either case be limited to 65% of the Equity Interests of such non-U.S. Restricted Subsidiary or such CFC Holdco, as the case may be).

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period minus (i) Unfinanced Capital Expenditures during such period and (ii) cash taxes (net of cash tax benefits or refunds) to (b) Covenant Fixed Charges for such Test Period, in all cases calculated for the Borrower and its Restricted Subsidiaries on a Pro Forma Basis; provided that, when determining satisfaction with the Payment Conditions for the purposes of making any Restricted Payment in reliance thereon, the amount of such Restricted Payment made in reliance on satisfaction of the Payment Conditions shall be included in the calculation of Covenant Fixed Charges solely for such purpose.

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“Fixed Charges” means, with respect to Holdings and its Restricted Subsidiaries for any period, the sum of, without duplication:

(1) Consolidated Interest Expense for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.

“Foreign Currency Denominated Letter of Credit” means any Letter of Credit denominated in an Approved Foreign Currency, other than, with respect to each L/C Issuer, those Approved Foreign Currencies not authorized to be issued by such L/C Issuer as notified to the Administrative Agent and the Borrower from time to time.

“Foreign Currency Denominated Loan” means any Loan incurred in any Approved Foreign Currency.

“Foreign Pension Plan” means any benefit plan established or maintained outside of the United States that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings that is not a U.S. Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary substantially all of the assets of which are (a) Equity Interests (including any debt or other instrument treated as equity for U.S. federal income tax purposes) or (b) Equity Interests (including any debt or other instrument treated as equity for U.S. federal income tax purposes) and Indebtedness, in each case, of one or more (x) CFCs and (y) other Subsidiaries that are FSHCOs pursuant to clauses (a) or (b) of this definition, and Cash Equivalents and incidental assets related thereto.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

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“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) Holdings, (ii) any Electing Guarantors, (iii) those Restricted Subsidiaries of Holdings that are party to this Agreement as of the Closing Date and (iv) those Restricted Subsidiaries of Holdings that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 6.11.

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“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Identified Assets” mean the assets specified on Schedule 1.01B-2.

“iHeart Operations” means iHeart Operations, Inc., a Delaware corporation.

“iHeart Operations Preferred Stock” means the preferred Equity Interests issued by iHeart Operations to the holders thereof in accordance with the Bankruptcy Plan.

“Immaterial Subsidiary” has the meaning set forth in Section 8.03.

“Increased Reporting Event” means any period when a Liquidity Condition has occurred and is continuing.

“Incurrence Based Amounts” has the meaning set forth in Section 1.11.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

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(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of Holdings appearing upon the balance sheet of Holdings solely by reason of push-down accounting under GAAP shall be excluded; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of Holdings and its Restricted Subsidiaries, exclude (i) all intercompany Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms), (ii) intercompany transfer pricing and marketing re-charge fees and (iii) intercompany royalty and/or licensing agreements (including, cash collection arrangements in respect of airline revenue), in each case made in the ordinary course of business or for cash management purposes and (C) exclude obligations under or in respect of operating leases or sale lease-back transactions (except any resulting Capitalized Lease Obligations). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Agent or any Lender, (I) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such recipient being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) in, such jurisdiction imposing such Tax (or any political subdivision thereof), or (B) as a result of any present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than any connections arising from such Lender or Agent executing, delivering, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transactions pursuant to or enforcing any Loan Document, or selling or assigning an interest in any Loan or Loan Document), (ii) Taxes attributable to the failure by any Agent or Lender to comply with Section 3.01(d), (iii) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment

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pursuant to law that is in effect on the date (A) such Lender acquires such interest in the Loan or Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (iv) any withholding Taxes imposed under FATCA and (II) to the extent not otherwise described in (I), Other Taxes. For the avoidance of doubt, the term “Lender” for purposes of this definition shall include each L/C Issuer and Swing Line Lender.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Instrument” has the meaning set forth in the Uniform Commercial Code.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Interest Payment Date” means, (a) as to any Term SOFR Loan or Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Term SOFR Loan or Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the first calendar day of each April, July, October and January and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means. as to each Term SOFR Loan or Eurocurrency Rate Loan, the period commencing on the date such Term SOFR Loan or Eurocurrency Rate Loan is disbursed or converted to or continued as a Term SOFR Loan or Eurocurrency Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan or Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)  no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan (including by way of a listed Eurobond), advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of Holdings and its Restricted Subsidiaries, (i) intercompany loans, advances, or Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive

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of any roll-over or extensions of terms), (ii) intercompany transfer pricing and marketing re-charge fees and (iii) intercompany royalty and/or licensing agreements (including, cash collection arrangements in respect of airline revenue), in each case made in the ordinary course of business or for cash management purposes or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998”, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Joint Bookrunners” means BofA Securities, Inc., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd.), PNC Capital Markets LLC, Citibank, N.A. and RBC Capital Markets, in their respective capacities as joint bookrunners under this Agreement.

“Junior Financing” has the meaning set forth in Section 7.14(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“KPI’s” has the meaning set forth in Section 2.19.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, constitutions, guidelines, regulations, ordinances, codes, common law and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement. All L/C Advances may be denominated in any Approved Currency.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing. All L/C Borrowings may be denominated in any Approved Currency.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.

“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.

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“L/C Issuer” means each of Bank of America, N.A., Citibank, N.A., Goldman Sachs Bank USA, PNC Bank, National Association, Royal Bank of Canada, Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd. and any other Lender that becomes an L/C Issuer in accordance with Sections 2.03(k), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer(s).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(l). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule of law or standard practices to which any Letter of Credit is subject (such as Rules 3.13 and 3.14 of the ISP and Article 29 of UCP600) or any express term of the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCA Election” has the meaning set forth in Section 1.03(c).

“LCA Test Date” has the meaning set forth in Section 1.03(c).

“Lead Arrangers” means BofA Securities, Inc., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd.), PNC Capital Markets LLC, Citibank, N.A. and RBC Capital Markets, in their respective capacities as joint lead arrangers under this Agreement.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations required to be made by it hereunder, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless subject to a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit; (iv) a Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder; (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (vi) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

“Lender Party” and “Lender Recipient Party” means, collectively, the Lenders, the Swing Line Lender and the L/C Issuers.

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“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit and may be issued in an Approved Currency; provided that in no event shall Goldman Sachs Bank USA, Royal Bank of Canada or Morgan Stanley Senior Funding, Inc. be obligated to issue commercial letters of credit without its consent.

“Letter of Credit Sublimit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Issuance Request” means a letter of credit request substantially in the form of Exhibit B.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $175,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“License Subsidiary” means a direct or indirect wholly-owned Restricted Subsidiary of the Borrower substantially all of the assets of which consist of Broadcast Licenses and related rights.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (a) any acquisition, investment of or in any assets, business or Person permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any prepayment of Indebtedness for which irrevocable notice has been given and/or (c) distributions that have been publically declared by one or more of Holdings and its Restricted Subsidiaries.

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“Line Cap” means the lesser of the Revolving Credit Commitments and the Borrowing Base.

“Liquidity Condition” means the period (a) commencing on the date Specified Excess Availability shall have been less than the greater of (x) $40,000,000 and (y) 10.0% of the Line Cap for five (5) consecutive Business Days; until (b) Specified Excess Availability shall have been at least equal to the greater of (x) $40,000,000 and (y) 10.0% of the Line Cap for twenty (20) consecutive calendar days.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or a Protective Advance.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the ABL Intercreditor Agreement, (v) each Letter of Credit Issuance Request and (vi) any Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (b) material adverse effect on the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Real Property” means any fee owned Real Property located in the United States that is owned by any Loan Party with a fair market value in excess of $15,000,000 (at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means (i) with respect to the Revolving Credit Commitments, May 17, 2027 and (ii) with respect to any tranche of Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“New Contracts” means binding new agreements or amendments to existing agreements with customers.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

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“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any transaction or event, that such amount was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Revolving Credit Note or a Swing Line Note, as the context may require .

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party or any Restricted Subsidiary arising under any Secured Hedge Agreement or any Treasury Services Agreement (excluding any Excluded Swap Obligations). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, the obligations of Holdings or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Debt Representative” means, with respect to any series Indebtedness permitted to be incurred hereunder that is secured by the Collateral on a junior Lien basis to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

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“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans and Protective Advances on any date, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), Swing Line Loans and Protective Advances, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding Principal Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Parent” means iHeartMedia, Inc., a Delaware corporation.

“Pari Passu Bank Product Obligations” shall mean Bank Product Debt in respect of each Pari Passu Bank Product, in each case, valued at the Bank Product Amount thereof as of the date of designation of such Bank Product Debt as a “Pari Passu Bank Product” pursuant to the definition of “Bank Product”.

“Pari Passu Bank Products” means Bank Products designated by the applicable Secured Party as a “Pari Passu Bank Product” pursuant to the definition of “Bank Product”; provided, that no such designation shall be permitted if after giving effect thereto (and to the applicable Bank Product Reserve), Excess Availability would be less than $0.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Payment Conditions” means, with respect to any transaction,

(a) 20-Day Specified Excess Availability and Specified Excess Availability (in each case, calculated on a Pro Forma Basis after giving effect to any Borrowing or issuance of any Letter of Credit in connection with any subject transaction and after giving effect to the acquisition of any Acquired Borrowing Base Collateral in connection with such transaction) on the date of the subject transaction would be equal to or greater than:

(i) in the case of Restricted Payments, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of (A) $65,000,000 and (B) 15.0% of the Line Cap and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than 1.00:1.00, the greater of (A) $87,500,000 and (B) 20.0% of the Line Cap, and

(ii) in the case of any other transaction subject to the Payment Conditions, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of (A) $52,500,000 and (B) 12.5% of the Line Cap and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than to 1.00:1.00, the greater of (A) $75,000,000 and 17.5% of the Line Cap; and

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(b) as of the date of such transaction, no Specified Event of Default shall be continuing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate or to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which a Loan Party or Restricted Subsidiary or ERISA Affiliate has any liability (contingent or otherwise).

“Perfection Certificate” means the Perfection Certificate signed by the Borrower and dated as of the date hereof delivered pursuant to Section 4.01(a)(iii).

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Discretion” means reasonable (from the perspective of a secured asset-based lender) credit judgment, exercised in good faith in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions.

“Permitted First Lien Ratio Debt” has the meaning set forth in the definition of “Permitted Ratio Debt.”

“Permitted Junior Secured Ratio Debt” has the meaning set forth in the definition of “Permitted Ratio Debt”.

“Permitted Ratio Debt” means Indebtedness of Holdings or any Restricted Subsidiary so long as immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof (but without netting the proceeds thereof) (i) no Event of Default shall be continuing or result therefrom, and (ii)(x) if such Indebtedness is secured by the Fixed Asset Collateral on a pari passu basis with the Liens securing the Term Loan Obligations (such Indebtedness, the “Permitted First Lien Ratio Debt”), the Consolidated First Lien Net Leverage Ratio is no greater than either (1) 4.50 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended Test Period or (2) if such Permitted First Lien Ratio Debt is incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder, the Consolidated First Lien Net Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment, (y) if such Indebtedness is secured by the Fixed Asset Collateral on a junior lien basis with the Liens securing the Term Loan Obligations (such Indebtedness, the “Permitted Junior Secured Ratio Debt”), the Consolidated Secured Net Leverage Ratio is no greater than either (1) 4.50 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended Test Period or (2) if such Permitted Junior Secured Ratio Debt is incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder, the Consolidated Secured Net Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment and (z) if such Indebtedness is unsecured or secured by assets that are neither Collateral nor Fixed Asset Collateral (such Indebtedness, the “Permitted Unsecured Ratio Debt”), solely at the election of the Borrower, either (I)(1) the Consolidated Interest Coverage Ratio is no less than 2.00 to 1.00 or (2) if such Permitted Unsecured Ratio Debt is incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder, the Consolidated Interest Coverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment or (II) the Consolidated Total Net Leverage Ratio is no greater than (1) 7.00 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended period

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of four consecutive fiscal quarters or (2) if such Permitted Unsecured Ratio Debt is incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder, the Consolidated Total Net Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment, in each case, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters; provided that, such Indebtedness shall (A) in the case of Permitted First Lien Ratio Debt, have a maturity date that is after (or, if secured by the Collateral, at least ninety-one (91) days after) the Latest Maturity Date at the time such Indebtedness is incurred, and in the case of Permitted Junior Secured Ratio Debt or Permitted Unsecured Ratio Debt, have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred; provided that the foregoing requirements of this clause (A) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (A) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, (B) in the case of Permitted First Lien Ratio Debt, have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities; provided that the foregoing requirements of this clause (B) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (B) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, and, in the case of Permitted Junior Secured Ratio Debt or Permitted Unsecured Ratio Debt, shall not be subject to scheduled amortization prior to maturity, (C) if such Indebtedness is incurred or guaranteed on a secured basis by a Loan Party, such Indebtedness shall be secured by the Collateral on a junior Lien basis to the Liens securing the Obligations and an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL Intercreditor Agreement and (D) have covenants and events of default that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the covenants and events of default of the Loan Documents (when taken as a whole); provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (D) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (D), shall be conclusive evidence); provided, further, that (x) any Permitted Ratio Debt shall be secured by Liens on the Collateral, if at all, on a junior basis relative to the Liens on the Collateral securing the Obligations and (y) any Permitted Ratio Debt incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g) or 7.03(v), may not exceed in the aggregate at any time outstanding the greater of (i) $400,000,000 and (ii) 5.0% of Total Assets as of the last day of the then most recently ended Test Period, in each case determined at the time of incurrence.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified,

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refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to the ABL Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to the ABL Intercreditor Agreement.

“Permitted Tax Restructuring” means any reorganizations and other activities entered into after the Closing Date among Holdings and its Restricted Subsidiaries for the purpose of tax planning and optimizing the tax payments of Holdings and its Restricted Subsidiaries, provided that:

(a) any such reorganization and other activities (i) maintain the priority and perfection of the Liens on the Collateral for the benefit of the Lenders as in effect prior to such reorganizations and other activities and as required hereunder and under the other Loan Documents, (ii) do not terminate or subordinate any outstanding Lien that is required to be created pursuant to the terms of the Loan Documents, (iii) do not impair the security interests of the Lenders and the guarantee by the Loan Parties of the Guaranteed Obligations and (iv) do not create, allow or give rise to any intervening Liens that would directly or indirectly be adverse to the Lenders, in their capacity as such;

(b)  after giving effect to any such reorganization and other activities each of Holdings and its Restricted Subsidiaries otherwise comply with Section 6.11;

(c)  to the extent that any Permitted Tax Restructuring would, directly or indirectly, in one step or a series of steps, (i) transfer or dispose of assets or Equity Interests from a Loan Party to a non-Loan Party or (ii) merge or consolidate a Loan Party into a non-Loan Party, then Holdings shall cause such non-Loan Party to sell, assign, convey or otherwise transfer any assets or equity received in any such transaction to Loan Party, cause such a non-Loan Party to merge or consolidate with and into a Loan Party or otherwise cause such transfer or merger or consolidation to be reversed or unwound as soon as reasonably practicable but in no event more than sixty (60) days after such transaction, and cause the applicable Subsidiary to comply with the terms of Section 6.11; and

(d)  for the avoidance of doubt, no such Permitted Tax Restructuring may allow the incurrence of, and neither Holdings nor any of its Restricted Subsidiaries may incur, Indebtedness other than Indebtedness permitted hereunder (other than intercompany Indebtedness which is otherwise repaid or as to which the obligor is no longer Holdings nor any of its Restricted Subsidiaries after giving effect to such Permitted Tax Restructuring).

“Permitted Unsecured Ratio Debt” has the meaning set forth in the definition of “Permitted Ratio Debt”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, sponsored, maintained or contributed to by any Loan Party or Restricted Subsidiary or, with respect to any such Plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated.

“Principal Amount” means (i) the stated or principal amount of each Dollar Denominated Loan or Dollar Denominated Letter of Credit or L/C Obligation with respect thereto and (ii) the Dollar Equivalent of the stated or principal amount of each Foreign Currency Denominated Loan and Foreign Currency Denominated Letter of Credit or L/C Obligation with respect thereto, as the context may require.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of Holdings, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Holdings in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings) within 24 months after the date such Permitted Acquisition or conversion is consummated for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of Holdings and the Restricted Subsidiaries; provided that (i) at the election of Holdings, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition or the fair market value of such Converted Restricted Subsidiary, as applicable, was less than $40,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such revenue is accrued or costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional revenue or costs, as applicable, will be accrued or incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings or any of the Restricted Subsidiaries in connection

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therewith (without giving effect to the netting of any cash proceeds of such Indebtedness to the extent such proceeds are being utilized in connection with any such Specified Transaction), and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by Holdings in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; (II) when calculating the Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with Section 7.13, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; and (III) in determining Pro Forma Compliance with the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other incurrence test, in connection with the incurrence (including by assumption or guarantee) of any Indebtedness, the incurrence of any Indebtedness in respect of the Term Facility included in the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio, the Fixed Charge Coverage Ratio or such other incurrence test calculation immediately prior to, or simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made, shall be disregarded. In the event any fixed “baskets” are intended to be utilized together with any incurrence-based “baskets” in a single transaction or series of related transactions, (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of Indebtedness or any other applicable transaction or action to be incurred under any incurrence-based “baskets” shall first be calculated without giving effect to amounts being utilized pursuant to any fixed “baskets”, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed “baskets”, any incurrence and repayments of Indebtedness) and all other permitted Pro Forma Adjustments (except that the incurrence of any Indebtedness under the Revolving Credit Facility immediately prior to or in connection therewith shall be disregarded), and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed “baskets” shall be calculated.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender the denominator of which is the amount of the Aggregate Commitments under the Facility; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Protective Advance Participation” has the meaning specified in Section 2.01(b).

“Protective Advances” has the meaning specified in Section 2.01(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 6.02.

“QFC Credit Support” has the meaning set forth in Section 10.25.

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“Qualified Accounts” means (a) prior to the 90th day after the Closing Date, all DDAs of the Loan Parties and (b) on and after the 90th day after the Closing Date all DDAs of the Loan Parties that are concentration accounts, custody accounts or investment accounts with the Administrative Agent; provided, that, in each case, such Qualified Account is not subject to any other Lien other than Liens permitted by Section 7.01, and such Liens do not have priority over the Lien of the Collateral Agent and are junior to the Lien of the Collateral Agent (other than inchoate or other Liens (including tax Liens) arising by operation of law).

“Qualified Cash” means cash of the Loan Parties that is subject to a first priority, perfected Lien in favor of the Administrative Agent and is held in a Qualified Account.

“Qualified Cash Component” means 100% of Qualified Cash.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” means the repayment or replacement in full of the Existing ABL Credit Agreement on the Closing Date.

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Issuance Request and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

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“Rescindable Amount” has the meaning as defined in Section 2.12(c).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party and any other officer or employee of the applicable Loan Party whose signature is included on an incumbency certificate or similar certificate, attaching resolutions authorizing such officer or employee to sign such documents and otherwise reasonably satisfactory to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment that is not otherwise permitted pursuant to Section 7.02.

“Restricted Payment” means (1) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof) and (2) any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of Holdings.

“Revaluation Date” means (a) with respect to any Loan denominated in an Approved Currency, each of the following: (i) each date of a Borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, (iii) the last day of each fiscal quarter of the Borrower and (iv) in the case of a Revolving Credit Loan, the date of any voluntary reduction of a Commitment in respect thereof pursuant to Section 2.06(a); (b) with respect to any Letter of Credit denominated in an Approved Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of any amendment of such Letter of Credit that would have the effect of increasing the available balance thereof and (iii) the last day of each fiscal quarter; (c) such additional dates as the Administrative Agent or the respective L/C Issuer shall determine, or the Required Lenders shall require, at any time when (i) an Event of Default has occurred and is continuing or (ii) to the extent that, and for so long as, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 90% of the aggregate principal amount of the Commitments in respect of Revolving Credit Loans; and (d) the last day of each fiscal quarter.

“Revolver Extension Request” has the meaning set forth in Section 2.16(a).

“Revolver Extension Series” has the meaning set forth in Section 2.16(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, in the same Approved Currency, and, in the case of Term SOFR Loans or Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

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“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit, (c) purchase Swing Line Participations in respect of Swing Line Loans and (d) purchase Protective Advance Participations in respect of Protective Advances in an aggregate Principal Amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitments” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $450,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of (a) the amount of the outstanding Principal Amount of such Revolving Credit Lender’s Revolving Credit Loans, (b) its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations at such time, (c) each Swing Line Participation of such Revolving Credit Lender at such time (except to the extent such Swing Line Participation shall have been funded as a Revolving Credit Loan or pursuant to Section 2.04(c)(ii) as of such time), (d) all amounts outstanding that have been funded pursuant to Section 2.04(c)(ii) at such time and (e) each Protective Advance Participation of such Revolving Credit Lender at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” means any Revolving Credit Loan made pursuant to Section 2.01(b), Protective Advances or Extended Revolving Credit Loans, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit D-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“S&P” means Standard & Poor’s Ratings Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any sanctions administered or enforced by the United States government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury (“HMT”).

“Scheduled Principal Payments” means scheduled principal payments of long term Indebtedness (including payments in respect of capital leases to the extent allocated to principal, but excluding payments in respect of intercompany debt and payments in respect of earn-outs) paid or payable currently in cash, and taking into account the effects of mandatory or voluntary prepayments hereunder or any other Indebtedness in accordance with the terms hereof and thereof.

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“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Notes” means the 10.875% Second Lien Notes issued on the First Amendment Effective Date.

“Second Lien Notes Documents” means the Second Lien Notes Indenture and the other transaction documents referred to therein (including the related guarantee, each intercreditor agreement to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“Second Lien Notes Indenture” means the indenture, dated as of the First Amendment Effective Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein pursuant to which the Second Lien Notes are issued, as such indenture may be amended or supplemented from time to time.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between Holdings or any Loan Party and any Approved Counterparty.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Swing Line Lender any Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the US Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among Holdings, the Borrower, the U.S. Guarantors and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Senior Secured Notes” means, individually or collectively, as the context may require, the First Lien Notes and the Second Lien Notes.

“Senior Secured Notes Documents” means, individually or collectively, as the context may require, the First Lien Notes Documents and the Second Lien Notes Documents.

“Similar Business” means (1) any business conducted or proposed to be conducted by Holdings or any of its Restricted Subsidiaries on the Closing Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10.0 basis points).

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“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(h).

“Specified Equity Contribution” means any cash contribution to the common equity of Holdings and/or any purchase or investment in any Equity Interests of Holdings other than Disqualified Equity Interests.

“Specified Event of Default” means an Event of Default under Sections 8.01(a), 8.01(b) (solely with respect to a failure to comply with Section 7.13), 8.01(c) (solely with respect to (i) failure to comply with the cash management system in accordance with Section 6.19 or (ii) failure to deliver a Borrowing Base Certificate in accordance with Section 6.14 or 6.16), 8.01(d) (solely with respect to a material misrepresentation with respect to the Borrowing Base Certificate) or 8.01(f).

“Specified Excess Availability” means, as of any date of determination thereof, the sum of (a) Excess Availability and (b) the lesser of (i) the Excess Borrowing Base and (ii) 2.50% of the Revolving Credit Commitments.

“Specified Letter of Credit Sublimit” means, with respect to any L/C Issuer, (i) in the case of Bank of America (or any of its Affiliates), $50,000,000, (ii) in the case of Goldman Sachs Bank USA (or any of its Affiliates), $25,000,000, (iii) in the case of PNC Bank, National Association (or any of its Affiliates), $25,000,000, (iv) in the case of Citibank, N.A. (or any of its Affiliates), $25,000,000 (v) in the case of Royal Bank of Canada (or any of its Affiliates), $25,000,000, (vi) in the case of Morgan Stanley Senior Funding, Inc. (or any of its Affiliates), $12,500,000, (vii) in the case of MUFG Bank, Ltd. (or any of its Affiliates), $12,500,000 and (viii) in the case of any other L/C Issuer, such amount as is specified in the agreement pursuant to which such Person becomes an L/C Issuer entered into pursuant to Section 2.03(k) hereof.

“Specified Representations” means those representations and warranties made by any Loan Party (after giving effect to the applicable Permitted Acquisition) in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii) (to the extent such conflict has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect (as such term or similar definition is defined in the main transaction agreement governing the applicable Permitted Acquisition), 5.04, 5.13, 5.18, 5.19(c) and 5.21.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

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“Sterling” or “£” means freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’ or any Restricted Subsidiary’s financial statements.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Successor Rate” has the meaning specified in Section 3.03.

“Supermajority Lenders” means, as of any date of determination, Lenders having more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supplemental Agent” has the meaning set forth in Section 9.14(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning set forth in Section 10.25.

“Sustainability Coordinator” means an institution to be selected by the Borrower, in consultation with the Administrative Agent, to act as the sustainability coordinator.

“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles published by the Loan Syndication & Trading Association, as updated through March 31, 2022, or, if agreed by Holdings and the Sustainability Coordinator, as most recently published by the Loan Syndication & Trading Association.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the

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foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as lender of Swing Line Loans hereunder to the Borrower hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b) which, if in writing, shall be substantially in the form of Exhibit C or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Loan Sublimit” means an amount equal to the lesser of (i) $50,000,000 and (ii) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Loan Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Swing Line Note” means the promissory notes of the Borrower payable to any Lender or its registered assigns, substantially in the form of Exhibit D-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from Swing Line Loans made by such Swing Line Lender to the Borrower.

“Swing Line Participation” has the meaning specified in Section 2.04(b).

“Swing Line Reimbursement Percentage” has the meaning specified in Section 2.04(c)(i).

“Tax Group” has the meaning set forth in Section 7.06(i)(iii).

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Facility” means the collective reference to the Term Loan Credit Agreement, any Term Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee, security agreement, patent, trademark or copyright security agreements, mortgages, letter of credit applications and

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other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreement or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Credit Agreement).

“Term Facility Collateral Agent” means Bank of America, N.A. in its capacity as collateral agent under the Term Loan Credit Agreement or any successor, new or replacement administrative agent under the Term Loan Documents.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of the First Amendment Effective Date, by and among Holdings, the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as the administrative agent and the collateral agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreement or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Credit Agreement).

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Credit Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03.

“Term SOFR Schedule Unavailability Date” has the meaning specified in Section 3.03.

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“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 3.03.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01(a) or (b), as applicable.

“Threshold Amount” means $100,000,000.

“Total Assets” means the total assets of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings delivered pursuant to Sections 6.01(a) or (b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans, L/C Obligations, Protective Advances and Swing Line Loans.

“Trade Receivables Component” means the face amount of Eligible Trade Receivables multiplied by 90.0%.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the execution and delivery of Loan Documents entered into on the Closing Date, (b) the Refinancing, (c) the payment of the Transaction Expenses and (d) in each case, the other transactions contemplated by or entered into in connection with the foregoing clauses (a) through (c).

“Treasury Services Agreement” means any agreement between Holdings or any Subsidiary and any Approved Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or a Term SOFR Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of Holdings as of March 31, 2022 and related consolidated statements of income, stockholders’ equity and cash flows of Holdings as of March 31, 2022.

“Unfinanced Capital Expenditures” mean all Capital Expenditures, excluding:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Borrower or any Subsidiary after the Closing Date and/or financed with the proceeds of long-term indebtedness (other than the Revolving Credit Loans),

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(b) Capital Expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such Capital Expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),

(c) interest capitalized during such period,

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business consistent with past or industry practice, or

(g) Investments in respect of a Permitted Acquisition or other acquisition constituting an Investment.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits K-1, K-2, K-3 and K-4 hereto, as applicable.

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“Unpaid Swing Line Loan Amount” shall have the meaning assigned to such term in Section 2.04(c)(iii).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) as of the Closing Date, each Subsidiary of Holdings listed on Schedule 1.01C, (b) any Subsidiary of Holdings designated by Holdings as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“Updated BBC Condition” has the meaning set forth in Section 6.16(a).

“U.S. Guarantor” means each U.S. Subsidiary that constitutes a Guarantor.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.25.

“U.S. Subsidiary” means any Restricted Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

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SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) For purposes of determining whether Holdings, the Borrower and its Restricted Subsidiaries comply with any exception to Article VII (other than the Financial Covenant) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit Holdings, the Borrower and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder.

(c) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Interest Coverage Ratio and Fixed Charge

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Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis; provided that, for any Specified Transaction that is consummated in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios shall be deemed to be either (a) the date the definitive agreements for such Limited Condition Transaction are entered into, or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of such target company is made in compliance with the City Code (the “LCA Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and the Specified Transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent date of determination ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof and any associated Lien) have been consummated. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into. For the avoidance of doubt, if the Borrower has exercised its option under this clause (c), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default (other than an Event of Default under Sections 8.01(a) or (f)) shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

SECTION 1.04 Rounding. Any financial ratios required to be maintained by Holdings pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

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SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 [Reserved].

SECTION 1.09 Additional Approved Currencies.

(a) The Borrower may from time to time request that Approved Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Approved Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Approved Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the relevant L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant L/C Issuers, in its or their sole discretion). In the case of any such request pertaining to Approved Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuers thereof. Each Lender (in the case of any such request pertaining to Approved Currency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Approved Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Approved Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Approved Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Eurocurrency Rate has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Approved Currency for purposes of any Borrowings of Approved Currency Loans. If the Administrative Agent and the relevant L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (x) the Administrative Agent and the relevant L/C Issuer may amend the definition of Eurocurrency Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (y) to the extent the definition of Eurocurrency Rate has been amended to reflect the appropriate rate

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for such currency, such currency shall thereupon be deemed for all purposes to be an Approved Currency for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.10 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section 1.10) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agents or the L/C Issuer, as the case may be, and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agents or the L/C Issuer, as the case may be, in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05, 7.06, 7.13 or 7.14 or for calculating the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

SECTION 1.11 Fixed Amounts and Incurrence Based Amounts. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Fixed Charge Coverage Ratio test, any Consolidated First Lien Net Leverage Ratio test, any Consolidated Total Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, and/or any other financial ratio or test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall, in each case, be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

SECTION 1.12 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person pursuant to such division transaction, then such asset, right, obligation or liability shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence as a result of such division transaction, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

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SECTION 1.13 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01 The Loans.

(a) Subject to the terms and conditions set forth herein each Revolving Credit Lender severally agrees to make revolving credit loans denominated in an Approved Currency to the Borrower from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) from time to time as elected by the Borrower pursuant to Section 2.02, on any Business Day during the period from the Closing Date until the Maturity Date with respect to such Revolving Credit Lender’s applicable Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Protective Advances shall not exceed such Lender’s Revolving Credit Commitment and (y) the Availability Conditions would be satisfied. Within the limits of each Lender’s Revolving Credit Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans denominated in Dollars may be Base Rate Loans or Term SOFR Loans and Revolving Credit Loans denominated in an Approved Foreign Currency may be Eurocurrency Rate Loans, as further provided herein.

(b) The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 4.02 are not satisfied, to make loans in Dollars (any such loans made pursuant to this Section 2.01(b), “Protective Advances”) under the Revolving Credit Facility (a) up to an aggregate amount not to exceed 5.00% of the Borrowing Base outstanding at any time, if the Administrative Agent reasonably deems such Protective Advances necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses. Protective Advances shall constitute Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents. Immediately

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upon the making of a Protective Advance, each applicable Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a risk participation in such Protective Advance made under the Revolving Credit Facility, each Revolving Credit Lender shall purchase a risk participation in such Protective Advance in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage times the principal amount of such Protective Advance (a “Protective Advance Participation”). The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. No Protective Advance shall be outstanding after the earlier of (x) twenty (20) Business Days after the date on which it was made or (y) the date on which the Required Lenders instruct the Administrative Agent to cease making Protective Advances. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall a Protective Advance be made if, after giving effect thereto, the Revolving Credit Exposure of any Revolving Credit Lender would exceed the Revolving Credit Commitment of such Lender.

(c) At any time that any Protective Advance is outstanding, the proceeds of any Revolving Credit Loan or Swing Line Loan that is made shall first be applied to the repayment of such Protective Advance upon the making of such Revolving Credit Loan or Swing Line Loan (and otherwise, each Revolving Credit Lender shall, upon request from the Administrative Agent, fund its Protective Advance Participation).

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Term SOFR Loans or Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. New York City time two (2) Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans denominated in Dollars or any conversion of Base Rate Loans to Term SOFR Loans denominated in Dollars, (ii) 1:00 p.m. New York City time three (3) Business Days prior to the requested date of any conversion of Base Rate Loans to Eurocurrency Rate Loans, (iii) four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in an Approved Foreign Currency, and (iv) 10:00 a.m. New York City time on the Business Day of a requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (i) above may be delivered no later than two (2) Business Days prior to the Closing Date in the case of initial Credit Extensions. Each Borrowing of, conversion to or continuation of Term SOFR Loans or Eurocurrency Rate Loans shall be in a minimum principal amount of $2,000,000, or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c) each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing or a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Term SOFR Loans or Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans of a Class are to be converted, (v) in the case of a Revolving Credit Borrowing, the relevant Approved Currency in which such Revolving Credit Borrowing is to be denominated and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify an Approved Currency of a Loan in a Committed Loan Notice, such Loan shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as or converted to (x) in the case of any Loan denominated in Dollars, Base Rate Loans or (y) in the case of any Loan denominated in an Approved Foreign Currency, Eurocurrency Rate Loans in

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the Approved Currency having an Interest Period of one month, as applicable. Any such automatic conversion to Base Rate Loans or one-month Term SOFR Loans or Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans or Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Term SOFR Loan or Eurocurrency Rate Loan. No Loan may be converted into or continued as a Loan denominated in another Approved Currency, but instead must be prepaid in the original Approved Currency or reborrowed in another Approved Currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and Approved Currency) of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than (i) 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Term SOFR Loans denominated in Dollars, (ii) the Applicable Time specified by the Administrative Agent on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Eurocurrency Rate Loans denominated in an Approved Foreign Currency and (iii) 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Base Rate Loans. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan or Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Rate Loans or Eurocurrency Rate Loans upon determination of such interest rate. The determination of Term SOFR or the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

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(g) With respect to SOFR or Term SOFR, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Sublimit Expiration Date to issue Letters of Credit at sight denominated in any Approved Currency for the account of the Borrower or any Subsidiary of the Borrower (provided that the Borrower shall be a co-applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if after giving effect to such L/C Credit Extension (w) Excess Availability would be less than $0, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the Outstanding Amount of L/C Obligations of such L/C Issuer would exceed such L/C Issuer’s Specified Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless (1) each Appropriate Lender has approved of such expiration date or (2) the L/C Issuer thereof has approved of such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to such L/C Issuer;

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(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Sublimit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E) the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;

(F) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral or obtaining a backstop letter of credit, in each case, satisfactory to such L/C Issuer (in its sole discretion) to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to the letters of credit generally and is being applied to the Borrower in a manner similar to similarly situated borrowers.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Issuance Request (and any other document, agreement or instrument entered into by such L/C Issuer and the Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Issuance Request, appropriately completed and signed by a Responsible Officer of the Borrower or his/her delegate or designee. Such Letter of Credit Issuance Request must be received by the relevant L/C Issuer and the Administrative Agent not later than (x) in the case of Letters of Credit denominated in Dollars, 1:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be and (y) in the case of Letters of Credit denominated in an Approved Foreign Currency, 1:00 p.m. (New York City time) at least four (4) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such other date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of

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Credit (which shall be a Business Day); (b) the amount thereof; (c) the relevant Approved Currency in which such Letter of Credit is to be denominated; (d) the expiry date thereof; (e) the name and address of the beneficiary thereof; (f) the documents to be presented by such beneficiary in case of any drawing thereunder; (g) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Issuance Request, the relevant L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Issuance Request from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or, if applicable, the Subsidiary, or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit and each amendment increasing the available balance of a Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Issuance Request, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a number of days (the “Non-Extension Notice Date”) prior to the last day of such twelve month period to be agreed upon by the relevant L/C Issuer and the Borrower at the time such Letter of Credit is issued; provided, further, that the relevant L/C Issuer may include a final expiry date in any such Auto-Extension Letter of Credit, on which date such Auto-Extension Letter of Credit shall expire and may not be renewed. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Sublimit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which shall be in writing) on or before the day that is three (3) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

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(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Approved Currency, the Borrower shall reimburse the L/C Issuer in such Approved Currency, unless the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Approved Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. (New York City time), in the case of a drawing in Dollars, or 11:00 a.m. (New York City time), in the case of a drawing in an Approved Currency, on the next Business Day immediately following any payment by an L/C Issuer under a Letter of Credit that the Borrower receives notice thereof (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the relevant Approved Currency; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with this Section 2.03 that such payment be financed with a Revolving Credit Borrowing under the Revolving Credit Facility in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing. If the Borrower fails to so reimburse such L/C Issuer by such time, such L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Eurocurrency Rate Loans or Term SOFR Loans, as applicable, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 2:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan, Eurocurrency Rate Loan or Term SOFR Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the relevant L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount in respect of any Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans, Eurocurrency Rate Loans or Term SOFR Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the L/C Issuer) at the Default Rate for Revolving Credit Loans that are Base Rate Loans, Eurocurrency Rate Loans or Term SOFR Loans, as applicable. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

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(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii) The L/C Issuer shall determine the Dollar Equivalent of the L/C Obligations in respect of a Letter of Credit denominated in an Approved Currency as of the Honor Date.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

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(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) any adverse change in the relevant exchange rates or in the availability of the relevant Approved Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; and

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C

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Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Issuance Request. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) as of the Letter of Credit Sublimit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Sublimit Expiration Date), and shall do so not later than 2:00 p.m., New York City time on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York City time or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or any L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving

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effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders) in an amount not less than 103% of the aggregate amount of the relevant L/C Obligations. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents as directed by the Borrower. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than 103% of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) 103% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds 103% of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders for the applicable Revolving Credit Facility (in accordance with their Pro Rata Share or other applicable share provided for under this Agreement) a Letter of Credit fee in Dollars for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Term SOFR Loans and Eurocurrency Rate Loans times the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount may be drawn immediately under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the first calendar day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Sublimit Expiration Date and thereafter on demand. If there is any change in any Applicable Rate for Term SOFR Loans and Eurocurrency Rate Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by such Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the Dollar Equivalent of the aggregate

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face amount of such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the first calendar day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Sublimit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account in Dollars, with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Issuance Request. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Issuance Request, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Issuance Request, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(m) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(n) Provisions Related to Letters of Credit in respect of Extended Revolving Credit Commitments. If the Letter of Credit Sublimit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit or in connection with the establishment of any Extended Revolving Credit Commitments, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Sublimit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized

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Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the L/C Issuers and the Borrower, without the consent of any other Person.

(o) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(p) Currency Equivalents. Each determination of the Dollar Equivalent of any L/C Obligations denominated in an Approved Currency other than Dollars shall be based on the Exchange Rate (x) on the date of the related Letter of Credit Application for purposes of the initial such determination for any L/C Obligations and (y) on the fourth Business Day prior to the date as of which such Dollar Equivalent is to be determined, for purposes of any subsequent determination.

(q) Policy Limitations. No L/C Issuer nor any Affiliate thereof shall have any obligation to issue any Letter of Credit that would violate any policies of such L/C Issuer or such Affiliate applicable to Letters of Credit generally; it being agreed and understood by such L/C Issuer or such Affiliate thereof that such entity shall act in good faith and use commercially reasonable efforts to not change such policies after the Closing Date in a manner that would limit its obligations under this Agreement (except as required by law, regulation, rule or regulatory guidance).

(r) Replacement of an L/C Issuer. An L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. From and after the effective date of any such replacement, (x) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer being replaced under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all current and previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(s) Resignation of an L/C Issuer. Subject to the appointment and acceptance of a successor L/C Issuer, any L/C Issuer may resign as an L/C Issuer at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such L/C Issuer shall be replaced in accordance with Section 2.03(r) above.

(t) Existing Letters of Credit. The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

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SECTION 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole and absolute discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower in connection with the Revolving Credit Facility from time to time on any Business Day (other than the Closing Date) during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Loan Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Adjusted Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to the making of any Swing Line Loan (other than Protective Advances) the Availability Conditions would be satisfied; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender risk participations in such Swing Line Loan as Swing Line Participations in the manner set forth in Section 2.04(b). Notwithstanding the foregoing, the Swing Line Lender shall not be obligated to make Swing Line Loans if a Revolving Credit Lender is a Defaulting Lender to the extent the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender’s participation in Swing Line Loans has not been Cash Collateralized pursuant to Section 2.17(a)(iv).

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given through the Administrative Agent’s electronic platform or portal. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m., New York time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be confirmed by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice delivered through the Administrative Agent’s electronic platform or portal, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (through the Administrative Agent’s electronic platform or portal or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (through the Administrative Agent’s electronic platform or portal or in writing) of the contents thereof. If the Swing Line Lender determines, acting in its sole and absolute discretion, that it shall make such requested Swing Line Loan to the Borrower in accordance with the Swing Line Loan Notice, and unless the Swing Line Lender has received notice (in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m., New York time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, (I) the Swing Line Lender will, not later than 3:00 p.m., New York time, on the borrowing date specified in such Swing Line Loan Notice make a Swing Line Loan, in the requested amount and (II) each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage times the principal amount of such Swing Line Loan to the extent such purchase does not cause (x) the Available Commitments to decrease below zero and (y) the Revolving Credit Exposure of such Revolving Credit Lender to exceed the Revolving Credit Commitment of such Lender (a “Swing Line Participation”).

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(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time (but no less frequently than once a week) in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan as a Revolving Credit Loan in an amount equal to (I) such Revolving Credit Lender’s Applicable Adjusted Percentage of the amount of all Swing Line Participations then outstanding (such Revolving Credit Lender’s “Swing Line Reimbursement Percentage”). Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility, the unutilized portion of the Revolving Credit Commitments, and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make available to the Administrative Agent an amount equal to its Swing Line Reimbursement Percentage of the amount specified in such Committed Loan Notice and in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each such Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount as a Revolving Credit Loan. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each Revolving Credit Lender fund its respective Swing Line Participation in the relevant Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such Swing Line Participations.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i) (an “Unpaid Swing Line Loan Amount”), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such Unpaid Swing Line Loan Amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If any such Revolving Credit Lender pays such Unpaid Swing Line Loan Amount (with interest and fees as aforesaid), the Unpaid Swing Line Loan Amount so paid shall constitute Revolving Credit Lender’s Revolving Credit Loans, included in the relevant Borrowing or funded Swing Line Participation in the relevant Swing Line Loan. A certificate of the Swing Line Lender submitted to any such Revolving Credit Lender (through the Administrative Agent) with respect to any Unpaid Swing Line Loan Amount owing under this clause (iii) shall be conclusive absent manifest error.

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(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund Swing Line Participations pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of Swing Line Participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a Swing Line Participation, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Adjusted Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan as a Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Participation, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. At any time a Swing Line Loan is outstanding and the Borrower request a Revolving Credit Borrowing, the Administrative Agent may require the Borrower to (i) utilize a portion of the requested Revolving Credit Borrowing in an amount of such outstanding Swing Line Loan to repay such Swing Line Loan or (ii) at the Borrower’s option, but subject to compliance with Section 2.01, to increase the amount of the requested Revolving Credit Borrowing by up to an amount of such outstanding Swing Line Loan and utilize such increase to repay such Swing Line Loan. The Administrative Agent shall apply the relevant portion of the requested Revolving Credit Borrowing to repayment of such Swing Line Loan as specified above.

(g) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Line

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Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans may be reduced as agreed between the Swing Line Lender and the Borrower, without the consent of any other Person.

(h) Replacement of the Swing Line Lender. The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swing Line Lender. From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require. After the replacement of a Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.

(i) Resignation of the Swing Line Lender. Subject to the appointment and acceptance of a successor Swing Line Lender, the Swing Line Lender may resign as a Swing Line Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swing Line Lender shall be replaced in accordance with Section 2.04(h) above.

SECTION 2.05 Prepayments.

(a) Optional. (i) The Borrower, upon written notice to the Administrative Agent, may voluntarily prepay at any time or from time to time Revolving Credit Loans of any Class in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three (3) Business Days prior to any date of prepayment of Term SOFR Loans or Eurocurrency Rate Loans and (B) one (1) Business Day prior to any prepayment of Base Rate Loans in each case, unless the Administrative Agent agrees to a shorter period in its discretion; (2) any prepayment of Term SOFR Loans or Eurocurrency Rate Loans shall be in a minimum Principal Amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum Principal Amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire Principal Amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Each such notice shall be revocable subject to Section 3.05. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan or Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or

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Borrowings (and the application of such prepayment to scheduled maturities of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(ii) The Borrower may, upon notice by the Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York time, on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. Each such notice shall be revocable subject to Section 3.05.

(b) Mandatory. (i) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the Line Cap, the Borrower shall promptly prepay or cause to be promptly prepaid (in any event, within two (2) Business Days) Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Credit Loans such aggregate Outstanding Amount exceeds the Line Cap.

(ii) With respect to prepayments of the Facility made pursuant to Section 2.05(b)(i), the Borrower may designate the Class(es) and Type(s) of Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (y) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion.

(iii) At all times after the occurrence and during the continuance of a Cash Dominion Period and notification thereof by the Administrative Agent to the Borrower, on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply on a daily basis all immediately available funds credited to the Dominion Account or otherwise received by Administrative Agent for application to the Obligations in accordance with Section 8.04 (except (A) clause First thereof and (B) to Obligations under Treasury Services Agreements or Secured Hedge Agreements).

(iv) In the event that on any Revaluation Date (after giving effect to the determination of the Revolving Credit Exposure with respect to the applicable Revolving Credit Commitments) the Revolving Credit Exposure with respect to such Revolving Credit Commitment exceeds an amount equal to 103% of the Line Cap, the Borrower shall, within two (2) Business Days of receipt of notice from the Administrative Agent, make the prepayments required by clause (b)(i) to reduce the Revolving Credit Exposure to below the Line Cap.

SECTION 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of $5,000,000, or any whole multiple of $1,000,000, in excess thereof or, if less, the entire amount thereof (iii) if, after giving effect to any reduction

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of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess and (iv) if, after giving effect to any reduction of the Commitments, the Swing Line Loan Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit of the Swing Line Loan Sublimit, as applicable, unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Revolving Credit Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Credit Commitments.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, Swing Line Loan Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Class of Commitments the aggregate principal amount of all of its Loans of such Class outstanding on such date.

SECTION 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iv) each Swing Line Loan and Protective Advance shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans and Protective Advances.

(b) (i) During the continuance of an Event of Default under Section 8.01(a) or Section 8.01(f) and (ii) (x) after the occurrence of any Event of Default that is continuing (other than an Event of Default under Section 8.01(a) or Section 8.01(f)) and (y) the Borrower’s receipt of notice from the Required Lenders of their election to implement default interest, the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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SECTION 2.09 Fees.

In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Fee Rate times the average daily amount by which the aggregate amount of the Revolving Credit Commitment of such Revolving Credit Lender exceeds the Revolving Credit Exposure of such Revolving Credit Lender (excluding when calculating such Revolving Credit Exposure, the aggregate Outstanding Amount of Swing Line Participations and the aggregate Outstanding Amount of Protective Advance Participations of such Revolving Credit Lender); provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first calendar day of each January, April, July and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the Borrowing Base or for any other reason, the Borrower or the Administrative Agent determine that (i) the Average Excess Availability as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Average Excess Availability would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent

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(or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII; provided that any underpayment due to change in Average Excess Availability shall not in itself constitute a Default or Event of Default under Section 8.01 so long as such additional interest or fees are paid promptly upon demand as set forth above. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

SECTION 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit, Protective Advances and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to an Approved Currency, all payments by the Borrower hereunder shall be made to the

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Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for Dollar-denominated payments and in Same Day Funds not later than 1:00 p.m. New York City time on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder in an Approved Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Approved Currency and in Same Day Funds not later than 2:00 p.m. (London time) (or, if earlier, 9:00 a.m. New York City time) on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Approved Currency, the Borrower shall make such payment in Dollars at the Exchange Rate for such Approved Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Term SOFR Loans or Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment (including, without limitation, failure to fund participations in respect of any Letter of Credit, Swing Line Loan or Protective Advance), such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount (including, without limitation, failure to fund participations in respect of any Letter of Credit, Swing Line Loan or Protective Advance) forthwith upon the

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Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Extension Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit, Swing Line Loans and Protective Advances are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

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SECTION 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations, Swing Line Loans and Protective Advances held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders, at a cash price equal to the par amount thereof, plus all accrued and unpaid interest and fees thereon, such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations, Swing Line Loans and Protective Advances held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14 [Reserved].

SECTION 2.15 [Reserved].

SECTION 2.16 Extension of Revolving Credit Loans.

(a) Extension of Revolving Credit Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”, and the Loans thereunder, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the

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proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) the effective yield with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, commitment fees, OID or otherwise) may be different than the effective yield for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments); provided, further, that (A) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (B) [reserved] and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000 (or such greater amount that the Borrower, at its election, specifies as a condition to consummating any Extension Amendment (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower)).

(b) [Reserved].

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least three (3) Business Days prior to the date on which Lenders under the Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments pursuant to any Extension Request. Any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche in respect of which Revolving Credit Lenders shall have accepted the relevant Extension Request exceeds the amount of

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Extended Revolving Credit Commitments requested to be extended pursuant to the Extension Request, Revolving Credit Commitments subject to Extension Elections shall be amended to Revolving Credit Commitments on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Revolving Credit Commitments included in each such Extension Election.

(d) Extension Amendment. Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Revolving Credit Lender providing an Extended Revolving Credit Commitment thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto, (ii) [reserved], (iii) [reserved], (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, no L/C Issuer or Swing Line Lender shall be obligated to issue Letters of Credit or provide Swing Line Loans under such Extended Revolving Credit Commitments unless it shall have consented thereto.

SECTION 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

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(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent or the Collateral Agent hereunder (including in respect of Protective Advances); second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit, Swing Line Loan or Protective Advance; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender or as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer, the Swing Line Lender or against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans or Protective Advances or pursuant to Section 2.03, the Pro Rata Share of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans or Protective Advances shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that Non-Defaulting Lender, minus (2) the aggregate Revolving Credit Exposure of that Lender. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that

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Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the allocation described in this clause (iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Swing Line Lenders’ or L/C Issuers’ Fronting Exposure in accordance with the procedures satisfactory to the Swing Line Lender or such L/C Issuer (in its sole discretion).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.18 Reserves; Changes to Eligibility Criteria.

(a) The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion upon three (3) Business Days’ prior written notice to the Borrower, which notice shall include a reasonably detailed description of such Availability Reserve being established or change to any eligibility criteria being made (during which period (x) the Administrative Agent shall, if requested, discuss any such Availability Reserve or change with the Borrower and (y) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change thereto, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent), establish and increase or decrease Availability Reserves in accordance with the terms hereof as being appropriate to (A) reflect items that could reasonably be expected to adversely affect the value of the applicable Accounts included in the Borrowing Base or (B) reflect items that could reasonably be expected to adversely affect the enforceability or priority of the Collateral Agent’s Liens on the applicable Collateral (including claims that the Administrative Agent determines are (x) likely to be received in the liquidation of such Collateral or (y) will need to be satisfied in connection with the realization upon such Collateral or the amount likely to be received in the liquidation of such Collateral). During such three (3) Business Day period, such new or increased Availability Reserve shall be deemed to be in effect for purposes of determining availability for any Request for Credit Extension pursuant to Section 4.02. The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship as determined by the Administrative Agent in its Permitted Discretion to the event, condition or other matter that is the basis for the Availability Reserve. Notwithstanding anything herein to the contrary, (i) an Availability Reserve shall not be established to the extent that it would be duplicative of any specific item excluded as ineligible in the definition of Eligible Trade Receivables or Eligible Credit Card Receivables, but the Administrative Agent shall retain the right, subject to the requirements of this paragraph, to establish an Availability Reserve with respect to prospective changes in the applicable Eligible Trade Receivables or Eligible Credit Card Receivables that may reasonably be anticipated, (ii) circumstances, conditions, events or contingencies arising prior to the

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Closing Date (x) which were disclosed in writing in any field examination delivered to the Administrative Agent on or prior to the Closing Date or (y) of which the Administrative Agent had actual knowledge prior to the Closing Date shall not be the basis for the establishment of the Availability Reserves unless, in each case, the Administrative Agent establishes such Availability Reserve on the Closing Date or such circumstances, conditions, events or contingencies shall have changed in a material adverse respect since the Closing Date, (iii) no Availability Reserves established or modifications imposed shall be duplicative of reserves or modifications already accounted for through eligibility criteria (including collection/advance rates) and (iv) no reserves shall be imposed on the first 2.50% of dilution of Accounts and thereafter no dilution reserve shall exceed 1.0% for each incremental whole percentage in dilution over 2.50%; provided that dilution reserves may reflect fractional percentages in dilution. For avoidance of doubt, the foregoing requirements of this Section 2.18(a) shall not apply to the Bank Product Reserves or the Earlier Maturing Indebtedness Reserves, which Availability Reserves may be established and thereafter adjusted by the Administrative Agent from time to time in accordance with the definitions thereof.

SECTION 2.19 Sustainability Adjustments.

(a) After the Closing Date, the Borrower, in consultation with the Sustainability Coordinator, shall be entitled to establish specified Key Performance Indicators (“KPI’s”) with respect to certain Environmental, Social and Governance (“ESG”) targets of Holdings and its Subsidiaries. The Sustainability Coordinator and the Borrower may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPI’s and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent (who shall promptly notify the Borrower) written notice that such Required Lenders object to such ESG Amendment. In the event that Required Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrower and the Sustainability Coordinator. Upon effectiveness of any such ESG Amendment, based on Holdings’ performance against the KPI’s, certain adjustments (increase, decrease or no adjustment) to the otherwise applicable Applicable Rate will be made; provided that the amount of such adjustments shall not exceed (i) a 0.05% increase and/or a 0.05% decrease in the otherwise applicable Applicable Rate for Term SOFR Loans determined based upon the Applicable Rate on the effective date of the ESG Amendment, and the adjustments to the Applicable Rate for Base Rate Loans shall be the same amount, in basis points, as the adjustments to the Applicable Rate for Term SOFR Loans or (ii) a 0.01% increase and/or a 0.01% decrease in the otherwise applicable unused commitment fee payable pursuant to Section 2.09(a). The pricing adjustments pursuant to the KPI’s will require, among other things, reporting and validation of the measurement of the KPI’s in a manner that is aligned with the Sustainability Linked Loan Principles and is to be agreed between the Borrower and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Commitment Fee payable pursuant to Section 2.09(a), Applicable Rate for Base Rate Loans or Applicable Rate for Term SOFR Loans to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.

(b) The Sustainability Coordinator will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

(c) This Section shall supersede any provisions in Section 10.01 to the contrary.

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ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of any obligation of the Borrower (the Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, deductions or withholdings (including backup withholding) or similar fees or charges imposed by any Governmental Authority including any interest, penalties and/or additions to tax applicable thereto (collectively, “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required (as determined in the good faith discretion of an applicable withholding agent) by any Laws to deduct any Taxes from any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) as soon as practicable after the date of such payment, if the Borrower or any Guarantor is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, a copy of the return reporting such a payment or other evidence of such payment reasonably satisfactory to such Agent or Lender.

(b) In addition, each Loan Party agrees to (i) pay any and all present or future stamp, court or documentary, property, intangible, mortgage, filing, recording or similar Taxes, or charges or levies of the same character imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a present or former connection that the Agent or Lender has with the taxing jurisdiction (other than any connections arising from executing, delivering, becoming a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing, any Loan Document, or selling or assigning an interest in any Loan or Loan Document), except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”) or (ii) at the option of an Agent, timely reimburse such Agent for payment of any such Taxes. As soon as practicable after the date of payment of any Other Taxes by a Loan Party, the Loan Parties shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent.

(c) The Loan Parties agree to, jointly and severally, indemnify each Agent and each Lender, within ten (10) days after demand therefor, for (i) the full amount of Indemnified Taxes (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by, or required to be withheld or deducted from any payment to, such Agent or such Lender and (ii) any reasonable documented and out-of-pocket expenses arising therefrom or with respect thereto, in each case whether or

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not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that any Agent or Lender seeking indemnification pursuant to this Section 3.01(c) provides the Loan Parties the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Loan Parties. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error. For the avoidance of doubt, no Agent or Lender shall be entitled to duplicative payments from the Loan Parties in respect of the same Indemnified Tax pursuant to Section 3.01(a) and (b), on the one hand, and this Section 3.01(c), on the other hand.

(d) Each Lender (which shall, for purposes of this Section 3.01(d) include any Administrative Agent to whom payment is made) shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents reasonably satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a reduced rate, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver. Without limiting the foregoing:

(i) Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii) Each Lender that is not a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code and (b) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), or

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(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable (provided that if the Lender is a partnership, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner).

(iii) If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) The Administrative Agent and any successor thereto shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon reasonable request of the Borrower) (i) if the Administrative Agent (or such successor to the Agent) is a U.S. Person, two properly completed and duly signed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, or (ii) if the Administrative Agent (or such successor to the Administrative Agent) is not a U.S. Person, (A) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for its own account, and (B) IRS Form W-8IMY (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person and thus act as the withholding agent with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury regulation Section 1.1441-1(b)(2)(iv)(A)).

(e) Any Lender claiming any additional amounts payable pursuant to this Sections 3.01 and 3.04(a) shall, if reasonably requested in writing by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or assign its rights and obligations hereunder to another of its offices, branches or Affiliates) if, in the sole determination of such Lender, such a change or assignment would (i) materially reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and (ii) not result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender. The Loan Parties agree to pay all reasonable and documented out-of-pocket costs and expense incurred by any Lender in connection with any such change, and nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Loan Parties or the rights of such Lender pursuant to Section 3.01.

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(f) If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, incurred in obtaining such refund and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Loans or Eurocurrency Rate Loans, or to determine or charge interest rates based upon Term SOFR or the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Loans or Eurocurrency Rate Loans in the affected currency or currencies, or, in the case of Term SOFR Loans, to convert Base Rate Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all applicable Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a request for a Eurocurrency Rate Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent

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manifest error) that (A) no Term SOFR Successor Rate (in the case of Term SOFR Loans) or no applicable Eurocurrency Successor Rate (in the case of Eurocurrency Rate Loans) has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Term SOFR Scheduled Unavailability Date or Eurocurrency Rate Scheduled Unavailability Date, as applicable, has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR or the applicable Eurocurrency Rate, as applicable, for any requested Interest Period with respect to a proposed Term SOFR Loan or Eurocurrency Rate Loan, as applicable, or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR or the Eurocurrency Rate, as applicable, for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Eurocurrency Rate Loans, as the case may be, or to convert Base Rate Loans to Term SOFR Loans or to Eurocurrency Rate Loans, as the case may be, shall be suspended (to the extent of the affected Term SOFR Loans, Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of, Term SOFR Loans or Eurocurrency Rate Loans (to the extent of the affected Term SOFR Loans, Eurocurrency Rate Loans or Interest Periods), as the case may be, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans or Eurocurrency Rate Loans, as the case may be, shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)  Replacement of Term SOFR or Eurocurrency Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)  (x) with respect to Term SOFR, adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary or (y) with respect to any Eurocurrency Rate, adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate for an Approved Currency for any requested Interest Period, including, without limitation, because the “screen rate” for such Approved Currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)  (x) with respect to Term SOFR, CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative, made available, or permitted to be used for determining the interest

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rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”) or (y) with respect to any Eurocurrency Rate, the administrator of the Screen Rate for an Approved Currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Eurocurrency Rate for an Approved Currency or the Screen Rate for an Approved Currency shall no longer be representative or made available, or used for determining the interest rate of loans denominated in such Approved Currency, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the applicable Eurocurrency Rate for such Approved Currency after such specific date (such specific date, the “Eurocurrency Rate Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date with respect to a determination pursuant to clause (x) of Section 3.03(b)(i) or clause (x) of Section 3.03(b)(ii), the “Term SOFR Replacement Date”, and any such date with respect to a determination pursuant to clause (y) of Section 3.03(b)(i) or clause (y) of Section 3.03(b)(ii), the “Eurocurrency Rate Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date or Eurocurrency Rate Scheduled Unavailability Date, as applicable:

(I) with respect to a determination pursuant to clause (x) of Section 3.03(b)(i) or clause (x) of Section 3.03(b)(ii), Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”); or

(II) with respect to a determination pursuant to clause (y) of Section 3.03(b)(i) or clause (y) of Section 3.03(b)(ii), the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the relevant Eurocurrency Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (any such proposed rate, the “Eurocurrency Rate Successor Rate”, and, together with the Term SOFR Successor Rate, a “Successor Rate”). Any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

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Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to any Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders (other than determinations related to Approved Foreign Currencies).

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans and Eurocurrency Rate Loans.

(a) If any Lender or L/C Issuer reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s or L/C Issuer’s compliance therewith, there shall be any increase in the cost to such Lender or L/C Issuer of

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agreeing to make or making, funding or maintaining any Loans or (as the case may be) issuing or participating in, issuing or maintaining any Letters of Credit (or of maintaining its obligation to participate in or to issue any Letters of Credit), or a reduction in the amount received or receivable by such Lender or L/C Issuer in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes described in clauses (I)(i)-(I)(iv) of the definition of Indemnified Taxes or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender or L/C Issuer of making or maintaining the Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender or L/C Issuer setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender or L/C Issuer as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender or L/C Issuer shall be compensated pursuant to this Section 3.04 only if such Lender or L/C Issuer imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under or such or L/C Issuer is a letter of credit issuer under.

(b) If any Lender or L/C Issuer determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) or L/C Issuer therewith, has the effect of reducing the rate of return on the capital of such Lender or L/C Issuer or any Person controlling such Lender or L/C Issuer as a consequence of such Lender’s or L/C Issuer’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity requirements and such Lender’s or L/C Issuer’s desired return on capital), then from time to time upon demand of such Lender or L/C Issuer setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer (or the Person controlling such Lender or L/C Issuer, as applicable) for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender and L/C Issuer, (i) as long as such Lender or L/C Issuer shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including additional interest on the unpaid principal amount of each applicable Term SOFR Loan or Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender or L/C Issuer (as determined by such Lender or L/C Issuer in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender or L/C Issuer shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Term SOFR Loans or Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender or L/C Issuer (as determined by such Lender or L/C Issuer in good faith, which

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determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender or L/C Issuer. If a Lender or L/C Issuer fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation.

(e) If any Lender or L/C Issuer requests compensation under this Section 3.04, then such Lender or L/C Issuer will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender or L/C Issuer, cause such Lender or L/C Issuer and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender or L/C Issuer pursuant to Sections 3.04(a), (b), (c) or (d).

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term SOFR Loan or Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan or Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; or

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Approved Foreign Currency on its scheduled due date or any payment thereof in a different currency.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan or Eurocurrency Rate Loan made by it at the Term SOFR or Eurocurrency Rate, as applicable, for such Loan by a matching deposit or other borrowing in the applicable market for the applicable currency for a comparable amount and for a comparable period, whether or not such Term SOFR or Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

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(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Term SOFR Loan or Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Term SOFR Loans or Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Term SOFR Loan or Eurocurrency Rate Loan, or to convert Base Rate Loans into Term SOFR Loans or Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Term SOFR Loans or Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans or Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term SOFR Loans or Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Term SOFR Loans or Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans or Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans or Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Term SOFR Loans or Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans or Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans or Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans or Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

SECTION 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Term SOFR Loans or Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a

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Defaulting Lender, (iii) any Lender elects not to be an Extending Revolving Credit Lender or (iv) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer (in respect of any applicable Facility only in the case of clause (i) or clause (iv)), as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and arrange cancellation of or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iv).

(b) Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption (provided that Obligations other than with respect to the principal of the Loans may be paid by the Borrower) and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backstop

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standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) For the avoidance of doubt, any amounts owning to a Non-Consenting Lender or a Lender electing not to be an Extending Revolving Credit Lender under Section 2.05(a) shall be required to be paid as a condition to replacing or terminating such Lender under this Section 3.07.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, termination of the Aggregate Commitments and repayment, satisfaction or discharge of all other Obligations under any Loan Document.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:

(i) a Committed Loan Notice in accordance with the requirements hereof (and/or Letter of Credit Issuance Request, if applicable);

(ii) executed counterparts of this Agreement;

(iii) each Collateral Document set forth on Schedule 1.01B-1 required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party party thereto, together with:

(A) copies of Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party; and

(B) evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem

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reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(C) subject to Section 6.17, evidence that insurance (other than title insurance) complying with the requirements of Section 6.07 has been obtained and is in effect;

(iv) Amendment No. 1 to ABL Intercreditor Agreement;

(v) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state (or equivalent public official) of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (A) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, (B) certifying copies of resolutions or other actions of the board of directors, board of managers or other applicable governing body of such Loan Party (including shareholder resolutions to the extent necessary under applicable law or any Organization Document) approving the entry into this Agreement and all other agreements in connection with the Transactions or this Agreement, to which such Loan Party is a party, and (C) certifying copies of the Organization Documents of such Loan Party;

(vi) a customary legal opinion from each of (A) Latham & Watkins, LLP, counsel to the Loan Parties, (B) Greenberg Traurig, LLP, Nevada counsel to the Loan Parties, (C) Perkins Coie LLP, Washington counsel to the Loan Parties, (D) Venable LLP, Maryland counsel to the Loan Parties, and (E) Keating Muething & Klekamp PLL, Ohio counsel to the Loan Parties;

(vii) a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties or manager of Holdings (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit E-2;

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer of Holdings and the Borrower, confirming satisfaction of the conditions set forth in Sections 4.02(i) and (ii);

(ix) copies of a recent Lien and judgment search (to the extent such search is available in the applicable Loan Party’s jurisdiction in which it is organized and/or its chief executive office is located) in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(x) a Note executed by the Borrower in favor of each Lender that has requested a Note a least three (3) Business Days in advance of the Closing Date; and

(xi) an initial Borrowing Base Certificate dated as of the Closing Date.

(b) All fees and expenses due to the Administrative Agent, the Collateral Agent and their Affiliates, if any, required to be paid on the Closing Date and (in the case of expenses) invoiced at least three (3) Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid from the proceeds of the initial funding under the Facilities.

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(c) (i) The Administrative Agent shall have received reasonably satisfactory evidence that the Refinancing has been or shall be consummated, and the security interests and guarantees in connection therewith shall have been terminated and/or released; and (ii) any Indebtedness incurred pursuant to the Existing ABL Credit Agreement, together with all fees and accrued and unpaid interest incurred thereunder, shall have been repaid in full, and all obligations and commitments to lend in connection therewith shall have been discharged and terminated.

(d) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date.

(e) Since the most recently publicly filed Audited Financial Statements or Unaudited Financial Statements filed on Parent’s Form 10-K or Form 10-Q, there has been no event or circumstance, either individually or in the aggregate, that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(f) Any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower in accordance with the requirements of the Beneficial Ownership Regulation.

(g) The Administrative Agent shall have received Audited Financial Statements and Unaudited Financial Statements.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans or Eurocurrency Rate Loans) is subject to the provisions of Section 1.03(c) and the following conditions precedent:

(i) The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified).

(ii) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

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(iii) The Administrative Agent and, if applicable, the relevant L/C Issuer or Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(iv) After giving effect to such proposed Credit Extension and the use of proceeds thereof, either (x) Excess Availability is not less than the greater of (A) 10.0% of the Line Cap and (B) $40,000,000, or (y) the Fixed Charge Coverage Ratio is not less than 1.00:1.00.

(v) After giving effect to such purposed Credit Extension and the use of proceeds thereof, the Availability Conditions shall be satisfied.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans or Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension and that after giving effect to such Credit Extension, the Availability Conditions shall be satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower and each Guarantor party hereto (solely to the extent applicable to it) represent and warrant to the Agents and the Lenders at the time of each Credit Extension (to the extent required by Section 4.01 or Section 4.02, as applicable) that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii)(x), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

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SECTION 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, and except that (x) certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Loan Document may require the prior consent of the FCC, and (y) copies of this Agreement or any other Loan Document may be required to be filed with the FCC for informational purposes.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Any forecasts of consolidated balance sheets and consolidated statements of income and cash flow of Holdings and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of Holdings and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05 or

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otherwise set forth on the Unaudited Financial Statements, (ii) obligations arising under the Loan Documents, the Existing Term Loan Documents or under the Existing Notes Documents and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor could reasonably be expected to have a Material Adverse Effect).

SECTION 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Special Representations Relating to FCC Authorizations, Etc..

(a) The Borrower and its Restricted Subsidiaries hold all FCC Authorizations that are necessary or required for the Borrower and its Restricted Subsidiaries to conduct their business in the manner in which it is currently being conducted, except where the failure to do so would not have a Material Adverse Effect. Schedule 5.07 hereto lists each material FCC Authorization held by the Borrower or any Restricted Subsidiary as of the Closing Date. With respect to each Broadcast License issued by the FCC and listed on Schedule 5.07 hereto, the description includes the call sign, FCC identification number, community of license and the license expiration date.

(b) All material FCC Authorizations held by the Borrower and its Restricted Subsidiaries are in full force and effect in accordance with their terms, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.07, and except for such matters as would not have a Material Adverse Effect, (i) neither the Borrower nor any Restricted Subsidiary has knowledge of any investigation, notice of apparent liability, notice of violation, notice of forfeiture or complaint issued by or filed with or before the FCC with respect to any material FCC Authorization (other than proceedings relating to the broadcast industry generally), and (ii) no event has occurred that has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, material adverse modification, non-renewal, material impairment, material restriction or termination of, or material forfeiture with respect to, any material FCC Authorization. For purposes of this Section 5.07, all references to material FCC Authorizations include all of the Broadcast Licenses. The Borrower and the Restricted Subsidiaries have timely filed all required reports and notices with the FCC and have paid all amounts due in timely fashion on account of fees and charges to the FCC, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Ownership of Property; Liens and Real Property. Holdings and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, neither Holdings nor any of its Restricted Subsidiaries owns any Material Real Property.

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SECTION 5.09 Environmental Matters. Except as specifically disclosed in Schedule 5.09 or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each Loan Party and its respective properties and operations are and, other than any matters which have been finally resolved with no further liability or obligations, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b) the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of Holdings or the Borrower, threatened, under or relating to any Environmental Law;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or formerly owned, leased or operated by any Loan Party or Subsidiary, or arising out of the conduct of the Loan Parties that requires or could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability;

(d) there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or any of their respective operations or any facilities currently or, to the knowledge of Holdings or the Borrower, formerly owned, leased or operated by any of the Loan Parties or Subsidiaries, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability; and

(e) the Borrower has made available to the Administrative Agent all environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession or control of a Loan Party or any Subsidiary of a Loan Party.

SECTION 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets, that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. Except as described on Schedule 5.10, there is no proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other applicable Laws.

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(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, (v) each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto, and nothing has occurred which would prevent, or cause the loss of, such qualification; (vi) there is no “funding shortfall” (within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA) with respect to each Pension Plan (determined as of the end of the most recently preceding plan year pursuant to the assumptions used for funding such Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (vii) there are no pending or, to the knowledge of Holdings or the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; and (viii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) With respect to each Foreign Pension Plan and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) such Foreign Pension Plan has been maintained and administered in compliance with its terms and with the requirements of all applicable Law, (ii) all required contributions with respect to such Foreign Pension Plan have been made when due and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each such Foreign Pension Plan, determined as of the most recent valuation date of such Foreign Pension plan, on the basis of actuarial assumptions each of which are reasonable, did not exceed the current value of the assets of such Foreign Pension plan allocable to such liabilities.

SECTION 5.12 Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any material Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties in such material Restricted Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such material Restricted Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents, the Existing Term Loan Documents and the Existing Notes Documents and (ii) any other Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 sets forth the name and jurisdiction of each Loan Party and sets forth the ownership interest of the Borrower and any other Guarantor in each material Subsidiary, including the percentage of such ownership.

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SECTION 5.13 Margin Regulations; Investment Company Act.

(a) None of the Loan Parties is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings and no Letters of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) None of the Borrower, any Person Controlling the Borrower, or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, each of Holdings and the Borrower represents that such information was prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time of preparation; it being understood that such projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and its Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered may vary significantly from actual results and that such variances may be material.

SECTION 5.15 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date (a) there are no strikes or other labor disputes against Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened, (b) hours worked by and payment made to employees of Holdings or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrower and the other Loan Parties have complied with all applicable labor laws including work authorization and immigration and (d) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.16 [Reserved].

SECTION 5.17 Intellectual Property; Licenses, Etc. Holdings, the Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, software, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, except to the extent such failure to own, license or possess such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of Holdings, the Borrower or any of its Restricted Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights owned by Holdings, the Borrower or any of its Restricted Subsidiaries, is filed and presently pending against Holdings, the Borrower or any of its Restricted Subsidiaries or, to the knowledge of Holdings or the Borrower, presently threatened in writing against Holdings, the Borrower or any of its Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

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SECTION 5.18 Solvency. On the Closing Date, after giving effect to the Transactions, Holdings and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.19 OFAC; USA PATRIOT Act; FCPA.

(a) To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) applicable Sanctions, the United States Foreign Corrupt Practices Act of 1977, as amended and other applicable anti-corruption laws (collectively, “Anti-Corruption Laws”), and (ii) the USA PATRIOT Act.

(b) Neither Holdings nor any of its Subsidiaries nor, to the knowledge of the Borrower and the other Loan Parties, any director, officer, employee, agent or controlled Affiliate of Holdings or any Subsidiary of Holdings is currently the subject of any Sanctions, nor is Holdings or any of its Restricted Subsidiaries located, organized or resident in any country or territory that is itself the subject of comprehensive Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine).

(c) No part of the proceeds of the Loans and no Letters of Credit will be used, lent, contributed or otherwise made available, directly or, to the knowledge of the Borrower or Holdings, indirectly, by the Borrower or Holdings (i) in violation of the Anti-Corruption Laws; (ii) for the purpose of financing or facilitating any activities or business of or with, involving or for the benefit of any Person that, at the time of such financing or facilitation, is the subject of any Sanctions in violation of applicable Sanctions; or (iii) in any other manner that would result in a violation of applicable Sanctions by any Person that is a party to this Agreement.

SECTION 5.20 Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in all material respects in accordance with the requirements of this Agreement. The Eligible Trade Receivables and Eligible Credit Card Receivables that are identified by the Borrower in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission, comply in all material respects with the criteria set forth in the definition of Eligible Trade Receivables and Eligible Credit Card Receivables, respectively.

SECTION 5.21 Security Documents.

(a) Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the appropriate offices for filing and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or such taking of possession or control, in each case subject to no Liens other than Liens permitted hereunder.

(b) Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

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ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements or other contingent indemnification obligations not yet due and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, the Borrower shall, and shall cause, to the extent applicable, each of its Restricted Subsidiaries to:

SECTION 6.01 Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within ninety (90) days after the end of each fiscal year of Holdings (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than one hundred five (105) days after the end of such fiscal year), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern qualification or “emphasis of matter” with respect to or resulting from (I) an upcoming maturity date under the Revolving Credit Facility (including any Extended Revolving Credit Commitments) or Indebtedness permitted under Section 7.03 or (II) any actual or prospective financial covenant default, (ii) a narrative report of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal year, as compared to amounts for the previous fiscal year (which may be in the form of those prepared for the financial statements included in the 10-K for the applicable parent entity of the Borrower) and (iii) consolidated budget for Holdings and its Subsidiaries for the following fiscal year in a form customarily prepared by the Borrower;

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than 60 (sixty) days after the end of such fiscal quarter), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a narrative report of the financial condition and results of operations

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of Holdings and its Subsidiaries for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (which may be in the form of those prepared for the financial statements included in the 10-K for the applicable parent entity of the Borrower);

(c) [Reserved]; and

(d) Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, supplemental unaudited financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and the Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings, including Parent) or (B) Holdings’ (or any direct or indirect parent thereof, including Parent), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to Holdings and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or “emphasis of matter” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings (or any direct or indirect parent of Holdings) posts such documents, or provides a link thereto on the website on the Internet at Holdings’ website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and (ii) Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings and the Borrower (which shall include a reasonably detailed calculation of the Fixed Charge Coverage Ratio);

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, (or any direct or indirect parent of Holdings, including Parent) or any of its Restricted Subsidiaries files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the

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extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Senior Secured Notes Documents, any Existing Notes Documents or any Junior Financing Documentation and, in each case, any Permitted Refinancing thereof, and any other Indebtedness in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (ii) [reserved] and (iii) a list of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list;

(e) [reserved]; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, their respective Affiliates or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC”, the Borrower (x) authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor”, which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Holdings, the Borrower, their respective Affiliates or any of their respective securities for purposes of foreign, United States federal and state securities laws, (y) authorizes the Administrative Agent and/or the Collateral Agent to treat such Borrower Materials as publicly available and not containing any material non-public information with respect to Holdings, the Borrower, their respective Affiliates or any of their respective securities for purposes of foreign, United States federal and state securities laws and (z) authorizes the Administrative Agent and/or the Collateral Agent to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (i) any Loan Documents and notifications of changes in terms of the Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

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Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

SECTION 6.03 Notices. Within three (3) Business Days after a Responsible Officer of Holdings or the Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(c) of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings diligently conducted for which appropriate reserves have been established and maintained in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business (including any material Broadcast Licenses) except, in the case of (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition (including, in the case of IP Rights, by maintaining, preserving and protecting such rights, including by maintaining and renewing registrations and reasonably prosecuting applications thereof), ordinary wear and tear excepted and fire, casualty or condemnation excepted.

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SECTION 6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) All such liability insurance (other than business interruption insurance) as to which the Administrative Agent shall have reasonably requested to be so named, shall name the Administrative Agent as additional insured or loss payee, as applicable.

SECTION 6.08 Compliance with Laws.

(a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) (i) Operate all of the Broadcast Stations and other facilities authorized by the FCC Authorizations in material compliance with the Communications Laws and with the terms of the FCC Authorizations, (ii) timely file all required reports and notices with the FCC and pay all amounts due in a timely fashion on account of fees and charges to the FCC and (iii) timely file and prosecute all applications for renewal or for extension with respect to all of the FCC Authorizations, except, in each case of the foregoing, for any failure which would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of Holdings or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, other than any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing from time to time

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at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

(b) At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, Holdings and its Subsidiaries will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants, accountants or appraisers retained by the Administrative Agent) to such Person’s books, records, accounts so that the Administrative Agent or an appraiser or consultant retained by the Administrative Agent may conduct a field exam subject to the terms and conditions set forth below in this clause (b). From time to time the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Administrative Agent may deem necessary; provided that, Administrative Agent (i) shall be permitted to conduct (x) one field examination with respect to the Collateral in each fiscal year of the Loan Parties, (y) one additional field examination with respect to the Collateral in any fiscal year of the Loan Parties during the continuance of an Increased Reporting Event, and (ii) may conduct such other field examinations at any time upon the occurrence and during the continuance of an a Specified Event of Default. All such field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties, and the Administrative Agent shall provide the Borrower with a reasonably detailed accounting of all such expenses. If the Administrative Agent elects to retain any appraiser or consultant, other than (i) the Administrative Agent’s internal auditors or (ii) any appraiser or consultant identified in writing by the Administrative Agent to the Borrower on or prior to the Closing Date, the selection of such appraiser or consultant is subject to the reasonable consent of the Borrower (not to be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Subsidiaries of the Borrower will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11 Additional Collateral; Additional Guarantors. At the Borrower’s expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect wholly owned Restricted Subsidiary (other than an Excluded Subsidiary) by Holdings, (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary (including, following the designation of a Restricted Subsidiary as an Electing Guarantor) or (z) the designation in accordance with Section 6.14 of an Unrestricted Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary (a “New Restricted Subsidiary”):

(i) within sixty (60) days after such formation, acquisition, cessation or designation or election, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (each, a “New Guarantor”) to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements (with respect to any U.S. Guarantor), the ABL Intercreditor Agreement, if applicable, and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

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(B) take and cause any such New Restricted Subsidiary that is a New Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the filing of Uniform Commercial Code financing statements) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens securing the Obligations to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, Collateral Agent and the Lenders, of counsel for the Loan Parties consistent with the opinion delivered pursuant to Section 4.01(a)(vi) on the Closing Date;

(iii) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) or (ii).

(b) [Reserved].

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

SECTION 6.13 Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-

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record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.

SECTION 6.14 Designation of Subsidiaries.

(a) Holdings may at any time designate any Restricted Subsidiary of Holdings (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation (x) no Default or Event of Default shall have occurred and be continuing, (y) immediately after giving effect thereto, Excess Availability shall be not less than $0 and (z) the Payment Conditions are satisfied on a Pro Forma Basis, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted” Subsidiary for the purpose of any Senior Secured Notes Documents, Existing Notes Documents, Term Loan Documents, Existing Term Loan Documents or any Junior Financing, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Broadcast Licenses, Broadcast Stations or material intellectual property or other material property or assets necessary at such time to the operation of the business of the Loan Parties, (iv) no Unrestricted Subsidiary may own Equity Interests, or hold any Indebtedness, of Holdings, the Borrower or any Restricted Subsidiary and (v) to the extent any such Restricted Subsidiary so designated owns assets which contribute more than the lesser of (i) 5.0% of the aggregate Borrowing Base and (ii) $10,000,000, the Borrower shall deliver to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to the designation of such Restricted Subsidiary as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the fair market value of Holdings’ or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Holdings’ or its Subsidiary’s (as applicable) Investment in such Subsidiary.

(b) Holdings may designate (or re-designate) any Restricted Subsidiary that is an Excluded Subsidiary as an Electing Guarantor and may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary; provided that (i) no Subsidiary may be designated as an Excluded Subsidiary if it is a guarantor for the purpose of any Senior Secured Notes Documents, Existing Notes Documents, Term Loan Documents, Existing Term Loan Documents or any Junior Financing, (ii) any such designation (or redesignation) of an Electing Guarantor as an Excluded Subsidiary shall constitute an Investment by Holdings or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by Holdings) of the Investments held by Holdings and/or the applicable Restricted Subsidiaries in such Electing Guarantor immediately prior to such designation and such Investments shall otherwise be permitted hereunder and (iii) any Indebtedness or Liens of any Restricted Subsidiary designated (or re-designated) as an Electing Guarantor or an Excluded Subsidiary, as applicable, shall be deemed to be incurred after giving effect to such designation and such incurrence shall otherwise be permitted hereunder.

SECTION 6.15 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

The Borrower will, and will cause each of its Restricted Subsidiaries to comply in all material respects with all applicable Sanctions, Anti-Corruption Laws and anti-money laundering laws. The Borrower and its Restricted Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to promote compliance by the Loan Parties and the Restricted Subsidiaries and their

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respective directors, officers, employees and agents acting in their capacity as such with all Sanctions and Anti-Corruption Laws. Each of the Loan Parties shall and shall cause their respective Restricted Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and anti-money laundering laws.

SECTION 6.16 Borrowing Base Certificates.

(a) On or prior to the 10th Business Day after the last day of each fiscal month (or more frequently as the Borrower may elect, so long as the frequency of delivery is maintained by the Borrower for the immediately following 60 day period), a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrower’s, a subsequent date), together with such supporting information in connection therewith, which supporting information shall be limited to (A) a reasonably detailed calculation of Eligible Trade Receivables and Eligible Credit Card Receivables, (B) a reasonably detailed aging of the Loan Parties’ Accounts and a reconciliation to the corresponding Borrowing Base Certificate and (C) an Excess Availability calculation; provided that upon the occurrence and during the continuance of an Increased Reporting Event, the Borrower shall deliver a Borrowing Base Certificate and such supporting information as is reasonably practicable to provide on a weekly basis on the third Business Day of each week, as of the close of business on the immediately preceding Friday; provided, further, that prior to the consummation of any transaction or transactions that, individually or in the aggregate for all such transactions since the most recent delivery of a Borrowing Base Certificate, would on a pro forma basis result in a reduction in the value of the aggregate Borrowing Base in effect at such time by the lesser of (i) 10.0% or (ii) $20,000,000 or more (including, without limitation, as a result of any Investment, Restricted Payment or other Disposition of, subordination of the Administrative Agent’s Liens on, or release of a Loan Party owning, Eligible Trade Receivables or Eligible Credit Card Receivables (whether as part of a sale of Equity Interests or otherwise)), as a condition to the permissibility of the consummation of such transaction or transactions pursuant to any provision of this Agreement (including, without limitation, Sections 7.01, 7.02, 7.04, 7.05 and 7.06), (x) the Borrower shall deliver an updated Borrowing Base Certificate giving pro forma effect to such transaction or transactions and (y) after giving effect to such transaction or transactions and such updated Borrowing Base Certificate, the aggregate Revolving Credit Exposures shall not exceed the Line Cap (the requirements of this proviso, the “Updated BBC Condition”); provided, further, that in the event there is material error or material miscalculation in a Borrowing Base Certificate that affects the calculation of the Borrowing Base, the Borrower shall be required to provide an updated Borrowing Base Certificate within five (5) Business Days after receiving notification of such error or miscalculation from the Administrative Agent (or such later date as reasonably agreed by the Administrative Agent).

SECTION 6.17 Post-Closing Covenants. Except as otherwise agreed by the Administrative Agent in its sole discretion, Holdings and the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.17 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole discretion).

SECTION 6.18 License Subsidiaries.

(a) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, ensure that each License Subsidiary engages only in the business of holding Broadcast Licenses and rights and activities related thereto.

(b) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, ensure that the FCC Authorizations held by each License Subsidiary are not (i) commingled with the property of the Borrower and any Restricted Subsidiary thereof other than another License Subsidiary or (ii) transferred by such License Subsidiary to the Borrower or any Restricted Subsidiary (other than any other License Subsidiary), except in connection with a Disposition permitted under Section 7.05.

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(c) Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, ensure that no License Subsidiary has any Indebtedness or other material liabilities except (i) liabilities arising under the Loan Documents, the Term Loan Documents, the First Lien Notes Documents, the Second Lien Notes Documents, the Existing Term Loan Documents, the Existing Secured Notes Documents and the Existing Unsecured Notes Documents, in each case to which it is a party, and (ii) trade payables incurred in the ordinary course of business, tax liabilities incidental to ownership of such rights and other liabilities incurred in the ordinary course of business, including those in connection with agreements necessary or desirable to operate broadcast stations, including affiliation, programming, syndication, time brokerage, joint sales, lease and similar agreements.

SECTION 6.19 Maintenance of Cash Management System; Cash Dominion. The Loan Parties will establish and maintain the cash management system described below:

(a) Schedule 4 to the Perfection Certificate sets forth all DDAs maintained by the Loan Parties as of the Closing Date, including all Dominion Accounts. On or prior to the date that is ninety (90) days after the Closing Date (or, such later date as may be agreed to by the Administrative Agent in its Permitted Discretion), each Loan Party shall take all actions necessary to establish the Collateral Agent’s control of and Lien on each such DDA (other than an Excluded Account). Each Loan Party shall be the sole account holder of each DDA (other than an Excluded Account) and shall not allow any other Person (other than the Administrative Agent, the Collateral Agent or, subject to the ABL Intercreditor Agreement, the Term Facility Collateral Agent) to have control over or a Lien on a DDA (other than an Excluded Account) or any property deposited therein. Holdings shall not, and shall not cause or permit any of its Restricted Subsidiaries to, accumulate or maintain cash (other than (i) cash that is not proceeds of any Collateral, and (ii) nominal amounts which are required to be maintained in such DDA under the terms of the arrangements with the bank at which such DDAs are maintained, which nominal amounts shall not exceed $20,000,000 in the aggregate for all DDAs at any time) in the Excluded Accounts as of any date of determination in excess of checks outstanding against such Accounts as of such date.

(b) (i) Within ninety (90) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its Permitted Discretion), the Loan Parties shall have delivered to the Administrative Agent an effective account control agreement or blocked account agreement (a “Deposit Account Control Agreement”) for all of the DDAs of the Loan Parties (other than Excluded Accounts), in each case duly executed by each applicable Loan Party and the applicable depositary bank in form and substance reasonably satisfactory to the Collateral Agent and (ii) the applicable Loan Party shall enter into a Deposit Account Control Agreement with respect to any such DDA (other than an Excluded Account) which is established or acquired (including, for the avoidance of doubt, pursuant to a Permitted Acquisition) after the Closing Date, promptly and in any event within ninety (90) days upon such establishment or acquisition (or such later date as may be agreed to by the Administrative Agent (such agreement not to be unreasonably withheld or delayed)).

(c) Upon the occurrence and during the continuation of a Cash Dominion Period (and following delivery of notice of the commencement thereof from the Administrative Agent to the Borrower and the account bank party to such instrument or agreement), all funds and financial assets held in or credited to each DDA shall be swept into the Dominion Account on a daily basis (or less frequently as agreed by the Administrative Agent) for application as set forth in Section 2.05(b)(iii).

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(d) So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have control over, the manner of disposition of funds in the DDAs. The Administrative Agent and the other Secured Parties hereby acknowledge and agree that, subject to Section 8.02, so long as no Cash Dominion Period is continuing the Loan Parties shall have the right to withdraw all funds remaining on deposit in any Dominion Account and the Administrative Agent shall no longer be permitted to direct any account bank under any Deposit Account Control Agreement to sweep funds into any Dominion Account.

(e) The Loan Parties may close DDAs and/or open new DDA without the Administrative Agent’s consent, subject to the prompt execution and delivery to the Administrative Agent of a Deposit Account Control Agreement to the extent required by, and within the time periods set forth in, the provisions of this Section 6.19. The Loan Parties may open or close Excluded Accounts at any time, without requirement of delivery of a Deposit Account Control Agreement without consent of the Administrative Agent.

(f) Any amounts received in the Dominion Account (including all interest and other earnings with respect thereto, if any) (i) at any time after the payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), Cash Collateralization of all Letters of Credit and termination of the aggregate Revolving Credit Commitments hereunder and (ii) any amounts that continue to be swept to the Dominion Accounts after no Cash Dominion Period exists, shall, in each case, be remitted to the operating account of the Borrower as specified by the Borrower.

(g) With respect to any cash maintained in a Qualified Account, to the extent included in the Borrowing Base, (i) the withdrawal of such cash from such Qualified Account shall be subject to the conditions that (A) either (x) Excess Availability will not be less than the greater of (1) 10.0% of the Line Cap and (2) $40,000,000, or (y) the Fixed Charge Coverage Ratio will not be less than 1.00:1.00 and (B) no Cash Dominion Period will be in effect (including after the grace period provided in the definition thereof has elapsed), in each case after giving pro forma effect to the requested withdrawal from such Qualified Account (resulting in an immediate dollar-for-dollar reduction in the Qualified Cash Component in the Borrowing Base), and (ii) solely to the extent that the aggregate amount of cash withdrawn from Qualified Accounts since the date of delivery of the most recent Borrowing Base Certificate is in excess of 5% of the Borrowing Base in effect at such time, the Borrower shall deliver to the Administrative Agent an updated pro forma Borrowing Base Certificate reflecting such reduction in the Qualified Cash Component in the Borrowing Base that demonstrates the satisfaction of such conditions.

SECTION 6.20 Compliance with Margin Regulations.

The Borrower shall not, directly or indirectly, use, or permit its Affiliates to use, any part of the proceeds of any Borrowing or L/C Credit Extension, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect).

SECTION 6.21 Use of Proceeds.

The proceeds of the Revolving Credit Loans and the Letters of Credit shall be used for any purpose not prohibited by this Agreement. The Borrower will not, directly or, knowingly, indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or the Letters of Credit, whether as lender, underwriter, advisor, investor, letter

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of credit issuer or otherwise). The Borrower will not use the proceeds of the Loans or use the Letters of Credit, directly or knowingly indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements or other contingent indemnification obligations not yet due and payable) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:

SECTION 7.01 Liens. Neither Holdings nor the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to (i) any Loan Document, (ii) the Term Loan Documents, (iii) the Existing Term Loan Documents, (iv) the Existing Secured Notes Documents, (v) the First Lien Notes Documents, and/or (vi) the Second Lien Notes Documents, in each case, securing Indebtedness incurred under Section 7.03(a), (w) and/or (x), as applicable; provided, that except with respect to the preceding clause (i), all such Liens on the Collateral shall be junior to the Liens securing the Obligations pursuant to the ABL Intercreditor Agreement;

(b) Liens arising in connection with the Transactions and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (x) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (y) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes that are not overdue for a period of more than thirty (30) days or not yet payable or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries;

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(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property, and any exceptions on any mortgage policies that do not in the aggregate materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l) Liens (i) on cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (other than 7.05(e)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of Holdings or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of Holdings or any Subsidiary Guarantor;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

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(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by Holdings or any of its Restricted Subsidiaries are located;

(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within three hundred sixty-five (365) days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on property (i) of any Restricted Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of Holdings or any Restricted Subsidiary permitted under Section 7.03; provided that, in the case of this clause (ii), such Liens shall not secure any Indebtedness in an aggregate principal amount outstanding at any time in excess of the greater of $50,000,000 and 5.0% of Consolidated EBITDA in each case determined as of the date of incurrence;

(w) In the case of Liens securing Indebtedness assumed pursuant to Section 7.03(g), Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

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(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(y) to the extent constituting a Lien, Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $25,000,000 incurred pursuant to Section 7.03(f);

(cc) Liens on property or assets of Holdings or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $400,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period in each case determined as of the date of incurrence; provided that, with respect to any such Liens on Collateral, (x) such Liens shall be junior to the Liens on the Collateral securing the Obligations and (y) the Other Debt Representative acting on behalf of the holders of the Indebtedness secured by such Liens becomes party to the ABL Intercreditor Agreement;

(dd) Liens to secure Indebtedness permitted to be secured under Sections 7.03(g), 7.03(q) or 7.03(s); provided that, with respect to any such Liens on Collateral, (x) such Liens shall be junior to the Liens on the Collateral securing the Obligations and (y) the Other Debt Representative acting on behalf of the holders of the Indebtedness secured by such Liens becomes party to the ABL Intercreditor Agreement;

(ee) [reserved];

(ff) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(gg) deposits of cash with the owner or lessor of premises leased and operated by Holdings or any of its Subsidiaries to secure the performance of Holdings’ or such Subsidiary’s obligations under the terms of the lease for such premises;

(hh) Liens on proceeds of Indebtedness held in Escrow for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the Borrower or a Restricted Subsidiary; and

(ii) Liens (i) on cash or Cash Equivalents or escrow deposits (A) in connection with any letter of intent or purchase agreement with respect to any Investment or other acquisition permitted hereunder (or to secure letters of credit posted in respect thereof), (B) in favor of any seller of property pursuant to a

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transaction permitted hereunder, to be applied against the purchase price for such transaction or (C) otherwise in connection with any escrow arrangements (or similar arrangements) with respect to any Investment or other acquisition of assets or Disposition, in each case (1) permitted under this Agreement (including any letter of intent or purchase agreement with respect to any such Investment or other acquisition of assets or Disposition) and (2) deposited and maintained in Excluded Accounts or (ii) consisting of an agreement to dispose of any property in a Disposition permitted under Section 7.05 (other than 7.05(e)).

For purposes of determining compliance with this Section 7.01, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 7.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any amount permitted under Section 7.03(y) in respect of such Indebtedness; provided, that all Liens securing the Term Facility, the Existing Term Loans, the Existing Secured Notes, the First Lien Notes or the Second Lien Notes shall be permitted only under Section 7.01(a).

SECTION 7.02 Investments. Neither Holdings nor the Restricted Subsidiaries shall directly or indirectly, make any Investments, except:

(a) Investments by Holdings or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) Loans or advances to officers, directors, managers and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to Holdings in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time (x) under clause (ii) above shall not exceed the greater of (I) $30,000,000 and (II) 3.0% of Consolidated EBITDA and (y) under clause (iii) above shall not exceed $15,000,000;

(c) Investments by Holdings or the Borrower or any Restricted Subsidiary in any of Holdings, the Borrower or any Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party, either (x) the aggregate amount of such Investments shall not exceed the greater of (I) $250,000,000 and (II) 25.0% of Consolidated EBITDA for the then most recently ended Test Period plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment at the time such Investment was made) or (y) such Investment is made in the ordinary course of business or consistent with past practice;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c), (d) and (e)), 7.05 (other than 7.05(d) or (e)), 7.06 (other than 7.06(e) and (i)(iv)) and 7.14, respectively;

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(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by Holdings or any Restricted Subsidiary in Holdings or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that, in each case, the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date and described on Schedule 7.02(f) or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary or a division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto (i) other than in the case of a Limited Condition Transaction, no Event of Default under Section 8.01(a) or (f) with respect to the Borrower shall have occurred and be continuing, (ii) the newly acquired business shall comply with Section 7.07 and (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11 (any such acquisition, a “Permitted Acquisition”);

(j) [Reserved];

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings and any other direct or indirect parent of Holdings, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(f), (g), (h) or (l);

(n) other Investments in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed the sum of (I) Restricted Payments permitted pursuant to 7.06(h) that have not otherwise been made, plus (II) the greater of $450,000,000 and 45.0% of Consolidated EBITDA for the then most recently ended Test Period determined at the time of such Investment (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) plus (III) the portion, if any, of the Cumulative Credit on such date that Holdings elects to apply to this clause (III), plus (IV) Investments (i) in an amount equal to the amount of Excluded Contributions previously received and that Holdings elects to apply under this clause (IV) or (ii) without duplication with clause (III) or clause (IV)(i), in an amount equal to the net cash proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied;

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(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is contemporaneously made solely with Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent of Holdings);

(q) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into Holdings or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) [reserved];

(s) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(t) Guarantees by Holdings or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) [Reserved];

(v) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of $50,000,000 and 5.0% of Consolidated EBITDA for the then most recently ended Test Period determined at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(w) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all of its assets to, a Loan Party;

(x) [reserved];

(y) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 7.02(y);

(z) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries after the Closing Date, taken together with all other Investments made pursuant to this clause (z) that are at that time outstanding, not to exceed the greater of $275,000,000 and 3.0% of Total Assets for the then most recently ended Test Period determined (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

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(aa) earnest money deposits required in connection with Permitted Acquisitions (or similar Investments);

(bb) contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of Holdings;

(cc) Investments, so long as the Payment Conditions are satisfied on a Pro Forma Basis; and

(dd) Investments in non-fungible tokens (or similar digital assets) that are related, complementary, incidental, ancillary or similar to any of the business, services or activities of Holdings or any of its Subsidiaries, and Investments resulting from the receipt and ownership of cryptocurrencies (or similar digital assets) received as consideration therefor, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $100 million and 1.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

For purposes of determining compliance with this Section 7.02, in the event that an item of Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (bb) above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Investment or any portion thereof in a manner that complies with this Section 7.02 and will only be required to include the amount and type of such Investment in one or more of the above clauses. In the event that a portion of the Investments could be classified as incurred under a “ratio-based” basket (giving pro forma effect to the making of such Investments), the Borrower, in its sole discretion, may classify such portion of such Investment as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Investments as having been incurred pursuant to one or more of the other clauses of this Section 7.02.

Notwithstanding the foregoing, no Broadcast Licenses, Broadcast Stations or material intellectual property necessary or other material property or asset at such time to the operation of the business of the Loan Parties (or Equity Interests in any Loan Party that owns any such Broadcast Licenses, Broadcast Stations or other property or asset) that are, in each of the foregoing cases, owned by a Loan Party, may be contributed as an Investment or otherwise, whether directly or indirectly or by one or more transactions, by any Loan Party to any Person that is not a Loan Party.

SECTION 7.03 Indebtedness. Neither Holdings nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) Indebtedness of any Loan Party under the Loan Documents, (ii) Indebtedness of any Loan Party under the Term Facility in an aggregate principal amount not to exceed the sum of (I) the aggregate principal amount outstanding under the Term Facility as of the First Amendment Effective Date immediately after giving effect to the First Amendment Effective Date Transactions, plus (II) the Available Incremental Amount (as defined in the Term Loan Credit Agreement as in effect on the date hereof), plus (III) other Term Loan Obligations not constituting principal, and any Permitted Refinancing thereof, (iii) the Existing Term Loans in an aggregate principal amount outstanding as of the First Amendment Effective Date immediately after giving effect to the First Amendment Effective Date Transactions, and any Permitted Refinancing thereof, (iv) the Existing Secured Notes (4.750%) in an aggregate principal amount outstanding as of the First Amendment Effective Date immediately after giving effect to the First Amendment Effective Date Transactions, and any Permitted Refinancing thereof and (v) the Existing Secured Notes (5.250%), the Existing Secured Notes (6.375%) and the Existing Unsecured Notes, in each case, in an aggregate principal amount outstanding as of the First Amendment Effective Date immediately after giving effect to the First Amendment Effective Date Transactions, and any Permitted Refinancing thereof;

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(b) [Reserved];

(c) Guarantees by Holdings and any Restricted Subsidiary in respect of Indebtedness of Holdings or any Restricted Subsidiary of Holdings otherwise permitted hereunder; provided that (A) no Guarantee of the Term Facility, the First Lien Notes, the Second Lien Notes, the Existing Term Loans, the Existing Secured Notes or the Existing Unsecured Notes or any Indebtedness constituting Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guaranty of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that, any such Indebtedness (i) owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations pursuant to an Intercompany Note and (ii) owed contractually to a Loan Party by any other Loan Party or any Restricted Subsidiary shall be evidenced by, and pledged to the Collateral Agent (or the Term Facility Collateral Agent) pursuant to, the Intercompany Note;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by Holdings or any Restricted Subsidiary prior to or within three hundred sixty-five (365) days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed the greater of (x) $550,000,000 and (y) 6.0% of Total Assets determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and (iii) any Permitted Refinancing of any of the foregoing;

(f) Indebtedness in respect of Swap Contracts designed to hedge against Holdings’ or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of Holdings or any Restricted Subsidiary assumed or incurred in connection with any Permitted Acquisition or similar permitted Investment; provided that: (I) in the case of Indebtedness assumed in connection with any Permitted Acquisition or similar permitted Investment (A) such Indebtedness may be assumed in unlimited amounts that would otherwise be permitted to be incurred as Permitted Ratio Debt after giving Pro Forma Effect to the assumption thereof (and the other transactions consummated concurrently therewith), and (B) any such assumed Indebtedness was not incurred in contemplation of such Permitted Acquisition or similar permitted Investment; and (II) in the case of Indebtedness incurred in connection with such Permitted Acquisition or similar permitted Investment (including to finance the consummation thereof) (A) the aggregate amount of such incurred Indebtedness does not exceed the sum of (1) the greater of (x) $350,000,000 and (y) 4.0% of Total Assets for the then most recently ended Test Period ending on or prior to the incurrence thereof and (2) additional unlimited amounts that would otherwise be permitted to be incurred as Permitted Ratio Debt hereunder; provided, further, that any such Indebtedness assumed or incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(s) or 7.03(v) or as a Permitted Refinancing by a Restricted Subsidiary that is not a Loan Party

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of Indebtedness initially incurred under any of the foregoing clauses, does not exceed in the aggregate at any time outstanding the greater of (x) $250,000,000 and (y) 3.0% of Total Assets for the then most recently ended Test Period ending on or prior to the incurrence thereof;

(h) Indebtedness representing deferred compensation to employees of Holdings (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by Holdings or any of its Restricted Subsidiaries to future, present or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 7.06;

(j) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Indebtedness consisting of obligations of Holdings or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) obligations in respect of Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m) Indebtedness of Holdings or any of its Restricted Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed (i) the greater of $450,000,000 and 5.0% of Total Assets for the then most recently ended Test Period at any time outstanding plus (ii) 100% of the cumulative amount of the net cash proceeds and Cash Equivalent proceeds from the sale of Equity Interests (other than Excluded Contributions, proceeds of Disqualified Equity Interests or sales of Equity Interests to Holdings or any of its Subsidiaries) of Holdings or any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of Holdings that has not been applied to incur debt pursuant to this clause (m)(ii), to make Restricted Payments pursuant to Section 7.06 (other than pursuant to Section 7.06(h)), to make Investments pursuant to clause 7.02(n), (v), (w), (y) or (z), to make prepayments of subordinated indebtedness pursuant to Section 7.14;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) Business Days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

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(q) Indebtedness incurred by any Loan Party so long as (i) the Payment Conditions are satisfied on a Pro Forma Basis and (ii) such Indebtedness has a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred, and has a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities;

(r) Indebtedness supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit;

(s) Permitted Ratio Debt and any Permitted Refinancing thereof;

(t) Indebtedness incurred in compliance with Section 7.03(t) of the Term Loan Credit Agreement (as in effect on the date hereof);

(u) Indebtedness in respect of any iHeart Operations Preferred Stock with a liquidation preference or stated value not to exceed the greater of (x) $250,000,000 and (y) 3.0% of Total Assets as of the last day of the then most recently ended Test Period, and any Permitted Refinancing thereof; provided that, for the avoidance of doubt, the greater of (x) $250,000,00 and (y) 3.0% of Total Assets threshold shall not be increased due to any anti-dilution provision or any other similar provision of such preferred stock;

(v) Indebtedness incurred by a Subsidiary which is not a Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (v) and then outstanding, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g) or 7.03(s) or as a Permitted Refinancing of any of the foregoing by a Restricted Subsidiary that is not a Loan Party, does not in the aggregate at any time outstanding exceed the greater of $250,000,000 and 3.0% of Total Assets for the then most recently ended Test Period for the then most recently ended Test Period ending on or prior to the incurrence thereof;

(w) (i) the First Lien Notes (9.125%) issued on the First Amendment Effective Date and additional First Lien Notes (9.125%) (or other notes with substantially the same terms as the First Lien Notes (9.125%)) issued after the First Amendment Effective Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing Secured Notes (6.375%) in accordance with Section 7.13(a)(vi) of the Term Loan Credit Agreement (as in effect on the date hereof), (ii) the First Lien Notes (7.750%) issued on the First Amendment Effective Date and additional First Lien Notes (7.750%) (or other notes with substantially the same terms as the First Lien Notes (7.750%)) issued after the First Amendment Effective Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing Secured Notes (5.250%) in accordance with Section 7.13(a)(vii) of the Term Loan Credit Agreement (as in effect on the date hereof), (iii) the First Lien Notes (7.000%) issued on the First Amendment Effective Date and additional First Lien Notes (7.000%) (or other notes with substantially the same terms as the First Lien Notes (7.000%)) issued after the First Amendment Effective Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing Secured Notes (4.750%) in accordance with Section 7.13(a)(viii) and (ix) of the Term Loan Credit Agreement (as in effect on the date hereof) and (iv) in the case of clauses (i) through (iii) above, any Permitted Refinancing thereof;

(x) (i) the Second Lien Notes issued on the First Amendment Effective Date and additional Second Lien Notes (or other notes with substantially the same terms as the Second Lien Notes) issued after the First Amendment Effective Date in exchange for or to prepay, refinance, repurchase, redeem, satisfy or discharge the Existing Unsecured Notes in accordance with Section 7.13(a)(ix) of the Term Loan Credit Agreement (as in effect on the date hereof) and (ii) any Permitted Refinancing thereof; and

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(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the clauses above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 7.03 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents, the Term Loan Documents, the Existing Term Loan Documents and the Existing Notes Documents, and in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a), (ii) all Indebtedness outstanding under the First Lien Notes Documents and any Permitted Refinancing thereof will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(w) and (iii) all Indebtedness outstanding under the Second Lien Notes Documents and any Permitted Refinancing thereof will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(x) (but, in each applicable case, without limiting the right of the Borrower to classify and reclassify, or later divide, classify or reclassify, Indebtedness incurred under Section 7.03(g) or 7.03(s)). In the event that a portion of Indebtedness or other obligations could be classified as an Incurrence Based Amount (giving pro forma effect to the incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness as an Incurrence Based Amount and thereafter the remainder of the Indebtedness or other obligations as having been incurred pursuant to one or more of the other clauses of this Section 7.03. The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

SECTION 7.04 Fundamental Changes. Neither Holdings nor any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with (i) Holdings (including a merger, the purpose of which is to reorganize Holdings into a new jurisdiction); provided that Holdings shall be the continuing or surviving Person and such merger does not result in Holdings ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia, (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person, or (iii) in order to consummate the Permitted Tax Restructuring;

(b) (i) any Restricted Subsidiary (other than the Borrower) that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party; (ii) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if (x) Holdings determines in good faith that such action is in the best interest of Holdings and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders or the Collateral Agent and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than 7.02(e) or (h)) or 7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder), and (iii) Holdings or any Restricted Subsidiary may change its legal form if Holdings determines in good faith that such action is in the best interest of Holdings and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders or the Collateral Agent and all actions are taken to maintain the perfection of the Collateral Agent’s Liens on the Collateral);

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(c) any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and/or other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) [reserved], and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person (other than Holdings) in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary (or, if such transaction involves the Borrower, the Borrower shall survive), and any such Restricted Subsidiary shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; and

(g) the Transactions may be consummated.

SECTION 7.05 Dispositions. Neither Holdings nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries;

(b) Dispositions of inventory or goods (or other assets, including furniture and equipment) held for sale, intellectual property licensed to customers and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;

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(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to Holdings or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06;

(f) Dispositions of Identified Assets;

(g) Dispositions of Cash Equivalents in the ordinary course of business;

(h) (i) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings or any of its Restricted Subsidiaries and (ii) Dispositions of intellectual property that do not materially interfere with the business of Holdings or any of its Restricted Subsidiaries;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of the greater of (x) $175,000,000 and (y) 20.0% of Consolidated EBITDA for the Test Period then most recently ended on or prior to the date of such Disposition, Holdings or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Liens permitted pursuant to this Agreement); provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings’ (or the Restricted Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or the applicable Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by Holdings or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $250,000,000 and 30.0% of Consolidated EBITDA for the then most recently ended Test Period (net of any non-cash consideration converted into cash and Cash Equivalents);

(k) [reserved];

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(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed 10.0% of Total Assets as of the last day of the then most recently ended Test Period;

(n) any swap of assets (other than Collateral) in exchange for services or other assets of comparable or greater value or usefulness to the business of Holdings and its Subsidiaries as a whole, as determined in good faith by the management of Holdings;

(o) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary));

(p) the unwinding of any Swap Contract pursuant to its terms;

(q) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the lapse or abandonment in the ordinary course of business of any IP Rights, including any registration or applications for registration thereof, that are, in the reasonable business judgment of Holdings or its applicable Restricted Subsidiary, no longer material to their business or economically practicable to maintain;

(s) Dispositions listed on Schedule 7.05(s) or to consummate the Transactions;

(t) [Reserved];

(u) transactions entered into in order to consummate a Permitted Tax Restructuring;

(v) Dispositions of assets acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are not used or useful to the core or principal business of Holdings and its Restricted Subsidiaries;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (p), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents (and such Liens shall be automatically released), and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

For purposes of determining compliance with this Section 7.05, (A) Dispositions need not be incurred solely by reference to one category of Dispositions permitted by this Section 7.05 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that Dispositions (or any portion thereof) meets the criteria of one or more of the categories of Dispositions permitted by this Section 7.05, the Borrower may, in its sole discretion, classify or reclassify such Dispositions (or any portion thereof) in any manner that complies with this provision.

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SECTION 7.06 Restricted Payments. Neither Holdings nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to Holdings, and other Restricted Subsidiaries of Holdings (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) any Restricted Payment made pursuant to or in connection with the Transactions;

(d) [reserved];

(e) to the extent constituting Restricted Payments, Holdings and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than 7.02(e) and (m)), 7.04 or 7.08 (other than Sections 7.08(e) or 7.08(j));

(f) repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof) or any Restricted Subsidiary of Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) Holdings and each Restricted Subsidiary may pay (or make Restricted Payments to allow Holdings or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of Holdings or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or Holdings or any other direct or indirect parent of such Restricted Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or Holdings or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed the greater of (i) $60,000,000 and (ii) 6.0% of Consolidated EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $120,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to Holdings, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any of Holdings’ direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii) the net cash proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries; less

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(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clause (i) and (ii) of this Section 7.06(g);

(h) Holdings may make Restricted Payments in an aggregate amount not to exceed the sum of (i) the greater of $350,000,000 and 4.0% of Total Assets for the Test Period most recently ended on or prior to the date of such Restricted Payment, plus (ii) the portion, if any, of the Cumulative Credit on such date that Holdings elects to apply to this paragraph, minus (iii) amounts applied to the prepayment of Junior Financing pursuant to Section 7.14(a)(iv)(1);

(i) Holdings may make Restricted Payments to any direct or indirect parent of Holdings:

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings and its Restricted Subsidiaries and, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of Holdings and its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by such parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence or good standing under applicable law;

(iii) for any taxable period ending after the Closing Date (A) in which Holdings and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar Tax group (a “Tax Group”) of which a direct or indirect parent of Borrower is the common parent or (B) in which Holdings is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, to pay U.S. federal, state and local and foreign Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Holdings and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that Holdings and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with Holdings as the corporate common parent of such stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (iii) with respect to any Taxes of any Unrestricted Subsidiary shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to Holdings or its Restricted Subsidiaries for the purposes of paying such consolidated, combined, unitary or similar Taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to Holdings or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into Holdings or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries; and

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(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of Holdings and its Restricted Subsidiaries;

(j) payments made or expected to be made by Holdings or any of the Restricted Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) Holdings or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(l) any Restricted Payment by Holdings or any other direct or indirect parent of Holdings to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary;

(m) any Restricted Payment made in connection with paying dividends with respect to the declaration and payment by iHeart Operations of cash interest with respect to the iHeart Operations Preferred Stock in an amount up to the greater of (x) $750,000,000 and (y) 7.5% of Total Assets as of the last day of the then most recently ended Test Period of liquidation preference and any accrued unpaid interest or premium thereon or any securities issued as a replacement therefor so long as the terms of such replacement securities do not exceed the greater of (x) $750,000,000 and (y) 7.5% of Total Assets as of the last day of the then most recently ended Test Period in liquidation preference, amount, stated value or principal amount and are not materially adverse to the Lenders, in their capacity as such, taken as whole, as compared to the terms of the iHeart Operations Preferred Stock that is being replaced (as determined in good faith by the Borrower);

(n) [reserved];

(o) distributions in connection with the making of any “AHYDO Catch-up Payments,” in respect of any Junior Financing defined as payments on any indebtedness to avoid the application of the “Applicable High-Yield Discount Obligation” rules of Section 163 of the Code to such indebtedness;

(p) the distribution, by dividend or otherwise, of Equity Interests of an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries), or Indebtedness owed to Holdings or a Restricted Subsidiary by an Unrestricted Subsidiary; provided that such Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries) owns no assets other than Equity Interests of one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(q) Restricted Payments that are made (i) in an amount equal to the amount of Excluded Contributions previously received and that Holdings elects to apply under this clause (q) or (ii) without duplication with clause (i), in an amount equal to the net cash proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied; and

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(r) Restricted Payments, so long as the Payment Conditions are satisfied on a Pro Forma Basis.

SECTION 7.07 Change in Nature of Business. Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Holdings and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

SECTION 7.08 Transactions with Affiliates. Neither Holdings shall, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business for a transaction value in excess of the greater of $30,000,000 and 3.0% of Consolidated EBITDA per each individual transaction or series of related transactions, other than (a) loans and other transactions among Holdings and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary or as a result of such loan or other transaction to the extent permitted under this Article VII, (b) on terms substantially as favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) [reserved], (e) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (f) employment and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings and its Restricted Subsidiaries (or any direct or indirect parent of Holdings) in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) [reserved], (j) payments by Holdings or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of Holdings to the extent attributable to the ownership or operation of Holdings and the Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of Holdings, any of its Subsidiaries or any direct or indirect parent thereof, (l) transactions in connection with Permitted Tax Restructurings or (m) a joint venture which would constitute a transaction with an Affiliate solely as a result of Holdings or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

SECTION 7.09 Burdensome Agreements. Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of Holdings that is not a Guarantor to make Restricted Payments to Holdings or any Guarantor or to make or repay intercompany loans and advances to Holdings or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of Holdings, so long as such Contractual

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Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Holdings; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of Holdings which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (xiii) [reserved] and (xiv) are restrictions contained in any Term Loan Document, Existing Term Loan Document, Existing Secured Notes Document, Existing Unsecured Notes Document, First Lien Notes Document or Second Lien Notes Document or, in each case, any Permitted Refinancing thereof.

SECTION 7.10 [Reserved].

SECTION 7.11 [Reserved].

SECTION 7.12 Change in Fiscal Year. Holdings shall not make any change in its fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.13 Financial Covenant. The Borrower shall not permit the Fixed Charge Coverage Ratio for any Test Period to be less than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested on the date any Covenant Trigger Period commences (as of the last day of the Test Period ending immediately prior to the date on which such Covenant Trigger Period shall have commenced) and shall continue to be tested as of the last day of each Test Period thereafter until such Covenant Trigger Period is no longer continuing.

SECTION 7.14 Prepayments, Etc. of Indebtedness.

(a) Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Indebtedness (I) in excess of the Threshold Amount and (II) that is or is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents in right of payment to the Obligations (it being understood that the Term Loan Obligations will not be considered Junior Financing) (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the net cash proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing

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and, if such Indebtedness was originally incurred under Section 7.03(g), (q) or (s), is permitted pursuant to Section 7.03(g), (q) or (s)), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of Holdings or any Restricted Subsidiary to Holdings or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of (1) Restricted Payments permitted pursuant to Section 7.06(h) that have not otherwise been made plus (2) the greater of $300,000,000 and 3.5% of Total Assets for the then most recently ended Test Period plus (3) the portion, if any, of the Cumulative Credit on such date that Holdings elects to apply to this paragraph, plus (4) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings that are made (i) in an amount equal to the amount of Excluded Contributions previously received and that Holdings elects to apply under this clause (4) or (ii) without duplication with clause (3), in an amount equal to the net cash proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied, (v) repayments, redemptions, purchases or defeasances in connection with “AHYDO Catch-up Payments,” defined as payments on any indebtedness to avoid the application of the “Applicable High-Yield Discount Obligation” rules of Section 163 of the Code to such Indebtedness and (vi) unlimited prepayments of a Junior Financing so long as the Payment Conditions are satisfied on a Pro Forma Basis.

(b) Holdings shall not, nor shall it permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 7.15 Permitted Activities. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following activities and those incidental thereto (i) its ownership of the Equity Interests of the Borrower or other Restricted Subsidiaries, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Term Loan Documents, the First Lien Notes Documents, the Second Lien Notes Documents, the Existing Term Loan Documents, the Existing Secured Notes Documents and the Existing Unsecured Notes Documents, in each case to which it is a party, or (iv) any transaction that Holdings is permitted to enter into or consummate under this Article VII.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01 Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Holdings or any Restricted Subsidiary, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.19(c) or 6.19(g) or Article VII; provided that an Event of Default as a result of a breach of Section 7.13 is subject to cure pursuant to Section 8.05; or

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(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues (i) except as set forth in clauses (ii) and (iii) below, for thirty (30) days, (ii) in the case of a failure to perform or comply with Section 6.01(a), 6.01(b), 6.16(a) or 6.14(a), for five (5) Business Days (or three (3) Business Days when a Borrowing Base Certificate is required to be delivered weekly), in each case, after written notice thereof by the Administrative Agent to the Borrower or (iii) in the case of a failure to perform or comply with provisions under Section 6.19(a), (b) or (e), five (5) Business Days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, after giving effect to all applicable grace periods, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that this clause (e) shall not apply if such failure is remedied or waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article VIII; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been

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notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days from the entry thereof; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Sections 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. (i) Any Collateral Document or any material portion thereof, after delivery thereof pursuant to Section 4.01 or Sections 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof and thereof including as a result of a transaction not prohibited under this Agreement) cease to be in full force and effect and to create a valid and perfected Lien, with the priority required by this Agreement, the Collateral Documents and the ABL Intercreditor Agreement on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect could reasonably be expected to result.

SECTION 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) terminate the Aggregate Commitments;

(b) declare the unpaid principal amount of all outstanding Loans and the amount of all outstanding L/C Disbursements, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the foregoing shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

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(c) require that the Borrower Cash Collateralize the L/C Obligations in accordance with Section 2.03(g); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that, upon the occurrence of an Event of Default described in Section 8.01(f) with respect to Holdings or the Borrower, (x) the Aggregate Commitments shall automatically terminate, and (y) the unpaid principal amount of all outstanding Loans and the amount of all outstanding L/C Disbursements, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Holdings or the Borrower; provided, further, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”), other than the Borrower, affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Holdings, have assets with a fair market value in excess of 5.0% of Total Assets individually, or 10.0% of Total Assets together with the assets of all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause.

SECTION 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to any Intercreditor Agreements then in effect, be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III or Section 10.05) payable to the Administrative Agent or the Collateral Agent in its capacity as such and their Agent-Related Persons and any L/C Issuers in their capacities, as such;

Second, to payment of the Obligations constituting accrued and unpaid interest on any Protective Advances that may be outstanding, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal of any Protective Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

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Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on L/C Borrowings, Revolving Credit Loans (including Swing Line Loans), and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements to the extent constituting Pari Passu Bank Products, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them,

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (including Swing Line Loans) and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements to the extent constituting Pari Passu Bank Products, including amounts required to Cash Collateralize such Pari Passu Bank Products (other than such amounts of the outstanding Pari Passu Bank Product Obligations that exceeds the amount of the Bank Product Reserve as determined by the Administrative Agent in good faith and established in respect of such Pari Passu Bank Product Obligations), ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law or as directed by a court of competent jurisdiction.

Subject to Section 2.03(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. Amounts distributed with respect to any Pari Passu Bank Product Obligations shall be the lesser of the maximum Pari Passu Bank Product Obligations last set forth in the most recent written notice from the applicable Secured Party to the Administrative Agent for each Pari Passu Bank Product or the actual Pari Passu Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Pari Passu Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired with no pending drawings, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower or as otherwise set forth in clause Last above. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 8.05 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Sections 8.01 or 8.02, if the Borrower determines that a Default or an Event of Default under the covenant set forth in Section 7.13, has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included

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in such Test Period until the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter (or, if later, the fifteenth (15th) Business Day after the date any Covenant Trigger Period commences), any investor may make a Specified Equity Contribution to the Borrower (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall be deemed to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds (i) are actually received by the Borrower as cash common equity during the period commencing after the beginning of the most recently ended fiscal quarter included in such Test Period and ending fifteen (15) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder (or, if later, the fifteenth (15th) Business Day after the date any Covenant Trigger Period commences) and (ii) are identified as a Designated Equity Contribution in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent; provided further that, until the expiration of such fifteen (15) Business Day period, no Default or Event of Default with regards to the covenant set forth in Section 7.13 shall be deemed to have occurred under this Agreement or any other Loan Document. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.13 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purpose of Section 7.13.

(b) (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution that is given effect shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with Section 7.13 for any applicable period, and (iv) prior to the receipt of such Designated Equity Contribution by the Borrower, no Lender shall be required to fund any Borrowings hereunder or honor any request for a L/C Credit Extension.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and Collateral Agent (for purposes of this Section 9.01, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) hereunder and under the other Loan Documents and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders and, in each case, acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any

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fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(d) Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

(e) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.02 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and

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any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, so long as such selection was made in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

SECTION 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, Holdings, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as an Agent or any of their respective Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent or any of their respective Affiliates under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, no Agent shall (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates and (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent (as applicable) shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

SECTION 9.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless

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it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

SECTION 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice (it being understood that posting of such notice to the “private side” of the Platform shall be sufficient if (i) the Borrower determines that such notice contains material non-public information with respect to any of the Loan Parties or their securities and is not suitable for posting to “public” Lenders and (ii) such notice relates to Defaults (other than Events of Default); it being understood and agreed that the Administrative Agent shall post notices regarding Events of Default and payment Defaults to all Lenders). The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender and L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or any L/C Issuer as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders or the L/C Issuers by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender or any L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

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SECTION 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by each Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the Lenders shall not affect the Loan Parties’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

SECTION 9.08 Agents in Their Individual Capacities. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though such Person were not an Agent and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America and/or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity. Any successor to Bank of America as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Bank of America under this paragraph.

SECTION 9.09 Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrower and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders. Upon the acceptance of its appointment as

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successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and such Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and Required Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged, if not previously discharged pursuant to the foregoing sentence, from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Any resignation by Bank of America as Administrative Agent and Collateral Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender pursuant to Sections 2.03(s) and 2.04(i).

SECTION 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

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(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11 Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or Cash Collateralization of all Letters of Credit (or if such Letters of Credit have been backstopped by letters of credit reasonably satisfactory to the applicable L/C Issuers or deemed reissued under another agreement reasonably satisfactory to the applicable L/C issuers), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent such asset constitutes an Excluded Asset (as defined in the Security Agreement) or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(u) or (w) (in the case of clause (w), to the extent required by the terms of the obligations secured by such Liens);

(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty in accordance with Section 11.10; and

(d) the Administrative Agent and/or the Collateral Agent may, without any further consent of any Lender, enter into the ABL Intercreditor Agreement. The ABL Intercreditor Agreement entered into by the Administrative Agent and/or Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes

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the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12 Other Agents; Lead Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner”, “joint lead arranger”, “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13 Withholding Tax Indemnity. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed by such Lender, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid by the Administrative Agent as Taxes, together with all reasonable expenses incurred in connection therewith, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” for purposes of this Section 9.13 shall include each L/C Issuer.

SECTION 9.14 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

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(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

SECTION 9.15 Lender Action; Approved Counterparties.

(a) Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff (except to the extent permitted by Section 10.09), rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Guaranty or any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 9.15 are for the sole benefit of the Lenders and the Agents and shall not afford any right to, or constitute a defense available to, any Loan Party.

(b) No Approved Counterparty that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or any Guaranty) other than in its capacity as a Lender and/or any Agent, as applicable, and, in such case, only to the extent expressly provided in the Loan Documents; provided that this sentence shall not in any manner limit any rights or remedies of any Approved Counterparty pursuant to any Secured Hedge Agreement or any Treasury Services Agreement to which it is a party. Notwithstanding any other provision of this Article IX to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Secured Hedge Agreement or any Treasury Services Agreement unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Approved Counterparty.

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SECTION 9.16 ABL Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the priority of the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the ABL Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the ABL Intercreditor Agreement, on the other hand, the terms and provisions of the ABL Intercreditor Agreement shall control (other than any clause in any Loan Document which grants a lien or security interest, which clause shall control), and (c) each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Administrative Agent and Collateral Agent to execute the ABL Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

SECTION 9.17 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents

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and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.18 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and acknowledged by the Administrative Agent, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Average Excess Availability” or, in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (ii) of the first proviso to this Section 10.01) any fees or other amounts

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payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of “Average Excess Availability” or, in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of Sections 2.13, 8.04 or 10.01 or the definition of “Required Lenders,” “Supermajority Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby;

(e) other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) change the definition of Borrowing Base or any component definitions thereof in a manner that would result in increased borrowing availability without the consent of the Supermajority Lenders (provided that the foregoing shall not impair the ability of the Administrative Agent to add, remove, reduce or increase Availability Reserves against the Collateral included in the Borrowing Base in its Permitted Discretion);

(h) without the written consent of each Lender, (i) contractually subordinate the Obligations in right of payment to any other Indebtedness for borrowed money or (ii) contractually subordinate all or substantially all of the Liens on the Collateral securing the Obligations to the Liens on the Collateral securing any other Indebtedness for borrowed money, except in connection with a “debtor in possession” financing that is consented to by the Required Lenders (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction that is consented to by the Required Lenders) (it being understood that this clause (g) shall not (A) override the permission for Liens on the Collateral expressly permitted by this Agreement (as in effect immediately prior to such amendment, waiver or consent) to be senior in priority to the Liens on the Collateral securing the Obligations, including as contemplated by the authorization set forth in Section 9.11, or (B) apply to any amendment, waiver or consent to increase the maximum amount of Indebtedness in respect of Capitalized Leases or purchase money Indebtedness (and related Liens) permitted by this Agreement); or

(i) waive, amend or modify this Agreement or any Loan Document that would authorize the incurrence of additional Indebtedness under this Agreement for the primary purpose of influencing any voting threshold required under this Agreement in order to obtain consent to any transaction that would not otherwise not been permitted prior to the incurrence of any such additional Indebtedness, without the consent of each Lender directly and adversely affected thereby;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Issuance Request relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iii) Section 10.07(h) may not be amended, waived or

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otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended by the Administrative Agent, the Borrower and the Lenders providing any Extended Revolving Credit Commitments pursuant to an Extension Amendment without the consent of any other Lenders, to the extent (but only to the extent) necessary to make such changes to this Agreement and the other Loan Documents consistent with the provisions of 2.16 (without the consent of the Required Lenders called for therein) and effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such amendments.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any ABL Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of secured Indebtedness permitted to be incurred under this Agreement, as expressly contemplated by the terms of the ABL Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (a) to correct or cure ambiguities, errors, omissions, defects, (b) to effect administrative changes of a technical or immaterial nature, (c) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (d) [reserved] and (e) [reserved], and in each case of clauses (a), (b) and (c), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local

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counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents; provided that, in any such case, such amendment, supplement or waiver shall become effective only if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) days following receipt of notice thereof.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Extension Amendment in accordance with Section 2.16 and such Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or other electronic image scan transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, as follows:

(i) if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrower and the Administrative Agent, the Collateral Agent, each L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent or any L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) [Reserved.]

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

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(d) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Issuers, the Swing Line Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent, any Lead Arranger or any of their respective Related Parties (the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuers or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise)) arising out of the Borrower’s, any other Loan Party’s or any Agent Party’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions

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contemplated hereby or thereby are consummated) and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one counsel to the Administrative Agent and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole, and including, due diligence and field exam expenses) and (b) from and after the Closing Date, (i) to pay all reasonable out of pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (ii) to pay or reimburse the Administrative Agent, the Collateral Agent, each Lead Arranger and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Collateral Agent (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole) and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Persons)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days of the Closing Date (except as otherwise reasonably agreed by the Borrower). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

SECTION 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lead Arranger, each Lender and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including, for the avoidance of doubt, any field exam conducted hereunder), (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or (c) any actual or prospective claim,

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litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether any such matter is initiated by a third party or by Holdings, the Borrower, any of their respective Affiliates, creditors or equity holders or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any funding obligations, or a material breach in bad faith of any other obligations, under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role or as a letter of credit issuer under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower or any of their Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential or exemplary damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Subsidiary. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of a Loan Party, any of their respective Affiliates, directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

SECTION 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment

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had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to a Person pursuant to an assignment made in accordance with the provisions of Section 10.07(b) and the first proviso to this Section 10.07(a) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender (solely to the extent the list of Disqualified Lenders is available upon request to the Lenders ), (ii) a natural Person or (iii) to Holdings, the Borrower or any of their respective Subsidiaries. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Lender.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations, Swing Line Participations and Protective Advance Participations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) [reserved], (ii) an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender (including any Affiliate or Approved Fund of such Revolving Credit Lender), (iii) if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing;

(B) the Swing Line Lender;

(C) each L/C Issuer at the time of such assignment;

(D) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to any Revolving Credit Lender or any Affiliate or Approved Fund of a Revolving Credit Lender.

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(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment (which for this purpose includes Loans, participations in Letters of Credit, Swing Line Participations and Protective Advance Participations outstanding thereunder) or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and shall be in increments of an amount of $1,000,000 in excess thereof (or, if less, the remaining portion of the assigning Lender’s Commitments under the applicable Facility) (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable Laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Collateral Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d) The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower, the Swing Line Lender and each L/C Issuer to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time sell participations to any Person, subject to the proviso to Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) and Swing Line Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any

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provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections therein, including the requirements under Section 3.01(d) (it being understood that the documentation required under Section 3.01(d) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c); provided that such Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04, or 3.05, with respect to any participation, than its participating Lender would have been entitled to receive, except (A) to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). No participation shall be effective unless it has been recorded in the Participant Register as provided in this Section 10.07(f); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the

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avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that such Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that such Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such

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Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of such Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Agents, the Lead Arrangers, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or its respective known Affiliates (so long as such source is not known to the disclosing Agent, Lead Arranger, such Lender, such L/C Issuer or any of its Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Agents, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, subject to the penultimate paragraph of Section 6.02, all information received after the Closing Date from Holdings, the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

SECTION 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent and the Collateral Agent and their respective Affiliates, in respect of any unpaid fees, costs and expenses payable to it hereunder) is authorized at any time and from time to time, without prior notice to Holdings, the Borrower or any other Loan Party, any such notice being waived by Holdings, the Borrower and each other Loan Party (on its own behalf and on behalf of each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such Agent or its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries (but excluding amounts held in payroll, employee benefits, tax, and other fiduciary or trust accounts) against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent

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a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent and the Collateral Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

SECTION 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11 [Reserved.]

SECTION 10.12 Integration; Termination. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Swing Line Lender or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

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SECTION 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent, the Lenders and L/C Issuers party hereto on the Closing Date, the conditions set forth in Sections 4.01 and 4.02 have been satisfied or waived in accordance with this Agreement and the Administrative Agent shall have notified by each Lender, the Swing Line Lender and the L/C Issuers party hereto on the Closing Date that each such Lender, the Swing Line Lender and L/C Issuer has executed it and, thereafter, shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

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SECTION 10.18 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.19 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b) Each Loan Party acknowledges and agrees that each Lender and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, Holdings, the Borrower or any Affiliate of the foregoing. Each Lender and any affiliate thereof may accept fees and other consideration from Holdings, the Borrower or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender,

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Holdings, the Borrower or any Affiliate of the foregoing. Some or all of the Lenders or the Agents may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrower or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, any Agent or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, the Agents or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, the Borrower or an Affiliate thereof.

SECTION 10.20 Electronic Execution; Electronic Records; CounterpartsSECTION 10.21 . This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any L/C Issuer nor the Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, any L/C Issuer and/or the Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither the Administrative Agent, any L/C Issuer nor the Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, any L/C Issuer’s or the Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, each L/C Issuer and the Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

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Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.21 Effect of Certain Inaccuracies.

In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02 was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) Holdings shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within fifteen (15) days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01.

SECTION 10.22 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the Specified Currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the sum originally due to such Lender in the Specified Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Specified Currency so purchased exceeds the sum originally due to such Lender in the Specified Currency, such Lender agrees to remit such excess to the Borrower.

SECTION 10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

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(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.24 FCC.

Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, neither the Administrative Agent nor the Lenders, nor any of their agents, will take any action pursuant to any Loan Documents that would constitute or result in (i) any violation of the Communications Laws, or (ii) any assignment of any FCC Authorization or any transfer of control thereof, within the meaning of 310(d) of the Communications Act of 1934 or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC. Each of Holdings, the Borrower and the Restricted Subsidiaries will cooperate fully in the preparation and prosecution of such FCC applications as may be necessary to secure such approvals of the FCC for such assignments of licenses or transfers of control in a manner consistent with the Loan Documents.

SECTION 10.25 Acknowledgement Regarding Any Supported QFCs..

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States)

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents

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that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

GUARANTY

SECTION 11.01 The Guaranty. Each Guarantor and the Borrower (in each case, other than with respect to its own Obligations) hereby jointly and severally with the other Loan Parties guarantees, as a primary obligor and not merely as a surety, to the Administrative Agent, for the benefit of the Secured Parties and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, the Letters of Credit issued by the L/C Issuers to, and the Notes held by each Lender of, the Borrower, and all other Obligations (other than with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or by any Loan Party under any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors and the Borrower hereby jointly and severally agree that if the other Loan Parties or Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors and the Borrower, as applicable, will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any

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extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 11.02 Obligations Unconditional. The obligations of the Loan Parties under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or any other Loan Party under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors or the Borrower hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors or the Borrower, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.10.

The Guarantors and the Borrower hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any other Loan Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors and the Borrower hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect

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of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the Borrower and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 11.03 Reinstatement. The obligations of the Guarantors and the Borrower under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization, pursuant to any Debtor Relief Law or otherwise.

SECTION 11.04 Subrogation; Subordination. Each Loan Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than Obligations under Treasury Services Agreements or Secured Hedge Agreements or contingent indemnification obligations not yet due and payable) and the expiration or termination of the Aggregate Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any other Loan Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(a) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 11.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

SECTION 11.06 Instrument for the Payment of Money. Each Loan Party hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Loan Party in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 11.07 Continuing Guaranty. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 11.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Loan Party under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Loan Party, any other Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

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SECTION 11.09 Information. Each Loan Party assumes all responsibility for being and keeping itself informed of the Borrower’s and its Subsidiaries’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Guaranty, and agrees that no Secured Party shall have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.

SECTION 11.10 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party (or a Person that is required to become a Loan Party as a result of such sale or other transfer) or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Subsidiary Guarantor shall, upon the consummation of such sale or transfer or otherwise becoming an Excluded Subsidiary, as applicable, subject to the Updated BBC Condition, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Subsidiary Guarantor’s expense, take such actions as are necessary or reasonably requested to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that, no Subsidiary Guarantor shall be released from its obligations under the Guaranty as a result of such Person becoming an Excluded Subsidiary unless at the time such Subsidiary Guarantor ceases to be an Excluded Subsidiary, (1) no Event of Default shall have occurred and be continuing, (2) if such Guarantor became an Excluded Subsidiary as a result of such Person becoming a non-wholly owned Subsidiary of Holdings, the primary purpose of the transaction by which such Subsidiary Guarantor ceases to be an Excluded Subsidiary was not to evade the obligations under the Guaranty and was consummated on an arms’ length basis with an unaffiliated third-party and (3) at the time of such release (after giving effect thereto), all outstanding Indebtedness of, and Investments in, such Subsidiary Guarantor would then be permitted to be made under in accordance with the relevant provisions of Sections 7.02 and 7.03 (with the Borrower being required to reclassify any such items in reliance upon the respective Subsidiary being a Subsidiary Guarantor on another basis as would be permitted by the applicable covenant).

When all Aggregate Commitments hereunder have terminated, and all Loans or other Obligations have been paid in full (other than obligations under Treasury Services Agreements or Secured Hedge Agreements and contingent indemnification obligations not yet accrued and payable) hereunder, and no Letter of Credit remains outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), this Agreement, the other Loan Documents and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

SECTION 11.11 Right of Contribution. Each Loan Party hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Loan Party hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of

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other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Agents, the L/C Issuers, the Lenders and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Agents, the L/C Issuer, the Lenders and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

[Signature Pages Omitted from Conformed Copy]

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Exhibit 1-K

FORM OF AMEDNDED ALTERNATIVE CREDIT AGREEMENT

Exhibit 1-K

FORM OF AMENDED ALTERNATIVE ABL CREDIT AGREEMENT

ABL CREDIT AGREEMENT

Dated as of May 17, 2022,

as amended by Amendment No. 1 to ABL Credit Agreement, dated as of November 6, 2024

Among

IHEARTMEDIA CAPITAL I, LLC,

as Holdings,

IHEARTCOMMUNICATIONS, INC.,

as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer,

and

THE OTHER LENDERS AND L/C ISSUERS PARTY HERETO FROM TIME TO TIME

BOFA SECURITIES, INC.,

GOLDMAN SACHS BANK USA,

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

PNC CAPITAL MARKETS LLC

CITIBANK, N.A.

AND

RBC CAPITAL MARKETS1,

as Joint Lead Arrangers and Joint Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

v

SCHEDULES

1.01A	Commitments
1.01B-1	Closing Date Collateral Documents
1.01B-2	Identified Assets
1.01C	Unrestricted Subsidiaries
2.03	Existing Letters of Credit
5.05	Certain Liabilities
5.06	Litigation
5.07	FCC Authorizations
5.08	Ownership of Property
5.09	Environmental Matters
5.10	Taxes
5.12	Subsidiaries and Other Equity Investments
6.17	Post-Closing Covenants
7.02(f)	Existing Investments
7.02(y)	Existing Joint Ventures
7.05(s)	Dispositions
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Letter of Credit Issuance Request
C	Swingline Line Notice
D-1	Revolving Credit Note
D-2	Swing Line Note
E-1	Compliance Certificate
E-2	Solvency Certificate
F	Assignment and Assumption
G	Security Agreement
H	Borrowing Base Certificate
I	Intercompany Note
J	[Reserved]
K-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
K-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
K-3	United States Tax Compliance Certificate (Foreign Partnership Lenders)
K-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
L	Administrative Questionnaire

CREDIT AGREEMENT

This ABL CREDIT AGREEMENT (as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”) is entered into as of May 17, 2022, among IHEARTCOMMUNICATIONS, INC., a Texas corporation (the “Borrower”), IHEARTMEDIA CAPITAL I, LLC, a Delaware limited liability company (“Holdings”), BANK OF AMERICA, N.A., as Administrative Agent, the Swing Line Lender and an L/C Issuer, and each other lender, Swing Line Lender and L/C Issuer from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

1. The Borrower, Holdings and certain of the Subsidiary Guarantors (as defined herein) are party to that certain ABL Credit Agreement, dated as of May 1, 2019, by and among Holdings, the Borrower, the other guarantors party thereto from time to time, Citibank, N.A., as the Administrative Agent, Collateral Agent, Swing Line Lender and an L/C Issuer (as such terms are therein defined), and the other Lenders and L/C Issuers party thereto from time to time (as such terms are therein defined) (the “Existing ABL Credit Agreement”).

2. The Lenders have agreed to extend credit in the form of the Revolving Credit Facility in an initial aggregate principal amount of $450,000,000, subject to the terms and conditions set forth herein.

3. The Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“20-Day Specified Excess Availability” means the average daily amount of Specified Excess Availability during the 20-consecutive day period immediately preceding the proposed transaction for which Specified Excess Availability is being measured.

“4.75% Senior Secured Notes” means $500,000,000 in aggregate principal amount of the Borrower’s 4.75% senior secured notes due 2028 issued pursuant to the 4.75% Senior Secured Notes Indenture on November 22, 2019.

“4.75% Senior Secured Notes Indenture” means the indenture, dated as of November 22, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein, as such indenture may be amended or supplemented from time to time.

“5.25% Senior Secured Notes” means $750,000,000 in aggregate principal amount of the Borrower’s 5.25% senior secured notes due 2027 issued pursuant to the 5.25% Senior Secured Notes Indenture on August 7, 2019.

“5.25% Senior Secured Notes Indenture” means the indenture, dated as of August 7, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein, as such indenture may be amended or supplemented from time to time.

“6.375% Senior Secured Notes” means $799,999,940 in aggregate principal amount of the Borrower’s 6.375% senior secured notes due 2026 issued pursuant to the 6.375% Senior Secured Notes Indenture on May 1, 2019.

“6.375% Senior Secured Notes Indenture” means the indenture, dated as of May 1, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein, as such indenture may be amended or supplemented from time to time.

“8.375% Senior Unsecured Notes” means $1,449,999,997 in aggregate principal amount of the Borrower’s 8.375% senior unsecured notes due 2027 issued pursuant to the 8.375% Senior Unsecured Notes indenture on May 1, 2019.

“8.375% Senior Unsecured Notes Indenture” means the indenture, dated as of May 1, 2019, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein, as such indenture may be amended or supplemented from time to time.

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of May 1, 2019, among, inter alios, Citibank, N.A., as ABL Collateral Agent, the Term Facility Collateral Agent and U.S. Bank, National Association, as Notes Collateral Agent, as modified by that certain Successor Agent Agreement, dated as of February 3, 2020, by and among Citibank, N.A., Bank of America, N.A. and the Borrower, as amended by that certain Amendment No. 1 to ABL Intercreditor Agreement, dated as of the Closing Date, among Bank of America, as ABL Collateral Agent, the Borrower and the Guarantors party thereto (the “Amendment No. 1 to ABL Intercreditor Agreement”), that certain Joinder Agreement No. 1, dated as of the First Amendment Effective Date, by the administrative agent with respect to the Intercompany Loan Agreement and the administrative agent or trustee, as the context so requires, with respect to each of the Communications Exchange Debt Documents and as may be further amended, restated, modified, supplemented, replaced or refinanced from time to time.

“Account(s)” means collectively (i) any right to payment of a monetary obligation arising from the provision of merchandise, goods or services by any Loan Party or any of its Subsidiaries in the course of their respective operations, (ii) without duplication, any “account” (as that term is defined in the UCC), any accounts receivable, any “payment intangibles” (as that term is defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, of any Loan Party or any of its Subsidiaries in each case arising in the course of their respective operations, (iii) all accounts, contract rights, general intangibles, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under any of the Loan Documents in respect of the foregoing, (iv) all information and data compiled or derived by any Secured Party or to which any Secured Party is entitled in respect of or related to the foregoing, (v) all collateral security of any kind, given by any Account Debtor or any other Person to any Secured Party, with respect to any of the foregoing and (vi) all proceeds of the foregoing.

“Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Acquired Borrowing Base Collateral” has the meaning set forth in the definition of “Borrowing Base.”

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Eligible CC Receivables” has the meaning set forth in the definition of “Borrowing Base.”

“Acquired Eligible Trade Receivables” has the meaning set forth in the definition of “Borrowing Base.”

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Acquisition Date” has the meaning set forth in the definition of “Borrowing Base.”

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit L or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Alternative Transaction” has the meaning set forth in the Transaction Support Agreement.

“Amendment No. 1” means that certain Amendment No. 1 to ABL Credit Agreement, dated as of November 6, 2024, by and among the Administrative Agent, the Lenders party thereto, and the Loan Parties party thereto.

“Anti-Corruption Laws” has the meaning set forth in Section 5.19(a).

“Applicable Adjusted Percentage” means, with respect to any Revolving Credit Lender at any time, its percentage of the Revolving Credit Facility computed as set forth in the definition of “Applicable Percentage” but with reference only to the Revolving Credit Commitments of all Non-Defaulting Lenders at such time. Absent the existence of one or more Defaulting Lenders at any time of determination, the Applicable Adjusted Percentage of each Revolving Credit Lender shall equal its Applicable Percentage. The Applicable Adjusted Percentage of each Revolving Credit Lender shall adjust automatically whenever a Lender Default occurs or ceases to exist.

“Applicable Fee Rate” means (i) prior to the delivery of a Borrowing Base Certificate, 0.25% per annum and (ii) on and after the delivery of a Borrowing Base Certificate, the applicable percentage per annum set forth below determined by reference to the average daily Revolving Credit Exposure for the immediately preceding fiscal quarter:

Pricing Level	Average daily Revolving Credit Exposure (as a percentage of Revolving Credit Commitments)	Applicable Fee Rate
I	≥ 50%	0.25%
II	< 50%	0.375%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Average daily Revolving Credit Exposure shall become effective as of the first calendar day of each fiscal quarter. Average daily Revolving Credit Exposure shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificate (including any required financial information in support thereof) of the Borrower is not received by the Administrative Agent by the date required pursuant to Section 6.16 of this Agreement, then upon the request of the Administrative Agent, the Applicable Rate shall be determined as if the average daily Revolving Credit Exposure for the immediately preceding fiscal quarter is at Level II until such time as such Borrowing Base Certificate and supporting information are received.

“Applicable Percentage” means, for any Revolving Credit Lender, with respect to payments, computations and other matters relating to the Revolving Credit Commitments or Revolving Credit Loans, L/C Obligations, Protective Advances or Swing Line Loans, a percentage equal to a fraction (i) the numerator of which is the Revolving Credit Commitment of such Revolving Credit Lender and (ii) the denominator of which is the aggregate Revolving Credit Commitments of all the Revolving Credit Lenders (or, if the aggregate Revolving Credit Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Credit Lender’s share of the aggregate Revolving Credit Exposure).

“Applicable Rate” means with respect to any Loan, the applicable rate per annum set forth in the pricing grid below under the caption “Term SOFR Loans and Eurocurrency Rate Loans” or “Base Rate Loans,” as the case may be, based upon the daily Average Excess Availability for the most recent fiscal quarter of the Borrower; provided that, for the period commencing on the Closing Date to, and including, the last day of the first fiscal quarter ending after the Closing Date, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level I:

Level	Average Excess Availability (as a percentage of the Line Cap)	Term SOFR Loans and Eurocurrency Rate Loans	Base Rate Loans Including Swing Line Loans and Protective Advances
I	≥ 66%	2.25%	1.25%
II	< 66% but ≥ 33%	2.50%	1.50%
III	< 33%	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Average Excess Availability shall become effective as of the first calendar day of each fiscal quarter. Average Excess Availability shall be calculated by the Administrative Agent based on the Administrative Agent’s records. If the Borrowing Base Certificate (including any required financial information in support thereof) of the Borrower is not received by the Administrative Agent by the date required pursuant to Section 6.16 of this Agreement, then upon the request of the Administrative Agent, the Applicable Rate shall be determined as if the Average Excess Availability for the immediately preceding fiscal quarter is at Level III until such time as such Borrowing Base Certificate and supporting information are received.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any Borrowings and payments in any Approved Foreign Currency, the local time in New York as shall be reasonably determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment. In advance of the initial borrowing of a Revolving Credit Loan or issuance of a Letter of Credit, in each case, in any Approved Foreign Currency, the Administrative Agent or the applicable L/C Issuer, as applicable, shall provide the Borrower and Revolving Credit Lenders with written notice of the Applicable Time for any borrowings and payments in such Approved Foreign Currency. In the event no such notice is delivered by the Administrative Agent, the Borrower and any Revolving Credit Lender shall be required to make any borrowings and payments in accordance with the times specified herein for borrowings and payments in Dollars.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Counterparty” means (a) any Agent, Lender or any Affiliate of an Agent or Lender (i) at the time it entered into a Swap Contract or a Treasury Services Agreement with Holdings or any other Loan Party, as applicable, in its capacity as a party thereto or (ii) with respect to a Swap Contract or a Treasury Services Agreement in effect as of the Closing Date, as of the Closing Date, as applicable, in its capacity as a party thereto, and in the case of clause (i) or (ii) notwithstanding whether such Approved Counterparty may cease to be an Agent, Lender or an Affiliate of an Agent or Lender thereafter, as applicable, (b) any other Person that has entered into a Swap Contract or a Treasury Services Agreement with Holdings or any Restricted Subsidiary, as applicable and identified in writing to the Administrative Agent or (c) any assignee of a Person that was itself an Approved Counterparty with respect to a Swap Contract or a Treasury Services Agreement at the time of the assignment thereof, in its capacity as a party to such Swap Contract or Treasury Services Agreement.

“Approved Currency” means each of (i) Dollars and (ii) any other currency that is approved in accordance with Section 1.09.

“Approved Currency Loans” means Loans denominated in any Approved Currency.

“Approved Foreign Currency” means any Approved Currency other than Dollars.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of Holdings as of each of December 31, 2021, 2020 and 2019 and related consolidated statements of income, stockholders’ equity and cash flows of Holdings for the fiscal years ended December 31, 2021, 2020 and 2019.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Availability Conditions” shall be deemed to be satisfied only if:

(i) the Revolving Credit Exposure of each Revolving Credit Lender does not exceed such Revolving Credit Lender’s Revolving Credit Commitment; and

(ii) Excess Availability shall be greater than $0.

“Availability Period” means the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender pursuant to Section 2.06 and (iii) the date of termination of the Revolving Credit Commitments of each Revolving Credit Lender to make Revolving Credit Loans, the termination of the commitment of the Swing Line Lender to make Swing Line Loans and of the obligations of each L/C Issuer to make L/C Credit Extensions pursuant to Section 2.03.

“Availability Reserve” means, without duplication, (x) the Bank Product Reserves, (y) the Earlier Maturing Indebtedness Reserves and (z) such other reserves that are not otherwise expressly addressed or excluded through eligibility criteria, in such amounts and with respect to such matters as may be imposed from time to time in accordance with and subject to the provisions of Section 2.18.

“Available Commitments” means, at any time, an amount equal to (i) the lesser of (a) the aggregate Revolving Credit Commitments at such time and (b) the Borrowing Base at such time minus (ii) Revolving Credit Exposure of all Revolving Credit Lenders at such time.

“Average Excess Availability” means, on any date of determination, the amount of Excess Availability during a stipulated consecutive Business Day period, calendar day period or fiscal quarter period divided by the number of Business Days or calendar days, as the case may be, in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas Houston Division (such court, together with any other court having exclusive jurisdiction over the Case from time to time and any Federal appellate court thereof).

“Bankruptcy Plan” means that certain Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code in the Bankruptcy Court on October 18, 2018 [Docket No. 1632] (together with all schedules, documents and exhibits contained therein, as amended, supplemented, modified or waived from time to time).

“Bank Product” means any of the following products, services or facilities extended to any Loan Party: (i) services provided under any Treasury Services Agreement and (ii) products provided under Secured Hedge Agreements; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 8.04, the applicable Secured Party must have previously provided written notice to the Administrative Agent of (x) the existence of such Bank Product, (y) (A) with respect to any services provided under any Treasury Services Agreement, the maximum dollar amount of obligations arising thereunder or (B) with respect to products provided under Secured Hedge Agreements, the Swap Termination Value (such applicable amount in the case of clause (A) and clause (B), the “Bank Product Amount”) and (z) whether such Bank Product constitutes Pari Passu Bank Product Obligations (in which case such notice shall be agreed to by the applicable Loan Party); provided, however, that no such notice from the Borrower shall be required with respect to any Bank Products provided by Bank of America (and its Affiliates). The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Secured Party and the Borrower, as long as, in the case of an increase with respect to Pari Passu Bank Product Obligations, such increase would not result in Excess Availability being less than $0.

“Bank Product Amount” has the meaning specified in the definition of “Bank Product”.

“Bank Product Debt” means Indebtedness and other obligations of a Loan Party relating to Bank Products.

“Bank Product Reserves” means the aggregate amount of reserves established by the Administrative Agent from time to time in respect of Pari Passu Bank Product Obligations, which reserves shall not exceed the amount of the Bank Product Amount set forth in written notice from the applicable Secured Party for each Pari Passu Bank Product. The amount of any Bank Product Reserve established by the Administrative Agent (x) shall be in an amount equal to the Pari Passu Bank Product Obligation that is the basis for such reserve as determined by the Administrative Agent in its Permitted Discretion and (y) shall not be duplicative of other reserves then in effect.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing of a particular Class, as the context may require.

“Borrowing Base” means, on any date, an amount equal to (a) the Trade Receivables Component plus (b) the Credit Card Receivables Component plus (c) the Qualified Cash Component (provided that for purposes of calculating any “trigger” herein (including the Covenant Trigger Period), Qualified Cash shall not account for more than 5.0% of the Borrowing Base) minus (d) any Availability Reserves. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to this Agreement (or, in the case of the Borrowing Base as of the Closing Date, the Borrowing Base as most recently determined pursuant to the Existing ABL Credit Agreement), in each case, after giving effect to any Availability Reserves that have been established from time to time and adjustments to the Qualified Cash Component from time to time in accordance with Section 6.19(g).

In addition, in connection with any Permitted Acquisition or other Investment, the Borrower may submit a Borrowing Base Certificate reflecting a calculation of the Borrowing Base that includes Eligible Trade Receivables and Eligible Credit Card Receivables acquired in connection with such Permitted Acquisition or other Investment (the “Acquired Eligible Trade Receivables” and “Acquired Eligible CC Receivables”, respectively, and collectively, the “Acquired Borrowing Base Collateral”) and, from and after the Acquisition Date (as defined below), the Borrowing Base hereunder shall be calculated giving effect thereto; provided that prior to the completion of a field examination with respect to such Acquired Eligible Trade Receivables and Acquired Eligible CC Receivables, such adjustment to the Borrowing Base shall be limited to (i) from the date such Permitted Acquisition or other Investment is consummated (the “Acquisition Date”) until the date that is ninety (90) days after the Acquisition Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), the sum of (x) 75% of Acquired Eligible Trade Receivables and (y) 75% of the Acquired Eligible CC Receivables; provided that from the 91st day following the Acquisition Date (or such later day as the Administrative Agent may agree in its sole discretion), the Borrowing Base shall be calculated without reference to the Acquired Eligible Trade Receivables and the Acquired Eligible CC Receivables; it being understood and agreed that there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such field examination on or prior to the dates indicated above.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit H or consistent with the borrowing base certificate under the Existing ABL Credit Agreement, in each case, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“Broadcast Licenses” means the main station licenses issued by the FCC or any foreign Governmental Authority and held by the Borrower, any of its Restricted Subsidiaries or any Entertainment Entity for the Broadcast Stations.

“Broadcast Stations” means each full-service AM or FM radio broadcast station or full-service television broadcast station now or hereafter owned and operated by the Borrower or any of its Restricted Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by Holdings and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings and its Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of Holdings or its Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of Holdings as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases or finance leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its treatment under generally accepted accounting principles as of January 1, 2015, notwithstanding any modifications or interpretive changes thereto that may have occurred thereafter.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries. “Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g).

“Cash Dominion Period” means (a) the period from the date Specified Excess Availability shall have been, for five (5) consecutive Business Days, less than the greater of (i) $40,000,000 and (ii) 10.0% of the Line Cap, to the date Specified Excess Availability shall have been at least equal to the greater of (i) $40,000,000 and (ii) 10.0% of the Line Cap for twenty (20) consecutive calendar days or (b) following the occurrence of Specified Event of Default, the period during which such Specified Event of Default has occurred and is continuing.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Restricted Subsidiary:

(1) Dollars;

(2) such local currencies held by Holdings or any Restricted Subsidiary from time to time in the ordinary course of business (including without limitation Sterling, euro, AUD or any national currency of any participating member state of the Economic and Monetary Union);

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(12) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Cash Interest Expense” means, with respect to any Person for any period, the sum of (a) consolidated total interest expense of such Person and its Restricted Subsidiaries for such period, that is paid or payable currently in cash, including, for the avoidance of doubt, any interest expense that is paid or payable currently in cash associated with any issuances or incurrences of Indebtedness in connection with the Intercompany Loan Agreement or Communications Exchange Debt Documents, and excluding (A) any costs associated with obtaining, or breakage costs in respect of, Swap Contracts, (B) any fees and expenses associated with any permitted dispositions and asset sales, acquisitions and Investments, equity issuances or issuances of Indebtedness (in each case, whether or not consummated), any annual agency fees with respect to Indebtedness and the Transactions, in each case, otherwise included in total interest expense), (C) amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, and (D) for the avoidance of doubt, any non-cash interest expense attributable to any movement in the mark to market valuation of any obligation under any Swap Contract or any other derivative instrument and/or any payment obligation arising under any Swap Contract or derivative instrument other than any interest rate Hedge or interest rate derivative instrument with respect to Indebtedness minus (b) consolidated total interest income for such period plus (c) dividends on Disqualified Equity Interests (including, for the avoidance, the iHeart Operations Preferred Stock) to the extent required to be paid in cash. For purposes of this definition, interest in respect of any Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Leases in accordance with the definition thereof.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“CFC” means a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” shall be deemed to occur if:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) shall have acquired beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 50% or more on a fully diluted basis of the voting interest in Parent’s Equity Interests;

(b) a “change of control” (or similar event) shall occur under the Term Facility, the Intercompany Loan Agreement, the Communications Exchange Debt Documents or the Senior Secured Notes Indentures;

(c) Holdings shall cease to own directly or indirectly 100% of the Equity Interests of the Borrower; or

(d) Holdings or one of its Restricted Subsidiaries shall cease to own directly or indirectly 100% of the Equity Interests of each Entertainment Entity.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of Equity Interests will not cause a party to be a beneficial owner.

“Chattel Paper” has the meaning set forth in the Uniform Commercial Code.

“City Code” has the meaning set forth in Section 1.03(c).

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Extended Revolving Credit Commitments of a given Extension Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series. Revolving Credit Commitments and Extended Revolving Credit Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of three Classes of revolving credit facilities under this Agreement at any time outstanding.

“Closing Date” means May 17, 2022, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.03.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) all the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” or similar term as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted or purported to be granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 6.11 or Section 6.13, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed pursuant to the Guaranty by (i) Holdings, (ii) any Electing Guarantor and (iii) each direct and indirect Restricted Subsidiary of Holdings (other than any Excluded Subsidiary); and

(c) after the Closing Date, each Restricted Subsidiary of Holdings that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Sections 6.11 or 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that notwithstanding the foregoing provisions, any Subsidiary of Holdings that Guarantees (or is the borrower or issuer with respect to) the Senior Notes, the Term Facility, the Intercompany Loan Agreement, the Communications Exchange Debt Documents or any Junior Financing or any Permitted Refinancing of any of the foregoing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, mortgages on or taking other actions with respect to the following: (i) other than in the case of any Electing Guarantors, any property or assets owned by any Excluded Subsidiary, (ii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (iii) any interest in fee-owned real property or leased real property, (iv) Excluded Contracts, (v) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code, (vi) Margin Stock and Equity Interests of any Person or Subsidiaries of the Borrower, (vii) any IP Rights, (viii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to Holdings and any Restricted Subsidiaries of Holdings, as determined in the reasonable judgment of the Borrower in consultation with the Administrative Agent, (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the anti-assignment provisions of the Uniform Commercial Code and other applicable Law, (x) pledges and security interests prohibited or restricted by applicable Law whether on the Closing Date or thereafter (including any requirement to obtain the consent of any Governmental Authority or third party), (xi) all commercial tort claims in an amount less than $15,000,000 in the aggregate, (xii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xiii) any particular assets if, in the reasonable judgment of the Administrative Agent and the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents, (xiv) Excluded Accounts (other than those described in clauses (iii) and (iv) thereof), (xv) any segregated funds held in escrow for the benefit of an unaffiliated third party (including such funds in Escrow), (xvi) any FCC Authorizations; (xvii) any deposit accounts designated by the Borrower by written notice to the Administrative Agent and containing solely of the proceeds of the Fixed Asset Collateral; and (xviii) proceeds from any and all of the foregoing assets described in the clauses above to the extent such proceeds would otherwise be excluded pursuant the clauses above (collectively, the “Excluded Assets”);

(B) the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents;

(C) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents; and

(D) general statutory limitations, financial assistance, corporate benefit, capital maintenance rules, fraudulent preference, “thin capitalisation” rules, retention of title claims and similar principles may limit the ability of a Foreign Subsidiary to provide a Guaranty or Collateral or may require that the Guaranty or Collateral be limited by an amount or otherwise, in each case as reasonably determined by the Borrower and the Administrative Agent.

“Collateral Documents” means, collectively, the Security Agreement, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Collateral Proceeds Account” has the meaning given to such term in the ABL Intercreditor Agreement.

“Commitment” means a Revolving Credit Commitment or Extended Revolving Credit Commitment of a given Extension Series (which shall include an Extended Revolving Credit Commitment), as the context may require.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans or Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of Holdings.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication” means any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Communications Exchange Debt” means Indebtedness and other obligations of a Loan Party under the Communications Exchange Debt Documents.

“Communications Exchange Debt Documents” means (i)(a) that certain Credit Agreement, dated as of or about the First Amendment Effective Date, among the Borrower, the guarantors party thereto, the administrative agent referred to therein, the lenders party thereto, and the other parties thereto, and (b) any documents, notes and letters of credit issued pursuant thereto and any guarantee, security agreement, patent, trademark or copyright security agreements, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, replaced, renewed, repaid, increased or extended from time to time, and (ii) that certain indenture, dated as of or about the First Amendment Effective Date, among the Borrower, as issuer, the guarantors party thereto and the trustee referred to therein, as such indenture may be amended or supplemented from time to time.

“Communications Laws” means the Communications Act of 1934, as amended, and the FCC’s rules, regulations, published orders and published and promulgated policy statements, all as may be amended from time to time.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E-1.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(1) increased (without duplication) by the following, in each case (other than with respect to clauses (h), (k) and (p)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income, profits or capital gains of Holdings and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes (such as the Delaware franchise tax) and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), and the net tax expense associated with any adjustments made pursuant to clauses (1) through (15) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(i) through (viii) in the definition thereof); plus

(c) the total amount of depreciation and amortization expense, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of Holdings and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; plus

(d) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), costs and expenses for Permitted Tax Restructurings, start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, severance costs, costs relating to initiatives aimed at profitability improvement, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and investments and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash charges, including any non-cash write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) Holdings may elect not to add back such non-cash charge in the current period and (B) to the extent Holdings elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(g) the amount of any fees, compensation and indemnities and expenses paid to the members of the board of directors (or the equivalent thereof) of the Borrower or any of its parent entities; plus

(h) the amount of (x) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions generated from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings) within 24 months after the Closing Date (including from any actions taken in whole or in part prior to the Closing Date), net the amount of actual benefits realized during such period from such actions and (y) pro forma

“run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives generated from actions that have been taken or with respect to which substantial steps have been taken (in each case, including prior to the Closing Date) or are expected to be taken (in the good faith determination of Holdings) within 24 months after a merger or other business combination, acquisition, investment, disposition or divestiture is consummated or generated by actions (including restructurings, operating improvements, cost savings initiatives and other transactions or similar initiatives) that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings), in each case, calculated on a pro forma basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of such period, as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of Holdings and (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (h) to the extent duplicative of any synergies, expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period or any period; provided further that the aggregate amount of add backs made pursuant to this clause (h)(y) shall not exceed an amount equal to 30% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (calculated before giving effect to any adjustments pursuant to this clause (h)(y) and excluding amounts in compliance with Regulation S-X of the Exchange Act); plus

(i) [reserved]; plus

(j) any costs or expense incurred by Holdings or a Restricted Subsidiary or a parent entity of Holdings to the extent paid by Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Equity Interest) solely to the extent that such net cash proceeds are excluded from the calculation of Cumulative Credit; plus

(k) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l) any net losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of Holdings or a Restricted Subsidiary, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Holdings; plus

(m) 100% of the increase in Deferred Revenue as of the end of such period from Deferred Revenue as of the beginning of such period (or minus 100% of any such decrease); plus

(n) amortization of development advance payments which were made with the objective of increasing the number of clients or customers; plus;

(o) [reserved]; plus

(p) the amount of net cost savings and net cash flow effect of revenue enhancements related to New Contracts projected by Holdings in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or revenue enhancements shall be subject only to certification by management of Holdings and shall be calculated on a Pro Forma Basis as though such cost savings or revenue enhancements had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or revenue enhancements are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or revenue enhancements shall be added pursuant to this clause (p) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (d) above with respect to such period; provided that the aggregate amount of add backs made relating to New Contracts in respect of which no revenues have been received during such period pursuant to this clause (p) shall not exceed an amount equal to 5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date (without giving effect to any adjustments pursuant to this clause (p)),

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of Holdings for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(b) any net income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by Holdings.

There shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of, or closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by Holdings or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition”, compliance with the covenant set forth in Section 7.13 and the calculation of Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Interest Coverage Ratio and Fixed Charge Coverage Ratio, but without limiting the adjustments included in the definition of Consolidated EBITDA, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion).

“Consolidated First Lien Net Debt” means Consolidated Total Net Debt that is secured by a Lien on the Collateral or the Fixed Asset Collateral that is pari passu with or senior to the Liens securing the Obligations or the Term Loan Obligations, respectively.

“Consolidated First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Interest Coverage Ratio” means, with respect to any four-quarter period, the ratio of (a) Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such period to (b) Consolidated Interest Expense, to the extent payable in cash, for Holdings and its Restricted Subsidiaries for such period.

“Consolidated Interest Expense” means, for any period:

(1) the sum, without duplication, of consolidated interest expense of Holdings and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of OID resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness and (f) cash interest expense of Indebtedness for which the proceeds are held in Escrow (except, excluding the interest expense in respect thereof that is covered by such proceeds held in Escrow), and excluding (i) costs associated with obtaining Swap Obligations, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (iii) penalties and interest relating to taxes, (iv) any “additional interest” or “liquidated damages” with respect to the Senior Notes or other securities for failure to timely comply with registration rights obligations, (v) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities,

(vi) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date including annual agency fees paid pursuant to the administrative agents and collateral agents under this Agreement or other credit facilities, (vii) [reserved] and (viii) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus

(2) consolidated capitalized interest of Holdings and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of Holdings and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs and expenses for Permitted Tax Restructurings, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(4) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber contract sales) or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded;

(5) the net income for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments (other than Excluded Contributions) that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period;

(6) the net income for such period of any Restricted Subsidiary (other than the Borrower or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in this Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of Holdings and its Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein (other than Excluded Contributions);

(7) [reserved];

(8) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Obligations or (iii) other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans, roll-over, acceleration, or payout of Equity Interests by management, other employees or business partners of Holdings or any of its direct or indirect parent companies, shall be excluded;

(11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, investment, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Notes and other securities, the syndication and incurrence of loans under the Term Facility, the incurrence of loans under the Intercompany Loan Agreement, the Communications Exchange Debt Documents and the syndication and incurrence of any Facility), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Notes, the Term Loans, the Intercompany Loan Agreement, the Communications Exchange Debt Documents and other securities and any Facility) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;

(12) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within twenty four months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded; provided that amounts paid in respect of such accruals and reserves shall be deducted from Consolidated Net Income when paid in cash;

(13) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within three hundred sixty-five (365) days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(14) any non-cash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation, shall be excluded;

(15) the following items shall be excluded:

(a) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging,

(b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gains or losses are non-cash items,

(c) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation,

(d) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, and

(e) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

(16) [reserved]; and

(17) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of distributions actually made to any direct or indirect parent company of such Person in respect of such period in accordance with Section 7.06(i)(iii) shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of Holdings and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement to the extent such expenses and charges reduced Consolidated Net Income.

“Consolidated Secured Net Debt” means Consolidated Total Net Debt that is secured by a Lien on the Collateral or the Fixed Asset Collateral or that is secured by any Lien on any other property or assets of Holdings or any Restricted Subsidiary.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of (i) Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money plus (ii) purchase money indebtedness, Attributable Indebtedness and debt obligations evidenced by promissory notes, bonds, debentures, loan agreements or similar instruments (including, for the avoidance of doubt, all Indebtedness outstanding on such date under the Intercompany Loan Agreement and the Communications Exchange Debt Documents) (but, in each case of this clause (a), excluding for the avoidance of doubt, any obligations in respect of the iHeart Operations Preferred Stock with a liquidation preference or stated value not to exceed the greater of (x) 250,000,000 and (y) 3.0% of Total Assets as of the last day of the then most recently ended Test Period), minus (b) the aggregate amount of all unrestricted cash and Cash Equivalents on the balance sheet of Holdings and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn, (ii) of Unrestricted Subsidiaries and (iii) incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent and for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the relevant Person (it being understood that in any event, any such proceeds subject to such Escrow shall be deemed to constitute “restricted cash” for purposes of cash netting) (provided that such Escrow is secured only by proceeds of such Indebtedness and the proceeds thereof shall be promptly applied to satisfy and discharge such Indebtedness if the definitive agreement for such transaction is terminated prior to the consummation thereof); it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA.”

“Covenant Fixed Charges” means the sum of (a) Cash Interest Expense and (b) Scheduled Principal Payments.

“Covenant Trigger Period” means the period (a) commencing on the day on which Specified Excess Availability is less than the greater of (x) 10.0% of the Line Cap at such time and (y) $40,000,000 and (b) continuing until the first period of twenty (20) consecutive days, at all times during which Specified Excess Availability for each day during such 20-day period has been greater than or equal to the greater of (x) 10.0% of the Line Cap at such time and (y) $40,000,000.

“Covered Party” has the meaning set forth in Section 10.25(a).

“Credit Card Receivables” has the meaning specified in the definition of “Eligible Credit Card Receivables”.

“Credit Card Receivables Component” means for purposes of determining the Borrowing Base, the face amount of Eligible Credit Card Receivables multiplied by 90.0%.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) [reserved]; plus

(b) [reserved]; plus

(c) to the extent not otherwise reflected in Consolidated Net Income, the cumulative amount of cash and Cash Equivalent proceeds (other than Excluded Contributions) from (i) the sale of Equity Interests (other than any Disqualified Equity Interests) of Holdings or any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and (ii) the common Equity Interests of Holdings or any direct or indirect parent of Holdings (other than Disqualified Equity Interests of the Borrower) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of Holdings or any Restricted Subsidiary of Holdings owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, in each case, not previously applied for a purpose other than use in the Cumulative Credit (including, for the avoidance of doubt, for the purposes of Section 7.03(m)(ii)); plus

(d) to the extent not otherwise reflected in Consolidated Net Income, 100% of the aggregate amount of contributions to the common capital (other than from a Restricted Subsidiary) of Holdings received in cash and Cash Equivalents after the Closing Date (other than Excluded Contributions), in each case, not previously applied for a purpose other than use in the Cumulative Credit (including, for the avoidance of doubt, for the purposes of Section 7.03(m)(ii)); plus

(e) 100% of the aggregate amount received by Holdings or any Restricted Subsidiary of Holdings in cash and Cash Equivalents from:

(A) the sale (other than to Holdings or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary (other than any Entertainment Entity) or any minority investments, or

(B) any dividend or other distribution by an Unrestricted Subsidiary (other than any Entertainment Entity) or received in respect of any minority investment (except to the extent increasing Consolidated Net Income and excluding Excluded Contributions), or

(C) any interest, returns of principal payments and similar payments by an Unrestricted Subsidiary (other than any Entertainment Entity) or received in respect of any minority investments (except to the extent increasing Consolidated Net Income), plus

(f) in the event any Unrestricted Subsidiary (other than any Entertainment Entity) has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, the fair market value of the Investments of Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 7.02(n)(III), plus

(g) to the extent not already included in Consolidated Net Income, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Holdings or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02(n)(III); plus

(h) 100% of the aggregate amount of any Declined Proceeds (as such term is defined in the Term Loan Credit Agreement); plus

(i) the amount of any Net Proceeds received (as such term is defined in the Term Loan Credit Agreement) by Holdings or a Restricted Subsidiary from a Disposition that would otherwise be required to be used to prepay Term Loans in accordance with the Term Loan Credit Agreement but for the Applicable Asset Sale Percentage (as such term is defined in the Term Loan Credit Agreement) being less than 100%; minus

(j) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(III) after the Closing Date and prior to such time; minus

(k) any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h)(ii) after the Closing Date and prior to such time; minus

(l) any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.14(a) after the Closing Date and prior to such time.

Notwithstanding the foregoing, the amount of the Cumulative Credit shall not be increased as a result of the TSA Transactions.

“Daily Simple SOFR” means with respect to any applicable determination date means SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then Daily Simple SOFR means SOFR that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties (other than any Collateral Proceeds Account). All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral, and the Agents or the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including in case of the Borrower (a) a winding-up, administration or dissolution including, without limitation, bankruptcy, insolvency, voluntary or involuntary liquidation, composition with creditors , moratorium or reprieve from payment, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally and/or (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer being appointed.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan or a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Deferred Revenue” means the amount of long or short term deferred revenue of Holdings and its Restricted Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

“Deposit Account Control Agreements” has the meaning set forth in Section 6.19(b).

“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that (x) “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person and (y) no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 7.05 unless the net cash proceeds resulting from such transaction or series of transactions shall exceed $50,000,000.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration or termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) such Persons that have been specified in writing to the Administrative Agent prior to the Closing Date, as being “Disqualified Lenders” and made available to any Lender upon request and (b) any Person who is a bona fide competitor identified in writing to the Administrative Agent prior to the date hereof, as such list of bona fide competitors may be updated by the Borrower (by furnishing such updates to the Administrative Agent in writing) from time to time thereafter, and (c) any Affiliate of each such Person referred to in clause (a) or (b) that is identified in writing to the Administrative Agent from time to time and, in each case, any Affiliate of each such Person that is clearly identifiable on the basis of such Affiliate’s name (in each case, other than bona fide fixed income investors or debt funds that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business). No updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any Person that has previously validly acquired an assignment or participation in respect of any Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders; provided that any such Person will deemed to become a Disqualified Lender as soon as such Person ceases to hold any such Loans hereunder.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event.”

“Disqualifying Event” has the meaning set forth in the definition of “Eligible Currency.”

“Dollar” and “$” mean lawful money of the United States.

“Dominion Account” means any DDA (other than an Excluded Account) of a Loan Party at Bank of America or its Affiliates or branches, in each case which is subject to the sole dominion and control of the Administrative Agent pursuant to a Deposit Account Control Agreement.

“Drawing” has the meaning specified in Section 2.03(c)(i).

“Dollar Denominated Letter of Credit” means any Letter of Credit denominated in Dollars.

“Dollar Denominated Loan” means any Loan incurred in Dollars.

“Dollar Equivalent” means, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount of an Approved Currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Approved Currency last provided (either by publication or otherwise provided to the Administrative Agent or the relevant L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the relevant L/C Issuer, as applicable using any method of determination it deems appropriate in its sole discretion).

“Earlier Maturing Indebtedness Reserves” means the aggregate amount of reserves established by the Administrative Agent from time to time in respect of any Indebtedness having (x) a scheduled maturity date that is prior to the Latest Maturity Date and (y) an outstanding aggregate principal amount in excess of the Earlier Maturing Indebtedness Reserves Threshold Amount on the date that is ninety-one (91) days prior to the scheduled maturity date thereof. The amount of any Earlier Maturing Indebtedness Reserve established by the Administrative Agent (x) shall be in an amount equal to the outstanding aggregate principal amount of the relevant Indebtedness and (y) shall not be duplicative of other reserves then in effect.

“Earlier Maturing Indebtedness Reserves Threshold Amount” means $50,000,000.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantor” means any Excluded Subsidiary that at the option, and in the sole discretion, of Holdings has been designated as a Guarantor (solely during the time of such designation); provided that such Excluded Subsidiary shall not become a Guarantor until the Administrative Agent shall have received and be satisfied with all documentation and other information reasonably requested by it under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

“Electronic Copy” has the meaning specified in Section 10.20.

“Electronic Record” has the meaning specified in Section 10.20.

“Electronic Signature” has the meaning specified in Section 10.20.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency other than Dollars as an Approved Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Approved Currency other than Dollars) or the relevant L/C Issuer (in the case of any Letter of Credit to be denominated in an Approved Currency other than Dollars), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Approved Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days of the Borrower’s receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Eligible Credit Card Receivables” shall mean, as of any date of determination, Accounts due to the Loan Parties from major credit card and debit card processors (including, but not limited to, JCB, Visa, Mastercard, American Express, Diners Club, DiscoverCard, Interlink, NYCE, Star/Mac, Tyme, Pulse, Accel, AFF, Shazam, CU244, Alaska Option and Maestro) that arise in the ordinary course of business and that have been earned by performance (“Credit Card Receivables”) and that are not excluded as ineligible by virtue of one or more of the criteria set forth below, except that none of the following (determined without duplication) shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that have been outstanding for more than five (5) Business Days from the date of sale, or for such longer period(s) as may be approved by the Administrative Agent in its Permitted Discretion;

(b) Accounts with respect to which the applicable Loan Party does not have good and valid title, free and clear of any Lien (other than Liens permitted hereunder pursuant to Section 7.01);

(c) Accounts as to which the Collateral Agent’s Lien attached thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to Section 7.01 that are junior in priority to the Collateral Agent’s Lien, other than any such permitted Liens that as a matter of law have priority over the Collateral Agent’s Lien;

(d) Accounts that are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card processors) has been asserted, by the related credit card processor (but only to the extent of such dispute, claim, counterclaim, offset or chargeback);

(e) except as otherwise approved by the Administrative Agent, Accounts as to which the credit card processor has the right under certain circumstances to require the applicable Loan Party to repurchase the Accounts from such credit card or debit card processor; and

(f) except as otherwise approved by the Administrative Agent, Accounts arising from any private label credit card program of the applicable Loan Party.

Notwithstanding the foregoing, no Credit Card Receivables shall constitute Eligible Credit Card Receivables unless and until the Security Agreement and the ABL Intercreditor Agreement have been amended, each in form and substance reasonably satisfactory to the Administrative Agent, to clarify that Credit Card Receivables constitute Collateral (as defined in the Security Agreement) and Intercreditor Collateral (as defined in the ABL Intercreditor Agreement).

“Eligible Trade Receivables” means, as of any date of determination thereof, the aggregate amount of all Accounts (excluding Eligible Credit Card Receivables) due to the Loan Parties, except to the extent that (determined without duplication):

(a) except as provided in clause (u) of this definition, such Account does not arise from the sale of goods, intellectual property or advertising, or the performance of services by such Loan Party in the ordinary course of its business;

(b) (i) the applicable Loan Party’s right to receive payment is contingent upon the fulfillment of any condition whatsoever or (ii) as to which the applicable Loan Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) any defense, counterclaim, setoff or dispute exists as to such Account, but only to the extent of such defense, counterclaim, setoff or dispute;

(d) such Account is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for the sale of goods to or services rendered for the applicable Account Debtor;

(e) an invoice, in form and substance consistent with the applicable Loan Party’s credit and collection policies, or otherwise reasonably acceptable to the Administrative Agent in its Permitted Discretion (it being understood that the forms used by the applicable Loan Party on the Closing Date are satisfactory to the Administrative Agent), has not been prepared and sent to the applicable Account Debtor in respect of such Account prior to being reported to the Administrative Agent as Collateral (including Accounts identified as inactive, warranty or otherwise not attributable to an Account Debtor);

(f) such Account (i) is not owned by the applicable Loan Party or (ii) is subject to any Lien, other than Liens permitted hereunder pursuant to Section 7.01;

(g) such Account is the obligation of an Account Debtor that is (i) a director, officer, other employee or Affiliate of the applicable Loan Party (other than Accounts arising from the sale of goods, intellectual property or advertising, or provision of services delivered to such Account Debtor in the ordinary course of business), (ii) a natural person or (iii) only if such Account obligation has not been incurred in the ordinary course or on arms’ length terms, to any entity that has any common officer or director with the applicable Loan Party;

(h) Accounts subject to a partial payment plan;

(i) the applicable Loan Party is liable for goods sold or services rendered by the applicable Account Debtor to the applicable Loan Party but only to the extent of the potential offset;

(j) upon the occurrence of any of the following with respect to such Account:

(i) the Account is not paid within (A) with respect to Accounts due from advertising agencies, one hundred twenty (120) days past the original invoice date and (B) with respect to all other Accounts, ninety (90) days past the original invoice date;

(ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(iii) any Account Debtor obligated upon such Account is a debtor or a debtor in possession under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors; or

(iv) with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(k) such Account is the obligation of an Account Debtor from whom 50% or more of the aggregate amount of all Accounts owing by that Account Debtor are ineligible under clause (j)(i) of this definition;

(l) such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 15% of all Eligible Trade Receivables (but only the extent of such excess);

(m) such Account is one as to which the Collateral Agent’s Lien thereon, on behalf of itself and the Lenders, is not a first priority perfected Lien, subject to Liens permitted hereunder pursuant to Section 7.01 that are junior in priority to the Collateral Agent’s Lien, other than any such permitted Liens that as a matter of law have priority over the Collateral Agent’s Lien;

(n) such Account is evidenced by a judgment, Instrument or Chattel Paper (other than Instruments or Chattel Paper that are held by the applicable Loan Party or that have been delivered to the Administrative Agent);

(o) such Account is payable in any currency other than Dollars;

(p) Accounts with respect to which the Account Debtor is a Person unless: (i) the Account Debtor’s billing address is in the United States or (ii) the Account Debtor is organized under the laws of the United States, any state thereof or the District of Columbia;

(q) such Account is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or department, agency or instrumentality thereof;

(r) Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(s) such Account has been redated, extended, compromised, settled, adjusted or otherwise modified or discounted, except discounts or modifications that are granted by the applicable Loan Party in the ordinary course of business and that are reflected in the calculation of the Borrowing Base;

(t) such Account is of an Account Debtor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit the applicable Loan Party to seek judicial enforcement in such state of payment of such Account, unless the applicable Loan Party has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(u) subject to the provisions with respect to Acquired Borrowing Base Collateral, such Accounts were acquired or originated by a Person acquired in a Permitted Acquisition (until such time as the Administrative Agent has completed a customary due diligence investigation as to such Accounts and such Person, which investigation may, at the Permitted Discretion of the Administrative Agent, include a field examination, and the Administrative Agent is reasonably satisfied with the results thereof);

(v) Accounts which are subject to a credit that has been earned but not taken, subject to reduction as a result of an unapplied deferred revenue account, or a chargeback, to the extent of such rebate, deferred revenue account or chargeback;

(w) that represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis; or

(x) any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect with respect to such Account (or, with respect to representations or warranties that are qualified by materiality, any of such representations and warranties are untrue in any respect).

“Entertainment Entities” means, Entertainment IHM, IH Media + Entertainment II, LLC, a Delaware limited liability company, and Entertainment IH, collectively. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, no Entertainment Entity shall be deemed to be a “Guarantor”, a “Loan Party” or a “Restricted Subsidiary” under this Agreement or any other Loan Document.

“Entertainment IH” means iHM Licenses, LLC, a Delaware limited liability company.

“Entertainment IHM” means IH Media Entertainment I, LLC, a Delaware limited liability company.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate

from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that a Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (h) any Foreign Benefit Event; or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Escrow” means an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party.

“ESG” has the meaning set forth in Section 2.19(a).

“ESG Amendment” has the meaning set forth in Section 2.19(a).

“ESG Pricing Provisions” has the meaning set forth in Section 2.19(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Eurocurrency Rate” means with respect to any Eurocurrency Rate Loans denominated in any Approved Foreign Currency, the rate per annum as designated with respect to such Approved Foreign Currency at the time such Approved Foreign Currency is approved by the Administrative Agent (in consultation with the Borrower) and the Lenders pursuant to Section 1.09 plus the adjustment (if any) determined by the Administrative Agent (in consultation with the Borrower) and the relevant Lenders pursuant to Section 1.09.

Notwithstanding the foregoing, the Eurocurrency Rate in respect of any applicable Interest Period shall be deemed to be not less than 0.00% per annum in all cases. If the “Eurocurrency Rate” is not ascertainable after the application of such interpolation under this definition, Section 3.03 shall determine the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in any Approved Foreign Currency.

“Eurocurrency Rate Replacement Date” has the meaning specified in Section 3.03.

“Eurocurrency Rate Schedule Unavailability Date” has the meaning specified in Section 3.03.

“Eurocurrency Rate Successor Rate” has the meaning specified in Section 3.03.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Availability” means, as of any time of determination thereof, the amount by which the Line Cap exceeds the aggregate Revolving Credit Exposure.

“Excess Borrowing Base” means the amount, if any, by which the Borrowing Base exceeds the Revolving Credit Commitments.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the applicable Administrative Agent or the L/C Issuer, as the case may be, and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the applicable Administrative Agent or the L/C Issuer, as the case may be, in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later.

“Excluded Accounts” means (i) any deposit account, securities account, commodities account or other account of any Loan Party (and all cash, Cash Equivalents and other securities or investments held therein) exclusively used for all or any of the following purposes: payroll, employee benefits or customs, (ii) accounts used exclusively for the purposes of compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon, (iii) cash accounts of any Loan Party, the deposits in which shall not at any time aggregate to more than $20,000,000 (or such greater amount to which the Administrative Agent may agree) for all such cash accounts, (iv) accounts the balance of which is swept at the end of each Business Day into a DDA subject to a Deposit Account Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such DDA is swept into another DDA subject to a Deposit Account Control Agreement) without the consent of the Collateral Agent, (v) tax accounts, including, without limitation, sales tax accounts, and any tax benefits, (vi) accounts into which governmental receivables are deposited, (vii) fiduciary or trust accounts, (viii) any deposit accounts designated by the Borrower by written notice to the Administrative Agent and containing solely of the proceeds of the Fixed Asset Collateral, (ix) escrow accounts permitted under this Agreement (including in connection with any letter of intent or purchase agreement with respect to any Investment or other acquisition of assets or Disposition) and (x) in the case of clauses (i) through (ix), the funds or other property held in or maintained in any such account.

“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirements”.

“Excluded Contract” means, at any date, any rights or interest of the Borrower or any Guarantor under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not the Borrower or any Guarantor, or any requirement of law, then prohibits, or requires any consent, unless such consent is first obtained, or establishes any other condition, unless such condition is first fulfilled, for or would terminate because of an assignment thereof or a grant of a security interest therein by the Borrower or a Guarantor; provided that (i) rights under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings after the Closing Date from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments (A) from Unrestricted Subsidiaries and any of their Subsidiaries, (B) received in respect of any minority investments and (C) from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings or any of its Subsidiaries) of Equity Interests (other than Disqualified Equity Interests and preferred stock) of Holdings;

in each case to the extent designated as Excluded Contributions by Holdings within one hundred eighty (180) days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be; provided such amounts may only be designated as Excluded Contributions by Holdings to the extent such amounts were Not Otherwise Applied prior to such date.

“Excluded Subsidiary” means (a) any Subsidiary of Holdings that is not, directly or indirectly, a wholly-owned Subsidiary of Holdings, (b) any Subsidiary of a Guarantor that does not have total assets in excess of 5.0% of Total Assets or 5.0% of revenues for Holdings and its Restricted Subsidiaries in each case, individually or in the aggregate with all other Subsidiaries excluded via this clause (b), (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations (other than any Contractual Obligation in favor of Holdings or any of its Restricted Subsidiaries) existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any direct or indirect Foreign Subsidiary of Holdings, (f) any not-for-profit Subsidiaries, (g) any Unrestricted Subsidiaries, (h) [reserved], (i) any FSHCO (or any Subsidiary of a FSHCO), (j) [reserved], (k) any captive insurance subsidiaries, and (l) special purpose entities reasonably satisfactory to the Administrative Agent; provided that, notwithstanding the foregoing, “Excluded Subsidiary” shall not include (i) the Borrower, (ii) any Electing Guarantor for so long as such Electing Guarantor constitutes an Electing Guarantor in accordance with the terms of this Agreement, (iii) any Subsidiary of Holdings that constitutes a guarantor under the Senior Notes Documents, the Communications Exchange Debt Documents, the Term Loan Documents, the Intercompany Loan Agreement or any Junior Financing, (iv) iHeart Operations (solely as a result of its issuance of iHeart Operations Preferred Stock or any securities issued as a replacement therefor) or (v) any Guarantor referenced in the proviso of clause (c) of the definition of “Collateral and Guarantee Requirements”.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing ABL Credit Agreement” shall have the meaning provided in the Preliminary Statements to this Agreement.

“Existing Letters of Credit” means those letters of credit in existence on the Closing Date and listed on Schedule 2.03 hereto (which, for the avoidance of doubt, shall include all letters of credit issued under the Existing ABL Credit Agreement).

“Existing Revolver Tranche” has the meaning set forth in Section 2.16(a).

“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(a).

“Extended Revolving Credit Loans” has the meaning set forth in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

“Extension Request” means any Revolver Extension Request.

“Extension Series” means any Revolver Extension Series.

“Facility” means the Revolving Credit Facility or a given Class of Extended Revolving Credit Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any current or future fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaties, or conventions among Governmental Authorities entered into in connection with the implementation thereof.

“FCC” means the Federal Communications Commission of the United States or any Governmental Authority succeeding to the functions of such commission in whole or in part.

“FCC Authorizations” means all Broadcast Licenses and other licenses, permits and other authorizations issued by the FCC and held by Holdings, the Borrower, any of the Restricted Subsidiaries or any Entertainment Entity.

“FCC Right of Use Agreement” means that certain Use Agreement, dated as of or about the First Amendment Effective Date, among iHeart Media + Entertainment, Inc. and each Entertainment Entity.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenant” means the covenant set forth in Section 7.13.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Amendment Effective Date” means the “Subsequent First Amendment Effective Date” (as such term is defined in Amendment No. 1).

“Fixed Amounts” has the meaning set forth in Section 1.11.

“Fixed Asset Collateral” means all assets of the Loan Parties (other than Excluded Assets) that do not constitute Collateral and are subject to a Lien granted under the Term Loan Documents, including (a) all of the Equity Interests of the Borrower and (b) all the Equity Interests directly held by the Borrower or any Guarantor in any wholly-owned Restricted Subsidiary (which pledge, in the case of the Equity Interests of (x) any non-U.S. Restricted Subsidiary or (y) CFC Holdco, shall in either case be limited to 65% of the Equity Interests of such non-U.S. Restricted Subsidiary or such CFC Holdco, as the case may be).

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period minus (i) Unfinanced Capital Expenditures during such period and (ii) cash taxes (net of cash tax benefits or refunds) to (b) Covenant Fixed Charges for such Test Period, in all cases calculated for the Borrower and its Restricted Subsidiaries on a Pro Forma Basis; provided that, when determining satisfaction with the Payment Conditions for the purposes of making any Restricted Payment in reliance thereon, the amount of such Restricted Payment made in reliance on satisfaction of the Payment Conditions shall be included in the calculation of Covenant Fixed Charges solely for such purpose.

“Fixed Charges” means, with respect to Holdings and its Restricted Subsidiaries for any period, the sum of, without duplication:

(1) Consolidated Interest Expense for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Authority or (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments.

“Foreign Currency Denominated Letter of Credit” means any Letter of Credit denominated in an Approved Foreign Currency, other than, with respect to each L/C Issuer, those Approved Foreign Currencies not authorized to be issued by such L/C Issuer as notified to the Administrative Agent and the Borrower from time to time.

“Foreign Currency Denominated Loan” means any Loan incurred in any Approved Foreign Currency.

“Foreign Pension Plan” means any benefit plan established or maintained outside of the United States that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings that is not a U.S. Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary substantially all of the assets of which are (a) Equity Interests (including any debt or other instrument treated as equity for U.S. federal income tax purposes) or (b) Equity Interests (including any debt or other instrument treated as equity for U.S. federal income tax purposes) and Indebtedness, in each case, of one or more (x) CFCs and (y) other Subsidiaries that are FSHCOs pursuant to clauses (a) or (b) of this definition, and Cash Equivalents and incidental assets related thereto.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) Holdings, (ii) any Electing Guarantors, (iii) those Restricted Subsidiaries of Holdings that are party to this Agreement as of the Closing Date and (iv) those Restricted Subsidiaries of Holdings that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 6.11.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Identified Assets” mean the assets specified on Schedule 1.01B-2.

“iHeart Operations” means iHeart Operations, Inc., a Delaware corporation.

“iHeart Operations Preferred Stock” means the preferred Equity Interests issued by iHeart Operations to the holders thereof in accordance with the Bankruptcy Plan.

“Immaterial Subsidiary” has the meaning set forth in Section 8.03.

“Increased Reporting Event” means any period when a Liquidity Condition has occurred and is continuing.

“Incurrence Based Amounts” has the meaning set forth in Section 1.11.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of Holdings appearing upon the balance sheet of Holdings solely by reason of push-down accounting under GAAP shall be excluded; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of Holdings and its Restricted Subsidiaries, exclude (i) all intercompany Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) (provided, for avoidance of doubt, that this clause (i) shall not exclude any Indebtedness under the Intercompany Loan Agreement), (ii) intercompany transfer pricing and marketing re-charge fees and (iii) intercompany royalty and/or licensing agreements (including, cash collection arrangements in respect of airline revenue), in each case made in the ordinary course of business or for cash management purposes and (C) exclude obligations under or in respect of operating leases or sale lease-back transactions (except any resulting Capitalized Lease Obligations). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Agent or any Lender, (I) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than (i) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such recipient being organized under the laws of, or having its principal office (or, in the case of any Lender, its applicable Lending Office) in, such jurisdiction imposing such Tax (or any political subdivision thereof), or (B) as a result of any present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than any connections arising from such Lender or Agent executing, delivering, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transactions pursuant to or enforcing any Loan Document, or selling or assigning an interest in any Loan or Loan Document), (ii) Taxes attributable to the failure by any Agent or Lender to comply with Section 3.01(d), (iii) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to law that is in effect on the date (A) such Lender acquires such interest in the Loan or Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office and (iv) any withholding Taxes imposed under FATCA and (II) to the extent not otherwise described in (I), Other Taxes. For the avoidance of doubt, the term “Lender” for purposes of this definition shall include each L/C Issuer and Swing Line Lender.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Instrument” has the meaning set forth in the Uniform Commercial Code.

“Intercompany Loan Agreement” means that certain Intercompany Loan Agreement, dated as of or about the First Amendment Effective Date, among the Borrower, Entertainment IHM and the other parties thereto.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Interest Payment Date” means, (a) as to any Term SOFR Loan or Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Term SOFR Loan or Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the first calendar day of each April, July, October and January and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means. as to each Term SOFR Loan or Eurocurrency Rate Loan, the period commencing on the date such Term SOFR Loan or Eurocurrency Rate Loan is disbursed or converted to or continued as a Term SOFR Loan or Eurocurrency Rate Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall, subject to clause (iii) below, be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan or Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan (including by way of a listed Eurobond), advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of Holdings and its Restricted Subsidiaries, (i) intercompany loans, advances, or Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms), (ii) intercompany transfer pricing and marketing re-charge fees and (iii) intercompany royalty and/or licensing agreements (including, cash collection arrangements in respect of airline revenue), in each case made in the ordinary course of business or for cash management purposes or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998”, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Joint Bookrunners” means BofA Securities, Inc., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd.), PNC Capital Markets LLC, Citibank, N.A. and RBC Capital Markets, in their respective capacities as joint bookrunners under this Agreement.

“Junior Financing” has the meaning set forth in Section 7.14(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“KPI’s” has the meaning set forth in Section 2.19.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, constitutions, guidelines, regulations, ordinances, codes, common law and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement. All L/C Advances may be denominated in any Approved Currency.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing. All L/C Borrowings may be denominated in any Approved Currency.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.

“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means each of Bank of America, N.A., Citibank, N.A., Goldman Sachs Bank USA, PNC Bank, National Association, Royal Bank of Canada, Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd. and any other Lender that becomes an L/C Issuer in accordance with Sections 2.03(k), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer(s).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(l). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any rule of law or standard practices to which any Letter of Credit is subject (such as Rules 3.13 and 3.14 of the ISP and Article 29 of UCP600) or any express term of the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCA Election” has the meaning set forth in Section 1.03(c).

“LCA Test Date” has the meaning set forth in Section 1.03(c).

“Lead Arrangers” means BofA Securities, Inc., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd.), PNC Capital Markets LLC, Citibank, N.A. and RBC Capital Markets, in their respective capacities as joint lead arrangers under this Agreement.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations required to be made by it hereunder, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless subject to a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit; (iv) a Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder; (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (vi) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

“Lender Party” and “Lender Recipient Party” means, collectively, the Lenders, the Swing Line Lender and the L/C Issuers.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental

Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit and may be issued in an Approved Currency; provided that in no event shall Goldman Sachs Bank USA, Royal Bank of Canada or Morgan Stanley Senior Funding, Inc. be obligated to issue commercial letters of credit without its consent.

“Letter of Credit Sublimit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Issuance Request” means a letter of credit request substantially in the form of Exhibit B.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $175,000,000 and (b) the aggregate principal amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (a) any acquisition, investment of or in any assets, business or Person permitted by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any prepayment of Indebtedness for which irrevocable notice has been given and/or (c) distributions that have been publically declared by one or more of Holdings and its Restricted Subsidiaries.

“Line Cap” means the lesser of the Revolving Credit Commitments and the Borrowing Base.

“Liquidity Condition” means the period (a) commencing on the date Specified Excess Availability shall have been less than the greater of (x) $40,000,000 and (y) 10.0% of the Line Cap for five (5) consecutive Business Days; until (b) Specified Excess Availability shall have been at least equal to the greater of (x) $40,000,000 and (y) 10.0% of the Line Cap for twenty (20) consecutive calendar days.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or a Protective Advance.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the ABL Intercreditor Agreement, (v) each Letter of Credit Issuance Request and (vi) any Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole, (b) material adverse effect on the ability of the Loan Parties, taken as a whole, to fully and timely perform any of their payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Real Property” means any fee owned Real Property located in the United States that is owned by any Loan Party with a fair market value in excess of $15,000,000 (at the Closing Date or, with respect to Real Property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Date” means (i) with respect to the Revolving Credit Commitments, May 17, 2027 and (ii) with respect to any tranche of Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“New Contracts” means binding new agreements or amendments to existing agreements with customers.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any transaction or event, that such amount was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Revolving Credit Note or a Swing Line Note, as the context may require .

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party or any Restricted Subsidiary arising under any Secured Hedge Agreement or any Treasury Services Agreement (excluding any Excluded Swap Obligations). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, the obligations of Holdings or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Debt Representative” means, with respect to any series Indebtedness permitted to be incurred hereunder that is secured by the Collateral on a junior Lien basis to the Lien securing the Obligations, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans and Swing Line Loans and Protective Advances on any date, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), Swing Line Loans and Protective Advances, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding Principal Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the Federal Funds Rate.

“Parent” means iHeartMedia, Inc., a Delaware corporation.

“Pari Passu Bank Product Obligations” shall mean Bank Product Debt in respect of each Pari Passu Bank Product, in each case, valued at the Bank Product Amount thereof as of the date of designation of such Bank Product Debt as a “Pari Passu Bank Product” pursuant to the definition of “Bank Product”.

“Pari Passu Bank Products” means Bank Products designated by the applicable Secured Party as a “Pari Passu Bank Product” pursuant to the definition of “Bank Product”; provided, that no such designation shall be permitted if after giving effect thereto (and to the applicable Bank Product Reserve), Excess Availability would be less than $0.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Payment Conditions” means, with respect to any transaction,

(a) 20-Day Specified Excess Availability and Specified Excess Availability (in each case, calculated on a Pro Forma Basis after giving effect to any Borrowing or issuance of any Letter of Credit in connection with any subject transaction and after giving effect to the acquisition of any Acquired Borrowing Base Collateral in connection with such transaction) on the date of the subject transaction would be equal to or greater than:

(i) in the case of Restricted Payments, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of (A) $65,000,000 and (B) 15.0% of the Line Cap and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than 1.00:1.00, the greater of (A) $87,500,000 and (B) 20.0% of the Line Cap, and

(ii) in the case of any other transaction subject to the Payment Conditions, (x) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is greater than or equal to 1.00:1.00, the greater of (A) $52,500,000 and (B) 12.5% of the Line Cap and (y) if the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) is less than to 1.00:1.00, the greater of (A) $75,000,000 and 17.5% of the Line Cap; and

(b) as of the date of such transaction, no Specified Event of Default shall be continuing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party, any Restricted Subsidiary or any ERISA Affiliate or to which any Loan Party, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or with respect to which a Loan Party or Restricted Subsidiary or ERISA Affiliate has any liability (contingent or otherwise).

“Perfection Certificate” means the Perfection Certificate signed by the Borrower and dated as of the date hereof delivered pursuant to Section 4.01(a)(iii).

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Discretion” means reasonable (from the perspective of a secured asset-based lender) credit judgment, exercised in good faith in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions.

“Permitted First Lien Ratio Debt” has the meaning set forth in the definition of “Permitted Ratio Debt.”

“Permitted Junior Secured Ratio Debt” has the meaning set forth in the definition of “Permitted Ratio Debt”.

“Permitted Ratio Debt” means Indebtedness of Holdings or any Restricted Subsidiary so long as immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof (but without netting the proceeds thereof) (i) no Event of Default shall be continuing or result therefrom, and (ii)(x) if such Indebtedness is secured by the Fixed Asset Collateral on a pari passu basis with, or senior to, the Liens securing the Term Loan Obligations (such Indebtedness, the “Permitted First Lien Ratio Debt”), the Consolidated First Lien Net Leverage Ratio is no greater than either (1) 4.50 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended Test Period or (2) if such Permitted First Lien Ratio Debt is incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder, the Consolidated First Lien Net Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment, (y) if such Indebtedness is secured by the Fixed Asset Collateral on a junior lien basis with the Liens securing the Term Loan Obligations (such Indebtedness, the “Permitted Junior Secured Ratio Debt”), the Consolidated Secured Net Leverage Ratio is no greater than either (1) 4.50 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended Test Period or (2) if such Permitted Junior Secured Ratio Debt is incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder, the Consolidated Secured Net Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment and (z) if such Indebtedness is unsecured or secured by assets that are neither Collateral nor Fixed Asset Collateral (such Indebtedness, the “Permitted Unsecured Ratio Debt”), solely at the election of the Borrower, either (I)(1) the Consolidated Interest Coverage Ratio is no less than 2.00 to 1.00 or (2) if such Permitted Unsecured Ratio Debt is incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder, the Consolidated Interest Coverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment or (II) the Consolidated Total Net Leverage Ratio is no greater than (1) 7.00 to 1.00 determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters or (2) if such Permitted Unsecured Ratio Debt is incurred in connection with a Permitted Acquisition or other similar Investment permitted hereunder, the Consolidated Total Net Leverage Ratio in effect immediately prior to the making of such Permitted Acquisition or similar Investment, in each case, determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters; provided that, such Indebtedness shall (A) in the case of Permitted First Lien Ratio Debt, have a maturity date that is after (or, if secured by the Collateral, at least ninety-one (91) days after) the Latest Maturity Date at the time such Indebtedness is incurred, and in the case of Permitted Junior Secured Ratio Debt or Permitted Unsecured Ratio Debt, have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred; provided that the foregoing requirements of this clause (A) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (A) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, (B) in the case of Permitted First Lien Ratio Debt, have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities; provided that the foregoing requirements of this clause (B) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (B) and such conversion or exchange is subject only to conditions customary for similar conversions or exchange, and, in the case of Permitted Junior Secured Ratio Debt or Permitted Unsecured Ratio Debt, shall not be subject to scheduled amortization prior to maturity, (C) if such Indebtedness is incurred or guaranteed on a secured basis by a Loan Party, such Indebtedness shall be secured by the Collateral on a junior Lien basis to the Liens securing the Obligations and an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL Intercreditor Agreement and (D) have covenants and events of default that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the covenants and events of default of the Loan Documents (when taken as a whole); provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (D) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (D), shall be conclusive evidence); provided, further, that (x) any Permitted Ratio Debt shall be secured by Liens on the Collateral, if at all, on a junior basis relative to the Liens on the Collateral securing the Obligations and (y) any Permitted Ratio Debt incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g) or 7.03(v), may not exceed in the aggregate at any time outstanding the greater of (i) $400,000,000 and (ii) 5.0% of Total Assets as of the last day of the then most recently ended Test Period, in each case determined at the time of incurrence.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to the ABL Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to the ABL Intercreditor Agreement.

“Permitted Tax Restructuring” means any reorganizations and other activities entered into after the Closing Date among Holdings and its Restricted Subsidiaries for the purpose of tax planning and optimizing the tax payments of Holdings and its Restricted Subsidiaries, provided that:

(a) any such reorganization and other activities (i) maintain the priority and perfection of the Liens on the Collateral for the benefit of the Lenders as in effect prior to such reorganizations and other activities and as required hereunder and under the other Loan Documents, (ii) do not terminate or subordinate any outstanding Lien that is required to be created pursuant to the terms of the Loan Documents, (iii) do not impair the security interests of the Lenders and the guarantee by the Loan Parties of the Guaranteed Obligations and (iv) do not create, allow or give rise to any intervening Liens that would directly or indirectly be adverse to the Lenders, in their capacity as such;

(b) after giving effect to any such reorganization and other activities each of Holdings and its Restricted Subsidiaries otherwise comply with Section 6.11;

(c) to the extent that any Permitted Tax Restructuring would, directly or indirectly, in one step or a series of steps, (i) transfer or dispose of assets or Equity Interests from a Loan Party to a non-Loan Party or (ii) merge or consolidate a Loan Party into a non-Loan Party, then Holdings shall cause such non-Loan Party to sell, assign, convey or otherwise transfer any assets or equity received in any such transaction to Loan Party, cause such a non-Loan Party to merge or consolidate with and into a Loan Party or otherwise cause such transfer or merger or consolidation to be reversed or unwound as soon as reasonably practicable but in no event more than sixty (60) days after such transaction, and cause the applicable Subsidiary to comply with the terms of Section 6.11; and

(d) for the avoidance of doubt, no such Permitted Tax Restructuring may allow the incurrence of, and neither Holdings nor any of its Restricted Subsidiaries may incur, Indebtedness other than Indebtedness permitted hereunder (other than intercompany Indebtedness which is otherwise repaid or as to which the obligor is no longer Holdings nor any of its Restricted Subsidiaries after giving effect to such Permitted Tax Restructuring).

“Permitted Unsecured Ratio Debt” has the meaning set forth in the definition of “Permitted Ratio Debt”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, sponsored, maintained or contributed to by any Loan Party or Restricted Subsidiary or, with respect to any such Plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the first anniversary of the date on which such Permitted Acquisition or conversion is consummated.

“Principal Amount” means (i) the stated or principal amount of each Dollar Denominated Loan or Dollar Denominated Letter of Credit or L/C Obligation with respect thereto and (ii) the Dollar Equivalent of the stated or principal amount of each Foreign Currency Denominated Loan and Foreign Currency Denominated Letter of Credit or L/C Obligation with respect thereto, as the context may require.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of Holdings, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by Holdings in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings) within 24 months after the date such Permitted Acquisition or conversion is consummated for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of Holdings and the Restricted Subsidiaries; provided that (i) at the election of Holdings, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition or the fair market value of such Converted Restricted Subsidiary, as applicable, was less than $40,000,000, and (ii) so long as such actions are taken during such Post-Acquisition Period or such revenue is accrued or costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional revenue or costs, as applicable, will be accrued or incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings or any of the Restricted Subsidiaries in connection therewith (without giving effect to the netting of any cash proceeds of such Indebtedness to the extent such proceeds are being utilized in connection with any such Specified Transaction), and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by Holdings in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment; (II) when calculating the Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with Section 7.13, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; and (III) in determining Pro Forma Compliance with the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other incurrence test, in connection with the incurrence (including by assumption or guarantee) of any Indebtedness, the incurrence of any Indebtedness in respect of the Term Facility included in the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio, the Fixed Charge Coverage Ratio or such other incurrence test calculation immediately prior to, or simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made, shall be disregarded. In the event any fixed “baskets” are intended to be utilized together with any incurrence-based “baskets” in a single transaction or series of related transactions, (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of Indebtedness or any other applicable transaction or action to be incurred under any incurrence-based “baskets” shall first be calculated without giving effect to amounts being utilized pursuant to any fixed “baskets”, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed “baskets”, any incurrence and repayments of Indebtedness) and all other permitted Pro Forma Adjustments (except that the incurrence of any Indebtedness under the Revolving Credit Facility immediately prior to or in connection therewith shall be disregarded), and (ii) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed “baskets” shall be calculated.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender the denominator of which is the amount of the Aggregate Commitments under the Facility; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Protective Advance Participation” has the meaning specified in Section 2.01(b).

“Protective Advances” has the meaning specified in Section 2.01(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 6.02.

“QFC Credit Support” has the meaning set forth in Section 10.25.

“Qualified Accounts” means (a) prior to the 90th day after the Closing Date, all DDAs of the Loan Parties and (b) on and after the 90th day after the Closing Date all DDAs of the Loan Parties that are concentration accounts, custody accounts or investment accounts with the Administrative Agent; provided, that, in each case, such Qualified Account is not subject to any other Lien other than Liens permitted by Section 7.01, and such Liens do not have priority over the Lien of the Collateral Agent and are junior to the Lien of the Collateral Agent (other than inchoate or other Liens (including tax Liens) arising by operation of law).

“Qualified Cash” means cash of the Loan Parties that is subject to a first priority, perfected Lien in favor of the Administrative Agent and is held in a Qualified Account.

“Qualified Cash Component” means 100% of Qualified Cash.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” means the repayment or replacement in full of the Existing ABL Credit Agreement on the Closing Date.

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Issuance Request and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning as defined in Section 2.12(c).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party and any other officer or employee of the applicable Loan Party whose signature is included on an incumbency certificate or similar certificate, attaching resolutions authorizing such officer or employee to sign such documents and otherwise reasonably satisfactory to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment that is not otherwise permitted pursuant to Section 7.02.

“Restricted Payment” means (1) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof) and (2) any Restricted Investment.

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of Holdings.

“Revaluation Date” means (a) with respect to any Loan denominated in an Approved Currency, each of the following: (i) each date of a Borrowing of such Loan, (ii) each date of a continuation of such Loan pursuant to the terms of this Agreement, (iii) the last day of each fiscal quarter of the Borrower and (iv) in the case of a Revolving Credit Loan, the date of any voluntary reduction of a Commitment in respect thereof pursuant to Section 2.06(a); (b) with respect to any Letter of Credit denominated in an Approved Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of any amendment of such Letter of Credit that would have the effect of increasing the available balance thereof and (iii) the last day of each fiscal quarter; (c) such additional dates as the Administrative Agent or the respective L/C Issuer shall determine, or the Required Lenders shall require, at any time when (i) an Event of Default has occurred and is continuing or (ii) to the extent that, and for so long as, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders (for such purpose, using the Dollar Equivalent in effect for the most recent Revaluation Date) exceeds 90% of the aggregate principal amount of the Commitments in respect of Revolving Credit Loans; and (d) the last day of each fiscal quarter.

“Revolver Extension Request” has the meaning set forth in Section 2.16(a).

“Revolver Extension Series” has the meaning set forth in Section 2.16(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, in the same Approved Currency, and, in the case of Term SOFR Loans or Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit, (c) purchase Swing Line Participations in respect of Swing Line Loans and (d) purchase Protective Advance Participations in respect of Protective Advances in an aggregate Principal Amount at any one time outstanding not to exceed the amount set forth opposite such

Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitments” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $450,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of (a) the amount of the outstanding Principal Amount of such Revolving Credit Lender’s Revolving Credit Loans, (b) its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations at such time, (c) each Swing Line Participation of such Revolving Credit Lender at such time (except to the extent such Swing Line Participation shall have been funded as a Revolving Credit Loan or pursuant to Section 2.04(c)(ii) as of such time), (d) all amounts outstanding that have been funded pursuant to Section 2.04(c)(ii) at such time and (e) each Protective Advance Participation of such Revolving Credit Lender at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” means any Revolving Credit Loan made pursuant to Section 2.01(b), Protective Advances or Extended Revolving Credit Loans, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit D-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“S&P” means Standard & Poor’s Ratings Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any sanctions administered or enforced by the United States government (including OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury (“HMT”).

“Scheduled Principal Payments” means scheduled principal payments of long term Indebtedness (including payments in respect of capital leases to the extent allocated to principal, but excluding payments in respect of intercompany debt and payments in respect of earn-outs) paid or payable currently in cash, and taking into account the effects of mandatory or voluntary prepayments hereunder or any other Indebtedness in accordance with the terms hereof and thereof.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between Holdings or any Loan Party and any Approved Counterparty.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Swing Line Lender any Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the US Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among Holdings, the Borrower, the U.S. Guarantors and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Senior Notes” means the 4.75% Senior Secured Notes, the 5.25% Senior Secured Notes the 6.375% Senior Secured Notes and the 8.375% Senior Unsecured Notes.

“Senior Notes Documents” means the (i) Senior Secured Notes Documents and (ii) the 8.375% Secured Unsecured Notes Indenture and the other transaction documents referred to therein.

“Senior Notes Indentures” means the Senior Secured Notes Indentures and the 8.375% Senior Unsecured Notes Indenture.

“Senior Secured Notes Collateral Agent” means U.S. Bank, National Association in its capacity as collateral agent under the Senior Secured Notes Indentures or any successor, new or replacement collateral agent under the Senior Secured Notes Documents.

“Senior Secured Notes Documents” means the Senior Secured Notes Indentures and the other transaction documents referred to therein (including the related guarantee, each Intercreditor Agreement (as defined therein) to the extent then in effect, the notes, the purchase agreement, mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements).

“Senior Secured Notes Indentures” means the 4.75% Senior Secured Notes Indenture and the 5.25% Senior Secured Notes Indenture and the 6.375% Senior Secured Notes Indenture.

“Similar Business” means (1) any business conducted or proposed to be conducted by Holdings or any of its Restricted Subsidiaries on the Closing Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10.0 basis points).

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(h).

“Specified Equity Contribution” means any cash contribution to the common equity of Holdings and/or any purchase or investment in any Equity Interests of Holdings other than Disqualified Equity Interests.

“Specified Event of Default” means an Event of Default under Sections 8.01(a), 8.01(b) (solely with respect to a failure to comply with Section 7.13), 8.01(c) (solely with respect to (i) failure to comply with the cash management system in accordance with Section 6.19, (ii) failure to deliver a Borrowing Base Certificate in accordance with Section 6.14 or 6.16, or (iii) failure to perform or comply with Section 6.22), 8.01(d) (solely with respect to a material misrepresentation with respect to the Borrowing Base Certificate), 8.01(f) or 8.01(m).

“Specified Excess Availability” means, as of any date of determination thereof, the sum of (a) Excess Availability and (b) the lesser of (i) the Excess Borrowing Base and (ii) 2.50% of the Revolving Credit Commitments.

“Specified Letter of Credit Sublimit” means, with respect to any L/C Issuer, (i) in the case of Bank of America (or any of its Affiliates), $50,000,000, (ii) in the case of Goldman Sachs Bank USA (or any of its Affiliates), $25,000,000, (iii) in the case of PNC Bank, National Association (or any of its Affiliates), $25,000,000, (iv) in the case of Citibank, N.A. (or any of its Affiliates), $25,000,000 (v) in the case of Royal Bank of Canada (or any of its Affiliates), $25,000,000, (vi) in the case of Morgan Stanley Senior Funding, Inc. (or any of its Affiliates), $12,500,000, (vii) in the case of MUFG Bank, Ltd. (or any of its Affiliates), $12,500,000 and (viii) in the case of any other L/C Issuer, such amount as is specified in the agreement pursuant to which such Person becomes an L/C Issuer entered into pursuant to Section 2.03(k) hereof.

“Specified Representations” means those representations and warranties made by any Loan Party (after giving effect to the applicable Permitted Acquisition) in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.02(b)(iii) (to the extent such conflict has not resulted, and would not reasonably be expected to result, in a Material Adverse Effect (as such term or similar definition is defined in the main transaction agreement governing the applicable Permitted Acquisition), 5.04, 5.13, 5.18, 5.19(c) and 5.21.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Sterling” or “£” means freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’ or any Restricted Subsidiary’s financial statements.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Successor Rate” has the meaning specified in Section 3.03.

“Supermajority Lenders” means, as of any date of determination, Lenders having more than 66 2/3% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Supplemental Agent” has the meaning set forth in Section 9.14(a) and “Supplemental Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning set forth in Section 10.25.

“Sustainability Coordinator” means an institution to be selected by the Borrower, in consultation with the Administrative Agent, to act as the sustainability coordinator.

“Sustainability Linked Loan Principles” means the Sustainability Linked Loan Principles published by the Loan Syndication & Trading Association, as updated through March 31, 2022, or, if agreed by Holdings and the Sustainability Coordinator, as most recently published by the Loan Syndication & Trading Association.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as lender of Swing Line Loans hereunder to the Borrower hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b) which, if in writing, shall be substantially in the form of Exhibit C or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Loan Sublimit” means an amount equal to the lesser of (i) $50,000,000 and (ii) the aggregate principal amount of the Revolving Credit Commitments. The Swing Line Loan Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Swing Line Note” means the promissory notes of the Borrower payable to any Lender or its registered assigns, substantially in the form of Exhibit D-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from Swing Line Loans made by such Swing Line Lender to the Borrower.

“Swing Line Participation” has the meaning specified in Section 2.04(b).

“Swing Line Reimbursement Percentage” has the meaning specified in Section 2.04(c)(i).

“Tax Group” has the meaning set forth in Section 7.06(i)(iii).

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Facility” means the collective reference to the Term Loan Credit Agreement, any Term Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee, security agreement, patent, trademark or copyright security agreements, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreement or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Credit Agreement).

“Term Facility Collateral Agent” means Bank of America, N.A. in its capacity as collateral agent under the Term Loan Credit Agreement or any successor, new or replacement administrative agent under the Term Loan Documents.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of May 1, 2019, by and among Holdings, the Borrower, the lenders from time to time party thereto and Citibank, N.A., as the administrative agent and the collateral agent, as amended by Amendment No. 1, dated February 3, 2020, Amendment No. 2, dated July 16, 2020, and Amendment No. 3, dated July 16, 2021, and as modified by the Successor Agent Agreement, dated February 3, 2020 and the Joinder Agreement to Credit Agreement, dated as of May 5, 2021, and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreement or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Credit Agreement).

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Credit Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Credit Agreement.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03.

“Term SOFR Schedule Unavailability Date” has the meaning specified in Section 3.03.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 3.03.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01(a) or (b), as applicable.

“Threshold Amount” means $100,000,000.

“Total Assets” means the total assets of Holdings and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings delivered pursuant to Sections 6.01(a) or (b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans, L/C Obligations, Protective Advances and Swing Line Loans.

“Trade Receivables Component” means the face amount of Eligible Trade Receivables multiplied by 90.0%.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of November 6, 2024, by and among the Borrower, Holdings, the Loan Parties, the Entertainment Entities and the other parties thereto.

“Transactions” means, collectively, (a) the execution and delivery of Loan Documents entered into on the Closing Date, (b) the Refinancing, (c) the payment of the Transaction Expenses and (d) in each case, the other transactions contemplated by or entered into in connection with the foregoing clauses (a) through (c).

“Treasury Services Agreement” means any agreement between Holdings or any Subsidiary and any Approved Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“TSA Transactions” means, collectively, (a) the execution and delivery of the Transaction Support Agreement, (b) the consummation of the Alternative Transaction, and (c) the payment of fees or expenses incurred or paid by Holdings, the Borrower or any of its (or their) Subsidiaries in connection with the foregoing clauses (a) and (b).

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or a Term SOFR Loan.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of Holdings as of March 31, 2022 and related consolidated statements of income, stockholders’ equity and cash flows of Holdings as of March 31, 2022.

“Unfinanced Capital Expenditures” mean all Capital Expenditures, excluding:

(a) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of, or a cash capital contribution to, the Borrower or any Subsidiary after the Closing Date and/or financed with the proceeds of long-term indebtedness (other than the Revolving Credit Loans),

(b) Capital Expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such Capital Expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period),

(c) interest capitalized during such period,

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(f) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business consistent with past or industry practice, or

(g) Investments in respect of a Permitted Acquisition or other acquisition constituting an Investment.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits K-1, K-2, K-3 and K-4 hereto, as applicable.

“Unpaid Swing Line Loan Amount” shall have the meaning assigned to such term in Section 2.04(c)(iii).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) as of the Closing Date, each Subsidiary of Holdings listed on Schedule 1.01C, (b) any Subsidiary of Holdings designated by Holdings as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“Updated BBC Condition” has the meaning set forth in Section 6.16(a).

“U.S. Guarantor” means each U.S. Subsidiary that constitutes a Guarantor.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.25.

“U.S. Subsidiary” means any Restricted Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) For purposes of determining whether Holdings, the Borrower and its Restricted Subsidiaries comply with any exception to Article VII (other than the Financial Covenant) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit Holdings, the Borrower and its Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder.

(c) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Interest Coverage Ratio and Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis; provided that, for any Specified Transaction that is consummated in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios shall be deemed to be either (a) the date the definitive agreements for such Limited Condition Transaction are entered into, or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (the “City Code”) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of such target company is made in compliance with the City Code (the “LCA Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and the Specified Transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent date of determination ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or “Rule 2.7 announcement” in respect of, as applicable, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof and any associated Lien) have been consummated. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into. For the avoidance of doubt, if the Borrower has exercised its option under this clause (c), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default (other than an Event of Default under Sections 8.01(a) or (f)) shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

SECTION 1.04 Rounding. Any financial ratios required to be maintained by Holdings pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08 [Reserved].

SECTION 1.09 Additional Approved Currencies.

(a) The Borrower may from time to time request that Approved Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Approved Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Approved Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the relevant L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant L/C Issuers, in its or their sole discretion). In the case of any such request pertaining to Approved Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuers thereof. Each Lender (in the case of any such request pertaining to Approved Currency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Approved Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Approved Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Approved Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Eurocurrency Rate has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Approved Currency for purposes of any Borrowings of Approved Currency Loans. If the Administrative Agent and the relevant L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (x) the Administrative Agent and the relevant L/C Issuer may amend the definition of Eurocurrency Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (y) to the extent the definition of Eurocurrency Rate has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Approved Currency for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.10 Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section 1.10) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agents or the L/C Issuer, as the case may be, and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agents or the L/C Issuer, as the case may be, in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05, 7.06, 7.13 or 7.14 or for calculating the Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

SECTION 1.11 Fixed Amounts and Incurrence Based Amounts. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any Fixed Charge Coverage Ratio test, any Consolidated First Lien Net Leverage Ratio test, any Consolidated Total Net Leverage Ratio test, Consolidated Secured Net Leverage Ratio test, and/or any other financial ratio or test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall, in each case, be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

SECTION 1.12 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person pursuant to such division transaction, then such asset, right, obligation or liability shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence as a result of such division transaction, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.13 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.01 The Loans.

(a) Subject to the terms and conditions set forth herein each Revolving Credit Lender severally agrees to make revolving credit loans denominated in an Approved Currency to the Borrower from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) from time to time as elected by the Borrower pursuant to Section 2.02, on any Business Day during the period from the Closing Date until the Maturity Date with respect to such Revolving Credit Lender’s applicable Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Protective Advances shall not exceed such Lender’s Revolving Credit Commitment and (y) the Availability Conditions would be satisfied. Within the limits of each Lender’s Revolving Credit Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Credit Loans denominated in Dollars may be Base Rate Loans or Term SOFR Loans and Revolving Credit Loans denominated in an Approved Foreign Currency may be Eurocurrency Rate Loans, as further provided herein.

(b) The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 4.02 are not satisfied, to make loans in Dollars (any such loans made pursuant to this Section 2.01(b), “Protective Advances”) under the Revolving Credit Facility (a) up to an aggregate amount not to exceed 5.00% of the Borrowing Base outstanding at any time, if the Administrative Agent reasonably deems such Protective Advances necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses. Protective Advances shall constitute Obligations secured by the Collateral and shall be entitled to all of the benefits of the Loan Documents. Immediately upon the making of a Protective Advance, each applicable Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Administrative Agent a risk participation in such Protective Advance made under the Revolving Credit Facility, each Revolving Credit Lender shall purchase a risk participation in such Protective Advance in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage times the principal amount of such Protective Advance (a “Protective Advance Participation”). The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. No Protective Advance shall be outstanding after the earlier of (x) twenty (20) Business Days after the date on which it was made or (y) the date on which the Required Lenders instruct the Administrative Agent to cease making Protective Advances. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. In no event shall a Protective Advance be made if, after giving effect thereto, the Revolving Credit Exposure of any Revolving Credit Lender would exceed the Revolving Credit Commitment of such Lender.

(c) At any time that any Protective Advance is outstanding, the proceeds of any Revolving Credit Loan or Swing Line Loan that is made shall first be applied to the repayment of such Protective Advance upon the making of such Revolving Credit Loan or Swing Line Loan (and otherwise, each Revolving Credit Lender shall, upon request from the Administrative Agent, fund its Protective Advance Participation).

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Term SOFR Loans or Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. New York City time two (2) Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans denominated in Dollars or any conversion of Base Rate Loans to Term SOFR Loans denominated in Dollars, (ii) 1:00 p.m. New York City time three (3) Business Days prior to the requested date of any conversion of Base Rate Loans to Eurocurrency Rate Loans, (iii) four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in an Approved Foreign Currency, and (iv) 10:00 a.m. New York City time on the Business Day of a requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (i) above may be delivered no later than two (2) Business Days prior to the Closing Date in the case of initial Credit Extensions. Each Borrowing of, conversion to or continuation of Term SOFR Loans or Eurocurrency Rate Loans shall be in a minimum principal amount of $2,000,000, or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Revolving Credit Borrowing or a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Term SOFR Loans or Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Revolving Credit Loans of a Class are to be converted, (v) in the case of a Revolving Credit Borrowing, the relevant Approved Currency in which such Revolving Credit Borrowing is to be denominated and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify an Approved Currency of a Loan in a Committed Loan Notice, such Loan shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as or converted to (x) in the case of any Loan denominated in Dollars, Base Rate Loans or (y) in the case of any Loan denominated in an Approved Foreign Currency, Eurocurrency Rate Loans in the Approved Currency having an Interest Period of one month, as applicable. Any such automatic conversion to Base Rate Loans or one-month Term SOFR Loans or Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans or Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans or Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Term SOFR Loan or Eurocurrency Rate Loan. No Loan may be converted into or continued as a Loan denominated in another Approved Currency, but instead must be prepaid in the original Approved Currency or reborrowed in another Approved Currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and Approved Currency) of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than (i) 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Term SOFR Loans denominated in Dollars, (ii) the Applicable Time specified by the Administrative Agent on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Eurocurrency Rate Loans denominated in an Approved Foreign Currency and (iii) 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice for any Borrowing of Base Rate Loans. Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan or Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan or Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Rate Loans or Eurocurrency Rate Loans upon determination of such interest rate. The determination of Term SOFR or the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the “prime rate” used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) With respect to SOFR or Term SOFR, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

SECTION 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Sublimit Expiration Date to issue Letters of Credit at sight denominated in any Approved Currency for the account of the Borrower or any Subsidiary of the Borrower (provided that the Borrower shall be a co-applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if after giving effect to such L/C Credit Extension (w) Excess Availability would be less than $0, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the Outstanding Amount of L/C Obligations of such L/C Issuer would exceed such L/C Issuer’s Specified Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless (1) each Appropriate Lender has approved of such expiration date or (2) the L/C Issuer thereof has approved of such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to such L/C Issuer;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Sublimit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E) the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency;

(F) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral or obtaining a backstop letter of credit, in each case, satisfactory to such L/C Issuer (in its sole discretion) to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to the letters of credit generally and is being applied to the Borrower in a manner similar to similarly situated borrowers.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Issuance Request (and any other document, agreement or instrument entered into by such L/C Issuer and the Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Issuance Request, appropriately completed and signed by a Responsible Officer of the Borrower or his/her delegate or designee. Such Letter of Credit Issuance Request must be received by the relevant L/C Issuer and the Administrative Agent not later than (x) in the case of Letters of Credit denominated in Dollars, 1:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be and (y) in the case of Letters of Credit denominated in an Approved Foreign Currency, 1:00 p.m. (New York City time) at least four (4) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such other date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for the issuance of a Letter of Credit, such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the relevant Approved Currency in which such Letter of Credit is to be denominated; (d) the expiry date thereof; (e) the name and address of the beneficiary thereof; (f) the documents to be presented by such beneficiary in case of any drawing thereunder; (g) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Issuance Request, the relevant L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Issuance Request from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or, if applicable, the Subsidiary, or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit and each amendment increasing the available balance of a Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Issuance Request, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a number of days (the “Non-Extension Notice Date”) prior to the last day of such twelve month period to be agreed upon by the relevant L/C Issuer and the Borrower at the time such Letter of Credit is issued; provided, further, that the relevant L/C Issuer may include a final expiry date in any such Auto-Extension Letter of Credit, on which date such Auto-Extension Letter of Credit shall expire and may not be renewed. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require)

the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Sublimit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which shall be in writing) on or before the day that is three (3) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Approved Currency, the Borrower shall reimburse the L/C Issuer in such Approved Currency, unless the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Approved Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 1:00 p.m. (New York City time), in the case of a drawing in Dollars, or 11:00 a.m. (New York City time), in the case of a drawing in an Approved Currency, on the next Business Day immediately following any payment by an L/C Issuer under a Letter of Credit that the Borrower receives notice thereof (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the relevant Approved Currency; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with this Section 2.03 that such payment be financed with a Revolving Credit Borrowing under the Revolving Credit Facility in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing. If the Borrower fails to so reimburse such L/C Issuer by such time, such L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Eurocurrency Rate Loans or Term SOFR Loans, as applicable, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 2:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan, Eurocurrency Rate Loan or Term SOFR Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the relevant L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount in respect of any Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans, Eurocurrency Rate Loans or Term SOFR Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the L/C Issuer) at the Default Rate for Revolving Credit Loans that are Base Rate Loans, Eurocurrency Rate Loans or Term SOFR Loans, as applicable. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii) The L/C Issuer shall determine the Dollar Equivalent of the L/C Obligations in respect of a Letter of Credit denominated in an Approved Currency as of the Honor Date.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) any adverse change in the relevant exchange rates or in the availability of the relevant Approved Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; and

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Issuance Request. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) as of the Letter of Credit Sublimit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Sublimit Expiration Date), and shall do so not later than 2:00 p.m., New York City time on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York City time or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or any L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders) in an amount not less than 103% of the aggregate amount of the relevant L/C Obligations. Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents as directed by the Borrower. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than 103% of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) 103% of such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds 103% of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders for the applicable Revolving Credit Facility (in accordance with their Pro Rata Share or other applicable share provided for under this Agreement) a Letter of Credit fee in Dollars for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Term SOFR Loans and Eurocurrency Rate Loans times the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount may be drawn immediately under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such

Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the first calendar day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Sublimit Expiration Date and thereafter on demand. If there is any change in any Applicable Rate for Term SOFR Loans and Eurocurrency Rate Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by such Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the Dollar Equivalent of the aggregate face amount of such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the first calendar day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Sublimit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account in Dollars, with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Issuance Request. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Issuance Request, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Issuance Request, the terms hereof shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(m) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(n) Provisions Related to Letters of Credit in respect of Extended Revolving Credit Commitments. If the Letter of Credit Sublimit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit or in connection with the establishment of any Extended Revolving Credit Commitments, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Sublimit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the L/C Issuers and the Borrower, without the consent of any other Person.

(o) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(p) Currency Equivalents. Each determination of the Dollar Equivalent of any L/C Obligations denominated in an Approved Currency other than Dollars shall be based on the Exchange Rate (x) on the date of the related Letter of Credit Application for purposes of the initial such determination for any L/C Obligations and (y) on the fourth Business Day prior to the date as of which such Dollar Equivalent is to be determined, for purposes of any subsequent determination.

(q) Policy Limitations. No L/C Issuer nor any Affiliate thereof shall have any obligation to issue any Letter of Credit that would violate any policies of such L/C Issuer or such Affiliate applicable to Letters of Credit generally; it being agreed and understood by such L/C Issuer or such Affiliate thereof that such entity shall act in good faith and use commercially reasonable efforts to not change such policies after the Closing Date in a manner that would limit its obligations under this Agreement (except as required by law, regulation, rule or regulatory guidance).

(r) Replacement of an L/C Issuer. An L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. From and after the effective date of any such replacement, (x) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer being replaced under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all current and previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(s) Resignation of an L/C Issuer. Subject to the appointment and acceptance of a successor L/C Issuer, any L/C Issuer may resign as an L/C Issuer at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such L/C Issuer shall be replaced in accordance with Section 2.03(r) above.

(t) Existing Letters of Credit. The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

SECTION 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole and absolute discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower in connection with the Revolving Credit Facility from time to time on any Business Day (other than the Closing Date) during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Loan Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Adjusted Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to the making of any Swing Line Loan (other than Protective Advances) the Availability Conditions would be satisfied; provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender risk participations in such Swing Line Loan as Swing Line Participations in the manner set forth in Section 2.04(b). Notwithstanding the foregoing, the Swing Line Lender shall not be obligated to make Swing Line Loans if a Revolving Credit Lender is a Defaulting Lender to the extent the Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender’s participation in Swing Line Loans has not been Cash Collateralized pursuant to Section 2.17(a)(iv).

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given through the Administrative Agent’s electronic platform or portal. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m., New York time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such notice must be confirmed by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice delivered through the Administrative Agent’s electronic platform or portal, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (through the Administrative Agent’s electronic platform or portal or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (through the Administrative Agent’s electronic platform or portal or in writing) of the contents thereof. If the Swing Line Lender determines, acting in its sole and absolute discretion, that it shall make such requested Swing Line Loan to the Borrower in accordance with the Swing Line Loan Notice, and unless the Swing Line Lender has received notice (in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m., New York time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, (I) the Swing Line Lender will, not later than 3:00 p.m., New York time, on the borrowing date specified in such Swing Line Loan Notice make a Swing Line Loan, in the requested amount and (II) each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Adjusted Percentage times the principal amount of such Swing Line Loan to the extent such purchase does not cause (x) the Available Commitments to decrease below zero and (y) the Revolving Credit Exposure of such Revolving Credit Lender to exceed the Revolving Credit Commitment of such Lender (a “Swing Line Participation”).

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time (but no less frequently than once a week) in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan as a Revolving Credit Loan in an amount equal to (I) such Revolving Credit Lender’s Applicable Adjusted Percentage of the amount of all Swing Line Participations then outstanding (such Revolving Credit Lender’s “Swing Line Reimbursement Percentage”). Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility, the unutilized portion of the Revolving Credit Commitments, and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make available to the Administrative Agent an amount equal to its Swing Line Reimbursement Percentage of the amount specified in such Committed Loan Notice and in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m., New York time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each such Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount as a Revolving Credit Loan. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each Revolving Credit Lender fund its respective Swing Line Participation in the relevant Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such Swing Line Participations.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i) (an “Unpaid Swing Line Loan Amount”), the Swing Line Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such Unpaid Swing Line Loan Amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If any such Revolving Credit Lender pays such Unpaid Swing Line Loan Amount (with interest and fees as aforesaid), the Unpaid Swing Line Loan Amount so paid shall constitute Revolving Credit Lender’s Revolving Credit Loans, included in the relevant Borrowing or funded Swing Line Participation in the relevant Swing Line Loan. A certificate of the Swing Line Lender submitted to any such Revolving Credit Lender (through the Administrative Agent) with respect to any Unpaid Swing Line Loan Amount owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund Swing Line Participations pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of Swing Line Participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a Swing Line Participation, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Adjusted Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan as a Revolving Credit Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Percentage of any Swing Line Participation, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. At any time a Swing Line Loan is outstanding and the Borrower request a Revolving Credit Borrowing, the Administrative Agent may require the Borrower to (i) utilize a portion of the requested Revolving Credit Borrowing in an amount of such outstanding Swing Line Loan to repay such Swing Line Loan or (ii) at the Borrower’s option, but subject to compliance with Section 2.01, to increase the amount of the requested Revolving Credit Borrowing by up to an amount of such outstanding Swing Line Loan and utilize such increase to repay such Swing Line Loan. The Administrative Agent shall apply the relevant portion of the requested Revolving Credit Borrowing to repayment of such Swing Line Loan as specified above.

(g) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans may be reduced as agreed between the Swing Line Lender and the Borrower, without the consent of any other Person.

(h) Replacement of the Swing Line Lender. The Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swing Line Lender and the successor Swing Line Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swing Line Lender. From and after the effective date of any such replacement, (x) the successor Swing Line Lender shall have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require. After the replacement of a Swing Line Lender hereunder, the replaced Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to its replacement, but shall not be required to make additional Swing Line Loans.

(i) Resignation of the Swing Line Lender. Subject to the appointment and acceptance of a successor Swing Line Lender, the Swing Line Lender may resign as a Swing Line Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swing Line Lender shall be replaced in accordance with Section 2.04(h) above.

SECTION 2.05 Prepayments.

(a) Optional. (i) The Borrower, upon written notice to the Administrative Agent, may voluntarily prepay at any time or from time to time Revolving Credit Loans of any Class in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three (3) Business Days prior to any date of prepayment of Term SOFR Loans or Eurocurrency Rate Loans and (B) one (1) Business Day prior to any prepayment of Base Rate Loans in each case, unless the Administrative Agent agrees to a shorter period in its discretion; (2) any prepayment of Term SOFR Loans or Eurocurrency Rate Loans shall be in a minimum Principal Amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum Principal Amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire Principal Amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Each such notice shall be revocable subject to Section 3.05. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan or Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the application of such prepayment to scheduled maturities of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(ii) The Borrower may, upon notice by the Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York time, on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. Each such notice shall be revocable subject to Section 3.05.

(b) Mandatory. (i) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the Line Cap, the Borrower shall promptly prepay or cause to be promptly prepaid (in any event, within two (2) Business Days) Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Credit Loans such aggregate Outstanding Amount exceeds the Line Cap.

(ii) With respect to prepayments of the Facility made pursuant to Section 2.05(b)(i), the Borrower may designate the Class(es) and Type(s) of Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans and (y) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion.

(iii) At all times after the occurrence and during the continuance of a Cash Dominion Period and notification thereof by the Administrative Agent to the Borrower, on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply on a daily basis all immediately available funds credited to the Dominion Account or otherwise received by Administrative Agent for application to the Obligations in accordance with Section 8.04 (except (A) clause First thereof and (B) to Obligations under Treasury Services Agreements or Secured Hedge Agreements).

(iv) In the event that on any Revaluation Date (after giving effect to the determination of the Revolving Credit Exposure with respect to the applicable Revolving Credit Commitments) the Revolving Credit Exposure with respect to such Revolving Credit Commitment exceeds an amount equal to 103% of the Line Cap, the Borrower shall, within two (2) Business Days of receipt of notice from the Administrative Agent, make the prepayments required by clause (b)(i) to reduce the Revolving Credit Exposure to below the Line Cap.

SECTION 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of $5,000,000, or any whole multiple of $1,000,000, in excess thereof or, if less, the entire amount thereof (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess and (iv) if, after giving effect to any reduction of the Commitments, the Swing Line Loan Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit of the Swing Line Loan Sublimit, as applicable, unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Revolving Credit Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Credit Commitments.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, Swing Line Loan Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.07 Repayment of Loans.

The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Class of Commitments the aggregate principal amount of all of its Loans of such Class outstanding on such date.

SECTION 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate, (ii) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iv) each Swing Line Loan and Protective Advance shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans and Protective Advances.

(b) (i) During the continuance of an Event of Default under Section 8.01(a) or Section 8.01(f) and (ii) (x) after the occurrence of any Event of Default that is continuing (other than an Event of Default under Section 8.01(a) or Section 8.01(f)) and (y) the Borrower’s receipt of notice from the Required Lenders of their election to implement default interest, the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees.

In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Fee Rate times the average daily amount by which the aggregate amount of the Revolving Credit Commitment of such Revolving Credit Lender exceeds the Revolving Credit Exposure of such Revolving Credit Lender (excluding when calculating such Revolving Credit Exposure, the aggregate Outstanding Amount of Swing Line Participations and the aggregate Outstanding Amount of Protective Advance Participations of such Revolving Credit Lender); provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first calendar day of each January, April, July and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the Borrowing Base or for any other reason, the Borrower or the Administrative Agent determine that (i) the Average Excess Availability as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Average Excess Availability would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Debtor Relief Laws, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII; provided that any underpayment due to change in Average Excess Availability shall not in itself constitute a Default or Event of Default under Section 8.01 so long as such additional interest or fees are paid promptly upon demand as set forth above. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

SECTION 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit, Protective Advances and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to an Approved Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for Dollar-denominated payments and in Same Day Funds not later than 1:00 p.m. New York City time on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder in an Approved Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Approved Currency and in Same Day Funds not later than 2:00 p.m. (London time) (or, if earlier, 9:00 a.m. New York City time) on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Approved Currency, the Borrower shall make such payment in Dollars at the Exchange Rate for such Approved Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Term SOFR Loans or Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment (including, without limitation, failure to fund participations in respect of any Letter of Credit, Swing Line Loan or Protective Advance), such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount (including, without limitation, failure to fund participations in respect of any Letter of Credit, Swing Line Loan or Protective Advance) forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Extension Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit, Swing Line Loans and Protective Advances are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations, Swing Line Loans and Protective Advances held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders, at a cash price equal to the par amount thereof, plus all accrued and unpaid interest and fees thereon, such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations, Swing Line Loans and Protective Advances held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14 [Reserved].

SECTION 2.15 [Reserved].

SECTION 2.16 Extension of Revolving Credit Loans.

(a) Extension of Revolving Credit Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”, and the Loans thereunder, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) the effective yield with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, commitment fees, OID or otherwise) may be different than the effective yield for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments); provided, further, that (A) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (B) [reserved] and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000 (or such greater amount that the Borrower, at its election, specifies as a condition to consummating any Extension Amendment (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower)).

(b) [Reserved].

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least three (3) Business Days prior to the date on which Lenders under the Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments pursuant to any Extension Request. Any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche in respect of which Revolving Credit Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Extension Request, Revolving Credit Commitments subject to Extension Elections shall be amended to Revolving Credit Commitments on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Revolving Credit Commitments included in each such Extension Election.

(d) Extension Amendment. Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Revolving Credit Lender providing an Extended Revolving Credit Commitment thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments incurred pursuant thereto, (ii) [reserved], (iii) [reserved], (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, no L/C Issuer or Swing Line Lender shall be obligated to issue Letters of Credit or provide Swing Line Loans under such Extended Revolving Credit Commitments unless it shall have consented thereto.

SECTION 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent or the Collateral Agent hereunder (including in respect of Protective Advances); second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit, Swing Line Loan or Protective Advance; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender or as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer, the Swing Line Lender or against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans or Protective Advances or pursuant to Section 2.03, the Pro Rata Share of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans or Protective Advances shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that Non-Defaulting Lender, minus (2) the aggregate Revolving Credit Exposure of that Lender. Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the allocation described in this clause (iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Swing Line Lenders’ or L/C Issuers’ Fronting Exposure in accordance with the procedures satisfactory to the Swing Line Lender or such L/C Issuer (in its sole discretion).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.18 Reserves; Changes to Eligibility Criteria.

(a) The Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion upon three (3) Business Days’ prior written notice to the Borrower, which notice shall include a reasonably detailed description of such Availability Reserve being established or change to any eligibility criteria being made (during which period (x) the Administrative Agent shall, if requested, discuss any such Availability Reserve or change with the Borrower and (y) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change thereto, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent), establish and increase or decrease Availability Reserves in accordance with the terms hereof as being appropriate to (A) reflect items that could reasonably be expected to adversely affect the value of the applicable Accounts included in the Borrowing Base or (B) reflect items that could reasonably be expected to adversely affect the enforceability or priority of the Collateral Agent’s Liens on the applicable Collateral (including claims that the Administrative Agent determines are (x) likely to be received in the liquidation of such Collateral or (y) will need to be satisfied in connection with the realization upon such Collateral or the amount likely to be received in the liquidation of such Collateral). During such three (3) Business Day period, such new or increased Availability Reserve shall be deemed to be in effect for purposes of determining availability for any Request for Credit Extension pursuant to Section 4.02. The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship as determined by the Administrative Agent in its Permitted Discretion to the event, condition or other matter that is the basis for the Availability Reserve. Notwithstanding anything herein to the contrary, (i) an Availability Reserve shall not be established to the extent that it would be duplicative of any specific item excluded as ineligible in the definition of Eligible Trade Receivables or Eligible Credit Card Receivables, but the Administrative Agent shall retain the right, subject to the requirements of this paragraph, to establish an Availability Reserve with respect to prospective changes in the applicable Eligible Trade Receivables or Eligible Credit Card Receivables that may reasonably be anticipated, (ii) circumstances, conditions, events or contingencies arising prior to the Closing Date (x) which were disclosed in writing in any field examination delivered to the Administrative Agent on or prior to the Closing Date or (y) of which the Administrative Agent had actual knowledge prior to the Closing Date shall not be the basis for the establishment of the Availability Reserves unless, in each case, the Administrative Agent establishes such Availability Reserve on the Closing Date or such circumstances, conditions, events or contingencies shall have changed in a material adverse respect since the Closing Date, (iii) no Availability Reserves established or modifications imposed shall be duplicative of reserves or modifications already accounted for through eligibility criteria (including collection/advance rates) and (iv) no reserves shall be imposed on the first 2.50% of dilution of Accounts and thereafter no dilution reserve shall exceed 1.0% for each incremental whole percentage in dilution over 2.50%; provided that dilution reserves may reflect fractional percentages in dilution. For avoidance of doubt, the foregoing requirements of this Section 2.18(a) shall not apply to the Bank Product Reserves or the Earlier Maturing Indebtedness Reserves, which Availability Reserves may be established and thereafter adjusted by the Administrative Agent from time to time in accordance with the definitions thereof.

SECTION 2.19 Sustainability Adjustments.

(a) After the Closing Date, the Borrower, in consultation with the Sustainability Coordinator, shall be entitled to establish specified Key Performance Indicators (“KPI’s”) with respect to certain Environmental, Social and Governance (“ESG”) targets of Holdings and its Subsidiaries. The Sustainability Coordinator and the Borrower may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPI’s and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent (who shall promptly notify the Borrower) written notice that such Required Lenders object to such ESG Amendment. In the event that Required Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrower and the Sustainability Coordinator. Upon effectiveness of any such ESG Amendment, based on Holdings’ performance against the KPI’s, certain adjustments (increase, decrease or no adjustment) to the otherwise applicable Applicable Rate will be made; provided that the amount of such adjustments shall not exceed (i) a 0.05% increase and/or a 0.05% decrease in the otherwise applicable Applicable Rate for Term SOFR Loans determined based upon the Applicable Rate on the effective date of the ESG Amendment, and the adjustments to the Applicable Rate for Base Rate Loans shall be the same amount, in basis points, as the adjustments to the Applicable Rate for Term SOFR Loans or (ii) a 0.01% increase and/or a 0.01% decrease in the otherwise applicable unused commitment fee payable pursuant to Section 2.09(a). The pricing adjustments pursuant to the KPI’s will require, among other things, reporting and validation of the measurement of the KPI’s in a manner that is aligned with the Sustainability Linked Loan Principles and is to be agreed between the Borrower and the

Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Commitment Fee payable pursuant to Section 2.09(a), Applicable Rate for Base Rate Loans or Applicable Rate for Term SOFR Loans to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Required Lenders.

(b) The Sustainability Coordinator will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

(c) This Section shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of any obligation of the Borrower (the Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, deductions or withholdings (including backup withholding) or similar fees or charges imposed by any Governmental Authority including any interest, penalties and/or additions to tax applicable thereto (collectively, “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required (as determined in the good faith discretion of an applicable withholding agent) by any Laws to deduct any Taxes from any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the applicable withholding agent shall make such deductions, (C) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) as soon as practicable after the date of such payment, if the Borrower or any Guarantor is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, a copy of the return reporting such a payment or other evidence of such payment reasonably satisfactory to such Agent or Lender.

(b) In addition, each Loan Party agrees to (i) pay any and all present or future stamp, court or documentary, property, intangible, mortgage, filing, recording or similar Taxes, or charges or levies of the same character imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a present or former connection that the Agent or Lender has with the taxing jurisdiction (other than any connections arising from executing, delivering, becoming a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing, any Loan Document, or selling or assigning an interest in any Loan or Loan Document), except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”) or (ii) at the option of an Agent, timely reimburse such Agent for payment of any such Taxes. As soon as practicable after the date of payment of any Other Taxes by a Loan Party, the Loan Parties shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent.

(c) The Loan Parties agree to, jointly and severally, indemnify each Agent and each Lender, within ten (10) days after demand therefor, for (i) the full amount of Indemnified Taxes (including any such Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by, or required to be withheld or deducted from any payment to, such Agent or such Lender and (ii) any reasonable documented and out-of-pocket expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that any Agent or Lender seeking indemnification pursuant to this Section 3.01(c) provides the Loan Parties the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Loan Parties. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error. For the avoidance of doubt, no Agent or Lender shall be entitled to duplicative payments from the Loan Parties in respect of the same Indemnified Tax pursuant to Section 3.01(a) and (b), on the one hand, and this Section 3.01(c), on the other hand.

(d) Each Lender (which shall, for purposes of this Section 3.01(d) include any Administrative Agent to whom payment is made) shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents reasonably satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a reduced rate, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally able to deliver. Without limiting the foregoing:

(i) Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii) Each Lender that is not a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code and (b) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form), or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable (provided that if the Lender is a partnership, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner).

(iii) If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) The Administrative Agent and any successor thereto shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon reasonable request of the Borrower) (i) if the Administrative Agent (or such successor to the Agent) is a U.S. Person, two properly completed and duly signed copies of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, or (ii) if the Administrative Agent (or such successor to the Administrative Agent) is not a U.S. Person, (A) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for its own account, and (B) IRS Form W-8IMY (or any successor form) with respect to any amounts payable under any Loan Document to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person and thus act as the withholding agent with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury regulation Section 1.1441-1(b)(2)(iv)(A)).

(e) Any Lender claiming any additional amounts payable pursuant to this Sections 3.01 and 3.04(a) shall, if reasonably requested in writing by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or assign its rights and obligations hereunder to another of its offices, branches or Affiliates) if, in the sole determination of such Lender, such a change or assignment would (i) materially reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and (ii) not result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender. The Loan Parties agree to pay all reasonable and documented out-of-pocket costs and expense incurred by any Lender in connection with any such change, and nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Loan Parties or the rights of such Lender pursuant to Section 3.01.

(f) If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, incurred in obtaining such refund and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g) Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Loans or Eurocurrency Rate Loans, or to determine or charge interest rates based upon Term SOFR or the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Loans or Eurocurrency Rate Loans in the affected currency or currencies, or, in the case of Term SOFR Loans, to convert Base Rate Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all applicable Term SOFR Loans of such Lender to

Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term SOFR Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a request for a Eurocurrency Rate Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Term SOFR Successor Rate (in the case of Term SOFR Loans) or no applicable Eurocurrency Successor Rate (in the case of Eurocurrency Rate Loans) has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Term SOFR Scheduled Unavailability Date or Eurocurrency Rate Scheduled Unavailability Date, as applicable, has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR or the applicable Eurocurrency Rate, as applicable, for any requested Interest Period with respect to a proposed Term SOFR Loan or Eurocurrency Rate Loan, as applicable, or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR or the Eurocurrency Rate, as applicable, for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Eurocurrency Rate Loans, as the case may be, or to convert Base Rate Loans to Term SOFR Loans or to Eurocurrency Rate Loans, as the case may be, shall be suspended (to the extent of the affected Term SOFR Loans, Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of, Term SOFR Loans or Eurocurrency Rate Loans (to the extent of the affected Term SOFR Loans, Eurocurrency Rate Loans or Interest Periods), as the case may be, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans or Eurocurrency Rate Loans, as the case may be, shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) Replacement of Term SOFR or Eurocurrency Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) (x) with respect to Term SOFR, adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary or (y) with respect to any Eurocurrency Rate, adequate and reasonable means do not exist for ascertaining the applicable Eurocurrency Rate for an Approved Currency for any requested Interest Period, including, without limitation, because the “screen rate” for such Approved Currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) (x) with respect to Term SOFR, CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative, made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”) or (y) with respect to any Eurocurrency Rate, the administrator of the Screen Rate for an Approved Currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Eurocurrency Rate for an Approved Currency or the Screen Rate for an Approved Currency shall no longer be representative or made available, or used for determining the interest rate of loans denominated in such Approved Currency, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the applicable Eurocurrency Rate for such Approved Currency after such specific date (such specific date, the “Eurocurrency Rate Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date with respect to a determination pursuant to clause (x) of Section 3.03(b)(i) or clause (x) of Section 3.03(b)(ii), the “Term SOFR Replacement Date”, and any such date with respect to a determination pursuant to clause (y) of Section 3.03(b)(i) or clause (y) of Section 3.03(b)(ii), the “Eurocurrency Rate Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date or Eurocurrency Rate Scheduled Unavailability Date, as applicable:

(I) with respect to a determination pursuant to clause (x) of Section 3.03(b)(i) or clause (x) of Section 3.03(b)(ii), Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”); or

(II) with respect to a determination pursuant to clause (y) of Section 3.03(b)(i) or clause (y) of Section 3.03(b)(ii), the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the relevant Eurocurrency Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (any such proposed rate, the “Eurocurrency Rate Successor Rate”, and, together with the Term SOFR Successor Rate, a “Successor Rate”). Any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to any Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders (other than determinations related to Approved Foreign Currencies).

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Term SOFR Loans and Eurocurrency Rate Loans.

(a) If any Lender or L/C Issuer reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s or L/C Issuer’s compliance therewith, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any Loans or (as the case may be) issuing or participating in, issuing or maintaining any Letters of Credit (or of maintaining its obligation to participate in or to issue any Letters of Credit), or a reduction in the amount received or receivable by such Lender or L/C Issuer in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes described in clauses (I)(i)-(I)(iv) of the definition of Indemnified Taxes or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender or L/C Issuer of making or maintaining the Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender or L/C Issuer setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender or L/C Issuer as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender or L/C Issuer shall be compensated pursuant to this Section 3.04 only if such Lender or L/C Issuer imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under or such or L/C Issuer is a letter of credit issuer under.

(b) If any Lender or L/C Issuer determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) or L/C Issuer therewith, has the effect of reducing the rate of return on the capital of such Lender or L/C Issuer or any Person controlling such Lender or L/C Issuer as a consequence of such Lender’s or L/C Issuer’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity requirements and such Lender’s or L/C Issuer’s desired return on capital), then from time to time upon demand of such Lender or L/C Issuer setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender or L/C Issuer such additional amounts as will compensate such Lender or L/C Issuer (or the Person controlling such Lender or L/C Issuer, as applicable) for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender and L/C Issuer, (i) as long as such Lender or L/C Issuer shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including additional interest on the unpaid principal amount of each applicable Term SOFR Loan or Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender or L/C Issuer (as determined by such Lender or L/C Issuer in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender or L/C Issuer shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Term SOFR Loans or Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender or L/C Issuer (as determined by such Lender or L/C Issuer in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender or L/C Issuer. If a Lender or L/C Issuer fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation.

(e) If any Lender or L/C Issuer requests compensation under this Section 3.04, then such Lender or L/C Issuer will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender or L/C Issuer, cause such Lender or L/C Issuer and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender or L/C Issuer pursuant to Sections 3.04(a), (b), (c) or (d).

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term SOFR Loan or Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan;

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan or Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; or

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Approved Foreign Currency on its scheduled due date or any payment thereof in a different currency.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan or Eurocurrency Rate Loan made by it at the Term SOFR or Eurocurrency Rate, as applicable, for such Loan by a matching deposit or other borrowing in the applicable market for the applicable currency for a comparable amount and for a comparable period, whether or not such Term SOFR or Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Term SOFR Loan or Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Term SOFR Loans or Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Term SOFR Loan or Eurocurrency Rate Loan, or to convert Base Rate Loans into Term SOFR Loans or Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Term SOFR Loans or Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans or Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Term SOFR Loans or Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Term SOFR Loans or Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans or Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans or Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Term SOFR Loans or Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans or Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans or Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans or Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

SECTION 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Term SOFR Loans or Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender elects not to be an Extending Revolving Credit Lender or (iv) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer (in respect of any applicable Facility only in the case of clause (i) or clause (iv)), as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and arrange cancellation of or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iv).

(b) Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption (provided that Obligations other than with respect to the principal of the Loans may be paid by the Borrower) and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

(e) For the avoidance of doubt, any amounts owning to a Non-Consenting Lender or a Lender electing not to be an Extending Revolving Credit Lender under Section 2.05(a) shall be required to be paid as a condition to replacing or terminating such Lender under this Section 3.07.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, termination of the Aggregate Commitments and repayment, satisfaction or discharge of all other Obligations under any Loan Document.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:

(i) a Committed Loan Notice in accordance with the requirements hereof (and/or Letter of Credit Issuance Request, if applicable);

(ii) executed counterparts of this Agreement;

(iii) each Collateral Document set forth on Schedule 1.01B-1 required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party party thereto, together with:

(A) copies of Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party; and

(B) evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(C) subject to Section 6.17, evidence that insurance (other than title insurance) complying with the requirements of Section 6.07 has been obtained and is in effect;

(iv) Amendment No. 1 to ABL Intercreditor Agreement;

(v) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state (or equivalent public official) of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (A) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date, (B) certifying copies of resolutions or other actions of the board of directors, board of managers or other applicable governing body of such Loan Party (including shareholder resolutions to the extent necessary under applicable law or any Organization Document) approving the entry into this Agreement and all other agreements in connection with the Transactions or this Agreement, to which such Loan Party is a party, and (C) certifying copies of the Organization Documents of such Loan Party;

(vi) a customary legal opinion from each of (A) Latham & Watkins, LLP, counsel to the Loan Parties, (B) Greenberg Traurig, LLP, Nevada counsel to the Loan Parties, (C) Perkins Coie LLP, Washington counsel to the Loan Parties, (D) Venable LLP, Maryland counsel to the Loan Parties, and (E) Keating Muething & Klekamp PLL, Ohio counsel to the Loan Parties;

(vii) a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties or manager of Holdings (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit E-2;

(viii) a certificate, dated the Closing Date and signed by a Responsible Officer of Holdings and the Borrower, confirming satisfaction of the conditions set forth in Sections 4.02(i) and (ii);

(ix) copies of a recent Lien and judgment search (to the extent such search is available in the applicable Loan Party’s jurisdiction in which it is organized and/or its chief executive office is located) in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(x) a Note executed by the Borrower in favor of each Lender that has requested a Note a least three (3) Business Days in advance of the Closing Date; and

(xi) an initial Borrowing Base Certificate dated as of the Closing Date.

(b) All fees and expenses due to the Administrative Agent, the Collateral Agent and their Affiliates, if any, required to be paid on the Closing Date and (in the case of expenses) invoiced at least three (3) Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid from the proceeds of the initial funding under the Facilities.

(c) (i) The Administrative Agent shall have received reasonably satisfactory evidence that the Refinancing has been or shall be consummated, and the security interests and guarantees in connection therewith shall have been terminated and/or released; and (ii) any Indebtedness incurred pursuant to the Existing ABL Credit Agreement, together with all fees and accrued and unpaid interest incurred thereunder, shall have been repaid in full, and all obligations and commitments to lend in connection therewith shall have been discharged and terminated.

(d) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date.

(e) Since the most recently publicly filed Audited Financial Statements or Unaudited Financial Statements filed on Parent’s Form 10-K or Form 10-Q, there has been no event or circumstance, either individually or in the aggregate, that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(f) Any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower in accordance with the requirements of the Beneficial Ownership Regulation.

(g) The Administrative Agent shall have received Audited Financial Statements and Unaudited Financial Statements.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 4.02 Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans or Eurocurrency Rate Loans) is subject to the provisions of Section 1.03(c) and the following conditions precedent:

(i) The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified).

(ii) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii) The Administrative Agent and, if applicable, the relevant L/C Issuer or Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

(iv) After giving effect to such proposed Credit Extension and the use of proceeds thereof, either (x) Excess Availability is not less than the greater of (A) 10.0% of the Line Cap and (B) $40,000,000, or (y) the Fixed Charge Coverage Ratio is not less than 1.00:1.00.

(v) After giving effect to such purposed Credit Extension and the use of proceeds thereof, the Availability Conditions shall be satisfied.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans or Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension and that after giving effect to such Credit Extension, the Availability Conditions shall be satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower and each Guarantor party hereto (solely to the extent applicable to it) represent and warrant to the Agents and the Lenders at the time of each Credit Extension (to the extent required by Section 4.01 or Section 4.02, as applicable) that:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii)(x), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, and except that (x) certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Loan Document may require the prior consent of the FCC, and (y) copies of this Agreement or any other Loan Document may be required to be filed with the FCC for informational purposes.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Audited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(ii) The Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Any forecasts of consolidated balance sheets and consolidated statements of income and cash flow of Holdings and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of Holdings and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05 or otherwise set forth on the Unaudited Financial Statements, (ii) obligations arising under the Loan Documents, the Term Loan Documents or under the Senior Notes Documents and (iii) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had nor could reasonably be expected to have a Material Adverse Effect).

SECTION 5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Special Representations Relating to FCC Authorizations, Etc..

(a) The Borrower, its Restricted Subsidiaries and (to the extent such FCC Authorizations are subject to the FCC Right of Use Agreement) the Entertainment Entities hold all FCC Authorizations that are necessary or required for the Borrower and its Restricted Subsidiaries to conduct their business in the manner in which it is currently being conducted, except where the failure to do so would not have a Material Adverse Effect. Schedule 5.07 hereto lists each material FCC Authorization held by the Borrower or any Restricted Subsidiary as of the Closing Date. With respect to each Broadcast License issued by the FCC and listed on Schedule 5.07 hereto, the description includes the call sign, FCC identification number, community of license and the license expiration date.

(b) All material FCC Authorizations held by the Borrower, its Restricted Subsidiaries and (to the extent such FCC Authorizations are subject to the FCC Right of Use Agreement) the Entertainment Entities are in full force and effect in accordance with their terms, with such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.07, and except for such matters as would not have a Material Adverse Effect, (i) neither the Borrower nor any Restricted Subsidiary has knowledge of any investigation, notice of apparent liability, notice of violation, notice of forfeiture or complaint issued by or filed with or before the FCC with respect to any material FCC Authorization (other than proceedings relating to the broadcast industry generally), and (ii) no event has occurred that has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, material adverse modification, non-renewal, material impairment, material restriction or termination of, or material forfeiture with respect to, any material FCC Authorization. For purposes of this Section 5.07, all references to material FCC Authorizations include all of the Broadcast Licenses. The Borrower, the Restricted Subsidiaries and the Entertainment Entities have timely filed all required reports and notices with the FCC and have paid all amounts due in timely fashion on account of fees and charges to the FCC, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c) Except for the FCC Right of Use Agreement, a copy of which (together with any amendments or other modifications thereto) has been delivered to the Administrative Agent, there are no other agreements between Holdings or any Restricted Subsidiary, on the one hand, and any Entertainment Entity, on the other, relating to any FCC Authorizations held by any Entertainment Entity. The FCC Right of Use Agreement is valid and binding upon the parties thereto and is in full force and effect. None of the parties to the FCC Right of Use Agreement is in breach of or in default under any of the provisions of the FCC Right of Use Agreement, except where any such breach would not reasonably be expected to result in a Material Adverse Effect or give rise to a termination right in favor of any Entertainment Entity, and neither Holdings nor any Restricted Subsidiary has received or issued any notice of breach or default under, or any notice of termination of (or the intention by any party thereto to terminate), the FCC Right of Use Agreement. The FCC Right of Use Agreement is on fair and reasonable terms, which, when taken as a whole, are substantially as favorable to Holdings and the Restricted Subsidiaries as would be obtainable by Holdings and the Restricted Subsidiaries at the time in a comparable arm’s length transaction with a Person other than an Affiliate of Holdings and the Restricted Subsidiaries. There are no Contractual Obligations of Holdings or any Restricted Subsidiary that restrict or limit their ability to make payments to any Entertainment Entity as and when required under the FCC Right of Use Agreement.

SECTION 5.08 Ownership of Property; Liens and Real Property. Holdings and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, neither Holdings nor any of its Restricted Subsidiaries owns any Material Real Property.

SECTION 5.09 Environmental Matters. Except as specifically disclosed in Schedule 5.09 or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each Loan Party and its respective properties and operations are and, other than any matters which have been finally resolved with no further liability or obligations, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b) the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of Holdings or the Borrower, threatened, under or relating to any Environmental Law;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities currently or formerly owned, leased or operated by any Loan Party or Subsidiary, or arising out of the conduct of the Loan Parties that requires or could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability;

(d) there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or any of their respective operations or any facilities currently or, to the knowledge of Holdings or the Borrower, formerly owned, leased or operated by any of the Loan Parties or Subsidiaries, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability; and

(e) the Borrower has made available to the Administrative Agent all environmental reports, studies, assessments, audits, or other similar documents containing information regarding any Environmental Liability that are in the possession or control of a Loan Party or any Subsidiary of a Loan Party.

SECTION 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets, that are due and payable (including in their capacity as a withholding agent), except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. Except as described on Schedule 5.10, there is no proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other applicable Laws.

(b) (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, (v) each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto, and nothing has occurred which would prevent, or cause the loss of, such qualification; (vi) there is no “funding shortfall” (within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA) with respect to each Pension Plan (determined as of the end of the most recently preceding plan year pursuant to the assumptions used for funding such Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (vii) there are no pending or, to the knowledge of Holdings or the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan; and (viii) there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) With respect to each Foreign Pension Plan and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) such Foreign Pension Plan has been maintained and administered in compliance with its terms and with the requirements of all applicable Law, (ii) all required contributions with respect to such Foreign Pension Plan have been made when due and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each such Foreign Pension Plan, determined as of the most recent valuation date of such Foreign Pension plan, on the basis of actuarial assumptions each of which are reasonable, did not exceed the current value of the assets of such Foreign Pension plan allocable to such liabilities.

SECTION 5.12 Subsidiaries; Equity Interests. As of the Closing Date (after giving effect to the Transactions), no Loan Party has any material Restricted Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties in such material Restricted Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such material Restricted Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents, the Term Loan Documents and the Senior Secured Notes Documents and (ii) any other Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.12 sets forth the name and jurisdiction of each Loan Party and sets forth the ownership interest of the Borrower and any other Guarantor in each material Subsidiary, including the percentage of such ownership.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a) None of the Loan Parties is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings and no Letters of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) None of the Borrower, any Person Controlling the Borrower, or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, each of Holdings and the Borrower represents that such information was prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time of preparation; it being understood that such projections are as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and its Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered may vary significantly from actual results and that such variances may be material.

SECTION 5.15 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of the Closing Date (a) there are no strikes or other labor disputes against Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened, (b) hours worked by and payment made to employees of Holdings or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrower and the other Loan Parties have complied with all applicable labor laws including work authorization and immigration and (d) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.16 [Reserved].

SECTION 5.17 Intellectual Property; Licenses, Etc. Holdings, the Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, software, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, except to the extent such failure to own, license or possess such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of Holdings, the Borrower or any of its Restricted Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights owned by Holdings, the Borrower or any of its Restricted Subsidiaries, is filed and presently pending against Holdings, the Borrower or any of its Restricted Subsidiaries or, to the knowledge of Holdings or the Borrower, presently threatened in writing against Holdings, the Borrower or any of its Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.18 Solvency. On the Closing Date, after giving effect to the Transactions, Holdings and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.19 OFAC; USA PATRIOT Act; FCPA.

(a) To the extent applicable, each of Holdings and its Subsidiaries is in compliance, in all material respects, with (i) applicable Sanctions, the United States Foreign Corrupt Practices Act of 1977, as amended and other applicable anti-corruption laws (collectively, “Anti-Corruption Laws”), and (ii) the USA PATRIOT Act.

(b) Neither Holdings nor any of its Subsidiaries nor, to the knowledge of the Borrower and the other Loan Parties, any director, officer, employee, agent or controlled Affiliate of Holdings or any Subsidiary of Holdings is currently the subject of any Sanctions, nor is Holdings or any of its Restricted Subsidiaries located, organized or resident in any country or territory that is itself the subject of comprehensive Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine).

(c) No part of the proceeds of the Loans and no Letters of Credit will be used, lent, contributed or otherwise made available, directly or, to the knowledge of the Borrower or Holdings, indirectly, by the Borrower or Holdings (i) in violation of the Anti-Corruption Laws; (ii) for the purpose of financing or facilitating any activities or business of or with, involving or for the benefit of any Person that, at the time of such financing or facilitation, is the subject of any Sanctions in violation of applicable Sanctions; or (iii) in any other manner that would result in a violation of applicable Sanctions by any Person that is a party to this Agreement.

SECTION 5.20 Borrowing Base Certificate. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in all material respects in accordance with the requirements of this Agreement. The Eligible Trade Receivables and Eligible Credit Card Receivables that are identified by the Borrower in each Borrowing Base Certificate submitted to the Administrative Agent, at the time of submission, comply in all material respects with the criteria set forth in the definition of Eligible Trade Receivables and Eligible Credit Card Receivables, respectively.

SECTION 5.21 Security Documents.

(a) Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the appropriate offices for filing and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or such taking of possession or control, in each case subject to no Liens other than Liens permitted hereunder.

(b) Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements or other contingent indemnification obligations not yet due and payable) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date, the Borrower shall, and shall cause, to the extent applicable, each of its Restricted Subsidiaries to:

SECTION 6.01 Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within ninety (90) days after the end of each fiscal year of Holdings (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than one hundred five (105) days after the end of such fiscal year), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern qualification or “emphasis of matter” with respect to or resulting from (I) an upcoming maturity date under the Revolving Credit Facility (including any Extended Revolving Credit Commitments) or Indebtedness permitted under Section 7.03 or (II) any actual or prospective financial covenant default, (ii) a narrative report of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal year, as compared to amounts for the previous fiscal year (which may be in the form of those prepared for the financial statements included in the 10-K for the applicable parent entity of the Borrower) and (iii) consolidated budget for Holdings and its Subsidiaries for the following fiscal year in a form customarily prepared by the Borrower;

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (which may be extended to the extent such extension is permitted and such extension is granted by the SEC but, in any event, no later than 60 (sixty) days after the end of such fiscal quarter), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) a narrative report of the financial condition and results of operations of Holdings and its Subsidiaries for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (which may be in the form of those prepared for the financial statements included in the 10-K for the applicable parent entity of the Borrower);

(c) [Reserved]; and

(d) Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, supplemental unaudited financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and the Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings, including Parent) or (B) Holdings’ (or any direct or indirect parent thereof, including Parent), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to Holdings and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or “emphasis of matter” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings (or any direct or indirect parent of Holdings) posts such documents, or provides a link thereto on the website on the Internet at Holdings’ website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and (ii) Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings and the Borrower (which shall include a reasonably detailed calculation of the Fixed Charge Coverage Ratio);

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, (or any direct or indirect parent of Holdings, including Parent) or any of its Restricted Subsidiaries files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Senior Notes Documents or any Junior Financing Documentation and, in each case, any Permitted Refinancing thereof, and any other Indebtedness in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (ii) [reserved] and (iii) a list of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list;

(e) [reserved]; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, their respective Affiliates or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC”, the Borrower (x) authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor”, which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Holdings, the Borrower, their respective Affiliates or any of their respective securities for purposes of foreign, United States federal and state securities laws, (y) authorizes the Administrative Agent and/or the Collateral Agent to treat such Borrower Materials as publicly available and not containing any material non-public information with respect to Holdings, the Borrower, their respective Affiliates or any of their respective securities for purposes of foreign, United States federal and state securities laws and (z) authorizes the Administrative Agent and/or the Collateral Agent to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (i) any Loan Documents and notifications of changes in terms of the Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

SECTION 6.03 Notices. Within three (3) Business Days after a Responsible Officer of Holdings or the Borrower has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(c) of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against Holdings or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings diligently conducted for which appropriate reserves have been established and maintained in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business (including any material Broadcast Licenses) except, in the case of (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition (including, in the case of IP Rights, by maintaining, preserving and protecting such rights, including by maintaining and renewing registrations and reasonably prosecuting applications thereof), ordinary wear and tear excepted and fire, casualty or condemnation excepted.

SECTION 6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b) All such liability insurance (other than business interruption insurance) as to which the Administrative Agent shall have reasonably requested to be so named, shall name the Administrative Agent as additional insured or loss payee, as applicable.

SECTION 6.08 Compliance with Laws.

(a) Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) (i) Operate all of the Broadcast Stations and other facilities authorized by the FCC Authorizations in material compliance with the Communications Laws and with the terms of the FCC Authorizations, (ii) timely file (or cause Entertainment IH to file, as applicable) all required reports and notices with the FCC and pay (or cause Entertainment IH to pay, as applicable) all amounts due in a timely fashion on account of fees and charges to the FCC and (iii) timely file and prosecute (or cause Entertainment IH to timely file and prosecute, as applicable) all applications for renewal or for extension with respect to all of the FCC Authorizations, except, in each case of the foregoing, for any failure which would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of Holdings or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights.

(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, other than any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing from time to time at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

(b) At reasonable times during normal business hours, with reasonable coordination and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, Holdings and its Subsidiaries will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants, accountants or appraisers retained by the Administrative Agent) to such Person’s books, records, accounts so that the Administrative Agent or an appraiser or consultant retained by the Administrative Agent may conduct a field exam subject to the terms and conditions set forth below in this clause (b). From time to time the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Administrative Agent may deem necessary; provided that, Administrative Agent (i) shall be permitted to conduct (x) one field examination with respect to the Collateral in each fiscal year of the Loan Parties, (y) one additional field examination with respect to the Collateral in any fiscal year of the Loan Parties as the Administrative Agent, in its sole discretion, may deem necessary, and (ii) may conduct such other field examinations at any time upon the occurrence and during the continuance of an a Specified Event of Default. All such field examinations and other verifications and evaluations shall be at the sole expense of the Loan Parties, and the Administrative Agent shall provide the Borrower with a reasonably detailed accounting of all such expenses. If the Administrative Agent elects to retain any appraiser or consultant, other than (i) the Administrative Agent’s internal auditors or (ii) any appraiser or consultant identified in writing by the Administrative Agent to the Borrower on or prior to the Closing Date, the selection of such appraiser or consultant is subject to the reasonable consent of the Borrower (not to be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Subsidiaries of the Borrower will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11 Additional Collateral; Additional Guarantors. At the Borrower’s expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect wholly owned Restricted Subsidiary (other than an Excluded Subsidiary) by Holdings, (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary (including, following the designation of a Restricted Subsidiary as an Electing Guarantor) or (z) the designation in accordance with Section 6.14 of an Unrestricted Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary (a “New Restricted Subsidiary”):

(i) within sixty (60) days after such formation, acquisition, cessation or designation or election, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (each, a “New Guarantor”) to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements (with respect to any U.S. Guarantor), the ABL Intercreditor Agreement, if applicable, and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and other Collateral Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) take and cause any such New Restricted Subsidiary that is a New Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the filing of Uniform Commercial Code financing statements) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens securing the Obligations to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, Collateral Agent and the Lenders, of counsel for the Loan Parties consistent with the opinion delivered pursuant to Section 4.01(a)(vi) on the Closing Date;

(iii) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) or (ii).

(b) [Reserved].

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties or Subsidiaries are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

SECTION 6.13 Further Assurances. Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement.

SECTION 6.14 Designation of Subsidiaries.

(a) Holdings may at any time designate any Restricted Subsidiary of Holdings (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation (x) no Default or Event of Default shall have occurred and be continuing, (y) immediately after giving effect thereto, Excess Availability shall be not less than $0 and (z) the Payment Conditions are satisfied on a Pro Forma Basis, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Senior Notes Documents, Term Loan Documents, the Communications Exchange Debt Documents, the Intercompany Loan Agreement or any Junior Financing, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any Broadcast Licenses (or has the right to use any Broadcast Licenses pursuant to the FCC Right of Use Agreement), Broadcast Stations or material intellectual property or other material property or assets necessary at such time to the operation of the business of the Loan Parties, (iv) no Unrestricted Subsidiary may own Equity Interests, or hold any Indebtedness, of Holdings, the Borrower or any Restricted Subsidiary and (v) to the extent any such Restricted Subsidiary so designated owns assets which contribute more than the lesser of (i) 5.0% of the aggregate Borrowing Base and (ii) $10,000,000, the Borrower shall deliver to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to the designation of such Restricted Subsidiary as an Unrestricted Subsidiary; provided that, notwithstanding the foregoing, the TSA Transactions shall be permitted. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the fair market value of Holdings’ or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Holdings’ or its Subsidiary’s (as applicable) Investment in such Subsidiary.

(b) Holdings may designate (or re-designate) any Restricted Subsidiary that is an Excluded Subsidiary as an Electing Guarantor and may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary; provided that (i) no Subsidiary may be designated as an Excluded Subsidiary if it is a guarantor for the purpose of any Senior Notes Documents, the Communications Exchange Debt Documents, the Term Loan Documents, the Intercompany Loan Agreement or any Junior Financing, (ii) any such designation (or redesignation) of an Electing Guarantor as an Excluded Subsidiary shall constitute an Investment by Holdings or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by Holdings) of the Investments held by Holdings and/or the applicable Restricted Subsidiaries in such Electing Guarantor immediately prior to such designation and such Investments shall otherwise be permitted hereunder and (iii) any Indebtedness or Liens of any Restricted Subsidiary designated (or re-designated) as an Electing Guarantor or an Excluded Subsidiary, as applicable, shall be deemed to be incurred after giving effect to such designation and such incurrence shall otherwise be permitted hereunder.

SECTION 6.15 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

The Borrower will, and will cause each of its Restricted Subsidiaries to comply in all material respects with all applicable Sanctions, Anti-Corruption Laws and anti-money laundering laws. The Borrower and its Restricted Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to promote compliance by the Loan Parties and the Restricted Subsidiaries and their respective directors, officers, employees and agents acting in their capacity as such with all Sanctions and Anti-Corruption Laws. Each of the Loan Parties shall and shall cause their respective Restricted Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and anti-money laundering laws.

SECTION 6.16 Borrowing Base Certificates.

(a) On or prior to the 10th Business Day after the last day of each fiscal month (or more frequently as the Borrower may elect, so long as the frequency of delivery is maintained by the Borrower for the immediately following 60 day period), a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrower’s, a subsequent date), together with such supporting information in connection therewith, which supporting information shall be limited to (A) a reasonably detailed calculation of Eligible Trade Receivables and Eligible Credit Card Receivables, (B) a reasonably detailed aging of the Loan Parties’ Accounts and a reconciliation to the corresponding Borrowing Base Certificate and (C) an Excess Availability calculation; provided that upon the occurrence and during the continuance of an Increased Reporting Event, the Borrower shall deliver a Borrowing Base Certificate and such supporting information as is reasonably practicable to provide on a weekly basis on the third Business Day of each week, as of the close of business on the immediately preceding Friday; provided, further, that prior to the consummation of any transaction or transactions that, individually or in the aggregate for all such transactions since the most recent delivery of a Borrowing Base Certificate, would on a pro forma basis result in a reduction in the value of the aggregate Borrowing Base in effect at such time by the lesser of (i) 10.0% or (ii) $20,000,000 or more (including, without limitation, as a result of any Investment, Restricted Payment or other Disposition of, subordination of the Administrative Agent’s Liens on, or release of a Loan Party owning, Eligible Trade Receivables or Eligible Credit Card Receivables (whether as part of a sale of Equity Interests or otherwise)), as a condition to the permissibility of the consummation of such transaction or transactions pursuant to any provision of this Agreement (including, without limitation, Sections 7.01, 7.02, 7.04, 7.05 and 7.06), (x) the Borrower shall deliver an updated Borrowing Base Certificate giving pro forma effect to such transaction or transactions and (y) after giving effect to such transaction or transactions and such updated Borrowing Base Certificate, the aggregate Revolving Credit Exposures shall not exceed the Line Cap (the requirements of this proviso, the “Updated BBC Condition”); provided, further, that in the event there is material error or material miscalculation in a Borrowing Base Certificate that affects the calculation of the Borrowing Base, the Borrower shall be required to provide an updated Borrowing Base Certificate within five (5) Business Days after receiving notification of such error or miscalculation from the Administrative Agent (or such later date as reasonably agreed by the Administrative Agent).

SECTION 6.17 Post-Closing Covenants. Except as otherwise agreed by the Administrative Agent in its sole discretion, Holdings and the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.17 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole discretion).

SECTION 6.18 [Reserved].

SECTION 6.19 Maintenance of Cash Management System; Cash Dominion. The Loan Parties will establish and maintain the cash management system described below:

(a) Schedule 4 to the Perfection Certificate sets forth all DDAs maintained by the Loan Parties as of the Closing Date, including all Dominion Accounts. On or prior to the date that is ninety (90) days after the Closing Date (or, such later date as may be agreed to by the Administrative Agent in its Permitted Discretion), each Loan Party shall take all actions necessary to establish the Collateral Agent’s control of and Lien on each such DDA (other than an Excluded Account). Each Loan Party shall be the sole account holder of each DDA (other than an Excluded Account) and shall not allow any other Person (other than the Administrative Agent, the Collateral Agent or, subject to the ABL Intercreditor Agreement, the Term Facility Collateral Agent) to have control over or a Lien on a DDA (other than an Excluded Account) or any property deposited therein. Holdings shall not, and shall not cause or permit any of its Restricted Subsidiaries to, accumulate or maintain cash (other than (i) cash that is not proceeds of any Collateral, and (ii) nominal amounts which are required to be maintained in such DDA under the terms of the arrangements with the bank at which such DDAs are maintained, which nominal amounts shall not exceed $20,000,000 in the aggregate for all DDAs at any time) in the Excluded Accounts as of any date of determination in excess of checks outstanding against such Accounts as of such date. Within 90 days after the First Amendment Effective Date (as such date may be extended by the Administrative Agent from time to time in its reasonable discretion), Holdings and the Restricted Subsidiaries shall segregate their cash and Cash Equivalents (including proceeds of Accounts owing to them or of any other Collateral) from, and shall not permit such cash or Cash Equivalents to be commingled with, cash and Cash Equivalents of the Entertainment Entities (including proceeds of Accounts owing to any Entertainment Entity).

(b) (i) Within ninety (90) days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its Permitted Discretion), the Loan Parties shall have delivered to the Administrative Agent an effective account control agreement or blocked account agreement (a “Deposit Account Control Agreement”) for all of the DDAs of the Loan Parties (other than Excluded Accounts), in each case duly executed by each applicable Loan Party and the applicable depositary bank in form and substance reasonably satisfactory to the Collateral Agent and (ii) the applicable Loan Party shall enter into a Deposit Account Control Agreement with respect to any such DDA (other than an Excluded Account) which is established or acquired (including, for the avoidance of doubt, pursuant to a Permitted Acquisition) after the Closing Date, promptly and in any event within ninety (90) days upon such establishment or acquisition (or such later date as may be agreed to by the Administrative Agent (such agreement not to be unreasonably withheld or delayed)).

(c) Upon the occurrence and during the continuation of a Cash Dominion Period (and following delivery of notice of the commencement thereof from the Administrative Agent to the Borrower and the account bank party to such instrument or agreement), all funds and financial assets held in or credited to each DDA shall be swept into the Dominion Account on a daily basis (or less frequently as agreed by the Administrative Agent) for application as set forth in Section 2.05(b)(iii).

(d) So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have control over, the manner of disposition of funds in the DDAs. The Administrative Agent and the other Secured Parties hereby acknowledge and agree that, subject to Section 8.02, so long as no Cash Dominion Period is continuing the Loan Parties shall have the right to withdraw all funds remaining on deposit in any Dominion Account and the Administrative Agent shall no longer be permitted to direct any account bank under any Deposit Account Control Agreement to sweep funds into any Dominion Account.

(e) The Loan Parties may close DDAs and/or open new DDA without the Administrative Agent’s consent, subject to the prompt execution and delivery to the Administrative Agent of a Deposit Account Control Agreement to the extent required by, and within the time periods set forth in, the provisions of this Section 6.19. The Loan Parties may open or close Excluded Accounts at any time, without requirement of delivery of a Deposit Account Control Agreement without consent of the Administrative Agent.

(f) Any amounts received in the Dominion Account (including all interest and other earnings with respect thereto, if any) (i) at any time after the payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), Cash Collateralization of all Letters of Credit and termination of the aggregate Revolving Credit Commitments hereunder and (ii) any amounts that continue to be swept to the Dominion Accounts after no Cash Dominion Period exists, shall, in each case, be remitted to the operating account of the Borrower as specified by the Borrower.

(g) With respect to any cash maintained in a Qualified Account, to the extent included in the Borrowing Base, (i) the withdrawal of such cash from such Qualified Account shall be subject to the conditions that (A) either (x) Excess Availability will not be less than the greater of (1) 10.0% of the Line Cap and (2) $40,000,000, or (y) the Fixed Charge Coverage Ratio will not be less than 1.00:1.00 and (B) no Cash Dominion Period will be in effect (including after the grace period provided in the definition thereof has elapsed), in each case after giving pro forma effect to the requested withdrawal from such Qualified Account (resulting in an immediate dollar-for-dollar reduction in the Qualified Cash Component in the Borrowing Base), and (ii) solely to the extent that the aggregate amount of cash withdrawn from Qualified Accounts since the date of delivery of the most recent Borrowing Base Certificate is in excess of 5% of the Borrowing Base in effect at such time, the Borrower shall deliver to the Administrative Agent an updated pro forma Borrowing Base Certificate reflecting such reduction in the Qualified Cash Component in the Borrowing Base that demonstrates the satisfaction of such conditions.

SECTION 6.20 Compliance with Margin Regulations.

The Borrower shall not, directly or indirectly, use, or permit its Affiliates to use, any part of the proceeds of any Borrowing or L/C Credit Extension, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” (within the meaning of under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect).

SECTION 6.21 Use of Proceeds.

The proceeds of the Revolving Credit Loans and the Letters of Credit shall be used for any purpose not prohibited by this Agreement. The Borrower will not, directly or, knowingly, indirectly, use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or the Letters of Credit, whether as lender, underwriter, advisor, investor, letter of credit issuer or otherwise). The Borrower will not use the proceeds of the Loans or use the Letters of Credit, directly or knowingly indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

SECTION 6.22 FCC Right of Use Agreement.

(a) (i) Perform and observe all payment terms and all other material terms and provisions of the FCC Right of Use Agreement to be performed by it, except where the failure to do so would not be reasonably likely to cause a Material Adverse Effect or give rise to a termination right in favor of any Entertainment Entity, (ii) maintain the FCC Right of Use Agreement in full force and effect, (iii) enforce all of its rights that are material to Holdings and the Restricted Subsidiaries or the Secured Parties under the FCC Right of Use Agreement in accordance with its terms, except where the failure to do so would not be reasonably likely to cause a Material Adverse Effect, (iv) take such actions as may be reasonably requested by the Administrative Agent from time to time with respect to the enforcement or administration of the FCC Right of Use Agreement, and (v) provide to the Administrative Agent or any Lender such information and reports with regard to the FCC Right of Use Agreement as such Person may reasonably request from time to time.

(b) (i) Promptly upon the execution thereof, deliver to the Administrative Agent copies of all amendments or other modifications to the FCC Right of Use Agreement, (ii) promptly after a Responsible Officer of Holdings or any Restricted Subsidiary has obtained knowledge thereof, notify the Administrative Agent in writing of the occurrence of any breach of or default under any of the provisions of the FCC Right of Use Agreement in any material respect, (iii) promptly upon the issuance or receipt thereof, deliver to the Administrative Agent a copy of any notice of breach or default issued or received by Holdings or any Restricted Subsidiary in respect of the FCC Right of Use Agreement, (iv) promptly upon the receipt thereof, deliver to the Administrative Agent a copy of any notice of termination or rejection of (or intent to terminate or reject) the FCC Right of Use Agreement received by Holdings or any Restricted Subsidiary from any Entertainment Entity, (v) promptly notify the Administrative Agent in writing of the failure of Entertainment IH to deliver a written notice of renewal of the FCC Right of Use Agreement at least 90 days prior to the end of the then-current Term (as defined therein) or the declination of such renewal by the other Entertainment Entities within such 90-day period, and (vi) promptly after a Responsible Officer of Holdings or any Restricted Subsidiary has obtained knowledge thereof, notify the Administrative Agent in writing of the filing with the FCC of any application for assignment of any Broadcast License or application for transfer of control of any Broadcast License (other than in respect of a pro forma change of ownership above the top-most Entertainment Entity that would not result in a Change of Control), in each case other than in connection with a Disposition of Broadcast Licenses effected in accordance with Section 5(a) of the FCC Right of Use Agreement.

(c) Neither Holdings nor the Restricted Subsidiaries shall, without the consent of the Administrative Agent and the Supermajority Lenders, (i) amend or otherwise modify the FCC Right of Use Agreement (A) to increase or change the time of any payments due to Entertainment IH thereunder, (B) to add any new termination events or shorten the length of the scheduled term (including any renewal term) thereof to a date that is earlier than 181 days after the then existing Maturity Date with respect to the Revolving Credit Commitments or (C) in any other manner materially adverse to the Lenders, or (ii) terminate (or provide written notice to Entertainment IH of their intention to terminate) the FCC Right of Use Agreement.

(d) Holdings and its Subsidiaries shall cause the secured creditors of the Entertainment Entities, under any pledge or security agreement granting a security interest in the Equity Interests of any Entertainment Entity, to expressly agree in such agreement that any party exercising remedies thereunder will give the Administrative Agent at least 180 days’ prior written notice of the termination of the FCC Right of Use Agreement in connection with any such exercise of remedies.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements or other contingent indemnification obligations not yet due and payable) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:

SECTION 7.01 Liens. Neither Holdings nor the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to (x) any Loan Document, (y) (i) the Term Loan Documents, (ii) the Intercompany Loan Agreement and related security documents and/or (iii) the Communications Exchange Debt Documents, and/or (z) the Senior Secured Notes Documents and, in the case of clauses (y) and (z), any Permitted Refinancing thereof and any Permitted Refinancing of Indebtedness permitted to be incurred under Section 7.03(a)(iii); provided, that except with respect to the preceding clause (x), all such Liens on the Collateral shall be junior to the Liens securing the Obligations pursuant to the ABL Intercreditor Agreement;

(b) Liens arising in connection with the Transactions and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (x) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (y) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for Taxes that are not overdue for a period of more than thirty (30) days or not yet payable or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty-five (45) days or if more than forty-five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property, and any exceptions on any mortgage policies that do not in the aggregate materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries, taken as a whole;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l) Liens (i) on cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (other than 7.05(e)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of Holdings or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of Holdings or any Subsidiary Guarantor;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by Holdings or any of its Restricted Subsidiaries are located;

(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within three hundred sixty-five (365) days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on property (i) of any Restricted Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of Holdings or any Restricted Subsidiary permitted under Section 7.03; provided that, in the case of this clause (ii), such Liens shall not secure any Indebtedness in an aggregate principal amount outstanding at any time in excess of the greater of $50,000,000 and 5.0% of Consolidated EBITDA in each case determined as of the date of incurrence;

(w) In the case of Liens securing Indebtedness assumed pursuant to Section 7.03(g), Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(y) to the extent constituting a Lien, Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $25,000,000 incurred pursuant to Section 7.03(f);

(cc) Liens on property or assets of Holdings or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $400,000,000 and 40.0% of Consolidated EBITDA for the most recently ended Test Period in each case determined as of the date of incurrence; provided that, with respect to any such Liens on Collateral, (x) such Liens shall be junior to the Liens on the Collateral securing the Obligations and (y) the Other Debt Representative acting on behalf of the holders of the Indebtedness secured by such Liens becomes party to the ABL Intercreditor Agreement;

(dd) Liens to secure Indebtedness permitted to be secured under Sections 7.03(g), 7.03(q) or 7.03(s); provided that, with respect to any such Liens on Collateral, (x) such Liens shall be junior to the Liens on the Collateral securing the Obligations and (y) the Other Debt Representative acting on behalf of the holders of the Indebtedness secured by such Liens becomes party to the ABL Intercreditor Agreement;

(ee) Liens incurred in pursuant to Section 7.01(ee) of the Term Loan Credit Agreement (as in effect on the date hereof); provided that (x) all such Liens on the Collateral shall be junior to the Liens on the Collateral securing the Obligations and (y) the Other Debt Representative acting on behalf of the holders of each such Indebtedness shall become party to the ABL Intercreditor Agreement;

(ff) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(gg) deposits of cash with the owner or lessor of premises leased and operated by Holdings or any of its Subsidiaries to secure the performance of Holdings’ or such Subsidiary’s obligations under the terms of the lease for such premises;

(hh) Liens on proceeds of Indebtedness held in Escrow for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the Borrower or a Restricted Subsidiary; and

(ii) Liens (i) on cash or Cash Equivalents or escrow deposits (A) in connection with any letter of intent or purchase agreement with respect to any Investment or other acquisition permitted hereunder (or to secure letters of credit posted in respect thereof), (B) in favor of any seller of property pursuant to a transaction permitted hereunder, to be applied against the purchase price for such transaction or (C) otherwise in connection with any escrow arrangements (or similar arrangements) with respect to any Investment or other acquisition of assets or Disposition, in each case (1) permitted under this Agreement (including any letter of intent or purchase agreement with respect to any such Investment or other acquisition of assets or Disposition) and (2) deposited and maintained in Excluded Accounts or (ii) consisting of an agreement to dispose of any property in a Disposition permitted under Section 7.05 (other than 7.05(e)).

For purposes of determining compliance with this Section 7.01, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 7.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any amount permitted under Section 7.03(y) in respect of such Indebtedness; provided, that all Liens securing the Term Facility, the Intercompany Loan Agreement, the Communications Exchange Debt or the Senior Secured Notes shall be permitted only under Section 7.01(a)(y) or 7.01(a)(z), as applicable.

SECTION 7.02 Investments. Neither Holdings nor the Restricted Subsidiaries shall directly or indirectly, make any Investments, except:

(a) Investments by Holdings or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) Loans or advances to officers, directors, managers and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to Holdings in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time (x) under clause (ii) above shall not exceed the greater of (I) $30,000,000 and (II) 3.0% of Consolidated EBITDA and (y) under clause (iii) above shall not exceed $15,000,000;

(c) Investments by Holdings or the Borrower or any Restricted Subsidiary in any of Holdings, the Borrower or any Restricted Subsidiary; provided that, in the case of any Investment by a Loan Party in a Restricted Subsidiary that is not a Loan Party, either (x) the aggregate amount of such Investments shall not exceed the greater of (I) $250,000,000 and (II) 25.0% of Consolidated EBITDA for the then most recently ended Test Period plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment at the time such Investment was made) or (y) such Investment is made in the ordinary course of business or consistent with past practice;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c), (d) and (e)), 7.05 (other than 7.05(d) or (e)), 7.06 (other than 7.06(e) and (i)(iv)) and 7.14, respectively;

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by Holdings or any Restricted Subsidiary in Holdings or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that, in each case, the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date and described on Schedule 7.02(f) or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary or a division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto (i) other than in the case of a Limited Condition Transaction, no Event of Default under Section 8.01(a) or (f) with respect to the Borrower shall have occurred and be continuing, (ii) the newly acquired business shall comply with Section 7.07 and (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11 (any such acquisition, a “Permitted Acquisition”);

(j) [Reserved];

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings and any other direct or indirect parent of Holdings, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Sections 7.06(f), (g), (h) or (l);

(n) other Investments in an aggregate amount outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed the sum of (I) Restricted Payments permitted pursuant to 7.06(h) that have not otherwise been made, plus (II) the greater of $450,000,000 and 45.0% of Consolidated EBITDA for the then most recently ended Test Period determined at the time of such Investment (in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) plus (III) the portion, if any, of the Cumulative Credit on such date that Holdings elects to apply to this clause (III), plus (IV) Investments (i) in an amount equal to the amount of Excluded Contributions previously received and that Holdings elects to apply under this clause (IV) or (ii) without duplication with clause (III) or clause (IV)(i), in an amount equal to the net cash proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is contemporaneously made solely with Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent of Holdings);

(q) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into Holdings or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Investments made to effectuate the Alternative Transaction on or about the First Amendment Effective Date; provided that, in accordance with Section 1(a) of Amendment No. 1, Sections 7.02(n), (v) and (z) shall be deemed to have been utilized in full by such Investments;

(s) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(t) Guarantees by Holdings or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) [Reserved];

(v) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of $50,000,000 and 5.0% of Consolidated EBITDA for the then most recently ended Test Period determined at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(w) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all of its assets to, a Loan Party;

(x) [reserved];

(y) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 7.02(y);

(z) Investments in joint ventures of Holdings or any of its Restricted Subsidiaries after the Closing Date, taken together with all other Investments made pursuant to this clause (z) that are at that time outstanding, not to exceed the greater of $275,000,000 and 3.0% of Total Assets for the then most recently ended Test Period determined (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(aa) earnest money deposits required in connection with Permitted Acquisitions (or similar Investments);

(bb) contributions to a “rabbi” trust for the benefit of employees or other grantor trusts subject to claims of creditors in the case of bankruptcy of Holdings;

(cc) Investments, so long as (i) the Payment Conditions are satisfied on a Pro Forma Basis and (ii) the Borrower is in actual compliance and Pro Forma Compliance with a Consolidated Total Net Leverage Ratio that is less than (A) with respect to investments in Unrestricted Subsidiaries, 4.00 to 1.00 and (B) with respect to any other Investments, 5.50 to 1.00.

(dd) Investments in non-fungible tokens (or similar digital assets) that are related, complementary, incidental, ancillary or similar to any of the business, services or activities of Holdings or any of its Subsidiaries, and Investments resulting from the receipt and ownership of cryptocurrencies (or similar digital assets) received as consideration therefor, having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $100 million and 1.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

For purposes of determining compliance with this Section 7.02, in the event that an item of Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (bb) above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Investment or any portion thereof in a manner that complies with this Section 7.02 and will only be required to include the amount and type of such Investment in one or more of the above clauses. In the event that a portion of the Investments could be classified as incurred under a “ratio-based” basket (giving pro forma effect to the making of such Investments), the Borrower, in its sole discretion, may classify such portion of such Investment as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Investments as having been incurred pursuant to one or more of the other clauses of this Section 7.02.

Notwithstanding the foregoing, (x) except pursuant to the Alternative Transaction, no Broadcast Licenses, Broadcast Stations or material intellectual property necessary or other material property or asset at such time to the operation of the business of the Loan Parties (or Equity Interests in any Loan Party that owns any such Broadcast Licenses, Broadcast Stations or other property or asset) that are, in each of the foregoing cases, owned by a Loan Party, may be contributed as an Investment or otherwise, whether directly or indirectly or by one or more transactions, by any Loan Party to any Person that is not a Loan Party, and (y) after the First Amendment Effective Date, neither Holdings nor any Restricted Subsidiary shall, directly or indirectly, make any Investments in Unrestricted Subsidiaries, except in reliance on Sections 7.02(v) and 7.02(cc).

SECTION 7.03 Indebtedness. Neither Holdings nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under (i) the Loan Documents, (ii) the Senior Secured Notes Documents in an aggregate original principal amount under this clause (ii) not to exceed the amount outstanding thereunder on the First Amendment Effective Date, (iii) Senior Unsecured Notes Indenture in an aggregate original principal amount under this clause (iii) not to exceed the amount outstanding thereunder on the First Amendment Effective Date, (iv) the Term Facility in an aggregate original principal amount not to exceed the amount outstanding thereunder on the First Amendment Effective Date, (v) the Intercompany Loan Agreement in an aggregate original principal amount not to exceed the amount incurred thereunder on the First Amendment Effective Date in accordance with the New Intercompany Loan Credit Agreement Term Sheet attached as Exhibit 1-I to the Transaction Support Agreement, as such amount may be increased from time to time in accordance with the provisions set forth (x) under the heading “Pricing” in the New Intercompany Loan Credit Agreement Term Sheet attached as Exhibit 1-I to the Transaction Support Agreement as a result of interest paid in kind and (y) in Section 7.02(j) of the Form of New Alternative Entertainment I Credit Agreement attached as Exhibit 1-F to the Transaction Support Agreement; provided that the aggregate amount of any increases made under this clause (v)(y) shall not exceed $10,000,000 in any fiscal year of the Borrower, (vi) the Communications Exchange Debt Documents in an aggregate original principal amount not to exceed the amount incurred thereunder on the First Amendment Effective Date, and, in each case of clauses (i), (ii), (iii), (iv), (v) and (vi), any Permitted Refinancing thereof;

(b) [Reserved];

(c) Guarantees by Holdings and any Restricted Subsidiary in respect of Indebtedness of Holdings or any Restricted Subsidiary of Holdings otherwise permitted hereunder; provided that (A) no Guarantee of the Senior Notes, the Term Facility, the Intercompany Loan Agreement, the Communications Exchange Debt or any Indebtedness constituting Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guaranty of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that, any such Indebtedness (i) owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations pursuant to an Intercompany Note and (ii) owed contractually to a Loan Party by any other Loan Party or any Restricted Subsidiary shall be evidenced by, and pledged to the Collateral Agent (or the Term Facility Collateral Agent) pursuant to, the Intercompany Note;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by Holdings or any Restricted Subsidiary prior to or within three hundred sixty-five (365) days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed the greater of (x) $550,000,000 and (y) 6.0% of Total Assets determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and (iii) any Permitted Refinancing of any of the foregoing;

(f) Indebtedness in respect of Swap Contracts designed to hedge against Holdings’ or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of Holdings or any Restricted Subsidiary assumed or incurred in connection with any Permitted Acquisition or similar permitted Investment; provided that: (I) in the case of Indebtedness assumed in connection with any Permitted Acquisition or similar permitted Investment (A) such Indebtedness may be assumed in unlimited amounts that would otherwise be permitted to be incurred as Permitted Ratio Debt after giving Pro Forma Effect to the assumption thereof (and the other transactions consummated concurrently therewith), and (B) any such assumed Indebtedness was not incurred in contemplation of such Permitted Acquisition or similar permitted Investment; and (II) in the case of Indebtedness incurred in connection with such Permitted Acquisition or similar permitted Investment (including to finance the consummation thereof) (A) the aggregate amount of such incurred Indebtedness does not exceed the sum of (1) the greater of (x) $350,000,000 and (y) 4.0% of Total Assets for the then most recently ended Test Period ending on or prior to the incurrence thereof and (2) additional unlimited amounts that would otherwise be permitted to be incurred as Permitted Ratio Debt hereunder; provided, further, that any such Indebtedness assumed or incurred by a Restricted Subsidiary that is not a Loan Party, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(s) or 7.03(v) or as a Permitted Refinancing by a Restricted Subsidiary that is not a Loan Party of Indebtedness initially incurred under any of the foregoing clauses, does not exceed in the aggregate at any time outstanding the greater of (x) $250,000,000 and (y) 3.0% of Total Assets for the then most recently ended Test Period ending on or prior to the incurrence thereof;

(h) Indebtedness representing deferred compensation to employees of Holdings (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by Holdings or any of its Restricted Subsidiaries to future, present or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 7.06;

(j) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Indebtedness consisting of obligations of Holdings or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) obligations in respect of Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m) Indebtedness of Holdings or any of its Restricted Subsidiaries, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed (i) the greater of $450,000,000 and 5.0% of Total Assets for the then most recently ended Test Period at any time outstanding plus (ii) 100% of the cumulative amount of the net cash proceeds and Cash Equivalent proceeds from the sale of Equity Interests (other than Excluded Contributions, proceeds of Disqualified Equity Interests or sales of Equity Interests to Holdings or any of its Subsidiaries) of Holdings or any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of Holdings that has not been applied to incur debt pursuant to this clause (m)(ii), to make Restricted Payments pursuant to Section 7.06 (other than pursuant to Section 7.06(h)), to make Investments pursuant to clause 7.02(n), (v), (w), (y) or (z), to make prepayments of subordinated indebtedness pursuant to Section 7.14;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) Business Days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) Indebtedness incurred by any Loan Party so long as (i) the Payment Conditions are satisfied on a Pro Forma Basis, (ii) such Indebtedness has a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred, and has a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities and (iii) the Borrower is in actual compliance and Pro Forma Compliance with a Consolidated Total Net Leverage Ratio that is less than 5.50 to 1.00;

(r) Indebtedness supported by a letter of credit, in a principal amount not to exceed the face amount of such letter of credit;

(s) Permitted Ratio Debt and any Permitted Refinancing thereof;

(t) Indebtedness incurred in compliance with Section 7.03(t) of the Term Loan Credit Agreement (as in effect on the date hereof);

(u) Indebtedness in respect of any iHeart Operations Preferred Stock with a liquidation preference or stated value not to exceed the greater of (x) $250,000,000 and (y) 3.0% of Total Assets as of the last day of the then most recently ended Test Period, and any Permitted Refinancing thereof; provided that, for the avoidance of doubt, the greater of (x) $250,000,00 and (y) 3.0% of Total Assets threshold shall not be increased due to any anti-dilution provision or any other similar provision of such preferred stock;

(v) Indebtedness incurred by a Subsidiary which is not a Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (v) and then outstanding, together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g) or 7.03(s) or as a Permitted Refinancing of any of the foregoing by a Restricted Subsidiary that is not a Loan Party, does not in the aggregate at any time outstanding exceed the greater of $250,000,000 and 3.0% of Total Assets for the then most recently ended Test Period for the then most recently ended Test Period ending on or prior to the incurrence thereof;

(w) [reserved];

(x) [reserved]; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the clauses above, the Borrower may, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 7.03 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents, the Term Loan Documents, the Intercompany Loan Agreement, the Communications Exchange Debt Documents and Senior Notes Documents, and in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a) (but without limiting the right of the Borrower to classify and reclassify, or later divide, classify or reclassify, Indebtedness incurred under Section 7.03(g) or 7.03(s)). In the event that a portion of Indebtedness or other obligations could be classified as an Incurrence Based Amount (giving pro forma effect to the incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness as an Incurrence Based Amount and thereafter the remainder of the Indebtedness or other obligations as having been incurred pursuant to one or more of the other clauses of this Section 7.03. The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

SECTION 7.04 Fundamental Changes. Neither Holdings nor any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with (i) Holdings (including a merger, the purpose of which is to reorganize Holdings into a new jurisdiction); provided that Holdings shall be the continuing or surviving Person and such merger does not result in Holdings ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia, (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person, or (iii) in order to consummate the Permitted Tax Restructuring;

(b) (i) any Restricted Subsidiary (other than the Borrower) that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party; (ii) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if (x) Holdings determines in good faith that such action is in the best interest of Holdings and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders or the Collateral Agent and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than 7.02(e) or (h)) or 7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder), and (iii) Holdings or any Restricted Subsidiary may change its legal form if Holdings determines in good faith that such action is in the best interest of Holdings and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders or the Collateral Agent and all actions are taken to maintain the perfection of the Collateral Agent’s Liens on the Collateral);

(c) any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and/or other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) [reserved], and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person (other than Holdings) in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary (or, if such transaction involves the Borrower, the Borrower shall survive), and any such Restricted Subsidiary shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05; and

(g) the Transactions and the TSA Transactions may be consummated.

SECTION 7.05 Dispositions. Neither Holdings nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries;

(b) Dispositions of inventory or goods (or other assets, including furniture and equipment) held for sale, intellectual property licensed to customers and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to Holdings or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06;

(f) Dispositions of Identified Assets;

(g) Dispositions of Cash Equivalents in the ordinary course of business;

(h) (i) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings or any of its Restricted Subsidiaries and (ii) Dispositions of intellectual property that do not materially interfere with the business of Holdings or any of its Restricted Subsidiaries;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of the greater of (x) $175,000,000 and (y) 20.0% of Consolidated EBITDA for the Test Period then most recently ended on or prior to the date of such Disposition, Holdings or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Liens permitted pursuant to this Agreement); provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on Holdings’ (or the Restricted Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings or the applicable Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted

Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by Holdings or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $250,000,000 and 30.0% of Consolidated EBITDA for the then most recently ended Test Period (net of any non-cash consideration converted into cash and Cash Equivalents);

(k) [reserved];

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that the fair market value of all property so Disposed of after the Closing Date shall not exceed 10.0% of Total Assets as of the last day of the then most recently ended Test Period;

(n) any swap of assets (other than Collateral) in exchange for services or other assets of comparable or greater value or usefulness to the business of Holdings and its Subsidiaries as a whole, as determined in good faith by the management of Holdings;

(o) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary));

(p) the unwinding of any Swap Contract pursuant to its terms;

(q) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) the lapse or abandonment in the ordinary course of business of any IP Rights, including any registration or applications for registration thereof, that are, in the reasonable business judgment of Holdings or its applicable Restricted Subsidiary, no longer material to their business or economically practicable to maintain;

(s) Dispositions listed on Schedule 7.05(s) or to consummate the Transactions;

(t) [Reserved];

(u) transactions entered into in order to consummate a Permitted Tax Restructuring;

(v) Dispositions of assets acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are not used or useful to the core or principal business of Holdings and its Restricted Subsidiaries;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e), (i), (p), (r) and (s) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents (and such Liens shall be automatically released), and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

For purposes of determining compliance with this Section 7.05, (A) Dispositions need not be incurred solely by reference to one category of Dispositions permitted by this Section 7.05 but are permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that Dispositions (or any portion thereof) meets the criteria of one or more of the categories of Dispositions permitted by this Section 7.05, the Borrower may, in its sole discretion, classify or reclassify such Dispositions (or any portion thereof) in any manner that complies with this provision.

Notwithstanding the foregoing, except pursuant to the Alternative Transaction or where such Disposition would not cause a Material Adverse Effect, no Broadcast Licenses, Broadcast Stations or material intellectual property necessary or other material property or asset at such time to the operation of the business of the Loan Parties (or Equity Interests in any Loan Party that owns any such Broadcast Licenses, Broadcast Stations or other property or asset) that are, in each of the foregoing cases, owned by a Loan Party, may be Disposed of, whether directly or indirectly or by one or more transactions, by any Loan Party to any Person that is not a Loan Party.

SECTION 7.06 Restricted Payments. Neither Holdings nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to Holdings, and other Restricted Subsidiaries of Holdings (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) any Restricted Payment made pursuant to or in connection with the Transactions;

(d) [reserved];

(e) to the extent constituting Restricted Payments, Holdings and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than 7.02(e) and (m)), 7.04 or 7.08 (other than Sections 7.08(e) or 7.08(j));

(f) repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof) or any Restricted Subsidiary of Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) Holdings and each Restricted Subsidiary may pay (or make Restricted Payments to allow Holdings or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of Holdings or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or Holdings or any other direct or indirect parent of such Restricted Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or Holdings or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed the greater of (i) $60,000,000 and (ii) 6.0% of Consolidated EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $120,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i) to the extent contributed to Holdings, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any of Holdings’ direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii) the net cash proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries; less

(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clause (i) and (ii) of this Section 7.06(g);

(h) Holdings may make Restricted Payments in an aggregate amount not to exceed the sum of (i) the greater of $350,000,000 and 4.0% of Total Assets for the Test Period most recently ended on or prior to the date of such Restricted Payment, plus (ii) the portion, if any, of the Cumulative Credit on such date that Holdings elects to apply to this paragraph, minus (iii) amounts applied to the prepayment of Junior Financing pursuant to Section 7.14(a)(iv)(1);

(i) Holdings may make Restricted Payments to any direct or indirect parent of Holdings:

(i) to pay its operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings and its Restricted Subsidiaries and, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of Holdings and its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by such parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence or good standing under applicable law;

(iii) for any taxable period ending after the Closing Date (A) in which Holdings and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar Tax group (a “Tax Group”) of which a direct or indirect parent of Borrower is the common parent or (B) in which Holdings is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, to pay U.S. federal, state and local and foreign Taxes that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of Holdings and/or its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount of such Taxes that Holdings and its Subsidiaries would have been required to pay if they were a stand-alone Tax Group with Holdings as the corporate common parent of such stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (iii) with respect to any Taxes of any Unrestricted Subsidiary shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to Holdings or its Restricted Subsidiaries for the purposes of paying such consolidated, combined, unitary or similar Taxes;

(iv) to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such Section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to Holdings or the Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into Holdings or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries; and

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of Holdings and its Restricted Subsidiaries;

(j) payments made or expected to be made by Holdings or any of the Restricted Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) Holdings or any Restricted Subsidiary may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(l) any Restricted Payment by Holdings or any other direct or indirect parent of Holdings to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary;

(m) any Restricted Payment made in connection with paying dividends with respect to the declaration and payment by iHeart Operations of cash interest with respect to the iHeart Operations Preferred Stock in an amount up to the greater of (x) $750,000,000 and (y) 7.5% of Total Assets as of the last day of the then most recently ended Test Period of liquidation preference and any accrued unpaid interest or premium thereon or any securities issued as a replacement therefor so long as the terms of such replacement securities do not exceed the greater of (x) $750,000,000 and (y) 7.5% of Total Assets as of the last day of the then most recently ended Test Period in liquidation preference, amount, stated value or principal amount and are not materially adverse to the Lenders, in their capacity as such, taken as whole, as compared to the terms of the iHeart Operations Preferred Stock that is being replaced (as determined in good faith by the Borrower);

(n) [reserved];

(o) distributions in connection with the making of any “AHYDO Catch-up Payments,” in respect of any Junior Financing defined as payments on any indebtedness to avoid the application of the “Applicable High-Yield Discount Obligation” rules of Section 163 of the Code to such indebtedness;

(p) the distribution, by dividend or otherwise, of Equity Interests of an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries), or Indebtedness owed to Holdings or a Restricted Subsidiary by an Unrestricted Subsidiary; provided that such Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries) owns no assets other than Equity Interests of one or more Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(q) Restricted Payments that are made (i) in an amount equal to the amount of Excluded Contributions previously received and that Holdings elects to apply under this clause (q) or (ii) without duplication with clause (i), in an amount equal to the net cash proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied; and

(r) Restricted Payments, so long as (i) the Payment Conditions are satisfied on a Pro Forma Basis and (ii) the Borrower is in actual compliance and Pro Forma Compliance with a Consolidated Total Net Leverage Ratio that is less than 4.00 to 1.00.

Notwithstanding the foregoing, no Broadcast Licenses, Broadcast Stations or material intellectual property necessary or other material property or asset at such time to the operation of the business of the Loan Parties (or Equity Interests in any Loan Party that owns any such Broadcast Licenses, Broadcast Stations or other property or asset) that are, in each of the foregoing cases, owned by a Loan Party, may be distributed as a Restricted Payment, whether directly or indirectly or by one or more transactions, by any Loan Party to any Person that is not a Loan Party.

SECTION 7.07 Change in Nature of Business. Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Holdings and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

SECTION 7.08 Transactions with Affiliates. Neither Holdings shall, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business for a transaction value in excess of the greater of $30,000,000 and 3.0% of Consolidated EBITDA per each individual transaction or series of related transactions, other than (a) loans and other transactions among Holdings and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary or as a result of such loan or other transaction to the extent permitted under this Article VII, (b) on terms substantially as favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) [reserved], (e) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (f) employment and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings and its Restricted Subsidiaries (or any direct or indirect parent of Holdings) in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) the TSA Transactions, (j) payments by Holdings or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of Holdings to the extent attributable to the ownership or operation of Holdings and the Subsidiaries, but only to the extent permitted by Section 7.06(i)(iii), (k) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of Holdings, any of its Subsidiaries or any direct or indirect parent thereof, (l) transactions in connection with Permitted Tax Restructurings or (m) a joint venture which would constitute a transaction with an Affiliate solely as a result of Holdings or any Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity.

SECTION 7.09 Burdensome Agreements. Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of Holdings that is not a Guarantor to make Restricted Payments to Holdings or any Guarantor or to make or repay intercompany loans and advances to Holdings or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of Holdings, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Holdings; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of Holdings which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit, (xiii) [reserved] and (xiv) are restrictions contained in any Term Loan Document, Communications Exchange Debt Documents, or Senior Notes Document or, in each case, any Permitted Refinancing thereof.

SECTION 7.10 [Reserved].

SECTION 7.11 [Reserved].

SECTION 7.12 Change in Fiscal Year. Holdings shall not make any change in its fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.13 Financial Covenant. The Borrower shall not permit the Fixed Charge Coverage Ratio for any Test Period to be less than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested on the date any Covenant Trigger Period commences (as of the last day of the Test Period ending immediately prior to the date on which such Covenant Trigger Period shall have commenced) and shall continue to be tested as of the last day of each Test Period thereafter until such Covenant Trigger Period is no longer continuing.

SECTION 7.14 Prepayments, Etc. of Indebtedness.

(a) Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, directly or indirectly, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Indebtedness (I) in excess of the Threshold Amount and (II) that is or is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents in right of payment to the Obligations (it being understood that the Term Loan Obligations will not be considered Junior Financing) (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the net cash proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), (q) or (s), is permitted pursuant to Section 7.03(g), (q) or (s)), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of Holdings or any Restricted Subsidiary to Holdings or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of (1) Restricted Payments permitted pursuant to Section 7.06(h) that have not otherwise been made plus (2) the greater of $300,000,000 and 3.5% of Total Assets for the then most recently ended Test Period plus (3) the portion, if any, of the Cumulative Credit on such date that Holdings elects to apply to this paragraph, plus (4) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings that are made (i) in an amount equal to the amount of Excluded Contributions previously received and that Holdings elects to apply under this clause (4) or (ii) without duplication with clause (3), in an amount equal to the net cash proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions, in each case, to the extent Not Otherwise Applied, (v) repayments, redemptions, purchases or defeasances in connection with “AHYDO Catch-up Payments,” defined as payments on any indebtedness to avoid the application of the “Applicable High-Yield Discount Obligation” rules of Section 163 of the Code to such Indebtedness and (vi) unlimited prepayments of a Junior Financing so long as (A) the Payment Conditions are satisfied on a Pro Forma Basis and (B) the Borrower is in actual compliance and Pro Forma Compliance with a Consolidated Total Net Leverage Ratio that is less than 5.50 to 1.00.

(b) Holdings shall not, nor shall it permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Holdings shall not, nor shall Holdings permit any of the Restricted Subsidiaries to, (i) directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any Indebtedness issued or incurred under the Intercompany Loan Agreement or Communications Exchange Debt Documents or (ii) without the consent of the Administrative Agent and the Supermajority Lenders (which consent shall not be unreasonably withheld or delayed), amend, modify or change any term or condition of the Intercompany Loan Agreement or Communications Exchange Debt Documents (A) that would increase the rate of interest that is paid in cash thereunder, (B) that would increase the aggregate original principal amount owing thereunder (other than as a result of interest that is paid in kind), (C) that would shorten the scheduled maturity of such Indebtedness to a date that is earlier than 91 days after the Latest Maturity Date at the time of such amendment, modification or change, or add any scheduled principal payments or mandatory prepayments thereof that would be effective prior to the date that 91 days after the Latest Maturity Date at the time of such amendment, modification or change, or (D) in any other manner materially adverse to the interests of the Lenders.

SECTION 7.15 Permitted Activities. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following activities and those incidental thereto (i) its ownership of the Equity Interests of the Borrower or other Restricted Subsidiaries, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Senior Notes Documents, the Communications Exchange Debt Documents and the Term Loan Documents, or (iv) any transaction that Holdings is permitted to enter into or consummate under this Article VII.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.01 Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Holdings or any Restricted Subsidiary, fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.19(c) or 6.19(g) or Article VII; provided that an Event of Default as a result of a breach of Section 7.13 is subject to cure pursuant to Section 8.05; or

(c) Other Defaults. Any Loan Party or any other party (other than (x) any Secured Party or (y) solely with respect to any intercreditor agreement (including, for the avoidance of doubt, the ABL Intercreditor Agreement) or subordination agreement, any party thereto that is not a Loan Party) to any Loan Document fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or (b) above) contained in such Loan Document on its part to be performed or observed and such failure continues (i) except as set forth in clauses (ii) and (iii) below, for thirty (30) days, (ii) in the case of a failure to perform or comply with Section 6.01(a), 6.01(b), 6.16(a) or 6.14(a), for five (5) Business Days (or three (3) Business Days when a Borrowing Base Certificate is required to be delivered weekly), in each case, after written notice thereof by the Administrative Agent to the Borrower or (iii) in the case of a failure to perform or comply with provisions under Section 6.19(a), (b) or (e) or 6.22, five (5) Business Days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings or any other Loan Party or any other party to any Loan Document (other than any Secured Party) herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, after giving effect to all applicable grace periods, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that this clause (e) shall not apply if such failure is remedied or waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article VIII; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days from the entry thereof; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Sections 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other party to any Loan Document (other than any Secured Party) contests in writing the validity or enforceability of any provision of such Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party or any other party to any Loan Document (other than any Secured Party) denies in writing that it has any or further liability or obligation under such Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. (i) Any Collateral Document or any material portion thereof, after delivery thereof pursuant to Section 4.01 or Sections 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof and thereof including as a result of a transaction not prohibited under this Agreement) cease to be in full force and effect and to create a valid and perfected Lien, with the priority required by this Agreement, the Collateral Documents and the ABL Intercreditor Agreement on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect could reasonably be expected to result; or

(m) FCC Right of Use Agreement; FCC Authorizations.

(i) The FCC Right of Use Agreement expires or is terminated for any reason;

(ii) (A) any Broadcast License that is subject to the FCC Right of Use Agreement is sold or otherwise Disposed of (directly or indirectly through any transfer or assignment of any Equity Interest in any Entertainment Entity or otherwise), (B) a stalking horse or other agreement is entered into for any such Disposition, or (C) an application for assignment of license or application for transfer of control of license (other than in respect of a pro forma change of ownership above the top-most Entertainment Entity that would not result in a Change of Control) is filed with the FCC with respect to any such FCC Authorization, in each case of the foregoing clauses (A), (B) and (C): (1) in connection with an exercise of remedies by the creditors of any Entertainment Entity or (2) during the continuance of an event of default (or equivalent term) under the documents governing Indebtedness of any Entertainment Entity;

(iii) any other event of circumstance occurs which causes the “Run-Off Period” (as defined in the FCC Right of Use Agreement) to commence with respect to any Broadcast License, including any rejection of the FCC Right of Use Agreement in any proceeding under any Debtor Relief Law;

(iv) the Administrative Agent receives any prior written notice of termination, or any prior written notice of amendment, pursuant to Section 5(c) or 13.2(b) of the FCC Right of Use Agreement; or

(v) any party to the FCC Right of Use Agreement contests in writing the validity or enforceability of the Administrative Agent’s rights as a third party beneficiary as contemplated thereunder.

SECTION 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) terminate the Aggregate Commitments;

(b) declare the unpaid principal amount of all outstanding Loans and the amount of all outstanding L/C Disbursements, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, whereupon the foregoing shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Borrower Cash Collateralize the L/C Obligations in accordance with Section 2.03(g); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that, upon the occurrence of an Event of Default described in Section 8.01(f) with respect to Holdings or the Borrower, (x) the Aggregate Commitments shall automatically terminate, and (y) the unpaid principal amount of all outstanding Loans and the amount of all outstanding L/C Disbursements, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Holdings or the Borrower; provided, further, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”), other than the Borrower, affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Holdings, have assets with a fair market value in excess of 5.0% of Total Assets individually, or 10.0% of Total Assets together with the assets of all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause.

SECTION 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to any Intercreditor Agreements then in effect, be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III or Section 10.05) payable to the Administrative Agent or the Collateral Agent in its capacity as such and their Agent-Related Persons and any L/C Issuers in their capacities, as such;

Second, to payment of the Obligations constituting accrued and unpaid interest on any Protective Advances that may be outstanding, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting unpaid principal of any Protective Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on L/C Borrowings, Revolving Credit Loans (including Swing Line Loans), and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements to the extent constituting Pari Passu Bank Products, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them,

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (including Swing Line Loans) and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements to the extent constituting Pari Passu Bank Products, including amounts required to Cash Collateralize such Pari Passu Bank Products (other than such amounts of the outstanding Pari Passu Bank Product Obligations that exceeds the amount of the Bank Product Reserve as determined by the Administrative Agent in good faith and established in respect of such Pari Passu Bank Product Obligations), ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law or as directed by a court of competent jurisdiction.

Subject to Section 2.03(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. Amounts distributed with respect to any Pari Passu Bank Product Obligations shall be the lesser of the maximum Pari Passu Bank Product Obligations last set forth in the most recent written notice from the applicable Secured Party to the Administrative Agent for each Pari Passu Bank Product or the actual Pari Passu Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Pari Passu Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five (5) days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired with no pending drawings, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower or as otherwise set forth in clause Last above. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 8.05 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Sections 8.01 or 8.02, if the Borrower determines that a Default or an Event of Default under the covenant set forth in Section 7.13, has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in such Test Period until the fifteenth (15th) Business Day after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter (or, if later, the fifteenth (15th) Business Day after the date any Covenant Trigger Period commences), any investor may make a Specified Equity Contribution to the Borrower (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall be deemed to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds (i) are actually received by the Borrower as cash common equity during the period commencing after the beginning of the most recently ended fiscal quarter included in such Test Period and ending fifteen (15) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder (or, if later, the fifteenth (15th) Business Day after the date any Covenant Trigger Period commences) and (ii) are identified as a Designated Equity Contribution in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent; provided further that, until the expiration of such fifteen (15) Business Day period, no Default or Event of Default with regards to the covenant set forth in Section 7.13 shall be deemed to have occurred under this Agreement or any other Loan Document. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.13 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purpose of Section 7.13.

(b) (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution that is given effect shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with Section 7.13 for any applicable period, and (iv) prior to the receipt of such Designated Equity Contribution by the Borrower, no Lender shall be required to fund any Borrowings hereunder or honor any request for a L/C Credit Extension.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

SECTION 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and Collateral Agent (for purposes of this Section 9.01, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) hereunder and under the other Loan Documents and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Agents to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders and, in each case, acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(d) Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Agents, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

(e) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.02 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects, so long as such selection was made in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

SECTION 9.03 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent, Holdings, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as an Agent or any of their respective Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein or in any other Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or (d) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent or any of their respective Affiliates under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, no Agent shall (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not be required to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Affiliates and (c) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent (as applicable) shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

SECTION 9.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

SECTION 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice (it being understood that posting of such notice to the “private side” of the Platform shall be sufficient if (i) the Borrower determines that such notice contains material non-public information with respect to any of the Loan Parties or their securities and is not suitable for posting to “public” Lenders and (ii) such notice relates to Defaults (other than Events of Default); it being understood and agreed that the Administrative Agent shall post notices regarding Events of Default and payment Defaults to all Lenders). The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender and L/C Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender or any L/C Issuer as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender and each L/C Issuer represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders or the L/C Issuers by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender or any L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by each Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties; provided that such reimbursement by the Lenders shall not affect the Loan Parties’ continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

SECTION 9.08 Agents in Their Individual Capacities. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though such Person were not an Agent and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America and/or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them. With respect to its Loans, Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity. Any successor to Bank of America as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Bank of America under this paragraph.

SECTION 9.09 Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrower and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 8.01(a), (f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and such Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and Required Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the successor Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged, if not previously discharged pursuant to the foregoing sentence, from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Any resignation by Bank of America as Administrative Agent and Collateral Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender pursuant to Sections 2.03(s) and 2.04(i).

SECTION 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11 Collateral and Guaranty Matters. The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or Cash Collateralization of all Letters of Credit (or if such Letters of Credit have been backstopped by letters of credit reasonably satisfactory to the applicable L/C Issuers or deemed reissued under another agreement reasonably satisfactory to the applicable L/C issuers), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent such asset constitutes an Excluded Asset (as defined in the Security Agreement) or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(u) or (w) (in the case of clause (w), to the extent required by the terms of the obligations secured by such Liens);

(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty in accordance with Section 11.10; and

(d) the Administrative Agent and/or the Collateral Agent may, without any further consent of any Lender, enter into the ABL Intercreditor Agreement. The ABL Intercreditor Agreement entered into by the Administrative Agent and/or Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12 Other Agents; Lead Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner”, “joint lead arranger”, “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13 Withholding Tax Indemnity. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed by such Lender, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid by the Administrative Agent as Taxes, together with all reasonable expenses incurred in connection therewith, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” for purposes of this Section 9.13 shall include each L/C Issuer.

SECTION 9.14 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

SECTION 9.15 Lender Action; Approved Counterparties.

(a) Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff (except to the extent permitted by Section 10.09), rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Guaranty or any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 9.15 are for the sole benefit of the Lenders and the Agents and shall not afford any right to, or constitute a defense available to, any Loan Party.

(b) No Approved Counterparty that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral or any Guaranty (including the release or impairment of any Collateral or any Guaranty) other than in its capacity as a Lender and/or any Agent, as applicable, and, in such case, only to the extent expressly provided in the Loan Documents; provided that this sentence shall not in any manner limit any rights or remedies of any Approved Counterparty pursuant to any Secured Hedge Agreement or any Treasury Services Agreement to which it is a party. Notwithstanding any other provision of this Article IX to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under any Secured Hedge Agreement or any Treasury Services Agreement unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Approved Counterparty.

SECTION 9.16 ABL Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (a) the priority of the Liens granted to the Collateral Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the ABL Intercreditor Agreement, (b) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the ABL Intercreditor Agreement, on the other hand, the terms and provisions of the ABL Intercreditor Agreement shall control (other than any clause in any Loan Document which grants a lien or security interest, which clause shall control), and (c) each Lender (and, by its acceptance of the benefits of any Collateral Document, each other Secured Party) hereunder authorizes and instructs the Administrative Agent and Collateral Agent to execute the ABL Intercreditor Agreement on behalf of such Lender, and such Lender agrees to be bound by the terms thereof.

SECTION 9.17 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 9.18 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and acknowledged by the Administrative Agent, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Average Excess Availability” or, in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (ii) of the first proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of “Average Excess Availability” or, in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of Sections 2.13, 8.04 or 10.01 or the definition of “Required Lenders,” “Supermajority Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby;

(e) other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) change the definition of Borrowing Base or any component definitions thereof in a manner that would result in increased borrowing availability without the consent of the Supermajority Lenders (provided that the foregoing shall not impair the ability of the Administrative Agent to add, remove, reduce or increase Availability Reserves against the Collateral included in the Borrowing Base in its Permitted Discretion);

(h) without the written consent of each Lender, (i) contractually subordinate the Obligations in right of payment to any other Indebtedness for borrowed money or (ii) contractually subordinate all or substantially all of the Liens on the Collateral securing the Obligations to the Liens on the Collateral securing any other Indebtedness for borrowed money, except in connection with a “debtor in possession” financing that is consented to by the Required Lenders (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction that is consented to by the Required Lenders) (it being understood that this clause (g) shall not (A) override the permission for Liens on the Collateral expressly permitted by this Agreement (as in effect immediately prior to such amendment, waiver or consent) to be senior in priority to the Liens on the Collateral securing the Obligations, including as contemplated by the authorization set forth in Section 9.11, or (B) apply to any amendment, waiver or consent to increase the maximum amount of Indebtedness in respect of Capitalized Leases or purchase money Indebtedness (and related Liens) permitted by this Agreement); or

(i) waive, amend or modify this Agreement or any Loan Document that would authorize the incurrence of additional Indebtedness under this Agreement for the primary purpose of influencing any voting threshold required under this Agreement in order to obtain consent to any transaction that would not otherwise not been permitted prior to the incurrence of any such additional Indebtedness, without the consent of each Lender directly and adversely affected thereby;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Issuance Request relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; and (v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended by the Administrative Agent, the Borrower and the Lenders providing any Extended Revolving Credit Commitments pursuant to an Extension Amendment without the consent of any other Lenders, to the extent (but only to the extent) necessary to make such changes to this Agreement and the other Loan Documents consistent with the provisions of Section 2.16, as applicable (without the consent of the Required Lenders called for therein) and effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.16, as applicable, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such amendments.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any ABL Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of secured Indebtedness permitted to be incurred under this Agreement, as expressly contemplated by the terms of the ABL Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (a) to correct or cure ambiguities, errors, omissions, defects, (b) to effect administrative changes of a technical or immaterial nature, (c) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (d) [reserved] and (e) [reserved], and in each case of clauses (a), (b) and (c), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents; provided that, in any such case, such amendment, supplement or waiver shall become effective only if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) days following receipt of notice thereof.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Extension Amendment in accordance with Section 2.16 and such Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile or other electronic image scan transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, as follows:

(i) if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrower and the Administrative Agent, the Collateral Agent, each L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent or any L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) [Reserved.]

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(d) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Issuers, the Swing Line Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent, any Lead Arranger or any of their respective Related Parties (the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuers or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise)) arising out of the Borrower’s, any other Loan Party’s or any Agent Party’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one counsel to the Administrative Agent and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole, and including, due diligence and field exam expenses) and (b) from and after the Closing Date, (i) to pay all reasonable out of pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (ii) to pay or reimburse the Administrative Agent, the Collateral Agent, each Lead Arranger and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Collateral Agent (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole) and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Persons)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three (3) Business Days of the Closing Date (except as otherwise reasonably agreed by the Borrower). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

SECTION 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lead Arranger, each Lender and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby (including, for the avoidance of doubt, any field exam conducted hereunder), (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto and regardless of whether any such matter is initiated by a third party or by Holdings, the Borrower, any of their respective Affiliates, creditors or equity holders or any other Person (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any funding obligations, or a material breach in bad faith of any other obligations, under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role or as a letter of credit issuer under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower or any of their Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential or exemplary damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Holdings, the Borrower or any Subsidiary. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of a Loan Party, any of their respective Affiliates, directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

SECTION 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to a Person pursuant to an assignment made in accordance with the provisions of Section 10.07(b) and the first proviso to this Section 10.07(a) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender (solely to the extent the list of

Disqualified Lenders is available upon request to the Lenders ), (ii) a natural Person or (iii) to Holdings, the Borrower or any of their respective Subsidiaries. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. The Administrative Agent shall have no responsibility or liability for monitoring or enforcing the list of Disqualified Lenders or for any assignment of any Loan or Commitment or for the sale of any participation, in either case, to a Disqualified Lender.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations, Swing Line Participations and Protective Advance Participations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) [reserved], (ii) an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender (including any Affiliate or Approved Fund of such Revolving Credit Lender), (iii) if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing;

(B) the Swing Line Lender;

(C) each L/C Issuer at the time of such assignment;

(D) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to any Revolving Credit Lender or any Affiliate or Approved Fund of a Revolving Credit Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate or Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment (which for this purpose includes Loans, participations in Letters of Credit, Swing Line Participations and Protective Advance Participations outstanding thereunder) or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and shall be in increments of an amount of $1,000,000 in excess thereof (or, if less, the remaining portion of the assigning Lender’s Commitments under the applicable Facility) (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable Laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Collateral Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d) The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective unless recorded in the Register. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower, the Swing Line Lender and each L/C Issuer to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time sell participations to any Person, subject to the proviso to Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) and Swing Line Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections therein, including the requirements under Section 3.01(d) (it being understood that the documentation required under Section 3.01(d) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c); provided that such Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04, or 3.05, with respect to any participation, than its participating Lender would have been entitled to receive, except (A) to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this

Agreement (the “Participant Register”). No participation shall be effective unless it has been recorded in the Participant Register as provided in this Section 10.07(f); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or, in each case, any amended or successor sections). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the

Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that such Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that such Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of such Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Agents, the Lead Arrangers, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or its respective known Affiliates (so long as such source is not known to the disclosing Agent, Lead Arranger, such Lender, such L/C Issuer or any of its Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Agents, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, subject to the penultimate paragraph of Section 6.02, all information received after the Closing Date from Holdings, the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

SECTION 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent and the Collateral Agent and their respective Affiliates, in respect of any unpaid fees, costs and expenses payable to it hereunder) is authorized at any time and from time to time, without prior notice to Holdings, the Borrower or any other Loan Party, any such notice being waived by Holdings, the Borrower and each other Loan Party (on its own behalf and on behalf of each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such Agent or its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries (but excluding amounts held in payroll, employee benefits, tax, and other fiduciary or trust accounts) against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent and the Collateral Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

SECTION 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11 [Reserved.]

SECTION 10.12 Integration; Termination. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Swing Line Lender or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE

LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent, the Lenders and L/C Issuers party hereto on the Closing Date, the conditions set forth in Sections 4.01 and 4.02 have been satisfied or waived in accordance with this Agreement and the Administrative Agent shall have notified by each Lender, the Swing Line Lender and the L/C Issuers party hereto on the Closing Date that each such Lender, the Swing Line Lender and L/C Issuer has executed it and, thereafter, shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.18 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.19 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-

length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b) Each Loan Party acknowledges and agrees that each Lender and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Holdings, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, Holdings, the Borrower or any Affiliate of the foregoing. Each Lender and any affiliate thereof may accept fees and other consideration from Holdings, the Borrower or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, Holdings, the Borrower or any Affiliate of the foregoing. Some or all of the Lenders or the Agents may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, the Borrower or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, the Borrower or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, any Agent or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, the Agents or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, the Borrower or an Affiliate thereof.

SECTION 10.20 Electronic Execution; Electronic Records; CounterpartsSECTION 10.21 . This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any L/C Issuer nor the Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, any L/C Issuer and/or the Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Neither the Administrative Agent, any L/C Issuer nor the Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, any L/C Issuer’s or the Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, each L/C Issuer and the Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.21 Effect of Certain Inaccuracies.

In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02 was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) Holdings shall as soon as practicable deliver to the

Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within fifteen (15) days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01.

SECTION 10.22 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the Specified Currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the sum originally due to such Lender in the Specified Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Specified Currency so purchased exceeds the sum originally due to such Lender in the Specified Currency, such Lender agrees to remit such excess to the Borrower.

SECTION 10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.24 FCC.

Notwithstanding anything to the contrary contained herein or in any of the Loan Documents, neither the Administrative Agent nor the Lenders, nor any of their agents, will take any action pursuant to any Loan Documents that would constitute or result in (i) any violation of the Communications Laws, or (ii) any assignment of any FCC Authorization or any transfer of control thereof, within the meaning of 310(d) of the Communications Act of 1934 or other Communications Law, if such assignment of license or transfer of control thereof would require thereunder the prior approval of the FCC, without first obtaining such approval of the FCC. Each of Holdings, the Borrower and the Restricted Subsidiaries will cooperate fully in the preparation and prosecution of such FCC applications as may be necessary to secure such approvals of the FCC for such assignments of licenses or transfers of control in a manner consistent with the Loan Documents.

SECTION 10.25 Acknowledgement Regarding Any Supported QFCs..

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States)

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI

GUARANTY

SECTION 11.01 The Guaranty. Each Guarantor and the Borrower (in each case, other than with respect to its own Obligations) hereby jointly and severally with the other Loan Parties guarantees, as a primary obligor and not merely as a surety, to the Administrative Agent, for the benefit of the Secured Parties and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, the Letters of Credit issued by the L/C Issuers to, and the Notes held by each Lender of, the Borrower, and all other Obligations (other than with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or by any Loan Party under any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors and the Borrower hereby jointly and severally agree that if the other Loan Parties or Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors and the Borrower, as applicable, will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 11.02 Obligations Unconditional. The obligations of the Loan Parties under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower or any other Loan Party under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors or the Borrower hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors or the Borrower, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.10.

The Guarantors and the Borrower hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any other Loan Party under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors and the Borrower hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the Borrower and the successors and assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 11.03 Reinstatement. The obligations of the Guarantors and the Borrower under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization, pursuant to any Debtor Relief Law or otherwise.

SECTION 11.04 Subrogation; Subordination. Each Loan Party hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than Obligations under Treasury Services Agreements or Secured Hedge Agreements or contingent indemnification obligations not yet due and payable) and the expiration or termination of the Aggregate Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any other Loan Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(a) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 11.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

SECTION 11.06 Instrument for the Payment of Money. Each Loan Party hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Loan Party in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 11.07 Continuing Guaranty. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 11.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Loan Party under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Loan Party, any other Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 11.09 Information. Each Loan Party assumes all responsibility for being and keeping itself informed of the Borrower’s and its Subsidiaries’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Guaranty, and agrees that no Secured Party shall have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.

SECTION 11.10 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Subsidiary Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party (or a Person that is required to become a Loan Party as a result of such sale or other transfer) or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Subsidiary Guarantor shall, upon the consummation of such sale or transfer or otherwise becoming an Excluded Subsidiary, as applicable, subject to the Updated

BBC Condition, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Subsidiary Guarantor’s expense, take such actions as are necessary or reasonably requested to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents; provided that, no Subsidiary Guarantor shall be released from its obligations under the Guaranty as a result of such Person becoming an Excluded Subsidiary unless at the time such Subsidiary Guarantor ceases to be an Excluded Subsidiary, (1) no Event of Default shall have occurred and be continuing, (2) if such Guarantor became an Excluded Subsidiary as a result of such Person becoming a non-wholly owned Subsidiary of Holdings, the primary purpose of the transaction by which such Subsidiary Guarantor ceases to be an Excluded Subsidiary was not to evade the obligations under the Guaranty and was consummated on an arms’ length basis with an unaffiliated third-party and (3) at the time of such release (after giving effect thereto), all outstanding Indebtedness of, and Investments in, such Subsidiary Guarantor would then be permitted to be made under in accordance with the relevant provisions of Sections 7.02 and 7.03 (with the Borrower being required to reclassify any such items in reliance upon the respective Subsidiary being a Subsidiary Guarantor on another basis as would be permitted by the applicable covenant).

When all Aggregate Commitments hereunder have terminated, and all Loans or other Obligations have been paid in full (other than obligations under Treasury Services Agreements or Secured Hedge Agreements and contingent indemnification obligations not yet accrued and payable) hereunder, and no Letter of Credit remains outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), this Agreement, the other Loan Documents and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents.

SECTION 11.11 Right of Contribution. Each Loan Party hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Loan Party hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Agents, the L/C Issuers, the Lenders and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Agents, the L/C Issuer, the Lenders and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

[Signature Pages Omitted from Conformed Copy]

Exhibit B

FORM OF TRANSFEREE JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Transaction Support Agreement (the “Agreement”), dated as of November 6, 2024, entered into by and among iHeartCommunications, Inc. (“Company”), certain other affiliates of the Company (collectively, with the Company, the “Company Group”), and certain holders of the Existing Debt (as defined in the Agreement), and, agrees to be bound to the terms and conditions thereof (including with respect to the Existing Debt and/or Parent Interests acquired from the Transferor), and shall be deemed a “Consenting Holder” under the terms of the Agreement. All Existing Debt and/or Parent Interests held by the Transferee (now or hereafter) shall be subject in all respects to the Agreement.

Date Executed: ___________, 2024

[Transferee’s Name]

By:

Name:

Title:

Claims and interests acquired from [Name(s) of Transferor]:

Holdings: $__________________ of Existing 2026 Secured Notes

Holdings: $__________________ of Existing 2027 Secured Notes

Holdings: $__________________ of Existing 2028 Secured Notes

Holdings: $__________________ of Existing 2027 Unsecured Notes

Holdings: $_______________ of Existing Term Loans

Holdings: _______________ shares of iHeartMedia, Inc. stock

Address: [___________]

Exhibit C

FORM OF NEW CONSENTING HOLDER JOINDER

The undersigned hereby acknowledges that it has read and understands the Transaction Support Agreement (the “Agreement”), dated as of November 6, 2024, entered into by and among iHeartCommunications, Inc. (“Company”), certain other affiliates of the Company (collectively, with the Company, the “Company Group”), and certain holders of Existing Debt (as defined in the Agreement), and agrees to be bound to the terms and conditions thereof and shall be deemed a “Consenting Holder” under the terms of the Agreement. All Existing Debt and/or Parent Interests held by the undersigned (now or hereafter) shall be subject in all respects to the Agreement.

Date Executed: ___________, 2024

[Consenting Holder’s Name]

By:

Name:

Title:

Claims and interests acquired:

Holdings: $__________________ of Existing 2026 Secured Notes

Holdings: $__________________ of Existing 2027 Secured Notes

Holdings: $__________________ of Existing 2028 Secured Notes

Holdings: $__________________ of Existing 2027 Unsecured Notes

Holdings: $_______________ of Existing Term Loans

Holdings: _______________ shares of iHeartMedia, Inc. stock

Address: [___________]